Exhibit (C)(iii)(D)
THE LEGISLATURE
OVERVIEW

	2008-09	2009-10
	Budget	Budget
Agency	$m	$m	Variation %

The Legislature
Total Expenses	122.3	123.5	1.0
Capital Expenditure	6.4	3.8	-40.3

THE LEGISLATURE
The Parliament of New South Wales, under the Constitution Act 1902, has a number of roles to play in providing a system of representative and responsible government for the people of New South Wales. The Parliament fulfils its representative and legislative role by:
•	making laws for the peace, welfare and good government of New South Wales, with the consent of the Governor

•	providing a forum for supervision and scrutiny of the Executive Government and accountability to the people of New South Wales and

•	providing a forum for debate, discussion and review of issues of public policy and issues of concern to the people of New South Wales.
The support services for the Legislative Council and the Legislative Assembly provide procedural and administrative assistance to Members in the performance of their Parliamentary and constituency duties. In the case of the Legislative Assembly, this assistance includes support to Members in their electorate offices.
The department of Parliamentary Services provides support and ancillary services to Members in the use of their entitlements and for the operation of the two Houses and the Parliament House building. These services are finance and payroll, archives, catering, education, Hansard, information technology, library and research, security, printing and building maintenance.

Budget Estimates 2009-10	1-1

1 LEGISLATURE
Results and Services
Under the doctrine of the separation of powers, the Parliament of New South Wales, as the Legislature, is a sovereign body that is necessarily distinct from the Executive Government.
The Parliament fulfils its role as a representative and legislative body by working towards the following results:
•	Two Houses of Parliament and their committee systems operate effectively to debate and pass legislation and complete committee inquiries with recommendations to Government.

•	There is increased awareness of the role and functions of the Parliament and community access to Members and Parliament House.
The key services provided by the Legislature to contribute to these results are:
•	Chamber and committee support services such as procedural advice, research, public consultation and Parliamentary reporting services

•	Members’ support services such as organisational development, salary and entitlement administration, facilities management and information services and

•	community access programs such as school visits, tours, exhibitions and displays, public events and functions, web streaming and Members’ newsletters.
The key services provided by the Legislature and the way in which they are expected to contribute to these results are set out in the following table:

	2009-10	Results
	Budget	Chambers and	Community
	Expenses	committees operate	awareness and
Service Groups	$m	effectively	access

Chamber and Committee Support	15.9	✓	✓
Members’ Support	100.9	✓	✓
Community Access	6.6		✓

Total Expenses Excluding Losses	123.5

1-2	Budget Estimates 2009-10

1 LEGISLATURE
Recent Achievements
In the last year, the Legislature has undergone considerable structural change, following the creation of the department of Parliamentary Services and the appointment of an Executive Manager to manage the Parliament’s joint services operations.
This structural change has allowed each House department to focus on the procedural and committee support services to ensure that both Chambers and their committees are able to function efficiently. Both House departments are responsible for ensuring that Members receive expert procedural advice in relation to the proceedings in the Houses and in committees. These proceedings are recorded and transcribed by the Parliamentary Reporting Service.
In addition, community access programs are well supported with tours, school visits, teacher training and a curriculum support service. Members are involved in many of these activities. Outreach programs include web streaming of proceedings of the Houses and Members’ newsletters to the community.
Strategic Directions
Priorities include implementing a risk based approach to the management of Members’ entitlements, finalising the security upgrade, maintaining the Parliament House building and its heritage features together with enabling information and communication technologies to be utilised by Members in engaging with constituents.
Members’ entitlements
The Internal Audit Bureau undertook a review of the management of Members’ entitlements in 2008-09. Recommendations made in the report have been approved for adoption by the Presiding Officers with effect from 1 July 2009. To assist Members and their staff with these administrative and management changes an enhanced education and training program is to be provided.
Increased security
In the face of a heightened security environment, the Parliament’s security infrastructure is being strengthened to support the continuity of services to both Members and the community. The Government has provided additional funding for a targeted capital program and increased security personnel, which is scheduled for completion by June 2010.

Budget Estimates 2009-10	1-3

1 LEGISLATURE
Building maintenance and meeting heritage and disability access requirements
The Parliament proposes to continue to make a significant investment in building maintenance, heritage and disability access projects. Funding for these purposes was transferred to the Parliament from the Department of Commerce in 2008-09 and is now the Parliament’s ongoing responsibility.
Utilisation information and communication technologies
Members and the public alike expect to be able to benefit from the most up to date information and communication technologies available. The State’s democratic credentials are improved through better interaction between Members and constituents and enhanced public participation in Parliamentary proceedings.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are estimated at $123.5 million, an increase of 1 per cent over budgeted 2008-09 expenses. This increase reflects:
•	provision for staff salary increases is in line with Government wages policy and

•	a reduction in expenditure of $600,000 to offset a corresponding reduction in catering revenue due to prevailing economic conditions.
Capital Expenditure
Total capital expenditure in 2009-10 is estimated at $3.8 million. This funding will be used for:
•	fit out of Legislative Assembly Members’ electorate offices and other minor works ($1.1 million)

•	complete upgrade of security infrastructure within Parliament House ($1.4 million)

•	capital component of Parliament House building maintenance ($661,000) and

•	the upgrade of Parliament’s information technology systems ($658,000).

1-4	Budget Estimates 2009-10

1 LEGISLATURE
Result Indicators
Chambers and committees operate effectively

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Bills passed by both Houses and received assent (a)	no.	71	115	119	120	125
Sitting hours per year (b)	no.	540	887	858	909	950
Committee reports	no.	80	75	80	70	75
Committee meetings (c)	no.	180	320	280	280	290
Cost of support service/total expenditure (d)%		32.0	32.7	31.4	32.9	32.1

(a)	This indicator shows the effectiveness of the Parliament to consider Government Bills.

(b)	This indicator is a proxy for the availability of the Parliament to consider legislation.

(c)	This indicator is a proxy for the committee inquiry process.

(d)	This indicator is a benchmark for cost effectiveness of support services provided to Members of Parliament.
Community awareness and access

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Participants in education programs	no.	7,540	7,600	9,702	9,300	9,000
Committee inquiry participants (a)	no.	1,058	1,907	1,700	2,055	1,900

(a)	This is a measure of the effectiveness of the community access and participation in the Parliamentary process.

Budget Estimates 2009-10	1-5

1 LEGISLATURE
Service Group Statements
1.1 Chamber and Committee Support

Service Description:	This service group covers procedural support (specialist advice, information and research services to Members); chamber support (operational support for the chambers to carry out their business); committee support (the provision of a secretariat for each committee, the provision of advice and information on its operation and on its enquiry and the provision of mechanisms to allow for public consultation) and Parliamentary reporting (Hansard services to the Houses and to committees).

Linkage to Results:	This service group contributes to the Parliament of New South Wales fulfilling its role as a representative and legislative body by working towards a range of intermediate results that include the effective functioning of the Parliament and its committees.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	120	118	121	112	96

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	16,356	16,653	15,930

Total expenses include the following:
Legislative Council	584	558	570
Legislative Council and Committees	4,022	3,910	3,493
Legislative Assembly	1,168	1,199	1,142
Legislative Assembly and Joint Committees	4,158	4,296	3,750
Hansard	2,102	2,239	2,150

NET COST OF SERVICES	15,530	15,864	15,300

CAPITAL EXPENDITURE	952	726	392

1-6	Budget Estimates 2009-10

1 LEGISLATURE
Service Group Statements (cont)
1.2 Members’ Support

Service Description:	This service group covers Members’ services (the provision of human resources services to Members and the administration of Members’ entitlements); facilities management (maintenance of Members’ offices, the Parliament House building and associated services such as security, catering, building services) financial services and information services. With regard to the Legislative Assembly Members, it includes management of electorate offices lease, fitout and maintenance of equipment and amenities.

Linkage to Results:	This service group contributes to the Parliament of New South Wales fulfilling its role as a representative and legislative body by working towards a range of intermediate results that include the effective functioning of the Parliament and its committees.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

FTE Members’ staff supported	no.	261	276	280	286	286
IT helpdesk calls from Members and staff	no.	7,535	7,263	9,000	7,989	9,586

Employees:	FTE	409	415	411	403	396

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	99,502	98,999	100,939

Total expenses include the following:
Legislative Council	19,189	17,936	20,360
Legislative Assembly	60,044	60,031	60,341
Building and support services	20,269	21,032	20,238

NET COST OF SERVICES	94,473	94,319	96,941

CAPITAL EXPENDITURE	4,314	4,996	2,881

Budget Estimates 2009-10	1-7

1 LEGISLATURE
Service Group Statements (cont)
1.3 Community Access

Service Description:	This service group covers community education services such as school tours, visitor tours and open days and education in service sessions for teachers; exhibition services (historical displays, art exhibitions, expositions); public events and functions, particularly utilising the building’s function rooms; webstreaming of the proceedings in both Houses and Members’ newsletters to constituents.

Linkage to Results:	This service group contributes to the Parliament of New South Wales fulfilling its role as a representative and legislative body by working towards the intermediate result of Community access and awareness of the role and functions of the Parliament.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Education programs conducted	no.	98	128	108	120	100

Employees:	FTE	31	32	32	32	32

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	6,420	6,603	6,623

Total expenses include the following:
Legislative Assembly Members electorate mail-out	5,600	5,765	5,936

NET COST OF SERVICES	6,090	6,290	6,361

CAPITAL EXPENDITURE	1,156	700	563

1-8	Budget Estimates 2009-10

1 LEGISLATURE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	60,729	60,638	60,850
Other operating expenses	25,441	24,874	25,200
Depreciation and amortisation	4,009	5,161	4,541
Grants and subsidies	—	171	—
Other expenses	32,099	31,411	32,901

Total Expenses Excluding Losses	122,278	122,255	123,492

Less:
Retained Revenue
Sales of goods and services	4,855	4,354	4,515
Investment income	115	235	120
Grants and contributions	865	865	—
Other revenue	350	328	255

Total Retained Revenue	6,185	5,782	4,890

NET COST OF SERVICES	116,093	116,473	118,602

Recurrent Funding Statement

Net Cost of Services	116,093	116,473	118,602
Recurrent Services Appropriation	102,443	102,398	104,322

Capital Expenditure Statement

Capital Expenditure	6,422	6,422	3,836
Capital Works and Services Appropriation	5,557	5,557	3,836

Budget Estimates 2009-10	1-9

1 LEGISLATURE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Balance Sheet

ASSETS
Current Assets
Cash assets	3,667	3,484	4,222
Receivables	1,831	1,828	1,652
Inventories	152	199	199

Total Current Assets	5,650	5,511	6,073
Non Current Assets
Property, plant and equipment -
Land and building	132,905	140,031	139,202
Plant and equipment	50,528	52,842	53,028
Intangibles	78	85	23

Total Non Current Assets	183,511	192,958	192,253

Total Assets	189,161	198,469	198,326

LIABILITIES
Current Liabilities
Payables	3,859	4,139	4,239
Provisions	5,350	4,730	4,950

Total Current Liabilities	9,209	8,869	9,189

Non Current Liabilities
Provisions	37	35	35

Total Non Current Liabilities	37	35	35

Total Liabilities	9,246	8,904	9,224

NET ASSETS	179,915	189,565	189,102
EQUITY
Reserves	32,294	41,826	41,826
Accumulated funds	147,621	147,739	147,276

TOTAL EQUITY	179,915	189,565	189,102

1-10	Budget Estimates 2009-10

1 LEGISLATURE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	50,003	50,840	50,549
Grants and subsidies	—	171	—
Other	60,140	59,631	60,607

Total Payments	110,143	110,642	111,156

Receipts
Sale of goods and services	4,855	4,614	4,797
Interest	115	235	120
Other	3,615	3,593	2,655

Total Receipts	8,585	8,442	7,572

NET CASH FLOWS FROM OPERATING ACTIVITIES	(101,558)	(102,200)	(103,584)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(6,422)	(6,197)	(3,836)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(6,422)	(6,197)	(3,836)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	102,443	102,398	104,322

Capital appropriation	5,557	5,557	3,836

NET CASH FLOWS FROM GOVERNMENT	108,000	107,955	108,158

NET INCREASE/(DECREASE) IN CASH	20	(442)	738

Opening Cash and Cash Equivalents	3,647	3,926	3,484

CLOSING CASH AND CASH EQUIVALENTS	3,667	3,484	4,222

CASH FLOW RECONCILIATION
Net cost of services	(116,093)	(116,473)	(118,602)
Non cash items added back	14,515	15,291	14,522
Change in operating assets and liabilities	20	(1,018)	496

Net cash flow from operating activities	(101,558)	(102,200)	(103,584)

Budget Estimates 2009-10	1-11

PREMIER, AND MINISTER FOR THE ARTS
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Premier and Cabinet
Total Expenses	226.0	286.7	26.9
Capital Expenditure	2.3	3.6	53.2

Independent Commission Against Corruption
Total Expenses	18.4	18.8	1.7
Capital Expenditure	1.3	0.3	-78.4

Ombudsman’s Office
Total Expenses	21.9	21.7	-0.9
Capital Expenditure	0.6	0.8	40.4

New South Wales Electoral Commission
Total Expenses	36.7	21.1	-42.6
Capital Expenditure	1.8	6.0	231.9

Independent Pricing and Regulatory Tribunal
Total Expenses	18.1	18.2	0.8
Capital Expenditure	0.2	0.2	—

Natural Resources Commission
Total Expenses	4.8	4.7	-2.7
Capital Expenditure	—	0.3	n.a.

Department of the Arts, Sport and Recreation
Total Expenses	611.7	634.3	3.7
Capital Expenditure	25.3	17.3	-31.8

Audit Office of New South Wales
Total Expenses	33.8	34.0	0.6
Capital Expenditure	1.1	1.1	—

Events New South Wales Pty Limited
Total Expenses	29.8	37.1	24.7
Capital Expenditure	1.2	0.2	-83.8

State Library of New South Wales
Total Expenses	81.9	82.0	0.1
Capital Expenditure	10.4	16.4	57.4

Australian Museum
Total Expenses	36.3	37.0	1.8
Capital Expenditure	7.0	4.0	-42.0

Budget Estimates 2009-10	2-1

PREMIER, AND MINISTER FOR THE ARTS

	Budget	Budget
	2008-09	2009-10	Variation
Agency	$m	$m	%

Museum of Applied Arts and Sciences
Total Expenses	44.2	43.9	-0.7
Capital Expenditure	2.9	4.1	40.4

Historic Houses Trust of New South Wales
Total Expenses	28.1	27.5	-1.9
Capital Expenditure	3.6	2.3	-37.1

Art Gallery of New South Wales
Total Expenses	39.6	37.4	-5.6
Capital Expenditure	18.4	22.8	24.4

New South Wales Film and Television Office
Total Expenses	10.2	15.3	50.1
Capital Expenditure	—	—	—

Total, Premier, and Minister for the Arts
Total Expenses	1,241.5	1,319.7	6.3
Capital Expenditure	76.1	79.4	4.3

2-218	Budget Estimates 2009-10

DEPARTMENT OF PREMIER AND CABINET
The Department of Premier and Cabinet supports the Premier and the Cabinet with the development, coordination and implementation of Government policy and by coordinating intergovernmental relations.
The Department also includes the Parliamentary Counsel’s Office, which provides comprehensive legislative drafting and publishing services for the Government and Members of Parliament.
The Department supports the Premier, the Minister for Finance (Section 11), the Minister for Women (Section 8), the Minister for Volunteering (Section 15), the Minister for Regulatory Reform (Section 11), the Minister for Public Sector Reform (Section 7), the Minister Assisting the Premier on Veterans’ Affairs (Section 15) and four regional Ministers, the Minister for the Central Coast (Section 13), the Minister for the Illawarra (Section 21), the Minister for Western Sydney (Section 14) and the Minister for the Hunter, with strategic advice; project and issues management; a whole-of-government approach to policy development; and service provision within the public sector, especially in regional and rural areas.
Results and Services
The Department of Premier and Cabinet provides leadership, coordination and oversight of the State Plan. The Department has lead agency responsibility for the following State Plan priorities:
•	R4: Increased participation and integration in community activities.

•	F4: Embedding prevention and early intervention into Government services.

•	P3: Cutting red tape.

•	S8: Increased customer satisfaction with Government services.
The Department of Premier and Cabinet contributes to the implementation of major Government policy by working towards the following results:
•	There is effective sector-wide implementation and coordination of major Government initiatives and policies.

Budget Estimates 2009-10	2-3

2 DEPARTMENT OF PREMIER AND CABINET
•	Economic and regional issues, including resolution of complex business, community, transport and infrastructure issues across New South Wales are soundly managed.

•	Service delivery by the public sector is improved.

•	Government decision-making through policy advice and support to the Premier, Cabinet and its Committees is effective.
Key services provided by the Department of Premier and Cabinet to contribute to these results are:
•	providing support and coordination for the delivery of Government priorities identified in the State Plan

•	coordinating implementation of significant infrastructure and investment projects, including facilitating the interface with the private sector, and rural, regional and metropolitan initiatives

•	reviewing and improving public sector operations and services, including improving public sector employment, workforce strategy and policy, workforce capability, equity and diversity

•	developing, advising and implementing policy (including cross-portfolio issues, Commonwealth/State relations and the Office for Women); providing support to the Premier and the Cabinet through the Cabinet process; and drafting Bills, statutory instruments and environmental planning instruments and providing legislative information

•	providing the Governor, Premier and Ministers with protocol, ministerial and parliamentary support services and

•	planning, coordinating and delivering whole-of-government services in support of special events.

2-418	Budget Estimates 2009-10

2 DEPARTMENT OF PREMIER AND CABINET
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following table:

		Results
		Effective	Sound		Effective
	2009-10	sector-wide	management		government
	Budget	implementation	of economic	Improved	decision
	Expenses	of the State	and regional	government	making
Service Groups	$m	Plan	issues	services	processes

State Plan Leadership and Support	6.0	✓		✓
Economic and Regional Coordination	80.0		✓
Services and Capabilities Improvement	34.7			✓
Policy Support	49.7				✓
Administrative Support for Government	114.3				✓
Total Expenses Excluding Losses	284.7
Recent Achievements
Recent achievements of the Department include:
•	developed the NSW Government response to Justice Wood’s Inquiry into Child Protection Services in New South Wales, Keep Them Safe: A shared approach to child wellbeing

•	established the NSW Nation Building and Jobs Plan Taskforce in response to the Australian Government Infrastructure and Stimulus Package designed to support employment and growth

•	introduced a new employment program committed to providing 6,000 new government apprenticeships and cadetships over the next four years

•	managed the NSW Government Jobs Summit where community and Government exchanged ideas to establish a blueprint for action by the Government over the next 12-18 months to tackle the economic downturn

•	established Go To — one of the initiatives from the Jobs Summit. A single point of contact for each industry sector has been appointed to help business and industry navigate the necessary approval and procurement procedures

Budget Estimates 2009-10	2-5

2 DEPARTMENT OF PREMIER AND CABINET
•	led New South Wales’ participation in Council of Australian Governments working groups to develop National Partnership agreements in the areas of health care, schools and education, housing and homelessness, and closing the gap in Indigenous disadvantage

•	supported the negotiation of the new Intergovernmental Agreement on Federal Financial Arrangements with the Australian Government including the negotiation of new Special Purpose Payment arrangements in relation to health care, schools, skills and workforce development, disability services and affordable housing

•	established the Community Cabinet forums which provide an opportunity, at the time of regional Cabinet visits, for members of local communities to discuss local issues with the Premier, Ministers and senior public servants. Commitments given at these meetings are tracked to ensure follow up action is taken and completed

•	established the Sydney Metro Authority to deliver Australia’s first metro rail system

•	ongoing reimbursement of monies owed to Aboriginal people through the Aboriginal Trust Fund Repayment Scheme

•	managed the sale of Cumberland College Campus to the University of Sydney. Part of the sale price will be allocated to the Westmead Research Hub and

•	continued to provide grants to local community war memorials.
Strategic Directions
The Department of Premier and Cabinet’s strategic framework is a Statement of Strategic Intent. This is used to inform business planning across the Department. The Statement of Strategic Intent focuses on a number of strategic imperatives which drive the business of the Department. These include infrastructure, transport, prevention and early intervention, customer service, service delivery improvement, resource reallocation, workforce and core business delivery.

2-618	Budget Estimates 2009-10

2 DEPARTMENT OF PREMIER AND CABINET
2009-10 Budget Initiatives
Total Expenses
The Department of Premier and Cabinet has estimated total expenses of $284.7 million, which include:
•	$5.8 million for e-recruitment

•	$2.9 million for domestic violence funding

•	$2.4 million for resourcing of the National Reform Agenda

•	$2.1 million for the Better Regulation Office

•	$1.6 million to support regional managers of key agencies to implement Keep Them Safe (the Homelessness Action Plan) and other joint programs and

•	the Community Building Partnership, which will deliver local infrastructure projects to enhance community pride and amenity and support job opportunities for local tradespeople.
Capital Expenditure
In 2009-10, the Department’s capital program is $3.6 million.
The capital program is necessary for:
•	regular staged upgrades to that portion of the Department’s computer, telecommunications and office equipment requiring replacement or reaching obsolescence during the financial year

•	emerging office accommodation requirements and

•	adopting the use of the Government Broadband System and updating infrastructure.

Budget Estimates 2009-10	2-7

2 DEPARTMENT OF PREMIER AND CABINET
Result Indicators
Effective sector-wide implementation of the State Plan

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Lead and partner agencies that have linked State Plan actions into their Results and Services Plan and Corporate Plan (State Plan chapter 7) (a)%		n.a.	n.a.	80	100	100
Lead and partner agencies with performance targets for embedding prevention and early intervention (b)%		n.a.	n.a.	100	100	100
Leadership activities that promote community awareness and/or support participation in volunteering activities (c)	no.	n.a.	5	5	15	25

(a)	This indicator shows agency alignment of planning and resources towards achievement of their State Plan priorities. Data relates to Results and Services Plans only. Housing NSW (a partner agency) is excluded as it does not prepare a Results and Services Plan.

(b)	This indicator contributes to the measurement of State Plan Priority F4. A first stage of targets have been deployed for all human services and justice agencies and a second stage of targets is currently under development.

(c)	This indicator contributes to the measurement of State Plan Priority R4.
Sound management of economic and regional issues

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

State significant infrastructure projects completed consistent with project milestones	%	n.a.	n.a.	100	100	100
Satisfaction of stakeholders with regional and rural coordination of local multi-agency issues	%	n.a.	n.a.	100	93	100

2-818	Budget Estimates 2009-10

2 DEPARTMENT OF PREMIER AND CABINET
Result Indicators (cont)
Improved Government services

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Agencies compliant with Government wages policy (a)%	n.a.	100	100	100	100
Lead CEO performance agreements reviewed to align with State Plan priorities %	n.a.	n.a.	100	100	100
Implementation of recommendations of sector-wide reviews and reforms (b)%	n.a.	90	95	90	90

(a)	This indicator addresses workforce issues by showing agency efficiency of aligning resources towards the achievement of their State Plan priorities.

(b)	This indicator shows service delivery improvement as a result of adopting the recommendations of sector-wide reviews and reforms.
Effective Government decision making processes

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Community satisfaction with State-managed significant public events (a)%		90	90	90	90	90
Government legislation program delivered	%	100	100	100	100	100

(a)	Results are from a sample survey by the Community Engagement and Events division of the Department of Premier and Cabinet.

Budget Estimates 2009-10	2-9

2 DEPARTMENT OF PREMIER AND CABINET
Service Group Statements
2.1 State Plan Leadership and Support

Service Description:	This service group covers the provision of leadership and support in implementing the State Plan. Services include working with government agencies to support the development of agency action plans and assisting in the development of performance measurement systems to deliver results against targets.

Linkage to Results:	This service group contributes to sector-wide coordination of State Plan implementation, the reallocation of resources to State Plan priority areas as well as the achievement of specific State Plan objectives for which the agency has a lead role. The service group has a State Plan lead agency role in: measuring customer satisfaction with government services; embedding the principle of prevention and early intervention with government service delivery; cutting red tape for business; and increasing participation in community activities.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

State Plan priorities on track to meet targets (a)%		n.a.	n.a.	70	70	n.a.
Agencies using prevention and early intervention assessment tools (b)	no.	n.a.	n.a.	3	3	3
Customer satisfaction surveys conducted (c)	no.	n.a.	2	1	1	1

(a)	The State Plan, including State Plan priorities, will be updated in 2009.

(b)	This service measure contributes to the measurement of State Plan Priority F4. Assessment of prevention and early intervention strategies has been embedded into the budget process for all agencies. Many agencies have ongoing early intervention and prevention programs.

(c)	This service measure contributes to the measurement of State Plan target S8. The target is to measure, report and improve customer satisfaction with government services.

Employees:	FTE	n.a.	14	14	13	13
FTE data is shown for the Department of Premier and Cabinet created in April 2007.

2-1018	Budget Estimates 2009-10

2 DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
2.1 State Plan Leadership and Support (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	5,655	5,639	6,028

Total expenses include the following:
Better Regulation Office	2,121	2,105	2,164

NET COST OF SERVICES	5,655	5,639	6,028

Budget Estimates 2009-10	2-11

2 DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
2.2 Economic and Regional Coordination

Service Description:	This service group covers the support of major government and non-government initiatives that aid major investment and infrastructure development in New South Wales. This service group seeks to expedite the delivery of key government infrastructure projects; and the strategic management of projects and issues, often involving multiple stakeholders, across regional and metropolitan New South Wales.

Linkage to Results:	This service group contributes to addressing economic and regional issues through better infrastructure coordination, transport coordination and regional issue management.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Coordination of State significant economic projects and initiatives completed consistent with government policies and plans	%	n.a.	n.a.	100	100	100
Targeted coordination of major planning initiatives consistent with government planning policy	%	n.a.	n.a.	100	100	100
Claims registered for the Aboriginal Trust Fund Repayment Scheme (a)	no.	1,551	1,706	853	1,525	0

(a)	Claims to the Aboriginal Trust Fund Repayment Scheme closed on 31 May 2009.

Employees:	FTE	n.a.	80	80	81	82

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	36,982	40,255	79,999

Total expenses include the following:
Aboriginal Trust Fund Repayment Scheme	9,037	9,037	6,799

NET COST OF SERVICES	36,982	40,255	79,999

2-1218	Budget Estimates 2009-10

2 DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
2.3 Services and Capabilities Improvement

Service Description:	This service group covers the enhancement of service delivery performance of the public sector through undertaking agency, program, functional and major structural reviews involving multiple agencies; developing sector-wide management improvement strategies; providing strategic advice on employee relations issues and public sector management; and assisting agencies in resolving complex industrial relations and employee matters, workforce planning, capability development, recruitment, redeployment and occupational health and safety.

Linkage to Results:	This service group contributes to achieving improvements in government service delivery by working towards a range of intermediate results that include the following:
• public sector services and capabilities improved and
• workforce issues addressed and service delivery improved.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Public sector agencies with Workforce Plans	%	n.a.	n.a.	40	40	55
Performance projects and reviews	no.	10	10	10	12	10
Best practice guidelines produced	no.	4	2	2	4	0

Employees:	FTE	n.a.	105	105	101	102

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	32,538	32,324	34,684

Total expenses include the following:
E-recruitment reform project	4,025	3,811	5,810

NET COST OF SERVICES	31,492	31,278	33,618

CAPITAL EXPENDITURE	1,120	1,120	—

Budget Estimates 2009-10	2-13

2 DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
2.4 Policy Support

Service Description:	This service group covers the provision of integrated, sector-wide policy advice, counsel and legislative support services; and policy advice to the Premier in coordinating the Government’s response to the threat of terrorism and recovery from major disasters.

Linkage to Results:	This service group supports government decision making through the provision of professional, accountable and customer focused support services.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Executive Council meetings supported	no.	56	60	52	56	52
Items of legislation drafted	no.	1,163	1,205	n.a.	n.a.	n.a.
Legislative website visits	thous	1,644	1,700	1,800	3,200	4,300

Employees:	FTE	n.a.	174	174	171	172

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Financial Indicators:

Total Expenses Excluding Losses	46,408	47,920	49,709

Total expenses include the following:
Domestic violence	2,900	2,900	2,900
Violence against women unit	—	512	512
System support for child wellbeing units	—	1,000	1,550

NET COST OF SERVICES	46,240	47,752	49,561

CAPITAL EXPENDITURE	145	145	65

2-1418	Budget Estimates 2009-10

2 DEPARTMENT OF PREMIER AND CABINET
Service Group Statements (cont)
2.5 Administrative Support for Government

Service Description:	This service group covers a range of administrative and coordination functions to support the Governor, Premier, Executive Government; Cabinet and Remuneration Tribunals; managing State protocol; coordinating special events; providing logistic and information services; supporting special inquiries; and delivering corporate governance and support services.

Linkage to Results:	This service group supports government decision making through the provision of professional, accountable and customer focused support services.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Protocol and official hospitality events organised	no.	150	150	150	150	150
Ministers’ offices supported	no.	22	21	21	23	23
Appointments to Government Boards and Committees	no.	1,550	1,550	1,550	1,550	1,550

Employees:	FTE	n.a.	434	434	436	435

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	104,414	115,282	114,322

Total expenses include the following:
Grants to Events NSW	30,000	30,000	36,500

NET COST OF SERVICES	100,958	110,549	110,773

CAPITAL EXPENDITURE	1,053	1,168	3,487

Budget Estimates 2009-10	2-15

2 DEPARTMENT OF PREMIER AND CABINET

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	111,837	109,552	118,567
Other operating expenses	64,367	76,162	76,071
Depreciation and amortisation	3,798	4,132	4,736
Grants and subsidies	43,026	48,605	82,333
Other expenses	2,969	2,969	3,035

Total Expenses Excluding Losses	225,997	241,420	284,742

Less:
Retained Revenue
Sales of goods and services	1,211	1,300	1,225
Investment income	565	1,000	578
Grants and contributions	2,071	2,790	2,118
Other revenue	823	857	842

Total Retained Revenue	4,670	5,947	4,763

NET COST OF SERVICES	221,327	235,473	279,979

Recurrent Funding Statement

Net Cost of Services	221,327	235,473	279,979
Recurrent Services Appropriation	209,368	223,362	267,439

Capital Expenditure Statement

Capital Expenditure	2,318	2,433	3,552
Capital Works and Services Appropriation	2,318	2,433	3,552

2-1618	Budget Estimates 2009-10

2 DEPARTMENT OF PREMIER AND CABINET

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

BALANCE SHEET

ASSETS
Current Assets
Cash assets	9,954	20,170	18,741
Receivables	4,500	5,260	5,260

Total Current Assets	14,454	25,430	24,001

Non Current Assets
Property, plant and equipment -
Plant and equipment	11,700	10,362	9,525
Intangibles	1,087	2,778	2,431

Total Non Current Assets	12,787	13,140	11,956

Total Assets	27,241	38,570	35,957

LIABILITIES
Current Liabilities
Payables	7,200	9,392	9,392
Provisions	11,592	11,001	11,001
Other	396	—	—

Total Current Liabilities	19,188	20,393	20,393

Non Current Liabilities
Provisions	83	103	103

Total Non Current Liabilities	83	103	103

Total Liabilities	19,271	20,496	20,496

NET ASSETS	7,970	18,074	15,461

EQUITY
Accumulated funds	7,970	18,074	15,461

TOTAL EQUITY	7,970	18,074	15,461

Budget Estimates 2009-10	2-17

2 DEPARTMENT OF PREMIER AND CABINET

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	105,485	103,294	112,192
Grants and subsidies	43,026	48,605	82,333
Other	70,155	89,903	88,417

Total Payments	218,666	241,802	282,942

Receipts
Sale of goods and services	1,211	1,300	1,225
Interest	565	1,220	578
Other	5,713	13,692	12,271

Total Receipts	7,489	16,212	14,074

NET CASH FLOWS FROM OPERATING ACTIVITIES	(211,177)	(225,590)	(268,868)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(2,118)	(2,232)	(3,352)
Other	(200)	6,603	(200)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,318)	4,371	(3,552)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	209,368	223,362	267,439
Capital appropriation	2,318	2,433	3,552
Cash transfers to Consolidated Fund*	—	(10,313)	—

NET CASH FLOWS FROM GOVERNMENT	211,686	215,482	270,991

NET INCREASE/(DECREASE) IN CASH	(1,809)	(5,737)	(1,429)

Opening Cash and Cash Equivalents	11,763	25,907	20,170

CLOSING CASH AND CASH EQUIVALENTS	9,954	20,170	18,741

CASH FLOW RECONCILIATION
Net cost of services	(221,327)	(235,473)	(279,979)
Non cash items added back	10,150	10,348	11,111
Change in operating assets and liabilities	—	(465)	—

Net cash flow from operating activities	(211,177)	(225,590)	(268,868)

*	Includes $6.1 million of surplus cash transferred in from the World Youth Day Coordination Authority when it ceased operations on 31 December 2008.

2-1818	Budget Estimates 2009-10

INDEPENDENT COMMISSION AGAINST CORRUPTION
The Independent Commission Against Corruption is responsible for promoting and enhancing integrity in public administration throughout New South Wales by investigating, exposing and minimising corruption through the application of its special powers. The Commission’s governing legislation is the Independent Commission Against Corruption Act 1988.
Results and Services
The Commission contributes to an improved culture of honesty, integrity and ethical behaviour within the NSW public sector by working towards the following results:
•	Potential offenders are deterred from committing corrupt conduct through the exposure of corruption activities and corruption risks.

•	The community and public sector employees have confidence that corruption matters reported are being properly investigated.

•	The community and public sector employees have an increased awareness and understanding of corrupt conduct and corruption risks across the public sector.

•	A comprehensive range of corruption prevention strategies operates across the public sector.
Key services provided by the Commission that contribute to these results include:
•	the assessment and investigation of corruption complaints. In addition, the Commission conducts compulsory examinations (private hearings) and public inquiries, reports on corruption investigations and recommends corruption prevention improvements and

•	the provision of corruption prevention training programs, education material and corruption prevention resources to promote corruption awareness across public sector agencies.

Budget Estimates 2009-10	2-19

3 INDEPENDENT COMMISSION AGAINST CORRUPTION
The services provided by the Commission and the way in which they are expected to contribute to these results are set out in the following table:

		Results
				Increased
			Confidence	awareness of	Corruption
	2009-10		that reported	corrupt	prevention
	Budget	Deterrence	corruption	conduct and	strategies
	Expenses	of corrupt	matters are	corruption	across the
Service Groups	$m	conduct	investigated	risks	public sector
Corruption Investigation	14.8	✓	✓

Corruption Prevention, Research and Education	3.9			✓	✓

Total Expenses Excluding Losses	18.8
Recent Achievements
During 2008-09, the Commission further progressed the implementation of its Management of Complaints and Case Management software project (MOCCA). This system, which is scheduled to go live in June 2009, will provide more comprehensive and reliable data for the purposes of reporting, dissemination and analysis, as well as delivering productivity gains through automated and better integrated workflow processes.
Strategic Directions
The Commission will maintain its focus on enhancing its capacity to identify systemic and individual corruption risks, the effective management of corruption complaints and the continued improvement and development of its investigative capacity. The Commission will also review its shared corporate services arrangements to better utilise existing corporate resources.
Final implementation of MOCCA will enhance the management and performance tracking of cases, providing improved analysis of complaint data and profiling of corruption risks. The Commission will also continue its strategic research and develop education and corruption prevention initiatives targeted at key sectors, including local government, government agencies in regional areas and the general public sector.

2-2028	Budget Estimates 2009-10

3 INDEPENDENT COMMISSION AGAINST CORRUPTION
2009-10 Budget Initiatives
Total Expenses
The Commission’s total expenses are estimated at $18.8 million in 2009-10, an increase of 1.7 per cent on the 2008-09 Budget.
Capital Expenditure
The Commission’s capital allocation of $290,000 for 2009-10 provides for the completion of MOCCA, the update of intelligence-based data analysis and technical equipment, and the replacement of its building security system.

Budget Estimates 2009-10	2-21

3 INDEPENDENT COMMISSION AGAINST CORRUPTION
Result Indicators
Deterrence of corrupt conduct

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Compulsory examinations and public inquiries(a)	no.	53	81	30	40	40
Prosecutions/disciplinary actions commenced arising from investigations	no.	10	8	10	20	50
Investigation reports published(b)	no.	6	7	5	14	6

(a)	This indicator shows the level of public exposure of corrupt conduct and corruption activities. Examinations include all persons called to appear for interviews to present information, give statements on the matters and generate further leads. This may lead to public enquiries which are major investigations and include multiple examinations.

(b)	This indicator shows the level of exposure of corrupt conduct and systemic corruption issues. Investigation reports are produced following public inquiries.
Confidence that reported corruption matters are investigated

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Corruption matters that are received by ICAC from the general public, through protected disclosures and from principal officers (a)	no.	1,396	1,807	1,450	1,776	1,800
Corruption matters received that are referred for further ICAC inquiry, action or investigation(b)%		26	22	25	22	23

(a)	This indicator is a proxy for the level of confidence the community has in reporting matters that may involve corrupt conduct.

(b)	This indicator shows the level of serious matters being referred to ICAC requiring further action. This may include legal advice, requests for agency responses, investigation by examination or advice given on corruption prevention.

2-2228	Budget Estimates 2009-10

3 INDEPENDENT COMMISSION AGAINST CORRUPTION
Result Indicators (cont)
Increased awareness of corrupt conduct and corruption risks

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Respondents to community survey who knew about ICAC and believed it was successful in exposing corruption (3 year community survey)(a)%		72	n.a.	n.a.	n.a.	75
Website visitors	no.	97,430	135,449	98,000	120,000	140,000

(a)	This indicator shows the effectiveness of ICAC’s communication projects to raise awareness of the role of ICAC and community understanding of corrupt conduct and corruption risks.
Corruption prevention strategies across the public sector

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Corruption prevention recommendations arising from investigation reports	no.	113	57	40	84	40
Reform recommendations arising from investigation reports that are implemented(a)%		91	76	90	90	90

(a)	This indicator shows the effectiveness of ICAC in identifying corruption prevention strategies to improve public sector integrity.

Budget Estimates 2009-10	2-23

3 INDEPENDENT COMMISSION AGAINST CORRUPTION
Service Group Statements
3.1 Corruption Investigation

Service Description:	This service group covers the processing, assessment and investigation of all corruption complaints. It also covers reporting on the resulting corruption investigations and recommending corruption prevention improvements.

Linkage to Results:	This service group contributes to deterring corrupt conduct and building community confidence that reported corruption matters are being properly investigated by working towards a range of intermediate results that include the following:

• complaints are responded to in an appropriate and timely manner

• increased community confidence that all corruption matters will be rigorously investigated and

• public officials and other potential offenders are deterred from committing corrupt conduct through the exposure of corruption.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Average days to deal with complaints	no.	97	87	60	78	75
Investigations completed within 12 months(a)%		92	90	85	46	40

(a)	The revised 2008-09 measure for investigations completed within 12 months is lower than budget due to the increased complexity of investigations. This is supported by a significant increase in prosecutions and disciplinary actions commenced.

Employees:	FTE	81	87	87	85	85

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	14,008	14,559	14,729
NET COST OF SERVICES	13,593	14,096	14,297
CAPITAL EXPENDITURE	1,019	1,362	232

2-2428	Budget Estimates 2009-10

3 INDEPENDENT COMMISSION AGAINST CORRUPTION
Service Group Statements (cont)
3.2 Corruption Prevention, Research and Education

Service Description:	This service group covers research and the development of corruption training and prevention advice for public sector agencies through educational materials.

Linkage to Results:	This service group contributes to an increased awareness of corrupt conduct and corruption risks, as well as developing and recommending corruption prevention strategies across the public sector by working towards a range of intermediate results that include the following:

• raising community and public sector awareness of corrupt conduct and its risks across the public sector

• developing a comprehensive range of corruption prevention strategies across the public sector

• providing corruption prevention advice which seeks to promote better corruption risk management in public sector agencies and

• educating people about the detrimental effects of corruption and promoting the development of corruption detection and minimisation strategies.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Training and ICAC presentations delivered	no.	70	58	70	85	80
Corruption publications and guidelines released	no.	7	6	6	3	4
Responses to requests from Government agencies for corruption prevention advice	no.	325	280	335	310	320

Employees:	FTE	30	29	30	27	27

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	4,436	3,923	4,022
NET COST OF SERVICES	4,305	3,783	3,814
CAPITAL EXPENDITURE	321	310	58

Budget Estimates 2009-10	2-25

3 INDEPENDENT COMMISSION AGAINST CORRUPTION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	13,549	13,539	13,726
Other operating expenses	4,248	4,313	4,332
Depreciation and amortisation	647	630	693

Total Expenses Excluding Losses	18,444	18,482	18,751

Less:
Retained Revenue
Sales of goods and services	440	439	541
Investment income	75	82	69
Other revenue	30	70	30

Total Retained Revenue	545	591	640

Gain/(loss) on disposal of non current assets	1	12	—

NET COST OF SERVICES	17,898	17,879	18,111

Recurrent Funding Statement

Net Cost of Services	17,898	17,879	18,111
Recurrent Services Appropriation	16,591	16,593	16,800

Capital Expenditure Statement

Capital Expenditure	1,340	1,672	290
Capital Works and Services Appropriation	1,340	1,290	290

2-2628	Budget Estimates 2009-10

3 INDEPENDENT COMMISSION AGAINST CORRUPTION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,161	647	824
Receivables	673	693	593

Total Current Assets	1,834	1,340	1,417

Non Current Assets
Property, plant and equipment -
Land and building	99	465	385
Plant and equipment	1,243	985	647
Intangibles	916	1,040	1,055

Total Non Current Assets	2,258	2,490	2,087

Total Assets	4,092	3,830	3,504

LIABILITIES
Current Liabilities
Payables	233	313	413
Provisions	878	914	960

Total Current Liabilities	1,111	1,227	1,373

Non Current Liabilities
Provisions	97	80	80

Total Non Current Liabilities	97	80	80

Total Liabilities	1,208	1,307	1,453

NET ASSETS	2,884	2,523	2,051

EQUITY
Reserves	428	428	428
Accumulated funds	2,456	2,095	1,623

TOTAL EQUITY	2,884	2,523	2,051

Budget Estimates 2009-10	2-27

3 INDEPENDENT COMMISSION AGAINST CORRUPTION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	12,900	13,193	13,131
Other	4,664	4,893	4,682

Total Payments	17,564	18,086	17,813

Receipts
Sale of goods and services	440	439	541
Interest	75	26	69
Other	480	674	580

Total Receipts	995	1,139	1,190

NET CASH FLOWS FROM OPERATING ACTIVITIES	(16,569)	(16,947)	(16,623)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	1	12	—
Purchases of property, plant and equipment	(960)	(1,031)	(120)
Other	(380)	(641)	(170)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,339)	(1,660)	(290)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	16,591	16,593	16,800
Capital appropriation	1,340	1,290	290

NET CASH FLOWS FROM GOVERNMENT	17,931	17,883	17,090

NET INCREASE/(DECREASE) IN CASH	23	(724)	177

Opening Cash and Cash Equivalents	1,138	1,371	647

CLOSING CASH AND CASH EQUIVALENTS	1,161	647	824

CASH FLOW RECONCILIATION
Net cost of services	(17,898)	(17,879)	(18,111)
Non cash items added back	1,225	1,166	1,242
Change in operating assets and liabilities	104	(234)	246

Net cash flow from operating activities	(16,569)	(16,947)	(16,623)

2-2828	Budget Estimates 2009-10

OMBUDSMAN’S OFFICE
The Ombudsman’s Office is an independent and impartial review body. Its objective is to ensure that the public and private sector bodies within its jurisdiction fulfil their functions properly. The Office works with organisations and individuals to ensure they are aware of their responsibilities to the public to act reasonably and to comply with the law and best practice in administration.
The Ombudsman is independent of the government of the day and accountable to the public through the NSW Parliament.
The Ombudsman’s work is governed by a range of legislation, including the Ombudsman Act 1974, the Community Services (Complaints, Reviews and Monitoring) Act 1993, the Police Act 1990 and the Freedom of Information Act 1989.
Results and Services
The Office works with public and private sector agencies to achieve the following results for the community:
•	Administrative practice and decision making in agencies are fair, reasonable and transparent in the interest of the NSW community.

•	Public and private sector agencies and employees fulfill their functions properly.

•	Public administration, provision of community services and protection of children are improved.

•	Agencies establish and implement effective complaint handling systems.

•	Customers are satisfied with the provision of public and community services.
Key services provided by the Office to contribute to these results are:
•	complaint advice, referral, resolution or investigation

•	oversight of agency investigation of complaints

•	scrutiny of complaint handling and other systems and

•	review of implementation of legislation.

Budget Estimates 2009-10	2-29

4 OMBUDSMAN’S OFFICE
The key services provided by the Office, and the way in which they are expected to contribute to results are set out in the following table:

	2009-10	Results
	Budget	Fair, accountable and
	Expenses	responsive administrative
Service Groups	$m	practice and service delivery

Complaint Advice, Referral, Resolution or Investigation	10.2	✓
Oversight of Agency Investigation of Complaints	4.5	✓
Scrutiny of Complaint Handling and Other Systems	6.9	✓
Review of implementation of Legislation	0.1	✓

Total Expenses Excluding Losses	21.7

Recent Achievements
Additional funding of $320,000 was provided in 2008-09 to assist the Ombudsman to deal with the increased number of child deaths subject to his review. The focus of the Ombudsman’s review of child deaths is to identify shortcomings in agencies’ policies, systems and practices and to make recommendations to prevent and reduce the risk of deaths in the future.
The Ombudsman’s child protection related work was considered during the Wood Special Commission of Inquiry into Child Protection in New South Wales. The Ombudsman made a number of detailed submissions and provided evidence.
The Ombudsman has continued his review of the implementation of a range of legislation providing additional powers to the NSW Police Force. The Ombudsman reports to the Minister on his findings and makes recommendations to improve the legislation or police practices and to ensure that the powers are exercised fairly.
The Ombudsman submitted final reports for his review of certain functions conferred on police under the Law Enforcement (Powers and Responsibilities) Act 2002 and his review of Part 3 of the Criminal Procedure Act 1986 during 2008-09.

2-3040	Budget Estimates 2009-10

4 OMBUDSMAN’S OFFICE
A comprehensive review of the NSW Freedom of Information Act 1989 was also completed during 2008-09. The review involved investigating the FOI processes of 18 agencies, speaking with FOI staff, issuing a public discussion paper and looking at national and international approaches.
The Ombudsman made 88 recommendations to Government to improve access to information in New South Wales.
Strategic Directions
During 2008-09, the Ombudsman commenced a significant review of his strategic planning program, internal structure, work processes and future direction. To meet the challenges ahead, the Ombudsman has identified the following areas that will be his focus in the short term:
•	improving relationships with stakeholders including identifying opportunities for partnerships

•	realigning the work of the Office, focusing on being more proactive and strategic

•	improving internal integration of systems and processes to better support the work of the Office and

•	building a stronger leadership group ensuring effective governance and accountability processes.
There were a number of developments in 2008-09 that are expected to result in new roles and increased future workloads for the Ombudsman, including convening and supporting the work of the Child Death Review Team and auditing the implementation of the interagency plan to tackle child sexual assault in Aboriginal communities — both recommended by the Wood Special Commission of Inquiry.
2009-10 Budget Initiatives
Total Expenses
Total expenses are estimated at $21.7 million in 2009-10. This includes the costs of Official Community Visitors who travel throughout New South Wales visiting residential services for children and young people and in care and accommodation services for people with a disability.

Budget Estimates 2009-10	2-31

4 OMBUDSMAN’S OFFICE
Capital Expenditure
The Office’s capital allocation of $785,000 for 2009-10 provides for the replacement of desktop computers and other IT equipment, and the purchase of other minor items.

2-3240	Budget Estimates 2009-10

4 OMBUDSMAN’S OFFICE
Result Indicators
Fair, accountable and responsive administrative practice and service delivery

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Recommendations made in general jurisdiction that have been implemented by agency (a)%		89	80	90	80	80
Recommendations made in police jurisdiction that have been implemented by agency (b)%		89	91	80	49	80
Recommendations made in child protection jurisdiction that have been implemented by agency (c)%		80	97	80	95	80
Reports to Parliament on public interest issues (d)	no.	2	1	4	5	4
Agencies subject to Mystery Shopper audit (e)	no.	1	30	1	1	1

(a)	This indicator shows the percentage of recommendations made by the Office in general jurisdiction that are adopted by agencies.

(b)	This indicator shows the percentage of recommendations made by the Office in police jurisdiction that are adopted by the NSW Police Force.

(c)	This indicator shows the percentage of recommendations made by the Office in child protection jurisdiction that are adopted by agencies.

(d)	This indicator shows the number of special reports that the Office makes to Parliament each year. These reports usually follow a formal investigation by the Office but can also be prepared to highlight deficiencies or public interest issues.

(e)	The Office conducts audits of the customer service practices and policies of agencies. These audits, known as Mystery Shopper audits, are undertaken without the knowledge of the agency. The Office provides a comprehensive report to the relevant Department Head at the conclusion of the audit. The 2007-08 audit involved 30 local councils.

Budget Estimates 2009-10	2-33

4 OMBUDSMAN’S OFFICE
Service Group Statements
4.1 Complaint Advice, Referral, Resolution or Investigation

Service Description:	This service group covers providing independent complaint advice and referral, handling complaints and dealing with protected disclosures. It also includes hearing witness protection appeals and conducting information and education programs for agencies and the community.

Linkage to Results:	This service group contributes to community confidence that their complaints are being handled fairly, efficiently and effectively and in accordance with law or policy.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Written complaints and notifications about public sector and certain non government agencies	no.	9,692	9,320	11,000	9,000	10,000
Telephone complaints/inquiries received	no.	22,689	24,701	23,000	25,000	25,000
Complaints in the general jurisdiction resolved through provision of advice or constructive action by agencies	%	68	70	65	70	65
Direct investigation or reports in police jurisdiction completed	no.	12	11	25	9	20
Time taken to determine general jurisdiction complaints	weeks	7	5	5	7	7
Inquiries, monitoring, review and direct investigation of community services matters	no.	22	9	20	12	12
Public sector training sessions conducted	no.	138	80	100	100	100
Consumer education programs	no.	26	24	50	30	30

Employees:	FTE	81	82	84	81	79

2-3440	Budget Estimates 2009-10

4 OMBUDSMAN’S OFFICE
Service Group Statements (cont)
4.1 Complaint Advice, Referral, Resolution or Investigation (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	9,624	10,225	10,160

NET COST OF SERVICES	9,496	10,133	10,098

CAPITAL EXPENDITURE	227	265	370

Budget Estimates 2009-10	2-35

4 OMBUDSMAN’S OFFICE
Service Group Statements (cont)
4.2 Oversight of Agency Investigation of Complaints

Service Description:	This service group covers oversight of the NSW Police Force’s handling of complaints about police and oversight of agency handling of allegations of child abuse.

Linkage to Results:	This service group contributes to independent oversight of complaints and ensures that complaint matters are being dealt with fairly, efficiently and effectively by agencies and in accordance with law or policy.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Police investigations directly monitored	no.	34	18	20	12	20
Time taken to assess child protection notifications	days	8	6	5	4	5
Time taken to assess final child protection investigation report	days	41	44	30	41	40

Employees:	FTE	35	36	37	36	35

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	4,288	4,552	4,526

NET COST OF SERVICES	4,262	4,513	4,499

CAPITAL EXPENDITURE	73	116	164

2-3640	Budget Estimates 2009-10

4 OMBUDSMAN’S OFFICE
Service Group Statements (cont)
4.3 Scrutiny of Complaint Handling and Other Systems

Service Description:	This service group covers scrutiny of systems to prevent child abuse, dealing with police complaints and certain systems in the community services sector. It also includes review of the situation of vulnerable people, review of compliance with certain legislation and coordination of the official community visitor program.

Linkage to Results:	This service group contributes to independent scrutiny of systems and ensures that services are being provided fairly, efficiently and effectively complying with best practice and in accordance with law or policy.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Records audited in police jurisdiction	no.	5,322	8,800	6,000	10,400	6,000
Audits conducted in the child protection jurisdiction	no.	20	16	20	21	15
Time spent on visiting services	hours	9,507	9,193	14,616	9,330	9,000
Individual section 13 reviews of people in care	no.	45	35	40	65	40
Review of community services complaints handling system	no.	20	25	20	20	20
Death in care reviewable (calendar year)	no.	98	98	65	87	80
Child death reviewable (calendar year) (a)	no.	123	162	120	145	n.a.

(a)   There are anticipated legislative amendments that will significantly reduce the number of child deaths reviewed by the Ombudsman. Until the proposed legislative provisions are known the Ombudsman is not in a position to provide a forecast.

Employees:	FTE	53	55	55	59	55

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	7,689	6,918	6,875

NET COST OF SERVICES	7,652	6,858	6,833

CAPITAL EXPENDITURE	215	178	251

Budget Estimates 2009-10	2-37

4 OMBUDSMAN’S OFFICE
Service Group Statements (cont)
4.4 Review of Implementation of Legislation

Service Description:	This service group reviews implementation of legislation that expands the powers of NSW Police Force.

Linkage to Results:	The community has confidence that law enforcement agencies are using new powers in accordance with the law and in the public interest.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Reports on review including finding prepared within time frame	%	100	100	100	100	100

Employees:	FTE	8	8	2	2	1
Reduction in 2008-09 reflects the completion of a number of reviews of new legislation early in the financial year.

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	273	275	120

NET COST OF SERVICES	273	275	120

CAPITAL EXPENDITURE	44	—	—

2-3840	Budget Estimates 2009-10

4 OMBUDSMAN’S OFFICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	17,529	17,551	17,661
Other operating expenses	3,807	3,838	3,656
Depreciation and amortisation	538	537	364
Grants and subsidies	—	44	—

Total Expenses Excluding Losses	21,874	21,970	21,681

Less:
Retained Revenue
Sales of goods and services	72	72	82
Investment income	50	50	9
Grants and contributions	54	54	—
Other revenue	15	15	40

Total Retained Revenue	191	191	131

NET COST OF SERVICES	21,683	21,779	21,550

Recurrent Funding Statement

Net Cost of Services	21,683	21,779	21,550
Recurrent Services Appropriation	19,986	19,969	19,827

Capital Expenditure Statement

Capital Expenditure	559	559	785
Capital Works and Services Appropriation	559	559	785

Budget Estimates 2009-10	2-39

4 OMBUDSMAN’S OFFICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	380	443	434
Receivables	505	607	413

Total Current Assets	885	1,050	847

Non Current Assets
Property, plant and equipment -
Plant and equipment	985	951	1,416
Intangibles	239	262	218

Total Non Current Assets	1,224	1,213	1,634

Total Assets	2,109	2,263	2,481

LIABILITIES
Current Liabilities
Payables	350	609	868
Provisions	1,688	1,520	1,581
Other	69	55	28

Total Current Liabilities	2,107	2,184	2,477

Non Current Liabilities
Provisions	15	13	13
Other	—	—	3

Total Non Current Liabilities	15	13	16

Total Liabilities	2,122	2,197	2,493

NET ASSETS	(13)	66	(12)

EQUITY
Accumulated funds	(13)	66	(12)

TOTAL EQUITY	(13)	66	(12)

2-4040	Budget Statement 2009-10

4 OMBUDSMAN’S OFFICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	16,566	16,465	16,635
Grants and subsidies	—	44	—
Other	4,419	3,895	3,396

Total Payments	20,985	20,404	20,031

Receipts
Sale of goods and services	72	72	82
Interest	50	69	18
Other	615	32	95

Total Receipts	737	173	195

NET CASH FLOWS FROM OPERATING ACTIVITIES	(20,248)	(20,231)	(19,836)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(459)	(460)	(735)
Other	(100)	(99)	(50)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(559)	(559)	(785)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	19,986	19,969	19,827
Capital appropriation	559	559	785
Cash transfers to Consolidated Fund	—	(2)	—

NET CASH FLOWS FROM GOVERNMENT	20,545	20,526	20,612

NET INCREASE/(DECREASE) IN CASH	(262)	(264)	(9)

Opening Cash and Cash Equivalents	642	707	443

CLOSING CASH AND CASH EQUIVALENTS	380	443	434

CASH FLOW RECONCILIATION
Net cost of services	(21,683)	(21,779)	(21,550)
Non cash items added back	1,452	1,489	1,224
Change in operating assets and liabilities	(17)	59	490

Net cash flow from operating activities	(20,248)	(20,231)	(19,836)

Budget Estimates 2009-10	2-41

NEW SOUTH WALES ELECTORAL COMMISSION
The NSW Electoral Commission is responsible for the:
•	management and administration of parliamentary elections, by-elections and referendums

•	provision of administrative support to the Election Funding Authority, which is responsible for the public funding of election campaigns and the management and administration of the Political Education Fund and

•	conduct of elections for local government, trade unions, statutory boards, registered clubs and ballots for enterprise agreements on a full cost recovery basis and in accordance with appropriate legislation.
The Commission’s activities are governed by the Parliamentary Electorates and Elections Act 1912 and the Election Funding and Disclosures Act 1981.
Results and Services
The Commission aims to achieve the following results for the community:
•	Elections will be conducted impartially and in accordance with the law.

•	Voter participation will be maximised and informal votes minimised.

•	Public funding will be unbiased and campaign donations will be disclosed.
Key services provided by the NSW Electoral Commission that contribute to these results include:
•	conduct of elections and electoral roll management

•	providing reports to the NSW Parliament and the public on the conduct of elections, by-elections, political donations and electoral expenditure and

•	providing information on rights and responsibilities under the NSW electoral system to those enrolled, eligible to enrol, candidates, groups and registered political parties.

2-4248	Budget Estimates 2009-10

5 NEW SOUTH WALES ELECTORAL COMMISSION
Services provided by the NSW Electoral Commission and the way in which they are expected to contribute to these results are set out in the following table:

	2009-10 Budget	Results
	Expenses	Impartial	Maximise voter	Election funding
Service Groups	$m	elections	participation	and disclosure

Conduct and Management of Elections	21.1	✓	✓	✓
Total Expenses Excluding Losses	21.1
Recent Achievements
During the past year the NSW Electoral Commission:
•	organised and conducted the 2008 Local Government elections

•	set up the Election Funding Branch to implement legislative amendments passed by State Government to improve election funding disclosure

•	conducted benchmark surveys to assess the satisfaction of stakeholders with its provision of electoral services and

•	continued to improve its management and monitoring systems for a range of programs, including electoral roll management.
Strategic Directions
Investment in state election event infrastructure is programmed over the period 2009 to 2011. This will position the Commission for the conduct of the next state government election in 2011.
Workflow processes will continue to be reviewed with a view to minimising risk. Delivering services in the areas of electoral education and election funding will also continue in future years.

Budget Estimates 2009-10	2-43

5 NEW SOUTH WALES ELECTORAL COMMISSION
2009-10 Budget Initiatives
Total Expenses
•	The NSW Electoral Commission has estimated total expenses of $21.1 million in 2009-10.
Capital Expenditure
•	The NSW Electoral Commission has an estimated capital allocation of $6 million for 2009-10

2-4448	Budget Estimates 2009-10

5 NEW SOUTH WALES ELECTORAL COMMISSION
Result Indicators
To ensure that elections are impartial and delivered in accordance with the law

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Successful court challenges(a)	no.	0	0	0	0	0
Recounts required	no.	2	0	0	2	n.a

(a)	The nil result shown indicates a high quality service.
To maximise voter participation

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Population enrolled	%	92.7	92.9	95.0	92.0	92.0
Minimisation of informal votes
Legislative Assembly	%	2.7	n.a.	n.a.	n.a.	n.a.
Legislative Council	%	6.1	n.a.	n.a.	n.a.	n.a.
Reduction in non-voters	% of roll	3.4	n.a.	< 5	8.8	n.a.
These indicators are measures of the contribution the NSW Electoral Commission makes to maximise voter participation through such activities as electoral roll management and elector information campaigns.
To deliver unbiased public funding and open disclosure of campaign donations

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Prosecutions for failure to lodge or making false or misleading declarations	no.	4	0	0	0	0
Declarations lodged on time	%	89	58	n.a.	80	85
These indicators are a measure of the contribution made by the Electoral Funding Authority to the understanding by candidates, groups, parties and donors of their obligations. Decrease in declarations lodged on time in 2007-08 is due to changes in lodgement date.

Budget Estimates 2009-10	2-45

5 NEW SOUTH WALES ELECTORAL COMMISSION
Service Group Statements
5.1 Conduct and Management of Elections

Service Description:	This service group covers the delivery of elections and related services.

Linkage to Results:	The result of the services is to deliver impartial electoral results which:

• withstand public scrutiny

• are based on the maximisation of voter participation and minimisation of informal votes and

• communicate electoral results in an accurate and timely way.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Parliamentary general and by-elections conducted	no.	1	n.a.	n.a.	4	n.a.
Local Government ordinary election and by-elections conducted	no.	14	n.a.	1	9	n.a.
Registered club elections conducted	no.	22	19	19	14	14
Statutory board and industrial ballots conducted	no.	36	38	38	33	33

Employees:	FTE	42	42	43	46	45

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Financial Indicators:

Total Expenses Excluding Losses	36,680	40,928	21,070

NET COST OF SERVICES	13,381	17,627	19,776

CAPITAL EXPENDITURE	1,800	4,100	5,974

2-4648	Budget Estimates 2009-10

5 NEW SOUTH WALES ELECTORAL COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	5,816	6,492	6,365
Other operating expenses	2,223	4,444	3,033
Depreciation and amortisation	1,327	1,914	2,318
Other expenses	27,314	28,078	9,354

Total Expenses Excluding Losses	36,680	40,928	21,070

Less:
Retained Revenue
Sales of goods and services	3,149	2,839	1,141
Investment income	150	460	153
Other revenue	20,000	20,002	—

Total Retained Revenue	23,299	23,301	1,294

NET COST OF SERVICES	13,381	17,627	19,776

Recurrent Funding Statement

Net Cost of Services	13,381	17,627	19,776
Recurrent Services Appropriation	31,444	35,509	15,137

Capital Expenditure Statement

Capital Expenditure	1,800	4,100	5,974
Capital Works and Services Appropriation	1,800	4,100	5,974

Budget Estimates 2009-10	2-47

5 NEW SOUTH WALES ELECTORAL COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,308	2,002	1,963
Receivables	12,057	5,541	541
Other	—	79	79

Total Current Assets	13,365	7,622	2,583

Non Current Assets
Property, plant and equipment -
Plant and equipment	1,384	1,661	1,059
Intangibles	5,866	7,317	11,575

Total Non Current Assets	7,250	8,978	12,634

Total Assets	20,615	16,600	15,217

LIABILITIES
Current Liabilities
Payables	1,402	2,049	2,049
Provisions	738	689	689
Other	24	—	—

Total Current Liabilities	2,164	2,738	2,738

Non Current Liabilities
Provisions	—	6	6
Other	232	197	185

Total Non Current Liabilities	232	203	191

Total Liabilities	2,396	2,941	2,929

NET ASSETS	18,219	13,659	12,288

EQUITY
Accumulated funds	18,219	13,659	12,288

TOTAL EQUITY	18,219	13,659	12,288

2-4848	Budget Estimates 2009-10

5 NEW SOUTH WALES ELECTORAL COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	5,509	5,932	5,971
Other	33,164	37,473	14,729

Total Payments	38,673	43,405	20,700

Receipts
Sale of goods and services	3,149	5,740	1,141
Interest	150	568	153
Other	20,366	20,611	7,330

Total Receipts	23,665	26,919	8,624

NET CASH FLOWS FROM OPERATING ACTIVITIES	(15,008)	(16,486)	(12,076)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(100)	(250)	(100)
Other	(1,700)	(3,850)	(5,874)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,800)	(4,100)	(5,974)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	31,444	35,509	15,137
Capital appropriation	1,800	4,100	5,974
Cash transfers to Consolidated Fund	(16,900)	(23,088)	(3,100)

NET CASH FLOWS FROM GOVERNMENT	16,344	16,521	18,011

NET INCREASE/(DECREASE) IN CASH	(464)	(4,065)	(39)

Opening Cash and Cash Equivalents	1,772	6,067	2,002

CLOSING CASH AND CASH EQUIVALENTS	1,308	2,002	1,963

CASH FLOW RECONCILIATION
Net cost of services	(13,381)	(17,627)	(19,776)
Non cash items added back	1,634	2,298	2,712
Change in operating assets and liabilities	(3,261)	(1,157)	4,988

Net cash flow from operating activities	(15,008)	(16,486)	(12,076)

Budget Estimates 2009-10	2-49

INDEPENDENT PRICING AND REGULATORY TRIBUNAL
The Independent Pricing and Regulatory Tribunal (IPART) provides advice, recommendations and determinations on prices for monopoly services provided by major NSW Government utilities.
Its objectives are aligned with the overall Government priority of encouraging utilities and regulated industries to provide efficient, quality services, while protecting consumers’ interests and encouraging commercially and environmentally sustainable outcomes. The organisation works very closely with its stakeholders to demonstrate a fair and open process, and to achieve a balanced outcome for the industry sector as well as the consumer.
Results and Services
IPART contributes to a competitive business environment and delivery of better services by working towards the following results:
•	IPART decisions prevent abuse of monopoly power and promote efficiency, sustainability and community welfare.

•	Healthy and sustainable energy and water supplies are promoted.
It provides the following services to support these results:
•	monitoring of water and energy licences, making recommendations on pricing of water, transport and energy services, undertaking reviews of issues referred to it for consideration and

•	administration, monitoring and enforcement of the Greenhouse Gas Abatement Scheme.

2-5050	Budget Estimates 2009-10

6 INDEPENDENT PRICING AND REGULATORY TRIBUNAL
The key services provided by the Tribunal and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2009-10	IPART decisions
	Budget	promote efficiency,	Promote healthy and
	Expenses	sustainability and	sustainable energy
Service Groups	$m	community welfare	and water supplies

Energy/Transport/Water Pricing and Analysis and Policy Work	13.4	✓
Licensing and Greenhouse Gas Reduction Scheme Administration	4.8		✓

Total Expenses Excluding Losses	18.2

Recent Achievements
IPART’s work in recent years has expanded beyond setting maximum prices for government utilities and transport services. Additional activities now undertaken include advice on competitive neutrality, setting gas tariffs, regulating gas networks and conducting arbitration proceedings between market participants.
IPART assumed the role of Administrator for the Greenhouse Gas Abatement Scheme, one of the world’s first carbon dioxide-denominated emissions trading schemes, from 1 January 2003. This Scheme involves the creation of abatement certificates through accredited abatement projects and the purchase and surrender of certificates by energy companies to meet their greenhouse gas emissions targets.
In 2008 IPART accredited an additional 29 abatement projects. As at 31 December 2008 there were 221 projects accredited with the Scheme. Over 18.6 million additional abatement certificates were created in the 2008 calendar year, bringing the total certificates created between Scheme commencement and the end of 2008 to 88.2 million — equivalent to the abatement of an equal number of tonnes of carbon dioxide. Total certificates surrendered by energy companies for the 2007 calendar year was equivalent to 22.4 million tonnes of carbon dioxide abated.
A further new licensing regime was introduced by the Water Industry Competition Act 2006, which commenced in 2008-09. This legislation provides for third party access to water supply, the creation of a licensing regime for service providers and the extension of IPART’s pricing powers to the private sector, in cases where the private sector provides a monopoly water supply to small retail customers.

Budget Estimates 2009-10	2-51

6 INDEPENDENT PRICING AND REGULATORY TRIBUNAL
IPART administers third party access, audits licences, makes pricing orders for licenses, arbitrates disputes and monitors licence compliance. The volume of licence applications is expected increase greatly in 2009-10 when the exemption granted to existing projects expires in August 2009.
The approach to price regulation is constantly evolving and the Tribunal maintains an interest in overseas developments as well as continuing membership of the Australian Utilities Regulators’ Forum.
Strategic Directions
IPART will continue to:
•	encourage government businesses to make efficiency gains and reduce their overall cost to the community

•	promote continuity of supply, in particular through ensuring that incentives are adequate to stimulate ongoing investment in infrastructure to meet growth and replace ageing assets

•	ensure businesses have the resources to meet increasingly higher community expectations of service levels and environmental performance and

•	ensure that regulatory outcomes support the ongoing availability of low cost private capital necessary to fund new infrastructure.
2009-10 Budget Initiatives
IPART will commence administering the Energy Savings Scheme, which sets energy savings targets for electricity retailers and will help NSW families and businesses save money on their power bills by helping to cut their electricity usage.
Total Expenses
Total expenses for 2009-10 are estimated at $18.2 million.
Capital Expenditure
The capital alloction of $180,000 for 2009-10 provides for the replacement and upgrading of minor equipment.

2-5250	Budget Estimates 2009-10

6 INDEPENDENT PRICING AND REGULATORY TRIBUNAL
Result Indicators
Pricing decisions prevent abuse of monopoly power, promote efficiency, sustainability and community welfare

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Index of household charges (nominal, including GST): (a)
Change since 1992-93%		48	57	n.a.	n.a.	n.a.
Annual change	%	5.0	6.3	n.a.	n.a.	n.a.
Index of non-residential water prices (nominal): (b)
Change since 1992-93%		-27	-23	n.a.	n.a.	n.a.
Annual change	%	7.2	4.9	n.a.	n.a.	n.a.
Index of regulated electricity prices for a small business customer (nominal, excluding GST): (c)
Change since 1996-97%		21	36	n.a.	n.a.	n.a.
Annual change	%	13	12	n.a.	n.a.	n.a.

(a)	This indicator shows the impact of IPART’s decisions on composite household charges comprising residential electricity and gas prices, residential water charges and public transport prices. The change in the CPI since 1992-93 was 44 per cent in 2006-07 and 49 per cent in 2007-08.

(b)	Index of real revenue per kilolitre of water used, including water, wastewater and trade waste charges. Average of Sydney Water and Hunter Water prices, weighted by volume of sales to non-residential customers. The change in the CPI since 1992-93 was 44 per cent in 2006-07 and 49 per cent in 2007-08.

(c)	Calculated for a business customer of EnergyAustralia on a general supply tariff using 30 MWh of electricity per year. Reference period is 1996-97 because comparable prices for 1993 are not available. Prices exclude GST because GST is a pass-through cost for businesses. The change in the CPI since 1996-97 was 26 per cent in 2006-07 and 30 per cent in 2007-08.

Budget Estimates 2009-10	2-53

6 INDEPENDENT PRICING AND REGULATORY TRIBUNAL
Result Indicators (cont)
Promoting healthy and sustainable energy and water supplies

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Net tonnes per capita CO2 emissions in New South Wales from electricity usage (allowing for offset credits) (a)	tonnes	7	7	7	7	7
Annual reduction in electricity retailers sales under the Energy Savings Scheme (b)%		n.a.	n.a.	n.a.	n.a.	0.4

(a)	This measure is based on the targets set under the Kyoto protocol.

(b)	The scheme is based on a calendar year and commences 1 July 2009, so the target is for six months ending December 2009.

2-5450	Budget Estimates 2009-10

6 INDEPENDENT PRICING AND REGULATORY TRIBUNAL
Service Group Statements
6.1 Energy/Transport/Water Pricing and Analysis and Policy Work

Service Description:	This service group covers the setting of prices for energy, water and public transport and carrying out other specific reviews of government services referred at the request of the responsible Ministers.

Linkage to Results:	This service group contributes to the following intermediate results:
•	abuse of monopoly power is prevented, and efficiency, sustainability and community welfare is promoted

•	independent advice is provided to the Government on issues of pricing, funding, competition, service, policy and governance

•	prices (or revenues) for energy, transport and water services are determined fairly and reasonably in accordance with legislation and

•	issues of financial viability, efficiency, environmental impact, consumer protection and other issues are balanced.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Perceived quality of consultation processes (a)%		91	94	n.a.	n.a.	94
Perceived professionalism of staff (a)%		95	99	n.a.	n.a.	99
Perceived clarity of reports (a)%		90	93	n.a.	n.a.	93
Perceived quality of leadership — practical outcomes and independence (a)%		86	95	n.a.	n.a.	95
Reports and recommendations broadly accepted by Ministers	no.	5	8	6	5	5
(a) The stakeholder survey is carried out every two years.

Employees:	FTE	46	57	45	60	61
Increased staff numbers in the revised 2008-09 is in response to additional referrals under Section 9 of the IPART Act.

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	11,748	14,802	13,421

NET COST OF SERVICES	10,938	12,970	12,587

CAPITAL EXPENDITURE	117	234	131

Budget Estimates 2009-10	2-55

6 INDEPENDENT PRICING AND REGULATORY TRIBUNAL
Service Group Statements (cont)
6.2 Licensing and Greenhouse Reduction Scheme Administration

Service Description:	This service group consists of water licensing, energy compliance and the Greenhouse Gas Reduction Scheme administration.

Linkage to Results:	This service group contributes to the following results:
•	suppliers of energy and water meet their licence obligations

•	CO2 reduction targets are enforced and

•	sustainable environmental outcomes are promoted.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Acceptance by Minister of annual water audit reports	no.	3	3	3	3	3
Acceptance by Minister of annual energy compliance reports	no.	2	2	2	2	2
Accredited abatement projects	no.	70	53	70	20	10
Abatement certificates registered	mill	14.5	25.6	24.2	24.0	23.5
GGAS revenue/scheme administration costs	%	161	195	160	178	170
Energy Savings certificates registered (a)	mill	n.a.	n.a.	n.a.	n.a.	0.70

(a)        This is a new scheme that sets energy savings targets for electricity retailers. Retailers will be required to obtain and surrender certificates equivalent to the amount of energy savings calculated.

Employees:	FTE	25	24.4	27	22.2	24.4

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	6,303	5,523	4,775

NET COST OF SERVICES	5,869	4,839	4,481

CAPITAL EXPENDITURE	63	146	49

2-5650	Budget Estimates 2009-10

6 INDEPENDENT PRICING AND REGULATORY TRIBUNAL

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	9,872	11,225	10,210
Other operating expenses	7,629	8,536	7,405
Depreciation and amortisation	550	562	581
Grants and subsidies	—	2	—

Total Expenses Excluding Losses	18,051	20,325	18,196

Less:
Retained Revenue
Sales of goods and services	1,025	2,153	709
Investment income	219	350	224
Other revenue	—	10	195

Total Retained Revenue	1,244	2,513	1,128

Gain/(loss) on disposal of non current assets	—	3	—

NET COST OF SERVICES	16,807	17,809	17,068

Recurrent Funding Statement

Net Cost of Services	16,807	17,809	17,068
Recurrent Services Appropriation	16,151	17,143	16,322

Capital Expenditure Statement

Capital Expenditure	180	380	180
Capital Works and Services Appropriation	180	180	180

Budget Estimates 2009-10	2-57

6 INDEPENDENT PRICING AND REGULATORY TRIBUNAL

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	3,113	4,332	4,471
Receivables	1,046	1,145	1,138

Total Current Assets	4,159	5,477	5,609

Non Current Assets
Property, plant and equipment —
Plant and equipment	2,442	2,530	2,137
Intangibles	21	52	44

Total Non Current Assets	2,463	2,582	2,181

Total Assets	6,622	8,059	7,790

LIABILITIES
Current Liabilities
Payables	499	1,425	1,329
Provisions	1,031	949	949

Total Current Liabilities	1,530	2,374	2,278

Non Current Liabilities
Provisions	7	8	8
Other	—	266	266

Total Non Current Liabilities	7	274	274

Total Liabilities	1,537	2,648	2,552

NET ASSETS	5,085	5,411	5,238

EQUITY
Accumulated funds	5,085	5,411	5,238

TOTAL EQUITY	5,085	5,411	5,238

2-5850	Budget Estimates 2009-10

6 INDEPENDENT PRICING AND REGULATORY TRIBUNAL

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	9,543	10,744	9,819
Grants and subsidies	—	2	—
Other	7,629	9,754	8,713

Total Payments	17,172	20,500	18,532

Receipts
Sale of goods and services	1,025	2,215	647
Interest	219	350	224
Other	—	1,169	1,478

Total Receipts	1,244	3,734	2,349

NET CASH FLOWS FROM OPERATING ACTIVITIES	(15,928)	(16,766)	(16,183)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	6	—
Purchases of property, plant and equipment	(180)	(380)	(180)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(180)	(374)	(180)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	16,151	17,143	16,322
Capital appropriation	180	180	180
Cash transfers to Consolidated Fund	—	(211)	—

NET CASH FLOWS FROM GOVERNMENT	16,331	17,112	16,502

NET INCREASE/(DECREASE) IN CASH	223	(28)	139

Opening Cash and Cash Equivalents	2,890	4,360	4,332

CLOSING CASH AND CASH EQUIVALENTS	3,113	4,332	4,471

CASH FLOW RECONCILIATION
Net cost of services	(16,807)	(17,809)	(17,068)
Non cash items added back	879	1,003	974
Change in operating assets and liabilities	—	40	(89)

Net cash flow from operating activities	(15,928)	(16,766)	(16,183)

Budget Estimates 2009-10	2-59

NATURAL RESOURCES COMMISSION
The Natural Resources Commission (NRC) was established under the Natural Resources Commission Act 2003. The NRC provides independent advice to the Government on managing the State’s natural resources in an integrated manner to maintain landscapes that are resilient, function effectively and support environmental, economic, social and cultural values.
Results and Services
The Government has created a regional model for natural resource management (NRM) to help ensure healthy rivers, productive soils, diverse native species and thriving communities throughout our State. Implementation of this model requires integrated action by all communities, industry and governments.
The Government has adopted the NRC’s recommended Standard for Quality Natural Resource Management (the Standard) and State-wide targets (Targets) for NRM in New South Wales and incorporated these into the State Plan.
Together, the Standard, Targets and the NRC’s Audit Framework support flexible and innovative regional decision-making and build consistency, rigour and accountability for NRM.
The NRC works towards the following results:
•	Government has credible evidence on whether the Targets are being met.

•	Government has credible evidence on whether Catchment Management Authorities (CMAs) and NRM programs are contributing effectively to the Targets and whether there is better adaptive management by CMAs and NRM programs in progressing towards the Targets.

•	NRM policy settings are based on sound science and improving the condition of natural resources.

•	A NRM framework for quality management is in place which ensures a sound scientific basis for properly informed management of natural resources, achievement of the Government’s priorities and integrated triple bottom line outcomes.

•	Government decisions on complex and controversial NRM issues are demonstrably informed by independent advice, sound science and best practice management.

2-60	Budget Estimates 2009-10

7 NATURAL RESOURCES COMMISSION
Key services provided by the NRC to contribute to these results include:
•	reviewing the implementation of the Standard, Targets, the CMAs’ Catchment Action Plans (CAPs) and the Government’s regional NRM model and advising the Government on improvements

•	investigating and reporting on issues affecting the integrated management of natural resources and assisting with developing solutions

•	revising, and promoting the use of, the Standard by all natural resource managers

•	leading and facilitating the review of CAPs and conducting audits of CAP implementation and

•	providing scientifically sound independent advice as requested by the Government on strategic or technical NRM issues.
As a small agency, the NRC has only one Service Group. The key services provided by the NRC and the way in which they are expected to contribute to the NRC’s results are set out in the following table:

Results
				Objective		Sound,
			Credible	advice on		independent
			evidence on	technical	Continuous	advice on
		Credible	whether	natural	improvement	complex
	2009-10	evidence of	CMAs are	resource	of NRM	natural
	Budget	progress to	contributing	management	framework	resource
	Expenses	State-wide	to state	policy	for quality	management
Service Group	$m	targets	targets	settings	management	issues

Natural Resources Commission	4.7	✓	✓	✓	✓	✓

Total Expenses Excluding Losses	4.7

Recent Achievements
In the five years since the formation of the NRC it has developed competencies in:
•	recommending best practice approaches to NRM and providing strategic policy advice to the Government

•	reviewing strategic plans and policies and auditing the effectiveness of their implementation and

•	detailed scientific review of NRM issues.

Budget Estimates 2009-10	2-61

7 NATURAL RESOURCES COMMISSION
The NRC’s recent achievements include:
•	securing Government approval of 12 CAPs in line with the NRC’s recommendations. The CAPs set region-specific catchment targets to implement the State Plan’s Priority E4 targets in each region, and should become the primary vehicle for public and private investment in NRM

•	auditing implementation of CAPs against the Standard and Targets for seven CMAs to assess whether the CAPs are achieving on-ground improvements in the condition of natural resources

•	providing the Government with a progress report on effective implementation of CAPs. The report synthesised the key strategic issues from the CAP Audits and other work that dealt with the functioning of the regional NRM model

•	recommending to the Government a robust means to allocate funding amongst CMAs transparently as well as reviewing CMAs’ investment programs

•	investigating the economic impacts of purchasing water to increase river flows and improve river health and reporting to the Government on the key issues which should be addressed in future Government purchasing programs

•	reviewing and surveying CMA governance including research on NRM models in other jurisdictions and

•	conducting a Technical Review of the Environmental Trust project “Better Knowledge Better Bush”.
Strategic Directions
With growing pressures on landscapes from climate change, population growth and drought, it is vital that improvements are made to the integrated management of all natural resources so we can adapt to and mitigate the effects of those pressures.
Water scarcity is emerging as one of the most pressing implications of climate change in New South Wales. Adaptive policy responses are required if our economy, society and natural environment are to be sustained and supported. The NRC will build on its past work to focus on better integrating water management within the regional NRM model to achieve resilient landscapes.

2-62	Budget Estimates 2009-10

7 NATURAL RESOURCES COMMISSION
Through this work the NRC will provide the Government with independent advice on what is working in NRM and elements needing re-evaluation, and measure the performance of NRM programs against stated policies and targets. This advice enhances the Government’s ability to make informed decisions to improve NRM policies, plans and performance.
The year 2010 marks five years of implementation of the Standard and Targets. During 2009-10, much of the NRC’s work will contribute to the mid-term review of the implementation of the Standard and Targets, CAPs and the regional model. Priority work will include completion of CAP audits, reporting on progress of CAP implementation and undertaking any referrals from the Government.
2009-10 Budget Initiatives
Total Expenses
Total expenses for the NRC in 2009-10 are projected to be $4.7 million.
In 2009-10 major expenses will be:
•	auditing six CAPs — a continuation of the audit program that has seen seven CAPs already audited and

•	planning, conducting and delivering the mid-term review of the Standard, Targets, CAPs and the NRM regional model.
Capital Expenditure
$309,000 in capital funding has been allocated for IT and office equipment replacement and maintenance.

Budget Estimates 2009-10	2-63

7 NATURAL RESOURCES COMMISSION
Result Indicators
Credible evidence is provided on whether State-wide targets are being met

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Reports to the Government on progress towards achieving the State-wide targets	no.	1	2	2	2	2
The NRC is responsible for providing independent reports evidencing whether the State-wide targets are being achieved. It is not responsible for the actual achievement of the State-wide targets. Hence the result indicator is the report, not the data sets measuring progress within the report.
Credible evidence is provided on whether CMAs are contributing effectively to State targets

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

NRC public reports on CMAs’ compliance with the Standard and contribution to the State-wide targets	no.	6	4	2	7	6
The NRC is responsible for auditing whether CMAs are effectively implementing their CAPs and the effectiveness of CAP implementation in contributing to the State-wide targets. It is not responsible for CMAs’ performance.
Objective advice is provided on technical natural resource management policy settings

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Formal reviews completed	no.	69	14	19	8	10
The formal reviews include reviews of the Snowy Mountains Cloud Seeding Trial, Environmental Outcomes Assessment Methodology, State Environmental Planning Policy (SEPP) 71 requests and other technical scientific reviews. In collaboration with the Department of Planning, the NRC has streamlined its advice on SEPP 71 matters. The reduction in number of formal reviews from above 60 in 2006-07 is a positive indictor of efficiency.

2-64	Budget Estimates 2009-10

7 NATURAL RESOURCES COMMISSION
Result Indicators (cont)
The natural resource management framework for quality management is improved continuously

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Reports to Government recommending/revising the Standard and Targets, facilitating their adoption and recommending wider adoption	no.	2	1	1	1	2
The NRC is responsible for reviewing and promoting the Standard, and supporting CMAs and other agencies in adopting it.
Sound, independent advice is provided on complex natural resource management issues

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Independent reports to Government on requested NRM policy reviews	no.	4	3	3	2	3
This result indicator is a measure of the number of referrals on complex issues which the NRC receives from the Premier.

Budget Estimates 2009-10	2-65

7 NATURAL RESOURCES COMMISSION
Service Group Statements
7.1 Natural Resources Commission

Service Description:	Provision of independent advice to the NSW Government on natural resource management (NRM) issues which enables NRM decisions to be based on sound science and best practice management and ensures decisions are made in the environmental, social and economic interests of the State.

Linkage to Results:	This service group contributes to better outcomes for native vegetation, biodiversity, land, rivers and coastal waterways by working towards a range of intermediate results that include the following:
•	Government has credible evidence on whether the targets for NRM are being met.

•	Government has credible evidence on whether Catchment Management Authorities (CMAs) and other NRM programs are contributing effectively to the targets and whether there is better adaptive management by CMAs and NRM programs in progressing towards the targets.

•	NRM policy settings are based on sound science and improving the condition of natural resources.

•	A NRM framework is in place which ensures a sound scientific basis for properly informed management of natural resources, achievement of government priorities and integrated triple bottom line outcomes.

•	Government decisions on complex and controversial NRM issues are demonstrably informed by independent advice, sound science and best practice management.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Reviews and audits of the Catchment Action Plans and CMAs	no.	14	5	6	7	6
Reviews of the Standard and recommendations to facilitate wider adoption	no.	4	1	4	1	2

Employees:	FTE	24	24	23	23	23

2-66	Budget Estimates 2009-10

7 NATURAL RESOURCES COMMISSION
Service Group Statements (cont)
7.1 Natural Resources Commission (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	4,797	4,795	4,667

NET COST OF SERVICES	4,775	4,773	4,644

CAPITAL EXPENDITURE	—	—	309

Budget Estimates 2009-10	2-67

7 NATURAL RESOURCES COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	2,588	2,556	2,707
Other operating expenses	1,930	1,960	1,862
Depreciation and amortisation	279	279	98

Total Expenses Excluding Losses	4,797	4,795	4,667

Less:
Retained Revenue
Investment income	22	22	23

Total Retained Revenue	22	22	23

NET COST OF SERVICES	4,775	4,773	4,644

Recurrent Funding Statement

Net Cost of Services	4,775	4,773	4,644
Recurrent Services Appropriation	4,499	4,497	4,548

Capital Expenditure Statement

Capital Expenditure	—	—	309
Capital Works and Services Appropriation	—	—	309

2-68	Budget Estimates 2009-10

7 NATURAL RESOURCES COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	206	196	253
Receivables	91	119	119

Total Current Assets	297	315	372

Non Current Assets
Property, plant and equipment -
Plant and equipment	101	75	286

Total Non Current Assets	101	75	286

Total Assets	398	390	658

LIABILITIES
Current Liabilities
Payables	81	142	142
Provisions	256	235	235
Other	14	—	—

Total Current Liabilities	351	377	377

Non Current Liabilities
Provisions	16	16	16

Total Non Current Liabilities	16	16	16

Total Liabilities	367	393	393

NET ASSETS	31	(3)	265

EQUITY
Accumulated funds	31	(3)	265

TOTAL EQUITY	31	(3)	265

Budget Estimates 2009-10	2-69

7 NATURAL RESOURCES COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	2,534	2,495	2,652
Other	1,931	1,947	1,862

Total Payments	4,465	4,442	4,514

Receipts
Interest	22	22	23
Other	—	1	—

Total Receipts	22	23	23

NET CASH FLOWS FROM OPERATING ACTIVITIES	(4,443)	(4,419)	(4,491)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	—	—	(309)

NET CASH FLOWS FROM INVESTING ACTIVITIES	—	—	(309)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	4,499	4,497	4,548
Capital appropriation	—	—	309
Cash transfers to Consolidated Fund	—	(5)	—

NET CASH FLOWS FROM GOVERNMENT	4,499	4,492	4,857

NET INCREASE/(DECREASE) IN CASH	56	73	57

Opening Cash and Cash Equivalents	150	123	196

CLOSING CASH AND CASH EQUIVALENTS	206	196	253

CASH FLOW RECONCILIATION
Net cost of services	(4,775)	(4,773)	(4,644)
Non cash items added back	332	339	153
Change in operating assets and liabilities	—	15	—

Net cash flow from operating activities	(4,443)	(4,419)	(4,491)

2-70	Budget Estimates 2009-10

DEPARTMENT OF THE ARTS, SPORT AND RECREATION
The Department of the Arts, Sport and Recreation (DASR) supports the Minister for the Arts, the Minister Assisting the Premier on the Arts (Section 10), and the Minister for Gaming and Racing, and the Minister for Sport and Recreation (Section 12).
DASR works to improve the wellbeing of both individuals and the community through fostering participation in the arts, sport and recreation and by ensuring the proper conduct and balanced development of the liquor, gaming, racing and charity industries.
DASR consists of four divisions, Arts New South Wales, Office of Liquor, Gaming and Racing, Sport and Recreation, and Corporate Services. The Department also has administrative relationships with Centennial Park and Moore Park Trust, the Parramatta Park Trust, the Hunter Region Sporting Venues Authority, Wollongong Sports Ground Trust, the Sydney Cricket and Sports Ground Trust, and the Casino, Liquor and Gaming Control Authority as well as the State’s cultural institutions, including the Art Gallery of New South Wales, Australian Museum, Historic Houses Trust of New South Wales, Museum of Applied Arts and Sciences, New South Wales Film and Television Office, State Library of New South Wales and Sydney Opera House.
Results and Services
The Department has lead agency responsibility for the following State Plan priority:
•	E8: More people using parks, sporting and recreational facilities and participating in the arts and cultural activity.
The Department also contributes to other government priorities including volunteering, reducing levels of antisocial behaviour, improving access for people with disabilities, enhancing health through reduced obesity and contributing to the economy through the creative industries.
The Department contributes to harmonious and healthy communities and stronger economies by working towards the following results:
•	Community cohesion and capacity is strengthened.

•	Health and wellbeing is improved.

•	Arts, hospitality, and sport and recreation industries are strong, sustainable and responsible.

•	Arts and sport achievement and performance is at world-class standards.

Budget Estimates 2009-10	2-71

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
Key services provided by the Department to contribute to these results include:
•	developing the arts industry, primarily through developing policy and providing grants to arts organisations and the State’s cultural institutions

•	developing arts accommodation, including maintenance of properties managed by the Arts New South Wales division

•	implementing the regulatory framework for the liquor, gaming, racing and charity industries

•	providing liquor, gaming, racing and charity funding and information services to support industry self-compliance, best practice and harm minimisation

•	developing the sport and recreation sector through grants to peak sporting bodies, and delivering sport, recreation and education programs and

•	developing sports facilities and venues through providing grants to assist in the development of community-based facilities.
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following table:

		Results
				Strong, sustainable
				and responsible	World-class
	2009-10	Stronger		arts, hospitality,	standards of
	Budget	community	Improved	sport and	achievement and
	Expenses	cohesion and	health and	recreation	performance in
Service Groups	$m	capacity	wellbeing	industries	arts and sport

Arts Industry Development	294.0	✓	✓	✓	✓
Arts Accommodation Development	4.6	✓	✓		✓
Regulatory Framework for the Liquor, Gaming, Racing and Charity Industries	22.5	✓	✓	✓
Liquor, Gaming and Racing Funding and Information Services	20.8		✓	✓
Sport and Recreation Sector Development	64.9	✓	✓	✓	✓
Sports Facility Development	48.5	✓	✓	✓	✓
Personnel Services	179.0

Total Expenses Excluding Losses	634.3

2-72	Budget Estimates 2009-10

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
Recent Achievements
Recent achievements include:
•	implemented key recommendations from the Cultural Grants review, including the introduction of a new Arts Funding Program and review of the Program’s funding arrangements for 2010

•	implemented the second stage of the Western Sydney Arts Strategy

•	attracted a record 436,150 people to the 16th Biennale of Sydney (2008), a 38 per cent increase on 2006

•	implemented reforms to gaming laws in New South Wales to reduce poker machine numbers and protect local communities from problem gambling

•	led policy initiatives in relation to managing antisocial behaviour relating to licensed premises, including implementing amendments to the liquor laws to reduce alcohol-related violence and antisocial behaviour

•	developed new legislation, the Sporting Venues Authorities Act 2008, to improve and streamline the administration of existing sporting sites, and the Combat Sports Act 2008 for combat sports management

•	awarded a gold and bronze medal in the 2008 NSW Premier’s Public Sector Awards in two categories — the Aboriginal Birth Certificate Project (Gold Medal, Fairness and Opportunity); and the Coloured Vest Program (Bronze Medal, Rights, Respect and Responsibility)

•	provided subsidised camps for young people through the Sport and Recreation Centres’ Social Justice Program and

•	invited applications from culturally and linguistically diverse counselling and support services for funding from the Responsible Gambling Fund. This builds on a number of other projects, activities and services relating to problem gambling throughout New South Wales.

Budget Estimates 2009-10	2-73

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
Strategic Directions
The focus of the Department over the next four years will be:
•	developing an Indigenous Arts Strategy, enhancing the role of cultural, sporting and recreation programs in rural and regional areas, and collaborating with stakeholders to increase participation in sporting, recreational and cultural activities

•	implementing the reforms to the Liquor Act 2007 and leading Government initiatives to decrease the risk of alcohol-related violence and reduce antisocial behaviour in licensed premises

•	implementing the recommendations of the Independent Pricing and Regulatory Tribunal review of the clubs industry sustainability, and expanding online services for licensing to improve regulatory functions

•	implementing the Combat Sports Act 2008 in order to promote a high standard of professionalism in the combat sports industry and

•	developing a Creative Industries Strategy, streamlining funding processes and developing initiatives to increase volunteering in the arts and sport and recreation industries to support the creative industries and the sport and recreation sectors.
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are estimated at $634.3 million. This includes:
•	grants totalling $244.1 million to assist in the operation of the State’s cultural institutions

•	$77.9 million for sport and recreation programs coordinated by the Department’s regional offices and provided at its centres and academies

•	$41.1 million for the Arts Funding Program, including $2.1 million for regional conservatoriums

•	$15.9 million in payments from the Sport and Recreation Fund for the operation of sporting associations, sports development grants and sporting facility capital grants

2-74	Budget Estimates 2009-10

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
•	grants totalling $19.6 million to assist in the operation of the NSW Institute of Sport, Centennial Park and Moore Park Trust, Sydney 2009 World Masters Games Organising Committee and the Parramatta Park Trust and

•	$1.3 million for provision of a central monitoring fee assistance package for small clubs.
Capital Expenditure
The Department’s 2009-10 capital program is $17.3 million. The major components of the program are:
•	$3.7 million to upgrade infrastructure at the Sydney Academy of Sport and the Broken Bay and Milson Island Sport and Recreation Centres

•	$5.3 million for information technology projects, including a new regulatory information system and an electronic document and records management system

•	$5 million for the upgrading of Sport and Recreation Centres and

•	$1.9 million for Wharf 4/5 substructure and other works at Walsh Bay.

Budget Estimates 2009-10	2-75

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
Result Indicators
Stronger community cohesion and capacity

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Rate of volunteering in arts and coaching, officiating and committee membership in sports (a)%	25.2	25.4	25.7	25.7	25.9
Reduction of alcohol-related crime in hotspot locations (b)%	7.4	2.0	2.0	2.0	2.0

(a)	This indicator shows the effectiveness of education, training and other strategies to attract and retain volunteers (arts represents 2.7 per cent of the total number).

(b)	This indicator is a proxy for improved industry and consumer responsibility in the consumption of alcohol (result is impacted by the number of hotspot areas targeted).
Improved health and wellbeing

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Adults participating in cultural activities (a)	no.	776,360	800,000	824,000	800,000	800,000
Adults attending cultural venues (b)	mill	4.4	4.5	4.5	4.5	4.5
Adults 15 years and over participating in sport and active recreation three or more times a week (c)%		41.4	41.8	42.2	42.2	42.6
Women participating in organised sport (d)%		35.0	35.4	35.8	35.8	36.2

(a)	This indicator contributes to the measurement of State Plan Priority E8. The target is to increase the visitation and participation rates by 10 per cent by 2016. Numbers are sourced from the ABS survey, Work in Selected Culture and Leisure Activities 2006-07, held every four years. Intermediate values are estimates.

(b)	This indicator contributes to the measurement of State Plan Priority E8. The target is to increase the visitation and participation rates by 10 per cent by 2016. Numbers are sourced from the ABS survey, Attendance at Selected Cultural Venues and Events 2005-06, held every four years. Intermediate values are estimates.

(c)	This indicator contributes to the measurement of State Plan Priority E8. The target is to increase the number of people participating in sporting activities and physical exercise by 10 per cent by 2016. Numbers are sourced from the Australian Sports Commission Survey of Exercise, Recreation and Sport.

(d)	This indicator is influenced by population trends and environmental factors such as disposable income and demographics.

2-76	Budget Estimates 2009-10

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
Result Indicators (cont)
Strong, sustainable and responsible arts, hospitality, sports and recreation industries

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Sport Rage prevention kits distributed (a)	no.	149,000	202,400	282,700	282,700	260,000
Reduction in assaults on licensed premises in hotspot areas (b)%		3.4	2.5	2.5	2.5	2.5

(a)	This indicator reflects the promotion of reduced antisocial behaviour in sport and recreation. The initiative will be completed during 2009-10.

(b)	This indicator reflects responsible management of alcohol consumption on licensed premises (result is impacted by the number of hotspot areas targeted).
World-class standards of achievement and performance in arts and sport

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Ratio of talented athletes at sporting academies achieving representative status: (a)
Regional level	%	80	80	80	80	80
State level	%	15	15	15	15	15
National level	%	3	3	3	3	3

(a)	This indicator shows the continuing high level of success of NSW trained elite athletes.

Budget Estimates 2009-10	2-77

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
Service Group Statements
8.1 Arts Industry Development

Service Description:	This service group covers development of the arts industry, primarily through providing grants to cultural organisations.

Linkage to Results:	This service group contributes to a sustainable arts industry, world class standards of performance in the arts, stronger community cohesion and improved health and wellbeing by working towards a range of intermediate results that include the following:
•	increased participation and opportunities in the arts

•	creative and diverse arts practice and facilities to support the development of artists

•	appropriate and equitably distributed arts facilities and venues and

•	an effective and well managed arts industry.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Arts organisations supported in partnership with federal and local governments	no.	120	152	120	144	144
Grants for Indigenous arts	%	3	2	3	3	3
Grants for Western Sydney	%	9	6	9	8	8
Grants for children and youth	%	5	3	5	5	5

Employees:	FTE	44	44	45	41	41

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	274,282	280,801	293,983

NET COST OF SERVICES	272,341	278,325	291,839

CAPITAL EXPENDITURE	193	119	73

2-78	Budget Estimates 2009-10

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
Service Group Statements (cont)
8.2 Arts Accommodation Development

Service Description:	This service group covers providing arts accommodation, primarily through DASR managed properties.

Linkage to Results:	This service group contributes to world class standards of performance in the arts, stronger community cohesion and improved health and wellbeing by working towards a range of intermediate results that include the following:
•	appropriate and equitably distributed arts facilities and venues

•	creative and diverse arts facilities to support the development of artists and

•	increased participation and opportunities in the arts.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Cost per m2 of maintaining arts accommodation	$	26.16	22.00	30.00	23.00	23.00
Occupancy rate by arts tenants	%	90	78	95	78	78

Employees:	FTE	2	2	2	2	2

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	4,581	4,626	4,636

NET COST OF SERVICES	2,845	2,762	2,739

CAPITAL EXPENDITURE	2,933	2,859	2,396

Budget Estimates 2009-10	2-79

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
Service Group Statements (cont)
8.3 Regulatory Framework for the Liquor, Gaming, Racing and Charity Industries

Service Description:	This service group covers implementation of the regulatory framework for the liquor, gaming, racing and charity industries. Services include harm reduction programs to assist people with alcohol and gambling abuse problems, and partnerships between government and stakeholders to enhance services.

Linkage to Results:	This service group contributes to sustainable recreation and hospitality industries, improved health and wellbeing and stronger community cohesion by working towards a range of intermediate results that include the following:

• ethically and responsibly conducted recreation and hospitality industries and

• effective and well managed recreation and hospitality industries.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Licensed venues audited or reviewed (a)%		75	75	75	67	67
Online licence applications	%	75	75	75	80	85
Workshops conducted in Liquor Accord areas (b)	no.	n.a.	n.a.	45	36	36
Compliance interventions in licensed venues audited or reviewed	no.	10,410	7,192	4,000	4,036	4,000

(a)	Reflects increased targeting of highest risk venues.

(b)	Number of workshops is demand driven.

Employees:	FTE	168	162	175	175	179

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	23,840	22,213	22,498

NET COST OF SERVICES	18,671	16,734	17,098

CAPITAL EXPENDITURE	708	1,960	4,907

2-80	Budget Estimates 2009-10

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
Service Group Statements (cont)
8.4 Liquor, Gaming and Racing Funding and Information Services

Service Description:	This service group covers providing information and education services to support industry self-compliance, promoting best practice and an informed and engaged customer base, and funding industry to promote its sustainability and support harm minimisation services.

Linkage to Results:	This service group contributes to sustainable recreation and hospitality industries and improved health and wellbeing by working towards ethically and responsibly conducted recreation and hospitality industries.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Individuals reporting a decrease in gambling problems up to six months after accessing responsible gambling fund treatment services	%	85.7	84.0	> 80.0	> 80.0	> 80.0

Employees:	FTE	53	51	55	55	56

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	26,256	20,702	20,809

NET COST OF SERVICES	23,376	18,972	19,105

CAPITAL EXPENDITURE	4,706	563	393

Budget Estimates 2009-10	2-81

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
Service Group Statements (cont)
8.5 Sport and Recreation Sector Development

Service Description:	This service group covers the delivery of sport and recreation programs, including implementing policy and regulatory frameworks, conducting compliance and education programs, and providing grants to peak sporting bodies in New South Wales.

Linkage to Results:	This service group contributes to a sustainable sport and recreation industry, world class standards of performance in sports, stronger community cohesion and improved health and wellbeing by working towards a range of intermediate results that include the following:

• increased participation and opportunities in sport and recreation

• effective and well managed sport and recreation industry

• responsibly conducted sport and recreation industry and

• appropriate facilities available to support the development of athletes.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Participants in industry education and training workshops and conferences	no.	8,300	8,400	8,500	8,500	8,500
Grants to industry organisations	$m	4.7	5.0	5.0	5.0	5.0
Participants in NSW Sport and Recreation Centre programs	no.	183,160	184,000	185,000	186,000	187,000

Employees:	FTE	310	312	308	327	325

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	64,638	64,326	64,927

NET COST OF SERVICES	36,149	34,626	37,495

CAPITAL EXPENDITURE	16,064	15,907	9,103

2-82	Budget Estimates 2009-10

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
Service Group Statements (cont)
8.6 Sports Facility Development

Service Description:	This service group covers the administration of grants programs to assist in the development of community sporting and recreational venues and facilities, and managing government-owned or -controlled sporting and recreation facilities.

Linkage to Results:	This service group contributes to world class standards of performance in sports, stronger community cohesion, improved health and wellbeing and sustainable sport and recreation industry by working towards a range of intermediate results that include the following:
•	appropriate and equitably distributed sport and recreation facilities and venues

•	effective and well managed sport and recreation industry and

•	increased participation and opportunities in sport and recreation.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Community sports and recreation facilities completed with grants assistance:
Number	no.	569	400	400	400	400
Total value	$m	24.9	18.0	18.0	18.0	18.0

Employees:	FTE	46	47	46	49	48

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	45,507	54,488	48,519

NET COST OF SERVICES	41,250	50,051	44,421

CAPITAL EXPENDITURE	725	566	409

Budget Estimates 2009-10	2-83

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION
Service Group Statements (cont)
8.7 Personnel Services

Service Description:	This service group covers providing personnel services to selected agencies as part of the State WorkChoices insulation legislation. Personnel services are provided to the Art Gallery of New South Wales, State Library of New South Wales, Sydney Opera House Trust, Australian Museum, New South Wales Film and Television Office, Historic Houses Trust of New South Wales, Museum of Applied Arts and Sciences, Centennial Park and Moore Park Trust, Parramatta Park Trust and Casino, Liquor and Gaming Control Authority.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Employees:

Personnel Services
Art Gallery of New South Wales	FTE	213	220	211	234	218
State Library of New South Wales	FTE	379	354	369	369	374
Sydney Opera House Trust	FTE	437	444	437	444	444
Australian Museum	FTE	235	234	236	236	236
New South Wales Film and Television Office	FTE	20	20	21	21	21
Historic Houses Trust of New South Wales	FTE	198	200	202	202	203
Museum of Applied Arts and Sciences	FTE	358	332	318	311	315
Centennial Park and Moore Park Trust	FTE	67	66	66	65	65
Parramatta Park Trust	FTE	9	9	13	12	13
Casino, Liquor and Gaming Control Authority	FTE	n.a.	n.a.	46	36	44

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	172,642	174,073	178,954

NET COST OF SERVICES	8,704	7,918	8,022

2-84	Budget Estimates 2009-10

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	237,505	236,358	243,210
Other operating expenses	45,900	41,718	40,849
Depreciation and amortisation	12,349	13,730	15,698
Grants and subsidies	302,310	329,423	334,569
Other expenses	13,682	—	—

Total Expenses Excluding Losses	611,746	621,229	634,326

Less:
Retained Revenue
Sales of goods and services	201,729	204,632	207,320
Investment income	3,334	2,590	2,544
Grants and contributions	996	1,923	1,723
Other revenue	2,352	2,697	2,021

Total Retained Revenue	208,411	211,842	213,608

Other gains/(losses)	(1)	(1)	(1)

NET COST OF SERVICES	403,336	409,388	420,719

Recurrent Funding Statement

Net Cost of Services	403,336	409,388	420,719
Recurrent Services Appropriation	374,438	384,546	393,705

Capital Expenditure Statement

Capital Expenditure	25,329	21,974	17,281
Capital Works and Services Appropriation	25,329	21,974	17,281

Budget Estimates 2009-10	2-85

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	42,597	23,941	23,196
Receivables	27,559	27,437	28,097
Other financial assets	481	385	385
Other	1,521	1,948	1,948

Total Current Assets	72,158	53,711	53,626

Non Current Assets
Receivables	1,243	1,615	1,615
Other financial assets	2,283	2,485	2,485
Property, plant and equipment -
Land and building	460,063	453,440	448,771
Plant and equipment	19,795	13,935	15,372
Intangibles	7,724	7,320	12,135

Total Non Current Assets	491,108	478,795	480,378

Total Assets	563,266	532,506	534,004

LIABILITIES
Current Liabilities
Payables	10,795	10,066	10,066
Provisions	25,767	27,165	27,165
Other	6,448	5,369	5,369

Total Current Liabilities	43,010	42,600	42,600

Non Current Liabilities
Provisions	788	880	880

Total Non Current Liabilities	788	880	880

Total Liabilities	43,798	43,480	43,480

NET ASSETS	519,468	489,026	490,524

EQUITY

Reserves	59,441	59,441	59,441
Accumulated funds	460,027	429,585	431,083

TOTAL EQUITY	519,468	489,026	490,524

2-86	Budget Estimates 2009-10

8 DEPARTMENT OF THE ARTS, SPORT AND RECREATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	224,027	224,886	231,979
Grants and subsidies	302,310	329,423	334,569
Other	80,545	60,935	61,857

Total Payments	606,882	615,244	628,405

Receipts
Sale of goods and services	200,676	203,517	206,660
Interest	3,334	3,693	2,544
Other	23,878	25,360	24,751

Total Receipts	227,888	232,570	233,955

NET CASH FLOWS FROM OPERATING ACTIVITIES	(378,994)	(382,674)	(394,450)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(19,364)	(18,410)	(12,016)
Advances made	—	(297)	—
Other	(5,965)	(29,751)	(5,265)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(25,329)	(48,458)	(17,281)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	374,438	384,546	393,705
Capital appropriation	25,329	21,974	17,281
Cash transfers to Consolidated Fund	—	(451)	—

NET CASH FLOWS FROM GOVERNMENT	399,767	406,069	410,986

NET INCREASE/(DECREASE) IN CASH	(4,556)	(25,063)	(745)

Opening Cash and Cash Equivalents	47,153	49,004	23,941

CLOSING CASH AND CASH EQUIVALENTS	42,597	23,941	23,196

CASH FLOW RECONCILIATION
Net cost of services	(403,336)	(409,388)	(420,719)
Non cash items added back	24,391	24,726	26,929
Change in operating assets and liabilities	(49)	1,988	(660)

Net cash flow from operating activities	(378,994)	(382,674)	(394,450)

Budget Estimates 2009-10	2-87

AUDIT OFFICE OF NEW SOUTH WALES
The Audit Office of New South Wales, on behalf of the New South Wales Auditor General, conducts audits of New South Wales Government activity and reporting. These audits are reported to Parliament and assist it to hold Government accountable for its use of community resources and legislative powers.
The Audit Office is a statutory authority established under the Public Finance and Audit Act 1983.
Results and Services
The Audit Office contributes to improving the State’s financial performance and accountability by reporting to the NSW Parliament on its audits of NSW Government agencies.
The results the Office is working towards are:
•	NSW Government financial reporting is sound.

•	Government activities are effective, efficient, economic, and comply with laws and government directions.

•	Parliament and the public can rely on the accuracy of State Plan performance reporting.

•	Parliament uses Audit Office reports to assist it in holding government accountable for its use of public resources.
The key services provided by the Office are:
•	audits of NSW Government agencies’ financial statements

•	performance audits to determine whether agencies are effective, efficient and economic

•	Auditor General’s Reports to Parliament

•	audits of State Plan performance indicators and

•	investigations into allegations of serious and substantial waste of public money.

2-8892	Budget Estimates 2009-10

AUDIT OFFICE OF NEW SOUTH WALES
The key services provided by the Office and the way in which they are expected to contribute to results are set out in the following table

		Results
					Parliament uses
			Government		Audit Office
			activities are more		reports to assist
			effective,	Parliament/	it in holding
			efficient, economic	Public can rely on	government
	2009-10 Budget	NSW Government	and comply with	accuracy of State	accountable for its
	Expenses	financial reporting	laws and government	Plan performance	use of public
Service Groups	$m	is sound	directions	reporting	resources
Financial Audit Services	28.0	✓
Performance Audit Services	4.3		✓
Auditor General’s Reports to Parliament	1.5				✓
State Plan Performance Indicator audits	0.2			✓
Total Expenses Excluding Losses	34.0
Recent Achievements
In 2007-08, the Audit Office completed 495 financial audits of NSW Government agencies. Of these, the Office only issued 15 qualified audit opinions, meaning that these agencies’ financial reports did not fully comply with accounting standards or contained material errors.
Of the 779 recommendations the Office made to its top 50 financial audit clients, 97 per cent were accepted.
The Office completed 11 major reviews of government agencies’ performance in 2007-08. Of the 109 recommendations made, 90 per cent were accepted by agencies.
The Office published six reports to Parliament on the outcomes of financial audits. Eleven reports were published on the outcomes of reviews of government agencies’ performance.
Strategic Directions
Through its audits of NSW Government agencies, the Audit Office will continue to assist Parliament in improving government’s accountability and performance.

Budget Estimates 2009-10	2-89

AUDIT OFFICE OF NEW SOUTH WALES
The Office is committed to performing high quality, independent audits of Government in New South Wales, by:
•	Parliament and agencies regularly seeking the Office’s advice and acting on its recommendations

•	Audit Office staff being highly skilled and dedicated to improving the public sector and

•	the Office acheiving professional recognition as a centre of excellence known for influencing auditing in Australia.
2009-10 Budget Initiatives
Total Revenue
Revenue is forecast to decrease from $34.5 million in 2008-09 to $32.9 million in 2009-10. This is principally due to work not recurring in 2009-10, and a reduction in client fees made possible by productivity improvements.
Total Expenses
Expenses are estimated at $34 million in 2009-10. This is a marginal increase on 2008-09 reflecting an increase in costs offset by an expected fall in audit demand, as with revenues, in 2009-10.
Capital Expenditure
Capital expenditure is estimated at $1.1 million in 2009-10. This will be spent on information technology and enhancements to Audit Office information systems.

2-9092	Budget Estimates 2009-10

AUDIT OFFICE OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	34,246	34,834	32,427
Investment income	260	580	360
Other revenue	—	37	67

Total Retained Revenue	34,506	35,451	32,854

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	27,734	27,081	28,015
Other operating expenses	4,981	6,297	5,099
Depreciation and amortisation	1,060	811	876
Other expenses	29	50	15

Total Expenses Excluding Losses	33,804	34,239	34,005

SURPLUS/(DEFICIT)	702	1,212	(1,151)

Budget Estimates 2009-10	2-91

AUDIT OFFICE OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	7,280	9,776	8,427
Receivables	5,473	4,777	4,777
Inventories	—	850	850
Other	5,730	5,554	5,554

Total Current Assets	18,483	20,957	19,608

Non Current Assets
Property, plant and equipment -
Land and building	1,285	1,280	1,242
Plant and equipment	757	664	652
Intangibles	1,182	790	1,038
Other	3,937	3,676	3,676

Total Non Current Assets	7,161	6,410	6,608

Total Assets	25,644	27,367	26,216

LIABILITIES
Current Liabilities
Payables	1,341	1,184	1,184
Provisions	8,026	7,873	7,873
Other	439	405	405

Total Current Liabilities	9,806	9,462	9,462

Non Current Liabilities
Provisions	146	199	199
Other	300	300	300

Total Non Current Liabilities	446	499	499

Total Liabilities	10,252	9,961	9,961

NET ASSETS	15,392	17,406	16,255

EQUITY

Accumulated funds	15,392	17,406	16,255

TOTAL EQUITY	15,392	17,406	16,255

2-9292	Budget Estimates 2009-10

AUDIT OFFICE OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	34,246	34,833	32,427
Interest	260	580	360
Other	2,100	2,137	2,167

Total Receipts	36,606	37,550	34,954

Payments
Employee related	27,734	27,081	28,015
Other	7,110	8,447	7,214

Total Payments	34,844	35,528	35,229

NET CASH FLOWS FROM OPERATING ACTIVITIES	1,762	2,022	(275)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(562)	(620)	(524)
Other	(525)	(370)	(550)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,087)	(990)	(1,074)

NET INCREASE/(DECREASE) IN CASH	675	1,032	(1,349)

Opening Cash and Cash Equivalents	6,605	8,744	9,776

CLOSING CASH AND CASH EQUIVALENTS	7,280	9,776	8,427

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	702	1,212	(1,151)
Non cash items added back	1,060	811	876
Change in operating assets and liabilities	—	(1)	—

Net cash flow from operating activities	1,762	2,022	(275)

Budget Estimates 2009-10	2-93

EVENTS NEW SOUTH WALES PTY LIMITED
Events New South Wales (Events NSW) is a wholly Government-owned company that identifies, attracts and nurtures events. The company was created in late 2007 following the Government’s consideration of the Review into a Possible Events Corporation for New South Wales by Mr John O’Neill AO.
The establishment of Events NSW is a clear recognition by the Government that attracting events to the State has major economic and financial benefits. These include benefits derived through both direct and indirect economic activity, creation of jobs as well as contributing towards building up positive community spirit.
Recent Achievements
Since its inception, Events NSW has been developing robust assessment tools to allow effective selection, development and leveraging of events that will deliver demonstrable direct economic, community and strategic/marketing outcomes closely matched to the State’s priorities. Events NSW has also established relationships across state, local and federal governments and the private sector.
The company has created a first Master Events Calendar for the State which has become a platform for all stakeholders marketing Sydney and New South Wales. The new 2009 Master Events Calendar is built around five recurring anchor events held annually including three major new festival seasons.
Vivacity Sydney was successfully delivered in early 2009 and the first editions of the new Crave Sydney and Vivid Sydney festivals are being developed and presented. This will consolidate the Events Strategy and the Master Events Calendar.
Events NSW funds Business Events Sydney (formerly the Sydney Convention and Visitors Bureau). The value of business events to New South Wales is significant due to the size of the return compared to the investment by the Government.

2-9498	Budget Estimates 2009-10

EVENTS NEW SOUTH WALES PTY LIMITED
Strategic Directions
Events New South Wales will focus on:
•	event development including fostering business and regional events to continually improve the Master Calendar of Events for Sydney and New South Wales

•	building strong partner and stakeholder relationships to identify, articulate and nurture relationships with Government and industry. This includes providing a platform and a rallying point for all stakeholders marketing Sydney and New South Wales, gaining a shared vision and united approach to marketing and exploiting various events

•	employing robust finance and risk management practices to maintain shareholder and stakeholder confidence and support and

•	supporting all other strategic priorities through branding, communications and event leveraging.
2009-10 Budget Initiatives
Total Expenses
Total expenses for Events NSW in 2009-10 are estimated at $37.1 million.
Capital Expenditure
Total capital expenditure for Events NSW in 2009-10 is estimated at $200,000.

Budget Estimates 2009-10	2-95

EVENTS NEW SOUTH WALES PTY LIMITED

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	—	—	400
Grants and contributions	31,000	31,427	36,500

Total Retained Revenue	31,000	31,427	36,900

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	3,869	3,827	4,600
Other operating expenses	25,506	33,135	32,100
Depreciation and amortisation	390	407	430

Total Expenses Excluding Losses	29,765	37,369	37,130

SURPLUS/(DEFICIT)	1,235	(5,942)	(230)

2-9698	Budget Estimates 2009-10

EVENTS NEW SOUTH WALES PTY LIMITED

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	390	590	682
Receivables	—	131	131

Total Current Assets	390	721	813

Non Current Assets
Property, plant and equipment -
Land and building	444	520	366
Plant and equipment	68	327	214
Intangibles	333	31	68

Total Non Current Assets	845	878	648

Total Assets	1,235	1,599	1,461

LIABILITIES
Current Liabilities
Payables	—	313	408
Provisions	—	54	51
Other	—	63	63

Total Current Liabilities	—	430	522

Total Liabilities	—	430	522

NET ASSETS	1,235	1,169	939

EQUITY
Accumulated funds	1,235	1,169	939

TOTAL EQUITY	1,235	1,169	939

Budget Estimates 2009-10	2-97

EVENTS NEW SOUTH WALES PTY LIMITED

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	—	—	400
Other	31,000	31,360	37,345

Total Receipts	31,000	31,360	37,745

Payments
Employee related	3,869	3,804	4,603
Other	25,506	34,792	32,850

Total Payments	29,375	38,596	37,453

NET CASH FLOWS FROM OPERATING ACTIVITIES	1,625	(7,236)	292

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(735)	(481)	(20)
Other	(500)	(26)	(180)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,235)	(507)	(200)

NET INCREASE/(DECREASE) IN CASH	390	(7,743)	92
Opening Cash and Cash Equivalents	—	8,333	590

CLOSING CASH AND CASH EQUIVALENTS	390	590	682

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	1,235	(5,942)	(230)
Non cash items added back	390	407	430
Change in operating assets and liabilities	—	(1,701)	92

Net cash flow from operating activities	1,625	(7,236)	292

2-9898	Budget Estimates 2009-10

STATE LIBRARY OF NEW SOUTH WALES
The State Library of New South Wales is the major public reference and research library and information service for the people of New South Wales. It comprises the heritage Mitchell and Dixson Libraries, the State Reference Library and web services.
The Library Council of New South Wales is the Library’s governing body. The Library Act 1939 and Library Regulation 2005 define the Council’s objects, powers and duties, and the Library’s role and responsibilities. The Library’s mission is to strengthen the community by being the trusted provider of quality information services.
Results and Services
The Library is working towards the following results:
•	A client focused library with services and programs tailored to client needs.

•	An effective public library network through support and development.
Key services that contribute to these results include:
•	library services to clients — information services and programs, including online access, managing the collections, including the Mitchell and Dixson Libraries of historical and Australian resources, to ensure the building, preservation, digitisation and the security of the collections, managing the heritage building and technology to satisfy clients’ expectations and

•	services to develop public libraries — providing professional advisory services for public libraries, access to specialist collections and expertise and managing NSW.net to enable affordable access to the internet for NSW councils, public libraries and communities.

Budget Estimates 2009-10	2-99

STATE LIBRARY OF NEW SOUTH WALES
The key services provided by the State Library of New South Wales and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2009-10	Library services	An effective public
	Budget	and programs	library network
	Expenses	tailored to client	through support and
Service Groups	$m	needs	development
Library Services to Clients	50.3	✓
Services to Develop Public Libraries	31.7		✓
Total Expenses Excluding Losses	82.0
Recent Achievements
Recent achievements include:
•	Additional grant funding for country public libraries — the Country Libraries Fund — was announced by the Government in late 2008. The Country Libraries Fund will provide $9 million over five years, and will enable public libraries to improve library infrastructure and services to the community. $1 million was allocated for 2008-09, then $2 million per annum from 2009-10 for four years. These funds will be managed through the existing Library Development Grant process.

•	In 2008-09, $1.6 million in Library Development Grants was approved for 14 projects across New South Wales. These projects will improve library infrastructure and services for communities across metropolitan, regional and rural New South Wales.

•	Funding of $2.1 million was provided in 2008-09 for an expanded electronic catalogue, with an additional $3.3 million in 2009-10. This represents phase one of the $27.2 million seven-year project, for which the Government has provided $10 million over three years. This project will provide expanded electronic catalogue records, online service delivery and access to online and digitised information content to enable greater participation and improved community access to State Library collections across New South Wales. The creation of electronic records is well underway and proceeding according to target.

2-100	Budget Estimates 2009-10

STATE LIBRARY OF NEW SOUTH WALES
Strategic Directions
Funding of $23.5 million per annum continues to be provided for public libraries for improving community access to library collections and services. Major strategies to achieve a client focused Library and an effective public library network are to:
•	understand our client base to improve client satisfaction with services and programs

•	increase awareness and use of the information services and programs

•	maximise the value of current and future technologies and

•	develop collaborative and cooperative relationships with stakeholders.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are estimated at $82 million. This includes a continuing direct contribution of $23.5 million for public library grants and subsidies.
Capital Expenditure
Total capital expenditure in 2009-10 is estimated at $16.4 million comprising:
•	$1.1 million for major asset management and maintenance works

•	$6.7 million for collection acquisitions including books, journals, pictures, maps and manuscripts

•	$3.3 million for the creation of expanded electronic catalogue

•	$3.4 million for air-conditioning upgrade in the State Library

•	$1.5 million upgrade of information communication technology infrastructure and

•	$500,000 for minor works.

Budget Estimates 2009-10	2-101

STATE LIBRARY OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	1,991	1,791	1,873
Investment income	1,470	1,570	1,600
Grants and contributions	73,227	73,320	79,946
Other revenue	10	50	10

Total Retained Revenue	76,698	76,731	83,429

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	42,035	42,034	42,163
Depreciation and amortisation	16,313	16,313	16,300
Grants and subsidies	23,528	23,562	23,528

Total Expenses Excluding Losses	81,876	81,909	81,991

SURPLUS/(DEFICIT)	(5,178)	(5,178)	1,438

2-102	Budget Estimates 2009-10

STATE LIBRARY OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	3,448	5,001	6,659
Receivables	1,727	1,546	1,590
Inventories	238	243	249

Total Current Assets	5,413	6,790	8,498

Non Current Assets
Other financial assets	17,392	17,307	17,017
Property, plant and equipment -
Land and building	224,721	226,826	225,034
Plant and equipment	1,880,920	1,876,637	1,878,567

Total Non Current Assets	2,123,033	2,120,770	2,120,618

Total Assets	2,128,446	2,127,560	2,129,116

LIABILITIES
Current Liabilities
Payables	3,991	2,030	2,073
Provisions	3,001	2,917	2,992

Total Current Liabilities	6,992	4,947	5,065

Non Current Liabilities
Other	—	32	32

Total Non Current Liabilities	—	32	32

Total Liabilities	6,992	4,979	5,097

NET ASSETS	2,121,454	2,122,581	2,124,019

EQUITY
Reserves	518,927	518,927	518,927
Accumulated funds	1,602,527	1,603,654	1,605,092

TOTAL EQUITY	2,121,454	2,122,581	2,124,019

Budget Estimates 2009-10	2-103

STATE LIBRARY OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	1,985	1,735	1,867
Interest	1,469	1,569	1,599
Other	75,275	75,511	82,091

Total Receipts	78,729	78,815	85,557

Payments
Grants and subsidies	23,528	23,562	23,528
Other	43,945	43,998	44,223

Total Payments	67,473	67,560	67,751

NET CASH FLOWS FROM OPERATING ACTIVITIES	11,256	11,255	17,806

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	380	580	590
Purchases of property, plant and equipment	(10,446)	(10,445)	(16,438)
Purchases of investments	(200)	(400)	(300)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(10,266)	(10,265)	(16,148)

NET INCREASE/(DECREASE) IN CASH	990	990	1,658

Opening Cash and Cash Equivalents	2,458	4,011	5,001

CLOSING CASH AND CASH EQUIVALENTS	3,448	5,001	6,659

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(5,178)	(5,178)	1,438
Non cash items added back	16,313	16,313	16,300
Change in operating assets and liabilities	121	120	68

Net cash flow from operating activities	11,256	11,255	17,806

2-104	Budget Estimates 2009-10

AUSTRALIAN MUSEUM
The Australian Museum is Australia’s leading natural and cultural history museum. Its mission is to inspire the exploration of nature and cultures. The Museum’s activities take place at its main site at College Street, Sydney and throughout New South Wales through its regional museum partnerships, outreach and rural and regional support programs. Worldwide access has grown dramatically during recent years via the internet. The Museum’s governing legislation is the Australian Museum Trust Act 1975.
Results and Services
The Museum will continue to work towards the following results:
•	Scientific researchers, and the community more generally, have access to the Museum’s natural history and cultural collections.

•	The community has access to a wide range of information about natural history and cultures both in the Museum and online.

•	Access to information increases awareness and influences policy and decision making.
Key services that contribute to these results include:
•	managing the collection

•	undertaking scientific research and

•	delivering public programs.
The key services provided by the Australian Museum and the way in which they are expected to contribute to results are set out in the following table:

		Results
				Access to
		Stakeholders access		information
	2009-10	collections,	Real and virtual	increases awareness
	Budget	collection data and	programs offered by	and influences
	Expenses	associated research	the Museum accessed	policy and decision
Service Groups	$m	knowledge	by the community	making

Collection Management	6.3	✓	✓	✓
Scientific Research	11.5	✓		✓
Public Programs	19.2		✓	✓

Total Expenses Excluding Losses	37.0

Budget Estimates 2009-10	2-105

AUSTRALIAN MUSEUM
Recent Achievements
The Museum has completed a $40.9 million renewal program funded by the Government. The program resulted in the major gallery refurbishment and accommodation improvements which have significantly improved public amenity of the facility, as well as addressing a range of health, safety and security issues.
Strategic Directions
The Museum’s focus in 2009-10 will continue to be on scientific research, exhibitions and education. It will also continue to actively develop research partnerships with scientific, government and commercial organisations. Reaching its audience through outreach, rural and regional programs, and the internet will remain a significant pursuit. The presentation of Pacific Rim cultures in innovative programs remains a commitment of the Museum.
2009-10 Budget Initiatives
Total Expenses
Total expenses for the Museum are budgeted at $37 million. The Museum will direct its resources to activities that include staging exhibitions, development of educational programs and conservation and recording work on its collections. Scientific research will continue to be focused in the areas of biological sciences, geosciences and anthropology.
Capital Expenditure
Total capital expenditure in 2009-10 is estimated at $4 million. The Museum will undertake various improvements to the College Street facility, including roof repairs and upgrades to hydraulic services.

2-106	Budget Estimates 2009-10

AUSTRALIAN MUSEUM

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	6,980	6,470	7,302
Investment income	450	550	300
Grants and contributions	30,262	30,946	28,354
Other revenue	—	2,820	—

Total Retained Revenue	37,692	40,786	35,956

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	32,975	33,778	32,983
Depreciation and amortisation	3,271	4,746	3,921
Grants and subsidies	87	87	87

Total Expenses Excluding Losses	36,333	38,611	36,991

SURPLUS/(DEFICIT)	1,359	2,175	(1,035)

Budget Estimates 2009-10	2-107

AUSTRALIAN MUSEUM

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	9,084	12,023	11,349
Receivables	1,702	2,082	2,082
Other financial assets	221	—	—
Inventories	228	231	231

Total Current Assets	11,235	14,336	13,662

Non Current Assets
Property, plant and equipment -
Land and building	186,865	216,564	216,955
Plant and equipment	552,706	805,914	805,638
Infrastructure systems	2,593	4,105	4,105

Total Non Current Assets	742,164	1,026,583	1,026,698

Total Assets	753,399	1,040,919	1,040,360

LIABILITIES
Current Liabilities
Payables	2,662	2,715	3,191
Provisions	1,507	1,744	1,744
Other	131	173	173

Total Current Liabilities	4,300	4,632	5,108

Non Current Liabilities
Borrowings at amortised cost	—	324	324
Other	18	19	19

Total Non Current Liabilities	18	343	343

Total Liabilities	4,318	4,975	5,451

NET ASSETS	749,081	1,035,944	1,034,909

EQUITY
Reserves	154,000	440,748	440,748
Accumulated funds	595,081	595,196	594,161

TOTAL EQUITY	749,081	1,035,944	1,034,909

2-108	Budget Estimates 2009-10

AUSTRALIAN MUSEUM

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	6,980	6,470	7,302
Interest	450	548	300
Other	29,090	32,654	27,152

Total Receipts	36,520	39,672	34,754

Payments
Grants and subsidies	87	87	87
Other	32,867	33,082	31,305

Total Payments	32,954	33,169	31,392

NET CASH FLOWS FROM OPERATING ACTIVITIES	3,566	6,503	3,362

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(6,957)	(8,785)	(4,036)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(6,957)	(8,785)	(4,036)

NET INCREASE/(DECREASE) IN CASH	(3,391)	(2,282)	(674)

Opening Cash and Cash Equivalents	12,475	14,305	12,023

CLOSING CASH AND CASH EQUIVALENTS	9,084	12,023	11,349

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	1,359	2,175	(1,035)
Non cash items added back	3,271	4,746	3,921
Change in operating assets and liabilities	(1,064)	(418)	476

Net cash flow from operating activities	3,566	6,503	3,362

Budget Estimates 2009-10	2-109

MUSEUM OF APPLIED ARTS AND SCIENCES
The Museum of Applied Arts and Sciences consists of the Powerhouse Museum, the Powerhouse Discovery Centre at Castle Hill and the Sydney Observatory. The Museum’s focus is on promoting an understanding of human ingenuity, and the way that has informed the development of technology. A complementary focus is on the people whose ideas have changed the way we live. The Museum is increasingly aligned, through partnerships and programs, to the creative industries. Public engagement is optimised through museum partnerships, outreach and regional support programs within New South Wales, and worldwide, by enabling digital access to the Museum’s collection and scholarship. The Museum is established under the Museum of Applied Arts and Sciences Act 1945.
Results and Services
The Museum is working towards the following results:
•	Community heritage is preserved and made accessible.

•	The community is being inspired to learn about human creativity and innovation, both past and present.

•	The Museum fosters creativity and innovation by engaging the community with innovative solutions and programs.
Key services provided by the Museum which contribute to these results include:
•	providing public access to the collection, scholarship and cultural programs, principally through the presentation of exhibitions, public programs and online services

•	managing cultural heritage collections and assets held in trust for the people of New South Wales and

•	fostering partnership programs with industry, government, community and the education sector.

2-110	Budget Estimates 2009-10

MUSEUM OF APPLIED ARTS AND SCIENCES
The key services provided by the Museum of Applied Arts and Sciences and the way in which they are expected to contribute to results are set out in the following table:

		Results
			The Community is
			inspired to learn
	2009-10	The Community’s	about human
	Budget	heritage is	creativity and
	Expenses	preserved and	innovation, both	Fostering creativity
Service Groups	$m	made accessible	past and present	and innovation

Museum Products and Programs	22.0		✓
Collection Management and Outreach	12.7	✓
Fostering Community and Industry Innovation	9.2			✓

Total Expenses Excluding Losses	43.9

Recent Achievements
In 2008-09 the Museum attracted 630,000 visits across its three sites. A program of off-site exhibitions and programs reached another 200,000, with over 60 regional NSW organisations engaged. Visitors to our websites numbered over 12 million. The Star Wars: Where Science Meets Imagination exhibition exceeded its visitor target by over 25 per cent. The exhibition attracted significant industry and education partnership support. Access to our collection in storage and online continued to grow through increasing visits to the Powerhouse Discovery Centre monthly open days and our delivery of the collection through our website.
Strategic Directions
The Museum’s new strategic plan will refocus its programs to showcase human ingenuity, both past and present, and to create a greater awareness about the people who have shaped our world.
Education programs will give greater attention to science, including mathematics, physics, and engineering.
The Museum’s outward focus will be reflected in stronger links with the creative industries, and the research and learning institutions which support them.

Budget Estimates 2009-10	2-111

MUSEUM OF APPLIED ARTS AND SCIENCES
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are budgeted at $43.9 million. The Museum’s resources will be directed to running its program of exhibitions and public programs, featuring 1980’s: The formation of Gen X and Sydney Design 09, in addition to attracting more visits to the Powerhouse Discovery Centre and continuing to support the state’s regional areas.
Capital Expenditure
Total capital expenditure in 2009-10 is estimated at $4.1 million. Major works for 2009-10 will be the commencement of stone replacement works on areas of the original powerhouse façade.

2-112	Budget Estimates 2009-10

MUSEUM OF APPLIED ARTS AND SCIENCES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	6,186	6,950	4,601
Investment income	467	368	60
Grants and contributions	34,598	36,055	36,964
Other revenue	78	213	280

Total Retained Revenue	41,329	43,586	41,905

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	38,037	41,367	37,775
Depreciation and amortisation	6,140	5,800	6,075
Grants and subsidies	—	244	—

Total Expenses Excluding Losses	44,177	47,411	43,850

Gain/(loss) on disposal of non current assets	208	208	208

SURPLUS/(DEFICIT)	(2,640)	(3,617)	(1,737)

Budget Estimates 2009-10	2-113

MUSEUM OF APPLIED ARTS AND SCIENCES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,401	2,512	2,063
Receivables	895	795	795

Total Current Assets	2,296	3,307	2,858

Non Current Assets
Other financial assets	5,186	4,715	4,715
Property, plant and equipment -
Land and building	110,715	111,037	111,162
Plant and equipment	421,108	421,706	420,371

Total Non Current Assets	537,009	537,458	536,248

Total Assets	539,305	540,765	539,106

LIABILITIES
Current Liabilities
Payables	2,733	2,655	2,733
Provisions	2,496	2,700	2,700

Total Current Liabilities	5,229	5,355	5,433

Non Current Liabilities
Other	10	23	23

Total Non Current Liabilities	10	23	23

Total Liabilities	5,239	5,378	5,456

NET ASSETS	534,066	535,387	533,650

EQUITY
Reserves	139,763	139,763	139,763
Accumulated funds	394,303	395,624	393,887

TOTAL EQUITY	534,066	535,387	533,650

2-114	Budget Estimates 2009-10

MUSEUM OF APPLIED ARTS AND SCIENCES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	6,186	6,977	4,601
Interest	110	368	60
Other	34,041	33,470	34,446

Total Receipts	40,337	40,815	39,107

Payments
Employee related	—	1,029	—
Grants and subsidies	—	244	—
Other	38,024	39,321	35,699

Total Payments	38,024	40,594	35,699

NET CASH FLOWS FROM OPERATING ACTIVITIES	2,313	221	3,408

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	268	268	268
Purchases of property, plant and equipment	(2,939)	(3,538)	(4,125)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,671)	(3,270)	(3,857)

NET INCREASE/(DECREASE) IN CASH	(358)	(3,049)	(449)

Opening Cash and Cash Equivalents	1,759	5,561	2,512

CLOSING CASH AND CASH EQUIVALENTS	1,401	2,512	2,063

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(2,640)	(3,617)	(1,737)
Non cash items added back	5,083	5,000	5,275
Change in operating assets and liabilities	(130)	(1,162)	(130)

Net cash flow from operating activities	2,313	221	3,408

Budget Estimates 2009-10	2-115

HISTORIC HOUSES TRUST OF NEW SOUTH WALES
The Historic Houses Trust of New South Wales is entrusted with the care of historically significant heritage properties in the State. The Trust provides the public with access to places of cultural significance and enables them to gain a greater awareness and interest in the State’s cultural heritage. The Trust’s governing legislation is set out in the Historic Houses Act 1980.
Results and Services
The Trust is assisting the public to be better custodians of the historic environment by becoming more aware, and to respect the history and cultural heritage of New South Wales by working towards the following results:
•	Heritage properties in New South Wales, their parks and gardens and collections are conserved to international best practice, and can be accessed.

•	The public is aware of, better informed on and therefore values its historic environment and cultural heritage.
Key services provided by the Trust to contribute to these results include:
•	conserving historic properties and museums, their parks and gardens and collections

•	public access to historic properties and museums, exhibitions, regional programs and a schools education program and

•	research on and interpretation of historic properties.
The key services provided by the Historic Houses Trust and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2009-10		The public is aware, better
	Budget		informed and values its
	Expenses	Heritage properties are	historic environment and
Service Groups	$m	conserved and accessible	cultural heritage
Conservation and Management	16.7	✓
Public Access	7.9	✓	✓
Research and Interpretation	2.9		✓
Total Expenses Excluding Losses	27.5

2-116	Budget Estimates 2009-10

HISTORIC HOUSES TRUST OF NEW SOUTH WALES
Recent Achievements
The Trust’s recent achievements include the consolidation of the land around Rouse Hill House and Farm, including finalising the exchange of surplus land between the Trust and the Roads and Traffic Authority of New South Wales, the purchase of a Nissen Hut in Belmont North as part of the Endangered Houses Fund program, the staging of Sydney Open 08 and Hyde Park Barracks Museum being one of 11 convict sites nominated as a series for World Heritage listing.
The Trust has recently issued four new publications — Lost Gardens of Sydney, Shooting Through Sydney by Tram, Femme Fatale and Mint Project. Recent exhibitions have included Lost Gardens of Sydney, Tails of the City — Sydney’s Passion for Pets, Shooting through Sydney by Tram, David Mist — Swinging Sydney, Danny Huynh — Rituals and Traditions of Sydney and Femme Fatale — The Female Criminal.
Strategic Directions
The key strategic direction of the Trust continues to be conservation, interpretation and management of places of cultural significance in the care of the Trust for present and future generations.
The Trust is continuing its work at Rouse Hill House and Farm, which is one of Australia’s most culturally important historic places. The original Rouse Hill School has been acquired and conserved, and will be used as a new education centre to deliver programs to school children. Construction of purpose-built facilities for school groups will be completed by January 2010.
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are estimated at $27.5 million, including $3.4 million for maintenance work to properties in accordance with the Government’s policy on heritage asset management, and to continue a range of exhibitions and publications.

Budget Estimates 2009-10	2-117

HISTORIC HOUSES TRUST OF NEW SOUTH WALES
Capital Expenditure
Total capital expenditure in 2009-10 is estimated at $2.3 million including:
•	$1.3 million for Rouse Hill House and Farm — Education Facility

•	$500,000 for the replacement of the pavement at Government House and

•	approximately $390,000 for collections acquisition and replacement and upgrade of computers, plant and equipment.

2-118	Budget Estimates 2009-10

HISTORIC HOUSES TRUST OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	5,882	5,818	5,840
Investment income	655	530	533
Grants and contributions	23,056	23,312	21,645
Other revenue	70	430	72

Total Retained Revenue	29,663	30,090	28,090

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	100	—	—
Other operating expenses	26,551	24,627	26,110
Depreciation and amortisation	1,401	1,391	1,415

Total Expenses Excluding Losses	28,052	26,018	27,525

Gain/(loss) on disposal of non current assets	4	(46)	—

SURPLUS/(DEFICIT)	1,615	4,026	565

Budget Estimates 2009-10	2-119

HISTORIC HOUSES TRUST OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	7,287	10,358	10,087
Receivables	788	620	620
Other financial assets	425	—	--
Inventories	614	688	688

Total Current Assets	9,114	11,666	11,395

Non Current Assets
Other financial assets	—	2,500	2,500
Property, plant and equipment -
Land and building	205,367	205,277	205,889
Plant and equipment	35,605	36,086	36,310

Total Non Current Assets	240,972	243,863	244,699

Total Assets	250,086	255,529	256,094

LIABILITIES
Current Liabilities
Payables	1,669	2,131	2,131
Provisions	1,364	2,393	2,393

Total Current Liabilities	3,033	4,524	4,524

Non Current Liabilities
Other	11	17	17

Total Non Current Liabilities	11	17	17

Total Liabilities	3,044	4,541	4,541

NET ASSETS	247,042	250,988	251,553

EQUITY
Reserves	103,484	104,822	104,822
Accumulated funds	143,558	146,166	146,731

TOTAL EQUITY	247,042	250,988	251,553

2-120	Budget Estimates 2009-10

HISTORIC HOUSES TRUST OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	5,882	5,842	5,840
Interest	655	372	533
Other	26,104	26,717	24,880

Total Receipts	32,641	32,931	31,253

Payments
Employee related	100	—	—
Other	29,529	26,120	29,273

Total Payments	29,629	26,120	29,273

NET CASH FLOWS FROM OPERATING ACTIVITIES	3,012	6,811	1,980

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	4	40	—
Purchases of property, plant and equipment	(3,580)	(3,774)	(2,191)
Other	—	(88)	(60)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,576)	(3,822)	(2,251)

NET INCREASE/(DECREASE) IN CASH	(564)	2,989	(271)

Opening Cash and Cash Equivalents	7,851	7,369	10,358

CLOSING CASH AND CASH EQUIVALENTS	7,287	10,358	10,087

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	1,615	4,026	565
Non cash items added back	1,401	1,395	1,415
Change in operating assets and liabilities	(4)	1,390	—

Net cash flow from operating activities	3,012	6,811	1,980

Budget Estimates 2009-10	2-121

ART GALLERY OF NEW SOUTH WALES
The Art Gallery of New South Wales is one of Australia’s leading cultural institutions that, on behalf of the NSW community, collects, conserves, interprets and displays works of art with a special emphasis on the artistic traditions of Australia and our neighbouring regions. Governing legislation is the Art Gallery of New South Wales Act 1980.
Results and Services
The Art Gallery of New South Wales seeks to contribute to sustaining and enriching the cultural wellbeing of the NSW community by working towards the following results:
•	The NSW community has daily access to both the art collections and heritage building (which meets international museum standards for display and storage of art works).

•	People better understand and value their cultural heritage and wealth embodied in the Gallery’s art collections and heritage building.

•	Art collections are enhanced and conserved, keeping them vibrant and available for presentation now, and for future generations.

Key services provided by the Gallery that contribute to these results include:

•	collecting the best works of art available to provide an enduring representation of the visual arts of our time

•	initiating quality exhibitions and art publications

•	engaging people in the life of the Gallery through inspiring education activities, enjoyable communal and family programs, and membership opportunities and

•	encouraging private benefaction and corporate sector sponsorship to further support a prosperous cultural life for the people of New South Wales.

2-122	Budget Estimates 2009-10

ART GALLERY OF NEW SOUTH WALES
The key services provided by the Gallery and the way in which they are expected to contribute to results are set out in the following table:

		Results
		The NSW
	2009-10	community has	People better
	Budget	daily access to the	understand and	The collection
	Expenses	collection and	value their cultural	is enhanced
Service Groups	$m	heritage building	heritage	and conserved

Art Collection Maintenance and Presentation	23.8	✓
Art Exhibitions, Acquisition and Visitor Services Programs	13.6		✓	✓

Total Expenses Excluding Losses	37.4

Recent Achievements
During the year the Gallery presented the major Monet and the Impressionist exhibition, which attracted over 225,000 visitors. Two exhibitions, 9 shades of Whiteley and Archibald Prize 08, also toured to seven regional art museums across New South Wales.
In September 2008 it was announced that the first painting by Paul Cezanne, Bords de la Marne c1888, a pivotal painting in the history of art, entered the Gallery’ collection. A fundraising campaign for its acquisition, successfully led by the Art Gallery of New South Wales Foundation, attracted many private citizens to contribute toward the $16.2 million purchase price.
Strategic Directions
The Gallery’s continuing main strategic objective is to operate an energetic and accessible arts instutition that plays a vital part in Sydney’s cultural life.
2009-10 Budget Initiatives
Total Expenses
Operating expenses for the forthcoming year are budgeted at $37.4 million. The Gallery’s major exhibitions during 2009-10 include Intensely Dutch and Rupert Bunny. The popular Archibald Prize exhibition will again tour to five regional museums across New South Wales.

Budget Estimates 2009-10	2-123

ART GALLERY OF NEW SOUTH WALES
Capital Expenditure
Total capital expenditure in 2009-10 is estimated at $22.8 million. This includes:
•	$16.9 million for the new fine arts collection storage facility, an upgraded loading dock and refurbishment of display space for contemporary and modern art. This is a four year building project with a total cost of $27.6 million

•	$2.4 million for ongoing heritage building maintenance

•	$2 million from private funding for the ongoing acquisition of works of art and

•	$1.5 million for one-off building maintenance projects and minor works.

2-124	Budget Estimates 2009-10

ART GALLERY OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	8,584	11,254	7,710
Investment income	1,658	1,426	328
Grants and contributions	33,554	48,201	42,891

Total Retained Revenue	43,796	60,881	50,929

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	37,348	36,328	35,078
Depreciation and amortisation	2,300	2,305	2,349
Grants and subsidies	—	80	—

Total Expenses Excluding Losses	39,648	38,713	37,427

Gain/(loss) on disposal of non current assets	—	567	—

SURPLUS/(DEFICIT)	4,148	22,735	13,502

Budget Estimates 2009-10	2-125

ART GALLERY OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	19,529	29,099	20,880
Receivables	1,238	1,729	1,729
Inventories	1,492	1,243	1,243

Total Current Assets	22,259	32,071	23,852

Non Current Assets
Other financial assets	9,959	8,860	8,088
Property, plant and equipment -
Land and building	148,168	171,242	190,091
Plant and equipment	793,508	815,432	819,076

Total Non Current Assets	951,635	995,534	1,017,255

Total Assets	973,894	1,027,605	1,041,107

LIABILITIES
Current Liabilities
Payables	3,821	6,668	6,668

Total Current Liabilities	3,821	6,668	6,668

Non Current Liabilities
Other	16	14	14

Total Non Current Liabilities	16	14	14

Total Liabilities	3,837	6,682	6,682

NET ASSETS	970,057	1,020,923	1,034,425

EQUITY
Reserves	299,715	326,067	326,067
Accumulated funds	670,342	694,856	708,358

TOTAL EQUITY	970,057	1,020,923	1,034,425

2-126	Budget Estimates 2009-10

ART GALLERY OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	8,732	11,062	7,710
Interest	1,441	2,400	1,322
Other	31,564	46,842	41,244

Total Receipts	41,737	60,304	50,276

Payments
Grants and subsidies	—	80	—
Other	37,358	36,039	35,431

Total Payments	37,358	36,119	35,431

NET CASH FLOWS FROM OPERATING ACTIVITIES	4,379	24,185	14,845

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	1,023	—
Purchases of property, plant and equipment	(18,360)	(31,275)	(22,842)
Purchases of investments	—	(217)	(222)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(18,360)	(30,469)	(23,064)

NET INCREASE/(DECREASE) IN CASH	(13,981)	(6,284)	(8,219)

Opening Cash and Cash Equivalents	33,510	35,383	29,099

CLOSING CASH AND CASH EQUIVALENTS	19,529	29,099	20,880

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	4,148	22,735	13,502
Non cash items added back	83	2,204	1,343
Change in operating assets and liabilities	148	(754)	—

Net cash flow from operating activities	4,379	24,185	14,845

Budget Estimates 2009-10	2-127

NEW SOUTH WALES FILM AND TELEVISION OFFICE
The New South Wales Film and Television Office fosters and facilitates creative and business opportunities in the screen industry. It promotes innovation in screen content and technology, and champions the contribution the New South Wales Screen Industry makes to the State’s culture, economy and society. Governing legislation is the Film and Television Office Act 1988.
Results and Services
The Office is focused on achieving the following results:
•	The screen industry achieves improved sustainability.

•	New South Wales is maintained as the preferred choice for local and international filming.

•	Public interest in film and television is increased as a medium of communication and as an art form, and an informed and critical screen audience is developed.
Key services provided by the Office that contribute to these results include:
•	participation in projects that are likely to be commercially successful, contribute to the NSW economy and be culturally relevant

•	provision of production attraction advisory services and the marketing of New South Wales as a filming destination

•	development of filmmakers through workshops, script development grants, and traineeship schemes and

•	provision of grants for industry and audience development.

2-128	Budget Estimates 2009-10

NEW SOUTH WALES FILM AND TELEVISION OFFICE
The key services provided by the Office and the way in which they are expected to contribute to results are set out in the following table:

		Results
			More informed	New South
			and critical	Wales becomes
	2009-10	Industry	audiences in	a preferred
	Budget	achieves	metropolitan	choice for local
	Expenses	improved	and regional	and international
Service Groups	$m	sustainability	areas	filming

Development	5.0	✓	✓
Finance and Investment	9.6	✓		✓
Production Attraction and Support	0.7	✓		✓

Total Expenses Excluding Losses	15.3

Recent Developments
There continues to be strong demand for production investment funds for film and television programs in New South Wales. The Office has provided production investment funding of $4 million in 2004-05, $4.3 million in 2005-06, $3.6 million in 2006-07, $4.8 million in 2007-08 and a projected spend in 2008-09 of $4.4 million.
The Office has worked closely with the Department of Premier and Cabinet to develop the Film Friendly package of legislation, which came into effect with the release of the Local Government Film Friendly Protocol in March 2009. This package is intended to reinvigorate and transform the NSW screen production industry by giving filmmakers access to prime locations. Councils and government agencies will now be required to adhere to a standard protocol and application process and keep fees in line with cost recovery. Training and upskilling of film contact officers in state and local authorities will be a priority in 2009-10.
Strategic Directions
In 2008 the Office released its Strategic Plan for 2008-13 following a period of review of the agency and its position within the NSW screen and creative industries. The ability to adapt and make compelling screen and digital content will require innovative ways of doing business in our sector, and the screen industry will need to constantly raise the bar to ensure that its creativity and innovation is truly world class in an international marketplace.

Budget Estimates 2009-10	2-129

NEW SOUTH WALES FILM AND TELEVISION OFFICE
Priorities for the year ahead include:
•	supporting and encouraging talented people and quality projects in the screen industries

•	assisting production companies to access loans to improve cashflows, by working in partnership with the private sector

•	training and development of state and local authorities in the Film Friendly protocols

•	aggressively marketing New South Wales as the state “in which to create” for international and local production and

•	encouraging local producers to maximise opportunities for exploitation of content by considering market opportunities on new and emerging platforms.
2009-10 Budget Initiatives
Total Expenses
Total expenses for the Office for 2009-10 are budgeted at $15.3 million. Major activities funded from the budget include:
•	$8.6 million for production investment including an additional $5 million to support the NSW production of Australian based screen projects as part of the Government’s response to the Jobs Summit

•	$1.2 million for script and project development

•	$1.1 million for industry and skills development and

•	$300,000 for the Regional Filming Fund.
Capital Expenditure
Total capital expenditure in 2009-10 is estimated at $44,000 for minor works to improve and replace office equipment.

2-130	Budget Estimates 2009-10

NEW SOUTH WALES FILM AND TELEVISION OFFICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement
Retained Revenue
Investment income	300	400	300
Grants and contributions	9,210	9,172	14,266
Other revenue	700	923	700

Total Retained Revenue	10,210	10,495	15,266

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	28	—	—
Other operating expenses	4,476	3,742	3,967
Depreciation and amortisation	39	148	153
Grants and subsidies	5,625	6,877	11,146

Total Expenses Excluding Losses	10,168	10,767	15,266

SURPLUS/(DEFICIT)	42	(272)	—

Budget Estimates 2009-10	2-131

NEW SOUTH WALES FILM AND TELEVISION OFFICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	4,179	5,558	5,767
Receivables	894	998	898
Other financial assets	1,963	899	899

Total Current Assets	7,036	7,455	7,564

Non Current Assets
Property, plant and equipment -
Land and building	336	218	110
Plant and equipment	49	106	105

Total Non Current Assets	385	324	215

Total Assets	7,421	7,779	7,779

LIABILITIES
Current Liabilities
Payables	886	2,071	2,071
Provisions	132	114	114

Total Current Liabilities	1,018	2,185	2,185

Non Current Liabilities
Provisions	6	3	3
Other	413	375	375

Total Non Current Liabilities	419	378	378

Total Liabilities	1,437	2,563	2,563

NET ASSETS	5,984	5,216	5,216

EQUITY
Accumulated funds	5,984	5,216	5,216

TOTAL EQUITY	5,984	5,216	5,216

2-132	Budget Estimates 2009-10

NEW SOUTH WALES FILM AND TELEVISION OFFICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	—	(310)	—
Interest	335	191	400
Other	10,662	11,022	15,759

Total Receipts	10,997	10,903	16,159

Payments
Employee related	134	—	—
Grants and subsidies	5,625	6,877	11,146
Other	5,354	4,191	4,760

Total Payments	11,113	11,068	15,906

NET CASH FLOWS FROM OPERATING ACTIVITIES	(116)	(165)	253

CASH FLOWS FROM INVESTING ACTIVITIES
Advance repayments received	—	237	—
Purchases of property, plant and equipment	(44)	(44)	(44)
Advances made	(663)	—	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(707)	193	(44)

NET INCREASE/(DECREASE) IN CASH	(823)	28	209

Opening Cash and Cash Equivalents	5,002	5,530	5,558

CLOSING CASH AND CASH EQUIVALENTS	4,179	5,558	5,767

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	42	(272)	—
Non cash items added back	39	148	153
Change in operating assets and liabilities	(197)	(41)	100

Net cash flow from operating activities	(116)	(165)	253

Budget Estimates 2009-10	2-133

DEPUTY PREMIER, MINISTER FOR
CLIMATE CHANGE AND THE ENVIRONMENT,
AND MINISTER FOR COMMERCE
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Environment and Climate Change
Total Expenses	986.0	1,078.7	9.4
Capital Expenditure	202.2	68.8	-66.0

Environmental Trust
Total Expenses	93.9	93.4	-0.6
Capital Expenditure	—	—	—

Royal Botanic Gardens and Domain Trust
Total Expenses	34.3	39.2	14.5
Capital Expenditure	3.1	3.4	7.2

Department of Commerce
Total Expenses	827.1	869.5	5.1
Capital Expenditure	307.1	343.2	11.8

Border Rivers-Gwydir Catchment Management Authority
Total Expenses	13.0	7.7	-40.5
Capital Expenditure	—	—	—

Central West Catchment Management Authority
Total Expenses	35.4	10.2	-71.3
Capital Expenditure	—	—	—

Hawkesbury-Nepean Catchment Management Authority
Total Expenses	10.3	14.4	40.2
Capital Expenditure	—	—	—

Hunter-Central Rivers Catchment Management Authority
Total Expenses	20.9	14.2	-32.0
Capital Expenditure	—	—	—

Lachlan Catchment Management Authority
Total Expenses	16.8	8.9	-46.7
Capital Expenditure	—	—	—

Budget Estimates 2009-10	3-1

DEPUTY PREMIER, MINISTER FOR CLIMATE CHANGE AND THE
ENVIRONMENT, AND MINISTER FOR COMMERCE

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Lower Murray-Darling Catchment Management Authority
Total Expenses	10.5	6.7	-36.5
Capital Expenditure	—	—	—

Murray Catchment Management Authority
Total Expenses	22.6	10.4	-54.2
Capital Expenditure	—	—	—

Murrumbidgee Catchment Management Authority
Total Expenses	26.7	11.3	-57.6
Capital Expenditure	—	—	—

Namoi Catchment Management Authority
Total Expenses	14.2	7.6	-46.5
Capital Expenditure	—	—	—

Northern Rivers Catchment Management Authority
Total Expenses	14.9	10.1	-32.1
Capital Expenditure	—	—	—

Southern Rivers Catchment Management Authority
Total Expenses	13.8	10.0	-28.1
Capital Expenditure	—	—	—

Sydney Metropolitan Catchment Management Authority
Total Expenses	4.9	6.3	29.9
Capital Expenditure	—	—	—

Western Catchment Management Authority
Total Expenses	15.6	7.0	-55.4
Capital Expenditure	—	—	—

NSW Businesslink Pty Limited
Total Expenses	142.9	175.0	22.4
Capital Expenditure	12.5	24.3	94.4

State Records Authority
Total Expenses	15.8	17.1	8.5
Capital Expenditure	0.3	0.3	—

Total, Deputy Premier, Minister for Climate Change and the Environment, and Minister for Commerce
Total Expenses	2,319.6	2,397.7	3.4
Capital Expenditure	525.2	440.0	-16.2

3-2	Budget Estimates 2009-10

DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
The Department of Environment and Climate Change (DECC) develops and coordinates programs to address the impacts of climate change in New South Wales, protects and conserves the environment and Aboriginal heritage, manages national and marine parks and reserves and ensures sustainable management of natural resources, including coastal environments and floodplains. DECC manages more than 6.7 million hectares of parks and reserves, which is more than 8 per cent of all land in New South Wales.
DECC has responsibilities and powers under legislation covering natural resource management (including native vegetation and coastal management), environment protection, national and marine parks and protection of Aboriginal cultural heritage.
DECC also provides staff, services and other support to the Royal Botanic Gardens and Domain Trust, the Environmental Trust, the Lord Howe Island Board and Catchment Management Authorities (CMAs).
Results and Services
DECC has lead agency responsibility for coordinating with partner agencies to ensure the delivery of the following State Plan priorities:
•	E3: Cleaner air and progress on greenhouse gas emissions.

•	E4: Better environmental outcomes for native vegetation, biodiversity, land, rivers and coastal waterways.
DECC’s planned results are:
•	Climate change and its impacts are minimised to protect the environment, the economy and community wellbeing.

•	The environment is healthier and cleaner, protecting both ecological and human health.

•	Integrated landscape management supports long-term ecological, social and economic sustainability.

Budget Estimates 2009-10	3-3

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Key services provided by DECC, consistent with these results, include:
•	leading the development of the State’s climate change policy response, including NSW’s energy efficiency strategy, a State Government carbon neutrality policy and the development of a NSW sea level rise policy

•	delivering through the Climate Change Fund the State’s major climate change programs, including:
•	$314 million to deliver water and energy savings in homes, schools, businesses and public facilities and

•	$137 million for the Energy Efficiency Strategy
•	delivering regulation and enforcement to protect the environment, native vegetation, biodiversity and Aboriginal heritage, and responding to pollution and emergency incidents

•	developing and implementing policies and programs for threatened species, native wildlife, native vegetation, biodiversity conservation, air, water recovery and environmental water management, noise, chemicals, waste management, coastal protection and cultural heritage and developing natural resource management protocols, policies and tools to support CMAs and agencies

•	providing State-level leadership, in collaboration with CMAs, for investment in restoring the health of rural landscapes and ecosystems to achieve the 13 State-wide targets for natural resource management in New South Wales

•	developing the policies and tools that underpin the implementation of the Native Vegetation Act 2003 and the Biobanking Scheme

•	establishing and managing a comprehensive, adequate and representative terrestrial and marine protected area system and partnering with private landholders to achieve conservation outcomes, and increasing opportunities for people to visit and enjoy national and marine parks

•	working with Aboriginal communities, private and public landowners, local councils and CMAs to protect and conserve Aboriginal heritage and

•	undertaking scientific analysis, research, investigation, monitoring, evaluation and reporting on a range of climate change, natural resource, environmental and cultural heritage areas.

3-4	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
DECC’s key service groups and the way in which they contribute to results are set out in the following table:

		Results
		Impacts of climate		Integrated
		change are		landscape
		minimised to		management supports
		protect the		long-term economic,
	2009-10 Budget	environment, the	The environment is	social and
	Expenses	economy and	healthier and	environmental
Service Groups	$m	community wellbeing	cleaner	sustainability

Climate Change, Policy and Programs	465.1	✓	✓	✓
Environment Protection and Regulation	106.7	✓	✓	✓
Parks and Wildlife	373.8	✓	✓	✓
Culture and Heritage	14.6	✓	✓	✓
Scientific Services	51.6	✓	✓	✓
Personnel Services	66.9

Total Expenses Excluding Losses	1,078.7

Recent Achievements
Recent achievements in relation to DECC planned result — minimising climate change and its impacts — include:
•	leading the State’s negotiations with the Australian Government on major inter-jurisdictional issues such as the development and implementation of a national emissions trading scheme and national strategy for energy efficiency

•	developing a Climate Change Action Plan for New South Wales (to replace the Greenhouse Plan) and a Sea Level Rise Policy Statement, and establishing the Climate Change Science Network

•	developing the NSW Energy Savings Scheme and the NSW feed-in Tariff Scheme and establishing Renewable Energy Precincts

•	developing the NSW Green Skills Strategy in partnership with the Department of Education and Training

Budget Estimates 2009-10	3-5

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
•	promoting sustainability and resource recovery through improved waste management by providing $21.2 million in waste and sustainability improvement payments to local councils

•	expanding support to businesses, with $20 million over 5 years for the Sustainability Advantage Program under the Energy Efficiency Strategy and

•	supporting new energy efficiency programs for 220,000 low income households and 6,000 small businesses.
Recent achievements in relation to DECC planned result — achieving a cleaner and healthier environment — include:
•	expanding vapour recovery technology at petrol stations in the greater metropolitan region, through the draft Protection of the Environment Operations (Clean Air) Amendment (Vapour Recovery) Regulation 2008 and associated guidelines

•	coordinating delivery of the NSW Diffuse Source Water Pollution Strategy across Government, councils and CMAs

•	initiating a new Dangerous Goods (Roads and Rail Transport) Act 2008 that now brings New South Wales and Australia into line with international requirements for dangerous goods transport, replacing previously separate dangerous goods regulations for road and rail transport and providing uniformity for cross border transport of dangerous goods between states
•	introducing substantial changes to the Protection of the Environment Operations Waste regulations to provide clearer responsibilities for people who wish to use wastes for land filling, alternative fuels or fertilisers and to streamline the approval process and

•	providing new noise control regulations to improve management of neighbourhood noise, covering the use of power tools, air conditioners, alarms and motor vehicles.
Recent achievements in relation to DECC planned result — managing the New South Wales landscape for long-term sustainability — include:
•	managing the expansion of national parks and reserves by some 600,000 hectares since 2005-06, with new parks and additions in 2008-09 totalling 31,305 hectares

3-6	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
•	implementing the National Parks Establishment Plan, which defines priorities for the next decade for increasing the reserve system

•	developing and upgrading visitor facilities and other important infrastructure across the reserve system and implementing new systems to help optimise management of all assets in parks and gardens

•	working in partnership with CMAs and private landholders to improve native vegetation and increase conservation outcomes, resulting in:
•	almost 2 million hectares of private land managed under formal native vegetation conservation agreements and

•	more than 1,170 landholders adopting property vegetation plans, with over 800 of these involving payment of incentives to farmers to improve or protect native vegetation
•	adopting 678 private native forestry property vegetation plans under the new Codes of Practice, representing an area of just under 200,000 hectares, with 73 sites being audited

•	working with CMAs to implement Catchment Action NSW, the Government’s regional natural resource management investment program starting in 2008-09

•	progressing the Natural Resource Management Monitoring Evaluation and Reporting Strategy and building on this work to develop 13 regional State of the Catchment Reports

•	releasing a discussion paper on a new Biodiversity Strategy for New South Wales

•	implementing the City and Country Environmental Restoration Program to tackle the State’s most significant environmental challenges, including restoring wetlands, protecting marine environments and securing high conservation value Crown lands for national parks and

•	establishing new joint management arrangements with Aboriginal communities including the Saltwater Tribal Council for Saltwater National Park and part of Khappinghat Nature Reserve.

Budget Estimates 2009-10	3-7

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Strategic Directions
In keeping with the directions set by the State Plan and other Government initiatives, DECC will be focusing on working with key stakeholders and the community to:
•	drive efficiencies in the use of energy, water and materials across the State to help create green jobs that deliver lasting benefits in reduced energy costs and greenhouse gas emissions

•	ensure that the State is strategically positioned to play its part in reducing greenhouse gas emissions, adapt to those impacts of climate change which are unavoidable and take advantage of the opportunities that arise in the transition to a low-carbon economy

•	identify coastal and flood hazards in local government areas and assist local councils to develop actions to adapt to rising sea levels

•	progress the State’s contribution to the Living Murray Program in order to recover 249 gigalitres of water for the environment

•	reduce harmful emissions to air, land and water, and reduce the number of significantly contaminated sites

•	reduce the exposure of the community and the environment to chemicals, radiation, dust, waste and odour

•	reduce the exposure of the community to industrial, construction, road and rail noise and vibration, aiming for levels that are both sustainable and minimise impact

•	put in place more streamlined environmental approval and regulatory processes which achieve environmental outcomes whilst reducing red tape for industry and business

•	manage the health of wetlands, waterways and rivers, in part through the purchase of water for the environment; sustain healthy populations of native species of flora and fauna; and improve the extent and condition of native vegetation

•	improve the management of marine parks including building improved scientific understanding of the marine environment

3-8	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
•	provide a broad range of opportunities and experiences for visitors to enjoy national parks and reserves, marine parks and botanic gardens

•	increase volunteer participation in and community support for the environment and conservation

•	manage historic heritage in parks and gardens to conserve and display cultural values

•	manage fire, animal pests and weeds to protect parks and neighbouring lands

•	renew radio infrastructure vital for effective and safe management of the reserve system, including fire fighting and

•	support Aboriginal people in the practice, promotion and renewal of their culture and increase Aboriginal community capacity.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are estimated at $1.1 billion. Major expenditure areas include:
•	$208.2 million for a wide range of programs under the Climate Change Fund including:
•	$50 million for programs under the Water and Energy Savings Funds to boost the existing efforts of industry, government and households to use water and energy more efficiently

•	$97.3 million for climate change mitigation initiatives, including $32.1 million for household rebates for rainwater tanks, climate-friendly hot water systems, water-efficient washing machines and removal and recycling of old second fridges, $9 million for water and energy efficiency measures in schools and $5.3 million for water and energy efficiency support for public housing tenants

•	$36 million under the NSW Energy Efficiency Strategy, including $15.3 million for the Low Income Household Refit program

•	$25 million to the Department of Primary Industries for the Clean Coal Fund

Budget Estimates 2009-10	3-9

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
•	$71.8 million for environment protection, regulation and compliance activities

•	$58 million for managing fire, pest animals and weeds in parks

•	$34.3 million in payments to the Zoological Parks Board of New South Wales

•	$27.2 million for natural resource management investment funding under Catchment Action NSW, of which $23.1 million is to be used by CMAs to invest in restoring landscape health

•	$25.5 million for the maintenance of essential infrastructure to facilitate management of, access to and enjoyment of the reserve system by the community

•	$19.8 million to local councils in the greater Sydney metropolitan area to help them improve the performance of waste and recycling services

•	$19.1 million to support local councils undertaking estuary, coastal and flood plain management activities, with a new focus on preparing for sea level rise

•	$15.3 million to provide home energy assessments in more than 50,000 low income households

•	$7.5 million for supporting seven large-scale renewable energy generation projects to be built by the private sector

•	$5.9 million to provide energy audits and retrofits support for up to 2,500 small businesses

•	$5.2 million to provide energy retrofits to forty schools

•	$3.6 million for Regional Flood Mitigation and an extra $1.4 million to regional North Coast councils to help them provide better waste collection and recycling services and

•	an extra $1.2 million for Aboriginal co-management of protected areas.
Capital Expenditure
Total capital expenditure in 2009-10 is estimated at $68.8 million. Allocated capital expenditure provided includes:
•	$13.7 million for the purchase of water entitlements

•	$8.4 million for land acquisitions for parks across New South Wales

3-10	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
•	$8.1 million for the replacement of the Parks and Wildlife radio network to ensure effective and safe radio communication for park management and during bushfires, consistent with the Government’s future directions on radio systems

•	$4.8 million for upgrade of essential public infrastructure in Kosciuszko National Park

•	$3.5 million for satellite imagery to improve environmental monitoring and compliance and

•	$3.4 million for improved fire management in national parks.

Budget Estimates 2009-10	3-11

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Result Indicators
Climate change and its impacts are minimised

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Annual NSW CO2 emissions (a)	Mt	161.3	161.1	n.a.	163.9	165.4
Change in solid waste disposed to landfill in greater Sydney region compared to 2000 under the Waste Avoidance and Resource Recovery Strategy (b)%		n.a.	2.6	n.a.	-2.5	-2.5
Businesses participating with the Department to improve resource recovery (c)	no.	155	217	250	310	460
Annual per capita kerbside dry recycling in Sydney Metropolitan area (d)	kg	108	107	108	108	108
Organic material recycled and re-used (d)	Mt	1,595	1,685	1,690	1,720	1,740

(a)	This indicator contributes to the measurement of State Plan Priority E3. The target is to achieve a 60 per cent cut in emissions by 2050. Data for annual CO2 emissions are currently compiled on a calendar year basis, where the figure listed under 2006-07, for example, is for the calendar year 2006. Emissions are expected to continue to rise until after the expected introduction of the Carbon Pollution Reduction Scheme in 2011.

(b)	This indicator reflects the degree to which business, industry and government are operating sustainably, reducing adverse impacts and achieving cost savings. This indicator is also influenced by population growth, economic conditions and other factors.

(c)	This indicator shows the degree to which business, industry and the Government are operating sustainably, reducing adverse impacts and achieving cost savings. Figures for 2008-09 and 2009-10 measure participation in the Sustainability Advantage program. Earlier years’ figures include some participation in previous programs.

(d)	These indicators show the degree to which individuals, families and communities are living more sustainably.

3-12	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Result Indicators (cont)
A healthier and cleaner environment

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Load based licensing (LBL) pollutant load indicator (an index adjusted for pollutant load, risk weighing and harmfulness to receiving environment): (a)
Total air pollutants from premises licensed under LBL scheme	tonnes	600	565	600	565	565
Total water pollutants from premises licensed under LBL scheme	tonnes	160	180	160	180	180
New Pollution Reduction Programs initiated with licensees: (b)
Number	no.	112	77	200	50	80
Value	$ m	98	21	80	20	78
Beachwatch and Harbourwatch sites with over 90 per cent compliance with Beachwatch swimming water quality guidelines during summer(b)%		85.5	60.0	88.5	90.0	90.0
Reported pollution incidents to Environment Line: (c)
Motor vehicle related (total for smoke, noise and litter offences)	no.	8,374	8,322	8,500	8,000	7,500
Non motor vehicle	no.	6,864	6,835	6,500	6,900	7,000

(a)	This indicator shows the effectiveness of actions to prevent, reduce or mitigate air pollution and other adverse environmental impacts. Actual figures are estimated as actual data are not available until 18 months after the end of the reporting period.

(b)	These indicators show the effectiveness of actions to prevent, reduce or mitigate air pollution and other adverse environmental impacts.

(c)	This indicator is a check on the effectiveness of initiatives to reduce community exposure to pollution.

Budget Estimates 2009-10	3-13

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Result Indicators (cont)
Integrated landscape management supports long-term sustainability

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Water entitlement purchased for the environment (cumulative) (a)	ML	n.a.	32,104	n.a.	70,000	90,000
Area of land maintained or improved by Property Vegetation Plans each year (cumulative)(a)	000 ha	596	1,437	1,300	1,600	1,700
Visits to the park system (b)	mill	22.00	22.00	22.88	38.00	38.00
Volunteer contributions to park management programs: (c)
Volunteers	no.	3,838	3,876	3,914	3,945	3,952
Participation	hours	171,982	173,641	175,300	176,736	177,000
Area of New South Wales managed for conservation: (d)
Land in reserve	000 ha	6,649	6,690	6,750	6,750	6,820
Area in marine parks	000 ha	345	345	345	345	345
Private land	000 ha	1,954	1,957	2,115	1,974	1,991
Formal agreements in place with Aboriginal communities for co-management of protected areas (e)	no.	15	15	17	16	22

(a)	These indicators contribute to the measurement of State Plan Priority E4. The goal is to meet the Government’s State-wide targets for natural resource management.

(b)	This indicator shows how parks and reserves contribute to increased tourism, community wellbeing and regional development. The Department has instituted a new standardised procedure for tracking visitation to parks, resulting in more accurate counts of park visitors compared to past estimates.

(c)	These indicators show how parks and reserves contribute to increased tourism, community wellbeing and regional development.

(d)	This indicator shows the areas of public and private lands managed for conservation of natural and cultural values.

(e)	This indicator shows the effectiveness of measures to protect and revitalise Aboriginal culture and heritage and to increase Aboriginal participation in natural resource management.

3-14	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Service Group Statements
9.1 Climate Change, Policy and Programs

Service Description:	This service group covers the State’s climate change policy response. It delivers water and energy conservation and waste sustainability programs; native vegetation, biodiversity, and landscape conservation; environment protection, floodplain management and coastal protection. This service group also develops and manages private land conservation programs, such as the Biobanking Scheme, and Riverbank and other environmental water recovery programs, as well as supporting Catchment Management Authorities (CMAs).

Linkage to Results:	This service group contributes to impacts of climate change being minimised to protect the environment, the economy and community wellbeing; a healthier and cleaner environment protecting both ecological and human health; and integrated landscape management for long-term ecological, social and economic sustainability. This involves working towards a range of intermediate results including the following:
•	greenhouse gas emissions reduced

•	New South Wales community equipped to adapt to the demonstrated effects of climate change

•	increased risks to life, property and the environment from coastal erosion, flooding and bushfires minimised and managed

•	air pollution and other adverse environmental impacts prevented, reduced or mitigated

•	condition of natural resources improved and biodiversity and native vegetation protected and restored and

•	Aboriginal culture and heritage protected and revitalised.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Residential rebates under the Climate Change Fund:
Hot water systems	no.	n.a.	4,772	n.a.	10,018	11,019
Insulation	no.	n.a.	3,060	n.a.	5,936	2,199
Rainwater tanks	no.	n.a.	14,439	n.a.	15,883	17,471
Washing machines	no.	n.a.	n.a.	n.a.	17,153	20,583
Provision of information to the community:
Participation in DECC endorsed environmental education programs	no.	11,216	6,056	14,000	8,000	8,000
Visits to DECC websites	thous	4,930	4,770	5,250	5,000	3,500
Requests handled by DECC Information Centre	no.	207,983	228,584	205,000	235,000	245,000

Budget Estimates 2009-10	3-15

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Service Group Statements (cont)
9.1 Climate Change, Policy and Programs (cont)

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures (cont)

Rural floodplain, coastal and estuary management plans completed (cumulative)	no.	68	78	94	96	107
Consents granted to landholders under the Private Native Forestry Codes of Practice	no.	n.a.	418	600	900	1,300
Agreements for private land in New South Wales to be managed by landholders for conservation outcomes (including wildlife refuges and voluntary conservation)	no.	858	883	961	917	951

Employees:	FTE	n.a.	n.a.	509	500	500

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	386,389	497,165	465,070

Total expenses include the following:
Investment payments to the CMAs	59,389	122,259	58,377
Climate Change Fund	74,450	94,476	208,237
Zoological Parks	32,247	25,578	34,326

NET COST OF SERVICES	176,337	290,213	233,291

CAPITAL EXPENDITURE	142,539	63,122	21,169

3-16	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Service Group Statements (cont)
9.2 Environment Protection and Regulation

Service Description:	This service group covers delivering credible, targeted and cost effective regulation and enforcement across a range of environment protection, conservation, native vegetation and Aboriginal heritage areas. It implements market-based and regulatory programs for industry and local government to reduce environmental impacts.

Linkage to Results:	This service group contributes to a healthier and cleaner environment protecting both ecological and human health and integrated landscape management for long term ecological, social and economic sustainability, by working towards a range of intermediate results that include the following:
•	air pollution and other adverse environmental impacts prevented, reduced or mitigated

•	degraded environments remediated or restored

•	unnecessary regulation eliminated

•	condition of natural resources improved and

•	community wellbeing improved.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Penalty infringement notices issued:
Number	no.	n.a.	2,023	n.a.	2,000	2,000
Fines imposed	$ m	n.a.	0.7	n.a.	0.7	0.7
Licences, permits, certificates and registrations in effect under environment and conservation legislation	no.	39,067	31,794	38,000	32,000	32,000
Contaminated sites remediated (cumulative)	no.	n.a.	65	n.a.	75	87

Employees:	FTE	n.a.	n.a.	548	549	549

Budget Estimates 2009-10	3-17

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Service Group Statements (cont)
9.2 Environment Protection and Regulation (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	88,922	88,147	106,734
Total expenses include the following:
Waste Levy improvement -
payments to local councils	13,250	13,250	21,200

NET COST OF SERVICES	80,166	79,074	97,404

CAPITAL EXPENDITURE	5,782	3,711	5,896

3-18	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Service Group Statements (cont)
9.3 Parks and Wildlife

Service Description:	This service group covers managing and acquiring parks and protected areas. Within the reserve system, the service group conserves and manages nature and cultural heritage; provides opportunities and experiences for visitors to enjoy parks and other protected areas; controls pests and weeds; and suppresses and manages fires. The service group also partners Aboriginal communities and private landholders for conservation outcomes. The service group manages on-park Aboriginal and historic heritage sites and areas, and buildings of significance, as well as protecting, managing and licensing native wildlife.

Linkage to Results:	This service group contributes to impacts of climate change being minimised to protect the environment, the economy and community wellbeing; a healthier and cleaner environment protecting both ecological and human health; and integrated landscape management for long term ecological, social and economic sustainability. This involves working towards a range of intermediate results including the following:
•	increased risks to life, property and the environment from coastal erosion, flooding and bushfires minimised and managed

•	biodiversity and native vegetation protected and restored

•	parks and reserves contribute to increased tourism, community wellbeing and regional development

•	an integrated system of public and private lands managed for conservation of natural and cultural values and

•	Aboriginal culture and heritage protected and revitalised and Aboriginal participation in land, water and natural resource management and conservation increased.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Area of reserves covered by:
Plan of management	000 ha	4,408.4	4,439.9	4,720.5	4,807.6	5,200.0
Fire management strategy	000 ha	5,200.0	5,353.6	6,500.0	6,750.0	6,800.0
Regional pest management strategy	000 ha	n.a.	6,702.5	6,500.0	6,750.0	6,800.0
Visitation management plan	000 ha	n.a.	n.a.	6,700.0	6,750.0	6,800.0
Participation in Discovery community education programs:
Participants	no.	n.a.	139,144	n.a.	138,982	142,000
Satisfied	%	96	98	97	99	98

Employees:	FTE	1,812	n.a.	1,850	1,920	1,920

Budget Estimates 2009-10	3-19

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Service Group Statements (cont)
9.3 Parks and Wildlife (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	372,298	388,493	373,777

Total expenses include the following:
Fire, pest and weed management	57,420	58,820	58,000
Maintenance of essential infrastructure	25,245	27,245	25,500
Brigalow/Nandewar Park establishment and management costs	8,000	8,000	8,000
Aboriginal co-management commitments	1,950	1,950	3,100

NET COST OF SERVICES	308,319	292,418	284,322

CAPITAL EXPENDITURE	49,769	66,108	37,098

3-20	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Service Group Statements (cont)
9.4 Culture and Heritage

Service Description:	This service group covers working with Aboriginal communities and private and public landholders to conserve Aboriginal cultural heritage. It develops policies, strategies, programs and systems that support Aboriginal participation in the management of their traditional lands, waters and natural resources. The service group also provides technical services for the conservation of cultural heritage within parks, reserves and botanic gardens, and leads the development of the Building Community Resilience strategy.

Linkage to Results:	This service group contributes to the impacts of climate change being minimised to protect the environment, the economy and community wellbeing; a healthier and cleaner environment protecting both ecological and human health; and integrated landscape management for long-term ecological, social and economic sustainability. This involves working towards a range of intermediate results including the following:
•	increased risks to life, property and the environment from coastal erosion, flooding and bushfires minimised and managed

•	degraded environments remediated or restored

•	community wellbeing improved

•	biodiversity and native vegetation protected and restored

•	an integrated system of public and private lands managed for conservation of natural and cultural values and

•	Aboriginal culture and heritage protected and revitalised and Aboriginal participation in land, water and natural resource management and conservation increased.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Aboriginal places declared (cumulative)	no.	n.a.	64	n.a.	69	79
Environment/heritage projects undertaken with Aboriginal communities	no.	40	49	30	30	30
Repatriation to Aboriginal communities of Aboriginal remains and collections of cultural material:
Held under the National Parks & Wildlife Act 1974 (NPW Act)	no.	11	6	20	20	20
Held other than under NPW Act	no.	104	2	20	20	20

Employees:	FTE	100	n.a.	108	111	111

Budget Estimates 2009-10	3-21

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Service Group Statements (cont)
9.4 Culture and Heritage (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	12,507	15,129	14,584

NET COST OF SERVICES	11,156	13,188	13,172

CAPITAL EXPENDITURE	1,004	860	1,097

3-22	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Service Group Statements (cont)
9.5 Scientific Services

Service Description:	This service group covers scientific research, investigation, monitoring, analysis, evaluation and reporting on a range of climate change, natural resource and environmental and cultural heritage matters. The service group also interprets and communicates environmental data to inform internal and external decision making, as well as providing laboratory and analytical services to support environment protection, conservation and natural resource programs, and emergency services.

Linkage to Results:	This service group contributes to the impacts of climate change being minimised to protect the environment, the economy and community wellbeing; a healthier and cleaner environment protecting both ecological and human health; and integrated landscape management for long-term ecological, social and economic sustainability. This involves working towards a range of intermediate results including the following:

• greenhouse gas emissions reduced

• New South Wales community equipped to adapt to climate change

• increased risks to life, property and the environment from coastal erosion, flooding and bushfires minimised and managed

• air pollution and other adverse environmental impacts prevented, reduced or mitigated

• degraded environments remediated or restored and

• condition of natural resources improved and biodiversity and native vegetation protected and restored.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Time valid air quality data available from DECC monitoring network	%	95	93	95	95	95
Ecotoxological tests undertaken to inform DECC responses to impacts of chemicals on plants and animals	no.	118	149	150	150	150
Chemical tests undertaken to inform pollution investigations and air and water monitoring/research	no.	52,000	53,900	50,000	50,000	50,000

Employees:	FTE	322	n.a.	351	364	364

Budget Estimates 2009-10	3-23

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Service Group Statements (cont)
9.5 Scientific Services (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	55,035	55,278	51,592
NET COST OF SERVICES	47,661	47,269	43,843
CAPITAL EXPENDITURE	3,063	5,271	3,567

3-24	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE
Service Group Statements (cont)
9.6 Personnel Services

Service Description:	To provide personnel services to selected agencies as part of the State’s WorkChoices insulation legislation.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Employees:

Royal Botanic Gardens and Domain Trust	FTE	258	n.a.	265	263	281
Catchment Management Authorities	FTE	571	n.a.	595	538	538
Lord Howe Island	FTE	51	n.a.	45	44	41

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	70,849	77,460	66,930
NET COST OF SERVICES	5,195	4,862	(1)

Budget Estimates 2009-10	3-25

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	385,234	414,800	415,128
Other operating expenses	184,921	247,142	183,628
Depreciation and amortisation	68,955	68,366	69,557
Grants and subsidies	344,799	389,248	408,057
Finance costs	2,091	2,116	2,317

Total Expenses Excluding Losses	986,000	1,121,672	1,078,687

Less:
Retained Revenue
Sales of goods and services	113,066	123,042	115,084
Investment income	6,684	9,666	8,306
Retained taxes, fees and fines	3,000	3,000	3,069
Grants and contributions	223,276	247,742	268,917
Other revenue	12,080	12,138	12,220

Total Retained Revenue	358,106	395,588	407,596

Gain/(loss) on disposal of non current assets	(840)	(840)	(840)
Other gains/(losses)	(100)	(100)	(100)

NET COST OF SERVICES	628,834	727,024	672,031

Recurrent Funding Statement

Net Cost of Services	628,834	727,024	672,031
Recurrent Services Appropriation	635,945	640,131	570,220

Capital Expenditure Statement

Capital Expenditure	202,157	139,072	68,827
Capital Works and Services Appropriation	81,923	81,923	41,562

3-26	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	160,220	188,925	182,713
Receivables	35,195	37,571	37,571
Other financial assets	16	16	16
Inventories	738	734	734
Assets held for sale	3,373	4,476	4,476

Total Current Assets	199,542	231,722	225,510

Non Current Assets
Property, plant and equipment -
Land and building	2,256,629	2,161,763	2,130,183
Plant and equipment	70,999	59,716	71,151
Infrastructure systems	695,890	703,221	710,368
Intangibles	284,463	153,108	163,541

Total Non Current Assets	3,307,981	3,077,808	3,075,243

Total Assets	3,507,523	3,309,530	3,300,753

LIABILITIES
Current Liabilities
Payables	34,334	13,985	14,193
Provisions	50,003	46,980	46,453
Other	—	7,024	7,024

Total Current Liabilities	84,337	67,989	67,670

Non Current Liabilities
Borrowings at amortised cost	35,101	42,309	49,609
Provisions	266	920	918

Total Non Current Liabilities	35,367	43,229	50,527

Total Liabilities	119,704	111,218	118,197

NET ASSETS	3,387,819	3,198,312	3,182,556

EQUITY
Reserves	1,208,836	1,092,094	1,092,094
Accumulated funds	2,178,983	2,106,218	2,090,462

TOTAL EQUITY	3,387,819	3,198,312	3,182,556

Budget Estimates 2009-10	3-27

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	354,523	362,042	370,456
Grants and subsidies	344,799	389,248	408,057
Finance costs	2,091	2,116	2,317
Other	203,841	266,062	202,521

Total Payments	905,254	1,019,468	983,351

Receipts
Sale of goods and services	112,966	122,942	114,984
Interest	6,684	9,666	8,306
Other	256,181	278,404	302,599

Total Receipts	375,831	411,012	425,889

NET CASH FLOWS FROM OPERATING ACTIVITIES	(529,423)	(608,456)	(557,462)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	995	3,000	995
Purchases of property, plant and equipment	(64,542)	(76,448)	(55,152)
Other	(137,615)	(62,624)	(13,675)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(201,162)	(136,072)	(67,832)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	3,202	3,202	7,300

NET CASH FLOWS FROM FINANCING ACTIVITIES	3,202	3,202	7,300

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	635,945	640,131	570,220
Capital appropriation	81,923	81,923	41,562

NET CASH FLOWS FROM GOVERNMENT	717,868	722,054	611,782

NET INCREASE/(DECREASE) IN CASH	(9,515)	(19,272)	(6,212)

Opening Cash and Cash Equivalents	169,735	208,197	188,925

CLOSING CASH AND CASH EQUIVALENTS	160,220	188,925	182,713

3-28	Budget Estimates 2009-10

9 DEPARTMENT OF ENVIRONMENT AND CLIMATE CHANGE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(628,834)	(727,024)	(672,031)
Non cash items added back	98,966	118,123	114,050
Change in operating assets and liabilities	445	445	519

Net cash flow from operating activities	(529,423)	(608,456)	(557,462)

Budget Estimates 2009-10	3-29

ENVIRONMENTAL TRUST
The Environmental Trust operates under the Environmental Trust Act 1998 to fund environmental projects and programs.
The Trust is also subject to the Forestry Restructuring and Nature Conservation Act 1995, which requires the Trust to reimburse the Consolidated Fund for authorised expenditure associated with restructuring the timber industry.
The Trust’s objectives include:
•	encourage and support restoration and rehabilitation projects that reduce pollution, the waste stream or environmental degradation

•	promote research, education and awareness of environmental issues

•	fund land acquisition for national parks and declaration of areas for marine parks

•	promote waste avoidance, resource recovery and waste management

•	fund environmental community groups and

•	fund the purchase of water entitlements for the purpose of increasing environmental flows for the State’s rivers and restoring or rehabilitating major wetlands.
A broad range of organisations access the Trust’s widely promoted grant programs, including community groups, Aboriginal organisations, schools, research bodies and state and local government organisations. The Trust also provides specific purpose grants to a number of State Government organisations, helping to progress and promote key environmental initiatives.
Results and Services
The Environmental Trust broadly seeks to invest in high priority projects and programs to accelerate the rate of environmental improvement and community participation across New South Wales. The Trust works towards the following results:
•	The environment is healthier and cleaner through increased areas of bushland rehabilitated and polluted sites cleaned; increased scientifically sound knowledge of environmental conditions, problems and solutions; increased community participation in projects and programs and action taken to address environmental issues; and reduced community exposure to chemicals, radiation, noise, dust, waste, odour and vibration.

3-30	Budget Estimates 2009-10

10 ENVIRONMENTAL TRUST
•	Soil and vegetation are maintained and improved with structural adjustment in, and assistance to, timber, farming and forestry industries; investment in rural and regional environmental projects; and operation of programs to reduce clearing of native vegetation.

•	Natural and cultural values are conserved through increased conservation of high value land in the national parks and reserve system and through conservation agreements; increased value and quantity of water available for the environment; and protection of areas of high conservation value (including marine environments).

•	Consumption and production are sustainable and waste is reduced through increased resource recovery and waste avoidance; and increased awareness of business and government production and consumption decisions and operations.
Consistent with these results, key services provided through the Trust’s funding include:
•	the restoration and rehabilitation of priority sites, and education programs and research into priority environmental issues

•	urban sustainability initiatives

•	environmental projects undertaken by Aboriginal communities, schools and community organisations

•	administration support for lead environmental community groups

•	purchase of priority lands for inclusion in the reserve system

•	priority waste programs

•	water purchases for the environment and

•	exit assistance for, and sustainable industry development in, farming and forestry industries.

Budget Estimates 2009-10	3-31

10 ENVIRONMENTAL TRUST
The Trust’s key service groups and the way in which they contribute to results are set out in the following table:

		Results
				Natural and
			Soil and	cultural	Consumption
	2009-10	The	vegetation	values across	and production
	Budget	environment	are	the landscape	are sustainable
	Expenses	is healthier	maintained or	are	and waste is
Service Groups	$m	and cleaner	improved	conserved	reduced
Competitive Grants	27.3	✓	✓	✓	✓
Major Programs	66.1	✓	✓	✓	✓

Total Expenses Excluding Losses	93.4

Recent Achievements
Under the Environmental Trust Act 1998, the Trust receives a standing indexed appropriation from the Consolidated Fund to support its statutory programs (approximately $18.4 million in 2008-09).
Since 2000-01, the Environmental Trust Act 1998 has enabled the Trust to fund grant programs on a strategic or competitive basis relating to environmental restoration and rehabilitation, environmental research and education, land acquisition for national parks and major environmental projects.
The Trust is in the third year of its current major grants round. Projects funded under this program address issues of state significance such as clean air, Aboriginal land management, biobanking and land and conservation management.
In December 2005, the Premier announced the City and Country Environment Restoration program. As part of this funding package, the Trust administers a range of grant programs, valued at around $301 million over five years. Programs which commenced in 2006-07, and are now entering their fourth year of activities, include:
•	the NSW Riverbank program ($105 million over five years) to buy water for environmental flows and restore river systems and wetlands

3-32	Budget Estimates 2009-10

10 ENVIRONMENTAL TRUST
•	Urban Sustainability grants ($80 million over five years) for local government to work in partnership with business and the community to address urban environmental issues. This funding includes $20 million for an Urban Waterways Initiative over four years from 2007-08 for projects specifically addressing sustainability challenges within urban waterways. Priority catchments under this program include the Cooks, Georges, Hawkesbury-Nepean, Central Coast/Lower Hunter and Sydney Harbour catchments and

•	strategic grants ($76 million over five years) to continue the Trust’s annual grants program, waste programs and major strategic funding activities.
In 2007-08, the Trust began administering funding for the Private Native Forestry program which provides $37 million over five years in assistance to industry to adjust to new private native forestry Codes of Practice and to assist with the accelerated implementation of the Codes.
The Trust continues to administer two component programs under the Native Vegetation Assistance Package: the Sustainable Farming Grants (totalling $400,000) until 2010-11 for landholders affected by the Codes and the Farmer Exit Assistance program.
The Farmer Exit Assistance program will run until June 2012 and will utilise proceeds from sale of properties already acquired under the program for the purchase of further properties from landholders affected by both the Codes and by native vegetation legislation.
The Trust’s funding of the Brigalow-Nandewar Restructuring and Development program administered under the Forestry Restructuring and Nature Conservation Act 1995 will continue to June 2010. A total of $37.6 million has been paid from the Trust as at March 2009.
The Trust also administers three additional Brigalow-Nandewar areas related programs, providing $12 million in funding for a White Cypress Thinning program ending in June 2010, $780,000 for a Transition Fund ending in June 2012 and $300,000 for a Fire Wood Operators scheme ending in June 2012.
Strategic Directions
The Environmental Trust is now in its fourth year of managing annual environmental expenditure of around $100 million. This expenditure plays a key role in the delivery of the Government’s environmental objectives.

Budget Estimates 2009-10	3-33

10 ENVIRONMENTAL TRUST
The Trust will continue to provide grants to address priority environmental issues through collaborative projects between community organisations, government, industry and councils and will soon decide on the next round of major programs targeting environmental issues of State significance.
Programs such as the suite of waste and sustainability projects managed by the Department of Environment and Climate Change to support the NSW Government’s Waste Strategy will continue to be funded from the Trust, as will the Private Native Forestry program.
The Trust’s Growth Centres Biodiversity Offset program which will provide offset funding to protect priority conservation areas through the use of conservation agreements on private lands and the reservation of lands under the National Parks and Wildlife Act 1974 will also continue.
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are budgeted at $93.4 million.
This includes $5.7 million for Brigalow-Nandewar forest industry restructuring expenditure incurred under the Forestry Restructuring and Nature Conservation Act 1995.
Spending on other programs in 2009-10 includes:
•	$7.3 million for grants to landholders under the Private Native Forestry program

•	$15.5 million for the purchase and management of water entitlements under the Riverbank program

•	$21.3 million for Urban Sustainability and Urban Waterways grants to local councils working in partnership with business and the community

•	$9.7 million for waste and sustainability programs to implement the NSW Government’s Waste Strategy

•	$6.3 million in new annual grants awarded to community groups, councils, schools, Aboriginal organisations, registered training organisations, lead environmental community groups, State Government agencies and research bodies

3-34	Budget Estimates 2009-10

10 ENVIRONMENTAL TRUST
•	$5.6 million for major projects and programs addressing issues such as air quality, noise, climate change, land and conservation management

•	$2.9 million for acquisition of land for the National Parks Estate, targeting western New South Wales, coastal lowlands and wetlands, Aboriginal cultural heritage areas and in-holdings and perimeter lands and

•	$1.8 million for growth centres for the purchase of new reserves or the establishment of biobanking agreements on land within proximity to the growth centres in Western Sydney.

Budget Estimates 2009-10	3-35

10 ENVIRONMENTAL TRUST
Result Indicators
The environment is healthier and cleaner

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Projects awarded clearing polluted sites (a)	no.	52	41	57	72	72
Projects awarded reducing community exposure to chemicals, radiation, noise, waste, odour and vibrations(a)	no.	72	59	74	90	90
Locations rehabilitated, restored, remediated, cleaned up (a)	no.	223	155	236	195	195
Individuals/organisations being engaged in environmental projects (b)	no.	99,000/2,500	60,700/1,800	62,000/1,750	83,100/1,300	70,000/1,600

(a)	These indicators show the Trust’s funding focus on reduction of significant risk or harm to the community and environment, for example, the clean-up of emergency pollution events and orphan waste under the Emergency Pollution Clean Up program, as well as the number of locations being remediated or restored.

(b)	This indicator shows the extent to which the Trust engages with the community.
Soil and vegetation are maintained or improved

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Funding provided for forestry/farming industry structural adjustment and assistance (a)	$ m	22.1	17.3	22.5	13.8	13.1
Properties purchased under Farmer Exit Assistance (b)	no.	1	1	4	2	2
Competitive projects awarded impacting regional areas (c)	no.	155	130	140	142	142

(a)	This indicator shows the financial assistance provided by the Trust via assistance packages for the forestry and farming industries.

(b)	This indicator shows properties purchased for conservation management.

(c)	This indicator shows competitive grants that the Trust has awarded which impact regional communities.

3-36	Budget Estimates 2009-10

10 ENVIRONMENTAL TRUST
Result Indicators (cont)
Natural and cultural values across the landscape are conserved

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Hectares purchased for conservation (cumulative) (a)	ha	353,225	379,144	411,535	402,227	414,227
Properties reserved (cumulative) (b)	no.	51	60	71	72	82
Coverage of sanctuary zones: (c)
Batemans Marine Park	%	19.0	19.0	n.a.	n.a.	n.a.
Port Stephens Marine Park	%	17.5	17.5	n.a.	n.a.	n.a.
Water entitlements purchased (d)	ML	13,021	25,251	11,707	42,000	10,520

(a)	This indicator shows the increasing amount of land (in-holdings, coastal lowlands and wetlands, western, world heritage areas and other privately owned lands) purchased from Trust funds for conservation.

(b)	This indicator shows the number of properties purchased from Trust funds reserved in the National Parks Estate.

(c)	These indicators show the area of Marine Parks funded through the Trust with full conservation management status.

(d)	This indicator shows the megalitres of water entitlements purchased to protect and restore ailing wetlands and river systems.

Budget Estimates 2009-10	3-37

10 ENVIRONMENTAL TRUST
Result Indicators (cont)
Consumption and production are sustainable and waste is reduced

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Medium to large organisations addressing resource recovery issues (a)	no.	n.a.	240	n.a.	310	460
Chemicals collected under CleanOut (b)	kg	625,889	748,782	791,760	810,500	850,000
Penalty notices/clean up notices issued by the Regional Illegal Dumping (RID) Squads (c)	no.	492	600	425	500	500
Reduction of direct/indirect greenhouse gases through the Urban Sustainability programs (d)	tonnes of CO2	n.a.	170	150	340	400

(a)	This indicator shows the number of medium to large organisations addressing resource recovery issues under the Sustainability Advantage program that improve environmental performance.

(b)	This indicator shows the disposal and management of potentially hazardous household chemicals.

(c)	This indicator shows the regulatory waste enforcement activities undertaken by the RID Squads.

(d)	This indicator shows the climate change benefits of the Trust’s Urban Sustainability programs.

3-38	Budget Estimates 2009-10

10 ENVIRONMENTAL TRUST
Service Group Statements
10.1 Competitive Grants

Service Description:	This service group covers grant funding to community groups, Aboriginal organisations, research bodies, and state and local government agencies to undertake restoration and rehabilitation, education, research and urban sustainability initiatives.

Linkage to Results:	This service group contributes to a healthier and cleaner environment protecting both ecological and human health; maintenance and improvement of soil and vegetation; conservation of natural and cultural values across the landscape; and sustainable consumption and production and waste reduction. This involves working towards a range of intermediate results that include the following:

•   There is an increase in the area of bushland rehabilitated and polluted sites cleaned, a reduction in the clearing of native vegetation and an increase in the conservation of high value land through conservation agreements.

• There is increased scientifically sound knowledge of environmental conditions, problems and solutions.

•   There is a reduction in community exposure to chemicals, radiation, noise, dust, waste, odour and vibration, as well as an increase in community participation in projects, programs and action taken to address environmental issues.

• There is an increase in the value and quantity of water available for the environment.

• There is an increase in resource recovery and waste avoidance.

			2006-07	2007-08	2008-09	2008-09	2009-10
	Units		Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Grants awarded	no.		234	206	186	184	192
Funding provided	$	m	18.8	21.7	24.2	24.7	26.8

	2008-09		2009-10
	Budget	Revised	Budget
	$ 000	$ 000	$ 000

Financial Indicators:
Total Expenses Excluding Losses	24,673	25,117	27,279
NET COST OF SERVICES	23,862	24,006	26,848

Budget Estimates 2009-10	3-39

10 ENVIRONMENTAL TRUST
Service Group Statements (cont)
10.2 Major Programs

Service Description:	To provide grant funding to government agencies for programs addressing key environmental initiatives and government priorities.

Linkage to Results:	This service group contributes to a healthier and cleaner environment protecting both ecological and human health; maintenance and improvement of soil and vegetation; conservation of natural and cultural values across the landscape; and sustainable consumption and production and waste reduction. This involves working towards a range of intermediate results that include the following:

•   There is an increase in the area of bushland rehabilitated and polluted sites cleaned, a reduction in the clearing of native vegetation and an increase in the conservation of high value land through conservation agreements.

• There is increased scientifically sound knowledge of environmental conditions, problems and solutions.

•   There is a reduction in community exposure to chemicals, radiation, noise, dust, waste, odour and vibration, as well as an increase in community participation in projects, programs and action taken to address environmental issues.

• There is an increase in the value and quantity of water available for the environment.

• There is an increase in resource recovery and waste avoidance.

			2006-07	2007-08	2008-09	2008-09	2009-10
	Units		Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Grants awarded	no.		14	29	16	22	22
Funding provided	$	m	68.4	67.7	68.0	65.7	64.9

	2008-09		2009-10
	Budget	Revised	Budget
	$ 000	$ 000	$ 000

Financial Indicators:
Total Expenses Excluding Losses	69,273	66,926	66,087
NET COST OF SERVICES	68,461	65,814	65,656

3-40	Budget Estimates 2009-10

10 ENVIRONMENTAL TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Other operating expenses	1,482	1,482	1,483
Grants and subsidies	92,464	90,561	91,883

Total Expenses Excluding Losses	93,946	92,043	93,366

Less:
Retained Revenue
Investment income	1,323	1,323	562
Other revenue	300	900	300

Total Retained Revenue	1,623	2,223	862

NET COST OF SERVICES	92,323	89,820	92,504

Recurrent Funding Statement
Net Cost of Services	92,323	89,820	92,504
Recurrent Services Appropriation	88,695	86,792	94,588

Budget Estimates 2009-10	3-41

10 ENVIRONMENTAL TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	7,994	11,429	13,513
Receivables	1,137	2,492	2,492

Total Current Assets	9,131	13,921	16,005

Total Assets	9,131	13,921	16,005

LIABILITIES
Current Liabilities
Payables	1,485	2,987	2,987

Total Current Liabilities	1,485	2,987	2,987

Total Liabilities	1,485	2,987	2,987

NET ASSETS	7,646	10,934	13,018

EQUITY
Accumulated funds	7,646	10,934	13,018

TOTAL EQUITY	7,646	10,934	13,018

3-42	Budget Estimates 2009-10

10 ENVIRONMENTAL TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Grants and subsidies	92,464	90,561	91,883
Other	1,732	1,732	1,733

Total Payments	94,196	92,293	93,616

Receipts
Interest	1,323	1,323	562
Other	550	1,150	550

Total Receipts	1,873	2,473	1,112

NET CASH FLOWS FROM OPERATING ACTIVITIES	(92,323)	(89,820)	(92,504)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	88,695	86,792	94,588

NET CASH FLOWS FROM GOVERNMENT	88,695	86,792	94,588

NET INCREASE/(DECREASE) IN CASH	(3,628)	(3,028)	2,084

Opening Cash and Cash Equivalents	11,622	14,457	11,429

CLOSING CASH AND CASH EQUIVALENTS	7,994	11,429	13,513

CASH FLOW RECONCILIATION
Net cost of services	(92,323)	(89,820)	(92,504)

Net cash flow from operating activities	(92,323)	(89,820)	(92,504)

Budget Estimates 2009-10	3-43

ROYAL BOTANIC GARDENS AND DOMAIN TRUST
The Royal Botanic Gardens and Domain Trust (the Trust) is a statutory body established by the Royal Botanic Gardens and Domain Trust Act 1980.
The Trust is responsible for the management and stewardship of the Royal Botanic Gardens; the National Herbarium of New South Wales; the Domain; Mount Annan Botanic Garden; Mount Tomah Botanic Garden and the New South Wales Seedbank.
The Trust also undertakes and provides scientific and horticultural research, together with advice and education on botanical, horticultural and biodiversity issues.
The Trust is part of the Department of Environment and Climate Change (DECC). However, the budget appropriation for the Trust is shown separately to reflect its specific statutory, reporting and operational arrangements.
Results and Services
The Trust contributes to the conservation of natural and cultural values and works to ensure local communities and tourists are able to access and benefit from urban green spaces, by working towards the following results:
•	Plant diversity and plant habitats are understood, protected and restored.

•	The community values plants and cultural heritage.

•	Participation and integration in community activities are increased.
Key services provided by the Trust, which contribute to these results, include:
•	generating and preserving knowledge through botanical research and scientific collections

•	communicating knowledge through:
•	education programs

•	plant identification services

•	plant disease diagnostic services

•	publications and online services

3-44	Budget Estimates 2009-10

11 ROYAL BOTANIC GARDENS AND DOMAIN TRUST
•	providing horticultural displays and enriching cultural landscapes through the Trust’s living collections, infrastructure, visitor services, historical sites and off-site horticultural services and

•	facilitating events and recreation.
The key services provided by the Agency and the way in which they are expected to contribute to the Trust’s results are set out in the following table:

		Results
		Plant diversity and		Participation and
		habitats are		integration in
	2009-10 Budget	understood,	The community	community
	Expenses	protected and	values plants and	activities are
Service Groups	$m	restored	cultural heritage	increased
Science and Public Programs	8.4	✓	✓	✓
Botanic Gardens and Parks	30.8	✓	✓	✓
Total Expenses Excluding Losses	39.2
Recent Achievements
Recent achievements by the Trust include:
•	repairing ageing pipes at Mount Annan Botanic Garden reducing water use by over 60 per cent, resulting in the first 4 star rating from Sydney Water for a Government agency

•	restoring the Central Depot, three heritage glasshouses and the historic main ponds within the Royal Botanic Gardens

•	raising the sandstone walls of the historic main ponds within the Royal Botanic Gardens in anticipation of rising sea levels

•	funding new programs associated with the NSW Seedbank and community gardens through philanthropic contributions to the Royal Botanic Gardens Foundation

•	using the new Waratah Education Centre at Mount Tomah Botanic Garden to improve the Trust’s ability to communicate the importance of plants to the community and

Budget Estimates 2009-10	3-45

11 ROYAL BOTANIC GARDENS AND DOMAIN TRUST
•	expanding the Mount Tomah Botanic Garden to include an adjoining block of temperate rainforest known as “The Jungle” that will now be conserved for future generations.
Trust science programs continue to contribute significantly to the understanding and conservation of plant biodiversity. Curation standards at the National Herbarium of New South Wales exceed national benchmarks, and citation rates for Trust scientific papers are above average when measured against comparable institutions.
Expenses for 2008-09 are estimated at $39.9 million. Retained revenue (grants, donations and user charges) represents approximately 45 per cent annually of total expenses.
Capital expenditure completed in 2008-09 included:
•	completion of repair works to the Woolloomooloo Sea Wall and

•	purchase of adjoining land at Mount Tomah Botanic Garden (Grewcoe).
Strategic Directions
The major priorities for the Trust include:
•	advancing knowledge and understanding of plant biodiversity, horticulture and conservation

•	delivering a wide range of targeted school and community education programs including programs for regional and disadvantaged communities

•	managing and developing the horticultural displays and living collection of plants at the Royal Botanic Gardens, Mount Annan Botanic Garden and Mount Tomah Botanic Garden

•	maintaining and developing all sites, including the Domain, to accommodate multiple uses including recreation, relaxation, celebration, events, education and the promotion of conservation

•	managing and developing viable commercial businesses and hosting externally operated commercial services to maximise and diversify the Trust’s revenue base and

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11 ROYAL BOTANIC GARDENS AND DOMAIN TRUST
•	developing and promoting a range of infrastructure and research projects, for funding or co-funding by benefactors or sponsorship with reference to the bicentenary of the Trust in 2016.
2009-10 Budget Initiatives
Total Expenses
The Trust will continue its focus on two service areas: Science and Public Programs ($8.4 million) and Botanic Gardens and Parks ($30.8 million).
Capital Expenditure
The Trust will continue its annual minor works program, and in addition will begin work to upgrade roads and pathways throughout the Domain ($806,000), construct a new entrance to the Mount Annan Botanic Garden ($509,000) and increase Information and Communication Technology data server storage and sharing capabilities ($166,000).

Budget Estimates 2009-10	3-47

11 ROYAL BOTANIC GARDENS AND DOMAIN TRUST
Result Indicators
Plant diversity is understood, protected and restored

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Species described or reassessed (a)	no.	30	82	30	30	30
Citation rate of Trust science in scientific papers in relation to comparable research institutions (b)	no.	1.9:1.0	1.5:1.0	1.9:1.0	1.9:1.0	1.9:1.0
Visits to PlantNET (on-line plant information network) (c)	no.	900,000	840,956	980,000	950,000	1,000,000

(a)	New species described or species reassessed in a recognised scientific journal gives information which forms the basis of all further scientific or ecological inquiry associated with that plant.

(b)	This indicator gives a ratio of the number of times a Royal Botanic Gardens and Domain Trust scientific paper is cited in another scientific paper, compared to the number of times a scientific paper from a comparable research institution is cited. This is an indicator of the value that the scientific community places on Trust research.

(c)	This is an indicator of the growing reliance by both the scientific and general communities on horticultural and scientific information provided by the Trust and available on the internet.
The community values plants and cultural heritage

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Visits to Trust website (a)	no.	638,092	862,629	650,000	650,000	700,000
Media items relating to Trust mission (b)	no.	417	1,012	500	500	500

(a)	This shows the total number of visitors to the Trust website for the purpose of accessing information on Trust estates, events and activities as well as plant science or horticultural information.

(b)	This indicator is based on a limited regular survey of national/capital city newspapers, radio and television sources.

3-48	Budget Estimates 2009-10

11 ROYAL BOTANIC GARDENS AND DOMAIN TRUST
Result Indicators (cont)
Participation and integration in community activities are increased

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Visits to Royal Botanic Gardens (a)	no.	3,453,927	3,621,925	3,700,000	3,700,000	3,800,000
Visits to Mount Annan Botanic Gardens (a)	no.	94,873	100,410	96,350	104,000	106,500
Visits to Mount Tomah Botanic Gardens (a)	no.	78,285	69,990	94,420	94,420	97,250
Visitors to Trust estates satisfied with facilities, services and programs	%	90	91	95	95	95
Visits associated with tour operators to Mount Annan Botanic Garden (b)	no.	2,500	1,908	4,000	3,000	3,250
Visits associated with tour operators to Mount Tomah Botanic Garden (b)	no.	18,750	19,359	19,400	19,400	19,400
People using Domain for booked sports activities (c)	no.	95,923	71,194	60,000	60,000	60,000

(a)	Increasing the number of visitors to the Trust Estates supports Government priorities of more people using parks, sporting and recreational facilities; contributes to improving public health; and leads to better environmental outcomes through inspiring the appreciation and conservation of plants.

(b)	In addition to the above benefits, increasing the number of visits associated with tour operators denotes increased support from the tourism industry.

(c)	Sport bookings supports better public health in Sydney’s central business district, although capacity is limited at the Domain.

Budget Estimates 2009-10	3-49

11 ROYAL BOTANIC GARDENS AND DOMAIN TRUST
Service Group Statements
11.1 Science and Public Programs

Service Description:	This service group covers research to support plant diversity; informing researchers, land managers and the public; contributing to policies relating to flora, vegetation and biodiversity; collecting, maintaining and studying the State collection of preserved plants and NSW Seedbank; researching plant propagation, cultivation and pathology; researching, designing and delivering plant related programs for specific visitor and outreach groups; and delivering volunteer programs to support Trust objectives.

Linkage to Results:	This service group contributes to plant diversity being understood, protected and restored; the community valuing plants in natural and cultural landscapes; and the protection of natural, cultural and built heritage, by working towards a range of intermediate results that include the following:
•	scientific collections accessed and used by Government, professionals and the community

•	scientific knowledge and expertise used by Government, professionals and the community and

•	increased community awareness of plants, plant-related issues and cultural heritage.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Research projects funded by external grants	no.	20	27	28	28	30
Acquisitions to preserved plant collections within the National Herbarium of New South Wales and NSW Seedbank	no.	5,566	5,833	10,340	8,002	8,030
Trust articles in peer-reviewed scientific publications, articles and presentations for scientific and general audiences	no.	264	178	230	165	165
Participants in school, public education and Aboriginal programs	no.	75,637	70,876	80,800	71,300	73,000

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	6,988	8,606	8,436
NET COST OF SERVICES	5,768	6,489	6,535

3-50	Budget Estimates 2009-10

11 ROYAL BOTANIC GARDENS AND DOMAIN TRUST
Service Group Statements (cont)
11.2 Botanic Gardens and Parks

Service Description:	This service group covers managing, making accessible and interpreting the landscapes and living collections of plants in the botanic gardens; maintaining conservation collections; conserving and interpreting the Aboriginal and cultural heritage of the Gardens; and making Trust sites available for community events, commercial events, sport and recreation.

Linkage to Results:	This service group contributes to the community valuing plants in natural and cultural landscapes; protection of natural, cultural and built heritage; and sustainable and enjoyable visitation to botanic gardens and parklands, by working towards a range of intermediate results that include the following:
•	the community appreciates the educational, historical, cultural and recreational value of Trust lands

•	more people using parks, sporting and recreational facilities provided by the Trust and

•	more people enjoy visiting Trust lands.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Garden displays and turf maintained to the Botanic Gardens Trust’s Horticultural Assessment Standards	%	90.5	91.0	78.0	78.0	79.0
Total water use for irrigation from non-potable sources at Mount Annan Botanic Garden	%	50	55	56	56	60
Reduction in use of potable water at the Royal Botanic Gardens and Domain — base year 2001-02%		46.7	58.0	50.0	50.0	50.0
People attending public events:
Royal Botanic Gardens and Domain	no.	440,880	425,020	547,000	480,000	450,000
Mount Annan Botanic Garden	no.	17,500	18,525	18,000	18,000	21,000
Mount Tomah Botanic Garden	no.	11,500	12,856	12,500	12,500	13,000

Budget Estimates 2009-10	3-51

11 ROYAL BOTANIC GARDENS AND DOMAIN TRUST
Service Group Statements (cont)
11.2 Botanic Gardens and Parks (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	27,264	31,264	30,794

NET COST OF SERVICES	16,012	15,291	16,455

CAPITAL EXPENDITURE	3,135	4,385	3,360

3-52	Budget Estimates 2009-10

11 ROYAL BOTANIC GARDENS AND DOMAIN TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Other operating expenses	29,846	35,413	34,700
Depreciation and amortisation	4,400	4,400	4,475
Grants and subsidies	—	54	52
Finance costs	6	3	3

Total Expenses Excluding Losses	34,252	39,870	39,230

Less:
Retained Revenue
Sales of goods and services	8,010	10,562	10,288
Investment income	200	220	220
Retained taxes, fees and fines	400	900	570
Grants and contributions	3,362	5,447	4,245
Other revenue	500	981	917

Total Retained Revenue	12,472	18,110	16,240

Gain/(loss) on disposal of non current assets	—	(20)	—

NET COST OF SERVICES	21,780	21,780	22,990

Recurrent Funding Statement

Net Cost of Services	21,780	21,780	22,990
Recurrent Services Appropriation	18,080	18,105	19,090

Capital Expenditure Statement

Capital Expenditure	3,135	4,385	3,360
Capital Works and Services Appropriation	2,635	2,635	2,860

Budget Estimates 2009-10	3-53

11 ROYAL BOTANIC GARDENS AND DOMAIN TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	3,418	2,912	2,987
Receivables	638	789	789
Inventories	320	315	315

Total Current Assets	4,376	4,016	4,091

Non Current Assets
Property, plant and equipment -
Land and building	204,124	204,035	202,453
Plant and equipment	29,246	37,310	37,006
Infrastructure systems	37,702	37,648	38,419

Total Non Current Assets	271,072	278,993	277,878

Total Assets	275,448	283,009	281,969

LIABILITIES
Current Liabilities
Payables	1,372	2,154	2,154
Borrowings at amortised cost	24	30	30
Provisions	1,482	1,683	1,683
Other	262	699	699

Total Current Liabilities	3,140	4,566	4,566

Non Current Liabilities
Borrowings at amortised cost	—	24	24
Other	250	19	19

Total Non Current Liabilities	250	43	43

Total Liabilities	3,390	4,609	4,609

NET ASSETS	272,058	278,400	277,360

EQUITY
Reserves	122,997	130,007	130,007
Accumulated funds	149,061	148,393	147,353

TOTAL EQUITY	272,058	278,400	277,360

3-54	Budget Estimates 2009-10

11 ROYAL BOTANIC GARDENS AND DOMAIN TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	—	(79)	—
Grants and subsidies	—	54	52
Finance costs	6	3	3
Other	27,863	36,347	32,667

Total Payments	27,869	36,325	32,722

Receipts
Sale of goods and services	8,010	11,199	10,288
Interest	200	220	220
Other	2,279	5,746	3,699

Total Receipts	10,489	17,165	14,207

NET CASH FLOWS FROM OPERATING ACTIVITIES	(17,380)	(19,160)	(18,515)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	30	—
Purchases of property, plant and equipment	(3,135)	(4,385)	(3,360)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,135)	(4,355)	(3,360)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(30)	—	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	(30)	—	—

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	18,080	18,105	19,090
Capital appropriation	2,635	2,635	2,860

NET CASH FLOWS FROM GOVERNMENT	20,715	20,740	21,950

NET INCREASE/(DECREASE) IN CASH	170	(2,775)	75

Opening Cash and Cash Equivalents	3,248	5,687	2,912

CLOSING CASH AND CASH EQUIVALENTS	3,418	2,912	2,987

CASH FLOW RECONCILIATION
Net cost of services	(21,780)	(21,780)	(22,990)
Non cash items added back	4,400	4,400	4,475
Change in operating assets and liabilities	—	(1,780)	—

Net cash flow from operating activities	(17,380)	(19,160)	(18,515)

Budget Estimates 2009-10	3-55

DEPARTMENT OF COMMERCE
The Department of Commerce is responsible to the Minister for Commerce, the Minister for Industrial Relations (Section 5) and the Minister for Fair Trading (Section 10).
The Department of Commerce is a service provider and regulator dedicated to delivering better services to clients, customers and the community and contributing to a prosperous New South Wales.
The Office of Fair Trading, the Office of Industrial Relations, the Office of Public Works and Services, New South Wales Procurement, Government Chief Information Office, and Strategic Communication and Advertising form the Department of Commerce.
The Department also provides employee related support services to NSW Businesslink Pty Ltd and the State Records Authority.
Results and Services
The Department contributes to Government priorities by making doing business in New South Wales simple and fair and obtaining the best value for the NSW Government by working towards the following results:
•	Fair and productive workplaces.

•	Fair marketplace for consumers and traders.

•	Maximise value for government agencies in delivering services to communities.

•	Simplify processes for dealing with government.
Key services provided by the Department to contribute to these results include:
•	reviewing policy and enforcing fair trading and industrial relations legislation

•	providing marketplace and workplace information and helping in fair trading and industrial relations

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12 DEPARTMENT OF COMMERCE
•	providing architectural, engineering design services and project management services for water, engineering and waste water services, managing the engineering response to emergencies and providing facilities management services

•	providing strategic advice in the planning, purchase and implementation of government communications, advertising, publishing and information services

•	developing and oversighting implementation of People First, the NSW Government Information and Communications Technology (ICT) plan, managing operations of key government ICT infrastructure and coordinating emergency services communications and

•	providing business and personnel services to a number of government entities.
A range of key services in fair trading, industrial relations and public works are delivered through a regional network.
The key services provided by the Department and how they contribute to results are set out in the following table:

		Results
				Maximise value for
	2009-10 Budget	Fair marketplace		government agencies	Simplify processes
	Expenses	for consumers and	Fair and productive	in delivering	for dealing with
Service Groups	$m	traders	workplace	services	government

Fair Trading	166.4	✓
Industrial Relations	22.9		✓
Public Works and Services	258.9			✓
Procurement	203.8			✓	✓
Communications and Advertising	8.4			✓	✓
Government Chief Information Office	67.1			✓	✓
Corporate Services	142.0			✓

Total Expenses Excluding Losses	869.5

Budget Estimates 2009-10	3-57

12 DEPARTMENT OF COMMERCE
Recent Achievements
The Department of Commerce works extensively with other NSW Government agencies to help reduce costs and improve government-wide capability in procurement; information and communications technology; public works and services; and government communications, advertising, publishing and information services.
During 2008-09:
•	Commerce delivered through the Office of Public Works and Services (OPWS) $900 million in capital and maintenance projects on behalf of clients. This included delivery of the Department of Education and Training’s annual program of more than 470 capital works. Other key agency clients include the Department of Corrective Services and the Department of Ageing, Disability and Home Care.

•	State significant infrastructure projects delivered included the Shannon Creek Dam on the NSW North Coast and the Darling Anabranch Pipeline in Western New South Wales.

•	OPWS provided the emergency management response at several disaster events including the April 2009 North Coast floods, the recovery phase for the Tamworth floods and the Castlereagh Street scaffolding collapse.

•	The Office of Fair Trading introduced an amendment to the Home Building Act 1989 making it easier for homeowners to lodge an insurance claim for defective or incomplete work.

•	The Office of Fair Trading allocated $645,000 for the Home Building Advocacy Service over the next three years. The Service offers consumers legal advice and representation, advocacy and dispute resolution in home building matters.

•	The Office of Industrial Relations carried out Australia’s largest workplace compliance program, with more than 13,600 workplaces inspected. During these investigations over 10,000 breaches of NSW industrial relations laws were identified, including 1,725 workplaces where workers were being underpaid.

•	StateFleet successfully implemented new systems to improve fleet management resulting in more efficient use of vehicles and optimising lease terms for its clients. StateFleet also assisted agencies to improve the environmental performance of their fleet by 20 per cent from a baseline set in 2004.

3-58	Budget Estimates 2009-10

12 DEPARTMENT OF COMMERCE
•	NSW Procurement successfully designed and delivered major new contract arrangements in an expedited delivery program for the NSW Departments of Education and Training, and Health.

•	NSW Procurement launched a new electronic tender system for efficient tender creation and evaluation, enabling industry to respond to government tenders faster and more efficiently.

•	The Government Chief Information Office has commenced a major upgrade of the Government Radio Network to convert it from analogue to digital technology.

•	The Government Licensing Service has grown to support five agencies, nearly 1.7 million licence records and 45 diverse business, occupational and recreational licence types. There are now over 1,250 agency system users across 60 government offices.

•	Strategic Communications and Government Advertising (SCGA) successfully launched nsw.gov.au, increasing visits in the first month of relaunch by 32 per cent. SCGA also negotiated increased discounts for all major media advertising rates on behalf of government agencies and reduced cancellation deadlines and access to prime television positions for the sole use of government agencies.

•	ServiceFirst, a shared services organisation, was launched in July 2008. ServiceFirst integrates three previously separate shared services operations into one entity servicing 50 government clients. Benefits of this integration will include reducing shared services costs to agencies and improving service management.
Strategic Directions
In order to achieve its major results in 2009-10, the Department is pursuing a number of broad strategies.
The Office of Fair Trading is ensuring consumers and traders operate in a fair and productive marketplace by:
•	enhancing marketplace compliance through cost effective fair trading law enforcement strategies

Budget Estimates 2009-10	3-59

12 DEPARTMENT OF COMMERCE
•	providing better services, matching resources to changing customer service delivery preference and

•	working to implement a range of national regulatory reforms agreed to by the Council of Australian Governments. These reforms include national standards for trade and occupational licensing and will result in some areas of responsibility currently undertaken by the Office of Fair Trading transferring to the Australian Government.
The Office of Industrial Relations is ensuring New South Wales has fair and productive workplaces by:
•	advising the Government on the fairness and responsiveness of the industrial relations framework and regulations and

•	providing effective compliance with industrial relations regulations including access to information on rights and obligations.
NSW Procurement and the Office of Public Works and Services is improving the performance of the NSW Government by:
•	removing duplication across government through central delivery of procurement systems and services

•	improving government procurement capability and productivity through greater use of electronic systems and by using solutions and services tailored to each client

•	speeding up the procurement process through reform to the State Contracts Control Board, including the appointment of an independent chair

•	establishing and delivering common ICT infrastructure strategies for government by setting standards and encouraging collaboration across agencies and

•	assisting client agencies in the design, construction, maintenance and sustainability of public infrastructure through the provision of professional engineering, architectural and project management services.

3-60	Budget Estimates 2009-10

12 DEPARTMENT OF COMMERCE
2009-10 Budget Initiatives
Total Expenses
The Department’s total expenses for 2009-10 are budgeted to be $869.5 million compared to the budget estimate of $827.1 million for 2008-09. Commerce has budgeted to transfer $20 million to the Consolidated Fund from operating profit generated from its commercial activities in 2009-10.
Budgeted expenses of the Department of Commerce include:
•	$136 million for project management services to assist agencies in the construction of buildings and engineering works

•	$74.2 million for enforcement of fair trading laws including business licensing and registration and the Consumer, Trader and Tenancy Tribunal

•	$92.2 million for fair trading information and assistance services to consumers and traders

•	$67.1 million for Government ICT services, including managing the Government Radio Network and Long Term Radio Strategy projects, and providing advice to NSW Government agencies to minimise risk and gain the best value from information and communications technology

•	$216.4 million for depreciation and other expenses relating to motor vehicles owned by StateFleet who provide leasing and fleet management services to client agencies across the public sector

•	$31.9 million to provide technical expert advice to agencies and the community on the management and use of water

•	$24.7 million for expert technical advice from the Government Architect’s Office

•	$22.9 million for review and advice on industrial relations regulations, compliance and provision of information to employers and employees

•	$19.3 million for the management of goods and services standing offer agreements and client specific contracts and

•	$15.3 million to deliver online procurement tools including smartbuy® and e-tendering and other tools and services.

Budget Estimates 2009-10	3-61

12 DEPARTMENT OF COMMERCE
Capital Expenditure
The Department’s capital expenditure in 2009-10 is estimated at $343.2 million compared to $307.1 million for the 2008-09 budget.
An amount of $303.3 million is allocated to motor vehicles for StateFleet, $10.4 million for Government Radio Network upgrade, $21.5 million for computer projects including upgrades and replacement of IT systems, $5.9 million for accommodation, and $2.1 million for plant and office equipment.

3-62	Budget Estimates 2009-10

12 DEPARTMENT OF COMMERCE
Result Indicators
Fair marketplace for consumers and traders

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Public knows where to get Fair Trading help	%	66	63	65	65	65
Consumers confident in fair operation of marketplace	%	73	79	68	68	68
These indicators show the effectiveness of Office of Fair Trading (OFT) in promoting community awareness and information delivery and the effectiveness of OFT Services.
Fair and productive workplaces

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Employees confident in fair operation of NSW industrial relations system	%	76	76	70	70	70
Office of Industrial Relations client satisfaction meets or exceeds benchmark	%	90	97	85	85	85
Accuracy of industrial relations information provided	%	n.a.	88	95	85	95
Employees satisfied with Office of Industrial Relations advisory services	%	95	90	95	95	95
These indicators show the effectiveness of Office of Industrial Relations processes and decision making, in providing accurate information and advice.

Budget Estimates 2009-10	3-63

12 DEPARTMENT OF COMMERCE
Result Indicators (cont)
Maximise value for government agencies in delivering services

			2006-07	2007-08	2008-09	2008-09	2009-10
	Units		Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Projects managed on time		%	87	92	85	85	85
Projects managed on budget (a)%			92	90	85	85	85
Cost savings for government agencies using NSW Procurement services (b)	$	m	660	330	335	335	335
Client satisfaction with shared corporate services (c)%			94	86	80	80	80

(a)	This shows the effectiveness of the Office of Public Works and Services in delivering projects on budget.

(b)	This indicator shows the effectiveness of NSW Procurement in assisting government agencies to minimise procurement costs. The 2006-07 figure comprises cost savings from State Contracts, avoided/duplicated efforts, process efficiency savings, and estimated strategic sourcing savings. For 2007-08 onwards, a revised methodology only reports savings for whole-of-government State Contracts. From 2007-08, the Government Chief Information Office, Communication and Advertising, and State Records Authority were no longer part of NSW Procurement.

(c)	This indicator shows the effectiveness of Commerce in delivering shared corporate services to government agencies.
Simplify processes for dealing with Government

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Visits to the NSW Government Portal	mill	4.0	3.1	4.0	3.8	4.0
This indicator shows the effectiveness of Communications and Advertising in providing an entry point for the NSW community to access NSW Government information. The site was relaunched in August 2008 as www.nsw.gov.au

3-64	Budget Estimates 2009-10

12 DEPARTMENT OF COMMERCE
Service Group Statements
12.1 Fair Trading

Service Description:	This service group covers fair trading policy development and regulatory review, provision of information to consumers and traders and enforcement of compliance with fair trading laws and impartial dispute resolution through an independent tribunal.

Linkage to Results:	This service group contributes to ensuring a fair marketplace for consumers and traders by working towards a range of intermediate results that include the following:

• fair trading regulation with minimal red tape

• community able to access information and services and

• compliance with fair trading laws.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Complaints finalised within 30 days	%	96	96	80	90	90
Telephone enquiries answered within the guarantee of service	%	83	90	85	90	90
Consumer Trader and Tenancy Tribunal matters finalised prior to or at first hearing	%	78	77	75	74	73
Proportion of prosecutions successful	%	95	92	90	90	90
Employees:	FTE	1,155	1,181	1,194	1,190	1,169

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	167,035	163,557	166,365

NET COST OF SERVICES	52,758	50,397	54,880

CAPITAL EXPENDITURE	11,581	13,520	12,988

Budget Estimates 2009-10	3-65

12 DEPARTMENT OF COMMERCE
Service Group Statements (cont)
12.2 Industrial Relations

Service Description:	This service group covers industrial relations policy development and review, provision of information to employers and employees, enforcement of compliance with industrial relations laws through inspection of NSW workplaces and administration of the process for appeals against promotion and disciplinary decisions in the public sector.

Linkage to Results:	This service group contributes to ensuring fair workplaces by working towards a range of intermediate results that include the following:

• fair industrial relations legislation with minimal red tape

• accessible information and help for employers and employees to ensure industrial relations laws are understood

• compliance with industrial relations laws and

• best practice employment advice.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Enquiries and complaints satisfactorily resolved within targeted time frames	%	92	89	85	85	85
Employers satisfied with advisory services	%	95	96	95	95	85
Employers investigated who are subject to NSW industrial relations laws	%	86	81	85	85	85

Employees:	FTE	161	167	179	174	175

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	23,743	21,953	22,934
NET COST OF SERVICES	22,619	21,265	22,415
CAPITAL EXPENDITURE	2,789	1,608	1,050

3-66	Budget Estimates 2009-10

12 DEPARTMENT OF COMMERCE
Service Group Statements (cont)
12.3 Procurement

Service Description:	This service group covers the development and implementation of procurement policy and tendering services, provision of operational support for the State Contracts Control Board (SCCB) and the delivery of electronic procurement tools and solutions.

Linkage to Results:	This service group contributes to maximising value to government agencies in delivering services to clients, customers and the community by working towards a range of intermediate results that include the following:

• minimising procurement costs for government and agencies

• simplifying processes for dealing with government

• improving access to procurement contracts for customers and suppliers and

• minimising procurement contractual risks for the government and agencies.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Transactions through SCCB goods and services contracts	$ m	3,600	3,640	3,900	3,900	3,900
Average performance score of “Best Practice” accredited contractors for capital works	%	73	74	70	70	70
Manage motor vehicle clearance rates at initial auction between 70 to 80 per cent	%	80	82	80	80	80

Employees:	FTE	313	276	278	258	285

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	251,508	254,334	258,885
NET COST OF SERVICES	(43,938)	(54,710)	(32,905)
CAPITAL EXPENDITURE	265,712	310,218	306,559

Budget Estimates 2009-10	3-67

12 DEPARTMENT OF COMMERCE
Service Group Statements (cont)
12.4 Public Works and Services

Service Description:	This service group covers the commercial services provided to government agencies, including the provision of planning and building, design services, management of construction projects, finding sustainable solutions to the problems of capturing, treating and distributing water.

Linkage to Results:	This service group contributes to maximising value to government agencies in delivering services to clients, customers and the community by working towards a range of intermediate results that include the following:

• managing construction and maintenance projects so they are delivered on time, within scope and safety standards, and within budget

• minimising project management risks and costs for the government and agencies and

• providing engineering services for state emergency management.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Projects managed on time	%	87	92	85	85	85
Projects managed within budget	%	92	90	85	85	85
Lost time injury frequency ratio (a)	no.	n.a.	1.9	20.0	12.0	10.0

(a)	This measures lost time injuries per million hours worked. In 2006-07 the NSW Construction Industry performance benchmark was 16.7. Source: WorkCover Statistical Bulletin 2006-07. A major safety improvement plan was implemented in 2007-08.

Employees:	FTE	1,275	1,275	1,317	1,282	1,373

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	184,277	181,783	203,782
NET COST OF SERVICES	1,504	(10,582)	22
CAPITAL EXPENDITURE	14,187	11,840	8,960

3-68	Budget Estimates 2009-10

12 DEPARTMENT OF COMMERCE
Service Group Statements (cont)
12.5 Communications and Advertising

Service Description:	This service group covers the provision of public awareness advertising, providing all recruitment advertising and public notices including the publication of the Government Gazette and advertising public sector job vacancies.

Linkage to Results:	This service group contributes to maximising value to government agencies in delivering services to clients, customers and the community by working towards a range of intermediate results that include the following:

• improving access for customers and suppliers to communications contracts

• managing advertising projects so they are delivered on time, within scope and within budget

• minimising communications costs for government and agencies and

• minimising management risks for the government and agency advertising and communications.

			2006-07	2007-08	2008-09	2008-09	2009-10
	Units		Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Savings to government achieved through centralised media contracts compared to market media rates	$	m	44	53	44	44	33
Savings are realised through negotiated discounts off media rates and are directly related to the volume of activity.

Employees:	FTE	n.a.	41	42	40	46

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Financial Indicators:
Total Expenses Excluding Losses	7,032	7,889	8,422
NET COST OF SERVICES	2,316	5,356	6,490
CAPITAL EXPENDITURE	—	170	320

Budget Estimates 2009-10	3-69

12 DEPARTMENT OF COMMERCE
Service Group Statements (cont)
12.6 Government Chief Information Office

Service Description:	This service group covers the development and implementation of People First, the NSW Government ICT Strategic Plan which provides a framework for a coordinated government-wide approach to ICT planning and implementation. There are eight programs covering a range of ICT areas including radio networks, human resource and finance system rationalisation, and the provision of the online government licensing service.

Linkage to Results:	This service group contributes to maximising value to government agencies in delivering services to clients, customers and the community by working towards a range of intermediate results that include the following:

• improving access for customers and suppliers

• managing ICT projects so they are delivered on time, within scope and within budget and

• minimising ICT project management risks and costs for the government and agencies.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Government radio network monthly availability	%	99.99	99.99	99.95	99.99	99.95
Government licences administered through Government Licensing Service	mill	0.1	1.2	1.6	1.6	2.4

Employees:	FTE	n.a.	93	94	87	100

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	58,687	60,307	67,148

NET COST OF SERVICES	48,158	47,059	47,022

CAPITAL EXPENDITURE	4,594	20,537	11,162

3-70	Budget Estimates 2009-10

12 DEPARTMENT OF COMMERCE
Service Group Statements (cont)
12.7 Corporate Services

Service Description:	This service group covers the provision of corporate services to a selection of government agencies including accounting and financial services, payroll and human resource services, information technology services, asset facilities management, information and research services, mail and records management and switchboard services.

Linkage to Results:	This service group contributes to maximising value to government agencies in delivering services to clients, customers and the community by working towards a range of intermediate results that include the following:

• managing corporate services projects so they are delivered on time, within scope and within budget and

• minimising corporate services costs and risks for government and agencies.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Client satisfaction with shared corporate services	%	94	86	85	85	85
Client satisfaction with the delivery of human services net	%	81	85	80	87	85

Employees:	FTE	992	994	1,056	1,001	981

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	134,859	122,734	142,000

NET COST OF SERVICES	31,942	(2,755)	33,212

CAPITAL EXPENDITURE	8,199	5,000	2,160

Budget Estimates 2009-10	3-71

12 DEPARTMENT OF COMMERCE

	2008-09			2009-10
	Budget	Revised		Budget
	$000	$000		$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	393,937	384,250	*	414,513
Other operating expenses	178,845	180,710		200,428
Depreciation and amortisation	188,815	183,022		188,811
Grants and subsidies	22,218	19,469		18,444
Finance costs	41,213	41,095		43,329
Other expenses	2,113	4,011		4,011

Total Expenses Excluding Losses	827,141	812,557		869,536

Less:
Retained Revenue
Sales of goods and services	619,570	653,782		656,555
Investment income	18,512	16,652		10,014
Retained taxes, fees and fines	48,324	47,724		45,519
Grants and contributions	12,301	13,968		13,942
Other revenue	112	4,304		—

Total Retained Revenue	698,819	736,430		726,030

Gain/(loss) on disposal of non current assets	13,715	20,097		12,370
Other gains/(losses)	(752)	—		—

NET COST OF SERVICES	115,359	56,030	*	131,136

Recurrent Funding Statement

Net Cost of Services	115,359	56,030		131,136
Recurrent Services Appropriation	153,039	154,355		153,456

Capital Expenditure Statement

Capital Expenditure	307,062	362,893		343,199
Capital Works and Services Appropriation	11,309	7,309		3,394

*	The accounting policy in relation to Accounting Standard AASB119 for actuarial gains/losses was changed. An expense of $34.7 million was transferred to equity. This change has impacted on Total Expenses and the Net Cost of Services.

3-72	Budget Estimates 2009-10

12 DEPARTMENT OF COMMERCE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	484,853	311,753	343,721
Receivables	222,738	288,168	293,410
Other financial assets	26,115	26,000	26,653
Inventories	638	470	470
Other	103,180	97,487	94,045

Total Current Assets	837,524	723,878	758,299

Non Current Assets
Other financial assets	—	11	11
Inventories	4,929	4,624	4,324
Property, plant and equipment -
Land and building	121,996	80,459	85,101
Plant and equipment	509,388	638,715	626,803
Intangibles	70,897	53,565	66,124
Other	—	66	66

Total Non Current Assets	707,210	777,440	782,429

Total Assets	1,544,734	1,501,318	1,540,728

LIABILITIES
Current Liabilities
Payables	302,457	300,282	307,843
Borrowings at amortised cost	238,032	204,836	209,836
Provisions	130,779	132,320	140,216
Other	2,144	4,383	4,437

Total Current Liabilities	673,412	641,821	662,332

Non Current Liabilities
Borrowings at amortised cost	238,047	204,833	209,833
Provisions	—	29,736	29,736
Other	6,622	910	1,076

Total Non Current Liabilities	244,669	235,479	240,645

Total Liabilities	918,081	877,300	902,977

NET ASSETS	626,653	624,018	637,751

EQUITY
Reserves	18,607	25,184	25,184
Accumulated funds	608,046	598,834	612,567

TOTAL EQUITY	626,653	624,018	637,751

Budget Estimates 2009-10	3-73

12 DEPARTMENT OF COMMERCE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	379,634	375,675	399,978
Grants and subsidies	22,218	19,469	18,444
Finance costs	41,213	41,095	43,329
Other	475,119	479,956	504,970

Total Payments	918,184	916,195	966,721

Receipts
Sale of goods and services	617,701	599,772	653,788
Retained taxes	(516)	234	239
Interest	14,548	16,988	9,966
Other	359,189	387,021	365,229

Total Receipts	990,922	1,004,015	1,029,222

NET CASH FLOWS FROM OPERATING ACTIVITIES	72,738	87,820	62,501

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	207,906	180,469	161,469
Proceeds from sale of investments	3,663	—	—
Purchases of property, plant and equipment	(289,809)	(346,499)	(322,667)
Purchases of investments	—	(1,393)	(700)
Other	(17,253)	(16,394)	(20,532)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(95,493)	(183,817)	(182,430)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	331,027	190,440	405,490
Repayment of borrowings and advances	(329,335)	(329,335)	(395,490)
Other	(8,800)	(15,895)	(15,000)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(7,108)	(154,790)	(5,000)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	153,039	154,355	153,456
Capital appropriation	11,309	7,309	3,394
Cash transfers to Consolidated Fund	—	(734)	—

NET CASH FLOWS FROM GOVERNMENT	164,348	160,930	156,850

NET INCREASE/(DECREASE) IN CASH	134,485	(89,857)	31,921

Opening Cash and Cash Equivalents	350,368	400,867	311,753
Reclassification of Cash Equivalents	—	(743)	(47)

CLOSING CASH AND CASH EQUIVALENTS	484,853	311,753	343,721

3-74	Budget Estimates 2009-10

12 DEPARTMENT OF COMMERCE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(115,359)	(56,030)	(131,136)
Non cash items added back	192,341	190,721	196,830
Change in operating assets and liabilities	(4,244)	(46,871)	(3,193)

Net cash flow from operating activities	72,738	87,820	62,501

Budget Estimates 2009-10	3-75

CATCHMENT MANAGEMENT AUTHORITIES
The Catchment Management Authorities (CMAs) are 13 statutory bodies established under the Catchment Management Authorities Act 2003.
The 13 Catchment Management Authorities are:
•	Border Rivers-Gwydir Catchment Management Authority

•	Central West Catchment Management Authority

•	Hawkesbury-Nepean Catchment Management Authority

•	Hunter-Central Rivers Catchment Management Authority

•	Lachlan Catchment Management Authority

•	Lower Murray-Darling Catchment Management Authority

•	Murray Catchment Management Authority

•	Murrumbidgee Catchment Management Authority

•	Namoi Catchment Management Authority

•	Northern Rivers Catchment Management Authority

•	Southern Rivers Catchment Management Authority

•	Sydney Metropolitan Catchment Management Authority

•	Western Catchment Management Authority.
The CMAs facilitate and coordinate regional partnerships to deliver natural resource management funding on both private and public lands. This regional partnership between the Government, represented by CMAs, and communities ensures greater stakeholder say and involvement in how natural resources are managed in their catchments. Specific functions of the CMAs include developing and implementing Catchment Action Plans and associated investment programs, and issuing consents under the Native Vegetation Act 2003.

3-76	Budget Estimates 2009-10

CATCHMENT MANAGEMENT AUTHORITIES
Recent Achievements
The CMAs are investing the majority of their funding in on-ground works, based on the strategic priorities for their regions outlined in each of their Catchment Action Plans. These on-ground works include rehabilitation and protection of native vegetation over thousands of hectares and the finalisation of over 1,172 Property Vegetation Plans.
Strategic Directions
A key strategic priority for the CMAs is to achieve the thirteen State-wide natural resource management targets outlined in the State Plan. CMA Boards ensure that Catchment Action Plan implementation delivers both regional resource condition targets and the State-wide targets, and ensure that this is undertaken efficiently and effectively.
For 2009-10, the CMAs’ investment programs will be funded by both NSW and Australian Government investment contributions. The NSW Government has provided funding of $23.1 million under the Catchment Action NSW program.
The known Australian Government funding for 2009-10 comprises $35.3 million in base-level funding for CMAs, plus just over $1 million in contestable funding already announced by the Australian Government. CMAs will also bid for additional 2009-10 Caring for our Country contestable funding, which will be announced by the Australian Government later in the financial year.
The CMAs continue to form vital funding partnerships with the community and other Government agencies. These partnerships have significantly improved outcomes in regional natural resource management. They generate extensive in-kind contributions from landholders and community volunteers, such as the Landcare movement, and financial and in-kind support from local government, industry and natural resource agencies.
The Native Vegetation Act 2003 came into effect in December 2005. The CMAs are responsible for approving Property Vegetation Plans, or PVPs, which provide certainty for landholders about managing native vegetation. These PVPs also provide landholders with funding incentives to improve and protect native vegetation on their properties, for the benefit of the broader community.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 across the 13 CMAs are budgeted at $124.7 million.
Capital Expenditure
Total capital expenditure for the 13 CMAs in 2009-10 is budgeted at $300,000.

Budget Estimates 2009-10	3-77

BORDER RIVERS-GWYDIR CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	300	353	160
Grants and contributions	11,286	12,071	6,681
Other revenue	218	240	700

Total Retained Revenue	11,804	12,664	7,541

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	5	5
Other operating expenses	3,447	3,528	3,968
Depreciation and amortisation	6	41	41
Grants and subsidies	9,559	9,838	3,727

Total Expenses Excluding Losses	13,017	13,412	7,741

SURPLUS/(DEFICIT)	(1,213)	(748)	(200)

3-78	Budget Estimates 2009-10

BORDER RIVERS-GWYDIR CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,956	4,732	3,263
Receivables	502	836	681

Total Current Assets	3,458	5,568	3,944

Non Current Assets
Property, plant and equipment -
Land and building	797	547	535
Plant and equipment	67	187	181

Total Non Current Assets	864	734	716

Total Assets	4,322	6,302	4,660

LIABILITIES
Current Liabilities
Payables	343	2,206	764
Provisions	285	331	331

Total Current Liabilities	628	2,537	1,095

Total Liabilities	628	2,537	1,095

NET ASSETS	3,694	3,765	3,565

EQUITY
Accumulated funds	3,694	3,765	3,565

TOTAL EQUITY	3,694	3,765	3,565

Budget Estimates 2009-10	3-79

BORDER RIVERS-GWYDIR CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	300	353	160
Other	11,379	12,144	7,377

Total Receipts	11,679	12,497	7,537

Payments
Employee related	5	5	5
Grants and subsidies	9,559	9,838	3,727
Other	3,560	3,599	5,251

Total Payments	13,124	13,442	8,983

NET CASH FLOWS FROM OPERATING ACTIVITIES	(1,445)	(945)	(1,446)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(1,468)	(968)	(1,469)

Opening Cash and Cash Equivalents	4,424	5,700	4,732

CLOSING CASH AND CASH EQUIVALENTS	2,956	4,732	3,263

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(1,213)	(748)	(200)
Non cash items added back	6	41	41
Change in operating assets and liabilities	(238)	(238)	(1,287)

Net cash flow from operating activities	(1,445)	(945)	(1,446)

3-80	Budget Estimates 2009-10

CENTRAL WEST CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	630	858	100
Grants and contributions	22,673	14,819	8,201
Other revenue	1,904	942	654

Total Retained Revenue	25,207	16,619	8,955

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	5	5
Other operating expenses	19,893	10,338	4,016
Depreciation and amortisation	27	31	31
Grants and subsidies	15,483	13,902	6,126

Total Expenses Excluding Losses	35,408	24,276	10,178

SURPLUS/(DEFICIT)	(10,201)	(7,657)	(1,223)

Budget Estimates 2009-10	3-81

CENTRAL WEST CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,552	4,706	1,352
Receivables	584	496	556

Total Current Assets	2,136	5,202	1,908

Non Current Assets
Property, plant and equipment -
Plant and equipment	154	130	122

Total Non Current Assets	154	130	122

Total Assets	2,290	5,332	2,030

LIABILITIES
Current Liabilities
Payables	1,825	3,119	1,040
Provisions	328	360	360

Total Current Liabilities	2,153	3,479	1,400

Total Liabilities	2,153	3,479	1,400

NET ASSETS	137	1,853	630

EQUITY
Accumulated funds	137	1,853	630

TOTAL EQUITY	137	1,853	630

3-82	Budget Estimates 2009-10

CENTRAL WEST CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	630	858	100
Other	24,674	15,629	8,606

Total Receipts	25,304	16,487	8,706

Payments
Employee related	5	5	5
Grants and subsidies	15,483	13,902	6,126
Other	19,789	10,234	5,906

Total Payments	35,277	24,141	12,037

NET CASH FLOWS FROM OPERATING ACTIVITIES	(9,973)	(7,654)	(3,331)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(9,996)	(7,677)	(3,354)

Opening Cash and Cash Equivalents	11,548	12,383	4,706

CLOSING CASH AND CASH EQUIVALENTS	1,552	4,706	1,352

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(10,201)	(7,657)	(1,223)
Non cash items added back	27	31	31
Change in operating assets and liabilities	201	(28)	(2,139)

Net cash flow from operating activities	(9,973)	(7,654)	(3,331)

Budget Estimates 2009-10	3-83

HAWKESBURY-NEPEAN CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	290	308	75
Grants and contributions	9,704	9,480	8,115
Other revenue	704	2,172	6,206

Total Retained Revenue	10,698	11,960	14,396

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	5	5
Other operating expenses	4,187	5,701	9,513
Depreciation and amortisation	16	36	36
Grants and subsidies	6,083	5,933	4,878

Total Expenses Excluding Losses	10,291	11,675	14,432

SURPLUS/(DEFICIT)	407	285	(36)

3-84	Budget Estimates 2009-10

HAWKESBURY-NEPEAN CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,651	1,955	1,715
Receivables	381	558	245

Total Current Assets	3,032	2,513	1,960

Non Current Assets
Property, plant and equipment -
Land and building	3	2	2
Plant and equipment	196	179	166

Total Non Current Assets	199	181	168

Total Assets	3,231	2,694	2,128

LIABILITIES
Current Liabilities
Payables	1,822	1,306	776
Provisions	443	456	456

Total Current Liabilities	2,265	1,762	1,232

Total Liabilities	2,265	1,762	1,232

NET ASSETS	966	932	896

EQUITY
Accumulated funds	966	932	896

TOTAL EQUITY	966	932	896

Budget Estimates 2009-10	3-85

HAWKESBURY-NEPEAN CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	290	308	75
Other	10,272	11,496	14,454

Total Receipts	10,562	11,804	14,529

Payments
Employee related	5	5	5
Grants and subsidies	6,083	5,933	4,878
Other	3,554	5,048	9,863

Total Payments	9,642	10,986	14,746

NET CASH FLOWS FROM OPERATING ACTIVITIES	920	818	(217)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	897	795	(240)

Opening Cash and Cash Equivalents	1,754	1,160	1,955

CLOSING CASH AND CASH EQUIVALENTS	2,651	1,955	1,715

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	407	285	(36)
Non cash items added back	16	36	36
Change in operating assets and liabilities	497	497	(217)

Net cash flow from operating activities	920	818	(217)

3-86	Budget Estimates 2009-10

HUNTER-CENTRAL RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	738	1,013	320
Grants and contributions	13,726	13,438	9,169
Other revenue	5,816	3,877	3,854

Total Retained Revenue	20,280	18,328	13,343

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	5	5
Other operating expenses	11,269	9,675	8,341
Depreciation and amortisation	120	143	143
Grants and subsidies	9,472	9,091	5,697

Total Expenses Excluding Losses	20,866	18,914	14,186

SURPLUS/(DEFICIT)	(586)	(586)	(843)

Budget Estimates 2009-10	3-87

HUNTER-CENTRAL RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	3,889	10,824	6,081
Receivables	1,085	1,440	1,345
Other financial assets	919	—	—
Inventories	48	76	76

Total Current Assets	5,941	12,340	7,502

Non Current Assets
Property, plant and equipment -
Land and building	4,387	4,263	4,196
Plant and equipment	186	168	115
Intangibles	306	306	306

Total Non Current Assets	4,879	4,737	4,617

Total Assets	10,820	17,077	12,119

LIABILITIES
Current Liabilities
Payables	2,850	6,519	2,404
Provisions	532	561	561

Total Current Liabilities	3,382	7,080	2,965

Total Liabilities	3,382	7,080	2,965

NET ASSETS	7,438	9,997	9,154

EQUITY
Reserves	299	299	299
Accumulated funds	7,139	9,698	8,855

TOTAL EQUITY	7,438	9,997	9,154

3-88	Budget Estimates 2009-10

HUNTER-CENTRAL RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	738	1,013	320
Other	19,344	16,947	12,788

Total Receipts	20,082	17,960	13,108

Payments
Employee related	5	5	5
Grants and subsidies	9,472	9,091	5,697
Other	10,424	9,170	12,126

Total Payments	19,901	18,266	17,828

NET CASH FLOWS FROM OPERATING ACTIVITIES	181	(306)	(4,720)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(31)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(31)	(23)

NET INCREASE/(DECREASE) IN CASH	158	(337)	(4,743)

Opening Cash and Cash Equivalents	3,731	11,161	10,824

CLOSING CASH AND CASH EQUIVALENTS	3,889	10,824	6,081

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(586)	(586)	(843)
Non cash items added back	120	143	143
Change in operating assets and liabilities	647	137	(4,020)

Net cash flow from operating activities	181	(306)	(4,720)

Budget Estimates 2009-10	3-89

LACHLAN CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	189	877	125
Grants and contributions	9,297	10,510	8,298
Other revenue	65	1,140	654

Total Retained Revenue	9,551	12,527	9,077

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	32	5
Other operating expenses	4,542	5,799	4,371
Depreciation and amortisation	25	41	31
Grants and subsidies	12,204	12,204	4,542

Total Expenses Excluding Losses	16,776	18,076	8,949

SURPLUS/(DEFICIT)	(7,225)	(5,549)	128

3-90	Budget Estimates 2009-10

LACHLAN CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	3,153	4,259	4,365
Receivables	344	499	472

Total Current Assets	3,497	4,758	4,837

Non Current Assets
Property, plant and equipment -
Plant and equipment	211	238	230

Total Non Current Assets	211	238	230

Total Assets	3,708	4,996	5,067

LIABILITIES
Current Liabilities
Payables	481	790	733
Provisions	387	477	477

Total Current Liabilities	868	1,267	1,210

Total Liabilities	868	1,267	1,210

NET ASSETS	2,840	3,729	3,857

EQUITY
Accumulated funds	2,840	3,729	3,857

TOTAL EQUITY	2,840	3,729	3,857

Budget Estimates 2009-10	3-91

LACHLAN CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	189	877	125
Other	9,240	11,447	8,780

Total Receipts	9,429	12,324	8,905

Payments
Employee related	5	32	5
Grants and subsidies	12,204	12,204	4,542
Other	4,791	5,967	4,229

Total Payments	17,000	18,203	8,776

NET CASH FLOWS FROM OPERATING ACTIVITIES	(7,571)	(5,879)	129

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(7,594)	(5,902)	106

Opening Cash and Cash Equivalents	10,747	10,161	4,259

CLOSING CASH AND CASH EQUIVALENTS	3,153	4,259	4,365

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(7,225)	(5,549)	128
Non cash items added back	25	41	31
Change in operating assets and liabilities	(371)	(371)	(30)

Net cash flow from operating activities	(7,571)	(5,879)	129

3-92	Budget Estimates 2009-10

LOWER MURRAY-DARLING CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	345	1,274	233
Grants and contributions	8,748	9,138	5,710
Other revenue	525	764	525

Total Retained Revenue	9,618	11,176	6,468

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	28	5
Other operating expenses	3,423	3,638	3,192
Depreciation and amortisation	13	21	13
Grants and subsidies	7,077	8,476	3,464

Total Expenses Excluding Losses	10,518	12,163	6,674

SURPLUS/(DEFICIT)	(900)	(987)	(206)

Budget Estimates 2009-10	3-93

LOWER MURRAY-DARLING CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	5,564	7,684	5,972
Receivables	138	332	393

Total Current Assets	5,702	8,016	6,365

Non Current Assets
Property, plant and equipment -
Land and building	50	48	48
Plant and equipment	151	146	156

Total Non Current Assets	201	194	204

Total Assets	5,903	8,210	6,569

LIABILITIES
Current Liabilities
Payables	857	2,092	657
Provisions	318	226	226

Total Current Liabilities	1,175	2,318	883

Total Liabilities	1,175	2,318	883

NET ASSETS	4,728	5,892	5,686

EQUITY
Accumulated funds	4,728	5,892	5,686

TOTAL EQUITY	4,728	5,892	5,686

3-94	Budget Estimates 2009-10

LOWER MURRAY-DARLING CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	345	1,274	233
Other	9,233	9,818	6,058

Total Receipts	9,578	11,092	6,291

Payments
Employee related	5	28	5
Grants and subsidies	7,077	8,476	3,464
Other	2,850	3,065	4,511

Total Payments	9,932	11,569	7,980

NET CASH FLOWS FROM OPERATING ACTIVITIES	(354)	(477)	(1,689)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(25)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(25)	(23)

NET INCREASE/(DECREASE) IN CASH	(377)	(502)	(1,712)

Opening Cash and Cash Equivalents	5,941	8,186	7,684

CLOSING CASH AND CASH EQUIVALENTS	5,564	7,684	5,972

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(900)	(987)	(206)
Non cash items added back	13	21	13
Change in operating assets and liabilities	533	489	(1,496)

Net cash flow from operating activities	(354)	(477)	(1,689)

Budget Estimates 2009-10	3-95

MURRAY CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	500	629	168
Grants and contributions	17,194	16,198	8,497
Other revenue	920	1,040	971

Total Retained Revenue	18,614	17,867	9,636

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	20	5
Other operating expenses	6,065	5,725	4,413
Depreciation and amortisation	10	100	70
Grants and subsidies	16,526	15,476	5,866

Total Expenses Excluding Losses	22,606	21,321	10,354

SURPLUS/(DEFICIT)	(3,992)	(3,454)	(718)

3-96	Budget Estimates 2009-10

MURRAY CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	4,505	4,258	4,114
Receivables	683	716	626
Inventories	637	1,091	1,091

Total Current Assets	5,825	6,065	5,831

Non Current Assets
Property, plant and equipment -
Plant and equipment	254	159	112

Total Non Current Assets	254	159	112

Total Assets	6,079	6,224	5,943

LIABILITIES
Current Liabilities
Payables	1,034	427	864
Provisions	324	321	321

Total Current Liabilities	1,358	748	1,185

Total Liabilities	1,358	748	1,185

NET ASSETS	4,721	5,476	4,758

EQUITY
Accumulated funds	4,721	5,476	4,758

TOTAL EQUITY	4,721	5,476	4,758

Budget Estimates 2009-10	3-97

MURRAY CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	500	629	168
Other	18,010	17,134	9,421

Total Receipts	18,510	17,763	9,589

Payments
Employee related	5	20	5
Grants and subsidies	16,526	15,476	5,866
Other	8,085	5,921	3,839

Total Payments	24,616	21,417	9,710

NET CASH FLOWS FROM OPERATING ACTIVITIES	(6,106)	(3,654)	(121)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(6,129)	(3,677)	(144)

Opening Cash and Cash Equivalents	10,634	7,935	4,258

CLOSING CASH AND CASH EQUIVALENTS	4,505	4,258	4,114

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(3,992)	(3,454)	(718)
Non cash items added back	10	100	70
Change in operating assets and liabilities	(2,124)	(300)	527

Net cash flow from operating activities	(6,106)	(3,654)	(121)

3-98	Budget Estimates 2009-10

MURRUMBIDGEE CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	200	1,520	100
Grants and contributions	23,910	22,405	10,476
Other revenue	2,300	1,181	690

Total Retained Revenue	26,410	25,106	11,266

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	5	5
Other operating expenses	8,127	8,196	4,659
Depreciation and amortisation	35	55	55
Grants and subsidies	18,521	18,471	6,602

Total Expenses Excluding Losses	26,688	26,727	11,321

SURPLUS/(DEFICIT)	(278)	(1,621)	(55)

Budget Estimates 2009-10	3-99

MURRUMBIDGEE CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,420	3,869	2,982
Receivables	365	753	680

Total Current Assets	1,785	4,622	3,662

Non Current Assets
Property, plant and equipment -
Land and building	160	150	128
Plant and equipment	131	109	99

Total Non Current Assets	291	259	227

Total Assets	2,076	4,881	3,889

LIABILITIES
Current Liabilities
Payables	1,222	4,300	3,363
Provisions	557	526	526

Total Current Liabilities	1,779	4,826	3,889

Total Liabilities	1,779	4,826	3,889

NET ASSETS	297	55	—

EQUITY
Accumulated funds	297	55	—

TOTAL EQUITY	297	55	—

3-100	Budget Estimates 2009-10

MURRUMBIDGEE CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	200	1,520	100
Other	26,003	23,330	11,039

Total Receipts	26,203	24,850	11,139

Payments
Employee related	5	5	5
Grants and subsidies	18,521	18,471	6,602
Other	9,886	15,757	5,396

Total Payments	28,412	34,233	12,003

NET CASH FLOWS FROM OPERATING ACTIVITIES	(2,209)	(9,383)	(864)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(35)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(35)	(23)

NET INCREASE/(DECREASE) IN CASH	(2,232)	(9,418)	(887)

Opening Cash and Cash Equivalents	3,652	13,287	3,869

CLOSING CASH AND CASH EQUIVALENTS	1,420	3,869	2,982

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(278)	(1,621)	(55)
Non cash items added back	35	55	55
Change in operating assets and liabilities	(1,966)	(7,817)	(864)

Net cash flow from operating activities	(2,209)	(9,383)	(864)

Budget Estimates 2009-10	3-101

NAMOI CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	80	523	97
Grants and contributions	8,674	8,680	6,415
Other revenue	75	1,225	780

Total Retained Revenue	8,829	10,428	7,292

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	20	5
Other operating expenses	6,927	4,767	4,059
Depreciation and amortisation	22	46	26
Grants and subsidies	7,198	7,198	3,486

Total Expenses Excluding Losses	14,152	12,031	7,576

SURPLUS/(DEFICIT)	(5,323)	(1,603)	(284)

3-102	Budget Estimates 2009-10

NAMOI CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,809	2,811	2,055
Receivables	451	241	241

Total Current Assets	2,260	3,052	2,296

Non Current Assets
Property, plant and equipment -
Plant and equipment	213	183	180

Total Non Current Assets	213	183	180

Total Assets	2,473	3,235	2,476

LIABILITIES
Current Liabilities
Payables	599	985	510
Provisions	375	437	437

Total Current Liabilities	974	1,422	947

Total Liabilities	974	1,422	947

NET ASSETS	1,499	1,813	1,529

EQUITY
Accumulated funds	1,499	1,813	1,529

TOTAL EQUITY	1,499	1,813	1,529

Budget Estimates 2009-10	3-103

NAMOI CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	80	523	97
Other	8,809	9,785	7,040

Total Receipts	8,889	10,308	7,137

Payments
Employee related	5	20	5
Grants and subsidies	7,198	7,198	3,486
Other	7,001	4,861	4,379

Total Payments	14,204	12,079	7,870

NET CASH FLOWS FROM OPERATING ACTIVITIES	(5,315)	(1,771)	(733)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(3)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(3)	(23)

NET INCREASE/(DECREASE) IN CASH	(5,338)	(1,774)	(756)

Opening Cash and Cash Equivalents	7,147	4,585	2,811

CLOSING CASH AND CASH EQUIVALENTS	1,809	2,811	2,055

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(5,323)	(1,603)	(284)
Non cash items added back	22	46	26
Change in operating assets and liabilities	(14)	(214)	(475)

Net cash flow from operating activities	(5,315)	(1,771)	(733)

3-104	Budget Estimates 2009-10

NORTHERN RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	50	705	50
Grants and contributions	13,919	12,890	9,427
Other revenue	654	1,354	400

Total Retained Revenue	14,623	14,949	9,877

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	5	5
Other operating expenses	4,896	6,312	4,697
Depreciation and amortisation	6	12	13
Grants and subsidies	9,962	8,928	5,376

Total Expenses Excluding Losses	14,869	15,257	10,091

SURPLUS/(DEFICIT)	(246)	(308)	(214)

Budget Estimates 2009-10	3-105

NORTHERN RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,256	2,947	2,072
Receivables	235	185	185

Total Current Assets	2,491	3,132	2,257

Non Current Assets
Property, plant and equipment -
Plant and equipment	87	62	72

Total Non Current Assets	87	62	72

Total Assets	2,578	3,194	2,329

LIABILITIES
Current Liabilities
Payables	551	1,057	406
Provisions	405	309	309

Total Current Liabilities	956	1,366	715

Total Liabilities	956	1,366	715

NET ASSETS	1,622	1,828	1,614

EQUITY
Accumulated funds	1,622	1,828	1,614

TOTAL EQUITY	1,622	1,828	1,614

3-106	Budget Estimates 2009-10

NORTHERN RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	50	705	50
Other	14,385	14,050	9,603

Total Receipts	14,435	14,755	9,653

Payments
Employee related	5	5	5
Grants and subsidies	9,962	8,928	5,376
Other	6,108	7,518	5,124

Total Payments	16,075	16,451	10,505

NET CASH FLOWS FROM OPERATING ACTIVITIES	(1,640)	(1,696)	(852)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(1,663)	(1,719)	(875)

Opening Cash and Cash Equivalents	3,919	4,666	2,947

CLOSING CASH AND CASH EQUIVALENTS	2,256	2,947	2,072

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(246)	(308)	(214)
Non cash items added back	6	12	13
Change in operating assets and liabilities	(1,400)	(1,400)	(651)

Net cash flow from operating activities	(1,640)	(1,696)	(852)

Budget Estimates 2009-10	3-107

SOUTHERN RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	185	1,179	147
Grants and contributions	15,157	14,134	7,828
Other revenue	180	2,010	998

Total Retained Revenue	15,522	17,323	8,973

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	10	5
Other operating expenses	4,957	7,146	5,667
Depreciation and amortisation	20	20	24
Grants and subsidies	8,866	9,762	4,261

Total Expenses Excluding Losses	13,848	16,938	9,957

SURPLUS/(DEFICIT)	1,674	385	(984)

3-108	Budget Estimates 2009-10

SOUTHERN RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,769	4,875	2,474
Receivables	229	236	307

Total Current Assets	2,998	5,111	2,781

Non Current Assets
Property, plant and equipment -
Plant and equipment	92	93	92

Total Non Current Assets	92	93	92

Total Assets	3,090	5,204	2,873

LIABILITIES
Current Liabilities
Payables	966	2,406	1,059
Provisions	439	610	610

Total Current Liabilities	1,405	3,016	1,669

Total Liabilities	1,405	3,016	1,669

NET ASSETS	1,685	2,188	1,204

EQUITY
Accumulated funds	1,685	2,188	1,204

TOTAL EQUITY	1,685	2,188	1,204

Budget Estimates 2009-10	3-109

SOUTHERN RIVERS CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	185	1,179	147
Other	15,198	15,988	8,570

Total Receipts	15,383	17,167	8,717

Payments
Employee related	5	10	5
Grants and subsidies	8,866	9,762	4,261
Other	4,890	7,079	6,829

Total Payments	13,761	16,851	11,095

NET CASH FLOWS FROM OPERATING ACTIVITIES	1,622	316	(2,378)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	1,599	293	(2,401)

Opening Cash and Cash Equivalents	1,170	4,582	4,875

CLOSING CASH AND CASH EQUIVALENTS	2,769	4,875	2,474

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	1,674	385	(984)
Non cash items added back	20	20	24
Change in operating assets and liabilities	(72)	(89)	(1,418)

Net cash flow from operating activities	1,622	316	(2,378)

3-110	Budget Estimates 2009-10

SYDNEY METROPOLITAN CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	305	629	67
Grants and contributions	4,332	4,336	3,719
Other revenue	800	1,653	2,220

Total Retained Revenue	5,437	6,618	6,006

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	5	5
Other operating expenses	3,569	4,492	4,576
Depreciation and amortisation	15	15	15
Grants and subsidies	1,278	1,427	1,725

Total Expenses Excluding Losses	4,867	5,939	6,321

SURPLUS/(DEFICIT)	570	679	(315)

Budget Estimates 2009-10	3-111

SYDNEY METROPOLITAN CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,060	2,018	1,333
Receivables	117	251	243

Total Current Assets	1,177	2,269	1,576

Non Current Assets
Property, plant and equipment -
Plant and equipment	138	128	136

Total Non Current Assets	138	128	136

Total Assets	1,315	2,397	1,712

LIABILITIES
Current Liabilities
Payables	215	1,080	710
Provisions	255	191	191

Total Current Liabilities	470	1,271	901

Total Liabilities	470	1,271	901

NET ASSETS	845	1,126	811

EQUITY
Accumulated funds	845	1,126	811

TOTAL EQUITY	845	1,126	811

3-112	Budget Estimates 2009-10

SYDNEY METROPOLITAN CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	305	629	67
Other	5,041	5,898	5,839

Total Receipts	5,346	6,527	5,906

Payments
Employee related	5	5	5
Grants and subsidies	1,278	1,427	1,725
Other	3,485	4,408	4,838

Total Payments	4,768	5,840	6,568

NET CASH FLOWS FROM OPERATING ACTIVITIES	578	687	(662)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	555	664	(685)

Opening Cash and Cash Equivalents	505	1,354	2,018

CLOSING CASH AND CASH EQUIVALENTS	1,060	2,018	1,333

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	570	679	(315)
Non cash items added back	15	15	15
Change in operating assets and liabilities	(7)	(7)	(362)

Net cash flow from operating activities	578	687	(662)

Budget Estimates 2009-10	3-113

WESTERN CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	610	884	214
Grants and contributions	10,151	10,853	6,760
Other revenue	730	831	327

Total Retained Revenue	11,491	12,568	7,301

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5	20	5
Other operating expenses	4,836	4,007	2,871
Depreciation and amortisation	10	10	10
Grants and subsidies	10,754	9,890	4,077

Total Expenses Excluding Losses	15,605	13,927	6,963

SURPLUS/(DEFICIT)	(4,114)	(1,359)	338

3-114	Budget Estimates 2009-10

WESTERN CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	4,208	5,784	4,928
Receivables	239	821	466

Total Current Assets	4,447	6,605	5,394

Non Current Assets
Property, plant and equipment -
Plant and equipment	51	77	90

Total Non Current Assets	51	77	90

Total Assets	4,498	6,682	5,484

LIABILITIES
Current Liabilities
Payables	1,849	2,515	979
Provisions	303	370	370

Total Current Liabilities	2,152	2,885	1,349

Total Liabilities	2,152	2,885	1,349

NET ASSETS	2,346	3,797	4,135

EQUITY
Accumulated funds	2,346	3,797	4,135

TOTAL EQUITY	2,346	3,797	4,135

Budget Estimates 2009-10	3-115

WESTERN CATCHMENT MANAGEMENT AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	610	884	214
Other	10,765	11,568	7,309

Total Receipts	11,375	12,452	7,523

Payments
Employee related	5	20	5
Grants and subsidies	10,754	9,890	4,077
Other	4,672	3,843	4,274

Total Payments	15,431	13,753	8,356

NET CASH FLOWS FROM OPERATING ACTIVITIES	(4,056)	(1,301)	(833)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(23)	(23)	(23)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(23)	(23)	(23)

NET INCREASE/(DECREASE) IN CASH	(4,079)	(1,324)	(856)

Opening Cash and Cash Equivalents	8,287	7,108	5,784

CLOSING CASH AND CASH EQUIVALENTS	4,208	5,784	4,928

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(4,114)	(1,359)	338
Non cash items added back	10	10	10
Change in operating assets and liabilities	48	48	(1,181)

Net cash flow from operating activities	(4,056)	(1,301)	(833)

3-116	Budget Estimates 2009-10

NSW BUSINESSLINK PTY LIMITED
NSW Businesslink Pty Limited (Businesslink) is a wholly government owned shared services company that provides a broad range of corporate, governance, operational and organisational infrastructure services and facilities to its clients so as to enable them to deliver their core services in a more cost effective manner.
Businesslink drives benefits to its clients through economies of scale and effective capital expenditure deployment.
Recent Achievements
During 2008-09, Businesslink:
•	implemented new tools, capability and organisation structures for the provision and management of data storage that will efficiently support growing client demands and business needs

•	completed a strategic analysis, road map and product selection to provide a standard tool set for the integration of core software services

•	continued ongoing human resources development, including implementation of the Graduate Recruitment and Development Program

•	continued the building of “centres of capability”, particularly in software applications and taxation services and

•	developed a comprehensive data centre risk mitigation strategy as part of its efforts to manage business continuity.
Strategic Directions
In 2009-10, Businesslink will continue to:
•	seek opportunities that improve service delivery and capabilities for our clients

•	realise benefits through financial performance transparency

•	provide rigorous governance, compliance, quality and control solutions and

•	enhance environmental accountability and sustainable development performance and outcomes.

Budget Estimates 2009-10	3-117

NSW BUSINESSLINK PTY LIMITED
2009-10 Budget Initiatives
Total Expenses
Total expenses for Businesslink in 2009-10 are estimated at $175 million.
Capital Expenditure
Businesslink’s 2009-10 asset acquisition program of $24.3 million will fund the following initiatives and is focussed on risk and business continuity matters plus projects that meet return on investment criteria:
•	shared services data centre relocation ($1.6 million)

•	provision of shared services managed desktop and printing solutions to replace ageing personal computers and printer fleet ($4.5 million)

•	upgrade ageing and expand capacity of existing information technology solutions and infrastructure ($5.3 million)

•	shared services procure-to-pay solution implementation ($4.1million)

•	service management software upgrade ($500,000)

•	shared services collaboration solutions development for document sharing, knowledge management and video communications ($600,000)

•	identity management solution development ($2 million) and

•	information technology infrastructure expansion to service new clients ($5.7 million).
There is scope for Businesslink’s capital program to vary in response to changing priorities and emerging demands of its clients.

3-118	Budget Estimates 2009-10

NSW BUSINESSLINK PTY LIMITED

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	113,216	126,814	134,135
Investment income	500	356	160
Grants and contributions	29,771	30,820	31,732
Other revenue	—	2,050	9,370

Total Retained Revenue	143,487	160,040	175,397

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	23,594	33,636	29,592
Other operating expenses	104,497	143,635	128,432
Depreciation and amortisation	13,885	12,500	16,191
Finance costs	950	800	749

Total Expenses Excluding Losses	142,926	190,571	174,964

SURPLUS/(DEFICIT)*	561	(30,531)	433

*	Revised deficit in 2008-09 is affected by a $29.7 million revaluation increase in superannuation defined benefit liabilities.

Budget Estimates 2009-10	3-119

NSW BUSINESSLINK PTY LIMITED

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	8,792	9,719	6,397
Receivables	14,800	13,805	13,805

Total Current Assets	23,592	23,524	20,202

Non Current Assets
Property, plant and equipment -
Land and building	434	1,314	854
Plant and equipment	14,469	13,222	19,357
Intangibles	12,496	20,582	23,016

Total Non Current Assets	27,399	35,118	43,227

Total Assets	50,991	58,642	63,429

LIABILITIES
Current Liabilities
Payables*	22,009	58,417	59,171
Borrowings at amortised cost	7,300	8,300	10,300
Other	—	1,600	3,200

Total Current Liabilities	29,309	68,317	72,671

Non Current Liabilities
Borrowings at amortised cost	4,569	4,679	4,679
Other	—	544	544

Total Non Current Liabilities	4,569	5,223	5,223

Total Liabilities	33,878	73,540	77,894

NET ASSETS	17,113	(14,898)	(14,465)

EQUITY
Accumulated funds	17,113	(14,898)	(14,465)

TOTAL EQUITY*	17,113	(14,898)	(14,465)

*	Revised payables and total equity in 2008-09 and 2009-10 are affected by a $29.7 million revaluation increase in superannuation defined benefit liabilities. For the purposes of maintaining Businesslink’s solvency the NSW Government guaranteed that funds or facilities will be provided, if necessary, to meet it’s liabilities.

3-120	Budget Estimates 2009-10

NSW BUSINESSLINK PTY LIMITED

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	113,216	126,814	134,135
Interest	500	356	160
Other	49,003	52,102	60,334

Total Receipts	162,719	179,272	194,629

Payments
Employee related	23,594	33,636	29,592
Finance costs	950	800	749
Other	123,729	128,712	145,310

Total Payments	148,273	163,148	175,651

NET CASH FLOWS FROM OPERATING ACTIVITIES	14,446	16,124	18,978

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(7,000)	(6,750)	(12,150)
Other	(5,500)	(11,250)	(12,150)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(12,500)	(18,000)	(24,300)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	—	—	2,000
Repayment of borrowings and advances	(2,000)	(1,000)	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	(2,000)	(1,000)	2,000

NET INCREASE/(DECREASE) IN CASH	(54)	(2,876)	(3,322)

Opening Cash and Cash Equivalents	8,846	12,595	9,719

CLOSING CASH AND CASH EQUIVALENTS	8,792	9,719	6,397

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	561	(30,531)	433
Non cash items added back	13,885	12,500	16,191
Change in operating assets and liabilities	—	34,155	2,354

Net cash flow from operating activities	14,446	16,124	18,978

Budget Estimates 2009-10	3-121

STATE RECORDS AUTHORITY
The State Records Authority is the State’s archives institution and records management authority and administers the State Records Act 1998. The Authority’s whole-of-government strategy, regulatory and archival functions and services receive funding support from the Budget (through the Department of Commerce) while the Government Records Repository, operated by the State Records Authority, is self-funded.
Results and Services
The Authority is working towards the following results:
•	Good governance is assisted by reliable, well-managed public sector records that are available when needed.

•	The community is enriched by the State’s official archives that are preserved and available as a cultural and information resource.
Key services provided by the Authority contributing to these results include:
•	regulating, guiding and promoting best practice in public sector records retention, disposal and management

•	providing non current records storage and associated services to the sector

•	identifying, documenting and preserving the State’s official archives and

•	promoting and providing access to the State archives by the community.

3-122	Budget Estimates 2009-10

STATE RECORDS AUTHORITY
The key services provided by the Authority and the way in which they are expected to contribute to these results are set out in the following table:

	2009-10	Results
	Budget	Good governance
	Expenses	assisted by quality	Community enriched by
Service Groups	$m	official records	official archives

Regulation, Guidance and Promoting Best Practice	1.6	✓	✓
Storing Non Current Records	8.9	✓	✓
Documenting and Preserving the Archives	3.6		✓
Reference Services and Outreach	3.0		✓

Total Expenses Excluding Losses	17.1

Recent Achievements
The Authority has been working to improve the retention and disposal of records by public sector bodies and on better management of digital records across the sector.
The proportion of public offices with comprehensive retention/disposal authorities (defining how long their records must be retained) has reached 80 per cent and is growing. The Authority provided centralised storage for 410 kilometres of public sector non current records, representing significant savings through the avoided costs of using office accommodation.
The Authority works closely with the Government Chief Information Office, which is a unit within the Department of Commerce, on a range of whole-of-government digital records and archives projects.
The Authority continued with the development of its online catalogues to the State archives and increased the number of individual records catalogued to an expected 270,000 in 2008-09. Visits to the Authority’s reading rooms remained steady at an expected 61,000 and online visits (unique user sessions) are growing.
Over the last five years total expenses have increased from $15 million in 2004-05 to an expected $16.7 million in 2008-09.

Budget Estimates 2009-10	3-123

STATE RECORDS AUTHORITY
Strategic Directions
The Authority’s key priority in 2009-10 will be to continue the whole-of-government records management strategies noted above, with the aims that all agencies have:
•	comprehensive records retention and disposal authority coverage by 2010 and

•	records management and business application systems that are fully compliant with the Government’s standards and specifications for digital records by 2012.
2009-10 Budget Initiatives
Total Expenses
Total expenses are budgeted at $17.1 million in 2009-10. This includes:
•	$8.2 million for the Authority’s regulatory and archival collection and service delivery functions and

•	$8.9 million for operating expenses of the Government Records Repository.
Capital Expenditure
Total capital expenditure in 2009-10 is estimated at $345,000 for the replacement and upgrade of plant and equipment.

3-124	Budget Estimates 2009-10

STATE RECORDS AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	11,348	11,614	12,144
Investment income	55	110	70
Grants and contributions	5,849	6,042	5,915

Total Retained Revenue	17,252	17,766	18,129

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	13,501	14,150	14,455
Depreciation and amortisation	1,905	2,162	2,322
Finance costs	375	375	340

Total Expenses Excluding Losses	15,781	16,687	17,117

SURPLUS/(DEFICIT)	1,471	1,079	1,012

Budget Estimates 2009-10	3-125

STATE RECORDS AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	3,821	3,247	6,384
Receivables	1,555	2,106	1,966
Inventories	107	102	102
Other	877	958	978

Total Current Assets	6,360	6,413	9,430

Non Current Assets
Property, plant and equipment -
Land and building	40,376	49,100	47,200
Plant and equipment	7,114	6,522	6,457
Intangibles	14	35	23

Total Non Current Assets	47,504	55,657	53,680

Total Assets	53,864	62,070	63,110

LIABILITIES
Current Liabilities
Payables	1,113	832	840
Borrowings at amortised cost	—	—	3,765
Provisions	1,987	2,158	2,178

Total Current Liabilities	3,100	2,990	6,783

Non Current Liabilities
Borrowings at amortised cost	5,735	5,870	2,105

Total Non Current Liabilities	5,735	5,870	2,105

Total Liabilities	8,835	8,860	8,888

NET ASSETS	45,029	53,210	54,222

EQUITY
Reserves	4,823	12,877	12,877
Accumulated funds	40,206	40,333	41,345

TOTAL EQUITY	45,029	53,210	54,222

3-126	Budget Estimates 2009-10

STATE RECORDS AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	11,303	11,369	12,294
Interest	55	110	70
Other	7,020	7,163	7,027

Total Receipts	18,378	18,642	19,391

Payments
Employee related	25	25	20
Finance costs	375	375	340
Other	14,618	14,980	15,549

Total Payments	15,018	15,380	15,909

NET CASH FLOWS FROM OPERATING ACTIVITIES	3,360	3,262	3,482

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	2	—
Purchases of property, plant and equipment	(345)	(1,158)	(345)
Other	—	(26)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(345)	(1,182)	(345)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	—	11	—
Repayment of borrowings and advances	(1,126)	(1,126)	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	(1,126)	(1,115)	—

NET INCREASE/(DECREASE) IN CASH	1,889	965	3,137

Opening Cash and Cash Equivalents	1,932	2,282	3,247

CLOSING CASH AND CASH EQUIVALENTS	3,821	3,247	6,384

CASH FLOW RECONCILIATION

Surplus/(deficit) for year	1,471	1,079	1,012
Non cash items added back	1,905	2,162	2,322
Change in operating assets and liabilities	(16)	21	148

Net cash flow from operating activities	3,360	3,262	3,482

Budget Estimates 2009-10	3-127

MINISTER FOR AGEING,
MINISTER FOR DISABILITY SERVICES, AND
MINISTER FOR ABORIGINAL AFFAIRS
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Ageing, Disability and Home Care
Total Expenses	2,024.2	2,262.4	11.8
Capital Expenditure	115.2	145.4	26.2

Home Care Service of New South Wales
Total Expenses	206.3	207.1	0.4
Capital Expenditure	3.0	3.0	—

Department of Aboriginal Affairs
Total Expenses	35.2	31.4	-10.9
Capital Expenditure	0.1	0.1	—

Total, Minister for Ageing, Minister for Disability Services, and Minister for Aboriginal Affairs
Total Expenses	2,265.7	2,500.9	10.4
Capital Expenditure	118.3	148.5	25.5

Budget Estimates 2009-10	4-1

DEPARTMENT OF AGEING, DISABILITY AND HOME CARE
The Department of Ageing, Disability and Home Care is responsible for delivering programs and policies that assist older people, people with a disability and their carers to participate in community life. The Department is both a purchaser and provider of services and shares responsibility for clients with a number of other Government agencies that deliver services in areas such as health care, transport, family and children’s services, and housing.
The support services provided by the Department comply with the requirements in the Disability Services Act 1993.
Results and Services
The Department has lead agency responsibility for coordinating with partner agencies to ensure the delivery of the following State Plan priority:
•	F2: Increased employment and community participation for people with disabilities.
The Department helps older people, people with a disability and their families and carers to participate in community life by working towards the following results:
•	Older people and people with a disability are able to live in their own homes and have opportunities to participate in community activities.

•	People with a disability who cannot remain in their own home are assisted to live in specialist accommodation.
Key services provided by the Department that contribute to these results include:
•	providing community support programs including respite, skills development, day activity, personal assistance, intensive personal care (attendant care programs) and community care services for frail older people, people with a disability and their families and carers

•	providing short-term interventions including therapy, case management and family support programs in home settings for people with a disability and

•	providing specialist accommodation such as community housing or large residential centres to provide care for people with a disability who cannot remain in their own home.

4-2	Budget Estimates 2009-10

13 DEPARTMENT OF AGEING, DISABILITY AND HOME CARE
The key services provided by the Department, and the way in which they are expected to contribute to results are set out in the following table:

	2009-10
	Budget	Results
	Expenses	Sustained community	Specialist
Service Groups	$m	and home living	accommodation support

Ongoing Community Support	937.4	✓
Short-Term Interventions	290.1	✓
Supported Accommodation	1,034.8		✓

Total Expenses Excluding Losses	2,262.4

Recent Achievements
The Department has had an increase in funding of $475.2 million (30.7 per cent) over the four years to 2008-09. The majority of the growth has occurred since 2006-07 with the commitment by the NSW Government of a record investment of more than $1.3 billion in new funding over a five year period to support Stronger Together: A new direction for disability services 2006-2016.
This increased funding has allowed services to be restructured and expanded to better manage projected increases in demand. The Department has provided additional services to over 44,700 people, an increase of 40 per cent since the Stronger Together program commenced. Over 54 per cent of the total budget is allocated to the Sustained Community and Home Living result area which helps people to live in their own homes and prevents people from needing higher cost supports such as specialist accommodation or other supports in aged care or the health care system.
The other major growth in expenditure for the Department is for the Home and Community Care (HACC) program. HACC expenditure has grown by 22.4 per cent over the four years to 2008-09, mainly in response to ageing of the population.

Budget Estimates 2009-10	4-3

13 DEPARTMENT OF AGEING, DISABILITY AND HOME CARE
Strategic Directions
In 2006-07, the NSW Government released a ten-year strategy, Stronger Together: A new direction for disability services. Stronger Together provides more assistance for people with disabilities to live in their own home. It will also increase the range of specialist accommodation services for those unable to live at home.
The record investment in Stronger Together of more than $1.3 billion in new funding from 2006-07 over a five year period comprises:
•	$1 billion over five years for community inclusion — supporting adults with disabilities to live in and be part of the community

•	$242 million over five years for improving services — fairer and clearer ways to access services, greater accountability and more opportunities for innovation and

•	$83 million over five years for strengthening families — enabling children with disabilities to grow up in a family and participate in the community.
In 2008-09, the Federal Government committed $303 million over a four year period for the Disability Assistance Package. The Disability Assistance Package will provide further assistance to support older carers of adults and children with disabilities living in their own home. It will also increase the range of specialist accommodation services for those unable to live at home.
Also in 2008-09, the Commonwealth and State and Territory Governments, through the Council of Australian Governments, agreed to the new National Disability Agreement. The National Disability Agreement commits the Commonwealth and the States to strive, through the provision of disability support services and various reform measures, to help people with disabilities and their carers achieve an enhanced quality of life and participate as valued members of the community.
Key strategies for 2009-10 include implementing Keep Them Safe: A shared approach to child wellbeing. The Department will establish a Child Wellbeing Unit to advise, support and educate frontline mandatory reporting staff to identify when a child is at risk of significant harm, and in less serious cases, to identify appropriate local action or referral ($1 million over four years). The Unit will be established by late 2009, and will begin full operation in 2010.

4-4	Budget Estimates 2009-10

13 DEPARTMENT OF AGEING, DISABILITY AND HOME CARE
2009-10 Budget Initiatives
Total Expenses
The Department’s total expenses in 2009-10 are $2.3 billion — an increase of $238 million or 11.8 per cent on the 2008-09 Budget. This increase reflects continued growth in the five year Stronger Together program funding, additional Australian Government funding and growth in grants to the NGO sector.
Sustained Community and Home Living
The Government will provide a range of services and support designed to enable older people and people with a disability to continue to live in their own home and to participate in community life.
The expenditure on these services includes:
•	$58 million in 2009-10 (an increase of $10.6 million over 2008-09) to increase support from three days a week to four days a week (and five days for people with very high support needs) for people with a significant disability who leave school but are unable to enter the workforce. Over the period 2006-07 to 2010-11, an estimated 6,240 people will be supported via the Department’s post-school programs at a cost of $235.5 million

•	$37.6 million in 2009-10 (an increase of $23.5 million over 2008-09) for an additional 319 attendant care (intensive in-home support) places. Over the period 2006-07 to 2010-11 an additional 612 places will be provided at a cost of $120.1 million

•	$8.3 million in 2009-10 (an increase of $3 million over 2008-09) to provide intensive support packages for children and young people and their families. Over the period 2006-07 to 2010-11 an additional 1,840 packages will be provided at a cost of $31 million

•	$11.9 million in 2009-10 (an increase of $4 million over 2008-09) for additional therapy places. Over the period 2006-07 to 2010-11 therapy places will increase by 2,880 at a cost of $41 million

•	$31.9 million in 2009-10 (an increase of $17.2 million over 2008-09) to provide 994 new flexible respite packages. Over the period 2006-07 to 2010-11 an additional 2,243 packages will be provided at a cost of $110.7 million

Budget Estimates 2009-10	4-5

13 DEPARTMENT OF AGEING, DISABILITY AND HOME CARE
•	$9.8 million in 2009-10 (an increase of $2 million over 2008-09) for day program places. An additional 780 places will be provided over the period 2006-07 to 2010-11 at a cost of $33 million and

•	$5 million over four years ($1.5 million in 2009-10) to provide intensive assistance for 410 children and their families with managing problem behaviours, both at home and at school.
Specialist Accommodation Support
Under this result, the Department provides and funds specialist care programs to assist people with a disability who are unable to remain in their own home. The services are predominantly supported accommodation in the community or large residential settings.
Total expenditure on these services includes:
•	$155.1 million in 2009-10 (an increase of $45.8 million over 2008-09) to fund 969 supported accommodation places. Over the period 2006-07 to 2010-11, there will be an additional 1,370 places, with costs over the five years totalling $590 million

•	$2.7 million in 2009-10 (an increase of $700,000 over 2008-09) to trial new accommodation support models, in partnership with Housing NSW and community housing providers. Over the period 2006-07 to 2010-11 up to 40 people will transition from group homes at a cost of $10 million and

•	$23.3 million in 2009-10 (an increase of $5.6 million over 2008-09) to prevent young people entering nursing homes, improve the circumstances of younger people in nursing homes and develop alternative models of support for young people living in nursing homes. Over the period 2006-07 to 2010-11 $80 million will be spent.
In addition, across both result areas the Government will:
•	employ 100 new case managers at a cost of $53.3 million over the period 2006-07 to 2010-11 ($14.6 million in 2009-10) to help 4,000 disabled and frail older people access the services they need and

•	expand training for Government and non-government disability workers at a cost of $15.4 million ($2 million in 2009-10) over the period 2006-07 to 2010-11.

4-6	Budget Estimates 2009-10

13 DEPARTMENT OF AGEING, DISABILITY AND HOME CARE
Capital Expenditure
The Department’s capital expenditure program allocation for 2009-10 is $145.4 million including:
•	$60 million for accommodation facilities for clients under Stronger Together

•	$3.7 million for the implementation of Stage 2 of the Client Information System

•	$19.1 million for acquisition of supported accommodation places for new clients

•	$10 million for acquisition of accommodation places to support older carers of adults and children who are unable to continue to live at home

•	$25.3 million for the redevelopment of the Peat Island facility to a 100-bed village style accommodation for people with an intellectual disability who are ageing and a 20-bed cluster accommodation

•	$6.2 million to reconfigure the Lachlan Centres as specialist State-wide accommodation services for people with challenging behaviours

•	$10.8 million for improvements to, or replacement of, the Department’s existing accommodation facilities and

•	$10.3 million for minor works and preplanning.

Budget Estimates 2009-10	4-7

13 DEPARTMENT OF AGEING, DISABILITY AND HOME CARE
Result Indicators*
Sustained community and home living

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

People accessing disability and HACC services (a)	no.	378,000	480,000	493,000	493,000	506,000
People with a severe or profound disability accessing disability services (b)	no./1,000 relevant population	160.5	172.6	181.4	181.4	186.9
People with a moderate/severe or profound disability accessing HACC services (c)	no./1,000 relevant population	236.0	243.9	252.0	252.0	261.0

(a)	This indicator shows the growth of clients who are now accessing non-specialist disability and HACC services.

(b)	This indicator shows the increase in access for people under 65 with severe/profound disabilities to non-specialist disability services.

(c)	This indicator shows the increase in access for people with moderate/severe or profound disability to HACC services.
Specialist accommodation support

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

People in out-of-home arrangements (a)	no.	7,300	7,400	7,600	7,600	7,900
People with severe/profound disabilities (intellectual and related disabilities types only) who are receiving DADHC services (b)	no./1,000 relevant population	345.7	346.9	352.2	354.4	366.8

(a)	This indicator shows the growth of clients who are now accessing out-of-home arrangements.

(b)	This indicator shows the increase in access for people between 15 to 65 with severe/profound disability (intellectual and related disabilities only) to specialist disability accommodation support services.

*	Improvements in the Department’s data collection systems in 2008-09 show that some indicators had been under-reported in previous years. These have now been updated.

4-8	Budget Estimates 2009-10

13 DEPARTMENT OF AGEING, DISABILITY AND HOME CARE
Service Group Statements*
13.1 Ongoing Community Support

Service Description:	This service group covers services that assist older people and people with a disability to live in their own home environment and to participate in the community with some ongoing support.

Linkage to Results:	This service group contributes to the result Sustained Community and Home Living by working towards a range of intermediate results including:

• People with a disability improve living skills and participate in the community and carers of frail older people with a disability are provided with respite.

• Basic support services assist older people and people with a disability to live in their home environment.

• Older people and people with a disability live in their own homes through ongoing intensive personal care.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

People in post-school programs	no.	4,450	5,220	5,600	5,600	6,100
People receiving respite services	no.	33,200	48,600	50,500	50,500	52,500
People receiving personal assistance	no.	140,020	183,000	188,500	188,500	194,000

Employees:	FTE	657	659	639	640	664

*	Improvements in the Department’s data collection systems in 2008-09 show that some measures had been under-reported in previous years. These have now been updated.

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	793,680	877,755	937,377

Total expenses include the following:
Grants and subsidies — disability services	248,915	324,660	336,534
Grants and subsidies — HACC services	443,800	447,425	494,059
Employee related costs	65,278	65,695	70,441

NET COST OF SERVICES	778,951	850,022	923,721

CAPITAL EXPENDITURE	5,754	3,291	3,202

Budget Estimates 2009-10	4-9

13 DEPARTMENT OF AGEING, DISABILITY AND HOME CARE
Service Group Statements (cont)
13.2 Short-Term Interventions

Service Description:	This service group covers assistance to older people and people with a disability to develop skills and abilities to live in the community with minimal support.

Linkage to Results:	This service group contributes to the result Sustained Community and Home Living by working towards a range of intermediate results that include:

• Children with a disability live with their parents.

• Therapies and interventions assist older people and people with a disability to maximise their independence.

• Older people and people with a disability and carers access the best mix of services and/or community support.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Families and children receiving support	no.	6,570	7,500	8,500	8,500	9,500
People receiving therapy and interventions	no.	63,330	67,400	70,800	70,800	74,750
Seniors card holders	no.	950,000	930,000	1,010,000	945,000	960,000

Employees:	FTE	813	807	925	942	890

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	275,538	268,694	290,149

Total expenses include the following:
Grants and subsidies — disability services	100,942	82,003	110,488
Grants and subsidies — HACC services	39,870	36,912	43,681
Employee related costs	101,042	105,469	99,740

NET COST OF SERVICES	274,101	266,797	289,711

CAPITAL EXPENDITURE	4,394	4,937	4,804

4-10	Budget Estimates 2009-10

13 DEPARTMENT OF AGEING, DISABILITY AND HOME CARE
Service Group Statements (cont)
13.3 Supported Accommodation

Service Description:	This service group covers adequate alternate support arrangements for people with a disability to assist them to live in suitable accommodation and to participate in the community.

Linkage to Results:	This service group contributes to the result Specialist Accommodation Support by working towards a range of intermediate results that include:

• Accommodation services are affordable and high quality.

• People with a disability who have lost or are at risk of losing their accommodation supports have access to suitable accommodation.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

People in intensive supported accommodation	no.	7,300	7,400	7,600	7,600	8,100
Bed utilisation in DADHC’s operated services	%	95.7	96.1	96.1	96.1	96.1

Employees:	FTE	5,028	5,228	5,240	5,434	5,503

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	954,963	975,647	1,034,837

Total expenses include the following:
Grants and subsidies — disability services	438,856	426,632	495,096
Employee related costs	406,558	419,442	423,253

NET COST OF SERVICES	917,241	939,525	996,286

CAPITAL EXPENDITURE	105,083	106,238	137,364

Budget Estimates 2009-10	4-11

13 DEPARTMENT OF AGEING, DISABILITY AND HOME CARE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	572,878	599,117	593,434
Other operating expenses	124,293	147,546	135,140
Depreciation and amortisation	24,062	24,062	23,121
Grants and subsidies	1,284,795	1,330,218	1,492,484
Other expenses	18,153	21,153	18,184

Total Expenses Excluding Losses	2,024,181	2,122,096	2,262,363

Less:
Retained Revenue
Sales of goods and services	40,229	42,303	41,123
Investment income	6,396	4,603	4,059
Grants and contributions	6,652	8,152	6,805
Other revenue	1,643	11,726	2,077

Total Retained Revenue	54,920	66,784	54,064

Gain/(loss) on disposal of non current assets	(670)	(670)	(1,057)
Other gains/(losses)	(362)	(362)	(362)

NET COST OF SERVICES	1,970,293	2,056,344	2,209,718

Recurrent Funding Statement

Net Cost of Services	1,970,293	2,056,344	2,209,718
Recurrent Services Appropriation	1,935,451	2,014,307	2,172,123

Capital Expenditure Statement

Capital Expenditure	115,231	114,466	145,370
Capital Works and Services Appropriation	115,231	112,666	145,370

4-12	Budget Estimates 2009-10

13 DEPARTMENT OF AGEING, DISABILITY AND HOME CARE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	60,048	57,769	75,098
Receivables	26,091	24,000	24,300
Inventories	300	250	250

Total Current Assets	86,439	82,019	99,648

Non Current Assets
Property, plant and equipment -
Land and building	628,455	624,967	719,306
Plant and equipment	33,379	44,003	46,445
Intangibles	17,104	20,988	20,027

Total Non Current Assets	678,938	689,958	785,778

Total Assets	765,377	771,977	885,426

LIABILITIES
Current Liabilities
Payables	21,840	27,350	27,350
Provisions	54,551	52,200	53,200
Other	73	531	531

Total Current Liabilities	76,464	80,081	81,081

Non Current Liabilities
Provisions	—	316	316
Other	7,620	8,340	8,340

Total Non Current Liabilities	7,620	8,656	8,656

Total Liabilities	84,084	88,737	89,737

NET ASSETS	681,293	683,240	795,689

EQUITY
Reserves	132,936	138,266	119,944
Accumulated funds	548,357	544,974	675,745

TOTAL EQUITY	681,293	683,240	795,689

Budget Estimates 2009-10	4-13

13 DEPARTMENT OF AGEING, DISABILITY AND HOME CARE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	547,502	559,547	569,438
Grants and subsidies	1,284,795	1,330,218	1,492,484
Other	251,422	316,300	263,324

Total Payments	2,083,719	2,206,065	2,325,246

Receipts
Sale of goods and services	40,229	42,303	41,123
Interest	6,596	6,971	3,759
Other	119,190	174,010	118,520

Total Receipts	166,015	223,284	163,402

NET CASH FLOWS FROM OPERATING ACTIVITIES	(1,917,704)	(1,982,781)	(2,161,844)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	4,465	4,465	7,050
Purchases of property, plant and equipment	(112,131)	(109,566)	(141,670)
Other	(3,100)	(4,900)	(3,700)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(110,766)	(110,001)	(138,320)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	1,935,451	2,014,307	2,172,123
Capital appropriation	115,231	112,666	145,370
Asset sale proceeds transferred to the Consolidated Fund Entity	—	(3,989)	—

NET CASH FLOWS FROM GOVERNMENT	2,050,682	2,122,984	2,317,493

NET INCREASE/(DECREASE) IN CASH	22,212	30,202	17,329

Opening Cash and Cash Equivalents	37,836	27,567	57,769

CLOSING CASH AND CASH EQUIVALENTS	60,048	57,769	75,098

CASH FLOW RECONCILIATION
Net cost of services	(1,970,293)	(2,056,344)	(2,209,718)
Non cash items added back	46,987	55,716	46,117
Change in operating assets and liabilities	5,602	17,847	1,757

Net cash flow from operating activities	(1,917,704)	(1,982,781)	(2,161,844)

4-14	Budget Estimates 2009-10

HOME CARE SERVICE OF NEW SOUTH WALES
The Home Care Service of NSW provides home-based assistance to frail older people and younger people with a disability and their carers. The governing legislation is the Home Care Service Act 1988.
The Home Care Service aims to assist people who have difficulty managing to remain at home by providing basic support services that include domestic assistance, personal care assistance and respite care. The Home Care Service’s results and services are captured under those of the Department of Ageing, Disability and Home Care as it funds Home Care Service via a Home and Community Care grant.
Recent Achievements
Improvements in business systems and processes continue to be a focus of the Service, with significant emphasis on business practice reform including the potential for automated solutions around work practices and the efficiencies potentially generated.
Strategic Directions
In 2009-10 the Service will continue to focus on:
•	the efficiency of service delivery

•	ongoing relationships with stakeholders and clients and

•	improving the timeliness of intake and assessment processes while ensuring services reflect client need.
2009-10 Budget Initiatives
Total Expenses
Total expenditure for the Home Care Service in 2009-10 is $207.1 million including employee related expenditure of $163.9 million.
Capital Expenditure
Total capital expenditure for the Home Care Service in 2009-10 is $3 million including $500,000 for plant and equipment and $2.5 million for the replacement of motor vehicles.

Budget Estimates 2009-10	4-15

14 HOME CARE SERVICE OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	163,220	176,754	163,853
Other operating expenses	41,411	42,604	41,545
Depreciation and amortisation	1,661	1,719	1,703

Total Expenses Excluding Losses	206,292	221,077	207,101

Less:
Retained Revenue
Sales of goods and services	29,610	28,686	29,205
Investment income	3,759	870	2,160
Grants and contributions	172,496	172,414	175,232
Other revenue	568	8,825	205

Total Retained Revenue	206,433	210,795	206,802

Gain/(loss) on disposal of non current assets	—	284	—
Other gains/(losses)	(202)	(530)	(207)

NET COST OF SERVICES	61	10,528	506

4-16	Budget Estimates 2009-10

14 HOME CARE SERVICE OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	44,341	31,481	31,041
Receivables	5,327	4,968	4,968

Total Current Assets	49,668	36,449	36,009

Non Current Assets
Other financial assets	15,263	13,560	13,560
Property, plant and equipment -
Land and building	552	345	323
Plant and equipment	4,350	4,593	4,540

Total Non Current Assets	20,165	18,498	18,423

Total Assets	69,833	54,947	54,432

LIABILITIES
Current Liabilities
Payables	6,091	6,370	6,361
Provisions	22,100	20,358	20,358
Other	19	—	—

Total Current Liabilities	28,210	26,728	26,719

Non Current Liabilities
Provisions	2,000	13,891	13,891

Total Non Current Liabilities	2,000	13,891	13,891

Total Liabilities	30,210	40,619	40,610

NET ASSETS	39,623	14,328	13,822

EQUITY
Reserves	321	318	318
Accumulated funds	39,302	14,010	13,504

TOTAL EQUITY	39,623	14,328	13,822

Budget Estimates 2009-10	4-17

14 HOME CARE SERVICE OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	162,921	166,379	163,853
Other	58,917	64,158	59,921

Total Payments	221,838	230,537	223,774

Receipts
Sale of goods and services	29,610	28,306	28,998
Interest	3,259	2,022	2,160
Other	190,283	199,627	193,804

Total Receipts	223,152	229,955	224,962

NET CASH FLOWS FROM OPERATING ACTIVITIES	1,314	(582)	1,188

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	1,339	1,624	1,372
Purchases of property, plant and equipment	(3,000)	(3,000)	(3,000)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,661)	(1,376)	(1,628)

NET INCREASE/(DECREASE) IN CASH	(347)	(1,958)	(440)

Opening Cash and Cash Equivalents	44,688	33,439	31,481

CLOSING CASH AND CASH EQUIVALENTS	44,341	31,481	31,041

CASH FLOW RECONCILIATION
Net cost of services	(61)	(10,528)	(506)
Non cash items added back	1,161	2,871	1,703
Change in operating assets and liabilities	214	7,075	(9)

Net cash flow from operating activities	1,314	(582)	1,188

4-18	Budget Estimates 2009-10

DEPARTMENT OF ABORIGINAL AFFAIRS
The Department of Aboriginal Affairs, through the partnership between the Government and the Aboriginal people of New South Wales, is the lead agency supporting Aboriginal communities.
The Department is also responsible for the administration of the Aboriginal Land Rights Act 1983 and provides funding and in-kind support to the NSW Reconciliation Council.
Results and Services
The Department has lead agency responsibility for coordinating with partner agencies to ensure delivery of State Plan Priority:
•	F1: Improved health, education and social outcomes for Aboriginal people.
The Department works towards the following results:
•	Strong Aboriginal communities that engage with government and manage their own affairs.

•	Government resources are responsive to need and services are culturally competent and accessed by Aboriginal people.
Key services provided by the Department to contribute towards these results include:
•	services that support and promote culture and community resilience, which include administration of the Aboriginal Land Rights Act 1983 and community engagement and language services and

•	services that support and build prosperous and safe communities and lead government policy, which include coordinating the Aboriginal Communities Development Program and the Government’s Indigenous policy objectives through Two Ways Together.

Budget Estimates 2009-10	4-19

15 DEPARTMENT OF ABORIGINAL AFFAIRS
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following table:

		Results
		Strong Aboriginal
		communities that	Government resources are
	2009-10	engage with	responsive to need and
	Budget	government and	services are culturally
	Expenses	manage their own	competent and accessed
Service Groups	$m	affairs	by Aboriginal people
Support and Promote Culture and Community Resilience	9.2	✓
Support and Build Prosperous and Safe Communities and Lead Government Policy	22.2	✓	✓
Total Expenses Excluding Losses	31.4
Recent Achievements
In 2008-09, the Department continued its focus on the delivery of services and programs under Two Ways Together. This included the Partnership Community program, the Safe Families program, the Focus Communities program, and working with the Department of Water and Energy and the NSW Aboriginal Land Council to establish the Aboriginal Water and Sewerage program.
In 2008-09, significant effort was also directed to working with other NSW government agencies and the Commonwealth in the development and negotiation of COAG National Partnership Agreements. These include the Indigenous Early Childhood Development, Remote Service Delivery, Indigenous Economic Participation and the Remote Indigenous Housing agreements.
Strategic Directions
The Department is committed to increasing the social, economic and cultural strength of Aboriginal people in New South Wales. This is carried out through the Department’s lead agency role for State Plan Priority F1 and includes:
•	continuing to roll-out the Partnership Community program to 40 Aboriginal communities, with a focus on involving Aboriginal people in service delivery

4-20	Budget Estimates 2009-10

15 DEPARTMENT OF ABORIGINAL AFFAIRS
•	continuing work associated with the New South Wales Interagency Plan to Tackle Child Sexual Assault in Aboriginal Communities, which includes monitoring and evaluating the plan’s implementation and coordinating and supporting the Ministerial Advisory Panel established to advise on issues of child sexual assault in Aboriginal communities and

•	implementing Stage 2 of the amendments to the Aboriginal Land Rights Act 1983 relating to “land dealings”.
2009-10 Budget Initiatives
In 2009-10, the Department’s major responsibilities will be to continue monitoring and reporting Two Ways Together, the Aboriginal Communities Development Program, and State Plan Priority F1.
New initiatives in 2009-10 include leading implementation by New South Wales of two COAG National Partnership Agreements: the Indigenous Economic Participation and Remote Service Delivery agreements.
Total Expenses
In 2009-10, total expenses are estimated to be $31.4 million. This includes:
•	$10 million for the Aboriginal Communities Development Program

•	$2.4 million for the Partnership Community program

•	$1.1 million for the Department’s contribution to the Safe Families program, including Community Engagement Officers and a Program Manager

•	$847,000 to support the work of the Registrar’s Office for the Aboriginal Land Rights Act 1983 and

•	$233,000 for the NSW Reconciliation Council to promote the way Aboriginal and non-Aboriginal people live together.
Capital Expenditure
Capital expenditure of $140,000 in 2009-10 is for minor improvements and upgrading of computer and office equipment.

Budget Estimates 2009-10	4-21

15 DEPARTMENT OF ABORIGINAL AFFAIRS
Result Indicators
Strong Aboriginal communities that engage with government and manage their own affairs

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Result Indicators:

Revitalisation of Aboriginal languages (a)	no.	15	10	12	12	10
Partnership communities with action plans (b)	no.	40	40	40	40	40

(a)	A program supporting Aboriginal community language assistance.

(b)	Partnership communities with endorsed local action plans to address identified community issues.
These indicators contribute to the achievement of State Plan Priority F1, which aims to improve health, education and social outcomes for Aboriginal people. Refer to the NSW State Plan for more details.
Government resources are responsive to need and services are culturally competent and accessed by Aboriginal people

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Result Indicators:

Overcoming Indigenous Disadvantage headline indicators in the biennial Two Ways Together report showing reduced disadvantage in New South Wales (a)	no.	n.a.	10	n.a.	n.a.	15
Relevant Government agencies with Aboriginal service delivery plans (b)%		n.a.	50	60	60	70

(a)	The headline indicators are from the national Overcoming Indigenous Disadvantage report and are reported every two years in the State report, Two Ways Together. The result indicator represents the number of headline indicators showing an improvement in New South Wales.

(b)	Agencies with specific plans developed to address service delivery to Aboriginal people.
These indicators contribute to the achievement of State Plan Priority F1, which aims to improve health, education and social outcomes for Aboriginal people. Refer to the NSW State Plan for more details.

4-22	Budget Estimates 2009-10

15 DEPARTMENT OF ABORIGINAL AFFAIRS
Service Group Statements
15.1 Support and Promote Culture and Community Resilience

Service Description:	This service group covers strategies to build communities and strengthen Aboriginal culture and heritage. It comprises regional support programs, administration of the Aboriginal Land Rights Act 1983, community engagement strategies and language services.

Linkage to Results:	This service group contributes to the result strong Aboriginal communities that engage with government and manage their own affairs, by strengthening and promoting Aboriginal culture and by building community governance and resilience.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Service Measures:

Aboriginal communities with governance structures	no.	37	37	37	37	40
Reference groups established in Aboriginal communities	no.	n.a.	n.a.	4	4	4

Employees:	FTE	39	42	61	47	53

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	12,557	8,427	9,199

Total expenses include the following:
Employee related expenses	6,668	5,150	5,777

NET COST OF SERVICES	12,375	8,406	9,199

CAPITAL EXPENDITURE	80	80	140

Budget Estimates 2009-10	4-23

15 DEPARTMENT OF ABORIGINAL AFFAIRS
Service Group Statements (cont)
15.2 Support and Build Prosperous and Safe Communities and Lead Government Policy

Service Description:	This service group covers coordinating and monitoring the government’s indigenous policy objectives through Two Ways Together and delivering the Aboriginal Communities Development Program (ACDP).

Linkage to Results:	This service group contributes to strong Aboriginal communities and Government resources that are responsive to need and services that are culturally competent and accessed by Aboriginal people.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Service Measures:

ACDP projects completed within revised budget	%	100	100	98	98	98
Aboriginal job compacts	no.	1	12	15	12	12
Two Ways Together Regional
Action Plans implemented	no.	7	9	9	9	9

Employees:	FTE	26	26	26	40	50

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	22,632	25,155	22,152

Total expenses include the following:
Employee related expenses	2,497	4,196	5,148

NET COST OF SERVICES	12,632	16,470	17,548

4-24	Budget Estimates 2009-10

15 DEPARTMENT OF ABORIGINAL AFFAIRS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	9,165	9,346	10,925
Other operating expenses	4,523	5,152	5,232
Depreciation and amortisation	266	384	250
Grants and subsidies	21,235	18,700	14,944

Total Expenses Excluding Losses	35,189	33,582	31,351

Less:
Retained Revenue
Investment income	32	184	12
Grants and contributions	10,150	8,501	4,592
Other revenue	—	22	—

Total Retained Revenue	10,182	8,707	4,604

Gain/(loss) on disposal of non current assets	—	(1)	—

NET COST OF SERVICES	25,007	24,876	26,747

Recurrent Funding Statement

Net Cost of Services	25,007	24,876	26,747
Recurrent Services Appropriation	24,282	25,617	26,053

Capital Expenditure Statement

Capital Expenditure	80	80	140
Capital Works and Services Appropriation	80	80	140

Budget Estimates 2009-10	4-25

15 DEPARTMENT OF ABORIGINAL AFFAIRS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,548	4,780	4,601
Receivables	827	409	409

Total Current Assets	3,375	5,189	5,010

Non Current Assets
Property, plant and equipment -
Plant and equipment	634	410	295
Intangibles	9	10	15

Total Non Current Assets	643	420	310

Total Assets	4,018	5,609	5,320

LIABILITIES
Current Liabilities
Payables	1,428	1,033	1,033
Provisions	977	1,035	1,035
Other	38	38	38

Total Current Liabilities	2,443	2,106	2,106

Non Current Liabilities
Provisions	3	3	3
Other	49	50	12

Total Non Current Liabilities	52	53	15

Total Liabilities	2,495	2,159	2,121

NET ASSETS	1,523	3,450	3,199

EQUITY
Accumulated funds	1,523	3,450	3,199

TOTAL EQUITY	1,523	3,450	3,199

4-26	Budget Estimates 2009-10

15 DEPARTMENT OF ABORIGINAL AFFAIRS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	8,877	9,007	10,622
Grants and subsidies	21,235	18,700	14,944
Other	9,036	9,714	9,792

Total Payments	39,148	37,421	35,358

Receipts
Sale of goods and services	—	20	—
Interest	32	184	12
Other	14,992	13,346	9,114

Total Receipts	15,024	13,550	9,126

NET CASH FLOWS FROM OPERATING ACTIVITIES	(24,124)	(23,871)	(26,232)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(70)	(70)	(130)
Other	(10)	(10)	(10)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(80)	(80)	(140)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	24,282	25,617	26,053
Capital appropriation	80	80	140

NET CASH FLOWS FROM GOVERNMENT	24,362	25,697	26,193

NET INCREASE/(DECREASE) IN CASH	158	1,746	(179)

Opening Cash and Cash Equivalents	2,390	3,034	4,780

CLOSING CASH AND CASH EQUIVALENTS	2,548	4,780	4,601

CASH FLOW RECONCILIATION
Net cost of services	(25,007)	(24,876)	(26,747)
Non cash items added back	552	653	553
Change in operating assets and liabilities	331	352	(38)

Net cash flow from operating activities	(24,124)	(23,871)	(26,232)

Budget Estimates 2009-10	4-27

ATTORNEY GENERAL, AND
MINISTER FOR INDUSTRIAL RELATIONS
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Attorney General’s Department
Total Expenses	745.7	763.6	2.4
Capital Expenditure	50.9	42.0	-17.4

Judicial Commission of New South Wales
Total Expenses	5.1	5.3	2.5
Capital Expenditure	0.2	0.2	—

Legal Aid Commission of New South Wales
Total Expenses	193.4	199.2	3.0
Capital Expenditure	4.4	4.4	—

Office of the Director of Public Prosecutions
Total Expenses	96.7	99.7	3.1
Capital Expenditure	1.8	10.7	508.7

Public Trustee NSW
Total Expenses	35.0	35.8	2.3
Capital Expenditure	2.9	2.5	-12.4

Building and Construction Industry Long Service Payments Corporation
Total Expenses	97.1	107.2	10.4
Capital Expenditure	0.5	0.9	80.0

Total, Attorney General, and Minister for Industrial Relations
Total Expenses	1,173.0	1,210.8	3.2
Capital Expenditure	60.7	60.7	—
In addition to the agencies listed above, the Minister is also supported by the Department of Commerce (Section 3) for the Industrial Relations portfolio area.

Budget Estimates 2009-10	5-1

ATTORNEY GENERAL’S DEPARTMENT
The Attorney General’s Department plays a key role in providing access to justice, protection of rights and public safety. The Department administers courts and tribunals, advises on legal policy and legislative reform and promotes social harmony through programs to reduce crime, protect rights and improve community standards.
The Department also administers the legal profession and provides legal services to the NSW government sector, personnel services for the Public Trustee and guardianship and financial services for people with disabilities. Records of births, deaths and marriages are also maintained by the Department.
The Department supports the Attorney General as the first Law Officer of the Crown in the development of legislation and the provision of information to the Parliament.
Results and Services
The Department has a significant role, in partnership with other justice agencies, to ensure the delivery of Government priorities to reduce crime, re-offending and antisocial behaviour and improve customer services. It promotes a just and safe society by working towards the following results:
•	The rights of the people of New South Wales are protected.

•	Public safety and support are improved.
Key services provided by the Department that contribute to these results include providing:
•	legal, professional and regulatory services, including advice to the Government on law, justice and legal reforms

•	administration of NSW Courts, Tribunals and Community Justice Centres

•	crime prevention and criminal diversion programs and support services to victims of violent crime, including grant funding to local communities

•	court support, including transcription services, court security and jury management

5-2	Budget Estimates 2009-10

16 ATTORNEY GENERAL’S DEPARTMENT
•	registry services for births, deaths and marriages

•	legal services that involve Constitutional powers and implications beyond a Minister’s portfolio and

•	client services and corporate governance to business units including the Public Trustee NSW, the Office of the Public Guardian, the Office of the Protective Commissioner and the Legal Profession Admission Board.
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following table:

	2009-10	Results
	Budget	Rights of the people of
	Expenses	New South Wales	Public safety and support
Service Groups	$m	are protected	are improved
Legal, Policy and Regulatory Services	52.6	✓	✓
Court Services	387.1	✓	✓
Court Support Services	92.1	✓	✓
Crime Prevention and Community Services	110.5	✓	✓
Registry of Births, Deaths and Marriages	23.0	✓
Crown Solicitor’s Office	42.5	✓

Business and Personnel Services	55.8	✓

Total Expenses Excluding Losses	763.6

Recent Achievements
The NSW court system is consistently rated by the Productivity Commission as among the best performing in Australia and continues to achieve cost efficiencies without compromising service standards. Improved case management, world-class information technology and electronic systems in courts also continue to improve the efficiency and effectiveness of the court system.
The Department is a key partner agency in delivering improved community outcomes in the NSW Government’s priority areas of reducing crime, re-offending and antisocial behaviour and improving customer services.

Budget Estimates 2009-10	5-3

16 ATTORNEY GENERAL’S DEPARTMENT
The Department continues to develop and support new court diversion and intervention programs. The Circle Sentencing program, an alternative sentencing court for Aboriginal offenders, has been strengthened to better achieve its main objective of reducing recidivism in the Aboriginal community. The innovative Forum Sentencing program (formerly known as Young Adult Conferencing) has also been extended to Burwood, Newtown, Balmain, Campbelltown, Camden, Picton and Moss Vale Local Courts during the year, allowing more victims of crime to have a say in how criminals are sentenced.
The successful NSW Drug Court program also marked its tenth anniversary in 2009. Around 150 defendants complete the program each year, following intensive drug treatment and rehabilitation.
As part of the Government’s commitment to tackle youth crime and reduce re-offending rates and antisocial behaviour, the Department commenced work on a two year trial of the new Youth Conduct Orders program. Under the trial, young offenders charged with lower level antisocial offences that would be otherwise dealt with under the Young Offenders Act can instead be placed on a Youth Conduct Order for up to 12 months. Orders can include strict limitations on a juvenile’s movement and behaviour, including curfews, school attendance requirements and non-association orders so they do not mix with bad influences or gang members.
Recent reforms make it easier for victims of violent crimes to present their victim impact statement in NSW courts. Amendments to the Crimes (Sentencing Procedure) Act 1999 deliver significant benefits for vulnerable witnesses such as sexual assault victims and children who, for the first time, are able to give their victim impact statements via closed circuit television.
JusticeLink, the Department’s integrated multi-jurisdiction court administration system, continues to be rolled out with several major applications already implemented, including Supreme Court and District Court processing of criminal matters, online court services within the Supreme Court equity division for the electronic filing of court documents, and as a virtual courtroom for use in case management activities. All remaining elements of the JusticeLink system are expected to be installed and operational during the 2009-10 financial year.
The Parramatta Courthouse is being upgraded to bring it in line with the standards set by the courts in the neighbouring Parramatta Justice precinct. Dubbo Courthouse has been upgraded with a redesigned court registry and client service areas, improved security and modifications to make the buildings more accessible to people with a disability. Works have commenced at Gosford to improve disability access and fire safety, King Street to upgrade judicial chambers and Armidale to improve security.

5-4	Budget Estimates 2009-10

16 ATTORNEY GENERAL’S DEPARTMENT
In addition the Department has continued its major upgrade of remote witness facilities, with a total of 83 remote witness rooms servicing 155 courtrooms in both metropolitan and regional areas. The Department is also continuing to expand its Audio Visual Link network. This reduces the need to transport prisoners to court for short matters. Video conferencing technology is installed at more than 200 courtrooms, prisons, juvenile justice centres and legal offices across the State.
Strategic Directions
The Department, in partnership with other justice agencies, will continue to contribute to achieving NSW Government priorities to deliver improved community outcomes through a focus on the following key priorities:
•	reducing crime and re-offending through a range of rehabilitation programs, improving the effectiveness of existing crime-prevention programs, expanding preventative programs and providing better support for local and disadvantaged communities to reduce involvement in crime

•	reducing the over-representation of Aboriginal people in legal processes, particularly through mediation and diversionary programs and the expansion of the Circle Sentencing program

•	assisting in implementing the Government’s Keep Them Safe: A shared approach to child wellbeing package

•	reducing impacts on victims of crime, including sexual assault victims and mental health patients and their carers, by ensuring that victims are actively supported and involved in the justice process

•	promoting just, quick and cheaper resolution of civil disputes, particularly through alternative dispute resolution and non-adversarial justice options

•	improving court systems and facilities to make it simpler and faster for customers using the justice system and to ensure that civil and criminal proceedings are dealt with in a prompt and equitable manner

•	further developing JusticeLink applications for Supreme and District Court civil matters and all applications for the Local Court

•	applying world-class information technology and electronic systems to make our courts safer, more efficient and more sensitive to the needs of vulnerable customers

Budget Estimates 2009-10	5-5

16 ATTORNEY GENERAL’S DEPARTMENT
•	implementing initiatives from the 2008-09 Mini-Budget including the merger of the Public Trustee NSW and the Office of the Protective Commissioner to achieve service improvements and operational efficiencies and

•	increasing efficiency through the consolidation of corporate services and the implementation of improved governance, procurement and debt recovery systems.
2009-10 Budget Initiatives
Total Expenses
In 2009-10, total expenses for the Attorney General’s Department are estimated to be $763.6 million, an increase of 2.4 per cent compared to 2008-09. Additional allocations for 2009-10 include $2.9 million to commence fire safety and other compliance works at the Law Courts building in Queens Square.
A further $2.3 million will be provided to the Department during 2009-10 to implement initiatives under Keep Them Safe: a shared approach to child wellbeing when implementation plans and detailed costings have been finalised including:
•	$2.1 million to increase the use of alternative dispute resolution in the Children’s Court and

•	$165,000 for night patrols in smaller and remote communities, to reduce the risk of children being assaulted or becoming involved in criminal activities.
Capital Expenditure
The Department’s capital allocation of $42 million in 2009-10 provides for the expansion and modification of existing courthouses, the upgrade of information technology infrastructure and the purchase and replacement of plant and equipment. Provisions for new and ongoing projects include:
•	$3.7 million for development and implementation of Joined Up Justice to enable sharing of information between justice sector agencies

•	$5.7 million for the development and implementation of the Legal eServices system, to provide access to and exchange of information with the legal profession and the general public

5-6	Budget Estimates 2009-10

16 ATTORNEY GENERAL’S DEPARTMENT
•	$12.6 million for the Court Upgrade Program to improve service delivery at various courthouses across New South Wales

•	$6 million for the further rollout of the remote witness program to provide closed circuit television facilities at a number of courts and

•	$13.2 million for the ongoing upgrade and replacement of the Department’s plant and equipment and other minor works.

Budget Estimates 2009-10	5-7

16 ATTORNEY GENERAL’S DEPARTMENT
Result Indicators
The rights of the people of New South Wales are protected

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Net cost per finalised case:
Supreme Court	$	3,303	3,316	3,504	3,500	3,800
District Court	$	3,965	4,053	4,206	4,200	4,300
Local Court	$	349	338	370	370	400
Clearance rate:
Supreme Court	%	106	105	100	100	100
District Court	%	101	100	100	100	100
Local Court	%	97	95	100	100	100
Pending criminal matters <12 mths old:
Supreme Court	%	94	86	85	85	89
District Court	%	94	94	90	90	95
Pending civil matters <12 mths old:
Supreme Court	%	74	75	74	74	75
District Court	%	74	71	76	76	77
Pending Local Court criminal matters <6 mths old	%	91	89	90	90	90
These indicators measure the efficiency of court processes over time, the cost per case is expected to reduce. All cases lodged within a year are expected to be cleared (i.e. a target of 100 per cent) and the backlog of pending civil and criminal matters is expected to decrease. Depending on the particular jurisdiction, courts aim to have greater than 90 per of cases either less than 6 months or 12 months old.
Public safety and support are improved

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Major crime trends across NSW local government areas that are stable or falling (a)%		95	95	95	95	95
Persons accepted to Magistrates’ Early Referral into Treatment Program (b)	no.	1,659	1,872	1,670	1,650	1,800

(a)	This indicator is a proxy measure for the level of public safety: if a higher number of crime trends are stable or falling then the level of crime is falling and safety is increasing.

(b)	This indicator shows the number of local court adult defendants with illicit drug use problems voluntarily entering drug treatment diversion programs.

5-8	Budget Estimates 2009-10

16 ATTORNEY GENERAL’S DEPARTMENT
Result Indicators (cont)
Public safety and support are improved (cont)

Offenders completing Forum Sentencing Program (c)	no.	133	132	160	125	220
Victims who participated in Forum Sentencing conferences (d)	no.	47	27	50	70	90

(c)	This indicator measures the number of offenders referred to the Forum Sentencing Program who successfully completed Intervention Plans. It is expected that the number will increase once the Program is rolled out to further courts from next financial year.

(d)	This indicator measures the number of victims who participate in Forum Sentencing conferences.

Budget Estimates 2009-10	5-9

16 ATTORNEY GENERAL’S DEPARTMENT
Service Group Statements
16.1 Legal, Policy and Regulatory Services

Service Description:
This service group covers the provision of advice to Government on law and justice and the development and implementation of legislation, legal reforms, evidence-based policies and justice programs. It also covers the regulation of the activities of professional groups; collection of statistical information and research on crime; privacy services; legal assistance and representation; and investigation and resolution of complaints.

Linkage to Results:	This service group contributes to the protection of rights and improved public safety and support by working towards a range of intermediate results that include:

• access to justice services

• laws that support the community

• the provision of legal representation, policy, professional and regulatory services and

• the timely investigation and resolution of complaints.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Proposals for legislative reform considered by Parliament	no.	27	43	32	30	30
Requests for statistical information completed by Bureau of Crime Statistics and Research	no.	1,121	1,027	1,000	1,000	1,000
Higher Court matters completed by Public Defenders	no.	431	976	480	920	930

Employees:	FTE	265	273	274	274	281

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	50,649	50,458	52,574

NET COST OF SERVICES	39,116	38,354	39,125

CAPITAL EXPENDITURE	803	960	941

5-10	Budget Estimates 2009-10

16 ATTORNEY GENERAL’S DEPARTMENT
Service Group Statements (cont)
16.2 Court Services

Service Description:
This service group covers the administration of NSW Courts, Tribunals and Community Justice Centres. It also covers drug and alcohol diversionary programs and the provision of support for vulnerable witnesses, victims of sexual assault and clients with mental health problems.

Linkage to Results:	This service group contributes to the protection of rights and improved public safety and support by working towards a range of intermediate results that include:

• access to justice services

• resolution of disputes and criminal matters

• support for court processes and participants and

• laws that support the community.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Cases Finalised:
Supreme Court	no.	14,902	14,704	15,202	14,500	14,500
District Court	no.	18,377	19,163	18,746	18,500	18,900
Local Court	thous	356,560	352,138	363,727	364,000	367,000
Community Justice Centre mediation sessions held	no.	2,166	1,714	2,000	1,800	1,800
Finalisations per FTE Judicial Officer:
Supreme Court	no.	254	232	250	240	240
District Court	no.	265	286	268	270	280
Local Court	no.	3,155	3,172	3,250	3,250	3,300

Employees:	FTE	2,072	2,029	1,966	1,966	1,944

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	380,181	390,639	387,096

NET COST OF SERVICES	268,856	273,935	271,913

CAPITAL EXPENDITURE	42,312	40,974	35,243

Budget Estimates 2009-10	5-11

16 ATTORNEY GENERAL’S DEPARTMENT
Service Group Statements (cont)
16.3 Court Support Services

Service Description:	This service group covers the provision of key support services to NSW Courts and Tribunals, including court transcription services, court security, jury management and library information services.

Linkage to Results:	This service group contributes to the protection of rights and improved public safety and support by working towards a range of intermediate results that include:

• access to justice services

• laws that support the community

• resolution of disputes and criminal matters and

• support for court processes and participants.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Local Court sittings with uniformed sheriff’s officer present	%	76	75	77	80	80
Satisfaction with Law libraries services	%	89	96	90	90	90
Transcript pages provided as daily transcript	no.	372,868	379,504	384,138	375,000	385,000

Employees:	FTE	776	801	835	835	776

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	90,672	93,350	92,116

NET COST OF SERVICES	83,509	86,166	84,701

CAPITAL EXPENDITURE	2,297	3,258	2,875

5-12	Budget Estimates 2009-10

16 ATTORNEY GENERAL’S DEPARTMENT
Service Group Statements (cont)
16.4 Crime Prevention and Community Services

Service Description:	This service group covers the development of evidence-based policies and programs to prevent crime and reduce re-offending, to reduce Aboriginal involvement in criminal justice processes and to promote anti-discrimination and equal opportunity principles and policies. It also covers services to support victims of crime by providing access to services and entitlements to assist in their recovery.

Linkage to Results:	This service group contributes to the protection of rights and improved public safety and support by working towards a range of intermediate results that include:

• reduced incidence of crime, violence and social displacement

• support for victims of crime and

• the development and implementation of crime prevention programs.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Anti-discrimination complaints closed	no.	1,113	1,073	1,100	1,100	1,100
Victims Compensation Tribunal applications received	no.	5,636	7,031	6,600	6,600	6,900

Employees:	FTE	170	177	189	189	175

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	109,360	109,728	110,531

NET COST OF SERVICES	100,537	101,317	99,155

CAPITAL EXPENDITURE	746	966	834

Budget Estimates 2009-10	5-13

16 ATTORNEY GENERAL’S DEPARTMENT
Service Group Statements (cont)
16.5 Registry of Births, Deaths and Marriages

Service Description:	This service group covers the provision of an accurate, consistent, equitable and secure system for the registration of births, deaths and marriages in New South Wales. Information recorded in the system is used to provide a range of certificates, products and information services, including reliable data for planning and research.

Linkage to Results:	This service group contributes to the protection of rights by working towards a range of intermediate results that include:

• representation and administration of life events and

• the provision of effective legal and professional services.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Customer transaction volumes (applications and registrations)	no.	728,629	730,703	727,000	774,000	759,000
Compliance with Guarantee of Service (standard certificate applications)%		75.8	52.0	98.0	55.0	85.0

Employees:	FTE	139	139	158	158	176

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	20,371	21,763	22,978

NET COST OF SERVICES	(8,248)	(6,697)	(8,535)

CAPITAL EXPENDITURE	3,311	3,311	752

5-14	Budget Estimates 2009-10

16 ATTORNEY GENERAL’S DEPARTMENT
Service Group Statements (cont)
16.6 Crown Solicitor’s Office

Service Description:	This service group covers the provision of core and non-core (general) legal services to the NSW Government. The Crown Solicitor must be engaged by government agencies to perform core legal services for matters that have implications for government beyond an individual Minister’s portfolio, involve the constitutional powers and privileges of the State or raise issues that are fundamental to the responsibilities of government. The Crown Solicitor’s Office competes with the private legal profession for non-core legal work.

Linkage to Results:	This service group contributes to the protection of rights by working towards a range of intermediate results that include:

• awareness of rights

• access to justice services and

• the provision of legal representation, policy, professional and regulatory services.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Average daily billable hours per solicitor	no.	4.7	4.7	4.9	4.9	4.9
Proportion of core work to total work	%	53.3	58.4	53.5	59.0	60.0

Employees:	FTE	314	315	330	330	339

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	40,839	55,877	42,525

NET COST OF SERVICES	20,963	38,798	24,943

CAPITAL EXPENDITURE	1,400	1,400	1,350

Budget Estimates 2009-10	5-15

16 ATTORNEY GENERAL’S DEPARTMENT
Service Group Statements (cont)
16.7 Business and Personnel Services

Service Description:	This service group covers the provision of personnel services to the Public Trustee NSW, the Office of the Protective Commissioner, the Office of the Public Guardian and the Legal Profession Admission Board.

Linkage to Results:	This service group contributes to the protection of rights by working towards a range of intermediate results that include:

• provision of effective legal and professional services and

• representation and administration of life matters.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Employees:

Public Trustee NSW	FTE	262	261	260	260	268
Office of the Protective Commissioner	FTE	235	240	233	233	263
Office of the Public Guardian	FTE	65	67	68	68	71
Legal Profession Admission Board	FTE	11	9	9	9	11

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	53,620	52,086	55,786

NET COST OF SERVICES	718	1,601	841

5-16	Budget Estimates 2009-10

16 ATTORNEY GENERAL’S DEPARTMENT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	443,588	473,810	468,054
Other operating expenses	107,566	93,287	95,211
Depreciation and amortisation	56,585	57,776	62,965
Grants and subsidies	17,638	18,673	18,557
Finance costs	—	3,899	4,035
Other expenses	120,315	126,456	114,784

Total Expenses Excluding Losses	745,692	773,901	763,606

Less:
Retained Revenue
Sales of goods and services	206,461	205,466	211,560
Investment income	4,016	4,816	4,516
Retained taxes, fees and fines	7,000	6,664	9,400
Grants and contributions	11,217	11,336	11,842
Other revenue	15,070	15,602	17,685

Total Retained Revenue	243,764	243,884	255,003

Gain/(loss) on disposal of non current assets	10	(258)	10
Other gains/(losses)	(3,533)	(3,199)	(3,550)

NET COST OF SERVICES	505,451	533,474	512,143

Recurrent Funding Statement

Net Cost of Services	505,451	533,474	512,143
Recurrent Services Appropriation	414,979	430,848	414,130

Capital Expenditure Statement

Capital Expenditure	50,869	50,869	41,995
Capital Works and Services Appropriation	48,013	48,013	41,877

Budget Estimates 2009-10	5-17

16 ATTORNEY GENERAL’S DEPARTMENT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	36,138	42,350	55,536
Receivables	39,503	49,782	50,088
Other	18,386	16,053	16,459

Total Current Assets	94,027	108,185	122,083

Non Current Assets
Receivables	29,142	56,543	56,721
Other financial assets	118,398	133,261	133,261
Property, plant and equipment -
Land and building	812,747	791,671	778,753
Plant and equipment	79,815	107,920	96,920
Intangibles	61,933	52,873	55,821
Other	4,275	13,927	13,904

Total Non Current Assets	1,106,310	1,156,195	1,135,380

Total Assets	1,200,337	1,264,380	1,257,463

LIABILITIES
Current Liabilities
Payables	27,167	30,140	32,340
Borrowings at amortised cost	2,875	2,075	2,701
Tax	274	1,106	1,133
Provisions	64,687	70,511	72,805
Other	14,741	10,441	10,441

Total Current Liabilities	109,744	114,273	119,420

Non Current Liabilities
Borrowings at amortised cost	37,668	33,026	35,125
Provisions	8,010	44,547	44,926
Other	2,500	7,713	7,713

Total Non Current Liabilities	48,178	85,286	87,764

Total Liabilities	157,922	199,559	207,184

NET ASSETS	1,042,415	1,064,821	1,050,279

EQUITY
Reserves	419,026	419,422	419,422
Accumulated funds	623,389	645,399	630,857

TOTAL EQUITY	1,042,415	1,064,821	1,050,279

5-18	Budget Estimates 2009-10

16 ATTORNEY GENERAL’S DEPARTMENT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	395,546	376,984	418,293
Grants and subsidies	17,638	18,673	18,557
Finance costs	2,170	3,899	4,035
Other	247,786	241,822	231,776

Total Payments	663,140	641,378	672,661

Receipts
Sale of goods and services	199,587	171,551	207,527
Interest	725	1,540	1,226
Other	58,745	59,395	64,758

Total Receipts	259,057	232,486	273,511

NET CASH FLOWS FROM OPERATING ACTIVITIES	(404,083)	(408,892)	(399,150)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	10	31	10
Purchases of property, plant and equipment	(44,051)	(47,795)	(31,883)
Other	(6,818)	(3,074)	(10,112)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(50,859)	(50,838)	(41,985)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	1,000	—	4,800
Repayment of borrowings and advances	(1,943)	(2,086)	(2,075)
Other	(3,303)	(2,937)	(4,411)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(4,246)	(5,023)	(1,686)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	414,979	430,848	414,130
Capital appropriation	48,013	48,013	41,877
Cash transfers to Consolidated Fund	—	(559)	—

NET CASH FLOWS FROM GOVERNMENT	462,992	478,302	456,007

NET INCREASE/(DECREASE) IN CASH	3,804	13,549	13,186

Opening Cash and Cash Equivalents	32,334	28,801	42,350

CLOSING CASH AND CASH EQUIVALENTS	36,138	42,350	55,536

Budget Estimates 2009-10	5-19

16 ATTORNEY GENERAL’S DEPARTMENT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(505,451)	(533,474)	(512,143)
Non cash items added back	100,557	114,055	108,978
Change in operating assets and liabilities	811	10,527	4,015

Net cash flow from operating activities	(404,083)	(408,892)	(399,150)

5-20	Budget Estimates 2009-10

JUDICIAL COMMISSION OF NEW SOUTH WALES
The Judicial Commission of New South Wales is an independent statutory corporation established under the Judicial Officers Act 1986. The Commission promotes excellence in judicial performance to enhance public confidence in the judiciary.
Results and Services
The Commission works closely with the Attorney General’s Department, the Office of Director of Public Prosecutions, the Legal Aid Commission of New South Wales, the Sentencing Council, NSW Police Force and other partner agencies to meet Government priorities of reducing crime and re-offending, and increasing customer satisfaction with Government services by working towards the following results:
•	The judiciary is better informed and professional.

•	There is consistency in sentencing.

•	Complaints are examined in accordance with statutory provisions.
Key services provided by the Commission that contribute to these results include:
•	a judicial education program that provides an extensive conference and seminar program for judicial officers and publishes professional reference material including bench books, bulletins and journals, education monographs, training DVDs and conference papers

•	a research and sentencing program that involves research and analysis of aspects of sentencing to publish sentencing trend papers, monographs and a sentencing bench book. The Commission also maintains and develops the Lawcodes database, which provides standard codes to describe offences in New South Wales, and provides online statistical and legal information through the Judicial Information Research System (JIRS) and

•	a complaints function that examines complaints against judicial officers in a timely and efficient manner and provides advice to the public about the Commission’s complaint function.

Budget Estimates 2009-10	5-21

17 JUDICIAL COMMISSION OF NEW SOUTH WALES
The key services provided by the Commission and the way in which they are expected to contribute to these results, are set out in the following table:

		Results
	2009-10			Examination of
	Budget	Better informed		complaints in
	Expenses	and professional	Consistency in	accordance with
Service Groups	$m	judiciary	sentencing	statutory provisions

Judicial Education	1.7	✓	✓	✓
Research and Sentencing	3.0	✓	✓	✓
Complaints against Judicial Officers	0.6			✓

Total Expenses Excluding Losses	5.3

Recent Achievements
In recent years, the Commission has introduced a number of initiatives including judgment writing workshops, cultural awareness programs, occasional seminars on relevant topics, and a sexual assault manual for District Court judges. The Commission has also redesigned a civil bench book, an equality before the law bench book, JIRS and developed an Extensible Markup Language based publishing system.
Strategic Directions
The Commission will continue to focus on the provision of high quality professional development programs for judicial officers. Timely and practical information will continue to be provided to judicial officers through publications, conferences and seminars and the computerised JIRS, which contains sentencing and other information relevant to judicial decision making.
The Commission will also continue to offer an extensive conference and seminar program for judicial officers in each court, ranging from induction courses for new appointees to specialist conferences on specific aspects of law, procedure, judicial skills and technique, as well as an annual conference for each court.

5-22	Budget Estimates 2009-10

17 JUDICIAL COMMISSION OF NEW SOUTH WALES
Initiatives to ensure that judicial officers are aware of social context issues involving children, women, sexual offences, domestic violence and ethnic minorities will be pursued and the Commission will continue to work with other judicial education bodies within Australia to share information and experience, and to explore the possibility of collaborating on joint programs to reduce costs.
The Commission will assist the Sentencing Council in collecting information necessary to monitor guidelines and standard non-parole period offences.
2009-10 Budget Initiatives
Total expenses
Total expenses of the Commission are projected to be $5.3 million in 2009-10, an increase of 2.5 per cent on the 2008-09 Budget.
Capital expenditure
An amount of $150,000 has been provided to meet the Commission’s ongoing plant and equipment needs.

Budget Estimates 2009-10	5-23

17 JUDICIAL COMMISSION OF NEW SOUTH WALES
Result Indicators
Better informed and professional judiciary

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Judicial development conferences-overall satisfaction rating	%	90	91	85	85	85
Judicial officers who attend at least two training days	%	92	88	90	90	90
These indicators show the effectiveness of the Commission’s education programs, which will lead to a better informed and more professional judiciary.
Consistency in sentencing

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Crown appeal cases upheld/allowed by the Court of Criminal Appeal	%	62	60	60	60	60
Severity appeal cases upheld by the Court of Criminal Appeal	%	39	39	40	40	40
JIRS usage-page hits per month	no.	45,898	56,722	45,000	60,000	65,000
Crown appeal and severity appeal cases can be a measure of the imposition of inconsistent sentences. In determining whether sentences are within range or outside the permissible range, courts use JIRS as well as the Commission’s publications and other resources. These indicators show the effectiveness of the Commission’s research and sentencing programs.

5-24	Budget Estimates 2009-10

17 JUDICIAL COMMISSION OF NEW SOUTH WALES
Result Indicators (cont)
Examination of complaints in accordance with statutory provisions

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Complaints finalised within 12 months	%	100	100	100	100	100
Complaints for which further action is required	%	10	8	10	10	10
Cost per finalised complaint handled by the Commission	$	10,000	8,000	6,500	8,000	8,000
These indicators show the effectiveness and efficiency of the Commission’s complaint function and are a benchmark for increased customer satisfaction with services.

Budget Estimates 2009-10	5-25

17 JUDICIAL COMMISSION OF NEW SOUTH WALES
Service Group Statements
17.1 Judicial Education

Service Description:	This service group covers the provision of education services to promote a better informed and professional judiciary.

Linkage to Results:	This service group contributes to a better informed and professional judiciary, consistency in sentencing and the examination of complaints in accordance with statutory provisions by working towards the intermediate result of maintaining high standards of judicial performance.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Judicial education days	no.	1,486	1,294	1,300	1,300	1,300
Average number of training days per judicial officer	no.	5	4	5	5	5
Publications	no.	24	30	27	27	27
Computer training sessions	no.	120	105	125	100	100

Employees:	FTE	13	13	12	13	13

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,681	1,755	1,727

NET COST OF SERVICES	1,490	1,523	1,522

CAPITAL EXPENDITURE	49	50	50

5-26	Budget Estimates 2009-10

17 JUDICIAL COMMISSION OF NEW SOUTH WALES
Service Group Statements (cont)
17.2 Research and Sentencing

Service Description:	This service group covers research services to ensure consistency in sentencing.

Linkage to Results:	This service group contributes to a better informed and professional judiciary, consistency in sentencing and the examination of complaints in accordance with statutory provisions by working towards the intermediate result of courts achieving consistency of approach in sentencing.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

JIRS availability	%	97	99	97	99	99
Enhancements to JIRS	no.	3	6	3	3	3
Sentencing monographs, sentencing trends papers and updates to bench books	no.	6	8	6	6	6
Coding, distribution of new and amended offences in advance (Lawcodes database)%		95	100	100	100	100

Employees:	FTE	22	21	20	21	21

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	2,855	2,980	2,930

NET COST OF SERVICES	2,527	2,585	2,582

CAPITAL EXPENDITURE	83	84	84

Budget Estimates 2009-10	5-27

17 JUDICIAL COMMISSION OF NEW SOUTH WALES
Service Group Statements (cont)
17.3 Complaints Against Judicial Officers

Service Description:	This service group covers the effective examination of complaints in accordance with statutory provisions.

Linkage to Results:	This service group contributes to the examination of complaints in accordance with statutory provisions by working towards the intermediate result of improving judicial accountability through effective complaint handling.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Complaints acknowledged within 1 week of receipt	%	100	100	100	100	100
Complaints finalised within 6 months	%	90	97	90	90	90
Complaints finalised within 12 months	%	100	100	100	100	100

Employees:	FTE	1	1	1	1	1

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	603	627	613

NET COST OF SERVICES	594	544	540

CAPITAL EXPENDITURE	18	16	16

5-28	Budget Estimates 2009-10

17 JUDICIAL COMMISSION OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	3,699	3,734	3,774
Other operating expenses	1,350	1,525	1,394
Depreciation and amortisation	90	100	102
Grants and subsidies	—	3	—

Total Expenses Excluding Losses	5,139	5,362	5,270

Less:
Retained Revenue
Sales of goods and services	403	438	403
Investment income	75	68	68
Other revenue	50	204	155

Total Retained Revenue	528	710	626

NET COST OF SERVICES	4,611	4,652	4,644

Recurrent Funding Statement

Net Cost of Services	4,611	4,652	4,644
Recurrent Services Appropriation	4,278	4,275	4,323

Capital Expenditure Statement

Capital Expenditure	150	150	150
Capital Works and Services Appropriation	150	150	150

Budget Estimates 2009-10	5-29

17 JUDICIAL COMMISSION OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,125	1,259	1,250
Receivables	222	124	124

Total Current Assets	1,347	1,383	1,374

Non Current Assets
Property, plant and equipment -
Plant and equipment	359	354	404
Intangibles	8	2	—

Total Non Current Assets	367	356	404

Total Assets	1,714	1,739	1,778

LIABILITIES
Current Liabilities
Payables	107	138	138
Provisions	355	346	346
Other	7	5	5

Total Current Liabilities	469	489	489

Non Current Liabilities
Provisions	4	3	3

Total Non Current Liabilities	4	3	3

Total Liabilities	473	492	492

NET ASSETS	1,241	1,247	1,286

EQUITY
Accumulated funds	1,241	1,247	1,286

TOTAL EQUITY	1,241	1,247	1,286

5-30	Budget Estimates 2009-10

17 JUDICIAL COMMISSION OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	3,518	3,504	3,564
Grants and subsidies	—	3	—
Other	1,527	1,704	1,573

Total Payments	5,045	5,211	5,137

Receipts
Sale of goods and services	403	438	403
Interest	75	68	68
Other	229	383	334

Total Receipts	707	889	805

NET CASH FLOWS FROM OPERATING ACTIVITIES	(4,338)	(4,322)	(4,332)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(150)	(150)	(150)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(150)	(150)	(150)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	4,278	4,275	4,323
Capital appropriation	150	150	150

NET CASH FLOWS FROM GOVERNMENT	4,428	4,425	4,473

NET INCREASE/(DECREASE) IN CASH	(60)	(47)	(9)

Opening Cash and Cash Equivalents	1,185	1,306	1,259

CLOSING CASH AND CASH EQUIVALENTS	1,125	1,259	1,250

CASH FLOW RECONCILIATION
Net cost of services	(4,611)	(4,652)	(4,644)
Non cash items added back	271	330	312
Change in operating assets and liabilities	2	—	—

Net cash flow from operating activities	(4,338)	(4,322)	(4,332)

Budget Estimates 2009-10	5-31

LEGAL AID COMMISSION OF NEW SOUTH WALES
The Legal Aid Commission of New South Wales (Legal Aid NSW) is a statutory body established by the Legal Aid Commission Act 1979. Legal Aid NSW receives funding from the State Government and the Public Purpose Fund to provide legal aid and other legal services.
The Australian Government also provides funding for Legal Aid NSW to deliver legal assistance in matters arising under Commonwealth law.
Results and Services
Legal Aid NSW contributes to Government priorities of reduced rates of crime, recidivism, and antisocial behaviour by working towards the following result:
•	People, in particular those who are disadvantaged, can understand, protect and enforce their legal rights and appreciate their legal obligations.
Key services provided by Legal Aid NSW that contribute to this result include:
•	delivering criminal law services that assist persons accused of criminal offences to properly understand and respond to allegations made against them
•	delivering family law services to help ensure that each person’s interests, particularly children’s needs, are provided for and properly considered where decisions are made about arrangements in their family and personal lives
•	delivering civil law services that provide options for people to contest unjust decisions and seek redress for harm caused by others and
•	facilitating community partnerships that support community legal centres in providing legal information, education and assistance, and delivering specialised court support schemes to assist women and children seeking protection from domestic violence.

5-32	Budget Estimates 2009-10

18 LEGAL AID COMMISSION ON NEW SOUTH WALES
The key services provided by Legal Aid NSW and the way in which they are expected to contribute to these results are set out in the following table:

	2009-10	Results
	Budget	People in particular those who are disadvantaged can understand, protect
	Expenses	and enforce their legal rights and interests as well as appreciate their
Service Groups	$m	legal obligations.

Criminal Law Services	92.6	✓
Civil Law Services	22.9	✓
Family Law Services	61.1	✓
Community Partnerships	22.6	✓

Total Expenses Excluding Losses	199.2

Recent Achievements
Legal Aid NSW has consistently increased the number of legal services provided to disadvantaged persons over the last five years. In 2008-09, total legal representation and duty appearances provided are projected to increase by 12,868 compared to 2007-08, legal advice by 3,639, and general information by 27,547.
Legal Aid NSW has also increased the availability of civil law services, outreach services, particularly in country areas, and the number of family dispute resolution conferences. This has resulted in more family law matters being resolved through mediation rather than litigation.
More recently Legal Aid NSW has introduced new computerised grants management and case management systems to further improve the quality of services provided. During 2008-09 Legal Aid NSW also established programs to assist those experiencing mortgage stress.
Strategic Directions
Legal Aid NSW will continue to focus on improving access to legal services for disadvantaged people through partnerships with community legal centres and private practitioners targeting areas of emerging and unmet need. Legal Aid NSW will also expand the Women’s Domestic Violence Court Advocacy Program from 71 to 107 courts served, to provide further assistance to victims of domestic violence and continue to offer assistance to those experiencing mortgage stress.

Budget Estimates 2009-10	5-33

18 LEGAL AID COMMISSION ON NEW SOUTH WALES
2009-10 Budget Initiatives
Total Expenses
Total expenses for Legal Aid NSW are estimated at $199.2 million in 2009-10, an increase of 3 per cent on the 2008-09 Budget. This includes additional funding of $2.6 million to expand the Women’s Domestic Violence Court Advocacy Program and $520,000 from the Public Purpose Fund for legal assistance in relation to mortgage stress.
Australian Government funding for legal aid matters has previously been paid directly to Legal Aid NSW. As part of new funding arrangements approved by COAG, all payments will now be made via the Consolidated Fund. As a result, receipts in forward years have been reduced by $48.7 million, with corresponding increases in Consolidated Fund support.
Capital Expenditure
Legal Aid NSW’s capital allocation of $4.4 million for 2009-10 provides for the upgrade and replacement of information technology and other items of equipment across its 21 metropolitan and regional offices.

5-34	Budget Estimates 2009-10

18 LEGAL AID COMMISSION ON NEW SOUTH WALES
Result Indicators
People, in particular those who are disadvantaged, can understand, protect and enforce their legal rights and interests as well as appreciate their legal obligations

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Average waiting time for advice appointments (a)	days	4.3	5.0	4.0	4.0	4.0
Means test income limit as a percentage of current national minimum wage (b)%		52.6	60.9	52.6	58.5	58.5
Local Court sittings serviced by duty solicitor schemes (c)%		100	100	100	100	100
People accessing community legal education sessions (d)	no.	15,132	17,520	16,500	23,803	23,800

(a)	Timeliness is measured by the average length of time which clients have to wait before receiving advice services. The desired movement is steady or downwards.

(b)	This measures the extent to which legal aid is accessible to people on low incomes, with the desired movement being either steady or increasing.

(c)	Legal Aid NSW aims to ensure that duty solicitor services are available to assist eligible persons at all Local Courts.

(d)	This measure shows the number of people attending Legal Aid NSW funded education sessions that are designed to assist people in understanding the law, as well as their legal rights and obligations. The desired movement is upwards.

Budget Estimates 2009-10	5-35

18 LEGAL AID COMMISSION ON NEW SOUTH WALES
Service Group Statements
18.1 Criminal Law Services

Service Description:	This service group covers the provision of legal assistance and counsel to those facing criminal charges.

Linkage to Results:	This service group contributes to persons understanding and enforcing their legal rights and appreciating their legal obligations in criminal matters by working towards a range of intermediate results that include the following:

• ensuring punishment is not administered arbitrarily or against innocent parties

• ensuring accused persons have the opportunity to understand properly and respond to the allegations made against them and

• ensuring community respect and confidence in the law is maintained.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Legal representation:
In-house (a)	no.	34,599	36,255	35,900	13,790	13,800
Assigned	no.	11,239	12,967	11,700	13,467	13,500
Duty appearances:
In-house(a)	no.	45,251	47,404	45,600	84,458	85,000
Assigned	no.	46,030	52,777	47,000	51,009	51,500
Legal advice and minor assistance (b)	no.	32,446	31,413	33,000	30,089	30,500
General information services	no.	96,095	115,401	98,000	126,095	127,000

(a)	A definitional change that took effect from 1 July 2008 means that much larger volumes of in-house work are now classified as duty, rather than casework.

(b)	Legal advice is provided by legal practitioners. Minor assistance is of a self-help nature and is provided by Legal Aid staff.

Employees:	FTE	395	393	393	406	406

5-36	Budget Estimates 2009-10

18 LEGAL AID COMMISSION ON NEW SOUTH WALES
Service Group Statements (cont)
18.1 Criminal Law Services (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	95,611	103,729	92,552

NET COST OF SERVICES	56,333	65,010	59,562

CAPITAL EXPENDITURE	2,175	2,175	2,175

Budget Estimates 2009-10	5-37

18 LEGAL AID COMMISSION ON NEW SOUTH WALES
Service Group Statements (cont)
18.2 Civil Law Services

Service Description:	This service group covers the provision of law services to clients who require advice on matters such as housing, consumer and human rights law, with a strong emphasis on protection of legal rights in disadvantaged communities.

Linkage to Results:	This service group contributes to persons understanding and enforcing their legal rights and appreciating their legal obligations in civil matters by working towards a range of intermediate results that include the following:

• people are less likely to be exploited or denied their rights

• those who are vulnerable to excessive or improper use of power are aware of their legal rights and obligations and

• people have options to contest unjust decisions and seek redress for harm caused.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Legal representation:
In-house	no.	1,034	1,213	1,020	1,262	1,300
Assigned	no.	495	510	500	723	737
Duty appearances:
In-house	no.	12,627	13,292	12,700	13,300	13,000
Assigned	no.	13,749	12,740	13,800	12,392	12,700
Legal advice and minor assistance (a)	no.	21,190	22,432	22,100	25,569	26,000
General information services	no.	113,641	134,615	115,500	144,110	147,000

(a)	Legal advice is provided by legal practitioners. Minor assistance is of a self-help nature and is provided by Legal Aid staff.

Employees:	FTE	119	142	138	155	155

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	20,758	22,466	22,897

NET COST OF SERVICES	12,099	8,804	13,583

CAPITAL EXPENDITURE	435	435	435

5-38	Budget Estimates 2009-10

18 LEGAL AID COMMISSION ON NEW SOUTH WALES
Service Group Statements (cont)
18.3 Family Law Services

Service Description:	This service group covers the provision of assistance to families in domestic or statutory disputes in areas such as divorce and parenting arrangements and cases of child abuse and/or neglect.

Linkage to Results:	This service group contributes to persons in a family dispute understanding and enforcing their individual legal rights and appreciating their legal obligations by working towards a range of intermediate results that include the following:

• providing impartial skilled mediators to assist families to consider matters objectively and arrive at workable outcomes and

• ensuring children’s financial, emotional, physical and safety needs and rights are protected during family breakdowns and disputes.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Legal representation:
In-house	no.	3,195	3,067	3,200	3,210	3,300
Assigned	no.	10,645	11,296	10,800	10,767	11,000
Duty appearances:
In-house	no.	3,434	3,214	3,500	3,518	3,600
Assigned	no.	2,531	2,944	2,600	2,651	2,700
Legal advice and minor assistance (a)	no.	30,486	28,624	30,400	30,450	31,000
General information services	no.	113,038	111,720	118,000	119,078	121,000

(a)	Legal advice is provided by legal practitioners. Minor assistance is of a self-help nature and is provided by Legal Aid staff.

Employees:	FTE	209	225	216	244	244

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	58,898	69,416	61,050

NET COST OF SERVICES	10,871	34,454	56,902

CAPITAL EXPENDITURE	1,740	1,740	1,740

Budget Estimates 2009-10	5-39

18 LEGAL AID COMMISSION ON NEW SOUTH WALES
Service Group Statements (cont)
18.4 Community Partnerships

Service Description:	This service group covers funding of community organisations for specific purposes, in particular to provide specialised assistance for women and children seeking legal protection from domestic violence.

Linkage to Results:	This service group contributes to persons who are suffering from a personal crisis, such as domestic violence, understanding and enforcing their legal rights and obligations by working towards a range of intermediate results that include the following:

• maintaining through Community Legal Centres the fundamental rights of women, children and the disabled who may be victims of domestic violence, discrimination or unjust hardship

• participating in policy development and/or law reform activities

• working with the NSW Police Force and Local Courts to develop a more coordinated approach to domestic violence and

• providing assistance to women and children subject to domestic violence, such as obtaining legal protection through Apprehended Domestic Violence Orders.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Local Courts served by Women’s Domestic Violence Court Advocacy Program (a)	no.	59	62	61	71	107
Community Legal Centre cases opened	no.	4,137	5,222	4,295	5,326	5,400
Community Legal Centre advice services	no.	43,165	47,438	46,185	48,387	48,400

(a)	Increase in 2009-10 reflects additional Budget funding provided to expand the Women’s Domestic Violence Court Advocacy Program.

Employees:	FTE	5	5	5	6	6

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	18,114	21,810	22,710

NET COST OF SERVICES	10,564	12,415	13,450

5-40	Budget Estimates 2009-10

18 LEGAL AID COMMISSION ON NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	72,609	75,309	77,717
Other operating expenses	17,625	18,265	18,049
Depreciation and amortisation	2,722	3,669	4,500
Grants and subsidies	17,237	20,852	21,459
Other expenses	83,188	99,326	77,484

Total Expenses Excluding Losses	193,381	217,421	199,209

Less:
Retained Revenue
Sales of goods and services	50,325	40,668	4,000
Investment income	5,404	5,292	4,282
Grants and contributions	47,785	51,069	47,450
Other revenue	—	270	180

Total Retained Revenue	103,514	97,299	55,912

Gain/(loss) on disposal of non current assets	—	4	—
Other gains/(losses)	—	(565)	(200)

NET COST OF SERVICES	89,867	120,683	143,497

Recurrent Funding Statement

Net Cost of Services	89,867	120,683	143,497
Recurrent Services Appropriation	88,945	101,038	143,497

Capital Expenditure Statement

Capital Expenditure	4,350	4,350	4,350
Capital Works and Services Appropriation	3,600	3,600	3,600

Budget Estimates 2009-10	5-41

18 LEGAL AID COMMISSION ON NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	79,257	74,358	79,303
Receivables	6,105	5,242	5,243
Other	9,741	4,705	4,705

Total Current Assets	95,103	84,305	89,251

Non Current Assets
Receivables	2,272	2,385	2,385
Property, plant and equipment -
Land and building	7,140	5,283	5,233
Plant and equipment	5,319	4,325	5,725
Intangibles	1,424	5,372	3,872
Other	331	—	—

Total Non Current Assets	16,486	17,365	17,215

Total Assets	111,589	101,670	106,466

LIABILITIES
Current Liabilities
Payables	20,704	25,569	25,970
Provisions	17,553	17,527	18,227

Total Current Liabilities	38,257	43,096	44,197

Non Current Liabilities
Provisions	1,726	2,374	2,469
Other	1,590	1,906	1,906

Total Non Current Liabilities	3,316	4,280	4,375

Total Liabilities	41,573	47,376	48,572

NET ASSETS	70,016	54,294	57,894

EQUITY
Accumulated funds	70,016	54,294	57,894

TOTAL EQUITY	70,016	54,294	57,894

5-42	Budget Estimates 2009-10

18 LEGAL AID COMMISSION ON NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	72,608	71,742	76,521
Grants and subsidies	17,237	20,852	21,459
Other	104,248	134,990	108,157

Total Payments	194,093	227,584	206,137

Receipts
Sale of goods and services	49,806	40,031	3,800
Interest	5,404	5,122	4,282
Other	56,193	66,975	60,254

Total Receipts	111,403	112,128	68,336

NET CASH FLOWS FROM OPERATING ACTIVITIES	(82,690)	(115,456)	(137,801)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	4	—
Purchases of property, plant and equipment	(4,350)	(3,090)	(4,350)
Other	—	(1,260)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(4,350)	(4,346)	(4,350)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	88,945	101,038	143,497
Capital appropriation	3,600	3,600	3,600
Cash transfers to Consolidated Fund	—	(144)	—

NET CASH FLOWS FROM GOVERNMENT	92,545	104,494	147,097

NET INCREASE/(DECREASE) IN CASH	5,505	(15,308)	4,946

Opening Cash and Cash Equivalents	73,752	89,665	74,357

CLOSING CASH AND CASH EQUIVALENTS	79,257	74,357	79,303

CASH FLOW RECONCILIATION
Net cost of services	(89,867)	(120,683)	(143,497)
Non cash items added back	2,722	3,669	4,500
Change in operating assets and liabilities	4,455	1,558	1,196

Net cash flow from operating activities	(82,690)	(115,456)	(137,801)

Budget Estimates 2009-10	5-43

OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
The Office of the Director of Public Prosecutions (ODPP) was established by the Director of Public Prosecutions Act 1986 to provide an independent and just prosecution service to the people of New South Wales.
The principal instruments governing the work of the ODPP are the Director of Public Prosecutions Act 1986, the Crown Prosecutors Act 1986, the Victims Rights Act 1996 and the Prosecution Guidelines.
Results and Services
Through close cooperation with other agencies in the criminal justice portfolio, the ODPP is working towards the following results:
•	The likelihood of successful prosecutions and appropriate sentencing outcomes for convicted criminals is increased.

•	The quality and timeliness of prosecution services through the expeditious resolution of matters and the provision of high quality advice to police and other agencies is improved.

•	There is increased participation of victims and witnesses in the prosecution process by providing timely, high quality access and support.
Key services provided by the ODPP that contribute to these results include:
•	undertaking the prosecution of serious criminal matters in all NSW Courts and the High Court on behalf of the Crown and all child sexual assault summary prosecutions and

•	providing assistance to victims and witnesses in the prosecution process by ensuring that they have relevant information and support to enable them to participate in the prosecution process.

5-44	Budget Estimates 2009-10

19 OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
The key services provided by the Office and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2009-10	Successful	Quality and
	Budget	prosecutions and	timeliness of	Participation of
	Expenses	appropriate	prosecution	victims and
Service Groups	$m	sentences	services	witnesses

Prosecutions	92.6	✓	✓
Victim and Witness Assistance	7.1		✓	✓

Total Expenses Excluding Losses	99.7

Recent Achievements
A pilot program of Criminal Case Conferencing has increased the rate of early pleas of guilty by 15 per cent when compared to non-pilot matters in Sydney, and by 10 per cent State-wide. This has resulted in efficiencies in trial preparation through reduced late pleas of guilty. The pilot has been extended to 30 June 2010.
The Office has also recently:
•	developed a structured 12 month Legal Development Program to train and develop law graduates in the prosecution process
•	modified its case management system to produce workflows, templates and statistical data that will substantially improve its reporting capability regarding confiscation applications and orders under the Confiscation of Proceeds of Crime Act 1989
•	participated in the Sexual Assault Communications Privilege Referral project by referring victims for legal representation in matters where documents are subpoenaed by defence representatives, with several legal practitioners providing this service free of charge
•	enhanced its information package to victims of violent offences through consolidating internal processes and producing a brochure amalgamating all victim information into a user friendly booklet and
•	appointed an executive director charged with managing the administrative functions of the Office.

Budget Estimates 2009-10	5-45

19 OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
Strategic Directions
The ODPP will maintain its commitment to improve the criminal justice system and to provide the people of New South Wales with an independent, fair and just prosecution service through:
•	improvement to its management systems to better monitor efficiency and productivity
•	expeditious resolution of matters in the appropriate jurisdiction through the centralised committals scheme and improved communication and negotiation with police and defence legal representatives
•	the provision of high quality advice to police and other investigative agencies to enhance the quality and timeliness of briefs of evidence
•	involvement in the education of investigative officers to improve the quality and presentation of evidence and
•	improvement of the identification of victim related issues and communication to support victims of crime and vulnerable witnesses.
2009-10 Budget Initiatives
Total Expenses
The Office’s total expenses are estimated at $99.7 million in 2009-10.
Capital Expenditure
The Office’s 2009-10 capital allocation of $10.7 million includes $8.6 million to complete the relocation and consolidation of its Sydney Office. The balance of $2.1 million will be used for the ongoing replacement of plant and equipment.

5-46	Budget Estimates 2009-10

19 OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
Result Indicators
Increased likelihood of successful prosecutions and appropriate sentencing

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Matters returning finding of guilt (a)%	73	77	75	80	80
Matters discontinued after committal order (b)%	0.06	0.05	0.05	0.04	0.04
Successful Crown appeals in higher courts (c)%	63	49	65	66	66

(a)	This indicator refers to matters committed for trial and for sentence that result in guilty verdicts/pleas as a percentage of all matters committed for trial and for sentence.

(b)	This indicator reflects the effectiveness of case management strategies. It measures cases where trial or sentencing is discontinued as a proportion of all cases committed for trial or sentencing. Improvements in case management will demonstrate a reduction in this indicator.

(c)	This indicator shows the effectiveness of prosecutions by measuring the success rate of Crown appeals to higher courts when the Crown believes the decision of a lower court is unsatisfactory. An increase in this indicator reflects an increase in the quality of the appeals made, or improvements in the selection of matters for appeal.
Improved quality and timeliness of prosecution services

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Matters where early plea of guilty entered (a)%	44	47	48	50	52
Listed trials adjourned on Crown application (b)%	6.0	4.9	5.5	5.0	5.0
Matters in which costs awarded against the ODPP (c)%	0.17	0.05	0.10	0.10	0.10

(a)	This indicator measures the number of matters that are committed for sentence as a percentage of all matters committed to the higher courts (i.e. committed for trial and for sentence). An increase in the indicator shows the effectiveness of initiatives such as early screening and criminal case processing in encouraging early guilty pleas and avoiding prolonged trials.

(b)	This indicator measures trial listings adjourned on Crown application as a percentage of all trial listings. Adjournment may be required for a number of reasons, including delays in Police preparation for the trail. It is therefore a measure of the extent to which the quality of the prosecution service is impeded by adjournment for reasons within, as well as outside ODPP’s control.

(c)	This indicator refers to costs awarded against the ODPP. A decrease reflects an improvement in the quality and conduct of matters.

Budget Estimates 2009-10	5-47

19 OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
Result Indicators (cont)
Increased participation of victims and witnesses in the prosecution process by providing improved support

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Victims/ witnesses satisfied with services provided by ODPP	%	66	n.a.	70	70	n.a.
This indicator shows the effectiveness of victim and witness support services. The satisfaction levels are determined by a survey undertaken every two years.

5-48	Budget Estimates 2009-10

19 OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
Service Group Statements
19.1 Prosecutions

Service Description:	This service group covers instituting and conducting prosecutions and related proceedings for indictable offences under NSW laws in the Supreme Court, District Courts and Local Courts on behalf of the Crown. This includes providing advice to police and investigative agencies on evidentiary matters, participating in the law reform process and capturing the proceeds of crime.

Linkage to Results:	This service group contributes to successful and timely prosecutions, and to providing quality prosecution services with appropriate sentence outcomes, by working towards a range of intermediate results that include the following:

• increased community confidence in prosecutions

• early evaluation of evidence in accordance with standardised procedures

• better quality briefs of evidence and improved practices and

• law reform to improve the criminal justice system.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Committals completed	no.	5,727	5,726	5,700	5,958	5,960
Cases summarily disposed of in Local Court	no.	2,400	2,554	2,565	2,717	2,700
Cases committed for trial	no.	1,848	1,676	1,539	1,617	1,500
Cases committed for sentence in higher courts	no.	1,479	1,496	1,596	1,624	1,760
Trial matters concluded	no.	2,038	1,780	1,900	1,776	1,600

Employees:	FTE	607	590	586	566	556

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	90,273	90,774	92,586

NET COST OF SERVICES	88,580	88,894	92,168

CAPITAL EXPENDITURE	1,760	6,342	10,485

Budget Estimates 2009-10	5-49

19 OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS
Service Group Statements (cont)
19.2 Victim and Witness Assistance

Service Description:	This service group covers providing information, referral and support services to victims of violent crimes and to vulnerable witnesses who are giving evidence in matters prosecuted by the Director of Public Prosecutions. This includes assisting victims and witnesses to minimise the traumatic impact of the court process, providing access to services in remote areas and assisting indigenous victims and witnesses.

Linkage to Results:	This service group contributes to improving victim and witness support by working towards the following intermediate measures:

• victims and witnesses have relevant information and support during the prosecution process and

• victims and witnesses participate in the prosecution process and have a greater sense of inclusion.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Level of witness and victim satisfaction (biennial survey)%		66	n.a.	70	70	n.a.

Employees:	FTE	32	30	30	33	33

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	6,387	6,503	7,112

NET COST OF SERVICES	6,387	5,750	4,938

CAPITAL EXPENDITURE	—	18	228

5-50	Budget Estimates 2009-10

19 OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	76,581	77,970	78,773
Other operating expenses	13,750	12,886	13,510
Depreciation and amortisation	2,836	3,081	3,891
Grants and subsidies	—	290	—
Other expenses	3,493	3,050	3,524

Total Expenses Excluding Losses	96,660	97,277	99,698

Less:
Retained Revenue
Sales of goods and services	69	79	71
Investment income	212	222	217
Grants and contributions	1,148	2,068	2,174
Other revenue	259	261	125

Total Retained Revenue	1,688	2,630	2,587

Gain/(loss) on disposal of non current assets	5	3	5

NET COST OF SERVICES	94,967	94,644	97,106

Recurrent Funding Statement

Net Cost of Services	94,967	94,644	97,106
Recurrent Services Appropriation	84,432	84,572	85,003

Capital Expenditure Statement

Capital Expenditure	1,760	6,360	10,713
Capital Works and Services Appropriation	1,760	6,360	10,713

Budget Estimates 2009-10	5-51

19 OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,964	4,326	3,786
Receivables	2,450	1,712	2,032

Total Current Assets	5,414	6,038	5,818

Non Current Assets
Property, plant and equipment -
Plant and equipment	8,873	13,561	20,698
Intangibles	519	480	165

Total Non Current Assets	9,392	14,041	20,863

Total Assets	14,806	20,079	26,681

LIABILITIES
Current Liabilities
Payables	2,200	2,529	3,201
Provisions	7,499	7,535	7,477
Other	90	90	—

Total Current Liabilities	9,789	10,154	10,678

Non Current Liabilities
Provisions	109	95	96
Other	350	275	275

Total Non Current Liabilities	459	370	371

Total Liabilities	10,248	10,524	11,049

NET ASSETS	4,558	9,555	15,632

EQUITY
Reserves	356	356	356
Accumulated funds	4,202	9,199	15,276

TOTAL EQUITY	4,558	9,555	15,632

5-52	Budget Estimates 2009-10

19 OFFICE OF THE DIRECTOR OF PUBLIC PROSECUTIONS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	68,846	70,679	70,655
Grants and subsidies	—	290	—
Other	18,381	16,905	19,120

Total Payments	87,227	87,874	89,775

Receipts
Sale of goods and services	69	79	71
Interest	216	323	227
Other	2,696	3,798	3,929

Total Receipts	2,981	4,200	4,227

NET CASH FLOWS FROM OPERATING ACTIVITIES	(84,246)	(83,674)	(85,548)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	5	3	5
Purchases of property, plant and equipment	(1,710)	(6,308)	(10,663)
Other	(50)	(52)	(50)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,755)	(6,357)	(10,708)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	84,432	84,572	85,003
Capital appropriation	1,760	6,360	10,713
Cash transfers to Consolidated Fund	—	(168)	—

NET CASH FLOWS FROM GOVERNMENT	86,192	90,764	95,716

NET INCREASE/(DECREASE) IN CASH	191	733	(540)

Opening Cash and Cash Equivalents	2,773	3,593	4,326

CLOSING CASH AND CASH EQUIVALENTS	2,964	4,326	3,786

CASH FLOW RECONCILIATION
Net cost of services	(94,967)	(94,644)	(97,106)
Non cash items added back	9,981	10,226	11,358
Change in operating assets and liabilities	740	744	200

Net cash flow from operating activities	(84,246)	(83,674)	(85,548)

Budget Estimates 2009-10	5-53

PUBLIC TRUSTEE NSW
The Public Trustee NSW provides professional personal trust services consistent with section 12 of the Public Trustee Act 1913.
The Public Trustee NSW’s charter is to provide efficient service delivery in personal trustee services and to meet legal and customer service obligations.
The Public Trustee NSW’s services include:
•	making wills and administering deceased estates
•	acting as trustee of trusts created by wills, deeds, court orders and legislation
•	providing power of attorney services and
•	administering assets and managing financial affairs for “protected persons”.
The Public Trustee NSW is also nominated in legislation as the trustee for workers compensation death benefits and assets pursuant to Confiscation of Proceeds of Crime Act 1989, Criminal Assets Recovery Act 1990, and Civil Procedure Act 2005.
The Public Trustee NSW is largely financially independent of the Consolidated Fund, with recurrent expenses and capital works funded from revenue generated from clients and other corporate income.
The 2009-10 Budget includes a community service obligation payment of $2.4 million to enable the Public Trustee NSW to meet its statutory obligation to administer low value estates and trusts.
Recent Achievements
A Regulatory Impact Statement was completed in 2007-08 with the Minister subsequently approving the adoption of industry parity pricing. New regulations were gazetted and commenced from 1 September 2008.
Deceased estate and trust volumes declined slightly in 2008-09, with the values of those matters being below initial estimates due to the downturn in domestic markets arising from the current global economic and financial crisis. The number of new wills made has also declined slightly, however power of attorney appointments have increased.

5-54	Budget Estimates 2009-10

PUBLIC TRUSTEE NSW
Strategic Directions
In the 2008-09 Mini-Budget the Government announced a merger of the Public Trustee NSW and the Office of the Protective Commissioner from 1 July 2009, subject to legislative approval. The merged entity will continue to provide all services currently offered by the Public Trustee NSW and pursue key strategies for business growth and improved client services.
2009-10 Budget Initiatives
The impact of the proposed merger of the Public Trustee NSW with the Office of the Protective Commissioner is not included in this Budget, pending legislative approval. Existing community service obligation funding will continue under the merged entity to meet the Public Trustee NSW’s statutory obligation to administer low value estates and trusts.
Total Revenue
Forecast revenue of $40.8 million is based on the amended fee schedule which commenced on 1 September 2008. The overall revenue projection is $2.4 million less than the 2008-09 Budget due to the impact of the global economic and financial downturn on investment income, commissions and fees.
Total Expenses
Total expenses are budgeted at $35.8 million, an increase of $795,000 on budgeted expenses for 2008-09.
Capital Expenditure
Capital expenditure in 2009-10 is estimated to be $2.5 million. This includes provisions for the replacement of systems to improve client service, and the further consolidation of printers, faxes and copiers into single multi-function devices.

Budget Estimates 2009-10	5-55

PUBLIC TRUSTEE NSW

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	36,470	36,417	36,624
Investment income	3,780	(7,354)	1,243
Social program policy payments	2,390	2,390	2,390
Other revenue	530	502	520

Total Retained Revenue	43,170	31,955	40,777

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	311	1,156	303
Other operating expenses	32,453	31,285	33,252
Depreciation and amortisation	2,212	2,158	2,216
Grants and subsidies	—	38	—

Total Expenses Excluding Losses	34,976	34,637	35,771

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	8,194	(2,682)	5,006

Distributions —
Dividends and capital repatriations	2,879	3,520	2,453
Tax equivalents	1,763	2,155	1,502

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	3,552	(8,357)	1,051

5-56	Budget Estimates 2009-10

PUBLIC TRUSTEE NSW

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,045	2,005	2,007
Receivables	2,045	2,045	2,045
Other financial assets	—	22,520	20,854

Total Current Assets	4,090	26,570	24,906

Non Current Assets
Other financial assets	48,168	6,879	1,752
Property, plant and equipment -
Land and building	19,591	20,065	19,563
Plant and equipment	6,117	4,325	5,561
Intangibles	1,907	1,667	1,221
Other	2,702	—	—

Total Non Current Assets	78,485	32,936	28,097

Total Assets	82,575	59,506	53,003

LIABILITIES
Current Liabilities
Payables	2,100	2,098	2,102
Tax	1,763	2,155	1,502
Provisions	5,929	6,207	5,196
Other	7	9	—

Total Current Liabilities	9,799	10,469	8,800

Non Current Liabilities
Provisions	8	37,175	31,175
Other	2,459	5,470	5,585

Total Non Current Liabilities	2,467	42,645	36,760

Total Liabilities	12,266	53,114	45,560

NET ASSETS	70,309	6,392	7,443

EQUITY
Reserves	12,568	13,089	13,089
Accumulated funds	57,741	(6,697)	(5,646)

TOTAL EQUITY	70,309	6,392	7,443

Budget Estimates 2009-10	5-57

PUBLIC TRUSTEE NSW

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	36,470	37,927	36,624
Interest	100	1,646	1,243
Other	7,304	7,242	7,294

Total Receipts	43,874	46,815	45,161

Payments
Employee related	358	424	6,299
Grants and subsidies	—	38	—
Equivalent Income Tax	875	2,347	2,155
Other	36,717	37,716	37,474

Total Payments	37,950	40,525	45,928

NET CASH FLOWS FROM OPERATING ACTIVITIES	5,924	6,290	(767)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	4,525	4,525	7,936
Purchases of property, plant and equipment	(2,193)	(517)	(2,117)
Purchases of investments	(6,158)	(8,066)	(1,143)
Other	(665)	(685)	(387)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(4,491)	(4,743)	4,289

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(1,430)	(3,672)	(3,520)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(1,430)	(3,672)	(3,520)

NET INCREASE/(DECREASE) IN CASH	3	(2,125)	2

Opening Cash and Cash Equivalents	2,042	4,130	2,005

CLOSING CASH AND CASH EQUIVALENTS	2,045	2,005	2,007

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	6,431	(4,837)	3,504
Non cash items added back	(1,468)	11,158	2,216
Change in operating assets and liabilities	961	(31)	(6,487)

Net cash flow from operating activities	5,924	6,290	(767)

5-58	Budget Estimates 2009-10

BUILDING AND CONSTRUCTION INDUSTRY LONG SERVICE PAYMENTS CORPORATION
The Corporation administers the Building and Construction Industry Long Service Payments Act 1986 which provides a portable long service scheme to building and construction workers in New South Wales.
Results and Services
The Corporation delivers an industry based long service payments scheme for workers in the NSW building and construction industry by working towards the following results:
•	Intended beneficiaries of the scheme receive their entitlements.

•	Rights are observed and employer obligations are enforced.
Key services provided by the Corporation that contribute to these results include:
•	maintaining records of service and the payment of entitlements

•	undertaking compliance programs such as auditing employers

•	promoting the scheme and

•	collecting the long service leave levy and ensuring compliance.
The key services provided by the Corporation and the way in which they are expected to contribute to results are set out in the following table:

		Results
		Scheme	Scheme rights and
	2009-10 Budget	beneficiaries	obligations are
	Expenses	receive their	observed and
Service Groups	$m	entitlements	enforced

Long Service Leave Scheme Management	107.2	✓	✓

Total Expenses Excluding Losses	107.2

Budget Estimates 2009-10	5-59

BUILDING AND CONSTRUCTION INDUSTRY LONG SERVICE
PAYMENTS CORPORATION
Recent Achievements
The move by the Corporation to online services over the past 18 months has greatly enhanced the efficiency of the scheme and reduced the administrative burden on employers. Online services have become the principal method by which employers provide information to the Corporation for the majority of workers covered by the scheme. Workers are now accessing and checking their own service records online.
The Corporation’s investment returns continue to be affected by uncertainty in financial markets. Income from the long service leave levy has also been lower than expected due to a slow down in the building and construction industry. The Corporation has engaged an actuary to undertake a full review of the Corporation’s financial position and recommend whether any changes are needed to ensure long term liabilities are fully covered.
Strategic Directions
The Corporation continues to examine and implement ways in which customer service and the effectiveness and efficiency of the organisation’s operations may be improved.
The Corporation is aiming to maximise the provision of online services and website information.
Long service benefits from the scheme are required to be readily available when members decide to claim them. The Corporation cannot control the number of claims that may be made in any year, and therefore disbursements and cash flows may vary significantly from year to year and from budget figures.
2009-10 Budget Initiatives
Total Expenses
Budget figures for scheme liabilities, long service payments, investment and levy income are based on the latest actuarial advice whilst current year projections take into account both actuarial advice and the latest circumstances and experience.

5-60	Budget Estimates 2009-10

BUILDING AND CONSTRUCTION INDUSTRY LONG SERVICE
PAYMENTS CORPORATION
Total expenses are estimated to be $107.2 million of which $95.6 million relates to long service payments which are made to beneficiaries and a long service payments liability expense, which encompasses new liabilities accumulating during the year and any changes in the accumulated liability. This compares with 2008-09 revised long service payments of $84.8 million.
Total income is estimated at $91.6 million, of which $91 million is income from the long service levy. The recovery in levy revenue reflects the anticipated increase in construction activity as a result of the recently announced the Australian Government economic stimulus package. With the current economic climate the Corporation has only budgeted for minimal gains from funds it has placed in low risk investments through NSW Treasury Corporation.
This will result in a small operating deficit of $15.7 million in 2009-10.
Capital Expenditure
An amount of $900,000 has been budgeted for improvements to core operating systems and annual provisions.

Budget Estimates 2009-10	5-61

BUILDING AND CONSTRUCTION INDUSTRY LONG SERVICE
PAYMENTS CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	47,550	(69,585)	550
Retained taxes, fees and fines	86,100	65,100	91,000
Other revenue	5	1,205	5

Total Retained Revenue	133,655	(3,280)	91,555

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	600	570	500
Other operating expenses	8,924	8,654	9,153
Depreciation and amortisation	698	589	660
Other expenses	86,892	86,300	96,915

Total Expenses Excluding Losses	97,114	96,113	107,228

Gain/(loss) on disposal of non current assets	—	7	—
Other gains/(losses)	(10)	—	—

SURPLUS/(DEFICIT)	36,531	(99,386)	(15,673)

5-62	Budget Estimates 2009-10

BUILDING AND CONSTRUCTION INDUSTRY LONG SERVICE
PAYMENTS CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	8,501	9,001	9,001
Receivables	4,750	4,150	4,425
Other	1,000	966	1,000

Total Current Assets	14,251	14,117	14,426

Non Current Assets
Other financial assets	608,333	452,061	452,061
Property, plant and equipment -
Plant and equipment	323	811	851
Intangibles	1,385	1,005	1,205

Total Non Current Assets	610,041	453,877	454,117

Total Assets	624,292	467,994	468,543

LIABILITIES
Current Liabilities
Payables	3,345	3,317	3,189
Provisions	350,000	375,000	375,000

Total Current Liabilities	353,345	378,317	378,189

Non Current Liabilities
Provisions	232,472	207,496	223,846

Total Non Current Liabilities	232,472	207,496	223,846

Total Liabilities	585,817	585,813	602,035

NET ASSETS	38,475	(117,819)	(133,492)

EQUITY
Accumulated funds	38,475	(117,819)	(133,492)

TOTAL EQUITY	38,475	(117,819)	(133,492)

Budget Estimates 2009-10	5-63

BUILDING AND CONSTRUCTION INDUSTRY LONG SERVICE
PAYMENTS CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Retained taxes	84,808	64,034	89,435
Interest	550	415	550
Other	295	1,443	255

Total Receipts	85,653	65,892	90,240

Payments
Employee related	473	570	534
Other	69,880	67,176	88,806

Total Payments	70,353	67,746	89,340

NET CASH FLOWS FROM OPERATING ACTIVITIES	15,300	(1,854)	900

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	26	—
Proceeds from sale of investments	—	5,000	—
Purchases of property, plant and equipment	(100)	(878)	(300)
Purchases of investments	(16,000)	(2,000)	—
Other	(400)	—	(600)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(16,500)	2,148	(900)

NET INCREASE/(DECREASE) IN CASH	(1,200)	294	—

Opening Cash and Cash Equivalents	9,701	8,707	9,001

CLOSING CASH AND CASH EQUIVALENTS	8,501	9,001	9,001

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	36,531	(99,386)	(15,673)
Non cash items added back	(46,302)	70,589	660
Change in operating assets and liabilities	25,071	26,943	15,913

Net cash flow from operating activities	15,300	(1,854)	900

5-64	Budget Estimates 2009-10

MINISTER FOR COMMUNITY SERVICES
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Community Services
Total Expenses	1,348.6	1,568.3	16.3
Capital Expenditure	29.8	29.0	-2.7

Total, Minister for Community Services	1,348.6	1,568.3	16.3
	29.8	29.0	-2.7

DEPARTMENT OF COMMUNITY SERVICES
The Department of Community Services promotes and enhances the safety and wellbeing of children, young people and their families and provides services that support and strengthen the community.
To achieve these outcomes, the Department works closely with other government and non-government agencies, and within the legal framework set by the Children and Young Persons (Care and Protection) Act 1998, the Community Welfare Act 1987 and the Adoption Act 2000.
Results and Services
The Department has lead agency responsibility for working with partner agencies to deliver the following State Plan priorities:
•	F6: Increased proportion of children with skills for life and learning at school entry.

•	F7: Reduced rates of child abuse and neglect.
The Department seeks to achieve the following results:
•	People who experience natural or other disasters are supported to recover and to resume self-sufficient living.

•	Children and young people at significant risk, and their families, are supported so children reach their developmental milestones without ongoing involvement in the child protection system.

Budget Estimates 2009-10	6-1

20 DEPARTMENT OF COMMUNITY SERVICES
•	Where a child or young person is at significant risk and the Department determines that it must intervene, the child or young person and any relevant siblings are safe and their normal development paths are maintained following intervention.

•	Children or young people who are removed from their family are cared for in a safe and stable placement where development milestones are achieved and are successfully restored to their families where appropriate.
Key services provided by the Department that contribute to these results include:
•	community development and capacity building, crisis support and disaster recovery services

•	prevention and early intervention services that give early support to vulnerable families, with particular focus on those with very young children

•	statutory child protection services in accordance with the requirements of the child protection legislation and

•	out-of-home care services for children and young people whose ongoing care means that they are unable to live at home.
The key services provided by the Department, and the ways in which they are expected to contribute to these results are set out in the following table:

		Results
		People who			Children/young
		experience			people removed from
		disasters are			their family are
	2009-10	supported to	Children and young	Children and young	cared for in a safe
	Budget	recover and resume	people reach	people are safe	and
	Expenses	self-sufficient	developmental	following DoCS’	well-functioning
Service Groups	$m	living	milestones	intervention	placement

Community Services	197.5	✓	✓
Prevention and Early Intervention	321.0	✓	✓	✓
Statutory Child Protection	421.5		✓	✓
Out-of-Home Care	628.3		✓	✓	✓

Total Expenses Excluding Losses	1,568.3

6-2	Budget Estimates 2009-10

20 DEPARTMENT OF COMMUNITY SERVICES
Recent Achievements
A major five year funding package ended in 2007-08 and increased the Department’s expenses to over $1.3 billion in 2008-09. During this period significant improvements were made to the child protection system in New South Wales. However, there were also significant increases in demand, with the number of children reported and referred for assessment having risen by more than 7 per cent per year since 2001-02.
In November 2007, the Special Commission of Inquiry into Child Protection Services in New South Wales was announced. The Commission was charged with investigating changes needed to make the child protection system more effective and to meet future levels of demand. The Commission’s report was released in November 2008 and included wide-ranging recommendations requiring a whole-of-government response.
The Government’s response, Keep Them Safe: A shared approach to child wellbeing, was released in March 2009. The plan emphasises that child protection is a responsibility that must be shared across the government and non-government sectors. Keep Them Safe aims to help families and communities to resolve problems earlier, to focus support to the needs of a family and to enhance family capacity to look after children. The plan involves an investment of $750 million over 2009-2014 to implement reforms to child protection reporting and assessment, and expand services provided by Government and non-government agencies.
In 2008-09 the Department worked to improve the safety and wellbeing of children and young people through a range of initiatives:
•	The Department reached a net increase of 1,025 caseworkers over 2002 numbers as provided under the reform package.

•	As part of improving casework practices, the Department has developed case practice standards and guides to assist quality reviews of Community Services Centres.

•	About 60 per cent of the Department’s budget was used to purchase contracted services for clients, mainly from non-government organisations (NGOs). All contracted services in the Brighter Futures early intervention program and approximately 50 per cent of contracted out-of-home care programs are now performance-based and regularly monitored.

Budget Estimates 2009-10	6-3

20 DEPARTMENT OF COMMUNITY SERVICES
•	The Preschool Investment and Reform Plan (PIRP) entered a new phase with significant funding reform and new investment. A new funding model allocated funding of $10.2 million under the PIRP combined with $2 million from the Australian Government Universal Access to Early Childhood Education (ECE) program. This allowed increased funding to 51 per cent of community preschools in New South Wales. By December 2010, an extra 10,500 children will be provided with access to subsidised preschool programs through combined PIRP funding of $21 million and new ECE funding of $21.3 million in 2009-10.

•	The Department continued development of a regulatory framework for outside school hours care services in New South Wales that will apply to over 1,400 before and after school care services and over 1,100 vacation services. The Department anticipates undertaking consultation on the regulation of standards in June 2009.

•	The Department began to license school-based children’s services in New South Wales. Department of Education and Training (DET) preschools in the metropolitan western and south western regions were the first 85 services to be licensed. Licensing of DET and other school-based services will continue in 2009 and 2010.

•	An evaluation of the Intensive Aboriginal Family Based Services program demonstrated its success in reducing out-of-home care placements. Reforms arising from the evaluation are underway, including better referral and post intervention pathways.
Strategic Directions
The Department has both lead and shared responsibilities for actions in the $750 million Keep Them Safe package, as well as implementing National Partnerships with the Commonwealth and ongoing responsibilities. Significant initiatives in 2009-10 include:
Strengthening the universal and targeted service system
•	expanding the Brighter Futures early intervention program delivered by the NGO sector by more than 320 places for children ($27 million over the next four years) and completing a program evaluation by September 2010 as a basis for further reforms

6-4	Budget Estimates 2009-10

20 DEPARTMENT OF COMMUNITY SERVICES
•	better supporting Aboriginal children and their families by strengthening the referral pathway to Brighter Futures from the Aboriginal Maternal and Infant Health Strategy

•	reviewing the Supporting Children with Additional Needs program to focus on improving participation in children’s services for children with disabilities

•	contributing NSW expertise to the national reform agenda including a national quality framework for children’s services, a national early years workforce strategy and a national child protection framework

•	improving disaster recovery operations to support a streamlined welfare response to an emergency, under the NSW State Disaster Plan ($5.3 million over the next four years)
Better protection for children at risk
•	implementing policies, procedures and training to give effect to the new legislative ‘risk of significant harm’ threshold for reporting, information sharing and changes to Children’s Court proceedings

•	developing a Common Assessment Framework for use across agencies working with children and young people where concerns exist for their safety, welfare and wellbeing ($1 million in 2009-10 to 2010-11)

•	improving support to caseworkers assessing complex risk factors by expanding the work of the Drug and Alcohol Expertise Unit to include mental health and domestic violence issues, in cooperation with the Department of Health ($4.8 million over the next four years)

•	contributing to an alternative dispute resolution model for use prior to and during care proceedings, to improve decision-making about the care and protection of children and reduce conflict over care proceedings (up to $3.7 million over the next four years)

•	extending Intensive Aboriginal Family Based Services to around 180 more places for Aboriginal children ($12 million over the next four years), to be delivered by NGOs

•	piloting an extension of Intensive Family Preservation Services, available to Aboriginal and non-Aboriginal families, to around 420 places for children ($23 million over the next four years), to be delivered by NGOs

Budget Estimates 2009-10	6-5

20 DEPARTMENT OF COMMUNITY SERVICES
•	extending permanency planning to Aboriginal and older children in out-of-home care to increase the number of children and young people who are restored to their families, placed in stable lasting placements or adopted

•	continuing support for children and young people in out-of-home care, and reviewing arrangements with NGO providers, including the need for building capacity in NGOs, improving contracting and performance monitoring and appropriate mechanisms for data collection and accountability (more than $440 million in total over the next four years, with more than $250 million for increased NGO services)
Changing practice and systems
•	developing, testing and using Structured Decision Making tools at the Helpline and investigating their extension to Community Services Centres to increase consistency in child protection decisions

•	reviewing casework practice at the Helpline and Community Services Centres against case practice standards and guides to assure quality and guide professional development

•	implementing policies and procedures to support out-of-home care accreditation by the Children’s Guardian
Better supporting Aboriginal children and families
•	developing strategic partnerships with Aboriginal organisations and communities with a long-term view to increasing their capacity to deliver services appropriate to the needs of their communities, including better support of foster and kinship carers

•	piloting a new model of consultation with Aboriginal NGOs to determine the best ways of keeping Aboriginal children and young people safe in accordance with Aboriginal placement principles. In the pilot, the Department aims to gain input and involvement from the Aboriginal community on individual child protection decisions concerning Aboriginal children, while retaining responsibility ($6 million over the next four years)

•	procuring office accommodation for rollout of the Safe Families program to four communities in the Orana Far West region, as part of the Government’s response to the Aboriginal Child Sexual Assault Taskforce report

6-6	Budget Estimates 2009-10

20 DEPARTMENT OF COMMUNITY SERVICES
•	working with other NSW and Australian Government agencies to establish nine Indigenous Child and Family Centres across New South Wales under the National Partnership on Indigenous Early Childhood Development. The centres will deliver a mix of services including child care, early learning and parent and family support services and will be established in partnership with Aboriginal communities
Strengthening partnership across the community services sector
•	undertaking a major review of funding to NGOs delivering universal, secondary and tertiary services to children and young people and their families, to transparently allocate funds according to consistent standards and criteria, and improve funding and accountability arrangements and

•	improving services for people who are homeless or at risk of homelessness to implement the NSW Homelessness Action Plan and the National Partnership on Homelessness. The Department’s initiatives will be directed towards street to home initiatives for chronic homeless people (rough sleepers) and support for them to sustain their tenancies.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 for the Department are estimated at $1.6 billion, an increase of $220 million or 16 percent on the 2008-09 budget. This includes:
•	$110 million to meet the costs of an increased number of children entering the out-of-home care system, of which $50 million is being provided under Keep Them Safe. Over $60 million of the total increase will be for NGO services contracted from 2008-09

•	$46 million to implement other actions set out in Keep Them Safe including $3 million to expand the Brighter Futures early intervention program, $6 million for Intensive Family Preservation services ($3 million to increase services specifically for Aboriginal families and $3 million to introduce broader based services), $1.5 million to pilot a new model to support Aboriginal families and involve Aboriginal NGOs in child protection decisions, $14.8 million for process redesign, decision-support tools and specialist training and support to implement the reforms in the Department and across the sector, $15.6 million for Helpline and caseworker positions, and $1.3 million for Disaster Recovery operations and

Budget Estimates 2009-10	6-7

20 DEPARTMENT OF COMMUNITY SERVICES
•	$21.3 million to provide universal access to quality early childhood education in the year before full time schooling under the National Partnership on Early Childhood Education.
Capital Expenditure
The Department’s $29 million capital program includes:
•	$11.8 million for caseworker accommodation in 20 sites in regional and remote areas. The project will address Occupational Health and Safety and security issues for frontline staff

•	$9.6 million for a major redesign of the Key Information Directory System which is the Department’s key client information system. This is a prerequisite and/or facilitator for a number of Keep Them Safe initiatives

•	$3.8 million for minor works including maintenance, computer/printer replacement and to ensure information technology systems are aligned with business needs

•	$2.7 million for accommodation for the Safe Families Program for Aboriginal communities in the Orana Far West region of New South Wales

•	$703,000 for the development of a Children’s Services Integrated Licensing System and

•	$250,000 to identify records management needs and guide the development of an Electronic Document and Records Management System.

6-8	Budget Estimates 2009-10

20 DEPARTMENT OF COMMUNITY SERVICES
Result Indicators
People who experience disasters are supported to recover and to resume self-sufficient living

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Supported Accommodation Assistance Program clients with only one support period per year	%	74.3	76.2	79.1	76.2	76.2
This indicator shows the effectiveness of Supported Accommodation services in helping clients to become independent, and the availability of ongoing accommodation and support services for these clients in the community. Based on National Data Collection Agency data, the figure for 2006-07 was corrected when data for that year became available in June 2008.
Children/young people are safe following DoCS’ intervention

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Average number of reports per child reported in a year	no.	2.31	2.32	2.32	2.32	2.32
This indicator contributes to the measurement of State Plan Priority F7. The target is to reduce the underlying rate of child abuse and neglect in New South Wales over the course of the plan. This indicator is a proxy for a measure being developed — percentage of re-reports afters DoCs (appropriate) action which raise the same or similar concerns.
Children/young people removed from their family are cared for in a safe and stable placement

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Children on a final care and protection order who have had five or more placements in their lives, for:
All children in Out-Of-Home Care (OOHC)%		21.2	21.0	16.7	21.0	21.0
Children under age five in OOHC	%	4.3	4.7	3.4	4.7	4.7
Children generally experience better outcomes if they have fewer placements as they can bond with their carers. Initially, changes may be needed while a final placement is sought.

Budget Estimates 2009-10	6-9

20 DEPARTMENT OF COMMUNITY SERVICES
Service Group Statements
20.1 Community Services

Service Description:
This service group covers whole-of-government initiatives in community development and support services (especially for families and young children). It includes transitional support and accommodation services to children, young people and adults who are homeless or at risk of homelessness, and disaster welfare assistance to families and communities that experience natural and other disasters.

Linkage to Results:
This service group contributes to strong communities that have the ability to identify and resolve problems and provide an environment for everyone, including families and children, to reach their full potential, by working towards a range of intermediate results that include:

• clients who have required temporary accommodation do not become, or cease to be, homeless

• interaction between young people and their families and community is positive and

• the incidence and severity of violence against women and families declines.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Clients receiving assistance under the Supported Accommodation Assistance Program (SAAP)	thous	25.3	37.7	25.3	37.7	37.7
Calls to the Domestic Violence Line	thous	23.3	23.3	23.3	23.3	23.3

Employees:	FTE	126	130	133	142	138

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	194,881	197,057	197,473

Total expenses include the following:
Community development and capacity building	46,318	42,179	42,276
Crisis support services	122,594	125,632	127,288
Employee related expenses	12,929	13,566	13,350

NET COST OF SERVICES	193,204	193,829	194,224

CAPITAL EXPENDITURE	105	1,982	1,369

6-10	Budget Estimates 2009-10

20 DEPARTMENT OF COMMUNITY SERVICES
Service Group Statements (cont)
20.2 Prevention and Early Intervention

Service Description:
This service group covers the provision of support, including case management, referrals and parenting information, for young children and their families identified as at-risk. It includes planning for and providing funds towards the delivery of early childhood services, including licensing and monitoring of child care services.

Linkage to Results:
This service group contributes to children, young people and their families reaching development milestones without ongoing involvement in the child protection system, by working towards a range of intermediate results that include:

• children at moderate risk and at-risk families are identified before any statutory intervention

• appropriate assessment and intervention is applied and

• capacity to parent is improved and children’s normal development path is maintained.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Children engaged or in Brighter Futures program	no.	n.a.	6,515	6,100	7,500	7,820
Families who:
Entered Brighter Futures	no.	n.a.	1,940	3,000	2,000	2,200
Exited Brighter Futures	no.	n.a.	718	1,500	1,400	2,000
DoCS licensed child care places per day	thous	146.1	150.8	148.7	150.8	150.8
DoCS funded and licensed child care places per day (a)	thous	46.0	45.9	48.6	46.0	46.0

(a)	From 2009-10, information on the participation of preschool-aged children in preschool programs will be collected, consistent with the National Partnership on Early Childhood Education (ECE). ECE funding of $21.3 million in 2009-10 is expected to increase the number of children who attend preschool programs in places already licensed by the Department, and they are not shown by this indicator.

Employees:	FTE	371	507	520	745	722
In 2008-09 the Department refined its assignment of caseworkers to specific programs, and revised the basis for attributing costs to Service Groups.

Budget Estimates 2009-10	6-11

20 DEPARTMENT OF COMMUNITY SERVICES
Service Group Statements (cont)
20.2 Prevention and Early Intervention (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	263,236	284,242	321,021

Total expenses include the following:
Pre-school and child care services	140,521	142,103	164,246
Contracted early intervention services	49,131	38,250	49,870
Employee related expenses	50,255	71,162	69,855

NET COST OF SERVICES	262,540	283,433	319,996

CAPITAL EXPENDITURE	4,977	5,596	4,579

6-12	Budget Estimates 2009-10

20 DEPARTMENT OF COMMUNITY SERVICES
Service Group Statements (cont)
20.3 Statutory Child Protection

Service Description:	This service group covers responses to reports of harm or risk to children, assessment and investigation of reports of child abuse and neglect, development of case plans with clients and assistance to clients to meet case plan goals, initiation and support of court action where appropriate, and working with other agencies to ensure that the safety, welfare and wellbeing of children are assured.

Linkage to Results:	This service group contributes to children/young people being safe following DoCS’ intervention, either at home or in a safe, well functioning stable placement, by working towards the intermediate result that capacity to parent is improved and children’s normal development path is maintained.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Children reported to DoCS (a)	thous	123.7	130.7	141.0	135.0	135.0
Child protection reports	thous	286.0	303.1	326.3	314.0	314.0
Child protection reports referred to CSC/JIRT for further assessment	thous	201.2	209.0	216.1	217.0	217.0
Average waiting time to talk to a caseworker when calling the Helpline	mins	3	3	3	3	3

(a)	The Department is not forecasting a change in children reported or total reports until the new legislative reporting threshold is in place and its impact is known.

Employees:	FTE	1,982	2,182	2,242	2,121	2,227
In 2008-09 the Department refined its assignment of caseworkers to specific programs, and revised the basis for attributing costs to Service Groups.

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	395,199	378,430	421,539

Total expenses include the following:
Contracted Child Protection Services	80,141	82,366	89,832
Employee related expenses	217,352	202,600	217,183

NET COST OF SERVICES	389,825	374,410	414,176

CAPITAL EXPENDITURE	16,105	18,321	16,241

Budget Estimates 2009-10	6-13

20 DEPARTMENT OF COMMUNITY SERVICES
Service Group Statements (cont)
20.4 Out-of-Home Care

Service Description:	This service group covers a range of out-of-home care (OOHC) services, such as foster care and kinship care for children separated from their parents, monitoring and review of placements, recruiting and supporting carers, and support for young people who have exited care. Restoration of children to their usual carers is facilitated where appropriate. It includes planning and monitoring funding to non-government organisations to deliver services to children and young people in care, and regulating and providing adoption services.

Linkage to Results:	This service group contributes to children/young people being safe following DoCS’ intervention by working towards a range of intermediate results that include:

• children are in a safe, well functioning stable placement or

• children are successfully restored to their family unit where appropriate.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Children in OOHC at year end	thous	12.7	14.7	15.6	16.7	18.7
Real annualised (one full year in placement) expenditure per child in:
High and complex needs OOHC	$000	151	113	147	122	122
Kinship care	$000	24	24	28	24	24
DoCS foster care	$000	26	29	29	29	29
NGO foster care	$000	33	41	32	42	42
Average cost, all children	$000	32	35	35	35	35

Employees:	FTE	896	1,043	1,071	1,142	1,123
In 2008-09 the Department refined its assignment of caseworkers to specific programs, and revised the basis for attributing costs to Service Groups.

6-14	Budget Estimates 2009-10

20 DEPARTMENT OF COMMUNITY SERVICES
Service Group Statements (cont)
20.4 Out-of-Home Care (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	495,242	589,397	628,261

Total expenses include the following:
Contracted residential care and support	173,891	239,370	242,858
Foster care allowances and associated expenses	171,810	191,249	222,242
Employee related expenses	103,913	109,085	109,008

NET COST OF SERVICES	492,740	587,418	626,009

CAPITAL EXPENDITURE	8,569	9,757	6,849

Budget Estimates 2009-10	6-15

20 DEPARTMENT OF COMMUNITY SERVICES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	384,449	396,413	409,396
Other operating expenses	141,637	151,766	173,563
Depreciation and amortisation	23,000	23,386	28,197
Grants and subsidies	623,438	682,251	727,261
Other expenses	176,034	195,310	229,877

Total Expenses Excluding Losses	1,348,558	1,449,126	1,568,294

Less:
Retained Revenue
Sales of goods and services	696	195	1,832
Investment income	2,388	1,624	1,661
Grants and contributions	5,525	6,275	9,213
Other revenue	1,640	2,344	1,183

Total Retained Revenue	10,249	10,438	13,889

Gain/(loss) on disposal of non current assets	—	(202)	—
Other gains/(losses)	—	(200)	—

NET COST OF SERVICES	1,338,309	1,439,090	1,554,405

Recurrent Funding Statement

Net Cost of Services	1,338,309	1,439,090	1,554,405
Recurrent Services Appropriation	1,299,456	1,392,731	1,512,147

Capital Expenditure Statement

Capital Expenditure	29,756	35,656	29,038
Capital Works and Services Appropriation	21,256	27,156	26,378

6-16	Budget Estimates 2009-10

20 DEPARTMENT OF COMMUNITY SERVICES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	12,394	11,208	12,928
Receivables	13,284	10,173	10,090

Total Current Assets	25,678	21,381	23,018

Non Current Assets
Property, plant and equipment -
Land and building*	71,511	55,226	53,452
Plant and equipment	70,078	71,754	67,587
Intangibles	4,522	16,897	23,362

Total Non Current Assets	146,111	143,877	144,401

Total Assets	171,789	165,258	167,419

LIABILITIES
Current Liabilities
Payables	25,667	36,883	37,424
Provisions	40,021	34,988	35,241

Total Current Liabilities	65,688	71,871	72,665

Non Current Liabilities
Provisions	183	199	199
Other	10,850	20,052	20,052

Total Non Current Liabilities	11,033	20,251	20,251

Total Liabilities	76,721	92,122	92,916

NET ASSETS	95,068	73,136	74,503

EQUITY
Reserves	56,289	35,351	35,351
Accumulated funds	38,779	37,785	39,152

TOTAL EQUITY	95,068	73,136	74,503

*	19 properties were transferred to the State Property Authority in November 2008.

Budget Estimates 2009-10	6-17

20 DEPARTMENT OF COMMUNITY SERVICES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	366,989	373,872	391,126
Grants and subsidies	623,438	682,251	727,261
Other	378,701	402,456	461,387

Total Payments	1,369,128	1,458,579	1,579,774

Receipts
Sale of goods and services	696	195	1,832
Interest	2,115	1,351	1,661
Other	66,102	67,956	68,197

Total Receipts	68,913	69,502	71,690

NET CASH FLOWS FROM OPERATING ACTIVITIES	(1,300,215)	(1,389,077)	(1,508,084)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	8,500	1,320	317
Purchases of property, plant and equipment	(29,256)	(25,956)	(18,225)
Other	(500)	(9,700)	(10,813)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(21,256)	(34,336)	(28,721)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	1,299,456	1,392,731	1,512,147
Capital appropriation	21,256	27,156	26,378
Cash transfers to Consolidated Fund	—	(119)	—

NET CASH FLOWS FROM GOVERNMENT	1,320,712	1,419,768	1,538,525

NET INCREASE/(DECREASE) IN CASH	(759)	(3,645)	1,720

Opening Cash and Cash Equivalents	13,153	14,853	11,208

CLOSING CASH AND CASH EQUIVALENTS	12,394	11,208	12,928

CASH FLOW RECONCILIATION
Net cost of services	(1,338,309)	(1,439,090)	(1,554,405)
Non cash items added back	40,184	45,386	45,444
Change in operating assets and liabilities	(2,090)	4,627	877

Net cash flow from operating activities	(1,300,215)	(1,389,077)	(1,508,084)

6-18	Budget Estimates 2009-10

MINISTER FOR CORRECTIVE SERVICES,
MINISTER FOR PUBLIC SECTOR REFORM,
AND SPECIAL MINISTER OF STATE
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Corrective Services
Total Expenses	911.4	936.9	2.8
Capital Expenditure	97.3	129.7	33.3

Total, Minister for Corrective Services, Minister for Public Sector Reform, and Special Minister of State	911.4	936.9	2.8
	97.3	129.7	33.3

In addition to the agency listed above, the Minister is also supported by the Department of Premier and Cabinet (Section 2) for the Public Sector Reform portfolio area.
DEPARTMENT OF CORRECTIVE SERVICES
The Department of Corrective Services is a vital part of the criminal justice system, contributing to a safe, just and harmonious New South Wales.
The Department provides custodial and community-based correctional services on the Throughcare continuum. The aim of Throughcare is to assist offenders to complete their legal orders and to undertake correctional programs to reduce the risks of re-offending. This involves collaboration between the various branches of the Department and other agencies to provide a coordinated, integrated approach to rehabilitation.
Results and Services
The Department has lead agency responsibility for coordinating with partner agencies to ensure delivery of the following State Plan priority:
•	R2: Reduced re-offending.

Budget Estimates 2009-10	7-1

21 DEPARTMENT OF CORRECTIVE SERVICES
The Department is working towards the following results:
•	Offenders are safely, securely and humanely managed in custody.

•	Offenders are effectively and safely managed in the community.

•	Offender programs are effective in reducing risks of re-offending.
These results support the achievement of the State Plan target to reduce re-offending by 10 per cent by 2016 and also contribute to other Government priorities in the areas of Rights, Respect and Responsibility through keeping people safe and building harmonious communities.
The following key services are provided by the Department to contribute to these results:
•	Custody Management, which includes the containment of inmates and providing security for inmates, employees and visitors. It also includes providing court security and safe escort for inmates when they are transferred between correctional centres and courts.

A large number of offenders in custody have specific needs that have to be managed in custody. These needs arise from issues such as disabilities, the age of the offender, demonstrated violent behaviour or a history of sexual offending. There are also a number of offenders receiving compulsory therapeutic treatment for violent behaviour and drug addiction. These services are aimed at reducing re-offending and increasing community safety.

•	Supervision of Offenders in the Community, which involves intensive community supervision and monitoring and providing a range of diversionary programs when offenders are subject to Community Service Orders or home detention. It also includes providing advice to courts and releasing authorities to assist in making decisions on pre-sentence, pre-release and post sentence arrangements.

•	Offender Programs that are designed to reduce re-offending. The range of programs available to persons under custodial and community supervision includes accredited programs assisting with employment, training and education, as well as programs designed to assist offenders deal with addiction, aggression and violence. The Department also provides resettlement and community integration support by providing transitional accommodation.

7-2	Budget Estimates 2009-10

21 DEPARTMENT OF CORRECTIVE SERVICES
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following table:

		Results
		Offenders are	Offenders are	Offender programs
	2009-10 Budget	safely, securely	effectively and	are effective in
	Expenses	and humanely	safely managed in	reducing risks of
Service Groups	$m	managed in custody	the community	re-offending

Custody Management	667.7	✓		✓
Supervision of Offenders in the Community	116.0		✓
Offenders Program	153.2		✓	✓

Total Expenses Excluding Losses	936.9

Recent Achievements
The Department is progressively increasing the intensity of supervision and monitoring of offenders in community programs and providing more support services, intervention and drug treatment programs.
•	Traineeships are offered under the auspices of the NSW Department of Education and Training at 13 correctional centres. For 2008-09, traineeships commenced by inmates increased from 103 to 147. Traineeships range from food processing, business administration, telecommunications to engineering, construction and furniture making.

The Department’s registered training organisation for inmates, Adult Education and Vocational Training Institute, has also extended its core skill assessments (reading, writing and numeracy) and developed programs by which inmates can progressively improve literacy skills. Improvement in literacy skills has been shown internationally to reduce re-offending.

•	Over the past financial year the Department has increased the number and reach of accredited programs designed to reduce re-offending. These programs include:
•	Controlling Anger and Learning to Manage It (CALM), which is now run at seven correctional centres and in 2008-09 was extended to three Community Offender Services offices.

Budget Estimates 2009-10	7-3

21 DEPARTMENT OF CORRECTIVE SERVICES
•	Criminal Conduct and Substance Abuse Treatment Program, a 51 session program, which, like CALM, has been accredited to provide a medium to high intensity pathway for offenders whose substance abuse has been a major contributing factor to their offending.

•	Getting SMART (Self Management and Recovery Training) has been run at all correctional centres at some stage over the past year. The program is peer managed and run through SMART Recovery Australia. It teaches practical skills to assist offenders in achieving a healthy lifestyle balance on release from custody.

•	The Domestic Abuse program, with 190 staff trained to date, runs educational and preventative program courses to be used by agencies such as the NSW Police Force following the issue of an Apprehended Violence Order. In conjunction with the Attorney General’s Department, work has also commenced on Perpetrator Maintenance Program.
•	During 2008-09, 28 additional Senior Psychologist positions and 12 Facilitator positions have been created to work in District Offices and with the Community Compliance Group to provide assessment, consultation, advice and some early treatment for offenders under community supervision.
Strategic Directions
Numbers in custody are expected to increase by about 300 inmates each year. Short- and long-term strategies to manage this increase are continually under review.
Strategies to implement workplace reforms were approved by Cabinet in July 2008. These strategies include more efficient management arrangements, such as improved rostering, employing casual staff to fill unexpected and short term vacancies and more effective management plans. They also include trialling private sector operation of a correctional centre and boomgate and perimeter security.
Video conferencing has been successful in providing an alternative to direct court appearances by custodial inmates and reduces the cost of escort services and court security. The Department proposes to expand video conferencing to enable further containment of costs.

7-4	Budget Estimates 2009-10

21 DEPARTMENT OF CORRECTIVE SERVICES
The Department of Corrective Services, as the lead agency for achieving a reduction in re-offending rates, will also continue work with criminal justice and human services government and non-government agencies to develop strategies and plans to achieve this Government priority.
To further reduce re-offending, the Department is committed to improving the completion rates of orders and increasing the monitoring, supervision and support of offenders under community-based orders.
The Department also provides specific support programs for groups with high offender representation. As part of Keep Them Safe: A shared approach to child wellbeing the Department will provide support for adult Aboriginal offenders and parenting courses. The key strategies include two joint initiatives with non-government organisations:
•	Mothering at a Distance Program (jointly with Tresillian Family Care Centres) aims to reduce the distress and trauma for young children caused by incarceration of female offenders and break the intergenerational cycle of crime. Education and support programs will be provided for Corrective and Tresillian staff who will act as facilitators for the education/therapeutic intervention with female offenders and their families.

•	Hey, Dad! For Indigenous Dads, Uncles and Pops Program (jointly with Centacare) aims to enhance individual and leadership skills in being more effective dads, uncles and pops. It will offer men and their families opportunities for early intervention, family restoration and social equity.
2009-10 Budget Initiatives
Total Expenses
The Department’s 2009-10 expenses are estimated at $936.9 million, an increase of 2.8 per cent on last year’s Budget. This includes:
•	$6 million for drug programs covering drug detection, screening, detoxification and education for general and high risk offender groups

•	$14.3 million to fund costs associated with the estimated average increase in inmate numbers and

•	$2 million for the continuation of the drug court operations.

Budget Estimates 2009-10	7-5

21 DEPARTMENT OF CORRECTIVE SERVICES
Capital Expenditure
In 2009-10, the Capital Program allows for expenditure of $129.7 million compared to $97.3 million in 2008-09.
The program allows for new works of $14.9 million in 2009-10 on an extensive ICT infrastructure strategic upgrade (estimated total cost of $47.6 million). The upgrade will provide additional functionality and technology solutions. This includes developing an integrated approach to offender information (case files and records and information about their background, education, criminogenic and social issues) to assist in research, design and implementation of interventions and programs.
Works in Progress
A total of $96.1 million has also been provided in 2009-10 for the continuation or completion of projects, including:
•	$90.8 million to accommodate the growing inmate population across New South Wales (estimated total cost of $296.4 million). This project includes the 250-bed expansion of the Cessnock Correctional Centre and a new 600-bed correctional facility at Nowra, which will be completed in late 2010

•	$586,000 to complete the Electronic Case Management project, which will provide a consolidated information base to improve case management of offenders before, during and after custody in both custodial and community contexts

•	$1.5 million to continue the replacement of inmate transport vehicles and expand the fleet in line with growth in the inmate population

•	$350,000 to link the Kariong Juvenile Correctional Centre to biometric scanning technology to complete the refurbishment and electronic security upgrade of the centre and

•	$2.9 million to finalise stage 2 of the upgrade of the Silverwater Women’s Correctional Centre (formerly Mulawa) to cater for both the operational and medical requirements of high need female inmates in a maximum security facility.

7-6	Budget Estimates 2009-10

21 DEPARTMENT OF CORRECTIVE SERVICES
Minor Works
The 2009-10 minor works allocation of $18.7 million is an increase of $7.6 million over the 2008-09 allocation. The program provides for minor building works, major maintenance and refurbishment of the Department’s extensive building assets, as well as ongoing replacements of information communications technology assets and other plant and equipment.

Budget Estimates 2009-10	7-7

21 DEPARTMENT OF CORRECTIVE SERVICES
Result Indicators
Offenders are safely, securely and humanely managed in custody

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Assaults on staff (per 100 staff) (a)	no.	0.9	0.8	≤0.8	0.9	≤0.9
Assaults on inmates (per 100 inmates) (a)	no.	11.1	9.6	≤9.6	13.4	≤13.4
Escapes from custody: (a)
Open custody	%	0.2	0.2	0.0	0.3	0.0
Secure custody	%	0.0	0.0	0.0	0.0	0.0
Daily average out-of-cell hours: (b)
Open custody	no.	12.6	11.9	13.1	11.9	11.9
Secure custody	no.	7.6	7.2	9.3	7.2	7.2
Basic education modules specifically structured for Aboriginal inmates (b)	no.	347	380	420	470	480
Visits to inmates (b)	no.	212,553	202,155	216,900	199,000	199,300

(a)	These indicators show the effectiveness of safe management in custody.

(b)	These indicators show the results of humane management strategies for inmates through basic education being provided and by facilitating support for family contacts.
Offenders are effectively and safely managed in the community

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Community sentences successfully completed (a)%		82.8	80.6	82.8	80.0	80.0
Revocations by State Parole Authority (calendar year): (b)
Parole Orders	no.	1,742	1,791	n.a.	1,718	1,700
Home Detention Orders	no.	79	72	n.a.	69	65
Periodic Detention Orders	no.	503	526	n.a.	515	300

(a)	This indicator shows effective management of offenders in the community.

(b)	This indicator shows the effective supervision/monitoring of offenders in the community. Increases in diversionary and intervention programs in recent years are expected to result in reductions in revocations of orders in forward years.

7-8	Budget Estimates 2009-10

21 DEPARTMENT OF CORRECTIVE SERVICES
Result Indicators (cont)
Offender programs are effective in reducing risks of re-offending

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Custodial offenders returning to corrective services with a new custodial sanction within two years	%	43.8	43.0	46.8	43.0	43.0
Custodial offenders returning to corrective services within two years (any sanction)%		46.3	45.2	n.a.	45.2	45.2
Community offenders returning to corrective services with a new custodial sanction within two years	%	16.7	18.5	16.9	18.5	18.5
Community offenders returning to corrective services within two years (any sanction)%		29.0	28.3	29.3	28.3	28.3
These indicators contribute to the measurement of State Plan Priority R2. The target is to reduce the proportion of offenders who re-offend within 24 months of being convicted by court or having been dealt with at a conference by 10 per cent by 2016.

Budget Estimates 2009-10	7-9

21 DEPARTMENT OF CORRECTIVE SERVICES
Service Group Statements
21.1 Custody Management

Service Description:	This service group covers the containment of inmates in correctional centres and providing a secure environment for inmates, employees and visitors. This involves providing advice to courts and releasing authorities and maintaining reliable security systems, including escort security. It also includes providing support for inmates with special service needs, such as those requiring compulsory drug treatment, mental health and other disability services, therapeutic treatment for violence and sexual offending, and for specific age and aboriginality issues.

Linkage to Results:	This service group contributes to safe, secure and humane management of inmates by working towards a range of intermediate results that include the following:

• Security for management of corrective centres, court custody and travel/escort of prisoners is effective.

• Visits with family and friends are facilitated.

• Offenders have access to personal development programs and are encouraged to undertake them.

• Offenders have access to, and are encouraged to participate in, programs designed to reduce the risk of re-offending.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Average recurrent cost per inmate per day:
Low security/periodic		$187	188	194	194	194
Medium/high security		$202	225	209	209	209
Daily average offenders in periodic detention	no.	741	728	750	740	740
Daily average full-time inmate population	no.	9,468	9,634	9,872	10,032	10,378
Escorts and court security conducted	no.	147,180	143,608	130,508	154,550	159,000
Video conferences conducted	no.	25,000	32,800	31,500	37,100	40,000

Employees:	FTE	4,610	4,609	4,742	4,451	4,451

7-10	Budget Estimates 2009-10

21 DEPARTMENT OF CORRECTIVE SERVICES
Service Group Statements (cont)
21.1 Custody Management (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	674,382	694,534	667,704

NET COST OF SERVICES	656,894	677,542	660,247

CAPITAL EXPENDITURE	88,856	145,326	109,098

Budget Estimates 2009-10	7-11

21 DEPARTMENT OF CORRECTIVE SERVICES
Service Group Statements (cont)
21.2 Supervision of Offenders in the Community

Service Description:	This service group covers the supervision of offenders in community programs and the delivery of offender programs in the community.

Linkage to Results:	This service contributes to the effective management of offenders in the community by working towards a range of intermediate results that include the following:

• Courts and releasing agencies have the relevant information and advice to make appropriate orders regarding community release of offenders.

• Offenders are effectively supervised and supported in working towards the successful completion of the order.

• A range of community-based sentencing options are available to meet the needs of diverse offender groups.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Advice to courts/releasing authorities	no.	31,545	29,977	31,410	29,977	29,977
Average recurrent cost per offender per day		$11.65	12.40	11.70	11.70	11.70
Caseload intake	no.	25,974	24,864	25,945	26,672	26,672
Average Drug Court offenders supervised	no.	191	186	190	163	163
Average Home Detention offenders supervised	no.	213	152	226	172	172

Employees:	FTE	815	1,024	838	1,091	1,091

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	103,518	122,721	116,047

NET COST OF SERVICES	102,863	121,476	115,037

CAPITAL EXPENDITURE	4,206	9,536	17,242

7-12	Budget Estimates 2009-10

21 DEPARTMENT OF CORRECTIVE SERVICES
Service Group Statements (cont)
21.3 Offenders Program

Service Description:	This service group covers the delivery of offender programs designed to reduce risks of re-offending and providing support services to assist offenders to re-settle and integrate back into the community.

Linkage to Results:	This service group contributes to reducing re-offending by working towards a range of intermediate results that include the following:

• strategic partnerships with other government and non-government agencies providing offenders with community support and meeting resettlement needs

• increase in offenders successfully completing education and training courses

• increase in offender employment after release from custody and

• reduction in the rate of re-offending.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Offender risks/needs assessments completed	no.	33,900	34,206	29,000	36,477	38,272
Targeted offender programs completed by inmates	no.	4,500	4,500	4,970	4,500	4,500
Addiction programs delivered	no.	185	154	223	200	250
Aggression and violence programs delivered	no.	90	95	105	105	105
Aboriginal transitional programs:
Referrals	no.	214	230	230	248	410
Graduates	no.	110	176	174	171	174
Employees:	FTE	1,127	1,177	1,159	1,334	1,334

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	133,489	162,272	153,173

Total expenses include the following:
Inmates’ after care	3,001	3,068	3,074
Clergy attending centres	1,594	2,015	1,594
NET COST OF SERVICES	116,116	140,784	134,520
CAPITAL EXPENDITURE	4,206	3,970	3,340

Budget Estimates 2009-10	7-13

21 DEPARTMENT OF CORRECTIVE SERVICES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	640,165	696,947	654,278
Other operating expenses	189,857	205,117	202,719
Depreciation and amortisation	70,112	62,680	68,655
Grants and subsidies	4,595	8,507	4,668
Finance costs	6,462	6,197	6,406
Other expenses	198	79	198

Total Expenses Excluding Losses	911,389	979,527	936,924
Less:
Retained Revenue
Sales of goods and services	28,522	31,330	20,015
Investment income	1,183	841	1,210
Grants and contributions	5,237	6,390	5,299
Other revenue	583	1,147	596

Total Retained Revenue	35,525	39,708	27,120

Gain/(loss) on disposal of non current assets	—	17	—
Other gains/(losses)	(9)	—	—

NET COST OF SERVICES	875,873	939,802	909,804

Recurrent Funding Statement
Net Cost of Services	875,873	939,802	909,804
Recurrent Services Appropriation	773,105	821,127	804,690

Capital Expenditure Statement
Capital Expenditure	97,268	158,832 *	129,680
Capital Works and Services Appropriation	97,777	97,777	130,245

*	Includes the leased component of the Long Bay Hospital redevelopment, which is financed as a Public Private Partnership arrangement with a finance lease of $61.6 million. The commissioning of the hospital was deferred from 2007-08 to 2008-09.

7-14	Budget Estimates 2009-10

21 DEPARTMENT OF CORRECTIVE SERVICES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	21,402	18,338	21,642
Receivables	7,867	7,867	5,179
Inventories	6,940	8,901	7,259

Total Current Assets	36,209	35,106	34,080

Non Current Assets
Property, plant and equipment - Land and building	1,608,019	1,635,148	1,679,919
Plant and equipment	75,869	89,732	108,029
Intangibles	543	3,558	1,515

Total Non Current Assets	1,684,431	1,728,438	1,789,463

Total Assets	1,720,640	1,763,544	1,823,543

LIABILITIES
Current Liabilities
Payables	43,055	47,628	48,769
Borrowings at amortised cost	565	565	627
Provisions	94,245	101,685	101,625
Other	962	1,116	1,116

Total Current Liabilities	138,827	150,994	152,137

Non Current Liabilities
Borrowings at amortised cost	60,343	60,099	59,472

Total Non Current Liabilities	60,343	60,099	59,472

Total Liabilities	199,170	211,093	211,609

NET ASSETS	1,521,470	1,552,451	1,611,934

EQUITY
Reserves	591,526	641,642	641,642
Accumulated funds	929,944	910,809	970,292

TOTAL EQUITY	1,521,470	1,552,451	1,611,934

Budget Estimates 2009-10	7-15

21 DEPARTMENT OF CORRECTIVE SERVICES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	599,235	632,627	618,845
Grants and subsidies	4,595	8,507	4,668
Finance costs	6,462	6,197	6,406
Other	203,497	245,757	223,370

Total Payments	813,789	893,088	853,289
Receipts
Sale of goods and services	30,431	34,081	21,042
Interest	1,379	767	1,557
Other	29,129	42,764	29,304

Total Receipts	60,939	77,612	51,903

NET CASH FLOWS FROM OPERATING ACTIVITIES	(752,850)	(815,476)	(801,386)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and	—	17	—
equipment
Purchases of property, plant and equipment	(96,540)	(97,268)	(129,680)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(96,540)	(97,251)	(129,680)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(509)	(900)	(565)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(509)	(900)	(565)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	773,105	821,127	804,690
Capital appropriation	97,777	97,777	130,245

NET CASH FLOWS FROM GOVERNMENT	870,882	918,904	934,935

NET INCREASE/(DECREASE) IN CASH	20,983	5,277	3,304
Opening Cash and Cash Equivalents	419	13,061	18,338

CLOSING CASH AND CASH EQUIVALENTS	21,402	18,338	21,642

CASH FLOW RECONCILIATION
Net cost of services	(875,873)	(939,802)	(909,804)
Non cash items added back	102,104	117,887	103,007
Change in operating assets and liabilities	20,919	6,439	5,411

Net cash flow from operating activities	(752,850)	(815,476)	(801,386)

7-16	Budget Estimates 2009-10

MINISTER FOR EDUCATION AND TRAINING,
AND MINISTER FOR WOMEN
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Education and Training
Total Expenses	10,954.1	11,928.4	8.9
Capital Expenditure	732.4	2,666.1	264.0

Office of the Board of Studies
Total Expenses	105.8	107.9	1.9
Capital Expenditure	2.6	0.4	-83.6

Total, Minister for Education and Training, and Minister for Women
Total Expenses	11,059.9	12,036.3	8.8
Capital Expenditure	735.0	2,666.5	262.8

In addition to the agencies listed above, the Minister is also supported by the Department of Premier and Cabinet (Section 2) for the Women portfolio area.

Budget Estimates 2009-10	8-1

DEPARTMENT OF EDUCATION AND TRAINING
The Department of Education and Training provides schooling and vocational education services and support to over 1.6 million students each year through an extensive network of government schools, TAFE NSW Institutes and the Adult Migrant English Service. The Department also provides regulatory and quality assurance services to the vocational education and training sector and funding support for non-government schools.
The Department’s major governing legislation is set out in the Education Act 1990 and the Technical and Further Education Commission Act 1990.
Results and Services
The Department of Education and Training has lead agency responsibility for coordinating with partner agencies to ensure the delivery of the following State Plan priorities:
•	S4: Increasing levels of attainment for all students.

•	S5: More students complete year 12 or recognised vocational training.

•	P4: More people participating in education and training throughout their life.

•	P7: Better access to training in rural and regional New South Wales to support local economies.
The Department of Education and Training is working towards the following results:
•	The percentage of Year 3, 5 and 7 students meeting national reading and numeracy minimum standards is increased.

•	The proportion of the NSW population aged 20-24 years who have attained a Year 12 certificate or recognised vocational education and training (VET) qualification at Australian Qualifications Framework (AQF) Certificate II or above is increased.

•	The proportion of the NSW population aged 15-64 years with non-school qualifications, participating in VET and undertaking AQF Certificate III or above is increased.

•	The number of 15-64 year olds participating in VET in regional and rural areas is increased.

8-2	Budget Estimates 2009-10

22 DEPARTMENT OF EDUCATION AND TRAINING
Key services provided by the Department of Education and Training which contribute to these results include:
•	providing staff and support to 100 government-run preschools

•	quality teaching and education programs at more than 2,200 government schools, including targeted programs for students in need of additional support

•	funding support for non-government schools

•	quality vocational education and training across 10 TAFE NSW Institutes and

•	registration of training organisations and regulation of apprenticeships and traineeships.
The key services provided by the Department, and the way in which they are expected to contribute to results, are outlined in the following table:

		Results
			More students	More people
			complete Year 12 or	participating in	Improved access to
	2009-10	Increased levels of	accredited	education and	training in
	Budget Expenses	attainment for all	vocational	training throughout	regional and rural
Service Groups	$m	students	education	their lives	New South Wales

Preschool Education Services in Government Schools	28.7	✓
Primary Education Services in Government Schools	4,713.3	✓
Secondary Education Services in Government Schools	4,361.2	✓	✓
Non-Government Schools	833.5	✓	✓
TAFE NSW and Community Education	1,767.9		✓	✓	✓
Vocational Education and Training	223.8		✓	✓	✓

Total Expenses Excluding Losses	11,928.4

Budget Estimates 2009-10	8-3

22 DEPARTMENT OF EDUCATION AND TRAINING
SCHOOL EDUCATION SERVICES
Recent Achievements
Total investment in government pre-school, primary and secondary education programs is estimated at $9.1 billion in 2009-10, an increase of $849 million or 10.3 per cent on the 2008-09 Budget.
During 2008-09, the Department implemented a range of initiatives to meet Government priorities. These included:
•	introduction of legislation that raised the school leaving age to ensure students in New South Wales are equipped with the education and skills needed for life

•	the first national tests of literacy and numeracy for students in Years 3, 5, 7 and 9

•	training for teachers of students in the early years to support the development of quality literacy and numeracy programs

•	development of a new Aboriginal education and training policy to support improved educational outcomes for Aboriginal students and build the cultural awareness of staff

•	ongoing rollout of the Best Start literacy and numeracy assessment program for students in their first year of school

•	commencement of four new Trade Schools to broaden the vocational education and training opportunities for students through state-of-the-art trades training facilities

•	new staffing procedures that increase the options available to schools to select the teacher who best fits their needs and allow more teachers to apply for the jobs they want and

•	professional learning programs for aspiring, newly appointed and experienced school leaders.
Around $240 million was provided by the State for school maintenance in 2008-09, to significantly increase the number of maintenance projects. These funds were applied to a range of school improvement projects such as painting, playground upgrades, new floor coverings and roof repairs.

8-4	Budget Estimates 2009-10

22 DEPARTMENT OF EDUCATION AND TRAINING
Strategic Directions
The following strategies reflect the NSW Government’s commitment to education and training:
•	implementing the increased school leaving age to ensure students in New South Wales are equipped with the education and skills needed for life

•	implementing national partnerships with the Australian Government in the key areas of teacher quality, literacy and numeracy, and supporting low socioeconomic school communities

•	delivering the Commonwealth’s Building the Education Revolution Program to provide new facilities and refurbishments in schools across the State

•	enhancing the use of technology in the classroom through the rollout of interactive whiteboards to all schools and laptops to senior secondary students, supported by online teaching and curriculum resources and

•	implementing initiatives as part of the Government’s response to the Wood Inquiry, Keep Them Safe: A shared approach to child wellbeing, including establishing a Child Wellbeing Unit, providing greater support to children and young people in out-of-home care who attend government schools, and services to support attendance during the compulsory years of schooling.
Budget Initiatives
Total Expenses
Total investment in school education services for 2009-10 is estimated at $9.9 billion. This is an increase of $870 million or 9.6 per cent on last year’s budget. This includes over $351 million that is estimated to be received from the Australian Government to support a number of National Partnerships (NPs) between the New South Wales and Australian Governments. The combined expenditure under these partnerships for 2009-10 is forecast to be:
•	$120 million for the Low Socioeconomic Status School Communities NP which includes a range of strategies to lift the educational attainment of students in disadvantaged communities

•	$44 million for the Literacy and Numeracy NP, which includes monitoring student performance to identify when support is needed and implement effective evidence based support programs

Budget Estimates 2009-10	8-5

22 DEPARTMENT OF EDUCATION AND TRAINING
•	$6 million for the Teacher Quality NP, which includes strategies to attract, train, develop and retain quality teachers and principals in schools

•	$80 million for the Digital Education Revolution to provide improved ICT access for all students in years 9 to 12

•	$185 million for the Building the Education Revolution to improve school facilities across the State.
In 2009-10, the Government will continue key initiatives introduced in the 2007-08 Budget to implement State Plan priorities including:
•	$117.4 million over the next four years for the Best Start initiative to introduce a consistent literacy and numeracy assessment to better guide the learning of all kindergarten students in public schools

•	$45.6 million over the next four years for the Connected Classrooms initiative to significantly expand technology based learning in government schools

•	$33.2 million over the next four years for the Support for Beginning Teachers initiative to improve the effectiveness and retention of permanent new teachers

•	$18.2 million over the next four years for the Transition to Year 7 initiative to provide support for students’ transition from primary to secondary schools and

•	$10.8 million over the next four years for the School Sport initiative to promote and extend school sporting competitions and encourage students’ participation in physical activity.
In 2009-10, around $404 million will be spent on school maintenance, including around $160 million funded by the Commonwealth National School Pride program. This includes the painting of classrooms and general use areas, replacement of floor coverings, improvement of school grounds, insulation and repairs and preventative works to roofs, downpipes and gutters and electrical services.
Commencing in 2009-10, about $24.6 million will be provided over the next four years to implement the Government’s Keep Them Safe initiatives. This includes additional Home School and Aboriginal Liaison officers and out-of-home care coordinators as well as the establishment of a Child Wellbeing Unit.

8-6	Budget Estimates 2009-10

22 DEPARTMENT OF EDUCATION AND TRAINING
Capital Expenditure
The Government will spend $2.6 billion on the school infrastructure program during 2009-10 to meet its commitment to provide quality school facilities to NSW students to give them the best opportunities for their future.
This includes around $1.8 billion of works in 2009-10 from the Nation Building — Economic Stimulus Plan — Building the Education Revolution Program. The estimated total expenditure for NSW government schools from the Building the Education Revolution program is $3.2 billion. The three programs for schools are: the Primary Schools for the 21st Century program, Secondary Schools’ Science and Language Centres for the 21st Century, and the National School Pride program.
Projects include the construction of new and replacement schools, construction of additional facilities at existing schools and the upgrading of buildings to appropriate standards, as well as sites for new schools, furniture and equipment and major information technology projects.
In 2009-10, the Department will spend $176 million to support the following key Government initiatives started in 2007-08, at an estimated total cost of $468 million:
•	Building Better Schools initiative ($116 million) which is providing substantial upgrades in NSW government schools

•	Connected Classrooms ($36 million), significantly expanding technology-based learning in government schools through the use of video-conferencing and interactive whiteboards, and tools that enable the sharing of information in interactive environments

•	School Sport ($18.5 million) focused on the improvement of sporting facilities in schools and providing sports equipment and

•	Learn or Earn ($6 million) which is providing an additional 15 trade schools across schools and TAFE colleges.
In 2009-10, $340 million is to be spent for minor works on the construction and improvement of school facilities. The minor works program incorporates initiatives to upgrade student and teacher facilities and to purchase computers in schools. The Principals Priority Building Program ($150 million over three years) is also supported through the minor works program with $75 million allocated in 2009-10.

Budget Estimates 2009-10	8-7

22 DEPARTMENT OF EDUCATION AND TRAINING
Australian Government funding to support its election commitments for the Digital Education Revolution and Trade Training Centres adds an estimated $133 million to the minor works.
The Department continues to provide new schools in 2009-10 under a Public Private Partnership arrangement at a total cost of $132 million. The remaining school to be completed under this program is Kariong Mountains High School.
This year’s program also provides for:
•	the commencement of 17 major new building projects in schools and an information technology project at a total cost of $135 million, including the upgrading of facilities at Ashford and Coolamon Central Schools, Homebush West, Jerrabomberra, Neutral Bay and Roseville Public Schools, Cabramatta, Gulgong, Lisarow and Wauchope High Schools and

•	the continuation of 40 projects commenced in previous years, including building upgrades, staged work and redevelopments at Bletchington, Carlton, Floraville, Hazelbrook, Newport, Old Bar and Waniora Public Schools, Bega, Chatswood, Coffs Harbour, East Hills Boys, East Hills Girls, Kempsey and Ulladulla High Schools.
The Department’s total capital expenditure over four years from 2009-10 will be $5.7 billion for both schools and TAFE. This represents the largest public education and training capital works program ever undertaken in New South Wales.
TAFE AND RELATED SERVICES
Recent Achievements
TAFE NSW is the largest provider of vocational education and training in Australia and plays a vital role in ensuring that the NSW workforce is equipped with the required skills to build and support the economy of the State. TAFE NSW works closely with enterprises and communities to address the complex issues of skill shortages, an ageing population and the global economic downturn.

8-8	Budget Estimates 2009-10

22 DEPARTMENT OF EDUCATION AND TRAINING
Key achievements include:
•	review of TAFE Institute industry training profiles, in consultation with key stakeholders, and alignment of the purchasing of training with industry demand and government priorities

•	partnerships in regions with employers and service providers to increase the skill levels of individuals and the sustainability of communities

•	implementation of workforce development strategies for enterprises in all TAFE Institutes to assist in increasing the productivity and profitability of enterprises

•	introduction of Employer Services, a web-based brokerage service, which is supported through TAFE NSW’s network of 132 campuses, to make it easier for enterprises to access training advice and customised services and

•	establishment of TAFE workforce development programs to provide training options for staff and build organisational capacity to deliver customised training services and meet the needs of diverse learners.
Strategic Directions
The TAFE NSW strategic priorities are based on improving the flexibility and responsiveness of training services and supporting the growth of the NSW economy. TAFE NSW will offer greater service diversity and flexibility for learners, employers and other customers to meet their wide-ranging needs.
Priorities include:
•	strengthening locally customised services

•	implementing personalised services by recognising prior learning and tailoring services for individuals

•	building new relationships with industry and enterprises, and extending innovative ways of responding to workforce development needs

•	increasing training to staff to meet the challenges of the new working relationships with enterprises, green skills and leadership

•	implementing improved technologies that support more efficient and effective services for learners and employers

Budget Estimates 2009-10	8-9

22 DEPARTMENT OF EDUCATION AND TRAINING
•	partnering with schools to provide vocational pathways for our students from school to TAFE and beyond and

•	working to improve outcomes for Aboriginal students.
Budget Initiatives
Total Expenses
In 2009-10, the total investment in TAFE NSW and related services is estimated at almost $2 billion, an increase of $104 million on the 2008-09 budget.
In 2009-10, the NSW Government will continue implementing the Productivity Places National Partnership, which will provide significant resources for the NSW vocational education and training sector of around $670 million over four years, including an Australian Government contribution of $420 million. Almost 175,000 additional training places will be delivered for job seekers and existing workers in skill shortage areas.
In 2009-10, the Government will continue key initiatives introduced in the 2007-08 budget to implement Government priorities including:
•	$81.9 million over the next four years for the Training our Workforce initiative to provide additional training opportunities contributing to the achievement of the State Plan target and

•	$74.9 million over the next four years for the Learn or Earn initiative to improve trade skills by increasing uptake and completion of apprenticeships. This will contribute to the State Plan target to increase the proportion of population aged 15-64 participating in vocational education.
Capital Expenditure
The TAFE capital program for 2009-10 is $99 million. This provides for the commencement of 15 new major projects at an estimated total cost of $87 million. These include the upgrading of facilities at Armidale, Dubbo, Macquarie Fields, Wagga Wagga and Wollongong TAFE colleges.
Work will continue on 27 projects at TAFE colleges commenced in previous years at an estimated total cost of $155 million. This includes works at Castle Hill, Coffs Harbour, Dubbo, Mudgee and Tamworth TAFE colleges.

8-10	Budget Estimates 2009-10

22 DEPARTMENT OF EDUCATION AND TRAINING
Result Indicators
Increased levels of attainment for all students

		2006	2007	2008	2008	2009
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Students achieving at or above the national minimum standard for reading (a)	State-based literacy and numeracy assessments(b)				New national assessments(c)
Year 3
All students	%	93.1	93.7	94.0	95.1	95.1
Aboriginal students	%	81.6	83.3	n.a.	83.5	83.5
Year 5
All students	%	90.3	90.4	90.7	93.5	93.5
Aboriginal students	%	73.6	77.3	n.a.	77.6	77.6
Year 7
All students	%	88.4	88.9	89.3	95.4	95.4
Aboriginal students	%	68.4	75.8	n.a.	82.4	82.4
Year 9 (d)
All students	%	n.a.	n.a.	n.a.	94.4	94.4
Aboriginal students	%	n.a.	n.a.	n.a.	82.3	82.3
Students achieving at or above the national minimum standard for numeracy (a)
Year 3
All students	%	95.8	95.7	95.9	96.9	96.9
Aboriginal students	%	88.1	90.2	n.a.	88.6	88.6
Year 5
All students	%	92.6	92.3	92.5	94.4	94.4
Aboriginal students	%	78.0	76.0	n.a.	78.9	78.9
Year 7
All students	%	72.7	77.4	78.2	96.0	96.0
Aboriginal students	%	39.8	40.1	n.a.	84.5	84.5
Year 9 (d)
All students	%	n.a.	n.a.	n.a.	94.7	94.7
Aboriginal students	%	n.a.	n.a.	n.a.	80.3	80.3

(a)	These indicators contribute to the measurement of State Plan Priority S4. The overall targets are to reduce the number of lowest performing students and increase the number of students meeting or exceeding national proficiency standards in literacy and numeracy in Years 3, 5, 7 and 9.

(b)	New national literacy and numeracy tests were introduced in 2008. Time series data from the previous state literacy and numeracy tests is not comparable to 2008 data.

(c)	As the national tests were conducted for the first time in 2008, there is no previous literacy and numeracy data available to compare performance over time or establish performance targets. It will take three years and two further testing cycles before a reliable and valid time series of data can be established that can be used to set targets for improvement.

(d)	Year 9 literacy and numeracy tests were conducted for the first time in 2008.

Budget Estimates 2009-10	8-11

22 DEPARTMENT OF EDUCATION AND TRAINING
Result Indicators (cont)
More students complete Year 12 or accredited vocational education

		2006	2007	2008	2008	2009
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

NSW population aged 20-24 years who have attained a Year 12 certificate or VET qualification at AQF Certificate II or above (a)%		82.0	82.7	83.5	83.5	84.3
Year 10 to 12 apparent retention rates for full-time students	%	68.2	67.8	71.1	67.6	72.3
TAFE NSW 15-24 year olds completions in AQF II and above	no.	33,526	33,790	34,656	35,957	36,065
Students in all NSW schools enrolled in part-time apprenticeships and traineeships (b)	no.	1,310	1,530	1,560	1,771	1,810

(a)	This indicator contributes to the measurement of State Plan Priority S5. The target is to increase the proportion of students completing Year 12 or recognised vocational training to 90 per cent by 2016.

All qualification attainment estimates for State Plan Priority S5 are based on the new Australian Standard Classification of Education (ASCED). The ABS introduced this new classification for the reporting of the 2007 Survey of Education and Work, which was released in December 2007. The 2007 data for this indicator was released by the ABS in July 2008. The new ASCED standard replaces the previous ABS Classification of Qualifications system. All time series data has been re-cast by the ABS.

The 2008 forecast for this indicator differs from last year’s budget paper due to the change to ASCED.

(b)	The 2008 Revised value is as at 1 December 2008.

8-12	Budget Estimates 2009-10

22 DEPARTMENT OF EDUCATION AND TRAINING
Result Indicators (cont)
More people participating in education and training throughout their lives

	2006	2007	2008	2008	2009
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Estimated proportion of the NSW population (aged 15-64 years) with non-school qualifications (a)%	54.7	54.4	55.3	56.0	56.1
Estimated proportion of the NSW population (aged 15-64 years) participating in VET (b)%	11.9	11.4	12.8	12.8	13.6

(a)	The qualification attainment estimates for this indicator are now based on the new Australian Standard Classification of Education (ASCED). The ABS introduced this new classification for the reporting of the 2007 Survey of Education and Work, which was released in December 2007. The 2007 data for this indicator were released by the ABS in July 2008. The new ASCED standard replaces the previous ABS Classification of Qualifications system. All time series data has been re-cast by the ABS.

The 2008 forecast for this indicator differs from last year’s budget paper due to the change to ASCED.

(b)	This indicator contributes to the measurement of State Plan Priority P4 and P7. The current target is to increase the proportion of the population aged 15-64 participating in vocational education and training from 11.7 per cent in 2005 to 16 per cent in 2016. The 2007 actual is 11.4 and not 12.4 as previously reported.
Improved access to training in regional and rural New South Wales

		2006	2007	2008	2008	2009
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

15-64 year olds participating in VET in regional areas	no.	228,151	223,927	237,500	237,500	240,625
This indicator contributes to the measurement of State Plan Priority P4 and P7. The current target is to increase to 250,000 the number of people in regional areas participating in vocational education and training by 2012, with an aim of 300,000 by 2016.

Budget Estimates 2009-10	8-13

22 DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements
22.1 Preschool Education Services in Government Schools

Service Description:	The service group covers the staffing and support of 100 government run preschools to provide prior-to-school learning and a transition to primary school.

Linkage to Results:	This service group contributes to increased levels of attainment for all students, and gives priority to children from disadvantaged backgrounds unable to access other children’s services, by working towards a range of intermediate results that include:
•	early intervention strategies

•	enhancing school readiness and

•	transition to schools.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	323	323	323	323	323

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	27,080	27,800	28,655
Total expenses include the following:
Employee related expenses	22,955	23,264	23,992
Other expenses	4,125	4,536	4,663

NET COST OF SERVICES	24,948	25,566	26,376

8-14	Budget Estimates 2009-10

22 DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
22.2 Primary Education Services in Government Schools

Service Description:	This service group covers the staffing and support of 1,641 primary schools, 67 central schools and 114 SSPs to deliver quality education aimed at increasing the attainment and meeting the diverse needs of students.

Linkage to Results:	This service group contributes towards students successfully making the transition to further education by working towards a range of intermediate results that include:
•	an increased level of attainment for all students and

•	an increased percentage of Years 3 and 5 students and Aboriginal students meeting national reading and numeracy benchmarks.

		2006	2007	2008	2009
	Units	Actual	Actual	Actual	Forecast
Service Measures:

Staff who participate in professional development	%	100	100	100	100
Average expenditure per teacher on professional learning		$700	700	700	700
Teachers who are fully accredited under NSW Institute of Teachers’ requirements (Total DET)	no.	720	1,640	3,000	3,800
Newly appointed teachers resigning from the Department of Education and Training within their first five years (Total DET)%		10.0	11.0	12.1	12.1
Professional learning courses and programs available on the Professional Learning Exchange (Total DET)	no.	n.a.	n.a.	611	750

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	37,437	37,412	37,748	38,534	39,352

Budget Estimates 2009-10	8-15

22 DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
22.2 Primary Education Services in Government Schools (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Financial Indicators:

Total Expenses Excluding Losses	4,252,138	4,484,918	4,713,288

Total expenses include the following:
Employee related expenses	3,342,607	3,528,837	3,627,246
Other expenses	909,531	956,081	1,086,042

NET COST OF SERVICES	4,036,816	4,252,310	4,471,960

CAPITAL EXPENDITURE	288,482	316,264	1,890,001

8-16	Budget Estimates 2009-10

22 DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
22.3 Secondary Education Services in Government Schools

Service Description:	This service group covers the staffing and support of 397 secondary schools to deliver quality education aimed at increasing the attainment and retention of students and meeting their diverse needs.

Linkage to Results:	This service group contributes towards students successfully making the transition to further education and work by working towards a range of intermediate results that include:
•	an increased percentage of Year 7 and 9 students and Aboriginal students meeting national reading and numeracy benchmarks

•	improved Year 10-12 apparent retention rates for full-time students

•	increased number of students in all NSW schools enrolled in part-time apprenticeships and traineeships and

•	an increased proportion of the NSW population aged 20-24 years who have attained a Year 12 certificate or recognised VET qualification at AQF Certificate II or above.

		2006	2007	2008	2009
	Units	Actual	Actual	Actual	Forecast
Service Measures:

Staff who participate in professional development	%	100	100	100	100
Average expenditure per teacher on professional learning		$700	700	700	700
Teachers who are fully accredited under NSW Institute of Teachers’ requirements (Total DET)	no.	720	1,640	3,000	3,800
Newly appointed teachers resigning from the Department of Education and Training within their first five years (Total DET)%		10.0	11.0	12.1	12.1
Professional learning courses and programs available on the Professional Learning Exchange (Total DET)	no.	n.a.	n.a.	611	750

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	34,782	34,682	34,872	35,145	36,337

Budget Estimates 2009-10	8-17

22 DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
22.3 Secondary Education Services in Government Schools (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	3,975,423	4,163,295	4,361,241

Total expenses include the following:
Employee related expenses	3,099,457	3,257,305	3,379,809
Other expenses	875,966	905,990	981,432

NET COST OF SERVICES	3,727,193	3,893,594	4,079,481

CAPITAL EXPENDITURE	359,192	262,264	677,386

8-18	Budget Estimates 2009-10

22 DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
22.4 Non-Government Schools

Service Description:	This service group covers funding to non-Government schools to improve student learning outcomes and assist them to successfully complete Year 12 or VET equivalent.

Linkage to Results:	This service group contributes towards students successfully making the transition to further education and work by working towards a range of intermediate results that include:

• an increased percentage of Year 3, 5 7 and 9 students meeting national reading and numeracy benchmarks and

• an increased proportion of the NSW population aged 20-24 years who have attained a Year 12 Certificate or recognised VET qualification at AQF Certificate II or above.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	5	5	5	5	5

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	811,804	800,451	833,456

Total expenses include the following:
Per capita grants	698,402	702,402	720,595
Capital assistance	67,737	67,737	70,900
Other expenses	45,665	30,312	41,961

NET COST OF SERVICES	811,804	800,451	833,456

Budget Estimates 2009-10	8-19

22 DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
22.5 TAFE NSW and Community Education

Service Description:	This service group covers delivery of cost-efficient training services and improved skill and qualification levels of the NSW population, both rural and urban.

Linkage to Results:	This service group contributes to improved skill and qualification levels of the NSW population, both urban and rural, by working towards a range of intermediate results that include:

• an increased proportion of the NSW population (aged 15-64) with non-school qualifications

• an increased proportion of 15-64 year olds undertaking AQF Certificate III or above

• an increased percentage of Annual Student Hours that is achieved through Recognition of Prior Learning (RPL) and

• an increased number of 15-64 year olds participating in VET in regional areas.

		2006	2007	2008	2009
	Units	Actual	Actual	Actual	Forecast

Service Measures:

TAFE NSW Annual Student Hours (includes RPL)	thous	108,785	108,509	112,659	112,998
Enrolments in AQF Certificate III and above	no.	200,348	203,343	215,053	215,698
Graduates satisfied with overall quality of all TAFE training	%	88.4	89.6	90.0	90.0
TAFE NSW students (aged 15-64 years)	no.	396,467	384,767	386,027	387,185
TAFE NSW students (aged 15-64 years) in regional and rural areas	no.	187,570	181,066	187,214	187,776

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	15,976	15,994	16,040	15,960	16,240

8-20	Budget Estimates 2009-10

22 DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
22.5 TAFE NSW and Community Education (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,730,588	1,727,101	1,767,920

Total expenses include the following:
Employee related expenses	1,309,407	1,344,874	1,376,166
Other expenses	421,181	382,227	391,754

NET COST OF SERVICES	1,415,242	1,374,610	1,404,380

CAPITAL EXPENDITURE	84,760	84,760	98,708

Budget Estimates 2009-10	8-21

22 DEPARTMENT OF EDUCATION AND TRAINING
Service Group Statements (cont)
22.6 Vocational Education and Training

Service Description:	This service group covers the development and promotion of a quality vocational education and training system that enhances skills for industry and individuals. It also facilitates quality training through apprenticeships, traineeships, targeting skill shortage areas and upskilling existing workers.

Linkage to Results:	This service group contributes to improved skill and qualification levels of the NSW population, both urban and rural, by working towards a range of intermediate results that include:

• an increased number of Year 11 and 12 enrolments in HSC VET courses (government students)

• an increased proportion of the NSW population aged 15-64 with non-school qualifications

• an increased proportion of the NSW population (aged 15-64 years) participating in VET

• an increased number of 15-64 year olds participating in VET in regional areas and

• an increased proportion of 15-64 year olds undertaking AQF Cert III or above.

		2006	2007	2008	2009
	Units	Actual	Actual	Actual	Forecast
Service Measures:

Average VET NSW cost per Annual Student Hour	$	13.43	12.63	n.a.	12.63

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	321	320	325	324	322

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	157,076	172,779	223,818

Total expenses include the following:
Employee related expenses	23,378	23,829	24,665
Grants	122,994	129,794	179,972
Other expenses	10,704	19,156	19,181

NET COST OF SERVICES	139,717	143,314	202,187

8-22	Budget Estimates 2009-10

22 DEPARTMENT OF EDUCATION AND TRAINING

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	7,798,302	8,178,610	8,432,400
Other operating expenses	1,683,415	1,763,572	1,912,716
Depreciation and amortisation	429,342	416,342	478,682
Grants and subsidies	1,033,583	1,008,583	1,093,043
Finance costs	9,467	9,237	11,537

Total Expenses Excluding Losses	10,954,109	11,376,344	11,928,378

Less:
Retained Revenue
Sales of goods and services	409,917	454,670	471,770
Investment income	37,286	49,217	47,806
Grants and contributions	339,305	370,931	378,007
Other revenue	11,881	11,781	12,955

Total Retained Revenue	798,389	886,599	910,538

Other gains/(losses)	—	(100)	—

NET COST OF SERVICES	10,155,720	10,489,845	11,017,840

Recurrent Funding Statement

Net Cost of Services	10,155,720	10,489,845	11,017,840
Recurrent Services Appropriation	9,197,631	9,281,197	9,933,258

Capital Expenditure Statement

Capital Expenditure	732,434	663,288	2,666,095
Capital Works and Services Appropriation	670,753	590,389	2,532,549

Budget Estimates 2009-10	8-23

22 DEPARTMENT OF EDUCATION AND TRAINING

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	586,639	594,716	549,023
Receivables	76,649	95,103	92,586
Other financial assets	165	2,160	2,160
Assets held for sale	25,985	7,628	7,628
Other	37	20	20

Total Current Assets	689,475	699,627	651,417

Non Current Assets
Receivables	6,981	5,889	5,889
Other financial assets	255	286	286
Property, plant and equipment —
Land and building	16,483,855	16,569,821	18,799,837
Plant and equipment	379,537	273,021	173,197
Intangibles	137,809	131,342	167,063
Other	223	150	150

Total Non Current Assets	17,008,660	16,980,509	19,146,422

Total Assets	17,698,135	17,680,136	19,797,839

LIABILITIES
Current Liabilities
Payables	315,644	317,523	333,468
Borrowings at amortised cost	3,755	1,900	3,680
Provisions	247,480	246,340	254,807
Other	72,545	84,585	84,585

Total Current Liabilities	639,424	650,348	676,540

Non Current Liabilities
Borrowings at amortised cost	178,435	182,012	203,989
Provisions	11,733	10,836	10,892

Total Non Current Liabilities	190,168	192,848	214,881

Total Liabilities	829,592	843,196	891,421

NET ASSETS	16,868,543	16,836,940	18,906,418

EQUITY
Reserves	4,120,639	4,136,589	4,136,589
Accumulated funds	12,747,904	12,700,351	14,769,829

TOTAL EQUITY	16,868,543	16,836,940	18,906,418

8-24	Budget Estimates 2009-10

22 DEPARTMENT OF EDUCATION AND TRAINING

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	7,229,513	7,369,844	7,786,121
Grants and subsidies	1,032,983	1,007,983	1,092,443
Finance costs	9,467	9,237	11,537
Other	1,936,141	2,019,551	2,149,306

Total Payments	10,208,104	10,406,615	11,039,407

Receipts
Sale of goods and services	410,059	454,712	471,770
Interest	37,286	49,217	47,806
Other	602,204	641,715	629,169

Total Receipts	1,049,549	1,145,644	1,148,745

NET CASH FLOWS FROM OPERATING ACTIVITIES	(9,158,555)	(9,260,971)	(9,890,662)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	14,800	17,993	21,300
Proceeds from sale of investments	38	38	38
Purchases of property, plant and equipment	(630,750)	(561,604)	(2,575,556)
Purchases of investments	(38)	(38)	(38)
Other	(63,940)	(63,940)	(64,351)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(679,890)	(607,551)	(2,618,607)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(2,673)	(1,455)	(2,231)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(2,673)	(1,455)	(2,231)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	9,197,631	9,281,197	9,933,258
Capital appropriation	670,753	590,389	2,532,549

NET CASH FLOWS FROM GOVERNMENT	9,868,384	9,871,586	12,465,807

NET INCREASE/(DECREASE) IN CASH	27,266	1,609	(45,693)
Opening Cash and Cash Equivalents	559,373	593,107	594,716

CLOSING CASH AND CASH EQUIVALENTS	586,639	594,716	549,023

Budget Estimates 2009-10	8-25

22 DEPARTMENT OF EDUCATION AND TRAINING

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(10,155,720)	(10,489,845)	(11,017,840)
Non cash items added back	970,059	1,188,716	1,100,193
Change in operating assets and liabilities	27,106	40,158	26,985

Net cash flow from operating activities	(9,158,555)	(9,260,971)	(9,890,662)

8-26	Budget Estimates 2009-10

OFFICE OF THE BOARD OF STUDIES
The Office of the Board of Studies supports the Minister for Education and Training and the Board of Studies in their respective functions under the Education Act 1990. The Board develops syllabuses and curriculum support materials from Kindergarten to Year 12; registers and accredits non-government schools; administers home schooling registration, and prepares and conducts the School Certificate (SC) tests and Higher School Certificate (HSC) examinations. The Office of the Board of Studies also encompasses the Australian Music Examinations Board (NSW) and the Aboriginal Education Consultative Group.
Results and Services
The Office contributes to school students fulfilling their potential by working towards the following results:
•	More students in Years 3, 5, 7 and 9 achieve minimum and proficiency levels in literacy and numeracy.

•	More students complete Year 12 or recognised vocational training better prepared for further study, training or employment.

•	Non-government schools and home schooling families deliver high quality educational programs based on the Board’s mandatory requirements.
Key services provided by the Office to contribute to these results include:
•	providing high quality syllabuses and support materials that promote high standards of primary and secondary education

•	providing internationally-regarded, comprehensive, flexible and inclusive credentials that meet the needs of students and the community and

•	undertaking a program of inspections and monitoring that ensures non-government schools comply with statutory registration and accreditation requirements.

Budget Estimates 2009-10	8-27

23 OFFICE OF THE BOARD OF STUDIES
The key services delivered by the Board and the way in which they are expected to contribute to results are set out in the following table:

		Results
				Non-government
			More students	schools and home
			complete Year 12	schooling families
		More students in	or recognised	deliver high quality
		Years 3, 5,7 and 9	vocational training	educational
	2009-10	achieve minimum	better prepared for	programs based on
	Budget	and proficiency	further study,	the Board’s
	Expenses	levels in literacy	training or	mandatory
Service Groups	$m	and numeracy	employment	requirements

Curriculum Development and Support	11.1	✓	✓	✓
Examinations, Assessment and Credentialling	93.2		✓	✓
Registration and Accreditation	3.6	✓	✓	✓

Total Expenses Excluding Losses	107.9

Recent Achievements
In 2008, nearly 68,000 students, a record, sat for the HSC in 112 courses. Approximately 30 per cent of these candidates studied one or more vocational education and training (VET) courses leading to nationally recognised employment qualifications along with their HSC.
Nearly 86,000 students in 2008 sat for School Certificate tests in English-literacy, mathematics, Australian history, Australian geography, civics and citizenship, and computing skills. Over 75 per cent of students who sat for the computing skills test did so online.
The performance of NSW students compares favourably against the most recently released international benchmarks such as the 2006 Program for International Student Assessment (PISA) and the 2007 Trends in International Mathematics and Science Study (TIMSS). Courses of study in NSW schools are based on and taught in accordance with Board syllabuses.

8-28	Budget Estimates 2009-10

23 OFFICE OF THE BOARD OF STUDIES
In 2009 revision of the Stage 6 Legal Studies syllabus was completed for implementation in Year 11 in 2010. The Stage 6 Creative Arts syllabus was revised to provide students with special education needs access to a greater range of courses in the creative arts area for the 2010 HSC.
Vocational education curriculum frameworks were completed for the hospitality, tourism and business service industries and will be implemented in 2010.
Strategic Directions
The Office has strategies to address current and emerging developments, including:
•	the continuing growth in HSC and SC student numbers

•	the need for more efficient service delivery

•	the increasing use of information and communications technologies (ICT) and

•	the Australian Government’s policies relating to national testing, student reports, annual school reporting and a national curriculum.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are estimated at $107.9 million. Key expenditure initiatives in 2009-10 include:
•	$450,000 to develop national language courses in Chinese (Mandarin), Japanese, Indonesian and Korean for heritage speakers at the senior secondary level (Australian Government funded)

•	$1 million for increases in HSC candidature as a result of increased student retention rates due to the economic downturn

•	$420,000 to support the development of VET curriculum frameworks in the Construction, Primary and Human Services industries. Revisions will also be made to Entertainment and Information Technology frameworks.
Capital Expenditure
The capital program for 2009-10 of $431,000 provides for the cyclical replacement of the Office’s ICT infrastructure.

Budget Estimates 2009-10	8-29

23 OFFICE OF THE BOARD OF STUDIES
Result Indicators
More students in Years 3, 5, 7 and 9 achieve minimum and proficiency levels in literacy and numeracy

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

NSW students demonstrating minimum proficiency levels in PISA (a)
Reading Literacy	%	97/71	96/67	96/67	96/67	96/67
Mathematical Literacy	%	96/67	97/66	97/66	97/68	97/68
Ranking of NSW students relative to other states and territories in TIMSS (a)
Mathematics (Year 8)	no.	1st	1st	3rd	3rd	3rd
Mathematics (Year 4)	no.	2nd	2nd	1st	1st	1st
Students awarded full School Certificate credential	thous	84	83	85	84	85

(a)	PISA-Program for International Student Assessment conducted by the OECD for 15 year olds every three years for Reading Literacy and Mathematical Literacy. The TIMSS-Trends in Mathematics and Science Study (for Year 4 and Year 8 students) is conducted every four years. The most recently published PISA (for 2006) and TIMSS results (for 2007) are included for information in the Table.
More students complete Year 12 or recognised vocational training better prepared for further study, training or employment

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

HSC candidates demonstrating sound achievement standards or higher (a)%		66.2	68.1	68.2	69.0	70.0
HSC VET credentials at AQF Certificate II level or higher (b)	no.	14,707	14,613	14,707	14,849	14,849
HSC VET credentials at AQF Certificate III level (c)	no.	672	874	672	1,106	1,106
NSW population aged 20-24 years with Year 12 or VET qualification at AQF Certificate II level or higher (d)%		84.5	83.3	85.7	83.9	84.5
AMEB students credentialled at grade 8 or higher (e)	no.	1,096	1,164	1,085	1,100	1,100

8-30	Budget Estimates 2009-10

23 OFFICE OF THE BOARD OF STUDIES
Result Indicators (cont)
More students complete Year 12 or recognised vocational training better prepared for further study, training or employment (cont)
(a)	Percentage of students achieving Band 4 or higher, or Band E2 or higher.

(b)	Number of VET Certificate II qualifications issued in Stage 6 by the Board of Studies, private providers and TAFE NSW.

(c)	Number of VET Certificate III qualifications issued in Stage 6 by the Board of Studies, private providers and TAFE NSW.

(d)	State Plan target of 90 per cent by 2016.

(e)	Previous data for this service measure was students enrolled rather than students credentialled, and has now been corrected.
Non-government schools and home schooling families deliver high quality educational programs based on the Board’s mandatory requirements

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Non-government schools registered for maximum allowable period (a)%		87	88	87	87	87
Non-government schools accredited for the HSC (b)	no.	314	324	314	334	334
Home schoolers registered for maximum requested period (c)%		74.4	75.9	78.5	78.7	78.7

(a)	Schools do not receive the maximum period if they are new, are expanding into new years of schooling or if the Board has concerns about compliance. Registrations commencing 2005 have a maximum of five years. Prior to that it was six years.

(b)	Schools presenting candidates for the HSC must have a separate HSC accreditation.

(c)	Home schoolers assessed as meeting mandatory requirements unconditionally may be granted registration for up to two years.

Budget Estimates 2009-10	8-31

23 OFFICE OF THE BOARD OF STUDIES
Service Group Statements
23.1 Curriculum Development and Support

Service Description:	This service group covers the provision of relevant high quality syllabuses, courses and support materials that promote high standards of primary (K-6) and secondary (Years 7-12) education for a full range of students.

Linkage to Results:	This service group contributes to more students in Years 3, 5, 7 and 9 achieving minimum and proficiency levels in literacy and numeracy, by working towards a range of intermediate results that include the following:
•	full range of students are taught and learn from relevant and challenging courses of study that promote higher standards of student achievement

•	students access expanded opportunities to study Vocational Education and Training (VET) courses in Years 9-10

•	students study courses leading to higher level VET qualifications in Years 11-12 and

•	students’ achievements in School Certificate (SC) and Higher School Certificate (HSC) courses assessed and reported against State-wide standards.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Current K-12 syllabuses	no.	162	162	162	159	159
VET student course units of study	thous	123	123	123	123	123
Graded student work samples available online	no.	1,070	1,353	1,500	1,700	1,800

Employees:	FTE	72	72	72	72	72

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	10,457	10,901	11,137

Total expenses include the following:
Employee related expenses	7,190	7,293	7,532

NET COST OF SERVICES	9,071	8,754	9,128

CAPITAL EXPENDITURE	150	150	43

8-32	Budget Estimates 2009-10

23 OFFICE OF THE BOARD OF STUDIES
Service Group Statements (cont)
23.2 Examinations, Assessments and Credentialling

Service Description:	This service group covers the conduct of School Certificate (SC) tests, HSC examinations and Australian Music Examinations Board (AMEB) examinations.

Linkage to Results:	This service group contributes to the ability to assess and credential student achievement, by working towards an intermediate result that students’ achievements in SC, HSC and AMEB courses are assessed and reported against State-wide standards.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

SC tests conducted	no.	421,960	418,691	422,941	423,251	421,135
HSC examinations conducted	no.	326,737	330,659	335,262	333,422	338,790
AMEB examinations conducted	no.	43,021	42,789	42,767	40,921	40,500

Employees:	FTE	715	715	712	711	716

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	91,972	92,394	93,177

Total expenses include the following:
Employee related expenses	71,204	71,047	73,071

NET COST OF SERVICES	86,569	86,877	87,733

CAPITAL EXPENDITURE	2,471	2,471	388

Budget Estimates 2009-10	8-33

23 OFFICE OF THE BOARD OF STUDIES
Service Group Statements (cont)
23.3 Registration and Accreditation

Service Description:	This service group covers the registration and accreditation of non-government schools and the registration of home schooling.

Linkage to Results:	This service group contributes to verification that the educational programs and facilities required under the Education Act 1990 are being provided at the requisite standard, by working towards a range of intermediate results that include the following:
•	students achievements in SC and HSC courses assessed and reported against State-wide standards and

•	non-government schools and home schooling families with compliance concerns identified.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Non-government schools inspected	%	52	54	50	73	73
Assessments of home schooling families by authorised persons	no.	1,304	1,361	1,304	1,340	1,500

Employees:	FTE	27	27	27	28	28

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	3,420	3,515	3,588

Total expenses include the following:
Employee related expenses	2,744	2,824	2,901

NET COST OF SERVICES	3,420	3,514	3,588

8-34	Budget Estimates 2009-10

23 OFFICE OF THE BOARD OF STUDIES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	81,138	81,164	83,504
Other operating expenses	22,774	23,643	22,557
Depreciation and amortisation	1,912	1,978	1,815
Finance costs	25	25	26

Total Expenses Excluding Losses	105,849	106,810	107,902

Less:
Retained Revenue
Sales of goods and services	5,513	5,685	5,714
Investment income	256	256	262
Grants and contributions	762	762	700
Other revenue	248	977	767

Total Retained Revenue	6,779	7,680	7,443

Gain/(loss) on disposal of non current assets	10	(15)	10

NET COST OF SERVICES	99,060	99,145	100,449

Recurrent Funding Statement

Net Cost of Services	99,060	99,145	100,449
Recurrent Services Appropriation	94,873	94,906	96,059

Capital Expenditure Statement

Capital Expenditure	2,621	2,621	431
Capital Works and Services Appropriation	1,600	1,600	431

Budget Estimates 2009-10	8-35

23 OFFICE OF THE BOARD OF STUDIES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	4,176	2,372	2,000
Receivables	1,157	1,713	1,713
Inventories	2,393	2,156	2,156

Total Current Assets	7,726	6,241	5,869

Non Current Assets
Property, plant and equipment —
Land and building	1,331	2,004	1,677
Plant and equipment	3,628	3,428	2,801
Intangibles	1,737	2,378	1,928

Total Non Current Assets	6,696	7,810	6,406

Total Assets	14,422	14,051	12,275

LIABILITIES
Current Liabilities
Payables	1,195	1,077	1,077
Provisions	2,419	2,497	2,596
Other	2,000	1,506	1,506

Total Current Liabilities	5,614	5,080	5,179

Non Current Liabilities
Provisions	33	30	33
Other	496	497	523

Total Non Current Liabilities	529	527	556

Total Liabilities	6,143	5,607	5,735

NET ASSETS	8,279	8,444	6,540

EQUITY
Accumulated funds	8,279	8,444	6,540

TOTAL EQUITY	8,279	8,444	6,540

8-36	Budget Estimates 2009-10

23 OFFICE OF THE BOARD OF STUDIES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	79,352	79,016	81,347
Other	26,859	27,733	25,757

Total Payments	106,211	106,749	107,104

Receipts
Sale of goods and services	5,513	5,685	5,714
Interest	256	256	262
Other	4,615	5,344	4,667

Total Receipts	10,384	11,285	10,643

NET CASH FLOWS FROM OPERATING ACTIVITIES	(95,827)	(95,464)	(96,461)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	30	5	30
Purchases of property, plant and equipment	(2,421)	(2,421)	(431)
Other	(200)	(200)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,591)	(2,616)	(401)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	94,873	94,906	96,059
Capital appropriation	1,600	1,600	431

NET CASH FLOWS FROM GOVERNMENT	96,473	96,506	96,490

NET INCREASE/(DECREASE) IN CASH	(1,945)	(1,574)	(372)

Opening Cash and Cash Equivalents	6,121	3,946	2,372

CLOSING CASH AND CASH EQUIVALENTS	4,176	2,372	2,000

CASH FLOW RECONCILIATION
Net cost of services	(99,060)	(99,145)	(100,449)
Non cash items added back	3,592	4,021	3,870
Change in operating assets and liabilities	(359)	(340)	118

Net cash flow from operating activities	(95,827)	(95,464)	(96,461)

Budget Estimates 2009-10	8-37

MINISTER FOR EMERGENCY SERVICES, AND
MINISTER FOR SMALL BUSINESS
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

New South Wales Fire Brigades
Total Expenses	532.4	545.5	2.5
Capital Expenditure	45.9	44.1	-3.8

Department of Rural Fire Service
Total Expenses	228.0	245.0	7.5
Capital Expenditure	8.3	8.3	—

State Emergency Service
Total Expenses	54.5	56.8	4.2
Capital Expenditure	3.1	2.9	-6.1

Total, Minister for Emergency Services, and Minister for Small Business
Total Expenses	814.9	847.3	4.0
Capital Expenditure	57.3	55.3	-3.5

In addition to the agencies listed above, the Minister is also supported by the Department of State and Regional Development (Section 19) for the Small Business portfolio area.

Budget Estimates 2009-10	9-1

NEW SOUTH WALES FIRE BRIGADES
The New South Wales Fire Brigades (NSWFB) provides emergency risk management services from 339 stations across New South Wales. It promotes fire safety, manages fires, and protects New South Wales from hazardous material incidents. The NSWFB is the largest provider of non-fire rescue services in New South Wales and provides State-wide counter-terrorism consequence management emergency response. Through its emergency communication centres, NSWFB also has State-wide responsibility for receipt of all 000 and automatic fire alarm calls for both the NSWFB and the Department of Rural Fire Service.
The NSWFB provides direct fire protection to more than 90 per cent of the State’s population, and has mutual aid arrangements with other emergency services which extend its services beyond gazetted fire districts. The NSWFB has State-wide responsibility for hazardous materials emergencies and for rescue in many areas outside gazetted fire districts.
The NSWFB’s governing legislation is the Fire Brigades Act 1989.
Expenditure by the NSWFB is financed by the NSW Government (14.6 per cent), local government (11.7 per cent), and the insurance industry (73.7 per cent).
Results and Services
The NSWFB aims to enhance community safety, quality of life and confidence by minimising the impact of hazards and emergency incidents on the people, environment and economy of New South Wales. The NSWFB seeks to achieve a safer New South Wales by working towards the following results:
•	Communities prepared for, and resilient in the event of an emergency.

•	Effective emergency incident prevention.

•	Adverse environmental impacts prevented, reduced or mitigated.

•	Property damage and loss prevented, reduced or mitigated.
The services provided by the NSWFB that contribute to these results are:
•	community safety services that manage risk by ensuring effective emergency incident prevention and by developing resilient communities that are well prepared for emergencies. This is achieved through community education and activities such as the Smoke Alarm Battery Replacement for the Elderly program, fire fighter inspections of premises, and the establishment of Community Fire Units on the urban bushland interface

9-2	Budget Estimates 2009-10

24 NEW SOUTH WALES FIRE BRIGADES
•	emergency management response and recovery services that provide rapid, reliable emergency assistance, 24 hours a day, seven days a week, while ensuring the impacts of emergency incidents are minimised and emergency-related disruptions to communities, business and the environment are reduced and

•	operational preparedness services that assess risk, develop and test operational plans, develop capabilities and provide training for emergencies and overall operational support across the organisation’s various functions.
The key services provided by the NSWFB and the way in which they are expected to contribute to results are set out in the following table:

		Results
				Adverse	Property
		Communities		environmental	damage and
	2009-10	prepared for,	Emergency	impacts	loss
	Budget	and resilient in	incidents	prevented,	prevented,
	Expenses	the event of an	effectively	reduced or	reduced or
Service Groups	$m	emergency	prevented	mitigated	mitigated

Community Safety	28.9	✓	✓	✓	✓
Emergency Management	322.9	✓	✓	✓	✓
Operational Preparedness	193.6	✓	✓	✓	✓

Total Expenses Excluding Losses	545.5

Recent Achievements
The NSWFB, in partnership with other agencies, achieved the following in 2008-09:
•	The percentage of smoke alarms in homes was increased to 92.9 per cent. In addition, by April 2009, 6,484 seniors’ homes had been visited to check smoke alarms under the Smoke Alarm Battery Replacement for the Elderly program.

Budget Estimates 2009-10	9-3

24 NEW SOUTH WALES FIRE BRIGADES
•	Community protection was enhanced by opening new fire stations at Castle Hill and Lavington (North Albury) and completing major renovations at Bellingen, Blackheath, Brunswick Heads, Crookwell, Narellan, Forster, Kyogle, Moama, Yamba, Silverwater, and St Marys (Dunheved). In addition Coffs Harbour, Narellan and Queanbeyan Fire Stations are now staffed by permanent firefighters on a 24 hour roster.

•	Twelve new fire engines were commissioned in metropolitan and regional areas. A specialist bushfire appliance was commissioned for use at major events. Four new specialised rescue vehicles will be commissioned in 2009. The first of these was put into service at Regentville in April 2009.

•	The NSWFB Rescue and Disaster Education Facility was established at Ingleburn in Sydney’s south west. By April 2009 this facility had trained 110 primary rescue operators.

•	The NSWFB was accredited for primary rescue at Engadine, Cronulla, Bankstown, Wentworthville, Gordon, Narellan, Gosford, Wollongong, Newcastle, Warren, West Wyalong, Harden and Dungog.
Strategic Directions
A key strategic direction of the NSWFB is to increase community access to early intervention programs and improve the effectiveness of these programs. The NSWFB will continue to focus on early intervention and emphasise prevention and improving community preparedness as key roles for fire fighters.
The NSWFB will increase community safety and resilience to hazards and emergency incidents by increasing awareness of preventative measures, facilitating recovery after emergencies, developing and implementing preventative programs for at risk elements of the community, and strengthening partnerships with local government, community groups and other emergency services.
The NSWFB has prioritised operational readiness for managing the consequences of possible terrorist attacks. The capabilities are used on a day to day basis for normal emergency response.
The NSWFB is improving its cost-effectiveness by sharing support and infrastructure services and re-engineering processes. The NSWFB has played a strong role in collaborative ICT planning in the emergency services sector over recent years.

9-4	Budget Estimates 2009-10

24 NEW SOUTH WALES FIRE BRIGADES
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are budgeted to be $545.5 million, an increase of 2.5 per cent on the 2008-09 Budget. This increase is mainly due to additional salaries and on-costs as well as sustaining NSWFB’s operational preparedness throughout the year.
Capital Expenditure
In 2009-10, the NSWFB’s capital works program is $44.1 million. This will fund the following projects:
•	$18 million for an ongoing program to acquire and replace fire fighting appliances

•	$15.1 million for fire fighting and counter-terrorism plant and equipment

•	$5 million for fire station renovations

•	$3.6 million for information technology and station communications equipment and

•	$2.4 million for community fire units.
This capital expenditure will benefit both city and rural areas of New South Wales and continue to address the need for additional facilities in growth areas.

Budget Estimates 2009-10	9-5

24 NEW SOUTH WALES FIRE BRIGADES
Result Indicators
Communities prepared for and resilient in the event of an emergency

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Homes that tested smoke alarms in last five months	%	n.a.	82.2	n.a.	83.0	83.0
Kindergarten and Year 1 students receiving fire awareness education	no.	n.a.	69,704	n.a.	91,410	91,500
Dwellings with persons aged over 65 years that received fire awareness and safety education	no.	n.a.	7,815	n.a.	7,392	7,400
Households with smoke alarms (a)%		86.9	92.0	95.0	92.9	93.0
Community Fire Units established in bush/urban interface (b)	no.	358	371	542	395	470

(a)	This indicator shows the level of safe fire practices in the community that reduce the likelihood of fire.

(b)	This indicator is a proxy to measure how well the Brigade improves neighbourhood fire preparedness and capabilities to fight fires in the bush/urban interface.
Emergency incidents effectively prevented

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Accidental residential structure fires reported (a)	no.	120.7	125.1	135.0	125.1	125.0
Incendiary and suspicious fires attended by NSWFB (b)	no.	147.0	167.0	145.0	150.0	145.0
Property fires attended by NSWFB (c)	no.	170.7	182.0	174.0	157.9	155.0
Bush and grass fires in NSWFB districts (d)	no.	166.4	165.0	156.0	170.6	160.0
Units are in no. per 100,000 of population.

(a)	This indicator shows the Brigade’s tracking of residential structure fires.

(b)	This indicator indicates the Brigade’s response to fire incidents.

(c)	This indicator shows the Brigade’s capacity to attend to fires.

(d)	This indicator shows the Brigade’s attendance to bush fires on the bush/urban interface.

9-6	Budget Estimates 2009-10

24 NEW SOUTH WALES FIRE BRIGADES
Result Indicators (cont)
Adverse environmental impacts prevented, reduced or mitigated

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Fire Incidents	no.	n.a.	31,366	n.a.	34,000	33,000
Hazardous materials incidents	no.	n.a.	4,690	n.a.	3,500	3,400
Structure fires confined to object and room of origin (a)%		69.4	70.0	70.0	72.0	73.0

(a)	This indicator measures the Brigade’s capacity to combat fires and use information for operational effectiveness.
Property damage and loss prevented, reduced or mitigated

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Response time to structure fires-50th percentile	mins	7.0	6.8	6.8	7.0	6.5
Response time to structure fires-90th percentile	mins	11.3	11.3	11.2	11.0	11.0
These indicators measure the Brigade’s capacity to combat fires in communities through timely response.

Budget Estimates 2009-10	9-7

24 NEW SOUTH WALES FIRE BRIGADES
Service Group Statements
24.1 Community Safety

Service Description:	This service group covers risk management by ensuring effective emergency incident prevention and by developing resilient communities that are well prepared for emergencies. This is achieved through community education and activities such as smoke alarm battery replacement for the elderly program, fire fighter inspections of premises, and the establishment of Community Fire Units on the bush/urban interface.

Linkage to Results:	This service group contributes to effective emergency incident prevention and community resilience and preparedness for emergencies by working towards a range of intermediate results that include the following:

• fewer bush, grass and structure fires

• more households with smoke detectors and

• effective Community Fire Units.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Comsafe emergency management courses conducted	no.	n.a.	1,831	n.a.	1,525	1,600
Hours firefighters spend delivering community safety activities and programs	hours	n.a.	22,399	n.a.	22,410	26,000
Community Fire Units established	no.	n.a.	371	n.a.	395	470
Smoke alarm reminders issued	no.	n.a.	n.a.	n.a.	820	1,000
Fires with ignition factor determined	%	75.0	68.7	75.0	70.0	72.0
Building inspections undertaken	no.	1,022	724	2,000	1,036	1,200

Employees:	FTE	n.a.	216	219	219	219

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	26,623	29,387	28,910

NET COST OF SERVICES	25,413	27,416	3,568

CAPITAL EXPENDITURE	2,295	2,561	2,340

9-8	Budget Estimates 2009-10

24 NEW SOUTH WALES FIRE BRIGADES
Service Group Statements (cont)
24.2 Emergency Management

Service Description:	This service group covers emergency management response and recovery to provide rapid, reliable emergency assistance, 24 hours a day, seven days a week, while ensuring the impacts of emergency incidents are minimised and emergency-related disruptions to communities, business and the environment are reduced.

Linkage to Results:	This service group contributes to effective emergency incident prevention, fast, reliable and effective emergency responses and reduced disruption to communities, business and the environment.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Storm and tempest incidents attended	no.	n.a.	632	n.a.	700	700
Fire investigations	no.	n.a.	308	n.a.	300	300
Fires attended	no.	33,118	31,366	34,000	34,000	33,000
Hazmat incidents attended	no.	12,714	11,658	12,600	12,000	12,000
Non-fire rescue incidents attended	no.	11,555	11,905	12,800	12,000	12,000

Employees:	FTE	n.a.	2,664	2,684	2,681	2,681

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	326,913	328,233	322,922

NET COST OF SERVICES	312,046	306,246	39,857

CAPITAL EXPENDITURE	28,184	28,609	26,134

Budget Estimates 2009-10	9-9

24 NEW SOUTH WALES FIRE BRIGADES
Service Group Statements (cont)
24.3 Operational Preparedness

Service Description:	This service group covers the assessment of risk, development and testing of operational plans, development of capabilities and provision of training for emergencies and overall operational support across the organisation’s various functions.

Linkage to Results:	This service group contributes to effective emergency incident prevention, community resilience and preparedness for emergencies, fast, reliable and effective emergency responses, reduced disruption to communities, business and the environment and accurate assessment of emergency risks by working towards a range of intermediate results that include the following:

• better assessment of emergency risks

• improved organisational capabilities and

• more effective training programs.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Average age of fire engine pumper fleet	years	n.a.	9	n.a.	9	8
Fire fighters with current level 1 compartment fire behaviour training	%	n.a.	100	n.a.	100	100
Accredited rescue crews	no.	166	171	170	180	180

Employees:	FTE	n.a.	1,447	1,469	1,469	1,469

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	178,895	196,827	193,647

NET COST OF SERVICES	170,759	183,641	23,902

CAPITAL EXPENDITURE	15,423	17,156	15,671

9-10	Budget Estimates 2009-10

24 NEW SOUTH WALES FIRE BRIGADES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	432,826	456,373	443,648
Other operating expenses	66,102	67,165	67,769
Depreciation and amortisation	33,483	30,353	34,062
Grants and subsidies	—	556	—
Finance costs	20	—	—

Total Expenses Excluding Losses	532,431	554,447	545,479

Less:
Retained Revenue
Sales of goods and services	7,590	15,450	13,542
Investment income	3,953	5,200	4,044
Retained taxes, fees and fines	9,648	4,740	395,819	*
Grants and contributions	—	—	62,202	*
Other revenue	3,142	10,961	2,665

Total Retained Revenue	24,333	36,351	478,272

Gain/(loss) on disposal of non current assets	—	913	—
Other gains/(losses)	(120)	(120)	(120)

NET COST OF SERVICES	508,218	517,303	67,327

Recurrent Funding Statement

Net Cost of Services	508,218	517,303	67,327
Recurrent Services Appropriation	508,576	510,770	71,196	*

Capital Expenditure Statement

Capital Expenditure	45,902	48,326	44,145
Capital Works and Services Appropriation	12,271	14,695	6,424

*	Receipts are higher in 2009-10 due to the harmonised funding arrangements implemented this year for the NSW Fire Brigades, the Department of Rural Fire Service and the State Emergency Service. Under the harmonised arrangements, funding contributions from insurance companies and local councils are received directly by the NSW Fire Brigades rather than via an appropriation.

Budget Estimates 2009-10	9-11

24 NEW SOUTH WALES FIRE BRIGADES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	90,726	103,226	97,831
Receivables	12,081	11,202	11,202
Inventories	1,271	1,995	1,995
Assets held for sale	—	2,725	2,725
Other	153	178	178

Total Current Assets	104,231	119,326	113,931

Non Current Assets
Property, plant and equipment —
Land and building	267,807	262,283	256,413
Plant and equipment	188,220	183,289	199,242
Intangibles	—	4,683	4,683

Total Non Current Assets	456,027	450,255	460,338

Total Assets	560,258	569,581	574,269

LIABILITIES
Current Liabilities
Payables	21,355	29,740	24,156
Provisions	49,721	57,003	56,982

Total Current Liabilities	71,076	86,743	81,138

Non Current Liabilities
Provisions	16,607	17,507	17,507
Other	1,082	1,209	1,209

Total Non Current Liabilities	17,689	18,716	18,716

Total Liabilities	88,765	105,459	99,854

NET ASSETS	471,493	464,122	474,415

EQUITY
Reserves	187,317	185,023	185,023
Accumulated funds	284,176	279,099	289,392

TOTAL EQUITY	471,493	464,122	474,415

9-12	Budget Estimates 2009-10

24 NEW SOUTH WALES FIRE BRIGADES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	432,826	446,055	443,669
Grants and subsidies	—	556	—
Finance costs	20	—	—
Other	75,302	79,647	82,553

Total Payments	508,148	526,258	526,222

Receipts
Sale of goods and services	8,007	15,494	13,422
Retained taxes	4,000	4,740	395,819 *
Interest	3,953	5,200	4,044
Other	17,453	19,337	74,067 *

Total Receipts	33,413	44,771	487,352

NET CASH FLOWS FROM OPERATING ACTIVITIES	(474,735)	(481,487)	(38,870)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	4,217	—
Purchases of property, plant and equipment	(45,902)	(48,326)	(44,145)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(45,902)	(44,109)	(44,145)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	358	358	358
Repayment of borrowings and advances	(358)	(358)	(358)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	508,576	510,770	71,196 *
Capital appropriation	12,271	14,695	6,424

NET CASH FLOWS FROM GOVERNMENT	520,847	525,465	77,620

NET INCREASE/(DECREASE) IN CASH	210	(131)	(5,395)

Opening Cash and Cash Equivalents	90,516	103,357	103,226

CLOSING CASH AND CASH EQUIVALENTS	90,726	103,226	97,831

*	Receipts are higher in 2009-10 due to the harmonised funding arrangements implemented this year for the NSW Fire Brigades, the Department of Rural Fire Service and the State Emergency Service. Under the harmonised arrangements, funding contributions from insurance companies and local councils are received directly by the NSW Fire Brigades rather than via an appropriation.

Budget Estimates 2009-10	9-13

24 NEW SOUTH WALES FIRE BRIGADES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(508,218)	(517,303)	(67,327)
Non cash items added back	33,483	30,353	34,062
Change in operating assets and liabilities	—	5,463	(5,605)

Net cash flow from operating activities	(474,735)	(481,487)	(38,870)

9-14	Budget Estimates 2009-10

DEPARTMENT OF RURAL FIRE SERVICE
The Department of Rural Fire Service (the Service) provides a community-based fire service for more than 95 per cent of the area of New South Wales. In doing so, the Service relies on nearly 70,000 volunteers to provide most of its operational and risk management capabilities.
The fire management and fire protection responsibilities of the Service arise from the Rural Fires Act, 1997.
Expenditure by the Service on bushfire fighting activities is financed by the NSW Government (14.6 per cent), local government (11.7 per cent), and the insurance industry (73.7 per cent).
The State contribution towards fire fighting services is paid into the Rural Fire Fighting Fund along with contributions from insurance companies and councils. In 2009-10 contributions provided to the Fund will total $216.3 million.
The Service is also the host agency for Emergency Management NSW, previously the Office for Emergency Services. An independent entity within the Service, it is responsible for policy advice to the Minister, support to the State Emergency Management Committee, the State Rescue Board of NSW and the State Emergency Recovery Controller, and administering the Disaster Resilience Australia Program.
Results and Services
The Service aims to reduce risk to the community and the environment, including damage that issues from fires and other emergencies, by working towards the following results:
•	Greater community awareness of, and participation in fire risk reduction.

•	Reduced environmental impact of the Service’s incident management activities.

•	Fire incidents managed more effectively to reduce impact of fire on properties and their occupants.

•	More fire incidents prevented.

Budget Estimates 2009-10	9-15

25 DEPARTMENT OF RURAL FIRE SERVICE
Key services provided by the Service that contribute to these results include:
•	community safety, which delivers community education and activity programs that reduce the risk of fire and assess development applications

•	operations, which coordinate fire fighting and response arrangements including aviation, logistics and communication

•	operational and administrative support services, which give operational, clerical and managerial support, including financial and strategic development across the organisation and

•	hosting Emergency Management NSW. It supports the Minister for Emergency Services in policy development, and administrative support to the State Emergency Management Committee, State Rescue Board, and the State Emergency Recovery Controller.
The key services provided by the Service, and the way in which they are expected to contribute to these results, are set out in the following table:

	Results
				Fire incidents
				managed
		Greater	Reduced	more
		community	environmental	effectively to
		awareness	impact of the	reduce
	2009-10	of and	Service’s	impact on
	Budget	participation	incident	properties	Fire
	Expenses	in fire risk	management	and their	incidents
Service Groups	$m	reduction	activities	occupants	prevented

Community Safety	22.0	✓	✓		✓
Operations	174.7		✓	✓	✓
Operational and Administrative Support	27.7	✓	✓	✓	✓
Emergency Management NSW	20.6

Total Expenses Excluding Losses	245.0

9-16	Budget Estimates 2009-10

25 DEPARTMENT OF RURAL FIRE SERVICE
Recent Achievements
Highlights of the 2008-09 financial year included:
•	funding the purchase of 209 new and refurbished tankers

•	successfully processing in excess of 6,032 applications for membership, transfer and child-related activity checks

•	completing bush fire protection works covering 185,094 properties, with a total value of over $92 billion

•	assessing 7,400 developments in bushfire prone areas across the State

•	issuing 3,400 Bush Fire Hazard Reduction Certificates

•	delivering 749 educational and other events specifically targeted at children and young people

•	completing 2,379 community awareness and engagement programs

•	completing 34 School Cadet Training Programs with 632 students successfully finishing the program and

•	participation in ‘MyRFS’ volunteer only website by 12,750 users.
Strategic Directions
Key strategies for 2009-10 include:
•	implementing a suite of performance measures in rural fire districts

•	completing a functional realignment in the Service to better match the organisational structure

•	implementing the Urban Interface Bush Fire Mitigation Plan 2006-10 to increase the level of hazard reduction undertaken in those portions of the community with some of the highest levels of bushfire risk

•	implementing the reviewed Bush Fire Risk Management Planning to facilitate a more coordinated approach to identifying bushfire risk, and planning of appropriate treatment actions in Rural Fire Districts and Fire Districts and

•	developing a system designed to better match the allocation of appropriate types and number of fire-fighting assets to meet the level of risk and service delivery targets existing in each part of the state.

Budget Estimates 2009-10	9-17

25 DEPARTMENT OF RURAL FIRE SERVICE
2009-10 Budget Initiatives
Total Expenses
The Service’s total expenses in 2009-10 are estimated at $245 million. In 2009-10 the Service will:
•	enhance regional mitigation and firefighting capability initiatives ($14 million) including:
•	mobilise nine new fire mitigation work crews to undertake preparatory hazard reduction work ahead of controlled burns ($4.7 million) and

•	enhance the Service’s aerial firefighting capability ($6 million)
•	buy new and refurbished tankers for local brigades ($31.3 million)

•	continue maintenance grants to local brigades ($17 million)

•	continue subsidies to local brigades for brigade stations and installation of water tanks ($16 million) and

•	provide support for expenses and staffing to districts ($47.7 million).
Also included is funding to Emergency Management NSW for:
•	the Natural Disaster Mitigation Program ($12.4 million) and

•	the Bushfire Mitigation Program ($2.7 million).
Capital Expenditure
The Service’s $8.3 million 2009-10 capital expenditure program includes provision for the following projects:
•	acquisition of motor vehicles ($6.5 million) and

•	purchase of computers and other small items of equipment ($1.8 million).

9-18	Budget Estimates 2009-10

25 DEPARTMENT OF RURAL FIRE SERVICE
Result Indicators
Greater general community awareness of and participation in fire risk reduction

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Community fire awareness and preparedness education activities implemented (a)	no.	627	691	640	640	665
Properties inspected within 10 days of complaint registration (b)%		65	83	83	83	85

(a)	This indicator measures the Service’s community education effort to improve preparedness and participation.

(b)	This indicator measures the Service’s response to community generated report of incidents.
Reduced environmental impact of the Service’s incident management activities

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Bush Fire Management Committees with mapped fire history (a)%	n.a.	5	25	25	50
Bush Fire Management Committees with mapped vegetation fire regimes (b)%	n.a.	5	25	25	30

(a)	This indicator tracks the Service’s environmental management performance and practices.

(b)	This indicator gauges the Service’s environmental management performance practices.

Budget Estimates 2009-10	9-19

25 DEPARTMENT OF RURAL FIRE SERVICE
Result Indicators (cont)
Fire incidents managed more effectively to reduce impact on properties and their occupants

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Completed fire code assessments within the required 40 days of development applications for sub-divisions and special purpose buildings (a)%	n.a.	n.a.	90	90	90
Fire fighters with Voluntary Competency Index qualifications (b)%	n.a.	n.a.	85	85	85

(a)	This indicator shows the Service’s effectiveness in reducing the potential impact of fire on properties in bush fire prone areas.

(b)	This indicator measures the Service’s preparedness through ensuring it has a high-competence fire fighting force.
Fire incidents prevented

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Bush Fire Management Committees with completed draft Bush Fire Management Plans within 6 months of commencement (a)%		n.a.	n.a.	75	75	75
State level programs and training events delivered (b)	no.	n.a.	n.a.	50	50	50

(a)	This indicator measures the Service’s preparedness through ensuring adequate planning in bushfire prone areas.

(b)	This indicator measures the Service’s effort to improve fire awareness in bushfire prone areas.

9-20	Budget Estimates 2009-10

25 DEPARTMENT OF RURAL FIRE SERVICE
Service Group Statements
25.1 Community Safety

Service Description:	This service group covers the protection of the community through measures that enhance community awareness of and participation in fire risk reduction while reducing the environmental impact of the Service’s incident management activities.

Linkage to Results:	This service group contributes to greater community awareness of and participation in fire risk reduction, and reduced environmental impact of the Service’s incident management activities by working towards a range of intermediate results that include the following:

• increased community awareness from community education programs and

• reduced negative environmental impact due to better fuel load burn offs.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Bush Fire Management Committees with mapped fire history	%	n.a.	5	25	25	50
Property-related complaints inspected within 10 days	%	65	83	70	84	85
Scheduled community education activities completed	no.	627	691	640	640	665
Bush Fire Management Committees with mapped vegetation fire regimes	%	n.a.	5	25	25	30

Employees:	FTE	58	57	57	57	57

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	17,027	16,432	22,012

NET COST OF SERVICES	16,227	15,546	21,212

Budget Estimates 2009-10	9-21

25 DEPARTMENT OF RURAL FIRE SERVICE
Service Group Statements (cont)
25.2 Operations

Service Description:	This service group covers the rapid and effective emergency response to incidents in bush-fire prone areas to minimize injury and loss to the community.

Linkage to Results:	This service group contributes to reduced impact of fire on properties and their occupants, reduced environmental impact of the Service’s incident management activities, more effective fire incident management and fire incidents prevention by working towards a range of intermediate results that include the following:

• reduced vegetation fuel load around the bush/urban interface and

• improved fire fighter competencies.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Operation plans approved by Bushfire Coordinating Committee	%	n.a.	100	100	100	100
New fire stations complying with standard designs	%	n.a.	n.a.	80	80	80
Volunteer Competency Index — for three principal qualifications	%	n.a.	85	85	85	85

Employees:	FTE	486	486	490	490	495

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	168,175	187,654	174,650

NET COST OF SERVICES	166,157	178,181	172,123

CAPITAL EXPENDITURE	—	8,290	8,290

9-22	Budget Estimates 2009-10

25 DEPARTMENT OF RURAL FIRE SERVICE
Service Group Statements (cont)
25.3 Operational and Administrative Support

Service Description:	This service group covers the management and administrative support functions of the Service including financial, staff and operational support, fire fighting fleet maintenance, strategy and policy development.

Linkage to Results:	This service is working towards a range of intermediate results that include the following:

• better logistical service support to fire fighting teams and programs and

• better field operations support through efficient and comprehensive communication systems.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

District community education strategies submitted by due date	%	n.a.	92	100	100	100
Fire code DA approvals for buildings completed in 14 days	%	n.a.	74	75	75	80

Employees:	FTE	133	142	142	142	142

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	22,750	35,163	27,652

NET COST OF SERVICES	(155,669)	(151,222)	(157,926)

CAPITAL EXPENDITURE	8,290	—	—

Budget Estimates 2009-10	9-23

25 DEPARTMENT OF RURAL FIRE SERVICE
Service Group Statements (cont)
25.4 Emergency Management NSW

Service Description:	This service group covers the preparation of plans, coordination of operations and provision of training for emergency management recovery and rescue operations; policy advice and ministerial support functions to the Minister for Emergency Services, resource allocation; coordination of advice from, and action by, emergency service agencies on policy and the administration of the Natural Disaster Mitigation Program.

Linkage to Results:	This service group contributes to the provision of comprehensive and coordinated rescue services and emergency management recovery throughout the State and to ministerial support functions.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Emergency management courses conducted	no.	n.a.	150	n.a.	150	150
Emergency management plans maintained/reviewed	no.	40	40	40	40	40
Accredited rescue units	no.	441	440	440	440	442
Certified rescue operators	no.	5,468	5,913	5,950	5,950	6,000
Natural disaster management projects under management	no.	100	100	170	170	170

Employees:	FTE	23	25	26	26	34

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	20,000	20,016	20,642

NET COST OF SERVICES	18,927	18,925	16,566

9-24	Budget Estimates 2009-10

25 DEPARTMENT OF RURAL FIRE SERVICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement
Expenses Excluding Losses
Operating expenses -
Employee related	69,104	83,255	79,804
Other operating expenses	14,102	14,315	22,908
Depreciation and amortisation	3,900	3,824	3,900
Grants and subsidies	134,323	150,848	130,683
Other expenses	6,523	7,023	7,661

Total Expenses Excluding Losses	227,952	259,265	244,956

Less:
Retained Revenue

Investment income	136	136	139
Retained taxes, fees and fines	148,178	155,990	159,600
Grants and contributions	26,741	34,241	25,303
Other revenue	7,255	7,468	7,934

Total Retained Revenue	182,310	197,835	192,981

NET COST OF SERVICES	45,642	61,430	51,975

Recurrent Funding Statement

Net Cost of Services	45,642	61,430	51,975
Recurrent Services Appropriation	45,332	48,120	51,165

Capital Expenditure Statement

Capital Expenditure	8,290	8,290	8,290
Capital Works and Services Appropriation	310	310	310

Budget Estimates 2009-10	9-25

25 DEPARTMENT OF RURAL FIRE SERVICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	17,803	23,707	26,988
Receivables	4,197	4,197	4,197

Total Current Assets	22,000	27,904	31,185

Non Current Assets
Property, plant and equipment -
Plant and equipment	15,883	14,353	13,763
Intangibles	531	531	531
Other	75	75	75

Total Non Current Assets	16,489	14,959	14,369

Total Assets	38,489	42,863	45,554

LIABILITIES
Current Liabilities
Payables	4,665	4,665	4,665
Provisions	6,782	6,782	6,782

Total Current Liabilities	11,447	11,447	11,447

Non Current Liabilities
Provisions	13,146	25,797	28,488

Total Non Current Liabilities	13,146	25,797	28,488

Total Liabilities	24,593	37,244	39,935

NET ASSETS	13,896	5,619	5,619

EQUITY
Accumulated funds	13,896	5,619	5,619

TOTAL EQUITY	13,896	5,619	5,619

9-26	Budget Estimates 2009-10

25 DEPARTMENT OF RURAL FIRE SERVICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	67,213	69,864	76,613
Grants and subsidies	104,815	121,915	99,921
Other	56,683	65,271	67,881

Total Payments	228,711	257,050	244,415

Receipts
Retained taxes	148,178	155,925	159,600
Interest	136	136	139
Other	40,546	54,564	39,792

Total Receipts	188,860	210,625	199,531

NET CASH FLOWS FROM OPERATING ACTIVITIES	(39,851)	(46,425)	(44,884)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	4,980	4,980	4,980
Purchases of property, plant and equipment	(8,290)	(8,290)	(8,290)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,310)	(3,310)	(3,310)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	45,332	48,120	51,165
Capital appropriation	310	310	310

NET CASH FLOWS FROM GOVERNMENT	45,642	48,430	51,475

NET INCREASE/(DECREASE) IN CASH	2,481	(1,305)	3,281

Opening Cash and Cash Equivalents	15,322	25,012	23,707

CLOSING CASH AND CASH EQUIVALENTS	17,803	23,707	26,988

CASH FLOW RECONCILIATION
Net cost of services	(45,642)	(61,430)	(51,975)
Non cash items added back	3,900	3,824	3,900
Change in operating assets and liabilities	1,891	11,181	3,191

Net cash flow from operating activities	(39,851)	(46,425)	(44,884)

Budget Estimates 2009-10	9-27

STATE EMERGENCY SERVICE
The State Emergency Service (SES) is a volunteer-based emergency management response and rescue agency, established by the State Emergency Service Act 1989.
The Service is the nominated combat agency responsible for floods, storms and tsunamis under the State Disaster Plan. The Service also has responsibility for 90 accredited rescue units and for providing assistance to the NSW Police Force, New South Wales Fire Brigades, Department of Rural Fire Service, Ambulance Service of New South Wales and the State Emergency Operations Controller.
Commencing in the 2009-10 financial year, insurance companies and local government councils will be required to contribute, along with the NSW Government, to the costs of SES services under the same funding model as that used for New South Wales Fire Brigades and Department of Rural Fire Service. The total amount required to be contributed will be based on estimated SES expenditure. Insurance companies will contribute 73.7 per cent, local government councils 11.7 per cent, and the NSW Government 14.6 per cent.
The Service’s vision is “To build safe and resilient communities by providing the State’s most versatile and utilised volunteer emergency service”. The Service delivers this vision for New South Wales through over 10,000 dedicated volunteers across 228 units, supported by 17 regional headquarters and the State headquarters.
Results and Services
The Service aims to build a safer and more resilient community by working towards the following results:
•	Responses to requests from the community and from other emergency services agencies for assistance before, during and after floods, storms and other emergency events are timely and effective.

•	Communities are educated and prepared to deal with emergency situations.
Key services provided by the Service that contribute to these results include:
•	training all SES volunteers to nationally accredited emergency standards

•	providing a 24/7 communication centre to ensure that the community can access assistance from its nearest SES unit and

•	effectively promoting educational programs and literature aimed specifically at community safety and awareness during floods and storms.

9-28	Budget Estimates 2009-10

26 STATE EMERGENCY SERVICE
The key services provided by the Service and the way in which they are expected to contribute to these results are set out in the following table:

		Results
		Timely response to
	2009-10	community and other
	Budget	emergency service	Community prepared
	Expenses	agencies’ requests for	to deal with
Service Groups	$m	assistance	emergency situations
Recruitment and Training	14.2	✓
Operational Readiness	36.9	✓
Community Education	5.7		✓

Total Expenses Excluding Losses	56.8

Recent Achievements
The SES has achieved the following in recent years:
•	providing nationally recognised competency based training to all volunteers

•	employing additional staff to alleviate the administrative burden on volunteers

•	upgrading and maintaining vital life saving rescue equipment

•	constructing modern custom designed regional headquarters and

•	upgrading of computer equipment for use by volunteer unit headquarters.
Funding for Information and Communication Technology has supported our volunteer controllers through the provision of laptop computers and mobile broadband. Further enhancements have been made to volunteer human resource management systems.
Request for Assistance Online (RFA) continues to be used for the management of flood and storm emergencies. It was used in assisting Queensland SES respond to storms in Brisbane in November 2008, and the North Coast floods in February and April 2009. Queensland SES is now working with NSW SES in the use of use RFA Online.

Budget Estimates 2009-10	9-29

26 STATE EMERGENCY SERVICE
Strategic Directions
The strategies employed to deliver better services to the community of New South Wales include:
•	delivery of community education at the local level by trained volunteer community education officers

•	delivering telephony communication capabilities to deal with changing telecommunication systems, and provision of a robust and secure Wide Area Network

•	continued improvement of the RFA online database

•	continued development of flood intelligence capabilities

•	upgrading computer and communication systems at all 228 SES volunteer units across New South Wales

•	developing strategies to maintain and recruit volunteer membership, especially in drought-affected rural and indigenous communities and

•	providing community first responder assistance in remote and rural areas where doctor and ambulance facilities are not immediately accessible.
2009-10 Budget Initiatives
Total expenses
The SES total expenses are budgeted at $56.8 million in 2009-10, an increase of 4.2 per cent compared to the 2008-09 Budget, and 22.9 per cent compared to the 2007-08 Budget.
Capital Expenditure
The SES capital program is estimated at $2.9 million in 2009-10. It includes:
•	$1.4 million for rescue equipment

•	$1.4 million for communication and paging systems and

•	$77,000 to replace motorised hydraulic cutters for road crash rescue units.

9-30	Budget Estimates 2009-10

26 STATE EMERGENCY SERVICE
Result Indicators
Timely response to community requests for assistance and to other emergency service agencies

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Requests for assistance (RFA) received from community	no.	35,000	26,704	25,000	25,000	25,000
Community prepared to deal with emergency situations

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

FloodSafe brochures handed out to the community (a)	no.	50,000	50,000	50,000	30,000	35,000
School and community events attended by SES (b)	no.	275	300	300	600	750
SES community service announcements on local TV network across rural and regional New South Wales (c)	no.	30	30	40	40	40

(a)	FloodSafe brochures provide information specific to a city, town or region, and the flood threats.

(b)	This indicator shows the SES in the community and its promotion of safety awareness at a grass roots level.

(c)	Prime TV provides State-wide coverage to rural and regional areas. It promotes the SES contact number of 132 500 as well as how the SES can assist in times of flood and storm.

Budget Estimates 2009-10	9-31

26 STATE EMERGENCY SERVICE
Service Group Statements
26.1 Recruitment and Training

Service Description:	This service group covers recruitment and training of volunteers to provide them with best practice operational skills and ensure their safety and wellbeing when they deal with emergency situations.

Linkage to Results:	This service group contributes to equipped, trained and skilled volunteers whose response for requests for assistance is timely by working towards a range of intermediate results that include:

• volunteers trained to nationally accredited standards

• volunteer awareness in flood/storm preparation increased and

• volunteers equipped with modern and properly maintained rescue equipment.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Accredited qualifications issued	no.	8,500	8,750	9,000	9,000	9,000
Training	hours	55,000	57,500	60,000	60,000	61,500
Training courses available to volunteers (a)	no.	22	24	26	24	25

(a)	The SES aims to provide the most versatile and utilised volunteer emergency service to the community of New South Wales. To achieve this, the SES continues to develop an increasing range of nationally accredited emergency operation training programs.

Employees:	FTE	48	44	44	44	44

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$ 000

Financial Indicators:

Total Expenses Excluding Losses	12,377	13,689	14,195

NET COST OF SERVICES	12,215	13,661	2,819

9-32	Budget Estimates 2009-10

26 STATE EMERGENCY SERVICE
Service Group Statements (cont)
26.2 Operational Readiness

Service Description:	This service group covers provision of immediate assistance to the community by means of rescue and property protection services in times of natural or man-made incidents or emergencies.

Linkage to Results:	This service group contributes to equipped, trained and skilled volunteers and a timely response to community requests for assistance and other emergency service agencies by working towards a range of intermediate results that include:

• community requests for assistance are responded to expediently

• request for assistance from other emergency service agencies are responded to expediently and

• efficient flood, storm and tsunami plans are in place.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Volunteers	no.	10,407	10,400	10,750	10,028	10,250
Requests for assistance	no.	35,000	26,704	25,000	25,000	25,000
Time from receipt of equipment at State headquarters until delivery at units (a)	days	30	14	10	10	7

(a)	Improvements in procurement procedures and developing more effective contractual arrangements with suppliers have developed economies of scale to improve delivery times of equipment to volunteers.

Employees:	FTE	92	117	117	117	117

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	37,172	35,594	36,892

NET COST OF SERVICES	31,752	29,971	6,759

CAPITAL EXPENDITURE	3,114	3,853	2,925

Budget Estimates 2009-10	9-33

26 STATE EMERGENCY SERVICE
Service Group Statements (cont)
26.3 Community Education

Service Description:	This service group covers educating the community about storm and flood safety and warning and informing them in order to strengthen their resilience to deal with emergency situations.

Linkage to Results:	This service group contributes to preparing the community to deal with emergency situations by working towards a range of intermediate results that include:

• effective educational programs and literature for community awareness

• effective advertising campaigns and literature for community safety and awareness and

• direct community training through schools and community events.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

FloodSafe brochures distributed to the community	no.	50,000	50,000	50,000	30,000	35,000
Business FloodSafe seminars	no.	20	20	20	20	25
Employees:	FTE	10	17	17	17	17

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	4,947	5,478	5,676
NET COST OF SERVICES	4,883	5,469	1,127

9-34	Budget Estimates 2009-10

26 STATE EMERGENCY SERVICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	16,682	16,712	19,082
Other operating expenses	20,468	20,767	17,433
Depreciation and amortisation	7,619	7,555	5,889
Grants and subsidies	9,727	9,727	14,359

Total Expenses Excluding Losses	54,496	54,761	56,763

Less:
Retained Revenue
Sales of goods and services	31	31	32
Investment income	92	92	94
Retained taxes, fees and fines*	—	—	39,189
Grants and contributions	5,452	5,452	6,672
Other revenue	—	14	—

Total Retained Revenue	5,575	5,589	45,987

Gain/(loss) on disposal of non current assets	71	71	71

NET COST OF SERVICES	48,850	49,101	10,705

Recurrent Funding Statement

Net Cost of Services	48,850	49,101	10,705
Recurrent Services Appropriation	40,596	40,911	7,193

Capital Expenditure Statement
Capital Expenditure	3,114	3,853	2,925
Capital Works and Services Appropriation	3,114	3,853	427

*	The figure for 2009-10 reflects the contributions from insurance companies under the revised funding arrangements. Contributions from local councils are shown under Grants and contributions.

Budget Estimates 2009-10	9-35

26 STATE EMERGENCY SERVICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	3,825	6,039	6,019
Receivables	1,046	1,080	1,099
Inventories	5,454	4,288	4,288
Other	48	—	—

Total Current Assets	10,373	11,407	11,406

Non Current Assets
Property, plant and equipment —
Land and building	8,298	3,241	4,733
Plant and equipment	8,730	13,724	9,268

Total Non Current Assets	17,028	16,965	14,001

Total Assets	27,401	28,372	25,407

LIABILITIES
Current Liabilities
Payables	989	267	267
Provisions	1,425	1,690	1,690

Total Current Liabilities	2,414	1,957	1,957

Non Current Liabilities
Provisions	10	—	—

Total Non Current Liabilities	10	—	—

Total Liabilities	2,424	1,957	1,957

NET ASSETS	24,977	26,415	23,450

EQUITY
Reserves	5,892	5,892	5,892
Accumulated funds	19,085	20,523	17,558

TOTAL EQUITY	24,977	26,415	23,450

9-36	Budget Estimates 2009-10

26 STATE EMERGENCY SERVICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	16,048	16,078	18,962
Grants and subsidies	9,727	9,727	14,359
Other	21,172	21,471	18,133

Total Payments	46,947	47,276	51,454

Receipts
Sale of goods and services	(575)	(575)	(587)
Retained taxes	—	—	39,189
Interest	92	92	94
Other	6,762	6,776	7,972

Total Receipts	6,279	6,293	46,668

NET CASH FLOWS FROM OPERATING ACTIVITIES	(40,668)	(40,983)	(4,786)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	71	71	71
Purchases of property, plant and equipment	(3,114)	(3,853)	(2,925)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,043)	(3,782)	(2,854)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	40,596	40,911	7,193
Capital appropriation	3,114	3,853	427

NET CASH FLOWS FROM GOVERNMENT	43,710	44,764	7,620

NET INCREASE/(DECREASE) IN CASH	(1)	(1)	(20)

Opening Cash and Cash Equivalents	3,826	6,040	6,039

CLOSING CASH AND CASH EQUIVALENTS	3,825	6,039	6,019

CASH FLOW RECONCILIATION
Net cost of services	(48,850)	(49,101)	(10,705)
Non cash items added back	8,253	8,189	6,009
Change in operating assets and liabilities	(71)	(71)	(90)

Net cash flow from operating activities	(40,668)	(40,983)	(4,786)

Budget Estimates 2009-10	9-37

MINISTER FOR FAIR TRADING,
MINISTER FOR CITIZENSHIP, AND
MINISTER ASSISTING THE PREMIER
ON THE ARTS
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Community Relations Commission of New South Wales
Total Expenses	17.1	17.8	4.4
Capital Expenditure	0.1	0.1	—

Rental Bond Board
Total Expenses	40.7	45.1	10.7
Capital Expenditure	—	—	—

Total, Minister for Fair Trading, Minister for Citizenship, and Minister Assisting the Premier on the Arts
Total Expenses	57.8	62.9	8.8
Capital Expenditure	0.1	0.1	—

In addition to the agencies listed above, the Minister is also supported by the Department of Commerce (Section 3) for the Fair Trading portfolio area, and the Department of the Arts, Sport and Recreation (Section 2) for the Arts portfolio area.

Budget Estimates 2009-10	10-1

COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES
The Commission promotes more harmonious and equitable communities through community support services and provision of language services.
The Commission’s governing legislation is the Community Relations Commission and Principles of Multiculturalism Act 2000.
Results and Services
The Commission contributes to achieving more harmonious communities by working towards the following results:
•	Social justice and benefits of cultural diversity are recognised and maximised.

•	The Principles of Multiculturalism are observed by public authorities.

•	Access to government and community services is equitable.
Key services provided by the Commission to contribute to these results include:
•	administering grants to communities and organisations

•	engaging the community through projects and partnerships

•	measuring and reporting on the observation of the Principles of Multiculturalism by public authorities and

•	providing interpreting and translation services.
The key services provided by the Commission and the way in which they are expected to contribute to results are set out in the following table:

		Results
			Observation
		Promotion of social	of the Principles	Equitable
	2009-10 Budget	justice and	of Multiculturalism	access to
	Expenses	benefits of	by public	government and
Service Groups	$m	cultural diversity	authorities	community services

Community Support Services	9.2	✓	✓	✓
Language Services	8.6			✓

Total Expenses Excluding Losses	17.8

10-2	Budget Estimates 2009-10

27 COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES
Recent Achievements
The Commission plays a leadership role in community relations in New South Wales. Recent and ongoing achievements include:
•	commencing a major review of the Ethnic Affairs Priority Statement Standards Framework

•	facilitating the development of a Griffith City Council Community Action Plan and

•	implementing an Islamic Youth Project in conjunction with the Department of Immigration and Citizenship.
Strategic Directions
The Commission strives to be the leader and facilitator of community relations in achieving a harmonious and cohesive multicultural New South Wales.
The Commission will continue to engage the community, public and private sectors in providing direct services and advice to enable equal participation. It will also continue to promote community harmony and the benefits of multiculturalism in New South Wales.
2009-10 Budget Initiatives
Total Expenses
Total expenses for the Commission in 2009-10 are budgeted at $17.8 million, compared with projected expenses of $17.3 million in 2008-09.
Capital Expenditure
The Commission has a minor works allocation of $50,000 for 2009-10.

Budget Estimates 2009-10	10-3

27 COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES
Result Indicators
Promotion of social justice and benefits of cultural diversity

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Result Indicators:
Community grants (a)	no.	107	100	110	110	110
Community grants satisfaction survey result (b)%		87	n.a.	90	90	90

(a)	This indicator shows the number of community organisations that were financially supported by the Commission.

(b)	This indicator shows the proportion of community organisations that were satisfied with how the Commission administered the community grants program.
Observation of the Principles of Multiculturalism by public authorities

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Result Indicators:
Agencies compliant with EAPS	%	97	97	97	97	97
This indicator shows the level of compliance with the Ethnic Affairs Priority Statement (EAPS) program among NSW public institutions.
Equitable access to government and community services

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Result Indicators:
Languages provided	no.	73	73	78	78	86
This indicator demonstrates the diverse range of languages provided by the Commission.

10-4	Budget Estimates 2009-10

27 COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES
Service Group Statements
27.1 Community Support Services

Service Description:	This service group covers the provision of community relations policy advice to the Government, implementation of the Principles of Multiculturalism by all Government agencies, involvement in community projects and administration of the Community Development Grants program.

Linkage to Results:	This service group contributes to achieving more harmonious communities by working towards a range of intermediate results that include the following:
•	Social justice and community development for ethnic communities in New South Wales are promoted.

•	The benefits of cultural diversity are recognised and maximised through the facilitation of cooperative arrangements and initiatives.

•	The Principles of Multiculturalism are observed by public authorities.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Expressions of interest received for grant applications	no.	549	531	500	500	530
Successful grant applications	%	80	100	85	85	85

Employees:	FTE	42	42	44	44	45

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	8,995	9,271	9,239

NET COST OF SERVICES	8,775	8,952	8,943

CAPITAL EXPENDITURE	75	75	50

Budget Estimates 2009-10	10-5

27 COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES
Service Group Statements (cont)
27.2 Language Services

Service Description:	This service group covers the provision of efficient, reliable and professional interpreting and translation services of community languages in a form relevant to client needs, provided by appropriately trained interpreters and translators.

Linkage to Results:	This service group contributes to achieving more harmonious communities by working towards a range of intermediate results that include equitable access to government and community services for people from culturally and linguistically diverse backgrounds.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Assignments performed	no.	43,800	46,070	45,000	45,000	47,000
Formal complaints registered	no.	109	100	100	100	100

Employees:	FTE	72	72	72	72	72

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	8,090	8,073	8,601

NET COST OF SERVICES	3,608	3,391	3,689

10-6	Budget Estimates 2009-10

27 COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	12,521	12,731	13,278
Other operating expenses	2,710	2,759	2,783
Depreciation and amortisation	269	269	115
Grants and subsidies	1,585	1,585	1,664

Total Expenses Excluding Losses	17,085	17,344	17,840

Less:
Retained Revenue
Sales of goods and services	4,552	4,762	4,992
Investment income	150	200	200
Other revenue	—	39	16

Total Retained Revenue	4,702	5,001	5,208

NET COST OF SERVICES	12,383	12,343	12,632

Recurrent Funding Statement

Net Cost of Services	12,383	12,343	12,632
Recurrent Services Appropriation	11,726	11,729	11,944

Capital Expenditure Statement

Capital Expenditure	75	75	50
Capital Works and Services Appropriation	75	75	35

Budget Estimates 2009-10	10-7

27 COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	4,176	4,578	4,602
Receivables	1,111	1,686	1,695

Total Current Assets	5,287	6,264	6,297
Non Current Assets
Property, plant and equipment —
Land and building	23	48	31
Plant and equipment	142	135	105
Intangibles	37	34	16

Total Non Current Assets	202	217	152

Total Assets	5,489	6,481	6,449

LIABILITIES
Current Liabilities
Payables	1,412	1,555	1,555
Provisions	370	411	411

Total Current Liabilities	1,782	1,966	1,966

Non Current Liabilities
Provisions	314	309	309
Other	—	68	68

Total Non Current Liabilities	314	377	377

Total Liabilities	2,096	2,343	2,343

NET ASSETS	3,393	4,138	4,106

EQUITY
Accumulated funds	3,393	4,138	4,106

TOTAL EQUITY	3,393	4,138	4,106

10-8	Budget Estimates 2009-10

27 COMMUNITY RELATIONS COMMISSION OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	11,936	12,137	12,657
Grants and subsidies	1,585	1,585	1,664
Other	3,160	3,236	3,233

Total Payments	16,681	16,958	17,554

Receipts
Sale of goods and services	4,281	4,391	4,983
Interest	150	198	200
Other	450	600	466

Total Receipts	4,881	5,189	5,649

NET CASH FLOWS FROM OPERATING ACTIVITIES	(11,800)	(11,769)	(11,905)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(75)	(75)	(25)
Other	—	—	(25)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(75)	(75)	(50)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	11,726	11,729	11,944
Capital appropriation	75	75	35
Cash transfers to Consolidated Fund	—	(90)	—

NET CASH FLOWS FROM GOVERNMENT	11,801	11,714	11,979

NET INCREASE/(DECREASE) IN CASH	(74)	(130)	24

Opening Cash and Cash Equivalents	4,250	4,708	4,578

CLOSING CASH AND CASH EQUIVALENTS	4,176	4,578	4,602

CASH FLOW RECONCILIATION
Net cost of services	(12,383)	(12,343)	(12,632)
Non cash items added back	947	964	736
Change in operating assets and liabilities	(364)	(390)	(9)

Net cash flow from operating activities	(11,800)	(11,769)	(11,905)

Budget Estimates 2009-10	10-9

RENTAL BOND BOARD
The Rental Bond Board is a statutory corporation, established under the Landlord and Tenant (Rental Bonds) Act 1977, and is the custodian of rental bonds taken on private residential tenancies in New South Wales. It comprises five members, one of whom is the Commissioner for Fair Trading.
Recent Achievements
The Board is a self-funding body, and derives its income mainly from net earnings on rental bond deposits.
The Board estimates that it will administer $800 million in rental bond deposits on behalf of landlords in 2009-10. These administered funds do not form part of the assets reported within the balance sheet of the Board.
The Office of Fair Trading, part of the Department of Commerce, undertakes the administrative functions of the Board on a user pays basis.
2009-10 Budget Initiatives
Total Expenses
Total expenses are estimated at $45.1 million in 2009-10. The Board estimates that it will earn $46.9 million in revenue to support its activities. The Board’s expenses include provision for:
•	$10.7 million in grants supporting 50 per cent of the costs of the residential tenancy functions of the Consumer, Trader and Tenancy Tribunal. The Tribunal has power to determine matters relating to the termination of tenancy agreements, payment of rental bonds on termination of tenancies, breaches of tenancy agreements and payment of compensation

•	$4.3 million in grants including support of 50 per cent of the costs of the Tenancy Advice and Advocacy Program. This program provides advice, information and advocacy services to public and private tenants and, where appropriate, people seeking to become tenants. These services are provided in accordance with the Landlord and Tenant (Rental Bonds) Act 1977

•	$1.8 million to fund the Credit Counselling Grants Program

•	$756,000 to fund the No Interest Loan Scheme Grants Program

•	$8.2 million to meet the operating costs of providing information, education and mediation services within the framework of the Retirement Villages Act 1999 to tenants, village residents, landlords, their agents and village managements and

•	$4.2 million towards the funding for the upgrade of the Rental Bond System.

10-10	Budget Estimates 2009-10

RENTAL BOND BOARD

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	43,004	45,527	46,877

Total Retained Revenue	43,004	45,527	46,877

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	26,752	23,321	26,967
Grants and subsidies	13,971	17,460	18,118

Total Expenses Excluding Losses	40,723	40,781	45,085

Other gains/(losses)	(21)	—	—

SURPLUS/(DEFICIT)	2,260	4,746	1,792

Budget Estimates 2009-10	10-11

RENTAL BOND BOARD

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	14,264	24,168	25,585
Receivables	29	123	123
Other financial assets	15,185	7,490	7,865

Total Current Assets	29,478	31,781	33,573

Non Current Assets
Other financial assets	127	106	106

Total Non Current Assets	127	106	106

Total Assets	29,605	31,887	33,679

LIABILITIES
Current Liabilities
Other	157	750	750

Total Current Liabilities	157	750	750

Total Liabilities	157	750	750

NET ASSETS	29,448	31,137	32,929

EQUITY
Accumulated funds	29,448	31,137	32,929

TOTAL EQUITY	29,448	31,137	32,929

10-12	Budget Estimates 2009-10

RENTAL BOND BOARD

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	(21)	—	—
Interest	41,548	45,520	46,870
Other	190	201	190

Total Receipts	41,717	45,721	47,060

Payments
Grants and subsidies	13,971	17,460	18,118
Other	26,942	23,511	27,157

Total Payments	40,913	40,971	45,275

NET CASH FLOWS FROM OPERATING ACTIVITIES	804	4,750	1,785

CASH FLOWS FROM INVESTING ACTIVITIES
Advance repayments received	21	7	7
Purchases of investments	(3,127)	(7,490)	(375)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,106)	(7,483)	(368)

NET INCREASE/(DECREASE) IN CASH	(2,302)	(2,733)	1,417

Opening Cash and Cash Equivalents	16,566	26,901	24,168

CLOSING CASH AND CASH EQUIVALENTS	14,264	24,168	25,585

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	2,260	4,746	1,792
Non cash items added back	(1,456)	(7)	(7)
Change in operating assets and liabilities	—	11	—

Net cash flow from operating activities	804	4,750	1,785

Budget Estimates 2009-10	10-13

MINISTER FOR FINANCE,
MINISTER FOR INFRASTRUCTURE,
MINISTER FOR REGULATORY REFORM, AND
MINISTER FOR PORTS AND WATERWAYS
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Motor Accidents Authority
Total Expenses	126.8	144.6	14.1
Capital Expenditure	0.4	2.1	474.9
Office of the Motor Accidents Authority
Total Expenses	15.0	19.3	28.5
Capital Expenditure	—	—	—
Workers’ Compensation (Dust Diseases) Board
Total Expenses	104.8	104.6	-0.2
Capital Expenditure	2.5	1.9	-21.9
WorkCover Authority
Total Expenses	253.7	267.6	5.5
Capital Expenditure	14.3	11.0	-23.1
Office of the WorkCover Authority
Total Expenses	143.5	162.8	13.5
Capital Expenditure	—	—	—
Superannuation Administration Corporation
Total Expenses	62.4	73.3	17.5
Capital Expenditure	1.7	2.4	41.2
State Property Authority
Total Expenses	164.0	220.2	34.2
Capital Expenditure	18.9	16.3	-13.7
Maritime Authority of New South Wales
Total Expenses	102.0	112.0	9.8
Capital Expenditure	18.7	24.8	32.3

Total, Minister for Finance, Minister for Infrastructure, Minister for Regulatory Reform, and Minister for Ports and Waterways
Total Expenses	972.2	1,104.4	13.6
Capital Expenditure	56.5	58.5	3.5

In addition to the agencies listed above the Minister is also supported by the Department of Premier and Cabinet (Section 2) and the Treasury (Section 22) for the Finance and Regulatory Reform portfolio areas, and the Treasury (Section 22) for the Infrastructure portfolio area.

Budget Estimates 2009-10	11-1

MOTOR ACCIDENTS AUTHORITY
The Motor Accidents Authority of New South Wales is a statutory corporation that monitors and supervises the compulsory third party scheme for motor vehicles in New South Wales. It was established by the Motor Accidents Act 1988.
Results and Services
The Authority targets the reduction in social costs of death and injury from motor vehicle accidents through a compulsory insurance system by working towards the following results:
•	The risk of road crash injury is reduced.

•	The community can rely on a viable compulsory third party (CTP) scheme.

•	Participants receive just and expeditious compensation.

•	Participants attain optimal health outcomes through recovery and rehabilitation.
Key services provided by the Department which contribute to these results include:
•	monitoring the operation of the compulsory third party scheme

•	providing funding for the reduction of trauma as a result of motor vehicle accidents

•	issuing guidelines to ensure compliance with the Act

•	advising the Minister on scheme efficiency and effectiveness and

•	providing support and advice to the Motor Accidents Council.

11-2	Budget Estimates 2009-10

MOTOR ACCIDENTS AUTHORITY
The key services provided by the Authority and the way in which they are expected to contribute to these results are set out in the following table:

		Results
				Scheme
				participants	Scheme
	2009-10	The risk of	The community	receive just	participants
	Budget	road crash	can rely on a	and	attain optimal
	Expenses	injury is	viable CTP	expeditious	health
Service Groups	$m	reduced	scheme	compensation	outcomes

Policy, Performance and Community Assistance	61.2	✓	✓	✓	✓
Motor Accidents Assessments Service	83.4			✓	✓

Total Expenses Excluding Losses	144.6

Recent Achievements
The Authority continues to manage, on behalf of the Crown Finance Entity, payments to third party motor insurance claimants and service providers of the former insurance company, HIH. The Crown Finance Entity assumed the liabilities for third party motor insurance after the collapse of HIH. The Authority has engaged an agent, Allianz Insurance Co. Ltd. to assist in management of these claims.
The actuarial valuation of HIH claims liabilities was estimated at $47.1 million (discounted value, net of reinsurance and including claims handling expenses) as at 30 June 2008.
Strategic Directions
The Authority aims to administer its programs in an effective, efficient and economical manner, whilst ensuring compliance with all relevant statutory requirements.
The Authority is committed to maintain an affordable, fair and accessible CTP Insurance and Compensation Scheme by:
•	being an effective regulator

•	promoting appropriate treatment of injured persons

Budget Estimates 2009-10	11-3

MOTOR ACCIDENTS AUTHORITY
•	providing medical and claims assessments in disputed cases

•	providing advice to the Minister, Board and other stakeholders

•	supporting injury prevention initiatives and

•	providing services as the Nominal Defendant.
2009-10 Budget Initiatives
Total Expenses
The Authority’s total expenses in 2009-10 are estimated to be $144.6 million. Increased revenue and expenditure is the result of changes to the CTP scheme announced in the 2008-09 Mini-Budget which will see coverage of the scheme extend to at-fault drivers for the first time.
The Authority derives income primarily from a levy on CTP insurance premiums collected by licensed insurers. For 2009-10, this levy is set at 10 per cent, consistent with the prior year. The Authority’s revenue is projected to increase to $145.2 million (from $124.9 million) reflecting the expansion of coverage of the scheme to at fault drivers and the corresponding increase in CTP premiums.
In 2009-10 there will be a projected surplus of $559,000.
Capital Expenditure
The Authority’s capital expenditure program relates mainly to operational systems application software, hardware, office machines and minor amounts for office related works and is budgeted at $2.1 million for 2009-10.

11-4	Budget Estimates 2009-10

MOTOR ACCIDENTS AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	2,000	2,000	2,325
Retained taxes, fees and fines	121,742	121,742	141,660
Other revenue	1,157	1,164	1,175

Total Retained Revenue	124,899	124,906	145,160

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	310	310	376
Other operating expenses	30,523	30,298	34,209
Depreciation and amortisation	329	561	1,004
Grants and subsidies	28,972	28,742	14,000
Other expenses	66,620	66,250	95,012

Total Expenses Excluding Losses	126,754	126,161	144,601

SURPLUS/(DEFICIT)	(1,855)	(1,255)	559

Budget Estimates 2009-10	11-5

MOTOR ACCIDENTS AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	39,366	46,411	45,112
Receivables	25,266	27,987	26,753

Total Current Assets	64,632	74,398	71,865

Non Current Assets
Receivables	18,529	15,989	8,769
Property, plant and equipment -
Land and building	1,751	1,674	1,579
Plant and equipment	267	312	365
Intangibles	37	676	1,841

Total Non Current Assets	20,584	18,651	12,554

Total Assets	85,216	93,049	84,419

LIABILITIES
Current Liabilities
Payables	16,112	17,182	16,486
Provisions	—	—	23
Other	15,032	14,910	13,614

Total Current Liabilities	31,144	32,092	30,123

Non Current Liabilities
Provisions	—	750	750
Other	25,010	26,437	19,217

Total Non Current Liabilities	25,010	27,187	19,967

Total Liabilities	56,154	59,279	50,090

NET ASSETS	29,062	33,770	34,329

EQUITY
Accumulated funds	29,062	33,770	34,329

TOTAL EQUITY	29,062	33,770	34,329

11-6	Budget Estimates 2009-10

MOTOR ACCIDENTS AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Retained taxes	120,951	120,951	141,719
Interest	2,000	2,000	2,325
Other	15,737	20,559	12,924

Total Receipts	138,688	143,510	156,968

Payments
Employee related	310	310	376
Grants and subsidies	28,972	28,742	14,000
Other	111,443	110,803	141,764

Total Payments	140,725	139,855	156,140

NET CASH FLOWS FROM OPERATING ACTIVITIES	(2,037)	3,655	828

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(320)	(271)	(381)
Other	(50)	(576)	(1,746)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(370)	(847)	(2,127)

NET INCREASE/(DECREASE) IN CASH	(2,407)	2,808	(1,299)

Opening Cash and Cash Equivalents	41,773	43,603	46,411

CLOSING CASH AND CASH EQUIVALENTS	39,366	46,411	45,112

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(1,855)	(1,255)	559
Non cash items added back	329	561	1,004
Change in operating assets and liabilities	(511)	4,349	(735)

Net cash flow from operating activities	(2,037)	3,655	828

Budget Estimates 2009-10	11-7

OFFICE OF THE MOTOR ACCIDENTS AUTHORITY
The Office of the Motor Accidents Authority was established under the Public Sector Employment and Management Act 2002. The Office has statutory functions in connection with the provision and management of personnel services to the Motor Accidents Authority of New South Wales and the Lifetime Care and Support Authority of New South Wales.
Recent Achievements
The Office of the Motor Accidents Authority supports the Motor Accidents Authority and the Lifetime Care and Support Authority by undertaking the provision of a comprehensive range of personnel services to those Authorities under service agreements.
Strategic Directions
The Office aims to implement effective, efficient and economical management and corporate service for its supported Authorities.
2009-10 Budget Initiatives
Total Expenses
The Office’s total expenses in 2009-10 are estimated to be $19.3 million comprised entirely of employee related expenditure. The Authority’s income is derived from personnel and corporate support. The Office is expected to run a balanced budget position.

11-8	Budget Estimates 2009-10

OFFICE OF THE MOTOR ACCIDENTS AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	14,996	15,380	19,276

Total Retained Revenue	14,996	15,380	19,276

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	14,996	15,380	19,276

Total Expenses Excluding Losses	14,996	15,380	19,276

SURPLUS/(DEFICIT)	—	—	—

Budget Estimates 2009-10	11-9

OFFICE OF THE MOTOR ACCIDENTS AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	201	1,582	1,582
Receivables	—	2,221	2,620

Total Current Assets	201	3,803	4,202

Non Current Assets
Receivables	—	154	—

Total Non Current Assets	—	154	—

Total Assets	201	3,957	4,202

LIABILITIES
Current Liabilities
Payables	—	329	574
Provisions	68	3,400	3,400

Total Current Liabilities	68	3,729	3,974

Non Current Liabilities
Provisions	33	228	228

Total Non Current Liabilities	33	228	228

Total Liabilities	101	3,957	4,202

NET ASSETS	100	—	—

EQUITY
Accumulated funds	100	—	—

TOTAL EQUITY	100	—	—

11-10	Budget Estimates 2009-10

OFFICE OF THE MOTOR ACCIDENTS AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	14,996	15,380	19,031

Total Receipts	14,996	15,380	19,031

Payments
Employee related	14,895	15,279	19,031

Total Payments	14,895	15,279	19,031

NET CASH FLOWS FROM OPERATING ACTIVITIES	101	101	—

NET INCREASE/(DECREASE) IN CASH	101	101	—

Opening Cash and Cash Equivalents	100	1,481	1,582

CLOSING CASH AND CASH EQUIVALENTS	201	1,582	1,582

CASH FLOW RECONCILIATION
Change in operating assets and liabilities	101	101	—

Net cash flow from operating activities	101	101	—

Budget Estimates 2009-10	11-11

WORKERS’ COMPENSATION (DUST DISEASES) BOARD
The Workers’ Compensation (Dust Diseases) Board was established under the Workers’ Compensation (Dust Diseases) Act 1942. Under the Act, the Board is required to determine eligibility and award compensation to workers and to dependants of deceased workers. The Board is also responsible for administering the Workers’ Compensation (Dust Diseases) Fund. This includes payment of monies for compensation, awards, research grants, fees, salaries and all other costs of administering the Act, including the operating expenses of the Dust Diseases Tribunal.
Results and Services
The Board’s statutory function is to administer the Act, subject to the direction of the Minister for Finance, through whom it reports annually to the New South Wales Parliament.
The Board strives to achieve this objective by working towards the following results:
•	No-fault compensation and quality practical assistance and services to eligible workers and their dependants is assured.

•	There is efficient administration of the trust funds held on behalf of the dependants of deceased workers thus ensuring the capital is protected whilst maximising the returns to the beneficiaries.

•	The Board is the leading source of education and research into dust diseases thereby improving quality of medical treatment, outcomes and patients’ quality of life.
Key services provided by the Board to contribute to these results include:
•	promotion of education and research into dust diseases in Australia

•	administration of the no-fault compensation scheme, a major function of which includes making compensation payments to workers and their dependants

•	facilitation of effective medical and occupational screening, assessment and health surveillance of applicants and

•	effective administration of the Board’s finances to maximise return on investment.

11-12	Budget Estimates 2009-10

WORKERS’ COMPENSATION (DUST DISEASES) BOARD
The key services provided by the Board and the way in which they are expected to contribute to results are set out in the following table:

	2009-10	Results
	Budget	Assurance of	Efficient	Leading source
	Expenses	no-fault	administration of	of education
Service Groups	$m	compensation	trust funds	and research

Education and Research	1.5			✓
Compensation and Awards	85.5	✓
Medical Services	1.2	✓
Financial Management and Investment	16.4	✓	✓

Total Expenses Excluding Losses	104.6

Recent Achievements
Investment income is predicted to be significantly weaker than budgeted in 2008-09 due to the global financial crisis. As such, investment income projections and values of financial assets have been revised to incorporate these negative market fluctuations.
The Board’s expenses mostly comprise compensation payments made, costs associated with claims and any additional dust disease compensation liabilities recognised. The estimates for claims expenses are based on actuarial advice.
The Board estimates its liabilities on the basis of incurred but not reported claims. The Board is projecting to have total assets of $1.7 billion as at June 2010, comprised of approximately $600 million of cash and investments, and $1.1billion receivables, mainly future levy income, to offset total liabilities of $1.7 billion.

Budget Estimates 2009-10	11-13

WORKERS’ COMPENSATION (DUST DISEASES) BOARD
Strategic Directions
The Board’s policy is to maintain the Dust Diseases levy rate for 2009-10 at a level sufficient to meet liabilities associated with reported claims and claims incurred but not reported over a medium to longer term.
The Board’s fundamental objective is to compensate and improve the care, dignity and health of workers suffering from dust diseases. The Board also provides a mobile respiratory screening service for industry and funds numerous research programs and promotes awareness in occupational respiratory health.
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are estimated at $104.6 million. These include $87 million in compensation claims including cost of claims payable.
Capital Expenditure
The Board is budgeting to acquire $1.9 million of assets in 2009-10, comprising computer equipment, computer software and scientific equipment upgrades.

11-14	Budget Estimates 2009-10

WORKERS’ COMPENSATION (DUST DISEASES) BOARD

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	500	287	316
Investment income	69,611	(90,281)	39,216
Retained taxes, fees and fines	33,681	96,925	63,849
Other revenue	1,031	97,986	1,247

Total Retained Revenue	104,823	104,917	104,628

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	(5,476)	2,806	1,568
Depreciation and amortisation	1,586	870	1,154
Grants and subsidies	7,123	6,452	6,558
Finance costs	101,593	94,789	95,348

Total Expenses Excluding Losses	104,826	104,917	104,628

Gain/(loss) on disposal of non current assets	3	—	—

SURPLUS/(DEFICIT)	—	—	—

Budget Estimates 2009-10	11-15

WORKERS’ COMPENSATION (DUST DISEASES) BOARD

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	87,545	126,649	139,938
Receivables	21,416	2,851	2,851
Other financial assets	133,139	146,226	165,737

Total Current Assets	242,100	275,726	308,526

Non Current Assets
Receivables	763,354	1,111,451	1,076,600
Other financial assets	536,934	270,674	282,296
Property, plant and equipment -
Land and building	5,563	5,562	5,413
Plant and equipment	1,660	1,411	1,310
Intangibles	2,287	685	1,702

Total Non Current Assets	1,309,798	1,389,783	1,367,321

Total Assets	1,551,898	1,665,509	1,675,847

LIABILITIES
Current Liabilities
Payables	2,438	2,000	2,000
Provisions	87,264	90,243	93,137

Total Current Liabilities	89,702	92,243	95,137

Non Current Liabilities
Provisions	1,460,570	1,571,640	1,579,084

Total Non Current Liabilities	1,460,570	1,571,640	1,579,084

Total Liabilities	1,550,272	1,663,883	1,674,221

NET ASSETS	1,626	1,626	1,626

EQUITY
Reserves	1,626	1,626	1,626

TOTAL EQUITY	1,626	1,626	1,626

11-16	Budget Estimates 2009-10

WORKERS’ COMPENSATION (DUST DISEASES) BOARD

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	500	359	316
Retained taxes	94,752	96,759	98,700
Interest	58,339	61,634	27,337
Other	4,694	2,352	1,870

Total Receipts	158,285	161,104	128,223

Payments
Grants and subsidies	7,123	6,452	6,558
Other	82,477	89,934	87,201

Total Payments	89,600	96,386	93,759

NET CASH FLOWS FROM OPERATING ACTIVITIES	68,685	64,718	34,464

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	45	—	18
Proceeds from sale of investments	90,000	62,265	—
Purchases of property, plant and equipment	(854)	(1,118)	(322)
Purchases of investments	(166,108)	(116,041)	(19,254)
Other	(1,629)	(514)	(1,617)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(78,546)	(55,408)	(21,175)

NET INCREASE/(DECREASE) IN CASH	(9,861)	9,310	13,289

Opening Cash and Cash Equivalents	97,406	117,339	126,649

CLOSING CASH AND CASH EQUIVALENTS	87,545	126,649	139,938

CASH FLOW RECONCILIATION
Non cash items added back	(9,686)	152,785	(10,725)
Change in operating assets and liabilities	78,371	(88,067)	45,189

Net cash flow from operating activities	68,685	64,718	34,464

Budget Estimates 2009-10	11-17

WORKCOVER AUTHORITY
WorkCover Authority (WorkCover) is a statutory authority that serves the community in the areas of occupational health and safety, injury management and workers compensation.
WorkCover regulates the workers compensation system, licenses self and specialised insurers to provide workers compensation insurance and manages Scheme Agents on behalf of the Nominal Insurer. The Nominal Insurer is the insurer for the New South Wales Workers Compensation Scheme through the Workers Compensation Insurance Fund, and is responsible for issuing workers compensation policies and managing claims. WorkCover acts on behalf of the Nominal Insurer and exercises its powers and performs its operational functions.
WorkCover administers the State’s occupational health and safety legislation by providing advice and assistance, undertaking workplace inspections, investigating incidents and complaints, mediating disputes, and where necessary applying sanctions. It also licenses the operation of hazardous equipment, activities and defined premises.
WorkCover’s main statutory functions are to ensure compliance with the following legislation: Occupational Health and Safety Act 2000, Workers Compensation Act 1987, Workplace Injury Management and Workers Compensation Act 1998, Workers Compensation (Bush Fire, Emergency and Rescue Services) Act 1987, Explosives Act 2003, Workers Compensation (Dust Diseases) Act 1942, Sporting Injuries Insurance Act 1978, Rural Workers Accommodation Act 1969 and their associated regulations and codes of practice.
Recent Developments
Recent reforms to the workers compensation system have delivered better services and increased benefits for injured workers, savings for employers and improved levels of efficiency.
Five premium rate reductions since November 2005 have reduced workers compensation premium rates by an average of 30 per cent, saving NSW businesses $785 million per annum.
Apprentice wages have been removed from workers compensation premium calculations, saving NSW businesses an addition $74 million per annum.

11-18	Budget Estimates 2009-10

WORKCOVER AUTHORITY
Employers will also benefit from a further $20 million per year in savings as a result of cutting red tape surrounding workers compensation wage declarations and certificates of currency requirements.
From 30 June 2008, most NSW employers that pay $7,500 or less in annual wages will automatically receive workers compensation coverage, including private households employing domestic workers. This extends workers compensation coverage to nearly 2.5 million households in New South Wales.
Lump sum death benefits have increased to $425,000.
WorkCover continues to roll out safety rebate schemes to rural New South Wales including rebates for silo safety upgrades and the fitting of power take-off guards to tractors.
Amendments to Occupational Health and Safety Regulation 2001 to regulate major hazard facilities came into operation in July 2008. The amendments are designed to reduce the risk of major incidents occurring at major hazard facilities and to limit the consequences of incidents.
Strategic Directions
WorkCover is committed to working in partnership with the NSW community to ensure safe, secure and productive workplaces. New South Wales is experiencing its lowest rates of workplace injuries since the Scheme commenced in 1987. Work-related fatalities have also more than halved in that time.
WorkCover is supporting a strong and growing small business sector by helping business improve compliance with workplace safety and workers compensation obligations through a three-year Small Business Safety Program including:
•	the establishment of a small business consultative framework, which includes 10 regional small business advisory groups and an online advisory forum

•	introduction of a Safety Solutions Rebate Program, providing financial assistance of up to $500 to individual small businesses that make workplace safety improvements

•	expansion of WorkCover’s Mentoring Program to give small and medium sized businesses the benefit of safety expertise of large companies

Budget Estimates 2009-10	11-19

WORKCOVER AUTHORITY
•	employment of additional Business Advisory Officers in regional New South Wales to provide practical assistance and advice to small and medium businesses to help them improve their workplace safety and workers compensation capabilities and

•	provision of 1,500 free safety workshops and seminars across metropolitan and regional New South Wales.
Harmonisation of occupational health and safety, and workers compensation arrangements is a key strategic focus for the organisation. All Australian jurisdictions have signed the Inter-Governmental Agreement for Regulatory and Operational Reform in Occupational Health and Safety in July 2008. In doing so, the Council of Australian Governments has committed to develop and implement a uniform OHS legislative framework along with a nationally consistent approach to compliance and enforcement policy by December 2011.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are budgeted at $267.6 million, including:
•	$75.2 million for the safety inspectorate and prevention of injuries and diseases at workplaces

•	$32.2 million for resolution of disputes including the funding of the Workers’ Compensation Commission and

•	$22.9 million for oversight and regulation of workers’ compensation insurance arrangements including the support of employers and employees with injury management and return to work programs.
Capital Expenditure
WorkCover’s capital expenditure for 2009-10 is budgeted at $11 million and this includes improvements to existing information technology systems and the acquisition of computer software applications and scientific equipment.

11-20	Budget Estimates 2009-10

WORKCOVER AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	17,590	35,422	34,438
Investment income	12,300	(5,416)	5,545
Retained taxes, fees and fines	218,672	242,827	224,207
Other revenue	5,150	4,202	3,456

Total Retained Revenue	253,712	277,035	267,646

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	5,869	8,221	7,058
Other operating expenses*	201,286	288,457	210,557
Depreciation and amortisation	8,810	13,185	11,497
Grants and subsidies	6,300	8,399	6,300
Other expenses	31,447	32,000	32,234

Total Expenses Excluding Losses	253,712	350,262	267,646

Gain/(loss) on disposal of non current assets	—	9	—
Other gains/(losses)	—	(77)	—

SURPLUS/(DEFICIT)	—	(73,295)	—

*	The projected increase in 2008-09 expenses reflects an actuarially assessed superannuation expense related to defined benefit superannuation scheme which is funded by WorkCover.

Budget Estimates 2009-10	11-21

WORKCOVER AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Balance Sheet

ASSETS
Current Assets
Cash assets	86,354	45,899	51,422
Receivables	39,264	14,007	11,986
Inventories	2,000	2,090	2,090

Total Current Assets	127,618	61,996	65,498

Non Current Assets
Receivables	48,296	17,831	15,486
Other financial assets	142,659	120,788	114,427
Property, plant and equipment -
Land and building	10,250	22,085	22,008
Plant and equipment	22,821	19,068	19,083
Intangibles	20,359	16,991	16,556

Total Non Current Assets	244,385	196,763	187,560

Total Assets	372,003	258,759	253,058

LIABILITIES
Current Liabilities
Payables	57,693	52,565	52,639
Provisions	1,863	1,824	1,796
Other	11,576	13,572	15,677

Total Current Liabilities	71,132	67,961	70,112

Non Current Liabilities
Provisions	100,794	103,760	93,906
Other	65,100	118,516	120,518

Total Non Current Liabilities	165,894	222,276	214,424

Total Liabilities	237,026	290,237	284,536

NET ASSETS	134,977	(31,478)	(31,478)

EQUITY
Reserves	11,054	19,721	19,721
Accumulated funds	123,923	(51,199)	(51,199)

TOTAL EQUITY*	134,977	(31,478)	(31,478)

*	The change in the equity position reflects an actuarially assessed superannuation expense liability related to the defined benefit superannuation scheme funded by WorkCover.

11-22	Budget Estimates 2009-10

WORKCOVER AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	25,457	32,942	38,804
Retained taxes	210,805	278,827	224,207
Interest	—	3,068	5,545
Other	5,150	13,375	12,706

Total Receipts	241,412	328,212	281,262

Payments
Employee related	7,469	4,854	8,409
Grants and subsidies	6,300	8,399	6,300
Other	238,340	301,804	256,391

Total Payments	252,109	315,057	271,100

NET CASH FLOWS FROM OPERATING ACTIVITIES	(10,697)	13,155	10,162

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	9	—
Proceeds from sale of investments	12,300	270	9,986
Purchases of property, plant and equipment	(6,560)	(6,500)	(5,950)
Purchases of investments	—	—	(3,625)
Other	(8,265)	(5,132)	(5,050)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,525)	(11,353)	(4,639)

NET INCREASE/(DECREASE) IN CASH	(13,222)	1,802	5,523

Opening Cash and Cash Equivalents	99,576	44,097	45,899

CLOSING CASH AND CASH EQUIVALENTS	86,354	45,899	51,422

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	—	(73,295)	—
Non cash items added back	(3,490)	20,674	13,137
Change in operating assets and liabilities	(7,207)	65,776	(2,975)

Net cash flow from operating activities	(10,697)	13,155	10,162

Budget Estimates 2009-10	11-23

OFFICE OF THE WORKCOVER AUTHORITY
The Office of the WorkCover Authority was established under the Public Sector Employment and Management Act 2002 as part of the State’s WorkChoices insulation legislation. The Office provides personnel services to:
•	WorkCover Authority

•	Building and Construction Industry Long Service Payments Corporation

•	Workers’ Compensation (Dust Diseases) Board

•	Workers’ Compensation Commission and

•	Sporting Injuries Committee.
Strategic Directions
The Office aims to implement effective, efficient and economical personnel services to the recipient agencies.
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are estimated to be $162.8 million, as the cost of providing personnel services to the recipient agencies. The Office has no operating surplus as it only receives funding from the recipient agencies equal to the value of the personnel services it provides to them.

11-24	Budget Estimates 2009-10

OFFICE OF THE WORKCOVER AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	143,255	214,585	162,771
Other revenue	213	11	1

Total Retained Revenue	143,468	214,596	162,772

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	143,468	140,670	162,771
Other operating expenses	—	1	1

Total Expenses Excluding Losses	143,468	140,671	162,772

SURPLUS/(DEFICIT)	—	—	—

Budget Estimates 2009-10	11-25

OFFICE OF THE WORKCOVER AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	153	3,562	3,562
Receivables	39,726	40,083	40,566

Total Current Assets	39,879	43,645	44,128

Non Current Assets
Receivables	—	78,383	78,349
Other	32,297	—	—

Total Non Current Assets	32,297	78,383	78,349

Total Assets	72,176	122,028	122,477

LIABILITIES
Current Liabilities
Payables	6,094	2,423	2,706
Provisions	33,785	41,222	41,422

Total Current Liabilities	39,879	43,645	44,128

Non Current Liabilities
Provisions	—	78,383	78,349
Other	32,297	—	—

Total Non Current Liabilities	32,297	78,383	78,349

Total Liabilities	72,176	122,028	122,477

NET ASSETS	—	—	—

11-26	Budget Estimates 2009-10

OFFICE OF THE WORKCOVER AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	143,183	143,011	162,322
Other	213	11	1

Total Receipts	143,396	143,022	162,323

Payments
Employee related	143,396	143,021	162,322
Other	—	1	1

Total Payments	143,396	143,022	162,323

NET CASH FLOWS FROM OPERATING ACTIVITIES	—	—	—

Opening Cash and Cash Equivalents	153	3,562	3,562

CLOSING CASH AND CASH EQUIVALENTS	153	3,562	3,562

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	—	73,925	—
Change in operating assets and liabilities	—	(73,925)	—

Net cash flow from operating activities	—	—	—

Budget Estimates 2009-10	11-27

SUPERANNUATION ADMINISTRATION CORPORATION
(TRADING AS PILLAR ADMINISTRATION)
The business of Pillar is the provision of superannuation scheme administration services and related services in both the public and private sectors. Pillar’s clients in the public sector include the trustee of the First State Superannuation Fund, the Pooled Fund, and the Parliamentary Contributory Superannuation Fund.
The services provided include collecting contributions and paying benefits, maintaining member records, inquiry services, accounting and finance, and industry statutory reporting.
Recent Achievements
Through competitive tenders, Pillar has secured private sector clients and now services approximately two million members in total. Pillar continues to market its services and expects further success in winning new business. Business expansion will enable it to spread the costs of ongoing systems development and general overheads.
Strategic Directions
As a statutory State Owned Corporation, Pillar is subject to the commercial monitoring regime that provides accountability and reporting requirements to the NSW Government as shareholder.
In November 2008, the Government announced it would investigate the possible sale of Pillar as part of a program of selling non core assets. The detailed strategic review found that the value of Pillar has the potential of being significantly enhanced through a number of key strategic initiatives, including efficiency improvements and growth opportunities. The sale process will remain on foot while management continues to progress these key initiatives.
In 2009-10 Pillar will focus on:
•	maintaining quality of service and compliance to existing clients

•	expanding business services, particularly for private sector clients

•	improving processing systems and productivity

•	enhancing systems to better support statutory and market needs, innovation and growth

•	enhancing the culture of governance and control and

•	improving profitability.

11-28	Budget Estimates 2009-10

SUPERANNUATION ADMINISTRATION CORPORATION
2009-10 Budget Initiatives
Total Expenses
Operating expenses for 2009-10 are forecast at $73.3 million, an increase of 17.5 per cent over the 2008-09 Budget of $62.4 million, due to increases in the number of accounts being administered.
Capital Expenditure
The capital expenditure for 2009-10 is estimated to be $2.4 million. This includes office fitout, computer hardware and system enhancements to meet new business needs.

Budget Estimates 2009-10	11-29

SUPERANNUATION ADMINISTRATION CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	61,378	67,340	71,830
Investment income	200	190	240
Other revenue	5,492	4,794	5,342

Total Retained Revenue	67,070	72,324	77,412

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	44,065	48,986	52,000
Other operating expenses	15,899	19,075	18,868
Depreciation and amortisation	2,417	2,860	2,407

Total Expenses Excluding Losses	62,381	70,921	73,275

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	4,689	1,403	4,137

Distributions -
Dividends and capital repatriations	1,969	589	1,738
Tax equivalents	1,407	421	1,241

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	1,313	393	1,158

11-30	Budget Estimates 2009-10

SUPERANNUATION ADMINISTRATION CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	9,281	5,186	7,913
Receivables	10,280	9,361	11,167

Total Current Assets	19,561	14,547	19,080

Non Current Assets
Property, plant and equipment -
Land and building	8,796	9,917	9,767
Plant and equipment	4,055	3,644	4,287
Intangibles	522	3,178	2,678
Other	1,929	2,263	2,003

Total Non Current Assets	15,302	19,002	18,735

Total Assets	34,863	33,549	37,815

LIABILITIES
Current Liabilities
Payables	4,014	2,444	2,488
Tax	607	421	1,241
Provisions	7,658	7,257	9,431

Total Current Liabilities	12,279	10,122	13,160

Non Current Liabilities
Tax	1,262	1,948	1,948
Provisions	166	483	553
Other	290	325	325

Total Non Current Liabilities	1,718	2,756	2,826

Total Liabilities	13,997	12,878	15,986

NET ASSETS	20,866	20,671	21,829

EQUITY
Capital	6,000	6,000	6,000
Reserves	2,900	3,743	3,743
Accumulated funds	11,966	10,928	12,086

TOTAL EQUITY	20,866	20,671	21,829

Budget Estimates 2009-10	11-31

SUPERANNUATION ADMINISTRATION CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	60,918	66,880	69,873
Interest	200	190	240
Other	10,942	10,244	10,842

Total Receipts	72,060	77,314	80,955

Payments
Employee related	43,330	48,252	50,905
Equivalent Income Tax	1,430	345	161
Other	21,291	25,051	24,173

Total Payments	66,051	73,648	75,239

NET CASH FLOWS FROM OPERATING ACTIVITIES	6,009	3,666	5,716

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,700)	(2,898)	(1,900)
Other	—	(2,536)	(500)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,700)	(5,434)	(2,400)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(1,979)	(1,400)	(589)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(1,979)	(1,400)	(589)

NET INCREASE/(DECREASE) IN CASH	2,330	(3,168)	2,727

Opening Cash and Cash Equivalents	6,951	8,354	5,186

CLOSING CASH AND CASH EQUIVALENTS	9,281	5,186	7,913

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	3,282	982	2,896
Non cash items added back	2,417	2,860	2,407
Change in operating assets and liabilities	310	(176)	413

Net cash flow from operating activities	6,009	3,666	5,716

11-32	Budget Estimates 2009-10

STATE PROPERTY AUTHORITY
The State Property Authority was established under the State Property Authority Act 2006. The Authority acquires, manages and disposes of certain property vested in the Crown or government agencies on behalf of the Government.
The Authority’s objectives are to:
•	improve efficiency in the use of government agencies’ properties, particularly generic property such as offices, warehouses, depots and car parks

•	manage properties of government agencies in a way that supports the service delivery responsibilities of those agencies

•	provide advice and support within government on property matters and

•	operate at least as efficiently as any comparable business, consistent with the principles of ecologically sustainable development and social responsibility for the community (including the indigenous community).
Recent Achievements
New government office buildings in Penrith and Queanbeyan were completed and opened in 2008-09, generating efficiencies through collocating government agencies and coordinating regional service delivery.
The Authority’s efficient management of government offices contributed to further reductions in the average space occupied by each public sector employee. Effective lease management also contributed to a decrease in the vacancy rate to 0.4 per cent for office accommodation across all government agencies.
A substantial number of government-owned properties were vested to the Authority during 2008-09 resulting in an estimated one million square metres of property coming under the Authority’s control.
During 2008-09, the Authority continued its reviews of government property to identify further opportunities for management improvements.

Budget Estimates 2009-10	11-33

STATE PROPERTY AUTHORITY
Strategic Directions
The Authority’s focus for the next 12 months will include:
•	completing the transfer of leases for generic office space from budget dependent agencies to the Authority

•	progressing priority government asset sales

•	upgrading government offices to improve environmental efficiency and performance in accord with government sustainability targets and

•	generating further savings from the centralised leasing and management of the Government’s office portfolio.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are estimated to be $220.2 million. The majority of this expenditure relates to government-occupied owned and leased offices including head lease rental payments of $149 million and other property related expenses of $45.8 million.
Capital Expenditure
The 2009-10 Budget for capital expenditure is $16.3 million.

11-34	Budget Estimates 2009-10

STATE PROPERTY AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	199,730	187,162	232,295
Investment income	7,110	6,169	4,648
Grants and contributions	26,834	23,175	21,801
Other revenue	1,301	3,045	2,600

Total Retained Revenue	234,975	219,551	261,344

Less:
Expenses Excluding Losses
Operating Expenses —
Employee related	12,827	12,115	14,261
Other operating expenses	126,854	127,557	180,195
Depreciation and amortisation	15,257	15,319	17,570
Finance costs	9,103	16,237	8,128

Total Expenses Excluding Losses	164,041	171,228	220,154

Gain/(loss) on disposal of non current assets	2,627	(60,682)	—
Other gains/(losses)	(200)	50	—

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	73,361	(12,309)	41,190

Distributions —
Dividends and capital repatriations	74,791	108,860	32,603

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	(1,430)	(121,169)	8,587

Budget Estimates 2009-10	11-35

STATE PROPERTY AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	88,212	117,914	106,890
Receivables	18,872	16,435	12,352
Other	2,309	2,500	2,700

Total Current Assets	109,393	136,849	121,942

Non Current Assets
Receivables	15,570	15,179	15,179
Investment properties	15,718	23,790	24,040
Property, plant and equipment -
Land and building	981,082	975,695	981,738
Plant and equipment	1,703	4,077	3,664
Intangibles	776	516	788
Other	13,083	11,600	14,200

Total Non Current Assets	1,027,932	1,030,857	1,039,609

Total Assets	1,137,325	1,167,706	1,161,551

LIABILITIES
Current Liabilities
Payables	9,727	3,810	5,630
Borrowings at amortised cost	2,020	2,146	2,317
Provisions	15,916	25,643	60,764
Other	6,172	7,672	5,672

Total Current Liabilities	33,835	39,271	74,383

Non Current Liabilities
Borrowings at amortised cost	51,992	50,429	48,113
Provisions	449	1,500	1,500
Other	243,559	256,658	201,950

Total Non Current Liabilities	296,000	308,587	251,563

Total Liabilities	329,835	347,858	325,946

NET ASSETS	807,490	819,848	835,605

EQUITY
Reserves	67,290	15,425	22,595
Accumulated funds	740,200	804,423	813,010

TOTAL EQUITY	807,490	819,848	835,605

11-36	Budget Estimates 2009-10

STATE PROPERTY AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	198,779	185,561	235,845
Interest	5,512	6,354	3,093
Other	24,142	20,890	18,942

Total Receipts	228,433	212,805	257,880

Payments
Employee related	12,827	12,133	14,061
Finance costs	4,133	4,015	3,858
Other	143,964	138,468	199,935

Total Payments	160,924	154,616	217,854

NET CASH FLOWS FROM OPERATING ACTIVITIES	67,509	58,189	40,026

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	16,515	70,000	—
Purchases of property, plant and equipment	(18,265)	(19,685)	(15,637)
Other	(625)	(368)	(665)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,375)	49,947	(16,302)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(1,871)	(1,990)	(2,145)
Dividends paid	(74,791)	(108,860)	(32,603)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(76,662)	(110,850)	(34,748)

NET INCREASE/(DECREASE) IN CASH	(11,528)	(2,714)	(11,024)
Opening Cash and Cash Equivalents	99,740	120,628	117,914

CLOSING CASH AND CASH EQUIVALENTS	88,212	117,914	106,890

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	73,361	(12,309)	41,190
Non cash items added back	13,956	12,024	14,720
Change in operating assets and liabilities	(19,808)	58,474	(15,884)

Net cash flow from operating activities	67,509	58,189	40,026

Budget Estimates 2009-10	11-37

MARITIME AUTHORITY OF NEW SOUTH WALES
The Maritime Authority of New South Wales works with the boating community, maritime industries and all levels of government to promote boating, maritime safety and other maritime based activities. The Authority is also responsible for the management of its properties in Sydney Harbour, Botany Bay, Newcastle and Port Kembla.
Results and Services
The Authority works towards a number of results for the community, including:
•	Ports support a growing economy.

•	Waterways are safe and sustainable.

•	Infrastructure and access to waterways is improved.
Key services provided by the Authority which contribute to these results include:
•	providing advice to the Minister on maritime and port matters

•	regulating the safe navigation of recreational and commercial vessels

•	administering Port Safety Operating Licences at the major ports and managing the regional ports of Eden and Yamba

•	ensuring the protection of the environment from the impact of boating in State waters and

•	managing vested maritime properties.

11-38	Budget Estimates 2009-10

MARITIME AUTHORITY OF NEW SOUTH WALES
The key services provided by the Authority and the way in which they are expected to contribute to these results are outlined in the following table:

		Results
	2009-10 Budget	Ports that Support		Improved Infrastructure and
Service Groups	Expenses $m	Growing Economy	Safe Waterways	Access to Waterways

Ports and Shipping	6.0	✓	✓
Recreational Boating and Regional Services	35.8		✓
Commercial Vessels	20.1		✓	✓
Maritime Property	42.9			✓
Policy and Strategy	7.2	✓	✓	✓

Total Expenses Excluding Losses	112.0

Recent Achievements
The Authority’s recent initiatives include:
•	the introduction of a major package of boating safety reforms

•	completion of a comprehensive assessment of the condition of the main commuter wharves on Sydney Harbour and the development and launching of a prioritised Wharf Upgrade Program

•	the introduction of Boating Safety Plans for the Shoalhaven and Clyde Rivers

•	upgrades and completion of essential maintenance on a number of Sydney Harbour commuter wharves and

•	commencement of the Rozelle Bay maritime precinct development.
Strategic Directions
The Authority is committed to working with all sectors of the boating community, maritime industry, government and the general community to improve marine safety outcomes and to encourage participation in commercial and recreational boating activities.

Budget Estimates 2009-10	11-39

MARITIME AUTHORITY OF NEW SOUTH WALES
The Authority has a number of strategies to meet this objective, including:
•	developing a three year plan for boating education campaigns with targeted messages on speed, lighting, hyperthermia prevention, equipment handling and skipper responsibilities, with increased funding of $3 million over the life of the plan

•	working with volunteer rescue groups to encourage public participation, integration of the services of the various volunteer bodies and additional boating education and training. In addition to ongoing annual funding of $1.35 million, NSW Maritime will provide $3 million in 2009-10 for creation of one integrated volunteer service

•	delivering high quality maritime infrastructure including upgrading public wharves and maintenance of Sydney Harbour commuter wharves at a cost of $89 million over 12 years

•	providing policy advice and analysis to assist port planning

•	reviewing the operation and audit mechanisms of the Port Safety Operating Licence

•	investigating maritime incidents to identify safety and compliance issues

•	coordinating Government policy with respect to maritime security for ports and for commercial vessels

•	introducing a compulsory boating safety course and a compulsory practical component, including a logbook of practical competencies for all recreational licence applicants

•	using an audit process to ensure commercial operators fully implement effective safety management systems

•	developing a 10 year Better Boating Program to provide recreational boating infrastructure, with overall available grant funding increased to $25 million over five years

•	ensuring a high standard of disabled access to commuter wharves

•	working with other agencies to develop a land use strategy

11-40	Budget Estimates 2009-10

MARITIME AUTHORITY OF NEW SOUTH WALES
•	ensuring maritime community needs are incorporated into State, regional and local planning instruments

•	reviewing the operation of commercial vessel survey functions with regard to interstate and international models

•	updating the Boat Storage Policy for Sydney Harbour and undertaking a boat storage study for New South Wales

•	improving safety and access to commuter ferry wharves and

•	ongoing development of maritime precincts in Sydney Harbour to bring them to market.
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are expected to be $112 million. This includes promoting safety and environmental protection, patrols, contributions to volunteer marine rescue organisations, education programs, seminars, publications, compliance and enforcement activities.
Funds will be spent on the Better Boating Program to assist with the construction of maritime infrastructure throughout the State for the boating community.
Other expenditure covers commercial vessel surveys, providing environmental services in Sydney Harbour and Myall Lakes, navigation aid maintenance, accident investigation, wharf and building maintenance, construction of key waterways infrastructure as well as conducting safety audits of commuter wharves.
Capital Expenditure
The total capital program for 2009-10 is $24.8 million. This includes the ongoing refurbishment and upgrade of commuter and charter vessel wharves; providing day berthing and sewage pumpout facilities at various locations in Sydney Harbour; replacing the vessel which provides environmental and harbour cleaning services; navigation aids and waterways signage; and the ongoing redevelopment of the Rozelle Bay maritime precinct.
Work will commence on the redevelopment of the Balls Head Coal Loader which will allow public access and provide new amenities for the boating community and the redevelopment of maritime facilities at Homebush Bay.

Budget Estimates 2009-10	11-41

MARITIME AUTHORITY OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	70,829	72,757	73,780
Investment income	5,147	1,947	3,575
Retained taxes, fees and fines	38,323	38,322	39,158
Grants and contributions	340	20,242	7,000
Other revenue	7,155	6,805	2,283

Total Retained Revenue	121,794	140,073	125,796

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	36,437	38,887	39,371
Other operating expenses	31,033	40,558	34,693
Depreciation and amortisation	9,695	9,846	9,425
Grants and subsidies	5,025	7,020	7,108
Finance costs	19,783	19,783	21,399

Total Expenses Excluding Losses	101,973	116,094	111,996

Gain/(loss) on disposal of non current assets	(62)	(62)	(62)
Other gains/(losses)	—	—	(200)

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	19,759	23,917	13,538

Distributions -
Dividends and capital repatriations	15,309	25,479	4,000

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	4,450	(1,562)	9,538

11-42	Budget Estimates 2009-10

MARITIME AUTHORITY OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	21,565	32,066	18,048
Receivables	7,618	9,884	11,930
Other financial assets	49,968	36,544	36,544
Inventories	197	185	185
Assets held for sale	—	6,595	1,595

Total Current Assets	79,348	85,274	68,302

Non Current Assets
Receivables	3,613	3,613	2,346
Investment properties	130,000	133,400	133,400
Property, plant and equipment -
Land and building	127,558	112,091	111,982
Plant and equipment	21,072	18,245	21,622
Infrastructure systems	378,530	778,944	789,556
Intangibles	1,123	176	599
Other	5,486	—	—

Total Non Current Assets	667,382	1,046,469	1,059,505

Total Assets	746,730	1,131,743	1,127,807

LIABILITIES
Current Liabilities
Payables	15,046	13,277	13,420
Borrowings at amortised cost	1,780	1,780	1,686
Provisions	29,449	28,458	18,540
Other	25,122	27,250	27,250

Total Current Liabilities	71,397	70,765	60,896

Non Current Liabilities
Borrowings at amortised cost	4,793	4,793	3,107
Provisions	3,440	17,380	14,689
Other	70,007	92,239	91,302

Total Non Current Liabilities	78,240	114,412	109,098

Total Liabilities	149,637	185,177	169,994

NET ASSETS	597,093	946,566	957,813

EQUITY
Reserves	131,049	513,208	513,208
Accumulated funds	466,044	433,358	444,605

TOTAL EQUITY	597,093	946,566	957,813

Budget Estimates 2009-10	11-43

MARITIME AUTHORITY OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	70,952	74,086	73,849
Interest	4,575	1,237	2,865
Other	47,133	68,568	59,381

Total Receipts	122,660	143,891	136,095

Payments
Employee related	34,084	39,812	38,819
Grants and subsidies	5,025	5,025	7,108
Finance costs	19,783	19,783	21,399
Other	46,119	90,145	46,908

Total Payments	105,011	154,765	114,234

NET CASH FLOWS FROM OPERATING ACTIVITIES	17,649	(10,874)	21,861

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	2,305	2,070	5,970
Purchases of property, plant and equipment	(18,682)	(15,524)	(24,245)
Other	(30)	(30)	(515)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(16,407)	(13,484)	(18,790)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(1,880)	(1,880)	(1,780)
Dividends paid	(14,607)	(24,777)	(15,309)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(16,487)	(26,657)	(17,089)

NET INCREASE/(DECREASE) IN CASH	(15,245)	(51,015)	(14,018)

Opening Cash and Cash Equivalents	36,810	83,081	32,066

CLOSING CASH AND CASH EQUIVALENTS	21,565	32,066	18,048

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	19,759	23,917	13,538
Non cash items added back	4,167	6,163	9,265
Change in operating assets and liabilities	(6,277)	(40,954)	(942)

Net cash flow from operating activities	17,649	(10,874)	21,861

11-44	Budget Estimates 2009-10

MINISTER FOR GAMING AND RACING, AND
MINISTER FOR SPORT AND RECREATION
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Casino, Liquor and Gaming Control Authority
Total Expenses	7.2	7.7	7.0
Capital Expenditure	0.1	0.1	—

Centennial Park and Moore Park Trust
Total Expenses	24.4	24.3	-0.4
Capital Expenditure	8.3	3.9	-53.2

Total, Minister Gaming and Racing, and Minister for Sport and Recreation
Total Expenses	31.6	32.0	1.3
Capital Expenditure	8.4	4.0	-52.4

In addition to the agencies listed above, the Minister is also supported by the Department of the Arts, Sport and Recreation (Section 2) for the Sport and Recreation, and Gaming and Racing portfolio areas.

Budget Estimates 2009-10	12-1

CASINO, LIQUOR AND GAMING CONTROL AUTHORITY
The Casino, Liquor and Gaming Control Authority (CLGCA) was established under the Casino, Liquor and Gaming Control Authority Act 2007.
The functions reported here relate to those activities performed for the control of Star City under the Casino Control Act 1992. Functions of the CLGCA under the Liquor Act 2007, Gaming Machines Act 2001 and Registered Clubs Act 1976 will be performed in conjunction with the Department of the Arts, Sport and Recreation (DASR) and are reported within its service groups.
During the course of 2009-10 the functions and funding of the CLGCA will be integrated with DASR.
Results and Services
The CLGCA contributes to the following results:
•	The integrity of casino operations is protected.

•	Harm to individuals and families is minimised.
Key services provided by the CLGCA to contribute to these results include continuous onsite supervision and monitoring of the casino, licensing of the casino operator and casino special employees and undertaking statutory investigations.
The key services provided by the CLGCA and the way in which they are expected to contribute to results are set out in the following table:

	2009-10	Results
	Budget Expenses	Protecting the integrity of	Minimising harm to
Service Groups	$m	casino operations	individuals and families
Casino Control	7.7	✓	✓

Total Expenses Excluding Losses	7.7

Recent Achievements
No major negative matters were identified by the CLGCA following its last statutory investigation of the Star City Casino in 2006.

12-2	Budget Estimates 2009-10

28 CASINO, LIQUOR AND GAMING CONTROL AUTHORITY
Strategic Directions
CLGCA will continue to streamline its operations in the regulation of the casino, including the implementation of arrangements negotiated between the Government and Star City in regard to new tax and exclusivity agreements.
The CLGCA and DASR will continue to build on synergies to conduct an efficient regulatory function.
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are estimated at $7.7 million, reflecting the cost of supervising, controlling and monitoring casino operations in Star City Casino.
Capital Expenditure
In 2009-10 the CLGCA will spend $70,000 on the replacement of office equipment and computer software.

Budget Estimates 2009-10	12-3

28 CASINO, LIQUOR AND GAMING CONTROL AUTHORITY
Result Indicators
Protecting the integrity of casino operations

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Licensed employees and contractors later found to be unsuitable (a)	no.	3	0	0	1	2
Ratio of patron complaints investigated (b)%		8	5	< 5	12	15

(a)	This indicator shows the effectiveness of ensuring only suitable employees and contractors are associated with the Casino.

(b)	This indicator measures the casino operator’s compliance with the obligation to conduct gaming in accordance with the approved rules. The figures up to the 2008-09 Forecast were determined under Section 110 of Casino Control Act 1992. After this they are determined under Section 33 of Casino, Liquor and Gaming Control Act 2007.
Minimising harm to individuals and families

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Self excluded persons detected within casino	no.	224	265	200	230	240
Detected non-compliance of responsible gaming requirements by casino operator (a)	no.	0	4	0	9	5

(a)	This indicator measures the casino operator’s compliance with the obligation to conduct gaming in a responsible manner.

12-4	Budget Estimates 2009-10

28 CASINO, LIQUOR AND GAMING CONTROL AUTHORITY
Service Group Statements
28.1 Casino Control

Service Description:	This service group covers administration of systems for the licensing, supervision, control and monitoring of legal casino gaming in New South Wales.

Linkage to Results:
This service group contributes to protecting the integrity of casino gaming in New South Wales and minimising harm to individuals and families by working towards a range of intermediate results that include the following:

• There is a compliant casino operator who respects the public interest.

• Only suitable employees and companies are associated with the Casino.

• Illegal and undesirable activities are precluded from the Casino.

• Licensed entities and staff conduct authorised gambling and liquor activities in a responsible manner.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Penalty Infringement Notices issued	no.	154	100	120	140	150
Casino regulatory approvals and employee licences granted	no.	1,159	960	1,260	1,735	885

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	7,221	6,880	7,728

NET COST OF SERVICES	6,628	6,182	7,127

CAPITAL EXPENDITURE	70	70	70

Budget Estimates 2009-10	12-5

28 CASINO, LIQUOR AND GAMING CONTROL AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Other operating expenses	7,101	6,735	7,608
Depreciation and amortisation	120	145	120

Total Expenses Excluding Losses	7,221	6,880	7,728

Less:
Retained Revenue
Sales of goods and services	154	250	158
Investment income	195	195	199
Grants and contributions	244	253	244

Total Retained Revenue	593	698	601

NET COST OF SERVICES	6,628	6,182	7,127

Recurrent Funding Statement

Net Cost of Services	6,628	6,182	7,127
Recurrent Services Appropriation	6,558	6,560	7,057

Capital Expenditure Statement

Capital Expenditure	70	70	70
Capital Works and Services Appropriation	70	70	70

12-6	Budget Estimates 2009-10

28 CASINO, LIQUOR AND GAMING CONTROL AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	3,064	3,172	3,222
Receivables	181	244	244

Total Current Assets	3,245	3,416	3,466

Non Current Assets
Property, plant and equipment -
Plant and equipment	310	283	247
Intangibles	21	14	—

Total Non Current Assets	331	297	247

Total Assets	3,576	3,713	3,713

LIABILITIES
Current Liabilities
Payables	67	84	84
Provisions	418	403	403
Other	49	45	45

Total Current Liabilities	534	532	532

Non Current Liabilities
Provisions	5	5	5
Other	6	—	—

Total Non Current Liabilities	11	5	5

Total Liabilities	545	537	537

NET ASSETS	3,031	3,176	3,176

EQUITY
Accumulated funds	3,031	3,176	3,176

TOTAL EQUITY	3,031	3,176	3,176

Budget Estimates 2009-10	12-7

28 CASINO, LIQUOR AND GAMING CONTROL AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	15	—	—
Other	7,023	6,766	7,530

Total Payments	7,038	6,766	7,530

Receipts
Sale of goods and services	154	354	158
Interest	192	192	199
Other	166	165	166

Total Receipts	512	711	523

NET CASH FLOWS FROM OPERATING ACTIVITIES	(6,526)	(6,055)	(7,007)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(50)	(50)	(50)
Other	(20)	(20)	(20)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(70)	(70)	(70)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	6,558	6,560	7,057
Capital appropriation	70	70	70
Cash transfers to Consolidated Fund	—	(944)	—

NET CASH FLOWS FROM GOVERNMENT	6,628	5,686	7,127

NET INCREASE/(DECREASE) IN CASH	32	(439)	50

Opening Cash and Cash Equivalents	3,032	3,611	3,172

CLOSING CASH AND CASH EQUIVALENTS	3,064	3,172	3,222

CASH FLOW RECONCILIATION
Net cost of services	(6,628)	(6,182)	(7,127)
Non cash items added back	120	145	120
Change in operating assets and liabilities	(18)	(18)	—

Net cash flow from operating activities	(6,526)	(6,055)	(7,007)

12-8	Budget Estimates 2009-10

CENTENNIAL PARK AND MOORE PARK TRUST
Centennial Park and Moore Park Trust manages the Centennial Parklands comprising Centennial Park, Queens Park and Moore Park. The Trust was established under the Centennial Park and Moore Park Trust Act 1983.
Results and Services
The Trust is working towards the following results:
•	Venues are provided to the community which enables participation in a range of recreational, cultural and educational activities for diverse users.

•	The Parklands will be preserved and improved.
Key services provided by the Trust to contribute to these results include:
•	management of Parklands, including provision of facilities and programs for the community.
The key services provided by the Trust and the way in which they are expected to contribute to results are set out in the following table:

	2009-10	Results
	Budget	Participation in recreational,
	Expenses	cultural and educational	Preservation and
Service Groups	$m	activities for diverse users	improvement of Parklands
Parklands Management	24.3	✓	✓

Total Expenses Excluding Losses	24.3

Recent Achievements
Recent achievements by the Trust include:
•	completion and opening of the refurbished restaurant in Centennial Park, together with an upgraded restaurant surrounding precinct, including improved visitor accessibility and children’s playground

•	implementation of the Visitor Safety Program, focusing on vehicle and bicycle safety, including extensive refurbished road and cycleway line-marking throughout Centennial Park

•	staging a diverse range of community and music events

Budget Estimates 2009-10	12-9

CENTENNIAL PARK AND MOORE PARK TRUST
•	development of a new education centre as a base for primary, secondary and tertiary students

•	improvements to recreational and leisure facilities in Centennial Park, Moore Park and Queens Park, and visitor information signage throughout the Parklands and

•	continuation of the tree replacement program supported by the Centennial Parklands Foundation.
Strategic Directions
Priority areas for the Trust include:
•	maintaining and improving Centennial Parklands

•	ensuring equity of access and diversity of leisure experience

•	working in partnership with stakeholders and external bodies and

•	maintaining and enhancing business viability.
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are estimated at $24.3 million. Included in this amount are $5.9 million for depreciation and $2.7 million for maintenance of infrastructure and buildings in the Parklands.
Capital Expenditure
The Trust’s capital program for 2009-10 is $3.9 million. Major works will include:
•	upgrade of recreational facilities, including Queens Park sports field and Moore Park West / Cleveland South cycle path

•	targeted environmental programs and remediation of Moore Park car park

•	refurbishment of heritage assets and

•	further upgrade of Moore Park golf facilities.

12-10	Budget Estimates 2009-10

CENTENNIAL PARK AND MOORE PARK TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	17,186	17,760	18,127
Investment income	625	535	370
Retained taxes, fees and fines	350	405	350
Grants and contributions	9,675	7,371	5,681
Other revenue	354	1,106	341

Total Retained Revenue	28,190	27,177	24,869

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	18,612	18,697	18,411
Depreciation and amortisation	5,801	5,843	5,894

Total Expenses Excluding Losses	24,413	24,540	24,305

Gain/(loss) on disposal of non current assets	—	(19)	—

SURPLUS/(DEFICIT)	3,777	2,618	564

Budget Estimates 2009-10	12-11

CENTENNIAL PARK AND MOORE PARK TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	3,441	3,478	5,177
Receivables	1,997	2,676	2,648
Other financial assets	5,741	5,706	5,906
Inventories	195	178	183

Total Current Assets	11,374	12,038	13,914

Non Current Assets
Property, plant and equipment -
Land and building	458,987	460,426	459,886
Plant and equipment	1,087	1,279	1,349
Infrastructure systems	272,383	271,059	269,579
Intangibles	75	68	11
Other	115	116	117

Total Non Current Assets	732,647	732,948	730,942

Total Assets	744,021	744,986	744,856

LIABILITIES
Current Liabilities
Payables	2,608	2,642	2,656
Provisions	515	488	489
Other	1,096	1,438	1,318

Total Current Liabilities	4,219	4,568	4,463

Non Current Liabilities
Other	6,107	5,640	5,051

Total Non Current Liabilities	6,107	5,640	5,051

Total Liabilities	10,326	10,208	9,514

NET ASSETS	733,695	734,778	735,342

EQUITY
Reserves	135,213	140,817	140,817
Accumulated funds	598,482	593,961	594,525

TOTAL EQUITY	733,695	734,778	735,342

12-12	Budget Estimates 2009-10

CENTENNIAL PARK AND MOORE PARK TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	17,148	17,586	18,077
Interest	325	560	370
Other	12,153	12,307	9,795

Total Receipts	29,626	30,453	28,242
Payments
Other	21,061	23,400	22,457

Total Payments	21,061	23,400	22,457

NET CASH FLOWS FROM OPERATING ACTIVITIES	8,565	7,053	5,785

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	11	—
Purchases of property, plant and equipment	(8,293)	(6,242)	(3,886)
Purchases of investments	—	(325)	(200)
Other	(20)	(1)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(8,313)	(6,557)	(4,086)

NET INCREASE/(DECREASE) IN CASH	252	496	1,699

Opening Cash and Cash Equivalents	3,189	2,982	3,478

CLOSING CASH AND CASH EQUIVALENTS	3,441	3,478	5,177

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	3,777	2,618	564
Non cash items added back	5,501	5,868	5,894
Change in operating assets and liabilities	(713)	(1,433)	(673)

Net cash flow from operating activities	8,565	7,053	5,785

Budget Estimates 2009-10	12-13

MINISTER FOR HEALTH, AND MINISTER
FOR THE CENTRAL COAST
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Health
Total Expenses	13,150.7	14,487.9	10.2
Capital Expenditure	779.5	602.9	-22.7

Health Care Complaints Commission
Total Expenses	10.8	10.9	0.5
Capital Expenditure	0.2	0.1	-26.7

Cancer Institute NSW
Total Expenses	153.0	141.2	-7.7
Capital Expenditure	3.0	3.0	—

Total, Minister for Health, and Minister for the Central Coast *
Total Expenses	13,166.7	14,500.8	10.1
Capital Expenditure	782.7	606.0	-22.6

*	The Ministerial total has been reduced to exclude grant payments from the Department of Health to the Cancer Institute NSW.
In addition to the agencies listed above, the Minister is also supported by the Department of Premier and Cabinet (Section 2) for the Central Coast portfolio area.

Budget Estimates 2009-10	13-1

DEPARTMENT OF HEALTH
The Department of Health is responsible for State-wide policy and planning, performance management and monitoring, and strategic financial and asset management for the NSW public health system. The NSW public health system comprises the Ambulance Service of NSW, eight Area Health Services, four statutory health corporations, 18 affiliated health organisations and a range of health support and health infrastructure services provided by the Health Administration Corporation. The Department and the NSW public health system are known collectively as NSW Health.
The Department is also responsible for supporting the NSW Minister for Health in the administration of around 40 Acts allocated to the Health portfolio. This includes undertaking licensing, regulatory and enforcement functions, under Acts such as the Health Services Act 1997, Mental Health Act 2007, Private Hospitals and Day Procedure Centres Act 1988, Poisons and Therapeutic Goods Act 1966, Public Health Act 1991 and Smoke-free Environment Act 2000.
Results and Services
The Department has lead agency responsibility for coordinating with partner agencies to ensure the delivery of the following State Plan priorities:
•	S1: Improved access to quality healthcare.

•	S2: Improved survival rates and quality of life for people with potentially fatal or chronic illness through improvements in health care.

•	S3: Improved health through reduced obesity, smoking, illicit drug use and risk drinking.

•	F3: Improved outcomes in mental health.

•	F5: Reduced avoidable hospital admissions.
NSW Health’s overarching vision of “Healthy People — Now and in the Future” is being advanced through the State Health Plan by working towards the following results:
•	Prevention is made everybody’s business.

•	Better experiences are created for people using health services.

•	Primary health and continuing care in the community is strengthened.

•	A fair and sustainable health system is ensured.

13-2	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
The services NSW Health provides to achieve these results include:
•	health care to patients admitted to hospitals

•	ambulatory, primary and community-based services in outpatient clinics and community health centres, and in the home

•	emergency transport and emergency treatment

•	community-based and admitted mental health services

•	rehabilitation and long-term care services

•	public health promotion and regulation to protect health and

•	professional training and investment in research.
The key services provided by the Department of Health and the way in which they are expected to contribute to results are set out in the following table:

		Results
			Create	Strengthen
			better	primary	Ensure a fair
	2009-10	Make	experiences	health and	and
	Budget	prevention	for people	continuing	sustainable
	Expenses	everybody’s	using health	care in the	health
Service Groups	$m	business	services	community	system

Primary and Community
Based Services	1,117.3	✓	✓	✓	✓
Aboriginal Health Services	93.0	✓	✓	✓	✓
Outpatient Services	1,443.5		✓		✓
Emergency Services	1,577.1		✓		✓
Overnight Acute Services	5,869.5		✓		✓
Same Day Acute Services	942.8		✓		✓
Mental Health Services	1,1705		✓	✓	✓
Rehabilitation and Extended Care Services	1,122.5		✓	✓	✓
Population Health Services	511.7	✓			✓
Teaching and Research	639.8	✓	✓	✓	✓

Total Expenses Excluding Losses	14,487.9

Budget Estimates 2009-10	13-3

29 DEPARTMENT OF HEALTH
Recent Achievements
The total expenditure for the Department of Health in 2008-09 is expected to be $13.8 billion.
As shown in Table 12.1, performance in key areas has improved considerably in the last three years at the same time as significant increases in activity.
Although emergency department attendances grew by an average of 5.5 per cent per year over the four years to 2008-09, performance against key indicators was generally maintained or improved. The Triage Category 1 national performance benchmark of 100 per cent of the most seriously ill patients receiving care within two minutes has consistently been achieved.
Elective surgery has become more accessible. The proportion of urgent patients seen within their recommended waiting times has increased from 77 per cent in 2005-06 to 94 per cent in 2008-09 for urgent cases and from 84 per cent to 94 per cent for non-urgent cases. Over the same period, overnight acute weighted separations have increased by an average of 2.8 per cent per year and same day acute weighted separations have increased by an average of 3.3 per cent per year.
Table 12.1: Key Result and Activity measures for NSW Health

	2005-06	2006-07	2007-08	2008-09	2009-10
	Actual	Actual	Actual	Revised	Forecast

Attendances in emergency departments
number (thousand)	2,180	2,300	2,380	2,380	2,430
growth (per cent)	9.0	5.5	3.5	0.0	2.1
Admissions from emergency departments
number (thousand)	465	495	512	525	538
growth (per cent)	10.2	6.5	3.4	2.5	2.5
Acute weighted separations
number (thousand)	1,216	1,275	1,300	1,335	1,367
growth (per cent)	7.3	4.9	2.0	2.7	2.4
Emergency department cases treated within benchmark times (per cent)
Triage 1 (100 per cent within 2 mins)	100	100	100	100	100
Triage 2 (80 per cent within 10 mins)	80	87	86	82	82
Triage 3 (75 per cent within 30 mins)	61	71	76	69	69
Triage 4 (70 per cent within 60 mins)	66	74	74	72	72
Triage 5 (70 per cent within 120 mins)	86	89	89	89	89
Booked surgical patients seen within recommended waiting time (per cent)
Urgent (within 30 days)	77	87	90	95	95
Non-Urgent (within 12 months)	84	96	95	95	95

13-4	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
Better Integrated Healthcare
After-Hours General Practice Services
In accordance with the Government’s 2007 election commitment, nine after-hours GP clinics are now operational, with more to follow. The after-hours clinics are co-located with or in close proximity to hospitals to help relieve the pressure on Emergency Departments (EDs) by offering people choice of being treated at a GP clinic or the ED.
NSW Transitional Aged Care Program
The NSW Transitional Aged Care Program is jointly funded by the State and Australian Governments. The State contributed $21.4 million in 2008-09. The program has resulted in 80 per cent of clients improving or maintaining their functional capacity.
National Health Call Centre Network
In accordance with the COAG decision in 2006 to establish a national health call centre service, the NSW Government committed $25.6 million to this project over four years to 2009-10. The call centre service, which is available 24 hours a day, commenced in August 2008 with full state-wide rollout completed in May 2009.
Aboriginal Health
The “Building Strong Foundations for Aboriginal Children Families and Communities” strategy is delivering cooperation between NSW Office of Aboriginal and Torres Strait Islander Health and Area Health Services to map and analyse programs across NSW. The strategy is focusing on Aboriginal maternal and child health to avoid service duplication and inequity, and establishing a training and support unit to assist staff.
Increased Capacity
Mental Health Improvements
Implementation of the “A New Direction in Mental Health” Plan continued as an important focus area in 2008-09. Achievements include:
•	the recruitment of 21 full-time equivalent clinicians to provide delivery of mental health services for older people

•	the delivery of community mental health emergency care and improving emergency responses for patients with co-morbid mental health and drug and alcohol problems

Budget Estimates 2009-10	13-5

29 DEPARTMENT OF HEALTH
•	the delivery of community rehabilitation services that support vocational and educational outcomes for patients in recovery as well as improving the rehabilitation pathways subsequent to discharge from acute services and

•	the delivery of outpatient child and adolescent mental health services and recruitment of an additional 17.5 full-time equivalent clinicians across New South Wales.
Increased Access
Emergency Department Services
Implementation of a comprehensive planned approach to improving Emergency Department (ED) throughput and reducing hospital access block progressed in 2008-09. The whole-of-system response involves clinicians and managers and includes:
•	the introduction of new ED models of care such as Fast Track

•	the introduction of workforce models such as nurse practitioners to enhance emergency nursing services and ensure timely patient care

•	the establishment of Medical Assessment Units (MAUs) and

•	the introduction of state of the art information systems such as the First Net Emergency Department software program.
Elective Surgery Funding
In 2008-09 additional funding of $18.5 million from the State and $33.6 million from the Australian Government was provided for Elective Surgery.
Access to elective surgery was maintained despite an increase in demand. Overall, the average waiting time for elective patients decreased from 2.9 months in June 2008 to 2.6 months in February 2009. The proportion of elective surgery patients admitted within their clinically recommended times improved from 89 per cent in June 2008 to 92 per cent in February 2009.
There has been a significant improvement in Category 2 (admission required within 90 days) surgical patients. In December 2008, there were 178 surgical patients recorded as overdue for surgery. This compares with 6,188 overdue patients in January 2008.

13-6	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
Investing in Oral Health
In 2008-09 NSW Health provided capital subsidies for local councils and water supply authorities to expand water fluoridation in NSW communities. In addition, Area Health Services were funded to recruit and retain public oral health practitioners State-wide.
Expanded Renal Services
The 2008-09 Budget provided $5.1 million for the enhancement of renal services across the state. This provided additional renal dialysis chairs and places, improved home dialysis support, increased satellite services, training and patient support, and in-centre care.
Better Ambulance Services
In 2008-09 the NSW Ambulance Service received funding to recruit an additional 95 FTE staff in the Sydney area. This enhancement funding for the Sydney area brings on-road staff to 2,954 which is an increase of 15 per cent since the commencement of the recruitment program.
Sustainable Workforce
Investment in Nurses
Area Health Services will receive $14 million initial funding over four years from 2008-09 to create a further 80 Clinical Nurse Educator positions across the State, increasing nursing workforce skills and enhancing patient safety.
As part of the Government’s continued commitment to the rollout of the ten-hour night shift funding has been provided to Blacktown, Mt Druitt, Gladesville/Macquarie, Dubbo and Macksville hospitals.
Strategic Directions
The future development of the NSW health system will be guided by three interrelated policy reforms and plans:
•	Caring Together: The Health Action Plan for NSW targets acute care services in public hospitals with a broad range of initiatives that will deliver safer and better quality care and ensure that patients remain at the centre of the health care system.

Budget Estimates 2009-10	13-7

29 DEPARTMENT OF HEALTH
•	The State Health Plan provides an integrated strategic plan and objectives to guide the NSW health system over the next ten to twenty years.

•	COAG reforms provide a new framework for Commonwealth funding of State health systems, introducing common objectives, improved accountability, and targeted joint initiatives to improve the public health system.
These policy reforms and plans will be supported by an additional $1.3 billion in expenditure in 2009-10 over the 2008-09 Budget. This increased expenditure will contribute to immediate improvements in the quality of health services and making the NSW health system more efficient and sustainable.
The implementation of episode funding and enhancements to financial management systems will drive significant internal reforms that encourage better resource management in the health system.
These reforms will ensure that NSW Health can deliver high quality services to a growing population within a sustainable level of expenditure growth.
Caring Together: The Health Action Plan for NSW
In March 2009, the NSW Government released Caring Together: The Health Action Plan for NSW in response to the Special Commission of Inquiry into Acute Care in NSW Public Hospitals. Acute care services are at the core of the NSW public health system. Caring Together provides a renewed focus on creating better experiences for patients and building a sustainable healthcare workforce.
The Special Commission of Inquiry resulted in 139 recommendations and the NSW Government responded by accepting 134 of them. The Government response will be progressed through a three stage approach.
During Stage 1, NSW Health will act immediately to put patients at the centre of the health care system by providing services that are safe, competent and compassionate. The first stage is supported by an additional $485 million over 4 years including $117 million in 2009-10.
Over the next four years, funding of $176 million will provide approximately 500 additional ward based Clinical Support Officers to relieve doctors and nurses of paperwork and administrative duties to allow them to return to patient care.

13-8	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
An additional $34.4 million over four years will employ an extra 64 clinical pharmacists in hospital wards. Expanding the role of clinical pharmacists within hospitals will increase patient safety by improving the advice provided to doctors and nurses on the best use of medicines.
Patient care within metropolitan and major regional emergency departments will be improved through $14.8 million over four years for an additional 30 Clinical Initiative Nurses. The extra nurses will assist in reducing waiting times for patients in emergency departments.
Infection control within public hospital wards will be improved through an additional $6.3 million a year for extra cleaning staff in metropolitan and regional hospitals. Patients will also benefit from an additional $12 million over four years implementation of gender based wards wherever possible.
In Stage 2 the Government will report on progress in six months and signal a series of actions to allow sustainable change to build a stronger health care system.
In Stage 3 the Government will report on progress in 18 months and detail an intergenerational plan to develop the thinking and culture that will shape the future health system.
COAG Reforms
At the November 2008 COAG meeting, the Commonwealth and States and Territories successfully negotiated a new National Health Care Agreement (NHCA), which included a base funding adjustment of $500 million nationally (NSW share is $166 million in 2008-09) and a higher indexation rate.
The key objectives and outcomes of the new NHCA cover prevention, primary and community health, hospital and related care, aged care, patient experience, Indigenous health and sustainability. A new performance framework to improve the accountability of both States and the Australian Government is embedded in the new NHCA. It will include performance benchmarks, progress measures and outputs that will be publicly reported annually.
Under the new NHCA, the Australian Government will provide New South Wales funding of $16.2 billion over the four years from 2009-10. This is around $1 billion more than the previous Australian Health Care Agreement would have provided over the same period. In 2009-10, the Australian Government’s funding to New South Wales is estimated to be $3.7 billion.

Budget Estimates 2009-10	13-9

29 DEPARTMENT OF HEALTH
In addition, the Australian Government under new National Partnership (NP) Agreements will provide funding to the states to deliver agreed health care reforms in the following areas.
•	Under the Hospital and Health Workforce Reform NP, the Australian Government will provide New South Wales funding of $454 million over four years. New South Wales has committed to implement a nationally consistent approach to activity based funding, expand sub-acute care activity by 5 per cent per annum over four years, improve the capacity of public hospital emergency departments, and provide funding for workforce reforms.

•	Under the Preventative Health NP, NSW will receive funding of $72 million over the next fours years to deliver initiatives targeting healthy children, healthy workforce and healthy communities.

•	Under the Indigenous Health NP, the Australian Government and the States have committed to closing the gap in health outcomes between Indigenous and non-Indigenous Australians. New South Wales will spend $180 million over four years in five priority areas: tackling smoking, primary healthcare services, improving patient journeys, transitions to adulthood, and making Indigenous health everyone’s business.
NSW Health will also receive Australian Government funding to implement the following NPs with funding over the next four years of:
•	$21 million for Indigenous Early Childhood (health component).

•	$74 million for Health Services such as bowel cancer screening, helping public patients in hospitals waiting for nursing home places and planning for perinatal depression.

•	$10 million for Health Infrastructure such as a PET scanner for Westmead Hospital and a contribution towards the Lismore Integrated Cancer Centre.

•	$122 million for the Elective Surgery Reduction Plan.
Episode Funding
Episode funding was introduced in 2008-09 as a funding and performance management tool in NSW Health. Episode funding assists in the efficient allocation and management of health resources within the available budget. Episode funding also provides opportunities for benchmarking within Area Health Services and across the State.

13-10	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
The NSW episode funding model will be enhanced in 2009-10 to strengthen its governance and performance accountability framework. This enhancement will be consistent with the COAG decision for all States and Territories to move to a more nationally consistent approach to activity-based funding.
The NSW episode funding model will continue to focus on inpatient acute, emergency department and sub-acute services, and will progressively expand its coverage to include non admitted services in outpatient and community settings.
To support episode funding a range of improvements to financial management systems are being implemented, including standardised mandatory financial reporting, system-wide staff scheduling, budget control tools and improved performance measurement.
2009-10 Budget Initiatives
Total Expenses
In 2009-10 the NSW Government will continue to deliver first class health care to the people of New South Wales by providing a comprehensive range of health services.
The 2009-10 NSW Health recurrent expenditure budget will be $14.5 billion, an increase of 10.2 per cent over the 2008-09 Budget. In per capita terms, health expenditure in the 2009-10 Budget equates to approximately $2,065 for every person in New South Wales.
In addition to meeting cost and demand pressures, the 2009-10 Budget includes funding to achieve the initiatives undertaken for Caring Together: The Health Action Plan for NSW and the new COAG NPs. These initiatives will drive further improvements in service quality and productivity, allowing expenditure by NSW Health to grow sustainably in the medium to long-term.
Keep Them Safe: A shared approach to child wellbeing
‘Keep Them Safe: A shared approach to child wellbeing’ is the NSW Government’s five year plan (2009-2014) that aims to re-shape the way family and community services are delivered in New South Wales so that children, young people and their families receive the services they need. This will include an investment of $89.2 million by the Government over four years in NSW Health.

Budget Estimates 2009-10	13-11

29 DEPARTMENT OF HEALTH
Commencing in 2009-10, the Government will invest $14.4 million over four years in the establishment of a Child Wellbeing Unit within NSW Health to advise, support and educate mandatory reporters, including how to assess whether a child meets the new child protection statutory threshold and ways to assist other vulnerable children who do not. In 2009-10, $3.6 million will be allocated to this initiative.
Major NSW Health initiatives (in addition to the Child Wellbeing Unit), over 2009-10 to 2012-13 are:
•	$8 million for further trials of sustained health home visiting for vulnerable families and refining of the target group by 2010

•	$12 million for out-of-home care health coordinators and assessments for children and young people

•	$8 million for drug and alcohol intensive interventions for parents, young people and families

•	$14 million, for further services for families with mental health, drug and alcohol difficulties

•	$6.7 million to expand services for young people aged 10 to 17 years who display sexually abusive behaviour, including Aboriginal young people

•	$904,000 to expand services for children aged less than 10 years who display inappropriate sexualised behaviour, including Aboriginal children and

•	$23.5 million for regional intake and referral services.
E-Health
As part of its continued commitment to e-Health, the Government will invest $35.7 million over the next three years to continue its support of the National E-Health Transition Authority. This investment will commence with the allocation of $9.4 million in 2009-10.

13-12	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
Mental Health
Under the NSW: A new direction for Mental Health, an additional $10 million is allocated in 2009-10 for a range of programs, including:
•	Specialist Mental Health Services for Older People

•	24-hour community mental health emergency care

•	State wide 24-hour mental health access by telephone and

•	community rehabilitation programs.
Aboriginal Health — Strong Foundations
The 2009-10 Budget provides the second year of funding for the Building Strong Foundations for Aboriginal Children Families and Communities program. Funding will increase from $2.7 million in 2008-09 to $5.5 million in 2009-10.
This increased funding will enable dedicated Child and Family Health Nurses and Aboriginal Health Workers to link Aboriginal families to early childhood health services; including a Universal Health Home Visit and ongoing child health and development screening and surveillance.
The child and family workers will work closely with existing NSW Aboriginal maternal and infant health services including the Aboriginal Maternal and Infant Health Service (AMIHS). This will assist to ensure continuity of healthcare for babies and children and support for mothers, families and their communities.
Acute Care Beds
An additional $9.4 million will be provided in 2009-10 to increase acute bed capacity across the State in selected hospitals to meet population increases. These new beds will provide enhanced access to both surgical and medical care.
Community Acute Post Acute Care
The Community Acute Post Acute Care program will receive an additional $11.9 million in 2009-10 to expand capacity of acute community services across NSW by an additional 7,900 patients. This proven model of care is expanding across NSW, and provides patients with acute care in the community for lower complexity conditions. These services will be accessible to patients following care in the emergency department or following discharge from hospital.

Budget Estimates 2009-10	13-13

29 DEPARTMENT OF HEALTH
Medical Assessment Units
The Medical Assessment Unit (MAU) program will receive an additional $17.7 million in 2009-10. The MAU model of care is an alternative pathway to the emergency department for assessment of complex non-critical medical patients. Care is provided by senior multidisciplinary clinicians who provide rapid assessment, diagnosis and treatment within 48 hours. After this time some patients are sent home, with community support if needed, while the other patients are sent to the ward if further care is required.
The 2009-10 enhancement of 69 beds will see seven new MAUs opened and an expansion of seven established units. This will result in an increase of 321 MAU beds across the State since 2007-08.
Elective Surgery Waiting Lists
In 2009-10 an additional $49.6 million will be invested in reducing elective surgery waiting lists. The Elective Surgery Waiting List Reduction Plan is a three stage process. Stage One was completed in 31 December 2008 and Stages Two and Three will be completed in 2010 and 2011 respectively. Systemic improvements to the public hospital system are being made with Stage Two funding and discussions to finalise the Stage Three plan will commence shortly with the Australian Government.
Intensive Care Beds
Intensive care unit (ICU) bed capacity will be increased in 2009-10 with an investment of $8.2 million to provide three additional adult ICU beds, one additional Paediatric ICU bed, and three Neo-natal Intensive Care cots. This funding will also be used to increase Clinical Nurse Educator capacity, enhance Clinical Nurse staffing, and enable the establishment of a Clinical Emergency Response Team.
Capital Expenditure
The NSW Government is committed to a capital works program for NSW Health of $2.4 billion over the next four years. The capital expenditure in 2009-10 totals $602.9 million and includes:
•	commencement of major new works for the redevelopment of Nepean, Narrabri and Grafton Hospitals and continuation of the Liverpool Hospital redevelopment

•	continuation of the redevelopments at Orange Base / Bloomfield Hospital and Royal North Shore Hospital through Public Private Partnerships

13-14	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
•	commencement of new Information and Communication Technology programs including the implementation of a new Community Health and Outpatients Information System, the upgrade of infrastructure, and further development of the department’s corporate information systems. These projects will enhance clinical and corporate information management and deliver improved service

•	investment in mental health services with the construction of the Forensic and Tertiary Mental Health Units at Bloomfield Hospital, and mental health facilities at James Fletcher Hospital, Newcastle, and at Wollongong, Bega, Gosford and Shellharbour Hospitals. In addition, funds in 2009-10 will support planning for a child and adolescent unit at the Sydney Children’s Hospital and a Psychiatric Emergency Care Centre at Prince of Wales Hospital

•	continuing investment in rural and regional health facilities including the upgrade of hospitals at Lismore, Maitland and Port Macquarie; the construction of new Multi Purpose Service (MPS) health facilities at Balranald, Coonamble, Eugowra and Manilla; and planning for Tamworth hospital and new MPS facilities at Werris Creek, Lockhart and Gundagai, and

•	the Ambulance Service will continue its program of ambulance station upgrades, fleet replacement and radio network upgrades.
The NSW Government will work with the Australian Government to deliver the Health and Hospitals Fund contribution of $141 million towards a number of NSW Health infrastructure projects including the redevelopment of Nepean and Narrabri Hospitals and development of a proposed clinical school in Blacktown. New South Wales will also tender for a share of the $532 million available for up to 10 regional cancer centres to be funded by the Commonwealth Government.

Budget Estimates 2009-10	13-15

29 DEPARTMENT OF HEALTH
Result Indicators
Make prevention everybody’s business

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Adult immunisation — People aged 65 yrs and over immunised against: (a)
Influenza	%	75	73	76	76	76
Pneumococcal	%	61	59	60	60	60
Fall injuries — Hospitalisations for people aged 65 yrs and over (age adjusted hospital separation rate per 100,000 population): (b)
Males	no.	2,279	2,326	2,326	2,334	2,334
Females	no.	3,087	3,089	3,089	3,173	3,173
Children fully immunised — at 1 year (c)%		92	92	> 90	> 90	> 90
Chronic Disease Risk Factors (16+ yrs): (d)
Alcohol (risk drinking behaviour)%		33	32	30	34	29
Smoking (daily or occasionally)%		18	19	17	18	16
Illicit drug use	%	n.a.	12	n.a.	12	12
Overweight or obese	%	50	52	50	53	50
Potentially avoidable deaths — People aged <75 yrs (age adjusted rate per 100,000 population): (e)
Aboriginal persons	no.	380	370	377	355	341
Non-Aboriginal persons	no.	155	151	146	146	140

(a)	Reduced illness and death from vaccine-preventable diseases in adults by targeting 80 per cent immunisation rate for people aged 65 yrs and over against influenza and 60 per cent against pneumococcal.

(b)	Reduced injuries and hospitalisations from fall-related injury in people aged 65 years and over. The definition of a fall related injury has been changed since the 2008-09 Budget.

All figures have been recalculated using the new definition.

(c)	Reduced illness and death from vaccine-preventable diseases in children by targeting over 90 per cent rate of full immunisation.

(d)	These indicators contribute to the measurement of State Plan Priority S3. The targets are to reduce smoking rates by one per cent per annum to 2010, then by 0.5 per cent per annum to 2016; reduce total binge drinking to below 25 per cent by 2012; hold illicit drug use in New South Wales below 15 per cent; and reduce childhood obesity to 22 per cent by 2016.

(e)	This indicator contributes to the measurement of State Plan Priority S2. The target is to reduce the number of potentially avoidable deaths for people under 75 to 150 per 100,000 population by 2016.

13-16	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
Result Indicators (cont)
Create better experiences for people using health services

		2006-07	2007-08	2008-09	2008-09	2009-10
Units		Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Ambulance response time - Potentially life threatening cases: (a)
50th percentile Response Times	mins	9.6	9.8	9.9	10.3	10.5
Off-Stretcher time < 30 minutes (b)%		78	81	80	73	75
Emergency department cases treated within benchmark times: (c)
Triage 1 (within 2 mins)%		100	100	100	100	100
Triage 2 (within 10 mins)%		87	86	84	82	82
Triage 3 (within 30 mins)%		71	76	75	69	69
Triage 4 (within 60 mins)%		74	74	73	72	72
Triage 5 (within 120 mins)%		89	89	89	89	89
Emergency admission performance — patients transferred to an inpatient bed within 8 hours (d)%		78	79	78	73	75
Booked surgical patients seen within recommended waiting time: (e)
Urgent (within 30 days)%		87	90	100	95	95
Non-urgent (within 12 months)%		96	95	100	95	95
Unplanned and unexpected hospital readmissions within 28 days of separation — all admissions (f)%		6.2	6.1	6.0	6.1	6.1

(a)	Reduced response times for cases requiring urgent pre-hospital treatment and transport, resulting in improved survival, quality of life and patient satisfaction.

(b)	Transfer of 90 per cent of patients from ambulance to hospital emergency departments within 30 minutes, resulting in improved survival, quality of life and patient satisfaction, as well as improved ambulance operational efficiency.

(c)	These indicators contribute to the measurement of State Plan Priority S1. The targets are to achieve benchmarks for timely access to emergency departments and surgical treatment by 2008 and maintain them to 2016 in the face of increasing demand.

(d)	These indicators contribute to the measurement of State Plan Priority S1. The targets are to achieve benchmarks for timely access to emergency departments and surgical treatment by 2008 and maintain them to 2016 in the face of increasing demand.

(e)	These indicators contribute to the measurement of State Plan Priority S1. The target is for 100 per cent of patients whose clinical condition warrants surgery within 30 days, or 12 months, to be admitted within their respective time frames by 2008, and this level to be maintained.

(f)	Minimal rate reflecting improved clinical outcomes, quality of life, convenience and patient satisfaction.

Budget Estimates 2009-10	13-17

29 DEPARTMENT OF HEALTH
Result Indicators (cont)
Strengthen primary health and continuing care in the community

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Antenatal visits — Percentage of confinements where first antenatal visit was before 20 weeks gestation: (a)
Aboriginal women	%	70	73	75	75	78
Non-Aboriginal women	%	89	89	89	89	90
Low birth weight babies — Weighing less than 2,500g: (b)
Aboriginal babies	%	12.4	12.2	11.8	11.8	11.5
Non-Aboriginal babies	%	6.2	5.9	6.0	6.0	6.0
Postnatal home visits — families offered a Families NSW visit within 2 weeks of the birth (c)%		n.a.	n.a.	n.a.	95	95
Avoidable hospital admissions relating to the 8 conditions identified in the State Plan: (d)
Aboriginal persons	no.	2,115	2,192	1,975	1,983	1,895
Non-Aboriginal persons	no.	45,896	47,682	44,655	47,269	44,790
Mental health acute adult readmission within 28 days to any facility (e)%		14.3	14.5	14.4	14.4	14.3

(a)	Improved health of mothers and babies through increased antenatal visits.

(b)	Reduced rates of low weight births and subsequent health problems.

(c)	To solve problems that might arise with children before they become entrenched, resulting in the best possible start in life.

(d)	This indicator contributes to the measurement of State Plan Priority F5. The target is to reduce the rate of hospital admissions by 15 per cent for Aboriginal people, and Non-Aboriginal people, who have conditions that can be appropriately treated at home.

(e)	This indicator contributes to the measurement of State Plan Priority F3. The target is to reduce re-admissions, of people with mental illness, within 28 days to the same facility. The data source and definitions have been revised since the 2008-09 Budget. All figures have been recalculated using the new definition.

13-18	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
Result Indicators (cont)
Ensure a fair and sustainable health system

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Resources distribution formula — average variation from target for all Area Health Services	%	1.6	< 2.0	< 2.0	< 2.0	< 2.0
Meet the health needs of populations in the various geographic areas of the State on an equitable basis by ensuring the average variation from target for all AHS is less than 2 per cent.
Build a sustainable health workforce

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:
Staff Turnover — Permanent staff separation rate (a)%	14.9	14.5	14.0	10.4	10.4
Workplace injuries (b)%	5.9	5.9	5.5	5.5	5.2
Clinical staff — i.e. medical, nursing, allied health and Ambulance clinicians as a proportion of total (c)%	72.3	72.6	73.0	73.0	74.0
Aboriginal staff — as a proportion of total (d)%	1.1	1.7	1.8	1.1	2.2

(a)	Increase staff stability and minimise unnecessary staff turnover.

(b)	Minimise workplace injuries as far as possible. Workplace injuries data for 2006-07 is for the period July to December 2006 only.

(c)	Increase proportion of total salaried staff employed that provide direct services or support the provision of direct care. The definition of clinical staff has changed since the 2008-09 Budget. All figures have been recalculated using the new definition.

(d)	Increase the number of Aboriginal staff in the NSW Health workforce and create an environment that respects Aboriginal heritage and cultural values.

Budget Estimates 2009-10	13-19

29 DEPARTMENT OF HEALTH
Service Group Statements
29.1 Population Health Services

Service Description:	This service group covers the provision of health services targeted at broad population groups including environmental health protection, food and poisons regulation and monitoring of communicable diseases.

Linkage to Results:	This service group contributes to making prevention everybody’s business by working towards a range of intermediate results that include the following:

• reduced incidence of preventable disease and disability and

• improved access to opportunities and prerequisites for good health.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Age standardised mortality rate in females aged 50-69 for breast cancer per 100,000	no.	46.6	45.1	43.2	44.4	43.0
Two-yearly participation rate of women within breast cancer screening target group (50-69)%		56.5	58.0	57.0	54.3	55.0
Two-yearly participation rate of women within cervical cancer screening target group (20-69)%		58.5	59.7	60.5	61.0	62.0

Employees:	FTE	2,972	3,036	3,025	3,049	3,178

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	391,057	585,726	511,740

Total expenses include the following:
Employee related expenses	230,214	269,433	284,615
Other operating expenses	133,562	288,854	197,648

NET COST OF SERVICES	377,751	551,545	470,708

13-20	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
Service Group Statements (cont)
29.2 Primary and Community Based Services

Service Description:	This service group covers the provision of health services to persons attending community health centres or in the home, including health promotion activities, community based women’s health, dental, drug and alcohol and HIV/AIDS services. It also covers the provision of grants to non-Government organisations for community health purposes.

Linkage to Results:	This service group contributes to making prevention everybody’s business and strengthening primary health and continuing care in the community by working towards a range of intermediate results that include the following:

• improved access to early intervention, assessment, therapy and treatment services for claims in a home or community setting

• reduced rate of avoidable hospital admissions for conditions identified in the State Plan that can be appropriately treated in the community and

• reduced rate of hospitalisation from fall-related injury for people aged 65 years and over.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Dental health non-inpatient occasions of service	thous	1,331	1,297	1,297	1,298	1,299
Home nursing occasions of service	thous	288	290	292	292	294
Methadone treatment places	no.	16,320	16,370	16,370	16,370	16,370
Withdrawal management (detoxification) people treated	no.	12,853	12,853	12,853	12,853	12,853
Hospital in the Home episodes	no.	3,578	8,691	10,000	10,000	11,500

Employees:	FTE	8,113	8,287	8,513	8,581	8,871

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,024,120	1,059,946	1,117,311

Total expenses include the following:
Employee related expenses	662,074	691,440	726,402
Grants to voluntary organisations	119,027	112,416	118,976

NET COST OF SERVICES	954,756	970,693	1,021,990

CAPITAL EXPENDITURE	5,632	5,632	22,505

Budget Estimates 2009-10	13-21

29 DEPARTMENT OF HEALTH
Service Group Statements (cont)
29.3 Aboriginal Health Services

Service Description:	This service group covers the provision of supplementary health services to Aboriginal people, particularly in the areas of health promotion, health education and disease prevention.
(Note: This Service Group excludes most services for Aboriginal people provided directly by Area Health Services and other general health services which are used by all members of the community).

Linkage to Results:	This service group contributes to ensuring a fair and sustainable health system by working towards a range of intermediate results that include the following:

• the building of regional partnerships for the provision of health services

• raising the health status of Aboriginal people and

• promoting a healthy lifestyle.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Antenatal visits — confinements for Aboriginal women where first antenatal visit was before 20 weeks gestation	%	70	73	75	75	78

Employees:	FTE	402	410	393	396	560

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Financial Indicators:

Total Expenses Excluding Losses	63,824	62,998	93,037

Total expenses include the following:
Employee related expenses	28,372	27,622	38,577
Other operating expenses	18,802	18,614	21,883

NET COST OF SERVICES	61,689	59,826	89,608

CAPITAL EXPENDITURE	2,105	2,105	2,000

13-22	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
Service Group Statements (cont)
29.4 Outpatient Services

Service Description:	This service group covers the provision of services provided in outpatient clinics including low level emergency care, diagnostic and pharmacy services and radiotherapy treatment.

Linkage to Results:	This service group contributes to creating better experiences for people using health services and ensuring a fair and sustainable health system by working towards a range of intermediate results including improving, maintaining or restoring the health of ambulant patients in a hospital setting through diagnosis, therapy, education and treatment services.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Outpatient clinics occasions of service	thous	7,170	7,250	7,450	7,450	7,600
Diagnostics occasions of service	thous	2,041	2,112	2,160	2,160	2,200

Employees:	FTE	11,458	11,705	11,801	11,896	12,327

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,373,433	1,378,867	1,443,465

Total expenses include the following:
Employee related expenses	850,121	871,022	920,104
Other operating expenses	378,682	385,930	393,685
Grants to third schedule hospitals	80,198	59,897	59,897

NET COST OF SERVICES	1,265,781	1,238,326	1,087,113

CAPITAL EXPENDITURE	7,800	15,600	6,300

Budget Estimates 2009-10	13-23

29 DEPARTMENT OF HEALTH
Service Group Statements (cont)
29.5 Emergency Services

Service Description:	This service group covers the provision of emergency ambulance services and treatment of patients in designated emergency departments of public hospitals.

Linkage to Results:	This service group contributes to creating better experiences for people using the health system by working towards a range of intermediate results including reduced risk of premature death or disability by providing timely emergency diagnostic treatment and transport services.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Patient separations	thous	181	185	189	189	193
Number of attendances in emergency departments	thous	2,300	2,380	2,560	2,380	2,430
Attendances admitted	thous	495	512	530	525	538
Emergency road transport cases	thous	468	504	520	512	519

Employees:	FTE	9,591	9,795	9,765	9,843	10,247

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,401,628	1,488,225	1,577,143

Total expenses include the following:
Employee related expenses	944,187	1,020,525	1,078,028
Other operating expenses	378,879	386,144	410,724

NET COST OF SERVICES	1,228,992	1,309,690	1,382,929

CAPITAL EXPENDITURE	13,940	21,740	17,466

13-24	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
Service Group Statements (cont)
29.6 Overnight Acute Inpatient Services

Service Description:	This service group covers the provision of health care to patients admitted to public hospitals with the intention that their stay will be overnight, including elective surgery and maternity services.

Linkage to Results:	This service group contributes to creating better experiences for people using the health system by working towards a range of intermediate results that include the following:

• timely treatment of booked surgical patients, resulting in improved clinical outcomes, quality of life and patient satisfaction and

• reduced rate of unplanned and unexpected hospital readmissions.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Acute weighted separations	thous	760	770	788	785	804
Patients charged for admission	%	14.2	14.2	14.2	14.2	14.2

Employees:	FTE	34,712	35,462	35,206	35,489	36,390

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	5,353,004	5,573,543	5,869,513

Total expenses include the following:
Employee related expenses	3,021,810	3,241,735	3,397,666
Other operating expenses	1,629,436	1,586,496	1,730,243
Grants to third schedule hospitals	171,692	197,681	197,737
Cross border payments	97,988	135,686	132,580

NET COST OF SERVICES	4,486,354	4,784,701	5,026,957

CAPITAL EXPENDITURE	576,620	436,387	517,746

Budget Estimates 2009-10	13-25

29 DEPARTMENT OF HEALTH
Service Group Statements (cont)
29.7 Same Day Acute Inpatient Services

Service Description:	This service group covers the provision of health care to patients who are admitted to public hospitals with the intention that they will be admitted, treated and discharged on the same day.

Linkage to Results:	This service group contributes to creating better experiences for people using the health system by working towards a range of intermediate results that include the following:

• timely treatment of booked surgical patients resulting in improved clinical outcomes, quality of life and patient satisfaction and

• reduced rate of unplanned and unexpected hospital readmissions.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Acute weighted separations	thous	515	530	542	550	563

Employees:	FTE	4,291	4,662	4,625	4,662	4,659

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	783,951	897,117	942,836

Total expenses include the following:
Employee related expenses	432,939	469,089	486,521
Other operating expenses	289,678	371,977	396,362

NET COST OF SERVICES	716,609	732,141	765,309

CAPITAL EXPENDITURE	4,680	9,360	3,300

13-26	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
Service Group Statements (cont)
29.8 Mental Health Services

Service Description:	This service group covers the provision of an integrated and comprehensive network of services by Area Health Services and community based organisations for people seriously affected by mental illness and mental health problems. It also includes the development of preventative programs which meet the needs of specific client groups.

Linkage to Results:	This service group contributes to strengthening primary health and continuing care in the community by working towards a range of intermediate results that include the following:

• improving the health, wellbeing and social functioning of people with disabling mental disorders and

• reducing the incidence of suicide, mental health problems and mental disorders in the community.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Acute mental health service overnight separations	no.	28,480	29,400	36,212	31,549	34,543
Non-acute mental health inpatient days	no.	253	267	279	279	285

Employees:	FTE	9,621	9,828	9,969	10,049	10,561

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,092,351	1,101,812	1,170,532

Total expenses include the following:
Employee related expenses	789,900	797,480	848,755
Other operating expenses	208,058	209,372	229,903

NET COST OF SERVICES	1,024,470	1,034,887	1,096,646

CAPITAL EXPENDITURE	162,674	281,516	23,559

Budget Estimates 2009-10	13-27

29 DEPARTMENT OF HEALTH
Service Group Statements (cont)
29.9 Rehabilitation and Extended Care Services

Service Description:	This service group covers the provision of appropriate health care services for persons with long-term physical and psycho-physical disabilities and for the frail-aged. It also includes the coordination of the Department’s services for the aged and disabled, with those provided by other agencies and individuals.

Linkage to Results:	This service group contributes to strengthening primary health and continuing care in the community and creating better experiences for people using the health system by working towards a range of intermediate results including improving or maintaining the wellbeing and independent functioning of people with disabilities or chronic conditions, the frail and terminally ill.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Admitted patients discharged to home/hostel care	%	58.7	59.0	59.0	59.0	59.0
Admitted patients discharged to a nursing home	%	10.2	10.0	10.0	10.0	10.0
Total non-inpatient occasions of service	thous	3,182	3,200	3,220	3,220	3,380

Employees:	FTE	9,991	10,124	10,124	10,205	11,217

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,100,763	1,062,308	1,122,523

Total expenses include the following:
Employee related expenses	718,421	671,605	733,447
Other operating expenses	189,317	182,246	200,751
Grants to third schedule hospitals	141,008	138,238	138,238

NET COST OF SERVICES	881,493	866,938	914,626

CAPITAL EXPENDITURE	6,012	6,012	5,200

13-28	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH
Service Group Statements (cont)
29.10 Teaching and Research

Service Description:	This service group covers the provision of professional training for the needs of the New South Wales health system. It also includes strategic investment in research and development to improve the health and wellbeing of the people of New South Wales.

Linkage to Results:	This service group contributes to ensuring a fair and sustainable health system by working towards a range of intermediate results that include the following:

• developing the skills and knowledge of the health workforce to support patient care and population health and

• extending knowledge through scientific enquiry and applied research aimed at improving the health and wellbeing of the people of New South Wales.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Interns	no.	562	729	672	679	717
First year Resident Medical Officers	no.	420	424	613	588	645
Graduates from the Public Health Officer Training Program in the past five years currently employed in Health system	%	80	82	80	80	80

Employees:	FTE	4,927	4,993	5,008	5,048	5,250

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Financial Indicators:

Total Expenses Excluding Losses	566,566	586,756	639,780

Total expenses include the following:
Employee related expenses	412,612	425,110	449,063
Other operating expenses	95,282	102,758	129,871

NET COST OF SERVICES	373,798	426,183	446,965

CAPITAL EXPENDITURE	—	—	4,835

Budget Estimates 2009-10	13-29

29 DEPARTMENT OF HEALTH

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	8,090,650	8,485,061	8,963,178
Other operating expenses	3,524,780	3,720,989	3,911,672
Depreciation and amortisation	459,894	485,799	545,086
Grants and subsidies	944,892	954,562	902,344
Finance costs	15,201	15,201	33,020
Other expenses	115,280	135,686	132,580

Total Expenses Excluding Losses	13,150,697	13,797,298	14,487,880

Less:
Retained Revenue
Sales of goods and services	1,299,867	1,368,867	1,442,974
Investment income	75,040	53,040	65,894
Grants and contributions	348,389	372,808	543,858
Other revenue	87,244	59,189	152,845

Total Retained Revenue	1,810,540	1,853,904	2,205,571

Other gains/(losses)	(31,536)	(31,536)	(20,542)

NET COST OF SERVICES	11,371,693	11,974,930	12,302,851

Recurrent Funding Statement

Net Cost of Services	11,371,693	11,974,930	12,302,851
Recurrent Services Appropriation	10,826,608	11,214,279	11,701,281

Capital Expenditure Statement

Capital Expenditure	779,463	778,352	602,911
Capital Works and Services Appropriation	436,061	522,461	405,446

13-30	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	853,093	684,125	694,036
Receivables	253,355	369,143	361,643
Other financial assets	131,173	125,900	125,900
Inventories	115,361	106,113	108,246
Assets held for sale	26,450	26,624	68,334

Total Current Assets	1,379,432	1,311,905	1,358,159

Non Current Assets
Receivables	6,132	9,380	9,380
Other financial assets	39,233	35,324	35,324
Property, plant and equipment -
Land and building	8,201,044	8,754,441	8,725,402
Plant and equipment	771,365	718,373	716,221
Infrastructure systems	381,424	332,774	332,774
Intangibles	65,578	82,884	95,403
Other	13,210	15,081	15,081

Total Non Current Assets	9,477,986	9,948,257	9,929,585

Total Assets	10,857,418	11,260,162	11,287,744

LIABILITIES
Current Liabilities
Payables	647,610	944,008	917,852
Borrowings at amortised cost	5,044	174,740	174,621
Provisions	2,341,703	2,481,313	2,578,060
Other	10,522	13,325	13,325

Total Current Liabilities	3,004,879	3,613,386	3,683,858

Non Current Liabilities
Borrowings at amortised cost	271,669	96,853	95,146
Provisions	124,769	96,785	100,558
Other	31,698	48,847	48,847

Total Non Current Liabilities	428,136	242,485	244,551

Total Liabilities	3,433,015	3,855,871	3,928,409

NET ASSETS	7,424,403	7,404,291	7,359,335

EQUITY
Reserves	1,633,098	2,002,955	2,002,955
Accumulated funds	5,791,305	5,401,336	5,356,380

TOTAL EQUITY	7,424,403	7,404,291	7,359,335

Budget Estimates 2009-10	13-31

29 DEPARTMENT OF HEALTH

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	7,931,101	8,099,542	8,693,646
Grants and subsidies	869,892	897,562	879,344
Finance costs	15,201	15,201	33,020
Other	4,253,731	4,441,175	4,689,052

Total Payments	13,069,925	13,453,480	14,295,062

Receipts
Sale of goods and services	1,291,794	1,360,794	1,440,208
Interest	75,040	53,040	65,894
Other	998,831	952,905	1,262,094

Total Receipts	2,365,665	2,366,739	2,768,196

NET CASH FLOWS FROM OPERATING ACTIVITIES	(10,704,260)	(11,086,741)	(11,526,866)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	48,280	18,566	34,787
Purchases of property, plant and equipment	(588,621)	(654,391)	(579,235)
Other	(20,000)	(20,000)	(20,000)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(560,341)	(655,825)	(564,448)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	3,171	3,171	—
Repayment of borrowings and advances	(3,582)	(3,582)	(5,383)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(411)	(411)	(5,383)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	10,826,608	11,214,279	11,701,281
Capital appropriation	436,061	522,461	405,446
Cash transfers to Consolidated Fund	—	(12,425)	—

NET CASH FLOWS FROM GOVERNMENT	11,262,669	11,724,315	12,106,727

NET INCREASE/(DECREASE) IN CASH	(2,343)	(18,662)	10,030

Opening Cash and Cash Equivalents	855,436	702,668	684,006

CLOSING CASH AND CASH EQUIVALENTS	853,093	684,006	694,036

13-32	Budget Estimates 2009-10

29 DEPARTMENT OF HEALTH

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(11,371,693)	(11,974,930)	(12,302,851)
Non cash items added back	658,643	672,545	696,254
Change in operating assets and liabilities	8,790	215,644	79,731

Net cash flow from operating activities	(10,704,260)	(11,086,741)	(11,526,866)

Budget Estimates 2009-10	13-33

HEALTH CARE COMPLAINTS COMMISSION
The Health Care Complaints Commission is an independent statutory body reporting directly to the Minister for Health and to the Joint Parliamentary Committee on the Health Care Complaints Commission. The Commission is responsible for dealing with complaints against all health practitioners, hospitals, institutions and health programs in New South Wales to protect the health and safety of the public. The Commission’s governing legislation is the Health Care Complaints Act 1993.
Results and Services
The Commission contributes to protecting the health and safety of the public by working towards the following results:
•	The community has confidence that health care complaints reported are being properly investigated and effectively prosecuted.

•	Consumers and health providers have a positive and active role in health care complaint outcomes.

•	Systemic health care issues are addressed through recommendations to health care organisations.
Key services provided by the Commission that contribute to these results include:
•	providing complaints assessment and community-based resolution services including facilitated conciliation processes and

•	investigating and prosecuting serious cases of inappropriate health care.

13-34	Budget Estimates 2009-10

30 HEALTH CARE COMPLAINTS COMMISSION
The key services provided by the Commission and the way in which they are expected to contribute to these results are set out in the following table:

		Results
		Confidence that
		health care
		complaints are		Systemic health
		being properly	Consumers and	care issues are
	2009-10	investigated and	health providers	addressed through
	Budget	serious cases	have an active role	recommendations to
	Expenses	effectively	in health care	health care
Service Groups	$m	prosecuted	complaint outcomes	organisations

Complaints Assessment and Resolution	4.5	✓	✓
Investigation and Prosecution of Serious Cases	6.4	✓		✓

Total Expenses Excluding Losses	10.9

Recent Achievements
The Commission continued to improve its assessment and resolution functions and investigate serious complaints about health service providers. It has substantially improved the handling and investigation of complaints through improved business and investigative processes, training and an upgraded case management system.
The Commission has also expanded its promotion and education activities to promote improvement in the quality of health care through provision of information about the nature of complaints and the use of complaint data as a quality improvement mechanism.
Strategic Directions
In 2009-10, the Commission will focus on:
•	continuing to improve and develop its complaint resolution, investigative and prosecution services

•	further developing its capacity to make effective recommendations to improve the delivery of health services

•	developing effective processes to manage complaints about unregistered health practitioners

Budget Estimates 2009-10	13-35

30 HEALTH CARE COMPLAINTS COMMISSION
•	improving the Commission’s business processes, particularly in the area of case management and performance tracking through enhancements to its Casemate computer system and

•	developing a promotion strategy to encourage lodgement of complaints and their use by health service providers as a quality improvement mechanism.
The Commission’s service level agreement for the provision of corporate services is currently being reviewed to improve its effectiveness.
2009-10 Budget Initiatives
Total Expenses
Estimated total expenses of the Commission in 2009-10 are $10.9 million. The Commission will continue to improve its current level of activities.
Capital Expenditure
Total capital expenditure in 2009-10 is estimated at $140,000 for the upgrade of the Commission’s complaints management system (Casemate) and replacement of computer equipment.

13-36	Budget Estimates 2009-10

30 HEALTH CARE COMPLAINTS COMMISSION
Result Indicators
The community has confidence that health care complaints reported are being properly investigated and serious cases prosecuted

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Complaints assessed that are subject to a request for review (a)%	10.5	8.0	8.0	8.6	8.5
Investigations completed within 12 months (b)%	70	68	80	84	80
Prosecutions proved/upheld (c)%	85	91	90	93	90

(a)	This indicator is a benchmark for the effectiveness of the HCCC in handling complaints. The percentage should reduce over time.

(b)	This indicator is a proxy for investigations being conducted in a proper and timely manner.

(c)	This indicator is a benchmark for the effectiveness of the HCCC in prosecuting serious complaints.
Consumers and health providers have a positive and active role in health care complaint outcomes

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Complaint resolution clients satisfied with resolution service	%	74	72	80	83	80
This indicator shows the effectiveness of the HCCC in assisting the complainant and health provider to actively participate in the resolution process to achieve a satisfactory complaint resolution outcome.

Budget Estimates 2009-10	13-37

30 HEALTH CARE COMPLAINTS COMMISSION
Result Indicators (cont)
Systemic health care issues are addressed through recommendations to health care organisations

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Recommendations implemented to improve health care services arising from investigation cases in the previous year	%	80	97	80	80	80
This indicator shows the effectiveness of the HCCC in providing sound and practical recommendations that improve long term health care services.

13-38	Budget Estimates 2009-10

30 HEALTH CARE COMPLAINTS COMMISSION
Service Group Statements
30.1 Complaints Assessment and Resolution

Service Description:	This service group covers processing, assessment and resolution of complaints about health care which are dealt with by assisted resolution, facilitated conciliation or referral for investigation.

Linkage to Results:	This service group contributes towards the improved protection of the health and safety of the public by working towards a range of intermediate results that include the following:

• confidence that health care complaints are being properly investigated and

• consumers have an active role in health care complaint outcomes.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Complaints received	no.	2,722	3,218	2,750	3,251	3,557
Complaints assessed within 60 days	%	84	88	85	90	87
Complaints resolved through assisted resolution	%	87	81	80	80	83
Conciliations held where agreement or partial agreement reached	%	78	77	80	54	70

Employees:	FTE	34	34	35	35	33

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	4,330	4,824	4,475

NET COST OF SERVICES	4,271	4,620	4,303

CAPITAL EXPENDITURE	76	299	64

Budget Estimates 2009-10	13-39

30 HEALTH CARE COMPLAINTS COMMISSION
Service Group Statements (cont)
30.2 Investigation and Prosecution of Serious Cases

Service Description:	This service group covers investigation and prosecution of serious cases of inappropriate health care, including recommendations to health organisations to address systemic health care issues.

Linkage to Results:	This service group contributes to the improved protection of the health and safety of the public by working towards a range of intermediate results that include the following:

• Systemic health care issues are addressed through recommendations to health care organisations.

• The community regards the Commission as the most effective means to prosecute serious health care cases.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Complaint investigations completed	no.	381	338	260	257	290
Referrals for disciplinary action or prosecution	no.	150	129	110	105	100
Disciplinary or appeal cases run	no.	86	78	80	93	91

Employees:	FTE	43	43	40	40	39

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Total Expenses Excluding Losses	6,488	6,006	6,402

NET COST OF SERVICES	6,175	5,826	6,200

CAPITAL EXPENDITURE	115	245	76

13-40	Budget Estimates 2009-10

30 HEALTH CARE COMPLAINTS COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	7,487	7,519	7,674
Other operating expenses	3,038	2,949	2,948
Depreciation and amortisation	293	362	255

Total Expenses Excluding Losses	10,818	10,830	10,877

Less:
Retained Revenue
Sales of goods and services	2	2	2
Investment income	80	95	82
Other revenue	290	287	290

Total Retained Revenue	372	384	374

NET COST OF SERVICES	10,446	10,446	10,503

Recurrent Funding Statement

Net Cost of Services	10,446	10,446	10,503
Recurrent Services Appropriation	9,743	9,737	9,873

Capital Expenditure Statement

Capital Expenditure	191	544	140
Capital Works and Services Appropriation	191	191	—

Budget Estimates 2009-10	13-41

30 HEALTH CARE COMPLAINTS COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,862	922	746
Receivables	396	651	651

Total Current Assets	2,258	1,573	1,397

Non Current Assets
Property, plant and equipment -
Land and building	74	102	52
Plant and equipment	245	639	660
Intangibles	287	307	221

Total Non Current Assets	606	1,048	933

Total Assets	2,864	2,621	2,330

LIABILITIES
Current Liabilities
Payables	457	204	225
Provisions	807	545	545

Total Current Liabilities	1,264	749	770

Non Current Liabilities
Provisions	4	4	4

Total Non Current Liabilities	4	4	4

Total Liabilities	1,268	753	774

NET ASSETS	1,596	1,868	1,556

EQUITY
Accumulated funds	1,596	1,868	1,556

TOTAL EQUITY	1,596	1,868	1,556

13-42	Budget Estimates 2009-10

30 HEALTH CARE COMPLAINTS COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	7,143	7,235	7,321
Other	3,355	3,829	3,260

Total Payments	10,498	11,064	10,581

Receipts
Sale of goods and services	2	(70)	2
Interest	80	62	82
Other	593	472	588

Total Receipts	675	464	672

NET CASH FLOWS FROM OPERATING ACTIVITIES	(9,823)	(10,600)	(9,909)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(140)	(444)	(140)
Other	(51)	(100)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(191)	(544)	(140)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	9,743	9,737	9,873
Capital appropriation	191	191	—

NET CASH FLOWS FROM GOVERNMENT	9,934	9,928	9,873

NET INCREASE/(DECREASE) IN CASH	(80)	(1,216)	(176)

Opening Cash and Cash Equivalents	1,942	2,138	922

CLOSING CASH AND CASH EQUIVALENTS	1,862	922	746

CASH FLOW RECONCILIATION
Net cost of services	(10,446)	(10,446)	(10,503)
Non cash items added back	602	703	573
Change in operating assets and liabilities	21	(857)	21

Net cash flow from operating activities	(9,823)	(10,600)	(9,909)

Budget Estimates 2009-10	13-43

CANCER INSTITUTE NSW
The Cancer Institute NSW was established in July 2003 by the Cancer Institute (NSW) Act 2003 as a response to the need to further decrease the devastating impact of cancer on our society. The lifetime risk of cancer is one in two for men and one in three for women. Under this legislation, the Cancer Institute NSW is charged with substantially improving cancer control in New South Wales.
As a general government non-budget dependent agency, funding for the Cancer Institute NSW is predominantly derived from a grant from the Department of Health.
Results and Services
The Cancer Institute NSW contributes to decreasing the impact of cancer on our society by working towards the following results:
•	The incidence of cancer in the community is reduced.

•	The likelihood of cure and longer survival is increased.

•	Quality of life for cancer patients and their carers is improved.

•	Research discoveries are translated into effective clinical practice, preventative and early detection measures.
Key services provided by the Cancer Institute NSW to contribute to these results include:
•	preventative campaigns targeting reductions in risky life style behaviours, such as developing and funding of programs to support smokers seeking to quit smoking and to reduce inappropriate sun exposure

•	managing screening services to effectively detect breast, bowel and cervical cancers early to enable early intervention and treatment

•	promoting improvements in clinical practice by developing, coordinating and funding strategic programs to redesign clinical care and to monitor and report on clinical outcomes

•	funding research programs to enable translation of research discoveries into more effective clinical practice and policy and

•	collecting and analysing cancer information to support improvements in cancer control and clinical practice.

13-44	Budget Estimates 2009-10

CANCER INSTITUTE NSW
The key services provided by the Institute and the way in which they are expected to contribute to results are set out in the following table:

		Results
					Improved
				Improved	health
				quality of	outcomes
		Reduced	Increased	life for	from the
	2009-10	incidence	likelihood of	cancer	translation
	Budget	of cancer	cure and	patients	of research
	Expenses	in the	longer	and their	discoveries
Service Groups	$m	community	survival	carers	into practice

Cancer Services and Education	31.1		✓	✓	✓
Cancer Information and Registries	13.4	✓	✓	✓
Prevention	18.5	✓
Research	31.5		✓		✓
Screening	46.7	✓	✓	✓

Total Expenses Excluding Losses	141.2

Recent Achievements
Additional funding and effective management of screening programs have resulted in:
•	an increase of 8 per cent since July 2005 in the proportion of women aged 50-69 who have had a mammogram using the BreastScreen NSW facility. This is an increase of over 52,000 NSW women participating in biennial screening

•	a reduction of 14 per cent in breast cancer and 38.3 per cent in cervical cancer mortality rates over the last 10 years, mainly due to screening and advances in treatments

•	the development of a clinical network across northern New South Wales called CanNet that has resulted in a 12 per cent increase in Multi Disciplinary Teams across three Area Health Services from 2006 to 2008 and

•	high levels of cancer outpatient satisfaction of 97 per cent were achieved from 2007 to 2009.

Budget Estimates 2009-10	13-45

CANCER INSTITUTE NSW
The Cancer Prevention Division’s Tobacco Program continues to contribute to tobacco control in New South Wales and deliver significant results.
•	Smoking rates in New South Wales continue a downward trend. The New South Wales Population Health Survey estimated that in 2007 around 18.6 per cent of NSW adults smoked.

•	Since 2003 there are approximately 184,000 fewer smokers.

•	Since 2005, social marketing campaigns have contributed to an increased demand by smokers for the NSW Quitline. In 2008, more than 36,000 calls were received, up 36 per cent on 2005.
Strategic Directions
A NSW Cancer Plan for 2007-10 has been developed by the Cancer Institute NSW following a wide consultative process with relevant stakeholders. The initiatives from this plan will enable the Cancer Institute NSW to achieve the planned results in cancer services and outcomes. Key initiatives include:
•	a continued strong focus on proven tobacco control programs with savings in health costs

•	expansion of other cancer prevention programs with an increased focus on sun exposure risk

•	continued promotion of the benefits of screening for breast and cervical cancers

•	development of smarter care models and a Cancer Services Monitoring and Reporting Program to improve cancer outcomes and the quality and efficiency of cancer services

•	establishment of the NSW Cancer Trials Network to increase the numbers of cancer patients in trials and apply new research discoveries directly to more effective treatment as quickly as possible

•	expansion and linkage of cancer information databases to include cancer screening and hereditary cancers, and improved dissemination of information to researchers, government and practitioners and

•	increased partnering with the private sector to leverage their skills, report their outcomes and use their capacity to reduce health costs.

13-46	Budget Estimates 2009-10

CANCER INSTITUTE NSW
2009-10 Budget Initiatives
Total Expenses
Total expenses for the Cancer Institute NSW in the 2009-10 Budget are
$141.2 million with 88 per cent or $123.9 million of these expenses used to fund clinical initiatives in the Area Health Services and hospitals. Significant areas of expenditure in 2009-10 will include:
•	$18.5 million for prevention programs developed and coordinated by the Cancer Institute NSW

•	$46.7 million for screening programs

•	$31.1 million for cancer services and education, including approximately $10.8 million for approved ongoing funding for positions such as lead clinicians, care coordinators and cancer service development managers in the Area Health Services for improved cancer treatments, $500,000 for rural patient transport subsidies and $5 million for radiotherapy in public hospitals

•	$31.5 million for translation of new cancer research discoveries into more effective clinical practice and

•	$13.4 million allocated to cancer information and registries, including the Central Cancer Registry, the Pap Test Registry, Clinical Cancer Registry and the Hereditary Cancer Registry.
The 2009-10 Budget will see the continued rollout of the Government’s commitment to expand BreastScreen services. The introduction of digital mammography imaging technology and the Business Information System will provide faster results and improve breast cancer detection. The new technology will enable an x-ray or mammogram to be electronically sent across the state or elsewhere to ensure the doctor or patient can get the images and subsequent results as quickly as possible.
Capital Expenditure
The proposed capital expenditure for the Cancer Institute NSW in 2009-10 is $3 million with:
•	$2 million for the redesign of the NSW Cancer Registry, enabling electronic transmission and recording of incidences to provide quicker, accurate and more enhanced information

•	$400,000 for an enhanced Cancer Institute NSW website and

•	$600,000 for various minor works.

Budget Estimates 2009-10	13-47

CANCER INSTITUTE NSW

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	1,270	2,573	2,060
Grants and contributions	148,365	147,669	139,895
Other revenue	350	770	350

Total Retained Revenue	149,985	151,012	142,305

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	16,378	18,043	18,204
Other operating expenses	30,905	31,923	30,615
Depreciation and amortisation	877	884	1,012
Grants and subsidies	104,850	103,487	91,390

Total Expenses Excluding Losses	153,010	154,337	141,221

SURPLUS/(DEFICIT)	(3,025)	(3,325)	1,084

13-48	Budget Estimates 2009-10

CANCER INSTITUTE NSW

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Balance Sheet

ASSETS
Current Assets
Cash assets	20,097	25,650	24,746
Receivables	5,365	5,365	5,365

Total Current Assets	25,462	31,015	30,111

Non Current Assets
Property, plant and equipment -
Plant and equipment	4,286	2,366	4,354

Total Non Current Assets	4,286	2,366	4,354

Total Assets	29,748	33,381	34,465

LIABILITIES
Current Liabilities
Payables	6,043	6,043	6,043
Provisions	1,954	1,954	1,954

Total Current Liabilities	7,997	7,997	7,997

Non Current Liabilities
Provisions	43	43	43
Other	229	229	229

Total Non Current Liabilities	272	272	272

Total Liabilities	8,269	8,269	8,269

NET ASSETS	21,479	25,112	26,196

EQUITY
Accumulated funds	21,479	25,112	26,196

TOTAL EQUITY	21,479	25,112	26,196

Budget Estimates 2009-10	13-49

CANCER INSTITUTE NSW

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	1,270	2,294	2,060
Other	163,015	163,542	154,545

Total Receipts	164,285	165,836	156,605

Payments
Employee related	16,378	18,357	18,204
Grants and subsidies	104,850	103,487	91,390
Other	45,205	53,262	44,915

Total Payments	166,433	175,106	154,509

NET CASH FLOWS FROM OPERATING ACTIVITIES	(2,148)	(9,270)	2,096

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3,000)	(1,544)	(3,000)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,000)	(1,544)	(3,000)

NET INCREASE/(DECREASE) IN CASH	(5,148)	(10,814)	(904)

Opening Cash and Cash Equivalents	25,245	36,464	25,650

CLOSING CASH AND CASH EQUIVALENTS	20,097	25,650	24,746

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(3,025)	(3,325)	1,084
Non cash items added back	877	884	1,012
Change in operating assets and liabilities	—	(6,829)	—

Net cash flow from operating activities	(2,148)	(9,270)	2,096

13-50	Budget Estimates 2009-10

MINISTER FOR HOUSING, AND
MINISTER FOR WESTERN SYDNEY
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Payments to Other Government Bodies Under the Control of the Minister
Total Expenses	582.7	1,944.8	233.8
Capital Expenditure	—	—	—

Aboriginal Housing Office
Total Expenses	79.4	67.7	-14.7
Capital Expenditure	13.5	13.5	—

Home Purchase Assistance Fund
Total Expenses	17.0	16.8	-1.2
Capital Expenditure	—	—	—

Total, Minister for Housing, and Minister for Western Sydney*

Total Expenses	639.5	1,993.6	211.7
Capital Expenditure	13.5	13.5	—

*	The Ministerial total has been reduced to exclude recurrent amounts paid from Payments to Other Government Bodies Under the Control of the Minister to the Aboriginal Housing Office.
In addition to the agencies listed above, the Minister is also supported by the Department of Premier and Cabinet (Section 2) for the Western Sydney portfolio area.

Budget Estimates 2009-10	14-1

PAYMENTS TO OTHER GOVERNMENT BODIES UNDER THE CONTROL OF THE MINISTER
Payments through the Housing Policy and Assistance Program will assist around 400,000 people in housing need. Housing NSW, which operates under the auspices of the Housing Act 2001, and the Aboriginal Housing Office (AHO), which operates under the auspices of the Aboriginal Housing Act 1998, will use these payments and internal funding sources to provide:
•	Government-subsidised social housing managed by public, community and Aboriginal housing providers to approximately 300,000 people

•	around 4,650 crisis accommodation places for nearly 30,000 people and

•	financial assistance to approximately 67,000 private renters and homebuyers.
Results and Services
Housing NSW is the largest provider of social housing in Australia, delivering a range of housing options to people in need in the community. The work of Housing NSW is driven by its purpose to help build a stronger community. The AHO works with Aboriginal communities to meet the housing needs of Aboriginal people. Housing NSW and the AHO focus on achieving the four major results outlined below:
•	Homeless people have access to housing and support services to sustain a tenancy.

•	Social housing is appropriate for client needs, including the needs of Aboriginal people.

•	Social housing is integrated into communities.

•	Access to affordable housing is improved.
Key services provided by Housing NSW and AHO to contribute to these results include:
•	working with other departments and organisations to address homelessness in New South Wales

•	managing NSW public housing assets

•	funding and regulating community housing and crisis accommodation

14-2	Budget Estimates 2009-10

31 PAYMENTS TO OTHER GOVERNMENT BODIES UNDER
THE CONTROL OF THE MINISTER
•	developing policy and supporting relationships to increase access to social and affordable housing across New South Wales and

•	providing a range of products and services to assist people with low to moderate income to move into private rental and home ownership.
Funding provided through the Housing Policy and Assistance Program supports the programs delivered by Housing NSW and the AHO, such as housing supply, asset management and various assistance programs.
The way in which the Program is expected to contribute to the desired results is set out in the following table:

Results
Social
		Homeless	housing is
		people have	appropriate
		access to	for client
		housing and	needs,	Social
	2009-10	support	including the	housing is	Access to
	Budget	services to	needs of	integrated	affordable
	Expenses	sustain a	Aboriginal	into	housing is
Service Group	$m	Tenancy	people	communities	improved

Housing Policy and Assistance	1,944.8	✓	✓	✓	✓

Total Expenses Excluding Losses	1,944.8

Recent Achievements
In 2008-09, the Commonwealth and State and Territory Governments, through the Council of Australian Governments, agreed to the new National Affordable Housing Agreement (NAHA). This agreement took effect on 1 January 2009 and replaces the Commonwealth State Housing Agreement.
The NAHA provides an enhanced framework for governments to work together to reform the housing sector, improve housing affordability, reduce homelessness and reduce Indigenous housing disadvantage.

Budget Estimates 2009-10	14 -3

31 PAYMENTS TO OTHER GOVERNMENT BODIES UNDER
THE CONTROL OF THE MINISTER
National Partnerships
Supporting the NAHA will be associated National Partnerships on Social Housing, Homelessness and Remote Indigenous Housing.
The National Partnership on Social Housing will fund projects to increase the supply of social housing in the short term. The Australian Government provided New South Wales with $65.2 million under the first round of this National Partnership. This funding will be granted to community housing providers for the acquisition of around 300 additional dwellings. A further $65.2 million is also expected in the second round for an estimated 283 additional dwellings.
The National Partnership on Homelessness aims to contribute to a reduction in homelessness, primarily by funding support services to people who are homeless or at risk of homelessness. The partnership includes funding for A Place to Call Home — a strategy to address homelessness by providing new homes for homeless families and individuals together with support services for the first 12 months of each tenancy.
The National Partnership on Remote Indigenous Housing aims to reduce Indigenous housing disadvantage by funding the construction of new houses for Aboriginal people, repairs and maintenance for all houses in remote Aboriginal communities, and tenancy management and support in remote areas.
Funding for the National Partnerships on Homelessness and Remote Indigenous Housing has not yet been incorporated in the program totals for the Housing Policy and Assistance Program. This funding will be allocated based on agreed implementation plans when they are finalised. New South Wales is expecting to receive a total of $396.8 million over 10 years under the National Partnership on Remote Indigenous Housing. A further $101.6 million over 4 years is expected under the National Partnership on Homelessness.
Nation Building — Economic Stimulus Plan
The National Partnership Agreement on the Nation Building — Economic Stimulus Plan will support economic growth and jobs. In relation to the Housing portfolio, the Plan will significantly increase the supply of social housing through new construction and refurbishment of existing stock.
Funds approved for New South Wales under the Nation Building — Economic Stimulus Plan Stage 1 — New Construction total $226 million for 2008-09 and 2009-10 and will enable the development of around 850 new dwellings.

14-4	Budget Estimates 2009-10

31 PAYMENTS TO OTHER GOVERNMENT BODIES UNDER
THE CONTROL OF THE MINISTER
A total of $130 million has been provided in 2008-09 and 2009-10 under the Nation Building — Economic Stimulus Plan to upgrade social housing properties.
Implementation Plans are being developed and it is anticipated that further funding will be available in 2009-10 totalling $1,055.5 million, under the Nation Building — Economic Stimulus Plan Stage 2 — New Construction, which will substantially increase the supply of social housing. It is estimated the construction of up to 5,649 dwellings will commence in 2009-10 under this Plan.
Strategic Directions
A focus for 2009-10 will be developing and implementing reforms agreed under the National Affordable Housing Agreement, including the Nation Building — Economic Stimulus Plan. This will create more homes for those most in need and improve housing outcomes for low to moderate income earners, particularly those facing homelessness.
Housing NSW will also continue implementing the following strategies:
•	Planning for the Future: new directions for Community Housing 2007 — 2012, which sets a target to increase community housing from 13,000 to 30,000 homes over the next ten years.

•	A New Direction in Building Stronger Communities 2006-07 to 2010-11, a $66 million initiative over four years which brings together residents, government agencies, community organisations and businesses to renew disadvantaged public housing areas.

•	New Directions in Social Housing for Older People Action Plan 2006 to 2011, which commits the Government to increasing the amount of social housing stock available for older people by 10 per cent to a total of 30,000 dwellings over five years.

•	Housing and Human Services Accord — a whole-of-government overarching framework for a range of key initiatives to assist social housing clients with complex needs.

•	Environmental Sustainability in Housing NSW 2008-09 to 2013-14, a strategy to improve the environmental sustainability of housing and adopt the principles of ecologically sustainable development into the management of the social housing system to reduce carbon emissions and resource consumption across all key activities.

Budget Estimates 2009-10	14-5

31 PAYMENTS TO OTHER GOVERNMENT BODIES UNDER
THE CONTROL OF THE MINISTER
Other Initiatives
Homelessness Initiatives
Housing NSW will invest $38.8 million over five years to build 155 new dwellings under the Australian Government’s A Place to Call Home strategy to address homelessness. This strategy will see homeless families and individuals move directly into these homes instead of going to refuges. In 2009-10, $6.4 million has been allocated to build 26 new homes for the homeless.
Housing NSW is currently leading the development of the NSW Homelessness Action Plan. The Action Plan will incorporate high level outcomes, strategic directions, strategies and actions that aim to better coordinate and describe the NSW Government’s efforts to prevent homelessness.
Child Protection Reform Initiative
As part of the Keep Them Safe: A shared approach to child wellbeing, Housing NSW will establish a Child Wellbeing Unit to advise, support and educate frontline mandatory reporting staff to identify when a child is at risk of significant harm, and in less serious cases, to identify appropriate local action or referral ($2.6 million over four years). The Unit will be ready by late 2009, and will begin operation in 2010.
Private Rental Subsidy Scheme for Women with Children Escaping Domestic Violence
Housing NSW will invest $16 million over four years for a new Private Rental Subsidy Scheme aimed at helping women with children escaping domestic violence to secure and sustain a safe home in the private rental market. $4 million per annum has been allocated to assist 1,650 households over four years.
Housing NSW will work with other agencies to ensure that clients receiving the subsidy are able to access the support services that they need to sustain their tenancies in the long term.
Environmental Sustainability Initiative
In 2009-10, $5.3 million will be allocated to water efficiency improvements and the installation of ceiling insulation in social housing dwellings. This is included in the total asset management budget of Housing NSW.
This is part of a $17.8 million program over four years funded through the Climate Change Fund to replace 12,000 electric storage hot water heaters with solar hot water heaters and continue the installation of water saving devices.

14-6	Budget Estimates 2009-10

31 PAYMENTS TO OTHER GOVERNMENT BODIES UNDER
THE CONTROL OF THE MINISTER
2009-10 Budget Initiatives
Total Expenses
In 2009-10, $1,944.8 million will be provided for the Housing Policy and Assistance Program, an increase of $1,362.1 million over 2008-09. This comprises $1,745.7 million of Australian Government funding and $199.1 million from the NSW Government. The NSW Government will also contribute a further $654.2 million from Housing NSW and AHO internal sources.
In total, $2,599 million will be applied by Housing NSW and the AHO across a number of key areas, including housing supply, asset management for existing dwellings and other housing programs for people in housing need.
The AHO allocation for 2009-10 from the Housing Policy and Assistance Program totals $49.4 million, including $4.6 million for the Aboriginal Communities Development Program.
Housing Supply Program
The total social housing supply program for 2009-10 of $1,663.1 million will fund new capital works, works in progress, and existing and new leased housing in the public, community and Aboriginal housing sectors. This includes:
•	$376.5 million for the base public and community housing supply program. This will fund works in progress, new capital works and leased dwellings, enabling the commencement of 871 new dwellings, the completion of 1,051 dwellings and 535 new leases

•	$204.1 million under the Nation Building Economic Stimulus Plan — Stage 1 to enable the commencement of 269 new dwellings and the completion of 853 dwellings

•	$1,055.5 million under the Nation Building Economic Stimulus Plan — Stage 2 involving a range of delivery options including land and multi-unit development packages and redevelopment projects. It is estimated that this will allow construction to commence for up to 5,649 dwellings in 2009-10

•	$14 million for crisis accommodation which will fund the commencement of 14 new dwellings, the completion of 31 dwellings and continuation of 230 existing leases and

•	$13 million for the AHO to commence 43 new dwellings and support completion of 35 dwellings in 2009-10.

Budget Estimates 2009-10	14 -7

31 PAYMENTS TO OTHER GOVERNMENT BODIES UNDER
THE CONTROL OF THE MINISTER
In total, 7,381 additional homes will be commenced or leased from the private rental market during 2009-10.
The initiatives under the program facilitate a staged expansion and reconfiguration of the social housing portfolio to more accurately meet the tenant profile.
Asset Management Program
A total of $674.5 million has been budgeted for improvements to social housing dwellings. Improvements range from planned repairs to major upgrade works and will encompass public, community (including crisis accommodation) and Aboriginal housing. During 2009-10, 70 per cent of the social housing portfolio will receive either responsive or planned maintenance works as required.
The asset management program includes a sizeable investment in the removal of the maintenance backlog, with the NSW Government accelerating funding of $200 million into 2009-10 to target the backlog. Funding of $14.6 million is also available to provide social housing dwellings with improved fire safety protection.
An allocation of $65.2 million has been provided through Nation Building — Economic Stimulus Plan for the upgrading of homes.
An allocation of $20.9 million will also support capital improvements as part of the Building Stronger Communities program in 2009-10. This investment will improve the amenity and quality of life in social housing communities in seven major locations across New South Wales: Mt Druitt, Claymore, Macquarie Fields, Killarney Vale / Bateau Bay / Tumbi Umbi, Dubbo, Bathurst/Orange and Wagga Wagga.
Other Programs
The Government assists disadvantaged and lower income people renting in the private rental market.
In 2009-10, $28.4 million will be available to help about 27,500 households gain access to or remain in private rental accommodation through Rentstart, a program that provides financial assistance in the form of a rental bond and in some cases upfront rent.
Under the Special Assistance Subsidy Program, $10.9 million will be made available to assist eligible people with disabilities and people living with HIV/AIDS to access the private rental market.

14 -8	Budget Estimates 2009-10

31 PAYMENTS TO OTHER GOVERNMENT BODIES UNDER
THE CONTROL OF THE MINISTER
An allocation of $4.9 million will also be made available under a debt-equity program with registered community housing providers to support an estimated 48 additional homes.
Under the Mortgage Assistance Scheme, short term assistance will be provided to a forecast 160 additional households experiencing temporary difficulties with home loan repayments due to unemployment, illness or some other crisis.
The AHO will allocate $5.1 million to fund non-asset related programs, such as the resourcing of Aboriginal community organisations and providing sector support.

Budget Estimates 2009-10	14 -9

31 PAYMENTS TO OTHER GOVERNMENT BODIES UNDER
THE CONTROL OF THE MINISTER
Service Group Statements
31.1 Housing Policy and Assistance

Service Description:	This service group ensures that housing assistance is planned and provided in accordance with the broader Government objectives of achieving secure and affordable accommodation for people on low incomes or otherwise unable to access or maintain appropriate housing. The Housing Policy and Assistance program facilitates the development of Government subsidised housing through public, community and Aboriginal housing agencies to achieve desired outcomes for target groups.

Linkage to Results:	This service group contributes to a stronger community by working towards a range of intermediate results that include:

• homeless people have access to housing and support services to sustain a tenancy

• social housing is appropriate for client needs, including the needs of Aboriginal people

• social housing is integrated into communities and

• access to affordable housing is improved.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

National Partnership on Social Housing — new units of Community and Affordable Housing	no.	n.a.	n.a.	n.a.	163	420
Households receiving special rent subsidies	no.	1,315	1,354	1,350	1,424	1,500
New households assisted with public, community and Aboriginal housing (excluding crisis)	no.	12,788	12,150	13,166	11,337	11,645
Total households receiving ongoing housing assistance	no.	140,854	141,783	143,690	141,667	142,753
Units of public and community housing completed	no.	883	995	1,160	1,411	1,935
Net increase in accommodation leased for public and community housing	no.	241	255	121	222	451
Crisis accommodation places available	no.	4,400	4,500	4,550	4,527	4,650
Units of accommodation (completions) for other housing programs	no.	1	12	26	113	48

14-10	Budget Estimates 2009-10

31 PAYMENTS TO OTHER GOVERNMENT BODIES UNDER
THE CONTROL OF THE MINISTER
Service Group Statements (cont)
31.1 Housing Policy and Assistance (cont)

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Public housing tenants receiving subsidies	%	90	90	89	89	90
Total properties managed by public, community and Aboriginal housing	no.	147,915	148,470	147,880	148,694	148,757
Households provided with rent assistance	no.	31,977	28,518	29,000	28,000	27,500
New clients provided with mortgage assistance	no.	229	185	250	132	160

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	582,718	896,109	1,944,817

NET COST OF SERVICES	582,718	896,109	1,944,817

Budget Estimates 2009-10	14-11

31 PAYMENTS TO OTHER GOVERNMENT BODIES UNDER
THE CONTROL OF THE MINISTER

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Grants and subsidies	582,718	896,109	1,944,817

Total Expenses Excluding Losses	582,718	896,109	1,944,817

NET COST OF SERVICES	582,718	896,109	1,944,817

Recurrent Funding Statement

Net Cost of Services	582,718	896,109	1,944,817
Recurrent Services Appropriation	582,718	896,109	1,944,817

14-12	Budget Estimates 2009-10

31 PAYMENTS TO OTHER GOVERNMENT BODIES UNDER
THE CONTROL OF THE MINISTER

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Grants and subsidies	582,718	896,109	1,944,817

Total Payments	582,718	896,109	1,944,817

NET CASH FLOWS FROM OPERATING ACTIVITIES	(582,718)	(896,109)	(1,944,817)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	582,718	896,109	1,944,817

NET CASH FLOWS FROM GOVERNMENT	582,718	896,109	1,944,817

NET INCREASE/(DECREASE) IN CASH	—	—	—

CASH FLOW RECONCILIATION
Net cost of services	(582,718)	(896,109)	(1,944,817)

Net cash flow from operating activities	(582,718)	(896,109)	(1,944,817)

Budget Estimates 2009-10	14-13

ABORIGINAL HOUSING OFFICE
The Aboriginal Housing Office (AHO) is a statutory authority with an all Aboriginal advisory board, established in 1998 pursuant to the Aboriginal Housing Act 1998. The AHO plans and administers the policies, programs and asset base for the delivery of Aboriginal housing in New South Wales. This includes resource allocation, sector-wide policy, strategic planning and monitoring outcomes and performance in the Aboriginal housing sector.
The AHO manages and delivers an annual Aboriginal Housing Program, and develops and implements a range of financial and resourcing strategies. In addition, the AHO has an important role in facilitating and improving training and employment opportunities for Aboriginal people.
Recent Achievements
For 2008-09 the total expenditure is forecast at $74.1 million. This is slightly lower than the $79.4 million published in the 2008-09 Budget mainly due to the cessation of the former Commonwealth-funded Community Housing and Infrastructure Program and Healthy Indigenous Housing Initiative at 31 December 2008.
In 2008-09, the AHO has:
•	continued the development work to support improvements and reform of the Aboriginal community housing sector

•	continued the review of the performance of individual Aboriginal community housing providers and

•	purchased and trialled a new tenancy and asset management system for use by Aboriginal community housing providers.
In 2008-09, the Commonwealth State Housing Agreement and the Indigenous Housing and Infrastructure Agreement ceased. From 1 January 2009 a new National Affordable Housing Agreement came into effect.
Furthermore, the NSW Government signed the National Partnership Agreement on Remote Indigenous Housing with the Australian Government, which will deliver $396.8 million over 10 years to improve Indigenous housing in remote areas.

14-14	Budget Estimates 2009-10

ABORIGINAL HOUSING OFFICE
Strategic Directions
The AHO will achieve its objectives and vision through four key performance areas:
•	more housing, better housing and access to a range of quality housing options for Aboriginal people

•	a strengthened Aboriginal community housing sector

•	increased corporate effectiveness within the NSW Aboriginal Housing Office and

•	enhanced skills and greater opportunities for Aboriginal people.
Underpinning each of these is the principle of operating in partnership and collaboration with Aboriginal people and communities along with other stakeholders.
Program funding is directed towards long-term sustainable housing outcomes for the Aboriginal community, as well as immediate housing need, repairs and maintenance, and asset management. Specific strategies include assisting Aboriginal community housing providers to become viable and sustainable.
2009-10 Budget Initiatives
Total Expenses
In 2009-10, the AHO’s total expenses are budgeted to be $67.7 million.
This includes:
•	$24.2 million for planned and recurrent repairs and maintenance works to AHO-owned dwellings

•	$5.5 million in expenditure and grants to complete works in progress for repairs and maintenance to community-owned dwellings

•	$4.6 million for the housing component of the Aboriginal Communities Development Program

•	$5.1 million in expenditure and grants for resourcing community organisations, sector support and training and

•	$990,000 in grants to Aboriginal communities to complete works in progress for dwelling construction and acquisitions.

Budget Estimates 2009-10	14-15

ABORGINAL HOUSING OFFICE
Capital Expenditure
In 2009-10, the AHO’s capital expenditure will be $13.5 million, comprising:
•	$13 million to be spent mainly on commencing 43 new dwellings and

•	$500,000 for office plant and equipment.
These figures have yet to incorporate the impact of funding under the National Partnership Agreement on Remote Indigenous Housing.

14-16	Budget Estimates 2009-10

ABORIGINAL HOUSING OFFICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Operating Statement

Retained Revenue
Sales of goods and services	25,508	25,500	31,502
Investment income	2,500	2,100	1,600
Social program policy payments	—	13,133	31,132
Grants and contributions	55,249	34,951	4,592
Other revenue	1,000	1,502	1,500

Total Retained Revenue	84,257	77,186	70,326

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	6,994	6,994	7,274
Other operating expenses	33,468	34,543	40,455
Depreciation and amortisation	6,228	6,400	6,448
Grants and subsidies	32,661	26,144	13,494

Total Expenses Excluding Losses	79,351	74,081	67,671

Gain/(loss) on disposal of non current assets	(1,801)	—	200
Other gains/(losses)	(500)	(500)	(500)

SURPLUS/(DEFICIT)	2,605	2,605	2,355

Budget Estimates 2009-10	14-17

ABORIGINAL HOUSING OFFICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	42,473	41,857	40,366
Receivables	1,652	1,594	1,604
Other	108	1,440	1,450

Total Current Assets	44,233	44,891	43,420

Non Current Assets
Property, plant and equipment -
Land and building	886,490	907,735	911,993
Plant and equipment	1,495	975	1,145
Infrastructure systems	6,500	6,849	6,849
Intangibles	260	176	—
Other	951	11	16

Total Non Current Assets	895,696	915,746	920,003

Total Assets	939,929	960,637	963,423

LIABILITIES
Current Liabilities
Payables	5,007	2,873	3,179
Provisions	2,381	2,471	2,519
Other	7,613	15,382	15,382

Total Current Liabilities	15,001	20,726	21,080

Non Current Liabilities
Provisions	1,113	1,768	1,845

Total Non Current Liabilities	1,113	1,768	1,845

Total Liabilities	16,114	22,494	22,925

NET ASSETS	923,815	938,143	940,498

EQUITY
Reserves	376,050	385,883	385,883
Accumulated funds	547,765	552,260	554,615

TOTAL EQUITY	923,815	938,143	940,498

14-18	Budget Estimates 2009-10

ABORIGINAL HOUSING OFFICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	25,008	25,000	31,002
Interest	2,500	2,100	1,600
Other	57,595	47,763	38,764

Total Receipts	85,103	74,863	71,366

Payments
Employee related	6,878	6,817	7,150
Grants and subsidies	32,661	26,144	13,494
Other	34,829	39,698	41,713

Total Payments	74,368	72,659	62,357

NET CASH FLOWS FROM OPERATING ACTIVITIES	10,735	2,204	9,009

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	2,350	2,500	3,000
Purchases of property, plant and equipment	(13,500)	(16,700)	(13,500)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(11,150)	(14,200)	(10,500)

NET INCREASE/(DECREASE) IN CASH	(415)	(11,996)	(1,491)

Opening Cash and Cash Equivalents	42,888	53,853	41,857

CLOSING CASH AND CASH EQUIVALENTS	42,473	41,857	40,366

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	2,605	2,605	2,355
Non cash items added back	6,228	2,523	6,448
Change in operating assets and liabilities	1,902	(2,924)	206

Net cash flow from operating activities	10,735	2,204	9,009

Budget Estimates 2009-10	14-19

HOME PURCHASE ASSISTANCE FUND
The Home Purchase Assistance Fund was established by Trust Deed in 1989 to support and administer government home purchase assistance programs. Income earned by the Fund’s investments is used to meet shortfalls in the HomeFund Scheme and other programs supporting home purchase. Housing NSW oversees the management of the Fund.
Recent Achievements
Rationalisation of the former HomeFund Scheme structure is now well advanced with consolidation of 29 FANMAC mortgage trusts into a Master Trust. In 2008-09, a further 98 mortgages were discharged under the Master Trust, with 634 mortgages remaining.
Strategic Directions
The forecast investment revenues of the Fund have been impacted by the current economic climate and reductions to the official cash rate. The reduction in revenues will see the Fund move into deficit for 2009-10. The Fund will however continue to maintain a sound equity position, with sufficient coverage of foreseeable liabilities to support obligations under the HomeFund Scheme and Master Trust.
Within this context, the management of the Fund will continue to be focused on:
•	prudent asset investment to ensure sufficient returns and levels of capital to meet its HomeFund support obligations and

•	the careful administration of remaining mortgages under the Master Trust to manage risk and contain costs.
2009-10 Budget Initiatives
Total Expenses
Total expenses are budgeted at $16.8 million in 2009-10. This includes $15.4 million for interest expense on borrowings and $747,000 for funding of Master Trust shortfalls on HomeFund mortgages guaranteed by the NSW Government.
Capital Expenditure
There is no planned capital program for 2009-10.

14-20	Budget Estimates 2009-10

HOME PURCHASE ASSISTANCE FUND

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	22	41	37
Investment income	24,186	21,466	13,030

Total Retained Revenue	24,208	21,507	13,067

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	310	284	292
Grants and subsidies	—	263	271
Finance costs	15,763	15,761	15,380
Other expenses	960	920	887

Total Expenses Excluding Losses	17,033	17,228	16,830

SURPLUS/(DEFICIT)	7,175	4,279	(3,763)

Budget Estimates 2009-10	14-21

HOME PURCHASE ASSISTANCE FUND

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	35	201,903	198,068
Receivables	3,512	3,622	2,579
Other financial assets	284,131	51,200	25,389

Total Current Assets	287,678	256,725	226,036

Non Current Assets
Other financial assets	55,936	57,423	27,026

Total Non Current Assets	55,936	57,423	27,026

Total Assets	343,614	314,148	253,062

LIABILITIES
Current Liabilities
Payables	245	245	245
Borrowings at amortised cost	6,144	6,144	6,355

Total Current Liabilities	6,389	6,389	6,600

Non Current Liabilities
Borrowings at amortised cost	161,214	161,214	154,860

Total Non Current Liabilities	161,214	161,214	154,860

Total Liabilities	167,603	167,603	161,460

NET ASSETS	176,011	146,545	91,602

EQUITY
Accumulated funds	176,011	146,545	91,602

TOTAL EQUITY	176,011	146,545	91,602

14-22	Budget Estimates 2009-10

HOME PURCHASE ASSISTANCE FUND

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	22	41	37
Interest	24,875	19,061	14,073
Other	17	17	17

Total Receipts	24,914	19,119	14,127

Payments
Grants and subsidies	—	263	271
Finance costs	11,655	11,653	11,218
Other	1,287	46,187	1,196

Total Payments	12,942	58,103	12,685

NET CASH FLOWS FROM OPERATING ACTIVITIES	11,972	(38,984)	1,442

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	29,486	91,973	56,031
Advance repayments received	267	173	177
Purchases of investments	(11,854)	(20,525)	—
Other	(20,000)	(51,000)	(51,180)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,101)	20,621	5,028

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(9,871)	(9,872)	(10,305)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(9,871)	(9,872)	(10,305)

NET INCREASE/(DECREASE) IN CASH	—	(28,235)	(3,835)

Opening Cash and Cash Equivalents	35	230,138	201,903

CLOSING CASH AND CASH EQUIVALENTS	35	201,903	198,068

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	7,175	4,279	(3,763)
Non cash items added back	4,108	4,108	4,162
Change in operating assets and liabilities	689	(47,371)	1,043

Net cash flow from operating activities	11,972	(38,984)	1,442

Budget Estimates 2009-10	14-23

MINISTER FOR JUVENILE JUSTICE,
MINISTER FOR VOLUNTEERING, AND
MINISTER FOR YOUTH
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Juvenile Justice
Total Expenses	169.2	172.3	1.8
Capital Expenditure	16.4	23.4	42.7

Office for Children
Total Expenses	12.4	15.7	26.4
Capital Expenditure	0.1	1.2	1,074.7

Total, Minister for Juvenile Justice, Minister for Volunteering, and Minister for Youth
Total Expenses	181.6	188.0	3.5
Capital Expenditure	16.5	24.6	49.1

In addition to the agencies listed above, the Minister is also supported by the Department of Premier and Cabinet (Section 2) for the Volunteering and Veterans’ Affairs portfolio areas.

Budget Estimates 2009-10	15-1

DEPARTMENT OF JUVENILE JUSTICE
The Department of Juvenile Justice deals with young offenders who have been charged with, or found guilty of an offence committed between the ages 10 and 17. The Department administers youth justice conferences and supervises juvenile offenders when mandated by an order of the court.
Court-ordered supervision is conducted in the community or in juvenile justice centres if the young person has been given a custodial order. Police may also remand young people to custodial supervision.
The principal legislation governing the activities of the Department includes the Young Offenders Act 1997 (Part 5 and Schedule 1), the Children (Community Service Orders) Act 1987, the Children (Detention Centres) Act 1987, the Children (Criminal Proceedings) Act 1987 and the Children (Interstate Transfer of Offenders) Act 1988.
Results and Services
The Department contributes to safer communities by working towards the following results:
•	Young offenders reduce their re-offending.

•	Young offenders are effectively managed and supervised in custody and in the community to complete their sentences.

•	Where appropriate, young offenders have an effective community-based alternative to formal court orders.
Key services provided by the Department that contribute to these results include:
•	administering youth justice conferences for juvenile offenders referred by the police and courts

•	administering community-based services for young offenders, including providing reports to the courts, assisting young people in meeting bail requirements, supervising young offenders on community-based sentences, undertaking court-ordered supervision of juvenile offenders on bail and providing counselling and other interventions to young people to address their risk of re-offending and

•	supervising juvenile offenders sentenced by the courts to detention and/or ordered by the courts to remain in custody pending the outcome of their court cases.

15-2	Budget Estimates 2009-10

32 DEPARTMENT OF JUVENILE JUSTICE
The key services provided by the Department and the way which they are expected to contribute to results are set out in the following table:

		Results
				Young offenders
			Young offenders	have an effective
	2009-10		are effectively	community-based
	Budget	Reduction in	managed and	alternative to
	Expenses	juvenile	complete their	formal court
Service Groups	$m	re-offending	sentences	orders

Youth Justice Conferencing	6.5	✓		✓
Community-Based Services	57.8	✓	✓
Custodial Services	108.0	✓	✓

Total Expenses Excluding Losses	172.3

Recent Achievements
Since 2005-06, there has been significant growth in the demand for custodial services and juvenile justice services generally. The funding provided for juvenile custodial accommodation has allowed the Department to meet this growing demand, and to maintain its focus on reducing re-offending. A major achievement has been the opening of the 50-bed Emu Plains Juvenile Justice Centre.
The Department has continued to maintain a high level of service to young offenders and has achieved positive results in managing offenders effectively in completing their sentences. For 2008-09, the percentage of community-based orders completed is expected to remain high at approximately 91 per cent. The number of escapes from secure perimeter is expected to remain very low with approximately 0.2 breaches per 1,000 admissions.
The Department has received funding to increase its capacity to work with young offenders who are required to undertake a community service order. This funding has been utilised in developing and implementing a range of programs across regions including:
•	Ending Offending Programs

•	Back to School Programs

•	Local Community Reparation Programs

Budget Estimates 2009-10	15-3

32 DEPARTMENT OF JUVENILE JUSTICE
•	Education and Employment Skills Programs (in conjunction with TAFE and the Department of Education and Training) and

•	the expansion of Sessional Supervisors and Juvenile Justice Officers for Community Service Order Programs.
The Department has also continued to provide an effective community-based alternative to court orders through Youth Justice Conferencing. In 2008-09 the Department expects to process approximately 1,857 referrals and facilitate approximately 1,373 conferences.
Strategic Directions
A number of new initiatives will be introduced to support the Government’s priority of reducing re-offending. These include the establishment of a Child Wellbeing Unit, the introduction of a Bail Hotline for juveniles being held by police and the implementation of a range of pre-release programs for young offenders in custody.
The Child Wellbeing Unit will be established as part of the Government’s Keep Them Safe: A shared approach to child wellbeing. This unit will advise, support and educate frontline mandatory reporting staff to identify when a child is at risk of significant harm, and in less serious cases, to identify appropriate local action for referral. The unit will be established by late 2009 and will begin full operation in 2010.
The Bail Hotline will provide an after-hours service for young people who are being held by police and who need information or assistance to enter into bail undertakings. The service will operate 24 hours a day, seven days a week, and will also assist in reducing re-offending by diverting young people from remand custody, where the influence of more experienced offenders and isolation from support networks can increase this risk. The service will also provide tangible benefits to police by reducing the resources used when a young person is remanded, and to courts by reducing the number of bail re-appearances.
Young people are most at risk of re-offending immediately following their release from custody. With proper planning, programs and services to ensure they are well-integrated and supported in the community this risk can be significantly reduced.

15-4	Budget Estimates 2009-10

32 DEPARTMENT OF JUVENILE JUSTICE
A pre-release unit is to be established at the Reiby Justice Centre in Campbelltown. Pre-release programs facilitate access to services provided by other government and non-government organisations to ensure an easier integration for young offenders leaving custody.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are estimated at $172.3 million, an increase of 1.8 per cent compared to 2008-09. This includes:
•	$2.8 million under the Government’s Keep Them Safe: A shared approach to child wellbeing ($9.2 million over four years) for the creation of a Child Wellbeing Unit that will be linked to other agencies providing family and community services, and the establishment of a Bail Hotline

•	$9 million for the ongoing operation of the Emu Plains Juvenile Justice Centre and

•	$263,000 to support the operation of the new Pre-Release Unit at the Reiby Juvenile Justice Centre.
Capital Expenditure
The Department’s capital expenditure for 2009-10 is estimated to be $23.4 million.
The major works program of $20.3 million includes:
•	$1.9 million to construct the Pre-Release Unit at the Reiby Juvenile Justice Centre

•	$10.9 million to complete the construction of an additional 15-bed custodial accommodation unit to ease the overcrowding at the Acmena, Orana and Riverina Juvenile Justice Centres

•	$4.3 million for the continued development of the Department’s information management systems and

•	$3.2 million to commence the upgrade of front line office accommodation to meet the current demand for services.
A further $3.1 million has been provided for minor capital works.

Budget Estimates 2009-10	15-5

32 DEPARTMENT OF JUVENILE JUSTICE
Result Indicators
Reduction in juvenile re-offending

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Juvenile re-offending (a)%		35.0	34.0	28.2	33.0	30.2
Juvenile re-offending by service group: (b)
Custody	%	67.9	66.9	63.0	65.9	65.9
Community	%	55.3	54.3	50.6	53.3	52.3
Youth Justice Conferencing	%	43.6	42.6	35.9	41.6	40.6

(a)	This indicator shows re-offending rates for all juveniles, including young people not supervised by the Department. The figure for 2007-08 is an estimate as re-offending is monitored in the 12 month period following an initial offence.

(b)	The rate of juvenile re-offending by service group measures re-offending rates for young people supervised by the Department and identifies areas requiring further attention for intervention and resources. Only estimates are available for 2006-07 and 2007-08 as re-offending is monitored in the 12 month period following an initial offence.
Young offenders are effectively managed and complete their sentences

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Safety/security breaches per 1,000 admissions: (a)
Deaths in custody	no.	0	0	0	0	0
Self-harm incidents	no.	20	19	≤ 07-08	48	40
Escapes from secure perimeter	no.	0.0	0.0	0.0	0.2	0.0
Community-based orders completed (b)%		82	85	90	91	92

(a)	These indicators measure the effectiveness of the Department in managing detainees in a safe and secure environment.

(b)	This indicator measures the Department’s effectiveness in supervising and managing young offenders to complete their community-based orders.

15-6	Budget Estimates 2009-10

32 DEPARTMENT OF JUVENILE JUSTICE
Result Indicators (cont)
Youth Justice Conferences are an effective community-based alternative to formal court orders

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Conferences held that include victim participation	%	61	54	62	46	50
Conferences held that include community or other government agency participation	%	81	83	87	75	77
These indicators show the level of victim or community participation in conferences. Although participation by victims is not mandatory it is encouraged when appropriate.

Budget Estimates 2009-10	15-7

32 DEPARTMENT OF JUVENILE JUSTICE
Service Group Statements
32.1 Youth Justice Conferencing

Service Description:	This service group covers the administration of Youth Justice Conferences. These deal with offenders in a way that enables a community-based negotiated response to offences with an emphasis on individual responsibility and restitution by the offender.

Linkage to Results:	This service group contributes to a reduction in juvenile re-offending and provides an effective community-based alternative to formal court orders by working towards a range of intermediate results that include the following:

• eligible young offenders are referred to conferences and

• young offenders complete their conference outcome plans.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Referrals processed	no.	1,590	1,725	1,720	1,857	1,890
Conferences facilitated	no.	1,185	1,199	1,220	1,373	1,460
Outcome plans agreed	no.	1,264	1,267	1,270	1,404	1,430
People participating in conferences	no.	4,939	4,599	4,840	4,661	4,940

Employees:	FTE	43	43	43	27	26
Decrease in FTE due to efficiencies realised in back-office support.

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	6,689	7,044	6,478

NET COST OF SERVICES	6,557	6,907	6,337

CAPITAL EXPENDITURE	284	1,051	1,013

15-8	Budget Estimates 2009-10

32 DEPARTMENT OF JUVENILE JUSTICE
Service Group Statements (cont)
32.2 Community-Based Services

Service Description:	This service group covers the supervision of young offenders on community-based sentences on order of the courts, the provision of reports to the courts, support for young people seeking bail and court-ordered supervision of young offenders on bail. It also covers the provision of counselling and interventions to address young offenders’ risk of re-offending.

Linkage to Results:	This service group contributes to a reduction in juvenile re-offending and effective management of young offenders to complete their sentences by working towards a range of intermediate results that include the following:

• young offenders in the community and those sentenced to custody have a reduced risk of re-offending

• young offenders in the community are effectively supervised and complete their orders and

• detainees and community-based young offenders are assessed and receive the most appropriate interventions and programs.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Supervision orders	no.	3,121	3,896	3,550	4,377	4,460
Remand interventions	no.	5,303	6,775	6,580	6,362	6,460
Bail supervisions	no.	988	1,149	1,200	930	1,200

Employees:	FTE	300	298	298	334	347

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	51,593	58,652	57,867

NET COST OF SERVICES	50,623	57,642	56,829

CAPITAL EXPENDITURE	1,794	1,625	2,908

Budget Estimates 2009-10	15-9

32 DEPARTMENT OF JUVENILE JUSTICE
Service Group Statements (cont)
32.3 Custodial Services

Service Description:	This service group covers the supervision of young offenders sentenced by the courts to detention, and/or ordered by the courts to remain in custody pending the outcome of their court cases. It also covers the provision of counselling and interventions to address young offenders at risk of re-offending and transport for detainees to and from juvenile justice centres.

Linkage to Results:	This service group contributes to a reduction in juvenile re-offending and effective management of young offenders to complete their sentences by working towards a range of intermediate results that include the following:

• detainees are supervised in a safe, humane and secure environment and

• detainees and community-based young offenders are assessed and receive the most appropriate interventions and programs.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Average daily number in custody	no.	331	390	400	427	461
Control admissions	no.	514	623	495	727	730
Remand admissions	no.	4,263	5,081	5,450	4,712	4,760
Total admissions	no.	4,403	5,210	6,030	4,814	4,860
Average length of time in custody or remand	days	11.9	13.2	14.0	16.4	15.0

Employees:	FTE	1,162	1,378	1,245	1,319	1,112

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	110,939	127,893	107,990

NET COST OF SERVICES	108,664	124,541	105,554

CAPITAL EXPENDITURE	14,316	14,390	19,476

15-10	Budget Estimates 2009-10

32 DEPARTMENT OF JUVENILE JUSTICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	125,360	140,548	127,699
Other operating expenses	23,210	23,933	21,433
Depreciation and amortisation	9,820	16,744	11,011
Grants and subsidies	7,186	7,155	7,694
Other expenses	3,645	5,209	4,498

Total Expenses Excluding Losses	169,221	193,589	172,335

Less:
Retained Revenue
Investment income	630	630	630
Grants and contributions	2,288	2,288	2,333
Other revenue	459	1,581	652

Total Retained Revenue	3,377	4,499	3,615

NET COST OF SERVICES	165,844	189,090	168,720

Recurrent Funding Statement

Net Cost of Services	165,844	189,090	168,720
Recurrent Services Appropriation	150,954	166,863	152,036

Capital Expenditure Statement

Capital Expenditure	16,394	17,066	23,397
Capital Works and Services Appropriation	16,394	17,066	23,397

Budget Estimates 2009-10	15-11

32 DEPARTMENT OF JUVENILE JUSTICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	10,456	6,805	8,960
Receivables	2,140	2,366	2,366
Assets held for sale	—	4,000	—

Total Current Assets	12,596	13,171	11,326

Non Current Assets
Property, plant and equipment -
Land and building	181,067	177,452	189,522
Plant and equipment	7,034	7,834	6,280
Infrastructure systems	37,179	36,020	34,730
Intangibles	8,166	6,737	9,897

Total Non Current Assets	233,446	228,043	240,429

Total Assets	246,042	241,214	251,755

LIABILITIES
Current Liabilities
Payables	5,390	6,391	6,661
Provisions	10,315	6,737	8,017

Total Current Liabilities	15,705	13,128	14,678

Non Current Liabilities
Provisions	636	604	606

Total Non Current Liabilities	636	604	606

Total Liabilities	16,341	13,732	15,284

NET ASSETS	229,701	227,482	236,471

EQUITY
Reserves	64,313	70,043	70,043
Accumulated funds	165,388	157,439	166,428

TOTAL EQUITY	229,701	227,482	236,471

15-12	Budget Estimates 2009-10

32 DEPARTMENT OF JUVENILE JUSTICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	120,915	139,906	121,871
Grants and subsidies	7,186	7,155	7,694
Other	30,709	33,539	30,016

Total Payments	158,810	180,600	159,581

Receipts
Sale of goods and services	(431)	—	—
Interest	630	629	630
Other	6,832	7,984	7,070

Total Receipts	7,031	8,613	7,700

NET CASH FLOWS FROM OPERATING ACTIVITIES	(151,779)	(171,987)	(151,881)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	—	4,000
Purchases of property, plant and equipment	(13,050)	(14,879)	(19,085)
Other	(3,344)	(2,187)	(4,312)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(16,394)	(17,066)	(19,397)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	150,954	166,863	152,036
Capital appropriation	16,394	17,066	23,397
Asset sale proceeds transferred to the Consolidated Fund Entity	—	—	(2,000)
Cash transfers to Consolidated Fund	—	(579)	—

NET CASH FLOWS FROM GOVERNMENT	167,348	183,350	173,433

NET INCREASE/(DECREASE) IN CASH	(825)	(5,703)	2,155

Opening Cash and Cash Equivalents	11,281	12,508	6,805

CLOSING CASH AND CASH EQUIVALENTS	10,456	6,805	8,960

CASH FLOW RECONCILIATION
Net cost of services	(165,844)	(189,090)	(168,720)
Non cash items added back	13,710	14,930	15,287
Change in operating assets and liabilities	355	2,173	1,552

Net cash flow from operating activities	(151,779)	(171,987)	(151,881)

Budget Estimates 2009-10	15-13

OFFICE FOR CHILDREN
0The Office for Children provides administrative and financial support to the Commission for Children and Young People, and the Children’s Guardian.
The governing legislation is the Commission for Children and Young People Act 1998 and the Children and Young Persons (Care and Protection) Act 1998.
Results and Services
The Office for Children is improving the wellbeing of children by working towards the following results:
•	Children flourish in child-related workplaces and in stable out-of-home care environments that are child-safe and child-friendly.

•	Child deaths are prevented.

•	Children participate in the decisions that affect their lives.

•	Children benefit from improved legislation, policies, practices and services.
Key services provided by the Office for Children that contribute to these results include:
•	undertaking background checks, prohibited employment reviews and building child-safe and child-friendly organisations as part of the Working With Children program

•	undertaking research, providing policy advice and promoting children’s issues, including promoting participation programs for children and young people

•	accrediting and monitoring out-of-home care and adoption service providers against approved standards and

•	authorising prescribed employers of children and monitoring compliance with conditions of their authorities and the mandatory Code of Practice.

15-14	Budget Estimates 2009-10

33 OFFICE FOR CHILDREN
The key services provided by the Office and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2009-10			Children
	Budget			participate in
	Expenses	Helping children	Child deaths are	their life
Service Groups	$m	flourish	prevented	decisions
Commission for Children and Young People	11.8	✓	✓	✓
Children’s Guardian	3.9	✓		✓
Total Expenses Excluding Losses	15.7
Recent Achievements
During 2008-09 the Commission for Children and Young People:
•	released Making the World work Better for Kids, recommending harmonised regulation of children’s employment

•	released Built for Kids — a guide for designers and developers to create child friendly communities

•	released Mobile Me — the results of a survey of 1,500 children to learn more about how mobile phones fit into their lives and

•	started issuing certificates for self-employed people that show they are not banned from child-related employment.
During 2008-09 the Children’s Guardian:
•	promoted the safety and wellbeing of children in care by accrediting more agencies and by providing a program of assistance to agencies attempting to accelerate their progress towards accreditation

•	improved the performance of the regulation of children’s employment

•	improved coordination with the Department of Community Services and the Ombudsman’s Office to minimise overlaps in agency reporting requirements and monitoring arrangements

Budget Estimates 2009-10	15-15

33 OFFICE FOR CHILDREN
•	commenced the implementation of legislative and administrative reforms arising from the review of the Accreditation and Quality Improvement program to improve efficiency and reduce regulatory burden and

•	audited case files to determine compliance with standards for promoting the health of children and young people in care.
Strategic Directions
In 2009-10, and the following years, the Commission for Children and Young People plans to extend its service delivery and policy advice through:
•	extending background checking to groups listed in the Government’s Keep Them Safe: A shared approach to child wellbeing plan

•	helping child-related employers reduce opportunities for harm to children through the Child-Safe, Child-Friendly program

•	developing a coordinated approach with key agencies to reduce child injury

•	conducting research to inform policy on children’s wellbeing in schools and

•	strengthening the IT infrastructure for the Working With Children check.
In 2009-10, and the following years, the Children’s Guardian plans to improve its service delivery through:
•	monitoring and regulating voluntary out-of-home care placements to ensure the long term needs of children are addressed, in keeping with the Government’s Keep Them Safe plan

•	implementing the administrative reforms arising from the 2007-08 Review of the Accreditation and Quality Improvement program and

•	revising the NSW Out-of-Home Care Standards to focus on outcomes and promoting compliance with standards and codes of practice.

15-16	Budget Estimates 2009-10

33 OFFICE FOR CHILDREN
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 for the Office are estimated at $15.7 million, an increase of $3.3 million or 26.4 per cent on the 2008-09 Budget. Major new initiatives include:
•	$1.3 million to extend Working With Children background checks, as part of Keep Them Safe : A shared approach to child wellbeing

•	$318,000 for regulating voluntary out-of-home carers, again as part of Keep Them Safe

•	$450,000 to fund the Commission’s Child-Safe, Child-Friendly program

•	$362,000 to meet the growth in background checking and

•	$300,000 to verify Prohibited Employment Declarations.
Capital Expenditure
Total capital expenditure for 2009-10 for the Office is $1.2 million. This includes funding of $1 million to rebuild the Employment Screening System, the core IT system used to conduct statutory background checks. The new system will enable the Office to re-engineer its business processes, generate efficiency savings and have the flexibility to adopt improved procedures or changes in Government policy.

Budget Estimates 2009-10	15-17

33 OFFICE FOR CHILDREN
Result Indicators
Helping children flourish

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Children and young people in out-of-home care with a current case plan (a)%	71	97	75	75	75
Designated agencies that have achieved accreditation (b)%	51	64	70	70	75

(a)	This indicator shows how effective the Children’s Guardian is in promoting safety and stability for children in out-of-home care.

(b)	This indicator shows how well agencies that provide out-of-home care are meeting standards for safety and stability for the children in their care.
Child deaths are prevented

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Agencies agree to recommendations within 2 years (a)%	100	100	90	70	80
Agencies implement agreed recommendations within 4 years (b)%	73	82	80	80	90

(a)	This indicator shows the effectiveness of the Commission’s work to engage agencies that may be able to prevent child deaths through changing policy or practice.

(b)	This indicator shows the effectiveness of the Commission’s work to generate policy or practice change that could prevent child deaths.

15-18	Budget Estimates 2009-10

33 OFFICE FOR CHILDREN
Service Group Statements
33.1 Commission for Children and Young People

Service Description:	This service group covers research and advice to government and non-government agencies on issues relating to children’s wellbeing. It promotes the participation of children and young people in decisions that affect them. It also helps employers become child-safe and child-friendly through a variety of initiatives, including the Working With Children check.

Linkage to Results:	This service group contributes to the Office for Children’s stated results by working towards a range of intermediate results including:

• helping organisations engage children’s participation in decision making

• advising on changes to legislation, policy, practice and service to improve children’s wellbeing

• implementing recommendations to prevent child deaths and

• helping organisations to become child safe and child friendly.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Working With Children background checks completed	no.	75,592	85,350	76,000	84,000	101,000
Background checks completed on time	%	80	88	90	84	90
Visits to Child-Safe
Child-Friendly website	no.	16,643	15,038	18,300	17,800	19,300

Employees:	FTE	44	39	43	47	62

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	8,841	9,319	11,757

Total expenses include the following:
Employee related expenses	4,398	4,671	5,959

NET COST OF SERVICES	8,774	9,070	11,236

CAPITAL EXPENDITURE	50	259	1,123

Budget Estimates 2009-10	15-19

33 OFFICE FOR CHILDREN
Service Group Statements (cont)
33.2 Children’s Guardian

Service Description:	This service group covers regulation of the provision of out-of-home care, adoption services and the prescribed employment of children under 15 in New South Wales.

Linkage to Results:	This service group contributes to the Office for Children’s stated results by working towards a range of intermediate results including:

• higher levels of agency compliance with the NSW Out-of-Home Care Standards and the Adoption Service Standards, and employer compliance with the Code of Practice

• the development of responsive services that facilitate the participation of children and young people and

• continuous improvement in the safety and quality of services for children and young people in out-of-home care.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Assessments completed	no.	71	73	70	56	50
Children’s employment authorisations issued on time	%	100	99	100	100	100
Audits completed in the bi-annual case file audit	no.	n.a.	568	2,335	2,121	1,000

Employees:	FTE	26	23	23	22	24

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	3,589	3,616	3,956

Total expenses include the following:
Employee related expenses	2,510	2,444	2,813

NET COST OF SERVICES	3,465	3,490	3,742

CAPITAL EXPENDITURE	49	40	40

15-20	Budget Estimates 2009-10

33 OFFICE FOR CHILDREN

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	6,908	7,115	8,772
Other operating expenses	4,778	5,056	6,147
Depreciation and amortisation	359	374	409
Grants and subsidies	385	390	385

Total Expenses Excluding Losses	12,430	12,935	15,713

Less:
Retained Revenue
Sales of goods and services	—	1	1
Investment income	71	79	73
Grants and contributions	—	175	179
Other revenue	120	120	482

Total Retained Revenue	191	375	735

NET COST OF SERVICES	12,239	12,560	14,978

Recurrent Funding Statement

Net Cost of Services	12,239	12,560	14,978
Recurrent Services Appropriation	11,685	11,995	14,469

Capital Expenditure Statement

Capital Expenditure	99	299	1,163
Capital Works and Services Appropriation	99	99	1,163

Budget Estimates 2009-10	15-21

33 OFFICE FOR CHILDREN

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,126	1,211	1,547
Receivables	295	389	389

Total Current Assets	1,421	1,600	1,936

Non Current Assets
Property, plant and equipment -
Plant and equipment	546	472	335
Intangibles	215	376	1,267

Total Non Current Assets	761	848	1,602

Total Assets	2,182	2,448	3,538

LIABILITIES
Current Liabilities
Payables	325	523	523
Provisions	635	654	654

Total Current Liabilities	960	1,177	1,177

Non Current Liabilities
Provisions	47	43	43
Other	156	156	156

Total Non Current Liabilities	203	199	199

Total Liabilities	1,163	1,376	1,376

NET ASSETS	1,019	1,072	2,162

EQUITY
Accumulated funds	1,019	1,072	2,162

TOTAL EQUITY	1,019	1,072	2,162

15-22	Budget Estimates 2009-10

33 OFFICE FOR CHILDREN

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	6,566	6,772	8,336
Grants and subsidies	385	390	385
Other	5,286	5,475	6,734

Total Payments	12,237	12,637	15,455

Receipts
Sale of goods and services	2	3	1
Interest	71	79	73
Other	707	882	1,248

Total Receipts	780	964	1,322

NET CASH FLOWS FROM OPERATING ACTIVITIES	(11,457)	(11,673)	(14,133)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(99)	(99)	(163)
Other	—	(200)	(1,000)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(99)	(299)	(1,163)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	11,685	11,995	14,469
Capital appropriation	99	99	1,163
Cash transfers to Consolidated Fund	—	(191)	—

NET CASH FLOWS FROM GOVERNMENT	11,784	11,903	15,632

NET INCREASE/(DECREASE) IN CASH	228	(69)	336

Opening Cash and Cash Equivalents	898	1,280	1,211

CLOSING CASH AND CASH EQUIVALENTS	1,126	1,211	1,547

CASH FLOW RECONCILIATION
Net cost of services	(12,239)	(12,560)	(14,978)
Non cash items added back	755	770	845
Change in operating assets and liabilities	27	117	—

Net cash flow from operating activities	(11,457)	(11,673)	(14,133)

Budget Estimates 2009-10	15-23

MINISTER FOR LOCAL GOVERNMENT,
AND MINISTER ASSISTING THE
MINISTER FOR HEALTH (MENTAL HEALTH)
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Local Government
Total Expenses	92.0	92.7	0.8
Capital Expenditure	0.2	0.2	—

Total, Minister for Local Government, and Minister Assisting the Minister for Health (Mental Health)	92.0	92.7	0.8
	0.2	0.2	—
DEPARTMENT OF LOCAL GOVERNMENT
The Department of Local Government provides the policy and legislative framework for local government in New South Wales. The Department aims to ensure local councils are sustainable and deliver quality services to their communities. The key legislation administered by the Department is the Local Government Act 1993 and the Companion Animals Act 1998.
Results and Services
The Department contributes to the following results:
•	A strong and sustainable local government sector that works together to meet community needs is developed.

•	The Department provides pensioner concessions for council rates.

•	There is responsible dog and cat ownership in the community.

Budget Estimates 2009-10	16-1

34 DEPARTMENT OF LOCAL GOVERNMENT
Key services provided by the Department to contribute to these results include:
•	facilitating capacity building between councils, oversight of council practice and finances, and the provision of advice for local government

•	administering the pensioner rebate scheme and

•	managing the companion animals register and associated programs.
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following table:

		Results
		Strong and
		sustainable local
		government
	2009-10	sector that works
	Budget	together to meet	Pensioners	Responsible dog
	Expenses	community	obtain relief from	and cat ownership
Service Groups	$m	needs	council rates	in the community

Capacity Building, Oversight and Provision of Advice for Local Government	10.5	✓
Pensioner Rebate Scheme	76.0		✓
Companion Animals Program	6.2			✓

Total Expenses Excluding Losses	92.7

Recent Achievements
The Department has continued to carry out Promoting Better Practice reviews across local government to identify poor performing councils and to promote good practice. A total of 45 councillor information sessions have also recently been delivered throughout New South Wales to assist councillors elected to office in 2008 to effectively fulfil their role.

16-2	Budget Estimates 2009-10

34 DEPARTMENT OF LOCAL GOVERNMENT
Strategic Directions
Cooperation between councils continues to be encouraged through the reforms in A New Direction for Local Government. This policy focuses on capacity building programs; monitoring and reviewing councils to identify areas for improvement; promoting collaboration with and between stakeholders to promote the most efficient and effective use of resources; and providing quality advice and information to facilitate effective decision making for the sector.
The development of a new integrated planning and reporting, and asset management system will also assist councils in meeting increasing community expectations of local councils.
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are estimated at $92.7 million, including $76 million for the pensioner council rates rebate scheme.
Capital Expenditure
In 2009-10 the Department will spend $150,000 on the replacement of office and computer equipment.

Budget Estimates 2009-10	16-3

34 DEPARTMENT OF LOCAL GOVERNMENT
Result Indicators
Strong sustainable local government sector that works together to meet community needs

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Result Indicators:

Councils whose financial position is assessed as satisfactory (a)%		80	80	80	80	80
Public inquiries into councils to investigate maladministration or corruption (b)	no.	1	3	2	1	2
Investigations where alleged council conduct seriously impacts the community (b)	no.	2	2	2	2	2

(a)	This indicator shows the financial viability of council.

(b)	These indicators show the effectiveness of council governance arrangements (Section 740 and 430 investigations respectively).
Pensioners obtain relief from council rates

			2006-07	2007-08	2008-09	2008-09	2009-10
	Units		Actual	Actual	Forecast	Revised	Forecast

Result Indicators:

Pensioner rebates paid to
councils:
General	$	m	59	57	62	58	62
Water	$	m	7	7	7	4	7
Sewerage	$	m	7	7	7	5	7
This indicator shows the amounts paid for each rating category.

16-4	Budget Estimates 2009-10

34 DEPARTMENT OF LOCAL GOVERNMENT
Result Indicators (cont)
Responsible dog and cat ownership in the community

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Result Indicators:

Reported dog attacks (a)	no.	1,507	1,791	1,700	2,400	2,500
Seized pets reunited with owners (b)%		47	47	49	49	49

(a)	This indicator shows the effectiveness of the legislative provisions to companion animals. The anticipated increase in 2008-09 reflects amendments to the Companion Animals Regulation 2008 which make reporting mandatory for councils.

(b)	This indicator shows the effectiveness of the companion animals legislation — microchipping and registration of cats and dogs.

Budget Estimates 2009-10	16-5

34 DEPARTMENT OF LOCAL GOVERNMENT
Service Group Statements
34.1 Capacity Building, Oversight and Provision of Advice for Local Government

Service Description:	This service group covers programs, resources, policy, guidelines and information provided to strengthen the capacity of local government to meet community needs.

Linkage to Results:	This service group contributes to a strong and sustainable local government sector that works together to meet community needs by working towards a range of intermediate results that include the following:

• increased capacity of local government in delivering good governance and sustainability

• strengthened and collaborative relationships fostered between stakeholders and

• effective decision making within local government.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Service Measures:

Promoting Better Practice
Program reviews undertaken	no.	14	22	12	12	12

Employees:	FTE	61	68	61	61	61

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	10,448	10,998	10,443

NET COST OF SERVICES	10,137	10,764	10,215

CAPITAL EXPENDITURE	150	150	150

16-6	Budget Estimates 2009-10

34 DEPARTMENT OF LOCAL GOVERNMENT
Service Group Statements (cont)
34.2 Pensioner Rebate Scheme

Service Description:	This service group covers the Pensioner Rebate Scheme, which provides rebates to local councils of up to 55 per cent of eligible pensioner council rates.

Linkage to Results:	This service group contributes to providing pensioners with relief from council rates.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Rebate claims processed	no.	314	320	332	156	166
The anticipated decrease in 2008-09 reflects changes to processing rebate claims, which are now processed once a year instead of every four months.

Employees:	FTE	1	1	1	1	1

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	76,000	76,000	76,000

NET COST OF SERVICES	76,000	76,000	76,000

Budget Estimates 2009-10	16-7

34 DEPARTMENT OF LOCAL GOVERNMENT
Service Group Statements (cont)
34.3 Companion Animals Program

Service Description:	This service group covers the Companion Animals Program. This program regulates the ownership, care and management of companion animals, by maintaining a record of registered cats and dogs and promoting the appropriate care and management of companion animals.

Linkage to Results:	This service group contributes to responsible dog and cat ownership in the community.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Service Measures:

Companion Animal Registrations	no.	97,605	99,172	100,000	100,000	100,000

Employees:	FTE	4	4	4	4	4

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	5,600	5,643	6,223

NET COST OF SERVICES	—	41	623

16-8	Budget Estimates 2009-10

34 DEPARTMENT OF LOCAL GOVERNMENT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	7,005	7,037	7,356
Other operating expenses	7,258	7,806	7,706
Depreciation and amortisation	285	283	89
Grants and subsidies	77,500	77,515	77,515

Total Expenses Excluding Losses	92,048	92,641	92,666

Less:
Retained Revenue
Sales of goods and services	21	—	—
Investment income	360	306	316
Retained taxes, fees and fines	5,500	5,500	5,500
Other revenue	30	30	12

Total Retained Revenue	5,911	5,836	5,828

NET COST OF SERVICES	86,137	86,805	86,838

Recurrent Funding Statement

Net Cost of Services	86,137	86,805	86,838
Recurrent Services Appropriation	85,667	86,261	85,765

Capital Expenditure Statement

Capital Expenditure	150	150	150
Capital Works and Services Appropriation	150	150	150

Budget Estimates 2009-10	16-9

34 DEPARTMENT OF LOCAL GOVERNMENT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	6,395	5,743	5,211
Receivables	1,246	1,235	1,275

Total Current Assets	7,641	6,978	6,486

Non Current Assets
Property, plant and equipment -
Plant and equipment	381	434	515
Intangibles	78	32	12

Total Non Current Assets	459	466	527

Total Assets	8,100	7,444	7,013

LIABILITIES
Current Liabilities
Payables	1,821	1,660	1,867
Provisions	980	999	999

Total Current Liabilities	2,801	2,659	2,866

Non Current Liabilities
Provisions	8	9	9

Total Non Current Liabilities	8	9	9

Total Liabilities	2,809	2,668	2,875

NET ASSETS	5,291	4,776	4,138

EQUITY
Accumulated funds	5,291	4,776	4,138

TOTAL EQUITY	5,291	4,776	4,138

16-10	Budget Estimates 2009-10

34 DEPARTMENT OF LOCAL GOVERNMENT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	6,665	6,721	7,071
Grants and subsidies	77,500	77,515	77,515
Other	7,518	8,193	7,739

Total Payments	91,683	92,429	92,325

Receipts
Sale of goods and services	21	—	—
Interest	360	317	276
Other	5,771	5,755	5,752

Total Receipts	6,152	6,072	6,028

NET CASH FLOWS FROM OPERATING ACTIVITIES	(85,531)	(86,357)	(86,297)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(150)	(150)	(150)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(150)	(150)	(150)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	85,667	86,261	85,765
Capital appropriation	150	150	150

NET CASH FLOWS FROM GOVERNMENT	85,817	86,411	85,915

NET INCREASE/(DECREASE) IN CASH	136	(96)	(532)

Opening Cash and Cash Equivalents	6,259	5,839	5,743

CLOSING CASH AND CASH EQUIVALENTS	6,395	5,743	5,211

CASH FLOW RECONCILIATION
Net cost of services	(86,137)	(86,805)	(86,838)
Non cash items added back	625	599	374
Change in operating assets and liabilities	(19)	(151)	167

Net cash flow from operating activities	(85,531)	(86,357)	(86,297)

Budget Estimates 2009-10	16-11

MINISTER FOR PLANNING, AND
MINISTER FOR REDFERN WATERLOO
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Planning
Total Expenses	133.3	130.9	-1.8
Capital Expenditure	3.8	3.8	—

Sydney Olympic Park Authority
Total Expenses	108.2	116.6	7.7
Capital Expenditure	17.9	11.1	-38.1

World Youth Day Co-ordination Authority
Total Expenses	60.7	—	-100.0
Capital Expenditure	—	—	—

Minister Administering the Environmental Planning and Assessment Act
Total Expenses	199.2	131.7	-33.9
Capital Expenditure	232.7	146.4	-37.1

Barangaroo Delivery Authority
Total Expenses	—	9.6	n.a.
Capital Expenditure	—	7.9	n.a.

Hunter Development Corporation
Total Expenses	23.2	38.4	65.4
Capital Expenditure	—	—	—

Luna Park Reserve Trust
Total Expenses	2.0	1.9	-5.5
Capital Expenditure	—	—	—

State Sports Centre Trust
Total Expenses	5.4	5.7	4.9
Capital Expenditure	0.1	0.1	—

Western Sydney Parklands Trust
Total Expenses	5.4	6.1	13.5
Capital Expenditure	4.2	12.7	203.7

Redfern-Waterloo Authority
Total Expenses	20.8	27.8	33.7
Capital Expenditure	3.7	4.4	17.5

Total, Minister for Planning, and Minister for Redfern Waterloo
Total Expenses	558.2	468.7	-16.0
Capital Expenditure	262.4	186.4	-29.0

Budget Estimates 2009-10	17-1

DEPARTMENT OF PLANNING
The Department of Planning leads, oversees and implements the Government’s policies on land use planning and development and facilitates and manages sustainable growth.
It plays a key role as lead agency advising the Minister and Government on major development and infrastructure projects of significance to the economy of New South Wales and employment.
The Department leads and coordinates State-wide planning strategies to guide growth, including major land release for housing and employment in New South Wales and informs infrastructure planning, staging and delivery.
The Department’s governing legislation is the Environmental Planning and Assessment Act 1979, the Heritage Act 1977 and the Coastal Protection Act 1979.
Results and Services
The Department has lead agency responsibility for coordinating with partner agencies to ensure the delivery of the following State Plan priorities:
•	E5: Jobs closer to home.

•	E6: Housing affordability.
In delivering the priorities and objectives of its legislation, the Department works towards a number of results for the community, including:
•	Aligning residential and employment growth with infrastructure investment, while at the same time protecting high value natural resources.

•	Ensuring land supply and a mix of housing that provides choice, meets demand and promotes affordability.

•	Facilitating capital investment in sustainable critical infrastructure.

•	Increasing certainty and reducing transaction costs for developers and the broader community.

•	Ensuring that the community knows, values, and cares for the State’s heritage.

17-2	Budget Estimates 2009-10

35 DEPARTMENT OF PLANNING
Key services provided by the Department to contribute to these results include:
•	developing and implementing State strategic and statutory plans, policies and planning objectives to facilitate sustainable investment and land release for housing and employment; assessing local government statutory plans; and coordinating major projects

•	timely and efficient plan-making and development assessment; developing and managing planning and building systems; reviewing legislation; developing and implementing planning reforms; managing sections of the building profession; and administering funding programs

•	assessing, and advising the Minister on, major development and infrastructure projects of State importance.

•	overseeing the performance of local councils in the area of land use planning and development decisions so as to secure ongoing reform to practice and policy and

•	managing the listing of heritage items; promoting local government and community partnerships for heritage management; and monitoring and assisting heritage conservation.
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2009-10	Increased land	Increased	Increased level
	Budget	supply for	urban renewals	of capital
	Expenses	housing and	and plan	investment and
Service Groups	$m	employment	making	job creation

Strategies and Land Release	28.1	✓		✓
Plan Making and Urban Renewal	59.5	✓	✓	✓
Development Assessment	39.0		✓	✓
Personnel Services	4.3

Total Expenses Excluding Losses	130.9

Budget Estimates 2009-10	17-3

35 DEPARTMENT OF PLANNING
Recent Achievements
An extensive planning reform program is being implemented by the Department which will strengthen the transparency and efficiency of the planning system. Key reforms implemented include:
•	established the Planning Assessment Commission to independently determine and advise on major development projects

•	introduced Project Delivery Managers to provide a single point of contact for development proponents in regard to concurrences and referrals requirements and to ensure timely delivery of major projects

•	amended the Infrastructure State Environmental Planning Policies (SEPP) to streamline the process for affordable housing and school upgrades and to support the Nation Building Economic — Stimulus Plan and

•	introduced exempt and complying codes for residential development that deliver an approval outcome within 10 days.
Other key actions completed in 2008-09 include:
•	assessed and recommended more than 340 major development and other projects (Part 3A and Part 4 of the Environmental Planning and Assessment Act 1979) with a capital investment value of at least $14.8 billion and employment potential of 62,000 jobs

•	gazetted 14 State significant sites providing for 789 hectares of employment land and 15,000 dwelling lots

•	introduced the Infrastructure SEPP to consolidate and simplify approvals for more than 25 classes of infrastructure development across the State. Repealed concurrences and referrals in more than 1,300 instruments

•	finalised the mid-North Coast and Sydney to Canberra Corridor strategies, meaning high-growth areas along the entire NSW coastline are now covered by a long-term NSW Government strategic planning document

•	released the 2007-08 Metropolitan Development Program report, which outlines Sydney’s land supply level and released long-term regional population projections

•	rezoned land in North Kellyville in the North West Growth Centre for over 5,000 housing lots in just over two years

•	exhibited draft plans for land release in the North West sector for 15,000 new houses and 12,000 new jobs

17-4	Budget Estimates 2009-10

35 DEPARTMENT OF PLANNING
•	reviewed state infrastructure levies and local development contributions to improve housing affordability and

•	released the 2007-08 Local Development Performance Monitoring Report which provides an overview of development trends in New South Wales and records the performance of the 152 councils in assessing local development.
Strategic Directions
The focus of the Department will be to:
•	continue implementation of planning reforms to deliver a planning system that is flexible and outcomes focused. This includes exempt and complying codes for a range of developments and introducing Joint Regional Planning panels to determine significant developments

•	further improve the timing and efficiency of service delivery, particularly plan making and major project and infrastructure assessments through a whole-of-government integrated and results driven approach and

•	facilitate the delivery of housing affordability and employment land supply initiatives as part of a best practice planning system.
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are estimated at $130.9 million which includes grants and other payments of $8.8 million for the Redfern Waterloo Authority, $8 million for the Western Sydney Parklands Trust, $5 million for the Minister Administering the Environmental Planning and Assessment Act, $2 million for the Hunter Development Corporation, $2.7 million for Heritage Grants and $3.3 million for the Building Professionals Board.
Expenses in 2009-10 also include funding of $3 million per annum to engage project managers to ensure efficient and timely delivery of major planning issues, $2.4 million in 2009-10 to help councils speed up development assessments and rezonings and $1.5 million per annum to assist in additional supply of employment land.
Capital Expenditure
The capital expenditure program for 2009-10 is estimated at $3.8 million including $3 million for Coastal land acquisitions under the Coastal Land Protection Scheme.

Budget Estimates 2009-10	17-5

35 DEPARTMENT OF PLANNING
Result Indicators
Increased land supply for housing and employment

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Proportion of the population with access to a city or major centre within 30 mins by public transport in Greater Sydney (a)%		75	75	75	75	75
New dwellings built in Greater Sydney (b)	no.	14,840	14,670	14,730	17,412	24,595
Zoned and serviced lots ready for development (Greater Sydney) (c)	no.	33,858	33,004	46,051	46,051	48,236

(a)	This indicator measures State Plan Priority E5. The target is to increase the percentage of the population living within 30 minutes by public transport of a city or major centre in Greater Sydney.

(b)	This indicator contributes to State Plan Priority E6. The target for Greater Sydney is to build 640,000 new dwellings over the 25 years to 2031 — of which 445,000 will be in existing urban areas and the remainder (195,000) in greenfield locations. A similar measure for rural and regional New South Wales will be developed once systems are established.

(c)	This indicator contributes to State Plan Priority E6. The target is to achieve 55,000 zoned and serviced lots ready for development by 2009.
Increased urban renewal and plan making

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Residential dwelling potential approved for rezoning through LEP gateway (a)	no.	n.a.	n.a.	n.a.	30,000	20,000
Employment lands potential approved for rezoning through LEP gateway (b)	ha	n.a.	n.a.	n.a.	500	500
Projects completed under the NSW Heritage Grants program (c)	no.	224	190	210	171	140

(a)	These indicators contribute to the achievement of State Plan Priorities E5 and E6 through effective management and processing of Local Environmental Plans (LEPs).

(b)	From 2008-09, the new LEP gateway replaces LEP Review Panels.

(c)	The intention of the NSW Heritage Grants program is to conserve heritage assets.

17-6	Budget Estimates 2009-10

35 DEPARTMENT OF PLANNING
Result Indicators (cont)
Increased level of capital investment and job creation

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Annual capital investment from major projects determined by the State (a)	$b	5.8	8.2	8.0	16.0	8.0
Jobs associated with major project applications (b)	no.	16,000	33,000	28,000	65,000	30,000
Complying development proposals (c)%		n.a.	n.a.	5	15	25

(a)	This indicator shows the effectiveness of the Government’s initiative to encourage new proposals of State or regional significance. Note that not all “Major Projects” are under the Major Projects SEPP.

(b)	This indicator is linked to the number of jobs associated with major project applications.

(c)	This indicator shows the effectiveness of reducing costs and improving development time frames due to planning reforms, for exempt and complying codes, introduced in 2008.

Budget Estimates 2009-10	17-7

35 DEPARTMENT OF PLANNING
Service Group Statements
35.1 Strategies and Land Release

Service Description:	This service group covers the State-wide delivery of strategic zoned (and where applicable, serviced) land for housing and employment. Including strategic planning and coordination of infrastructure provisions into land supply and land release programs. The group also prepares, monitors and updates metropolitan and regional strategies.

Linkage to Results:	This service group contributes to developing a strong and detailed strategic framework to guide land release, infrastructure and natural resource priorities in New South Wales by working towards a range of intermediate results that including the following:

• residential and employment growth aligns with infrastructure investment and the protection of valued natural resources

• land supply and housing supply mix meets demand and

• State agency planning and capital expenditure is led by planning strategies.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Regional and sub regional strategies completed	no.	n.a.	5	14	7	18
Metropolitan strategy actions implemented	%	87	87	95	96	98
Projects completed under Metro Greenspace program	no.	11	9	8	7	8

Employees:	FTE	62	55	58	98	98
Following the 2008-09 Mini-Budget decision to merge planning functions of the Minister Administering the Environmental Planning and Assessment Act, and the Growth Centres Commission with the Department of Planning the FTE of these activities are included from 2008-09 Revised onwards.

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	55,479	32,196	28,125

Total expenses include the following:
Grants for the South West Rail project	20,000	6,500	—

NET COST OF SERVICES	42,522	26,498	19,504

CAPITAL EXPENDITURE	212	189	201

17-8	Budget Estimates 2009-10

35 DEPARTMENT OF PLANNING
Service Group Statements (cont)
35.2 Plan Making and Urban Renewal

Service Description:	This service group is responsible for overseeing Councils implementation of statutory planning instruments, assessing State significant development proposals and coordinating major urban renewal initiatives. The service group also identifies and assesses the heritage of New South Wales.

Linkage to Results:	This service group contributes to effective strategy implementation which drives sustainable growth and prosperity across New South Wales by working towards a range of intermediate results that include the following:

• local councils have support and capabilities to prepare local plans and assess development proposals

• planning systems and assessment processes are efficient and streamlined and

• the community knows, values, and cares for the State’s heritage.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Local councils preparing new local plans:
Commenced	no.	36	81	30	25	10
On exhibition	no.	1	13	55	25	15
Gazetted	no.	n.a.	1	16	6	8
Reprioritised comprehensive LEPs approved for exhibition (a)	no.	n.a.	n.a.	n.a.	n.a.	25
Heritage development applications permits processed annually	no.	648	261	700	293	250
Items included on the State Heritage Register	no.	21	14	7	20	30
Heritage projects supported	no.	287	192	230	248	275
LEPs with Heritage schedules	%	89	90	87	93	95

(a)	Reprioritised comprehensive LEPs is a new service measure from 2009-10 in line with the Department’s accountability to speed up the plan making processes

Employees:	FTE	196	170	179	215	215
EFT allocation for 2008-09 based on new functional structure

Budget Estimates 2009-10	17-9

35 DEPARTMENT OF PLANNING
Service Group Statements (cont)
35.2 Plan Making and Urban Renewal (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	40,720	48,547	59,510

Total expenses include the following:
Grants for heritage projects	2,662	2,662	2,662

NET COST OF SERVICES	26,557	34,384	44,549

CAPITAL EXPENDITURE	318	318	338

17-10	Budget Estimates 2009-10

35 DEPARTMENT OF PLANNING
Service Group Statements (cont)
35.3 Development Assessment

Service Description:	This service group covers timely and efficient delivery of assessment and decision making for major development and infrastructure projects of State significance, including whole-of-government leadership in the administration of environmental impact assessment and development approvals; and management of development and building controls, plus associated regulatory and operational aspects to ensure ongoing reform and best practice.

Linkage to Results:	This service group contributes to effective assessment process and strategy implementation which drives sustainable growth and prosperity across New South Wales by working towards a range of intermediate results that include the following:

• effective land use, planning and development controls

• increased level of job creation

• increased level of capital investment and

• effective and timely assessment of major projects and infrastructure proposals.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Major project applications lodged (a)	no.	289	261	250	440	360

Major projects determined by the Minister under Part 3A and other legislative requirements (b)	no.	319	296	320	400	360

Determinations of major project applications:
0-3 months	%	35	35	35	60	85
3-6 months	%	60	60	60	20	10
over 6 months	%	5	5	5	20	5
Complaint investigations against accredited certifiers	no.	129	149	150	160	110

(a)	Major project applications increased due to incorporation of Sydney Harbour Foreshore applications from December 2008.

(b)	2009-10 determination forecasts driven by new benchmarks.

Employees:	FTE	158	137	144	175	185
FTE allocation for 2008-09 based on new functional structure.

Budget Estimates 2009-10	17-11

35 DEPARTMENT OF PLANNING
Service Group Statements (cont)
35.3 Development Assessment (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	25,128	35,164	38,976

NET COST OF SERVICES	10,060	16,854	20,632

CAPITAL EXPENDITURE	3,257	3,257	3,273

17-12	Budget Estimates 2009-10

35 DEPARTMENT OF PLANNING
Service Group Statements (cont)
35.4 Personnel Services

Service Description:	This service group covers personnel services that are provided to the Minister Administering the Environmental Planning and Assessment Act, the Hunter Development Corporation and the Western Sydney Parklands Trust.

Linkage to Results:	This service group provides personnel services to selected agencies as part of the State’s WorkChoices insulation legislation.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Employees:

Minister Administering the Environmental Planning and Assessment Act(a)	FTE	21	17	21	n.a.	n.a.
Growth Centres Commission(a)	FTE	21	26	30	n.a.	n.a.
Hunter Development Corporation	FTE	12	16	20	18	20
Western Sydney Parklands Trust	FTE	n.a.	n.a.	11	11	11

(a)	Following the 2008-09 Mini-Budget decision to merge planning functions of the Minister Administering the Environmental Planning and Assessment Act, and the Growth Centres Commission with Department of Planning. The FTE of these activities are included in the Strategies and Land Release service group from 2008-09 Revised onwards.

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	12,015	5,242	4,268

Budget Estimates 2009-10	17-13

35 DEPARTMENT OF PLANNING

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	58,476	69,882	72,034
Other operating expenses	27,090	19,020	19,422
Depreciation and amortisation	1,094	1,123	1,166
Grants and subsidies	40,504	25,424	32,306
Finance costs	1,144	666	917
Other expenses	5,034	5,034	5,034

Total Expenses Excluding Losses	133,342	121,149	130,879

Less:
Retained Revenue
Sales of goods and services	43,344	36,271	36,319
Investment income	466	923	539
Grants and contributions	8,217	2,597	3,625
Other revenue	1,589	3,035	5,124

Total Retained Revenue	53,616	42,826	45,607

Gain/(loss) on disposal of non current assets	600	600	600
Other gains/(losses)	(13)	(13)	(13)

NET COST OF SERVICES	79,139	77,736	84,685

Recurrent Funding Statement

Net Cost of Services	79,139	77,736	84,685
Recurrent Services Appropriation	65,365	63,324	72,861

Capital Expenditure Statement

Capital Expenditure	3,787	3,764	3,812
Capital Works and Services Appropriation	3,164	3,164	3,164

17-14	Budget Estimates 2009-10

35 DEPARTMENT OF PLANNING

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	8,133	7,513	4,756
Receivables	5,837	4,909	4,729

Total Current Assets	13,970	12,422	9,485

Non Current Assets
Property, plant and equipment -
Land and building	30,088	27,888	30,652
Plant and equipment	6,641	6,040	6,201
Intangibles	404	399	120

Total Non Current Assets	37,133	34,327	36,973

Total Assets	51,103	46,749	46,458

LIABILITIES
Current Liabilities
Payables	8,554	8,125	8,158
Provisions	5,830	6,308	6,308
Other	—	88	—

Total Current Liabilities	14,384	14,521	14,466
Non Current Liabilities
Borrowings at amortised cost	20,750	12,430	16,940
Provisions	887	49	49
Other	—	—	151

Total Non Current Liabilities	21,637	12,479	17,140

Total Liabilities	36,021	27,000	31,606

NET ASSETS	15,082	19,749	14,852

EQUITY
Accumulated funds	15,082	19,749	14,852

TOTAL EQUITY	15,082	19,749	14,852

Budget Estimates 2009-10	17-15

35 DEPARTMENT OF PLANNING

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	54,492	65,731	68,238
Grants and subsidies	40,504	25,424	32,306
Finance costs	1,144	666	917
Other	32,775	28,941	25,263

Total Payments	128,915	120,762	126,724

Receipts
Sale of goods and services	43,331	36,258	36,456
Interest	466	1,471	539
Other	10,660	8,218	9,649

Total Receipts	54,457	45,947	46,644

NET CASH FLOWS FROM OPERATING ACTIVITIES	(74,458)	(74,815)	(80,080)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	600	600	600
Purchases of property, plant and equipment	(3,787)	(3,764)	(3,812)
Other	—	4,862	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,187)	1,698	(3,212)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	6,750	2,490	4,510

NET CASH FLOWS FROM FINANCING ACTIVITIES	6,750	2,490	4,510

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	65,365	63,324	72,861
Capital appropriation	3,164	3,164	3,164
Cash transfers to Consolidated Fund	—	(120)	—

NET CASH FLOWS FROM GOVERNMENT	68,529	66,368	76,025

NET INCREASE/(DECREASE) IN CASH	(2,366)	(4,259)	(2,757)

Opening Cash and Cash Equivalents	10,499	11,772	7,513

CLOSING CASH AND CASH EQUIVALENTS	8,133	7,513	4,756

17-16	Budget Estimates 2009-10

35 DEPARTMENT OF PLANNING

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(79,139)	(77,736)	(84,685)
Non cash items added back	5,061	4,857	4,929
Change in operating assets and liabilities	(380)	(1,936)	(324)

Net cash flow from operating activities	(74,458)	(74,815)	(80,080)

Budget Estimates 2009-10	17-17

SYDNEY OLYMPIC PARK AUTHORITY
The Sydney Olympic Park Authority operates under the Sydney Olympic Park Authority Act 2001 to manage the long-term future of Sydney Olympic Park.
In this role the Authority is responsible for the management, economic development and use of Sydney Olympic Park and for the promotion and coordination of recreational, educational, commercial and tourist activities.
Results and Services
The Authority contributes to the following results:
•	There is development of a high quality living and working environment.

•	Venues are provided for sporting, leisure, artistic and cultural activities.
Key services provided by the Authority to contribute to these results include promotion, management and development of the Sydney Olympic Park precinct, including coordination of precinct activities for major events.
The key services provided by the Sydney Olympic Park Authority and the way in which they are expected to contribute to results are set out in the following table:

	2009-10	Results
	Budget		Venues for sporting,
	Expenses	A high quality living and	leisure, artistic and cultural
Service Groups	$m	working environment	activities

Precinct Management and Development	116.6	✓	✓
Total Expenses Excluding Losses	116.6

17-18	Budget Estimates 2009-10

36 SYDNEY OLYMPIC PARK AUTHORITY
Recent Achievements
Recent achievements include:
•	Sydney Olympic Park attracted 9 million visitors in calendar year 2008, in line with its target of 10 million visitors by 2010.

•	The Authority continues to achieve successful commercial, residential and recreational development outcomes, with the private sector investing $1.1 billion since the Olympic Games.

•	The development to house a total of 3,800 Commonwealth Bank of Australia staff relocating to the Park has been completed.

•	A five star and a two star hotel has been constructed, providing an additional 350 rooms of short stay accommodation within the Park.

•	The Armory Wharf Café at Blaxland Riverside Park has been completed.

•	The Watpac Commercial office development has been commenced.
Strategic Directions
The Authority’s vision for Sydney Olympic Park is to become an internationally admired example of sustainable urban renewal and development that integrates world class venue infrastructure, parklands and a new community within a township that offers a healthy, creative urban environment.
The Authority’s goal is to enhance the Park’s capacity as a major events precinct by improving events infrastructure and securing new events.
Under a new Master Plan finalised in 2009, over one million square metres of new commercial, educational, residential and retail development will occur by 2030. The Plan promotes innovative approaches to energy management, high-quality urban and architectural design and innovative applications of technology to improve place management practices. All new buildings will be connected to the Park’s world-class recycling scheme.

Budget Estimates 2009-10	17-19

36 SYDNEY OLYMPIC PARK AUTHORITY
2009-10 Budget Initiatives
Total Expenses
Operating expenses in 2009-10 are estimated at $116.6 million, with depreciation accounting for $45.1 million of this amount. The majority of expenses relate to maintaining the parklands and common areas within the Park. Government funding of the operating budget is $34.2 million.
Capital Expenditure
The Authority’s 2009-10 capital program is $11.1 million. The major component of the program is $4.3 million of developer funded works. These initiatives are critical to the Park’s new town centre.

17-20	Budget Estimates 2009-10

36 SYDNEY OLYMPIC PARK AUTHORITY
Result Indicators
A high quality living and working environment

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Proceeds from land sales	$m	23.0	33.0	19.8	12.3	1.8
Development applications approved	$m	181	204	89	160	120
Sustainable resource use	%	34	37	37	37	38
People working at Sydney Olympic Park	no.	4,500	6,000	8,000	9,100	9,500
Recycled water produced	ML	766	766	900	780	795
Venues for sporting, leisure, artistic and cultural activities

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Major events days held with daily attendance of more than 50,000 patrons (a)	no.	23	27	27	28	30
Visitors attending Sydney
Olympic Park	mill	8.2	8.6	9.0	9.1	9.5
Patrons satisfied with event day operations	%	81	81	>85	>80	>80
Visitors satisfied with presentation of Public Domain areas	%	83	81	>80	>80	>80

(a)	This indicator shows the number of major events held which contributes significantly to car parking revenue.

Budget Estimates 2009-10	17-21

36 SYDNEY OLYMPIC PARK AUTHORITY
Service Group Statements
36.1 Precinct Management and Development

Service Description:	This service group covers the promotion, development and management of the Sydney Olympic Park precinct.

Linkage to Results:	This service group contributes to the development of a high quality living and working environment and providing venues for sporting, leisure, artistic and cultural activities by working towards a range of intermediate results that include the following:

• increasing visits to Sydney Olympic Park

• achieving sustainable urban development outcomes

• accommodating new jobs closer to home

• maintaining Sydney Olympic Park as a major events precinct and

• improving the Government’s return on investment in Sydney Olympic Park.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Cost of services per venue event day	$000	19	20	19	20	20
Cost of services per $1 million of Asset Book Value	$000	5	5	5	6	6
Car parking revenue	$m	9.6	10.3	11.2	11.0	12.2
Ratio of cash revenue to expenditure	%	44	47	46	47	50

Employees:	FTE	190	186	176	170	183

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	108,204	117,093	116,572

NET COST OF SERVICES	46,578	54,216	51,175

CAPITAL EXPENDITURE	17,862	13,713	11,061

17-22	Budget Estimates 2009-10

36 SYDNEY OLYMPIC PARK AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	19,185	19,243	20,388
Other operating expenses	47,218	50,425	49,964
Depreciation and amortisation	40,939	46,563	45,123
Grants and subsidies	862	862	1,097

Total Expenses Excluding Losses	108,204	117,093	116,572

Less:
Retained Revenue
Sales of goods and services	32,015	32,002	35,513
Investment income	5,053	6,760	4,362
Retained taxes, fees and fines	350	435	460
Grants and contributions	1,940	337	1,476
Other revenue	24,652	25,897	26,226

Total Retained Revenue	64,010	65,431	68,037

Gain/(loss) on disposal of non current assets	—	(129)	—
Other gains/(losses)	(2,384)	(2,425)	(2,640)

NET COST OF SERVICES	46,578	54,216	51,175

Recurrent Funding Statement

Net Cost of Services	46,578	54,216	51,175
Recurrent Services Appropriation	36,594	36,608	34,196

Capital Expenditure Statement

Capital Expenditure	17,862	13,713	11,061
Capital Works and Services Appropriation	6,811	6,811	6,811

Budget Estimates 2009-10	17-23

36 SYDNEY OLYMPIC PARK AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	48,556	41,908	38,664
Receivables	17,077	13,543	13,506
Inventories	101	99	99

Total Current Assets	65,734	55,550	52,269

Non Current Assets
Receivables	139,599	139,599	132,818
Inventories	2,210	2,256	2,256
Property, plant and equipment -
Land and building	798,892	969,681	961,673
Plant and equipment	35,857	54,712	50,188
Infrastructure systems	321,658	333,492	318,743
Other	194,490	193,322	219,106

Total Non Current Assets	1,492,706	1,693,062	1,684,784

Total Assets	1,558,440	1,748,612	1,737,053

LIABILITIES
Current Liabilities
Payables	5,523	5,102	5,113
Provisions	1,471	4,893	1,812
Other	3,072	1,666	1,886

Total Current Liabilities	10,066	11,661	8,811

Non Current Liabilities
Provisions	20	11	11
Other	75,253	58,078	59,094

Total Non Current Liabilities	75,273	58,089	59,105

Total Liabilities	85,339	69,750	67,916

NET ASSETS	1,473,101	1,678,862	1,669,137

EQUITY
Reserves	283,130	495,822	495,822
Accumulated funds	1,189,971	1,183,040	1,173,315

TOTAL EQUITY	1,473,101	1,678,862	1,669,137

17-24	Budget Estimates 2009-10

36 SYDNEY OLYMPIC PARK AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	18,514	18,697	19,550
Grants and subsidies	862	862	1,097
Other	60,272	62,864	63,254

Total Payments	79,648	82,423	83,901

Receipts
Sale of goods and services	32,013	31,959	35,513
Interest	4,874	6,754	3,593
Other	30,375	22,779	11,780

Total Receipts	67,262	61,492	50,886

NET CASH FLOWS FROM OPERATING ACTIVITIES	(12,386)	(20,931)	(33,015)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(17,661)	(15,745)	(11,061)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(17,661)	(15,745)	(11,061)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	36,594	36,608	34,196
Capital appropriation	6,811	6,811	6,811
Asset sale proceeds transferred to the Consolidated Fund Entity	(7,991)	(4,766)	(175)

NET CASH FLOWS FROM GOVERNMENT	35,414	38,653	40,832

NET INCREASE/(DECREASE) IN CASH	5,367	1,977	(3,244)
Opening Cash and Cash Equivalents	43,189	39,931	41,908

CLOSING CASH AND CASH EQUIVALENTS	48,556	41,908	38,664

CASH FLOW RECONCILIATION
Net cost of services	(46,578)	(54,216)	(51,175)
Non cash items added back	17,140	22,807	19,957
Change in operating assets and liabilities	17,052	10,478	(1,797)

Net cash flow from operating activities	(12,386)	(20,931)	(33,015)

Budget Estimates 2009-10	17-25

WORLD YOUTH DAY CO-ORDINATION AUTHORITY
The World Youth Day Co-ordination Authority was established by the World Youth Day Act 2006 on 4 December 2006.
The Authority was formed to develop policies, strategies and plans for the coordination and delivery of integrated government services for World Youth Day events in July 2008. In accordance with provisions in the Act, the Authority was dissolved, effective from 31 December 2008, after its tasks were completed.
The World Youth Day Co-ordination Authority took lead responsibility in coordinating the delivery of government services to the events that were held as part of World Youth Day 2008.
More than 200,000 pilgrims from Australia and 170 other countries visited Sydney for the event. It has been estimated that one billion people worldwide watched the event live via television or the internet.
World Youth Day 2008 was organised by the Catholic Church but major events of this magnitude are assisted by the State and Federal Governments in relation to traffic management, transport, security, medical and other services. More than 2,500 volunteers supported the delivery of government services during the event.

17-26	Budget Estimates 2009-10

37 WORLD YOUTH DAY CO-ORDINATION AUTHORITY
Service Group Statements
37.1 Government Services to World Youth Day 2008

Service Description:	This service group covers the planning and coordination of government services to World Youth Day, including policing and transport services.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast

Employees:	FTE	28	28	11	11	0

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	60,672	49,186	—
Total expenses include the following:
World Youth Day Co-ordination Authority costs	11,074	10,394	—
Funding of services provided by other Government agencies	37,816	29,901	—
Randwick Racecourse access	11,580	8,891	—

NET COST OF SERVICES	60,840	48,261	—

CAPITAL EXPENDITURE	30	—	—

Budget Estimates 2009-10	17-27

37 WORLD YOUTH DAY CO-ORDINATION AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	2,112	1,620	—
Other operating expenses	997	1,119	—
Depreciation and amortisation	192	155	—
Grants and subsidies	11,580	8,891	—
Other expenses	45,791	37,401	—

Total Expenses Excluding Losses	60,672	49,186	—

Less:
Retained Revenue
Investment income	—	737	—
Other revenue	—	283	—

Total Retained Revenue	—	1,020	—
Gain/(loss) on disposal of non current assets	(168)	(95)	—

NET COST OF SERVICES	60,840	48,261	—

Recurrent Funding Statement

Net Cost of Services	60,840	48,261	—
Recurrent Services Appropriation	55,278	37,896	—

Capital Expenditure Statement

Capital Expenditure	30	—	—
Capital Works and Services Appropriation	30	—	—

17-28	Budget Estimates 2009-10

37 WORLD YOUTH DAY CO-ORDINATION AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets	—	—	—
Non Current Assets	—	—	—

LIABILITIES
Current Liabilities	—	—	—

Non Current Liabilities	—	—	—

EQUITY	—	—	—

Budget Estimates 2009-10	17-29

37 WORLD YOUTH DAY CO-ORDINATION AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	2,197	2,028	—
Grants and subsidies	11,580	8,891	—
Other	46,847	37,792	—

Total Payments	60,624	48,711	—

Receipts
Interest	—	1,220	—
Other	1,574	8,653	—

Total Receipts	1,574	9,873	—

NET CASH FLOWS FROM OPERATING ACTIVITIES	(59,050)	(38,838)	—

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	244	16	—
Purchases of property, plant and equipment	(30)	—	—
Other	—	(6,803)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	214	(6,787)	—

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	55,278	37,896	—
Capital appropriation	30	—	—
Cash transfers to Consolidated Fund	—	(1,418)	—

NET CASH FLOWS FROM GOVERNMENT	55,308	36,478	—

NET INCREASE/(DECREASE) IN CASH	(3,528)	(9,147)	—

Opening Cash and Cash Equivalents	3,528	9,147	—

CLOSING CASH AND CASH EQUIVALENTS	—	—	—

CASH FLOW RECONCILIATION
Net cost of services	(60,840)	(48,261)	—
Non cash items added back	268	213	—
Change in operating assets and liabilities	1,522	9,210	—

Net cash flow from operating activities	(59,050)	(38,838)	—

17-30	Budget Estimates 2009-10

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT
The Minister Administering the Environmental Planning and Assessment Act was established to acquire land within the Sydney region for public purposes. This includes land suitable for regional open space, public transport corridors, and land for specific projects such as the Rouse Hill Regional Centre.
Most of the activities of the Agency are managed through separate funds established under the Environmental Planning and Assessment Act 1979, including the Sydney Region Development Fund (the Fund).
Results and Services
In delivering its priorities and objectives, the Agency works towards a number of results for the community, including:
•	Land for infrastructure is acquired to allow expansion of the transport system.

•	Regional open space, including recreational and conservation lands, is provided for the community on a metropolitan wide basis.

•	There is sound financial management of the Fund, with land acquisitions financed through sales of surplus land and a 15 year business plan setting the strategic context.
Key services provided by the Agency to contribute to these results include:
•	improving, maintaining and/or enhancing regional open space by restoring and maintaining natural ecosystems, habitats and vegetation corridors to encourage more active use of open space

•	maintaining land in caretaker mode until the intended use of the land is determined and initiated, for example community use

•	acquiring land for rail corridors, and land identified for use as regional open space and

•	developing and investing in value adding initiatives to maximise the sale value of surplus property assets and generate income for re-investment in new strategic lands for public infrastructure, with a particular emphasis on minimising the ongoing liability to government.

Budget Estimates 2009-10	17-31

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT
The key services provided, and the way in which they are expected to contribute to these results, are set out in the following table:

		Results
		Community has		Cost of land
	2009-10 Budget	appropriate levels	Land for	acquisition is no
	Expenses	and types of	infrastructure is	extra burden to the
Service Groups	$m	regional open space	provided for	community

Improvements to Regional Open Space	27.6	✓
Land for Community Use	5.4	✓
Acquisition of Regional Open Space and Corridors	39.8	✓	✓
Land Investment and Development	58.9			✓

Total Expenses Excluding Losses	131.7

Recent Achievements
Expenditure is mainly incurred for land acquisition, sale of surplus land, administration and borrowing costs. Grants to improve open space are also provided in partnership with local councils and community organisations.
The Fund’s land acquisition program includes the purchase of regional open space in the Sydney metropolitan area. Open space purchases include land in the Ropes Creek and South Creek corridors of Western Sydney, sites on the Central Coast, as well as land within the Western Sydney Parklands which is being developed for long-term recreation and conservation purposes.
The Fund facilitates development of significant metropolitan open space precincts and contributes to initiatives such as the Metropolitan Greenspace program and the Sydney Harbour Access program to improve liveability in areas of Sydney. The Fund also manages a heritage asset management program under the Heritage Act 1977.
The Fund holds land that is no longer needed for planning purposes as well as fragments that can be aggregated and sold. The proceeds from the sale of such properties are the main source of funding for the Fund’s ongoing acquisition program.

17-32	Budget Estimates 2009-10

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT
The Fund is currently selling surplus sites for major employment lands in Western Sydney. Surplus lands have been identified at Doonside for residential development and Huntingwood East for employment lands. Disposal of surplus lands is also occurring in partnership with Landcom at Doonside, and with the Roads and Traffic Authority of New South Wales on land sales at Seaforth, Willoughby and Belrose.
The Rouse Hill Regional Centre continues to be developed on land purchased by the Fund. This regional centre, upon completion, will include retail, commercial, community, recreational, and residential uses, and is being developed in partnership with Landcom and the private sector.
Strategic Directions
The agency has a range of strategies for the future including:
•	prudent financial management to ensure adequate capital funding and to achieve an optimal return on surplus assets

•	the ongoing purchase of land for rail corridors

•	disposal of surplus land and ongoing review of land to be acquired within the Sydney region with the objective of maintaining the self-funding model of the Fund and

•	a focus on implementing the intended outcomes for open space land strategies and lands purchased for other planning purposes.
2009-10 Budget Initiatives
Total Expenses
The agency’s total recurrent expenses for 2009-10 are estimated at $131.7 million, which includes $14 million for grants to improve open space land and the Western Sydney Parklands, $5 million for lands transferred to local councils, $10 million for lands transferred to the Transport Infrastructure Development Corporation for the South West Rail Link and $28 million for borrowing costs.
Total Revenue
Total revenue for 2009-10 is estimated at $23.4 million, including contributions from local councils.

Budget Estimates 2009-10	17-33

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT
Capital Expenditure
The agency buys land for planning purposes such as regional open space through its capital program. The capital expenditure program now also includes buying land for the South West Rail Link and North West Metro Rail Line. Associated expenses, such as planning studies for redevelopment, are also capitalised.
In 2009-10, acquisition costs are estimated at $146.4 million, which includes $30.4 million to buy open space and other land for planning purposes, $33 million for South West rail corridor land acquisitions and $83 million for the North West rail corridor land. Asset disposal is estimated at $124.2 million.

17-34	Budget Estimates 2009-10

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	5,500	6,300	6,432
Investment income	350	2,750	850
Retained taxes, fees and fines	6,740	6,707	6,848
Grants and contributions	29,143	11,534	5,034
Other revenue	9,080	4,316	4,233

Total Retained Revenue	50,813	31,607	23,397

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	455	492	300
Other operating expenses	66,301	64,379	68,926
Grants and subsidies	99,417	21,492	34,500
Finance costs	33,058	22,000	28,000

Total Expenses Excluding Losses	199,231	108,363	131,726

Gain/(loss) on disposal of non current assets	73,734	68,463	61,687

SURPLUS/(DEFICIT)	(74,684)	(8,293)	(46,642)

Budget Estimates 2009-10	17-35

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	183,293	14,042	14,155
Receivables	6,031	9,104	9,214
Assets held for sale	—	62,261	—
Other	43	48	48

Total Current Assets	189,367	85,455	23,417

Non Current Assets
Other financial assets	6,849	3,425	3,806
Property, plant and equipment -
Land and building	1,277,205	1,225,381	1,356,396

Total Non Current Assets	1,284,054	1,228,806	1,360,202

Total Assets	1,473,421	1,314,261	1,383,619

LIABILITIES
Current Liabilities
Payables	5,983	13,131	13,131
Borrowings at amortised cost	100,500	19,370	19,370
Provisions	250	274	274
Other	15,498	—	—

Total Current Liabilities	122,231	32,775	32,775

Non Current Liabilities
Borrowings at amortised cost	435,250	264,071	380,071
Provisions	1	1	1
Other	174	224	224

Total Non Current Liabilities	435,425	264,296	380,296

Total Liabilities	557,656	297,071	413,071

NET ASSETS	915,765	1,017,190	970,548

EQUITY
Reserves	522,447	639,006	639,006
Accumulated funds	393,318	378,184	331,542

TOTAL EQUITY	915,765	1,017,190	970,548

17-36	Budget Estimates 2009-10

MINISTER ADMINISTERING THE ENVIRONMENTAL PLANNING
AND ASSESSMENT ACT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	5,500	2,158	6,432
Interest	350	2,750	850
Other	45,958	35,622	28,615

Total Receipts	51,808	40,530	35,897

Payments
Employee related	455	396	300
Grants and subsidies	10,417	16,492	19,500
Finance costs	33,058	22,000	28,000
Other	67,296	91,919	81,426

Total Payments	111,226	130,807	129,226

NET CASH FLOWS FROM OPERATING ACTIVITIES	(59,418)	(90,277)	(93,329)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	127,734	81,465	124,184
Purchases of property, plant and equipment	(232,651)	(114,151)	(146,361)
Advances made	(3,775)	(3,425)	(381)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(108,692)	(36,111)	(22,558)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	304,250	82,500	116,000
Repayment of borrowings and advances	—	(5,000)	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	304,250	77,500	116,000

NET INCREASE/(DECREASE) IN CASH	136,140	(48,888)	113

Opening Cash and Cash Equivalents	47,153	62,930	14,042

CLOSING CASH AND CASH EQUIVALENTS	183,293	14,042	14,155

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(74,684)	(8,293)	(46,642)
Non cash items added back	89,000	5,000	15,000
Change in operating assets and liabilities	(73,734)	(86,984)	(61,687)

Net cash flow from operating activities	(59,418)	(90,277)	(93,329)

Budget Estimates 2009-10	17-37

BARANGAROO DELIVERY AUTHORITY
The Barangaroo Delivery Authority was established under the Barangaroo Delivery Authority Act 2009 to oversee the delivery of the Government’s major foreshore urban renewal program at Barangaroo.
The Barangaroo project involves transforming redundant port land in Darling Harbour into a world-class waterfront mixed use precinct containing elements of residential, commercial, retail and tourism uses and the creation of a Headland Park for use and enjoyment by the public.
Recent Achievements
In November 2008, the Government announced the creation of a dedicated delivery agency for the development of Barangaroo. Following the passage of the Barangaroo Delivery Authority Act 2009 on 30 March 2009, the assets and liabilities relating to the Barangaroo project were transferred from the Sydney Harbour Foreshore Authority to the Barangaroo Delivery Authority.
Major achievements during the year included:
•	A request for Detailed Proposals for Stage One development was issued to three short listed proponents in September 2008 following a call for Expression of Interest. Stage One development will comprise a mix of commercial, retail, tourism and residential uses in the southern precinct of Barangaroo.

•	Stage One developer bids from three proponents were received on 31 March 2009. The Authority has commenced evaluation and assessment of these bids.
Strategic Directions
The State Government aims to position Barangaroo as an international benchmark in urban waterfront renewal in terms of environmental protection, design excellence and community building.
The strategy for the delivery of Barangaroo involves staging the development and separating its delivery into two phases, namely:
•	private sector delivery by way of staged offerings for development rights to eight development blocks (and their associated infrastructure and public domain) and

•	delivery of the Headland Park and Northern Cove.

17-38	Budget Estimates 2009-10

BARANGAROO DELIVERY AUTHORITY
The Government has called bids for development rights to the Stage One development (Blocks 1 to 4) in accordance with the Request for Detailed Proposals process that outlined the conditions relating to design excellence and sustainability. The Government intends to use the revenue generated from the sale of these development blocks to fund infrastructure and public works. The development rights to the remaining blocks will be sold at a later stage in one or more tranches with residual public works and infrastructure funded from subsequent sale proceeds.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are estimated at $9.6 million. This total includes $3.9 million for project management and $3 million for project evaluation costs.
Capital Expenditure
Total capital expenditure for 2009-10 is estimated at $7.9 million comprising $7.4 million in land acquisition payments and $500,000 for the construction of a temporary passenger terminal at White Bay.

Budget Estimates 2009-10	17-39

BARANGAROO DELIVERY AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	—	—	58

Total Retained Revenue	—	—	58

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	—	654	3,888
Other operating expenses	—	1,665	4,262
Depreciation and amortisation	—	—	30
Finance costs	—	80	1,460

Total Expenses Excluding Losses	—	2,399	9,640

SURPLUS/(DEFICIT)	—	(2,399)	(9,582)

17-40	Budget Estimates 2009-10

BARANGAROO DELIVERY AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	—	1,159	2,720

Total Current Assets	—	1,159	2,720

Non Current Assets
Property, plant and equipment -
Land and building	—	439,669	447,056
Plant and equipment	—	300	270
Infrastructure systems	—	150	650

Total Non Current Assets	—	440,119	447,976

Total Assets	—	441,278	450,696

LIABILITIES
Current Liabilities
Payables	—	22,677	22,677

Total Current Liabilities	—	22,677	22,677

Non Current Liabilities
Borrowings at amortised cost	—	6,000	25,000
Other	—	185,077	185,077

Total Non Current Liabilities	—	191,077	210,077

Total Liabilities	—	213,754	232,754

NET ASSETS	—	227,524	217,942

EQUITY
Accumulated funds	—	227,524	217,942

TOTAL EQUITY	—	227,524	217,942

Budget Estimates 2009-10	17-41

BARANGAROO DELIVERY AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Interest	—	—	58

Total Receipts	—	—	58

Payments
Employee related	—	654	3,888
Finance costs	—	80	1,460
Other	—	24,342	4,262

Total Payments	—	25,076	9,610

NET CASH FLOWS FROM OPERATING ACTIVITIES	—	(25,076)	(9,552)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	—	20,235	(7,887)

NET CASH FLOWS FROM INVESTING ACTIVITIES	—	20,235	(7,887)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	—	6,000	19,000
NET CASH FLOWS FROM FINANCING ACTIVITIES	—	6,000	19,000

NET INCREASE/(DECREASE) IN CASH	—	1,159	1,561

Opening Cash and Cash Equivalents	—	—	1,159

CLOSING CASH AND CASH EQUIVALENTS	—	1,159	2,720

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	—	(2,399)	(9,582)
Non cash items added back	—	—	30
Change in operating assets and liabilities	—	(22,677)	—

Net cash flow from operating activities	—	(25,076)	(9,552)

17-42	Budget Estimates 2009-10

HUNTER DEVELOPMENT CORPORATION
The Hunter Development Corporation was established by the Growth Centres (Hunter Development Corporation) Order 2008 under the Growth Centres (Development Corporations) Act 1974 to facilitate economic growth, investment, masterplanning and renewal of growth centres in the 11 local government areas of the Hunter region. The Corporation is also responsible for the remediation and implementation of environmental programs on industrial lands at Mayfield and Kooragang Island. In addition, the Corporation coordinates the redevelopment of surplus government railway and port related land in Newcastle as part of the Newcastle City Centre Renewal Strategy.
Recent Achievements
The Corporation completed Stage One of the $110 million remediation of the former BHP Steelworks site at Mayfield on time and on budget. A proponent was selected to undertake a $120 million redevelopment of the general industrial precinct for future industrial use.
Significant progress was made on several developments within the Honeysuckle urban renewal project. This includes the substantial completion of the stage three residential development and Chifley serviced apartments building at Lee Wharf. The Glasshouse commercial office building on the Wickham waterfront and the 14,000 square metres HQo commercial office building at Cottage Creek were also completed during the year.
In December 2008, the Corporation reached agreement with Landcom for the delivery of significant employment and residential lands at West Wallsend. When completed, the project is anticipated to generate approximately 2,000 employment lots and 2,000 residential lots.
Strategic Directions
During the next four years, the Corporation will:
•	facilitate the masterplanning of the Broadmeadow Precinct in conjunction with the Hunter Valley Sporting Venues Authority. Potential exists within the Broadmeadow Precinct to create greater critical mass around the delivery of sporting, entertainment and recreational uses

Budget Estimates 2009-10	17-43

HUNTER DEVELOPMENT CORPORATION
•	develop existing landholdings that have the potential to deliver employment (primarily in the industrial and commercial sectors) and residential opportunities. These include lands at Mayfield, Tomago, West Wallsend and Honeysuckle which are in varying stages of planning or development

•	facilitate employment and residential development projects in regional centres and renewal corridors identified in the Lower Hunter Regional Strategy. The focus for the Corporation over the next two years will be in the western Lake Macquarie area and potential synergies that may be available in proximity to the Corporation’s landholding at West Wallsend and

•	undertake remediation and infrastructure projects in the Lower Hunter. These projects are primarily based in the Corporation’s landholdings at Mayfield and Kooragang Island.
2009-10 Budget Initiatives
Total Expenses
Total expenses for the Corporation for 2009-10 are budgeted at $38.4 million. This includes $17.4 million in remediation works, $3.5 million to cover the cost of land and property sales, $6.2 million in property management costs and $4.6 million in community works.
Capital Expenditure
In accordance with accounting standards, the Corporation’s property development activities are capitalised as inventory rather than property assets. The Corporation has no capital expenditure planned for 2009-10.

17-44	Budget Estimates 2009-10

HUNTER DEVELOPMENT CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	8,041	145	8,800
Investment income	1,960	2,389	1,947
Grants and contributions	1,551	813	714
Other revenue	11,006	4,169	25,315

Total Retained Revenue	22,558	7,516	36,776

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	18,182	8,152	33,007
Depreciation and amortisation	39	37	35
Grants and subsidies	4,590	1,277	4,575
Finance costs	430	206	817

Total Expenses Excluding Losses	23,241	9,672	38,434

SURPLUS/(DEFICIT)	(683)	(2,156)	(1,658)

Budget Estimates 2009-10	17-45

HUNTER DEVELOPMENT CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	8	8	8
Receivables	1,388	1,333	638
Inventories	2,832	12,085	18,202

Total Current Assets	4,228	13,426	18,848

Non Current Assets
Inventories	12,168	60,662	63,517
Property, plant and equipment -
Plant and equipment	257	227	192

Total Non Current Assets	12,425	60,889	63,709

Total Assets	16,653	74,315	82,557

LIABILITIES
Current Liabilities
Payables	833	1,113	779
Borrowings at amortised cost	3,577	3,047	14,637
Provisions	129	189	190
Other	905	3,319	1,962

Total Current Liabilities	5,444	7,668	17,568

Non Current Liabilities
Other	53	43	43

Total Non Current Liabilities	53	43	43

Total Liabilities	5,497	7,711	17,611

NET ASSETS	11,156	66,604	64,946

EQUITY
Accumulated funds	11,156	66,604	64,946

TOTAL EQUITY	11,156	66,604	64,946

17-46	Budget Estimates 2009-10

HUNTER DEVELOPMENT CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	8,213	2,686	8,529
Interest	1,960	2,389	1,947
Other	12,557	4,982	26,029

Total Receipts	22,730	10,057	36,505

Payments
Grants and subsidies	4,590	1,277	4,575
Finance costs	430	206	817
Other	18,240	8,416	42,703

Total Payments	23,260	9,899	48,095

NET CASH FLOWS FROM OPERATING ACTIVITIES	(530)	158	(11,590)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	—	(15)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	—	(15)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	530	—	11,590
Repayment of borrowings and advances	—	(224)	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	530	(224)	11,590

NET INCREASE/(DECREASE) IN CASH	—	(81)	—

Opening Cash and Cash Equivalents	8	89	8

CLOSING CASH AND CASH EQUIVALENTS	8	8	8

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(683)	(2,156)	(1,658)
Non cash items added back	39	37	35
Change in operating assets and liabilities	114	2,277	(9,967)

Net cash flow from operating activities	(530)	158	(11,590)

Budget Estimates 2009-10	17-47

LUNA PARK RESERVE TRUST
The Luna Park Reserve Trust is entrusted with the care, control and management of the Luna Park Reserve in accordance with the Luna Park Site Act 1990. The Sydney Harbour Foreshore Authority manages the affairs of the Trust.
The Trust derives all its income from a 40 year lease of the amusement park to a commercial operator. The Trust funds the maintenance of nominated heritage and infrastructure items and administration costs.
The Trust also reimburses Luna Park Sydney Pty Ltd for the refurbishment of heritage items and infrastructure within the Reserve prior to the recommencement of operations at Luna Park in 2004.
Results and Services
The mandate of the Reserve Trust is to ensure Luna Park and the associated harbour foreshore remains available and accessible for the enjoyment of the public. This outcome is to be achieved by working toward the following results:
•	The visual appearance and sense of place of the whole Reserve is maintained.

•	Luna Park is preserved as a State heritage asset which sustains the 1930s amusement park theme of the site.

•	Luna Park is funded by a commercially viable business.
Key services provided by the Reserve Trust to contribute to these results include:
•	administration of the Heritage and Infrastructure Fund which is allocated to conserve and improve the park’s heritage and infrastructure features and

•	management of a 40 year operating lease over the Luna Park site.

17-48	Budget Estimates 2009-10

LUNA PARK RESERVE TRUST
The key services provided by the Reserve Trust and the way in which they are expected to contribute to results are set out in the following table:

		Results
			Luna Park is
			preserved as a
		The visual	State heritage
		appearance and	asset which
		sense of place of	sustains the 1930s	Luna Park is funded
	2009-10 Budget	the whole Reserve	amusement park	by a commercially
Service Groups	Expenses $m	is maintained	theme of the site	viable business

Administer the Heritage and Infrastructure Fund	0.8		✓
Manage the 40 year Operating Lease over Luna Park	1.1	✓		✓

Total Expenses Excluding Losses	1.9

Recent Achievements
Recent achievements include the completion of major repair work to the seawall underneath the Crystal Palace and improvements to Coney Island.
Strategic Directions
The Reserve Trust will continue to work closely with Luna Park Sydney Pty Ltd to ensure that the site remains a viable amusement park and entertainment precinct.
The Park’s tenant has prepared a Total Asset Management Plan to identify the refurbishment needs of the amusement park assets and infrastructure items over the next 15 years. The Reserve Trust will supervise the implementation of this Plan to ensure that the works are completed to appropriate standards and the cultural heritage of the site is maintained.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are estimated at $1.9 million. This includes $800,000 for the maintenance of historic amusement park assets and $400,000 for the maintenance of infrastructure assets such as the boardwalk, cliff face, Glen Street stairs and seawall.

Budget Estimates 2009-10	17-49

LUNA PARK RESERVE TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	1,353	1,500	1,545
Investment income	25	12	15

Total Retained Revenue	1,378	1,512	1,560

Less:
Expenses Excluding Losses
Operating Expenses -
Other operating expenses	1,512	1,739	1,405
Depreciation and amortisation	466	468	464

Total Expenses Excluding Losses	1,978	2,207	1,869

SURPLUS/(DEFICIT)	(600)	(695)	(309)

17-50	Budget Estimates 2009-10

LUNA PARK RESERVE TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	253	47	218
Receivables	945	148	132

Total Current Assets	1,198	195	350

Non Current Assets
Receivables	350	940	140
Property, plant and equipment -
Land and building	18,614	18,643	18,427
Infrastructure systems	6,734	6,703	6,455

Total Non Current Assets	25,698	26,286	25,022

Total Assets	26,896	26,481	25,372

LIABILITIES
Current Liabilities
Payables	1,005	974	174

Total Current Liabilities	1,005	974	174

Non Current Liabilities
Other	350	—	—

Total Non Current Liabilities	350	—	—

Total Liabilities	1,355	974	174

NET ASSETS	25,541	25,507	25,198

EQUITY
Reserves	15,906	15,906	15,906
Accumulated funds	9,635	9,601	9,292

TOTAL EQUITY	25,541	25,507	25,198

Budget Estimates 2009-10	17-51

LUNA PARK RESERVE TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	1,353	1,500	1,545
Interest	25	12	15
Other	980	1,173	971

Total Receipts	2,358	2,685	2,531

Payments
Other	3,307	2,916	2,360

Total Payments	3,307	2,916	2,360

NET CASH FLOWS FROM OPERATING ACTIVITIES	(949)	(231)	171

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	800	—	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	800	—	—

NET INCREASE/(DECREASE) IN CASH	(149)	(231)	171
Opening Cash and Cash Equivalents	402	278	47

CLOSING CASH AND CASH EQUIVALENTS	253	47	218

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(600)	(695)	(309)
Non cash items added back	466	468	464
Change in operating assets and liabilities	(815)	(4)	16

Net cash flow from operating activities	(949)	(231)	171

17-52	Budget Estimates 2009-10

STATE SPORTS CENTRE TRUST
The State Sports Centre Trust manages the Sports Centre, Hockey Centre and Sports Halls at Sydney Olympic Park.
Recent Achievements
The Trust has seen an increase in the use of its venues for major sporting and community events and a sustained increase in the use of the venues for recreation activities.
Strategic Directions
The Trust’s key financial challenge is to increase revenues from its commercial activities to support the delivery of sporting and community activities. The Trust is focused on maintaining facilities, broadening the range of services to attract larger audiences and marketing initiatives to secure new events and increase community participation.
2009-10 Budget Initiatives
Total Expenses
Total Trust expenses, estimated at $5.7 million in 2009-10, will be used to operate and maintain the Centres’ sporting facilities.
Capital Expenditure
In 2009-10, the Trust plans to spend $84,000 on the replacement of sporting equipment.

Budget Estimates 2009-10	17-53

STATE SPORT CENTRE TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	3,967	4,165	4,077
Investment income	75	109	79
Grants and contributions	1,145	1,125	1,150
Other revenue	44	44	44

Total Retained Revenue	5,231	5,443	5,350

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	2,570	2,747	2,710
Other operating expenses	2,274	2,557	2,404
Depreciation and amortisation	563	572	560

Total Expenses Excluding Losses	5,407	5,876	5,674

Gain/(loss) on disposal of non current assets	—	(3)	—

SURPLUS/(DEFICIT)	(176)	(436)	(324)

17-54	Budget Estimates 2009-10

STATE SPORT CENTRE TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$ 000	$ 000	$ 000

Balance Sheet

ASSETS
Current Assets
Cash assets	355	338	379
Receivables	579	364	499
Other financial assets	1,407	1,410	1,423
Inventories	12	11	11

Total Current Assets	2,353	2,123	2,312

Non Current Assets
Property, plant and equipment -
Land and building	397	628	379
Plant and equipment	955	990	763
Other	181	185	165

Total Non Current Assets	1,533	1,803	1,307

Total Assets	3,886	3,926	3,619

LIABILITIES
Current Liabilities
Payables	463	581	581
Borrowings at amortised cost	—	13	13
Provisions	527	544	558
Other	239	287	290

Total Current Liabilities	1,229	1,425	1,442

Non Current Liabilities
Borrowings at amortised cost	77	63	63
Provisions	13	8	8

Total Non Current Liabilities	90	71	71

Total Liabilities	1,319	1,496	1,513

NET ASSETS	2,567	2,430	2,106

EQUITY
Reserves	747	747	747
Accumulated funds	1,820	1,683	1,359

TOTAL EQUITY	2,567	2,430	2,106

Budget Estimates 2009-10	17-55

STATE SPORT CENTRE TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$ 000	$ 000	$ 000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	3,951	4,149	3,945
Interest	75	109	79
Other	1,281	1,261	1,286

Total Receipts	5,307	5,519	5,310

Payments
Employee related	2,536	2,713	2,676
Other	2,368	2,694	2,496

Total Payments	4,904	5,407	5,172

NET CASH FLOWS FROM OPERATING ACTIVITIES	403	112	138

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(53)	(271)	(84)
Purchases of investments	(275)	(275)	(13)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(328)	(531)	(97)

NET INCREASE/(DECREASE) IN CASH	75	(419)	41

Opening Cash and Cash Equivalents	280	757	338

CLOSING CASH AND CASH EQUIVALENTS	355	338	379

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(176)	(436)	(324)
Non cash items added back	563	572	560
Change in operating assets and liabilities	(5)	(24)	(98)

Net cash flow from operating activities	382	112	138

17-56	Budget Estimates 2009-10

WESTERN SYDNEY PARKLANDS TRUST
The Western Sydney Parklands Act 2006 commenced on 1 January 2008.
The legislation established the Western Sydney Parklands and created a Trust to develop and manage the Parklands system.
The Parklands comprises 5,218 hectares of land stretching 27 kilometres from Doonside to Leppington. A large amount of land within the Parklands is vested with the Trust including properties previously owned by the Minister Administering the Environmental Planning and Assessment Act as well as the existing Western Sydney Regional Park at Abbotsbury.
Results and Services
The Trust is delivering its priorities and objectives by working towards the following results:
•	The Parklands are accessible for public access and use.

•	The Parklands are developed to promote public recreation use.

•	Environmental values in the Parklands and its watercourses are protected, restored and enhanced.
Key services provided by the Trust to contribute to these results include:
•	management and operation of the Parklands

•	progressive development of the Parklands for public involvement and enjoyment and

•	protection, restoration and enhancement of the environmental values of the Parklands and its watercourses.

Budget Estimates 2009-10	17-57

WESTERN SYDNEY PARKLANDS TRUST
The key services provided by the Trust and the way in which they are expected to contribute to these results are set out in the following table:

		Results
				Protection,
	2009-10		Parklands are	restoration and
	Budget	Parklands are	developed to	enhancement of
	Expenses	accessible for	promote public	environmental
Service Groups	$m	community use	recreational use	values

Land for Community Use	3.1	✓	✓
Facilities and Programs for Community Involvement	1.4	✓	✓
Biodiversity for Ecological Sustainability	1.6			✓

Total Expenses Excluding Losses	6.1

Recent Achievements
During 2008-09, the Parklands Director and key staff were appointed.
The Trust completed the first stage of its capital works program including recreation facilities at Doonside and Greenway Views, Parklands track improvements and signage. The Trust also entered into biorestoration contracts along the Parklands corridor.
Strategic Directions
The Trust will consolidate and better coordinate the management of government land and facilities within the Parklands and ensure the development of the Parklands for public enjoyment. The Government’s long-term vision for the site will guide the Trust in its management of the Parklands.
The Trust is developing strategies for the future including:
•	the preparation of a sustainable financial plan for the Parklands

•	the ongoing marketing of the community benefits of the Parklands

•	the preparation of a capital development program

•	liaison with the Department of Planning for the preparation of a new planning instrument for the corridor and

•	the preparation of a Plan of Management for the Parklands.

17-58	Budget Estimates 2009-10

WESTERN SYDNEY PARKLANDS TRUST
2009-10 Budget Initiatives
Total Expenses
The Trust’s total recurrent expenses for 2009-10 are estimated at $6.1 million.
Total Revenue
The Trust’s revenue for 2009-10 is estimated at $21.2 million, including $1.2 million from rent, a $1.5 million grant from the Department of Environment and Climate Change, an $8 million grant from Department of Planning and a $10 million grant from the sale of surplus lands by the Minister Administering the Environmental Planning and Assessment Act.
Capital Expenditure
Capital expenditure of $12.7 million in 2009-10 includes upgrading of Bungarribee Park, Dairy Picnic Ground, Nurragingy Reserve and nearby fields, biorestoration works to protect the Parklands, signage and track improvements, and extending the cyclepath.

Budget Estimates 2009-10	17-59

WESTERN SYDNEY PARKLANDS TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	1,100	1,165	1,205
Investment income	25	106	172
Grants and contributions	4,263	9,996	19,543
Other revenue	—	13	280

Total Retained Revenue	5,388	11,280	21,200

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	—	340	304
Other operating expenses	5,272	4,616	5,585
Depreciation and amortisation	111	86	219

Total Expenses Excluding Losses	5,383	5,042	6,108

SURPLUS/(DEFICIT)	5	6,238	15,092

17-60	Budget Estimates 2009-10

WESTERN SYDNEY PARKLANDS TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	636	3,257	5,888
Receivables	—	174	174

Total Current Assets	636	3,431	6,062

Non Current Assets
Property, plant and equipment -
Land and building	266,031	335,599	335,590
Plant and equipment	—	10	9
Infrastructure systems	10,451	7,846	20,317

Total Non Current Assets	276,482	343,455	355,916

Total Assets	277,118	346,886	361,978

LIABILITIES
Current Liabilities
Payables	—	561	561
Provisions	—	25	25

Total Current Liabilities	—	586	586

Non Current Liabilities
Borrowings at amortised cost	6,849	—	—

Total Non Current Liabilities	6,849	—	—

Total Liabilities	6,849	586	586

NET ASSETS	270,269	346,300	361,392

EQUITY
Reserves	—	23,626	23,626
Accumulated funds	270,269	322,674	329,766

TOTAL EQUITY	270,269	346,300	361,392

Budget Estimates 2009-10	17-61

WESTERN SYDNEY PARKLANDS TRUST

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	1,100	1,119	1,205
Interest	25	106	172
Other	4,263	10,085	19,813

Total Receipts	5,388	11,310	21,190

Payments
Employee related	—	170	294
Other	5,272	4,624	5,585

Total Payments	5,272	4,794	5,879

NET CASH FLOWS FROM OPERATING ACTIVITIES	116	6,516	15,311

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(4,175)	(4,188)	(12,680)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(4,175)	(4,188)	(12,680)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	3,775	—	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	3,775	—	—

NET INCREASE/(DECREASE) IN CASH	(284)	2,328	2,631

Opening Cash and Cash Equivalents	920	929	3,257

CLOSING CASH AND CASH EQUIVALENTS	636	3,257	5,888

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	5	6,238	15,092
Non cash items added back	111	86	219
Change in operating assets and liabilities	—	192	—

Net cash flow from operating activities	116	6,516	15,311

17-62	Budget Estimates 2009-10

REDFERN-WATERLOO AUTHORITY
The role of the Authority is to encourage and promote the orderly development of the suburbs of Redfern, Eveleigh, Darlington and Waterloo, and to address issues of social and economic disadvantage. The Government wants the Redfern-Waterloo area to become a more active, vibrant and sustainable community displaying greater social cohesion and community safety, where the Aboriginal community is supported and respected. Its operational area comprises approximately 350 hectares.
The Authority is a formally constituted statutory authority with a Board reporting directly to the Minister for Planning.
Results and Services
The Authority seeks to promote urban renewal by working towards the following results:
•	Increased business investment in the local area.

•	Provision of affordable housing.

•	Job creation for local unemployed.

•	Enhanced community safety.

•	Promotion of new and improved public infrastructure.
Key services provided by the Authority which contribute to these results include:
•	provision for a potential 600,000 square metres of commercial and residential floor space, particularly on surplus government lands

•	encouragement of partnerships with the private sector and service providers to foster literacy and numeracy programs

•	positive engagement and connection between younger and older people, reduced social isolation and increased access to employment activities and

•	development of the Australian Technology Park roads and infrastructure which includes a pedestrian link to North Eveleigh.

Budget Estimates 2009-10	17-63

REDFERN-WATERLOO AUTHORITY
The key services provided by the Authority and the way in which they are expected to contribute to results are set out in the following table:

		Results
		Increased
	2009-10	business
	Budget	investment	Provision of	Job creation	Enhanced	Promotion of
	Expenses	in the local	affordable	for local	community	new public
Service Groups	$m	area	housing	unemployed	safety	infrastructure

Built Environment Plan	10.0	✓	✓	✓	✓	✓
Employment and Enterprise	1.0	✓		✓	✓	✓
Human Services Plan	0.2			✓	✓
Australian Technology Park	16.6	✓		✓		✓

Total Expenses Excluding Losses	27.8

Recent Achievements
During 2008-09, the Authority’s achievements included:
•	brokering the sale of the former Redfern Public School to the Indigenous Land Corporation for $14.8 million as part of a $45 million investment in a National Indigenous Development Centre

•	concept planning and disposal of the former Rachel Forster Hospital for $11.5 million to fund a new $10 million community health centre at the former Redfern Courthouse and Police Station

•	finalising a Voluntary Planning Agreement which will deliver $32 million in affordable housing contributions from the former Carlton United Breweries site

•	creating more than 220 jobs for Aboriginal workers through the Authority’s landmark Indigenous Employment Model

•	establishing a $850,000 cross-cultural construction and hospitality training college, Yaama Dhiyaan, at North Eveleigh and

•	establishing Eveleigh Markets at the Blacksmiths workshop as a community initiative.

17-64	Budget Estimates 2009-10

REDFERN-WATERLOO AUTHORITY
Strategic Directions
The Authority advises and assists the Minister to develop the Redfern-Waterloo Plan which sets the strategic direction of the urban renewal activities to be undertaken by the Authority.
The Authority’s priorities in accordance with the Redfern-Waterloo Plan are:
•	sale of North Eveleigh

•	sale of the Australian Technology Park (ATP)

•	establishing a Built Environment Plan 2 focusing on the renewal of public housing in the Redfern-Waterloo area

•	ongoing implementation of the Redfern-Waterloo plans, particularly the Human Services and the Employment, Enterprise and Training plans and

•	in partnership with Railcorp, redevelopment of Redfern Station. This is to be funded from the proceeds of the sale of the North Eveleigh site.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are estimated at $27.8 million. The majority of expenditure is for planning, urban renewal and infrastructure expenses. It also includes place management expenses and costs associated with the running of the conference centre at the ATP. The ATP expenses include $3.2 million interest on loans taken to finance the construction of the National Information Communication Technology Australia Building.
Capital Expenditure
The Authority’s capital program for 2009-10 is $4.4 million. Major new infrastructure developments include public domain and preliminary works on the Channel 7 site and installation of high voltage feeders at the ATP site to meet the future power needs.

Budget Estimates 2009-10	17-65

REDFERN-WATERLOO AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	17,474	15,867	17,412
Investment income	1,224	1,944	1,269
Grants and contributions	5,000	5,000	4,842
Other revenue	657	968	6,593

Total Retained Revenue	24,355	23,779	30,116

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	3,945	4,457	4,670
Other operating expenses	12,186	11,583	18,694
Depreciation and amortisation	1,025	982	1,233
Finance costs	3,656	3,531	3,222

Total Expenses Excluding Losses	20,812	20,553	27,819

Other gains/(losses)	(35)	(35)	(36)

SURPLUS/(DEFICIT)	3,508	3,191	2,261

17-66	Budget Estimates 2009-10

REDFERN-WATERLOO AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	25,973	25,028	20,566
Receivables	2,311	2,385	626
Other financial assets	—	378	407

Total Current Assets	28,284	27,791	21,599

Non Current Assets
Other financial assets	—	4,186	3,779
Investment properties	209,850	216,200	216,200
Property, plant and equipment -
Plant and equipment	13,662	15,085	18,317
Intangibles	(19)	112	37
Other	38	1,561	1,212

Total Non Current Assets	223,531	237,144	239,545

Total Assets	251,815	264,935	261,144

LIABILITIES
Current Liabilities
Payables	6,069	6,587	3,950
Borrowings at amortised cost	—	378	407
Provisions	855	830	910

Total Current Liabilities	6,924	7,795	5,267

Non Current Liabilities
Borrowings at amortised cost	42,700	44,011	40,484
Provisions	185	63	66

Total Non Current Liabilities	42,885	44,074	40,550

Total Liabilities	49,809	51,869	45,817

NET ASSETS	202,006	213,066	215,327

EQUITY
Accumulated funds	202,006	213,066	215,327

TOTAL EQUITY	202,006	213,066	215,327

Budget Estimates 2009-10	17-67

REDFERN-WATERLOO AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	17,805	16,577	17,554
Interest	1,224	1,944	1,269
Other	5,622	7,140	11,599

Total Receipts	24,651	25,661	30,422

Payments
Employee related	3,850	4,401	4,587
Finance costs	3,656	3,531	3,222
Other	14,027	22,454	19,565

Total Payments	21,533	30,386	27,374

NET CASH FLOWS FROM OPERATING ACTIVITIES	3,118	(4,725)	3,048

CASH FLOWS FROM INVESTING ACTIVITIES
Advance repayments received	—	371	378
Purchases of property, plant and equipment	(3,735)	(7,233)	(4,390)
Other	—	(50)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(3,735)	(6,912)	(4,012)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	—	4,386	—
Repayment of borrowings and advances	(500)	(523)	(3,498)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(500)	3,863	(3,498)

NET INCREASE/(DECREASE) IN CASH	(1,117)	(7,774)	(4,462)

Opening Cash and Cash Equivalents	27,090	32,802	25,028

CLOSING CASH AND CASH EQUIVALENTS	25,973	25,028	20,566

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	3,508	3,191	2,261
Non cash items added back	1,025	982	1,233
Change in operating assets and liabilities	(1,415)	(8,898)	(446)

Net cash flow from operating activities	3,118	(4,725)	3,048

17-68	Budget Estimates 2009-10

MINISTER FOR POLICE, MINISTER FOR LANDS,
AND MINISTER FOR RURAL AFFAIRS
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Ministry for Police
Total Expenses	7.3	7.6	3.4
Capital Expenditure	0.1	0.1	—

NSW Police Force
Total Expenses	2,361.1	2,459.8	4.2
Capital Expenditure	158.2	160.1	1.2

New South Wales Crime Commission
Total Expenses	17.8	17.3	-2.7
Capital Expenditure	1.6	1.6	—

Police Integrity Commission
Total Expenses	19.3	20.1	3.8
Capital Expenditure	1.8	1.8	—

Department of Lands
Total Expenses	97.8	106.8	9.2
Capital Expenditure	0.9	0.6	-26.7

Land and Property Information New South Wales
Total Expenses	167.8	177.1	5.6
Capital Expenditure	19.0	19.0	—

Total, Minister for Police, Minister for Lands, and Minister for Rural Affairs
Total Expenses	2,671.1	2,788.7	4.4
Capital Expenditure	181.6	183.2	0.9

Budget Estimates 2009-10	18 - 1

MINISTRY FOR POLICE
The Ministry for Police provides the Minister for Police with independent policy advice on issues affecting the Police portfolio and supports the Minister in the performance of Ministerial and Parliamentary functions. The Ministry develops and assists the passage of legislation to meet the Government’s law and order objectives.
Results and Services
The Ministry assists the Minister and the other portfolio agencies to effectively discharge their responsibilities by working towards the following results:
♦	Portfolio agencies are assisted to meet Government priorities of reducing crime, the fear of crime and antisocial behaviour.

♦	Police have appropriate legislative powers to carry out their duties effectively.
Key services provided by the Ministry that contribute to these results include:
♦	advice and Ministerial support, including the development of policies and legislation and the provision of advice to the Minister and

♦	the provision of independent policy advice and strategic coordination to portfolio agencies, and liaison between portfolio and external agencies. This involves the evaluation, monitoring and review of materials passed between agencies within the portfolio, comparative studies with other jurisdictions and reviews to ensure that legislative tools are practical and applicable to police on the frontline.
The key services provided by the Ministry and the way in which they are expected to contribute to these results are set out in the following table:

		Results
		Portfolio agencies are
		assisted to meet
	2009-10	Government priorities of
	Budget	reducing crime, the fear	Police have appropriate
	Expenses	of crime and antisocial	legislative powers to carry
Service Groups	$m	behaviour	out their duties effectively
Advice and Ministerial Support	4.8	✓	✓
Portfolio Coordination	2.8	✓	✓
Total Expenses Excluding Losses	7.6

18 - 2	Budget Estimates 2009-10

38 MINISTRY FOR POLICE
Recent Achievements
Achievements during 2008-09 include:
♦	developing a legislative and regulatory response to gang-related crime, especially violent crime, with a new Act and amendments to other related legislation passed in April 2009

♦	working with the Office of Liquor, Gaming and Racing and the Department of Premier and Cabinet to develop legislation to respond to alcohol-related violence, with reforms commencing in December 2008

♦	amending the Law Enforcement (Powers and Responsibilities) Act 2002 to introduce covert search warrants for use by law enforcement agencies when conducting investigations into serious offences, such as clandestine drug laboratories, and introducing amendments to create new computer search powers for use in concert with both regular and covert search warrants

♦	re-establishing the Pastoral and Agricultural Crime Working Party

♦	convening a multi-agency committee to oversee the State-wide implementation of the Child Protection Watch Teams, which are being progressively rolled out between 2008 and 2010

♦	amending the Security Industry Act 1997 to align New South Wales with national minimum standards agreed to through the COAG process for the private security industry and to provide an enhanced training regime for individuals and firms wishing to provide dog handling security services and

♦	undertaking a statutory review of the Police Regulation 2000 and introducing the Police Regulation 2008.
Strategic Directions
The Ministry provides an important source of policy ideas and proposals for the Government and portfolio agencies. It supports the Minister’s legislative program which covers a wide range of issues. These include: police powers, the confiscation of proceeds of crime, firearms, the security industry, gangs, and the registration of child sex offenders. The Ministry is also involved in wider policy issues relating to the criminal justice system.

Budget Estimates 2009-10	18 - 3

38 MINISTRY FOR POLICE
The Ministry continues to focus on effective resource allocation and management across the portfolio. This includes monitoring recurrent and capital budgets, police strength, the use of technology and performance improvements.
During 2009-10, the Ministry will continue to focus on developing and implementing legislation to support the Government’s priorities. This will cover areas such as serious and organised crime, counter-terrorism, reducing crime and antisocial behaviour, cutting red tape for police and monitoring the implementation of commitments across the portfolio. The Ministry will also continue to review and enhance policy initiatives developed by portfolio agencies.
2009-10 Budget Initiatives
Total Expenses
The Ministry’s total expenses are estimated at $7.6 million in 2009-10, an increase of 3.4 per cent on the 2008-09 Budget. This includes $2 million that is used to fund police investigations of offenders.
The Ministry will also continue to support the Office of the Inspector of the Police Integrity Commission.
Capital Expenditure
The Ministry will spend $69,000 in 2009-10 on minor equipment.

18 - 4	Budget Estimates 2009-10

38 MINISTRY FOR POLICE
Result Indicators
Portfolio agencies are assisted to meet Government priorities

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Reform recommendations arising from activities of portfolio agencies	no.	5	8	10	10	10
This result indicator identifies the number of reforms made, or proposed, to improve policing outcomes.
Police have appropriate legislative powers

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Legislative amendments passed by the Parliament	no.	20	27	20	17	18
Regulation amendments made	no.	7	7	8	12	10
These result indicators illustrate the number of legislative and regulation amendments that have been made, or are proposed, to ensure that Police have appropriate powers to effectively carry out their duties and to support the operations of other agencies within the Police portfolio.

Budget Estimates 2009-10	18 - 5

38 MINISTRY FOR POLICE
Service Group Statements
38.1 Advice and Ministerial Support

Service Description:	This service group covers the provision of sound, impartial and independent policy advice and the coordination of policy development for the portfolio. It also covers the development and management of the Minister’s portfolio legislation.

Linkage to Results:	This service group contributes to the provision of independent policy advice and strategic coordination by working towards a range of intermediate results that include:

♦ policy decisions are appropriate to stakeholder needs

♦ portfolio agencies operate in a consistent manner in line with whole-of-government objectives and

♦ operational issues within portfolio agencies are appropriately assessed and considered by Government.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:
Cabinet minutes developed	no.	22	49	38	45	48
Cabinet advice briefs prepared by the Ministry	no.	204	357	220	296	300
Bills passed by the Parliament	no.	9	12	8	8	8
Regulations made or remade/changed	no.	5	2	2	2	2

Employees:	FTE	20	20	20	19	19

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	4,777	4,633	4,786

NET COST OF SERVICES	4,756	4,616	4,763

CAPITAL EXPENDITURE	45	43	43

18 - 6	Budget Estimates 2009-10

38 MINISTRY FOR POLICE
Service Group Statements (cont)
38.2 Portfolio Coordination

Service Description:	This service group covers liaison and coordination across the portfolio and with external agencies to provide an accessible forum in which stakeholders can raise and resolve sensitive issues.

Linkage to Results:	This service group contributes to the liaison and coordination between portfolio and external agencies by working towards a range of intermediate results that include:

♦ portfolio agencies operate in a consistent manner in line with whole-of-government objectives

♦ operational issues within portfolio agencies are appropriately assessed and considered by government and

♦ an appropriate level of customer service is provided to the people of New South Wales.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Replies to letters	no.	4,000	3,017	4,800	4,803	4,800
Replies to questions on notice	no.	250	292	250	259	275
Replies to questions without notice	no.	50	44	65	139	155
Letters responded to within the required time frame	%	97	95	97	96	97

Employees:	FTE	11	11	11	11	11

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	2,571	2,720	2,811

NET COST OF SERVICES	2,562	2,712	2,798

CAPITAL EXPENDITURE	24	26	26

Budget Estimates 2009-10	18 - 7

38 MINISTRY FOR POLICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	4,115	4,086	4,087
Other operating expenses	1,051	999	1,234
Depreciation and amortisation	185	168	176
Grants and subsidies	1,997	2,100	2,100

Total Expenses Excluding Losses	7,348	7,353	7,597

Less:
Retained Revenue
Sales of goods and services	1	1	1
Investment income	27	34	34
Other revenue	2	2	1

Total Retained Revenue	30	37	36

Gain/(loss) on disposal of non current assets	—	(12)	—

NET COST OF SERVICES	7,318	7,328	7,561

Recurrent Funding Statement

Net Cost of Services	7,318	7,328	7,561
Recurrent Services Appropriation	7,101	7,249	7,163

Capital Expenditure Statement

Capital Expenditure	69	69	69
Capital Works and Services Appropriation	69	69	69

18 - 8	Budget Estimates 2009-10

38 MINISTRY FOR POLICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	870	714	767
Receivables	23	22	22
Other	5	7	7

Total Current Assets	898	743	796

Non Current Assets
Property, plant and equipment -
Plant and equipment	780	734	633
Intangibles	—	54	48

Total Non Current Assets	780	788	681

Total Assets	1,678	1,531	1,477

LIABILITIES
Current Liabilities
Payables	143	139	149
Provisions	614	545	565

Total Current Liabilities	757	684	714

Non Current Liabilities
Provisions	3	4	4

Total Non Current Liabilities	3	4	4

Total Liabilities	760	688	718

NET ASSETS	918	843	759

EQUITY
Accumulated funds	918	843	759

TOTAL EQUITY	918	843	759

Budget Estimates 2009-10	18 - 9

38 MINISTRY FOR POLICE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	3,897	3,787	3,813
Grants and subsidies	1,997	2,100	2,100
Other	1,149	1,164	1,334

Total Payments	7,043	7,051	7,247

Receipts
Sale of goods and services	1	1	1
Interest	27	40	34
Other	103	114	102

Total Receipts	131	155	137

NET CASH FLOWS FROM OPERATING ACTIVITIES	(6,912)	(6,896)	(7,110)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	1	—
Purchases of property, plant and equipment	(69)	(13)	(69)
Other	—	(56)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(69)	(68)	(69)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	7,101	7,249	7,163
Capital appropriation	69	69	69
Cash transfers to Consolidated Fund	—	(218)	—

NET CASH FLOWS FROM GOVERNMENT	7,170	7,100	7,232

NET INCREASE/(DECREASE) IN CASH	189	136	53

Opening Cash and Cash Equivalents	681	578	714

CLOSING CASH AND CASH EQUIVALENTS	870	714	767

CASH FLOW RECONCILIATION
Net cost of services	(7,318)	(7,328)	(7,561)
Non cash items added back	386	465	421
Change in operating assets and liabilities	20	(33)	30

Net cash flow from operating activities	(6,912)	(6,896)	(7,110)

18 - 10	Budget Estimates 2009-10

NSW POLICE FORCE
The NSW Police Force provides community-based policing services from 80 Local Area Commands. The agency’s governing legislation is the Police Act 1990 and the actions of police officers are guided by the Law Enforcement (Powers and Responsibilities) Act 2002.
Results and Services
The NSW Police Force has lead agency responsibility for coordinating with partner agencies to deliver the following State Plan priorities:
♦	R1: Reducing rates of crime, particularly violent crime.

♦	R3: Reduced levels of antisocial behaviour.
The NSW Police Force is working with the community to establish a safer environment by reducing violence, crime, and fear of crime by working towards the following results:
♦	Rates of crime and violence are reduced.

♦	Fear of crime, antisocial behaviour and public disorder are reduced.
The key services provided by the NSW Police Force that contribute to these results include:
♦	community support services including supplying an effective, timely and flexible 24 hour response to incidents, emergencies, and public events

♦	criminal investigation services including crime detection, investigation, forensic services, and dealing with alleged offenders

♦	traffic and commuter services including patrolling roads, highways, and public transport corridors, investigating major vehicle crashes, detecting traffic and transport offences, and supervising peak traffic flows and

♦	judicial support including judicial and custodial services, prosecuting offenders, presenting evidence at court, transport and custody for people under police supervision, and support to victims and witnesses.

Budget Estimates 2009-10	18 - 11

39 NSW POLICE FORCE
The key services provided by the NSW Police Force and the way in which they are expected to contribute to results are set out in the following table:

	2009-10	Results
	Budget		Reduced fear of crime,
	Expenses	Reduced crime	antisocial behaviour and
Service Groups	$m	and violence	public disorder
Community Support	1,396.8	✓	✓
Criminal Investigation	646.9	✓	✓
Traffic and Commuter Services	225.0	✓	✓
Judicial Support	191.1	✓	✓
Total Expenses Excluding Losses	2,459.8
Recent Achievements
Total expenses have increased by 29 per cent since 2004-05, reflecting a significant boost in police numbers to meet the Government’s State Plan objectives of reducing crime and antisocial behaviour.
Authorised police numbers were increased to 15,306 in December 2008. Additional police resources have enabled the NSW Police Force to continue to provide effective services that drive down crime and maintain public order across New South Wales.
Reduced Levels of Crime
The NSW Bureau of Crime Statistics and Research (BOCSAR) reports that in the 24 months to December 2008 only two of the 17 major offence categories were trending upwards (steal from retail store and fraud). Seven categories remained stable, eight were trending downwards (robbery without a weapon, robbery with a firearm, robbery with a weapon not a firearm, break and enter dwelling, break and enter non-dwelling, motor vehicle theft, steal from motor vehicle, and steal from person). The major crime trends are illustrated in the following graphs:

18 - 12	Budget Estimates 2009-10

39 NSW POLICE FORCE
Chart 18.1: Personal Crime Rate Data per 100,000 population

Data source:	BOCSAR Report — An update of long-term trends in property and violent crime in New South Wales: 1990-2008 (April 2009)
Chart 18.2: Household Crime Rate Data per 100,000 population

Data source:	BOCSAR Report — An update of long-term trends in property and violent crime in New South Wales: 1990-2008 (April 2009)

Budget Estimates 2009-10	18 - 13

39 NSW POLICE FORCE
The proportion of households that were victims of property crime has reduced from 11.4 per cent in 2001 to 7 per cent in 2008. Personal crime rates have been relatively stable over the same period and are currently below the State Plan forecast trajectory. These results are shown in the following graph:
Chart 18.3: Personal/Household Victimisation Rates

Source:	ABS Crime and Safety NSW (cat: 4509.1) November 2008
Household crimes include break and enter, attempted break and enter and motor vehicle theft. Personal crimes include robbery, assault and sexual assault.
People feel safer
The NSW community generally feel safe alone after dark, at home and walking or jogging. The percentage of people who feel safe, or very safe, travelling on public transport has increased and is equivalent to the national average.
The NSW community, however, remains more concerned about illegal drugs, louts and gangs, and drunken or disorderly behaviour than the Australian population generally. Concern about speeding cars and dangerous or noisy driving has remained steady over the last five years.
The level of community concern about becoming a victim of householder personal crime is equivalent to the national average. Concerns about being a victim have fallen in New South Wales over the last five years.

18 - 14	Budget Estimates 2009-10

39 NSW POLICE FORCE
Community satisfaction remains steady
Community confidence in police has remained steady as has the proportion of the population who agree police treat people fairly and equally. The percentage of people satisfied with police dealing with public order problems has also remained steady and is equivalent to the national average.
The percentage of people who agree that most police are honest has stabilised but remains marginally below the national average. Opinion regarding police performing their job professionally has remained steady.
Lowest road toll
The 2008 calendar year recorded the lowest annual road toll since 1945. There were 398 people killed in motor vehicle crashes in the 12 months to December 2008, compared to the previous year’s record low of 435.
Strategic Directions
The Government is supporting a number of initiatives to assist the NSW Police Force achieve its goal of reducing crime, violence and antisocial behaviour. These include:
Police Numbers
Further to its commitment to increase authorised police numbers from 15,206 to 15,306 in December 2008, the Government will increase the Force’s authorised strength by an additional 650 officers to 15,956 by December 2011. Funding totalling $286.2 million has been allocated over the next four years for this purpose.
These extra police will be deployed to further strengthen current programs and support new initiatives to reduce crime, violence, and community fear.
Enhanced DNA Testing
The NSW Police Force has achieved significant success in combating crime by using DNA testing as an investigative tool. To enhance technical support for criminal investigation, the Government will provide further funding of $15 million over the next four years for DNA testing and related initiatives.
DNA testing allows police to link a suspect to a crime scene, or to link previously unrelated crimes. DNA can also clear individuals from becoming suspects in an investigation, saving police resources.

Budget Estimates 2009-10	18 - 15

39 NSW POLICE FORCE
Keep Them Safe: A Shared Approach to Child Protection
To implement Keep Them Safe: A shared approach to child wellbeing the NSW Police Force will establish a Child Wellbeing Unit to advise, support and educate frontline mandatory reporting staff to identify when a child is at risk of significant harm, and in less serious cases, to identify appropriate local action or referral ($12.7 million over four years).
2009-10 Budget Initiatives
Total Expenses
Total expenses are budgeted to increase by $99 million to $2.5 billion in 2009-10, an increase of 4.2 per cent compared to last year’s Budget allocation.
Budgeted expenses for 2009-10 have decreased compared with revised 2008-09 expenses. The major factors contributing to this variation relate in the main to employee related expenses and include:
♦	a one-off actuarial adjustment to long service leave liabilities ($53.6 million)

♦	the one-off impact of expenses in 2008-09 relating to the Police Death and Disability Scheme ($28 million)

♦	the forecast settlement in 2008-09 of final and interim Workers’ Compensation adjustments for 2002-03 and 2004-05 ($20.3 million) and

♦	one-off expenses incurred in supporting the World Youth Day event during 2008-09 ($14.7 million).
After allowing for the above one-off adjustments, budgeted expenses will increase by almost $66 million compared to last year.
Funding has been provided in 2009-10 for a number of new and continuing initiatives within the NSW Police Force’s budget:
♦	$32.2 million for the employment of additional police officers as part of the Government’s commitment to increase authorised police numbers by an additional 750 officers by December 2011

♦	$12.5 million to meet the ongoing operating costs of new information communication technology works

18 - 16	Budget Estimates 2009-10

39 NSW POLICE FORCE
♦	a $10 million budget increase to support additional costs associated with police vehicles and property maintenance

♦	$9.2 million towards increased forensic DNA testing

♦	$10 million for the rollout of Tasers to first response police, including $4.9 million in capital costs

♦	$3.8 million in continuing funding for civilian Police Community Youth Club managers

♦	$3.2 million to implement a Child Wellbeing Unit under the Government’s Keep Them Safe initiative and

♦	$1.1 million for ongoing drug programs.
Capital Expenditure
The 2009-10 Budget capital program allows for expenditure of $160.1 million on asset acquisitions. The NSW Police Force’s capital program aims to:
♦	provide functional and cost effective accommodation where it is needed

♦	improve the safety of operational police

♦	equip police to enable them to perform their role effectively and

♦	increase the efficient and effective use of operational and administrative data.
Major New Works
An amount of $29.7 million has been provided for the commencement of major new works in 2009-10. New projects include:
♦	$13.1 million for radio network and communication infrastructure upgrades

♦	$4.9 million for the purchase of Tasers

♦	$4.4 million for the upgrade of prisoner handling facilities at 14 locations throughout New South Wales

Budget Estimates 2009-10	18 - 17

39 NSW POLICE FORCE
♦	$3.6 million for a new police education centre and for other information and communication technology projects

♦	$2.1 million towards a replacement police helicopter

♦	$800,000 for planning and scoping for new police stations at Liverpool, Manly, Moree and Tweed Heads and

♦	$200,000 for pre-planning of the new Coffs Harbour Police Station as part of a planned whole-of-government precinct.
Work-in-Progress
A total of $101.2 million has been provided in 2009-10 for the continuation or completion of projects, including:
♦	$64 million to continue the planning and construction of new police stations at Bowral, Burwood, Camden, Glendale, Granville, Kempsey, Lake Illawarra, Leichhardt, Parramatta, Raymond Terrace, Riverstone and Wyong

♦	$19.2 million for the upgrade of the Core Operating Policing System

♦	$4.7 million to complete the new police station at Windsor

♦	$3.2 million to upgrade information communications technology equipment

♦	$3.1 million for other information and communications technology projects including mobile data terminal upgrades and the creation of an interface with the JusticeLink online judicial network

♦	$3.1 million for a Closed Circuit TV database

♦	$2 million for a forensic information management system

♦	$1.3 million to fit out vehicles for additional police officers and

♦	$600,000 for a mobile forensic laboratory.
Minor Works
The 2009-10 minor works allocation of $29.2 million provides for minor building and information communications technology works, and the replacement of general and specialist equipment.

18 - 18	Budget Estimates 2009-10

39 NSW POLICE FORCE
Result Indicators
Reduced crime and violence

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Victims of personal crime (a)%	5.0	4.2	5.2	5.2	5.2
Victims of property crime (b)%	6.5	7.0	6.4	6.4	6.3

(a)	This indicator contributes to the measurement of State Plan Priority R1. The target is to reduce the incidence of personal crimes against individuals by 10 per cent by 2016. To achieve this target, a sustained rate below 4.9 per cent by 2016 is required.

(b)	This indicator contributes to the measurement of State Plan Priority R1. The target is to reduce the incidence of property crimes against individuals by 15 per cent by 2016. To achieve this target, a sustained rate below 5.8 per cent by 2016 is required.
Reduced fear of crime, antisocial behaviour and public disorder

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

People who consider speeding cars, dangerous or noisy driving to be a problem in their own neighbourhood	%	70-73	73-76	71-74	73-75	70-73
People who consider graffiti or other vandalism to be a problem in their own neighbourhood	%	52-55	53-56	48-51	55-58	51-54
People who consider louts or gangs to be a problem in their own neighbourhood	%	38-40	40-43	38-41	40-43	37-40
People who consider drunken or disorderly behaviour to be a problem in their own neighbourhood	%	46-49	51-54	44-47	50-53	47-50
These indicators contribute to the measurement of State Plan Priority R3. The target is to reduce by 10 per cent the proportion of the NSW population who perceive problems with louts, noisy neighbours and public drunkenness or with dangerous, noisy, hoon drivers.
Data is sourced from the National Community Satisfaction with Policing Survey. The results are presented as a range rather than an exact percentage. This is to recognise the potential range of statistical variation in the survey.

Budget Estimates 2009-10	18 - 19

39 NSW POLICE FORCE
Service Group Statements

	Units	2006-07	2007-08	2008-09	2009-10
Average Staffing across all Service Groups:

Total NSW Police Force (sworn and civilian)	EFT	18,481	18,753	19,000	18,851	(a)
Total actual police positions at operational Commands	%	96	96	97	97

(a)	From 1 January 2010 the authorised strength of Police officers will increase by 250 to 15,556.
39.1 Community Support

Service Description:	This service group covers the provision of effective, timely and flexible 24 hour response to incidents, emergencies and public events. It also includes reduction of incentives and opportunities to commit crime, the provision of a highly visible police presence, and liaison/partnerships with the community and government organisations concerned with maintaining peace, order and public safety.

Linkage to Results:	This service group contributes to reduced rates and fear of crime by working towards a range of intermediate results that include:

♦ Community confidence in the ability of police to act is increased.

♦ Public space is safe to use.

♦ Public order is maintained.

♦ The community is reassured.

♦ Personal and public safety is improved.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Time taken to attend 80 per cent of urgent calls	mins	12	12	10	11	11
Time taken to attend 80 per cent of non-urgent calls	mins	64	68	60	69	68
Reported incidents of non-domestic violence related assault	thous	47	45	42	43	42

18 - 20	Budget Estimates 2009-10

39 NSW POLICE FORCE
Service Group Statements (cont)
39.1 Community Support (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Financial Indicators:

Total Expenses Excluding Losses	1,347,786	1,432,876	1,396,745

Total expenses include the following:
Roll out of additional 750 police	7,725	7,725	32,242
World Youth Day	14,709	14,709	—

NET COST OF SERVICES	1,301,915	1,387,322	1,369,471

CAPITAL EXPENDITURE	89,999	72,257	91,269

Budget Estimates 2009-10	18 - 21

39 NSW POLICE FORCE
Service Group Statements (cont)
39.2 Criminal Investigation

Service Description:	This service group covers crime detection, investigation, provision of forensic services and arresting or otherwise dealing with offenders. It also includes specialist activities to target organised criminal activities and criminal groups, maintenance of forensic databases and criminal records, and liaison with other law enforcement agencies.

Linkage to Results:	This service group contributes to reduced rates and fear of crime and violence by working towards a range of intermediate results that include:

♦ Community has confidence that police bring offenders to justice.

♦ Opportunities to commit crime are reduced.

♦ Alleged offenders are called to account for actions.

♦ Serious offenders are identified and criminal networks are disrupted.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Break and enter incidents examined for fingerprints	thous	51	52	55	49	50
Legal actions excluding infringement notices	thous	187	198	190	210	210

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Financial Indicators:

Total Expenses Excluding Losses	617,420	656,825	646,911

NET COST OF SERVICES	602,986	642,539	634,276

CAPITAL EXPENDITURE	42,033	33,466	42,272

18 - 22	Budget Estimates 2009-10

39 NSW POLICE FORCE
Service Group Statements (cont)
39.3 Traffic and Commuter Services

Service Description:	This service group covers patrolling roads, highways and public transport corridors, investigating major vehicle crashes, detecting traffic and transport offences (particularly those involving alcohol or drugs, and speed), and supervising peak traffic flows. It also includes liaison/partnerships with community and Government bodies concerned with road safety, traffic management and public transport.

Linkage to Results:	This service group contributes to reduced crime and violence, and reduced levels of antisocial behaviour, by working towards a range of intermediate results that include:
♦	Public space is safe to use.

♦	Personal and public safety are improved.

♦	Road crashes and trauma are minimised.

♦	Behaviour of public transport users is improved.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Random breath tests undertaken	mill	3.6	3.5	3.7	4.0	4.0
Charges for prescribed concentration of alcohol	thous	26	29	27	29	27
Traffic infringement notices	thous	537	535	545	559	560

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	213,435	226,569	225,024
NET COST OF SERVICES	200,995	214,177	211,427
CAPITAL EXPENDITURE	13,894	11,156	14,091

Budget Estimates 2009-10	18 - 23

39 NSW POLICE FORCE
Service Group Statements (cont)
39.4 Judicial Support

Service Description:	This service group covers judicial and custodial services, prosecuting offenders, presenting evidence at court, including coronial enquiries, providing police transport and custody for persons under police supervision, and providing a high level of support to victims and witnesses.

Linkage to Results:	This service group contributes to reduced rates and fear of crime by working towards a range of intermediate results that include:
♦	Community has confidence that police bring offenders to justice.

♦	Legal processes and police procedures are cost effective.

♦	There is improved likelihood of successful prosecution.

♦	People know police treat people fairly and with respect.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Proportion of apprehended juveniles who are not referred to court	%	56	55	55	55	55
Legal actions where alleged offenders are proceeded against to court	thous	138	142	134	147	145

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	182,420	194,061	191,131
NET COST OF SERVICES	178,156	189,841	187,398
CAPITAL EXPENDITURE	12,315	9,888	12,489

18 - 24	Budget Estimates 2009-10

39 NSW POLICE FORCE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	1,856,340	1,994,241	1,944,965
Other operating expenses	355,227	365,767	383,753
Depreciation and amortisation	116,801	116,801	112,660
Grants and subsidies	3,712	3,712	3,804
Finance costs	12,508	12,508	11,999
Other expenses	16,473	17,302	2,630

Total Expenses Excluding Losses	2,361,061	2,510,331	2,459,811

Less:
Retained Revenue
Sales of goods and services	21,282	31,479	28,501
Investment income	1,543	1,700	1,578
Grants and contributions	10,087	14,399	11,844
Other revenue	32,049	30,540	14,764

Total Retained Revenue	64,961	78,118	56,687

Gain/(loss) on disposal of non current assets	12,074	(1,640)	562
Other gains/(losses)	(26)	(26)	(10)

NET COST OF SERVICES	2,284,052	2,433,879	2,402,572

Recurrent Funding Statement

Net Cost of Services	2,284,052	2,433,879	2,402,572
Recurrent Services Appropriation	2,040,348	2,101,529	2,131,973

Capital Expenditure Statement

Capital Expenditure	158,241	126,767	160,121
Capital Works and Services Appropriation	136,667	120,029	136,831

Budget Estimates 2009-10	18 - 25

39 NSW POLICE FORCE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	52,092	36,134	30,334
Receivables	35,081	49,119	49,213
Assets held for sale	—	2,797	2,797

Total Current Assets	87,173	88,050	82,344

Non Current Assets
Receivables	13,979	1,308	1,308
Property, plant and equipment -
Land and building	1,056,001	1,081,808	1,125,650
Plant and equipment	253,709	246,598	231,443
Intangibles	133,621	111,154	125,845

Total Non Current Assets	1,457,310	1,440,868	1,484,246

Total Assets	1,544,483	1,528,918	1,566,590

LIABILITIES
Current Liabilities
Payables	59,278	73,462	80,145
Borrowings at amortised cost	3,873	3,873	4,705
Provisions	340,823	305,577	305,360
Other	18,262	737	600

Total Current Liabilities	422,236	383,649	390,810

Non Current Liabilities
Borrowings at amortised cost	178,941	178,941	174,236
Provisions	22,065	111,290	111,272
Other	8,903	10,637	10,116

Total Non Current Liabilities	209,909	300,868	295,624

Total Liabilities	632,145	684,517	686,434

NET ASSETS	912,338	844,401	880,156

EQUITY
Reserves	381,134	402,894	410,394
Accumulated funds	531,204	441,507	469,762

TOTAL EQUITY	912,338	844,401	880,156

18 - 26	Budget Estimates 2009-10

39 NSW POLICE FORCE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	1,705,236	1,728,977	1,758,480
Grants and subsidies	3,712	3,712	3,804
Finance costs	12,208	12,208	11,999
Other	428,468	471,685	461,262

Total Payments	2,149,624	2,216,582	2,235,545

Receipts
Sale of goods and services	35,991	53,010	28,501
Interest	1,543	2,141	1,578
Other	83,514	85,371	82,794

Total Receipts	121,048	140,522	112,873

NET CASH FLOWS FROM OPERATING ACTIVITIES	(2,028,576)	(2,076,060)	(2,122,672)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	21,574	9,388	12,062
Purchases of property, plant and equipment	(125,012)	(93,527)	(132,872)
Other	(33,229)	(33,229)	(27,249)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(136,667)	(117,368)	(148,059)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(3,112)	(3,112)	(3,873)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(3,112)	(3,112)	(3,873)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	2,040,348	2,101,529	2,131,973
Capital appropriation	136,667	120,029	136,831
Cash transfers to Consolidated Fund	—	(334)	—

NET CASH FLOWS FROM GOVERNMENT	2,177,015	2,221,224	2,268,804

NET INCREASE/(DECREASE) IN CASH	8,660	24,684	(5,800)

Opening Cash and Cash Equivalents	43,432	11,450	36,134

CLOSING CASH AND CASH EQUIVALENTS	52,092	36,134	30,334

Budget Estimates 2009-10	18 - 27

39 NSW POLICE FORCE

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(2,284,052)	(2,433,879)	(2,402,572)
Non cash items added back	260,488	326,683	274,766
Change in operating assets and liabilities	(5,012)	31,136	5,134

Net cash flow from operating activities	(2,028,576)	(2,076,060)	(2,122,672)

18 - 28	Budget Estimates 2009-10

NEW SOUTH WALES CRIME COMMISSION
The New South Wales Crime Commission is a statutory corporation established under the New South Wales Crime Commission Act 1985. It also administers the Criminal Assets Recovery Act 1990.
The Commission was established to combat the incidence of illegal drug trafficking, organised crime and other serious crime in New South Wales. This involves obtaining evidence for prosecutions and/or the forfeiture of criminal assets.
The Commission furnishes reports relating to illegal drug trafficking and organised crime; reviews police inquiries into criminal activity as requested by its Management Committee; and disseminates information, intelligence, investigatory, technological and analytical expertise.
The Commission works closely with other law enforcement agencies to achieve its aims.
Results and Services
The Commission aims to reduce the incidence of drug trafficking, organised crime and other serious crime in New South Wales by working towards the following results:
♦	High-level drug traffickers and persons involved in organised and other serious crime are investigated, apprehended and prosecuted.

♦	The proceeds of serious crime are identified, restrained and confiscated.
Key services provided by the Commission that contribute to these results include:
♦	gathering evidence and intelligence through the use of the Commission’s investigative capacity to target serious criminals and

♦	restraining and confiscating the assets of persons involved in serious criminal activity.

Budget Estimates 2009-10	18 - 29

40 NEW SOUTH WALES CRIME COMMISSION
The key services provided by the Commission and the way in which they are expected to contribute to these results are set out in the following table:

	2009-10	Results
	Budget	Criminals are investigated,	Assets of serious criminals
	Expenses	apprehended and	identified, restrained and
Service Groups	$m	prosecuted	confiscated
Criminal investigations	13.8	✓
Confiscation of assets	3.5		✓
Total expenses excluding losses	17.3
Recent Achievements
The Commission has initiated a profiling project to identify instances of money laundering by comparing data from different sources. The Commission has developed partnerships with other law enforcement agencies to further this work.
The Commission has also received approval to share asset confiscation proceeds arising from joint investigations with other Australian jurisdictions. This recognises the investigative contribution of those jurisdictions, and should result in enhanced cooperation between NSW law enforcement agencies and those of the Australian Government and other States.
Strategic Directions
The confiscation of proceeds of crime, through the administration of the
Criminal Assets Recovery Act 1990, has seen a substantial amount of money confiscated from organised criminals since 1990. However, increasingly sophisticated methods of laundering the proceeds of crime and concealing criminal assets create an ongoing challenge.
The Commission will continue to increase efforts to recover the laundered proceeds of crime and criminal prosecution by pursuing opportunities to better identify laundering crime proceeds. The Commission will also continue to work with other partner agencies, such as the Australian Transaction Reports and Analysis Centre, to pilot new methods of money laundering detection.

18 - 30	Budget Estimates 2009-10

40 NEW SOUTH WALES CRIME COMMISSION
2009-10 Budget Initiatives
Total Expenses
The Commission’s total expenses are estimated at $17.3 million in 2009-10. This includes $13.8 million for serious crime investigations.
Capital Expenditure
The Commission’s capital allocation of $1.6 million in 2009-10 will be used to upgrade and replace the equipment necessary to maintain the Commission’s technological approach to criminal investigations. Some minor new applications in the area of technical surveillance will also be acquired.

Budget Estimates 2009-10	18 - 31

40 NEW SOUTH WALES CRIME COMMISSION
Result Indicators
Criminals are investigated, apprehended and prosecuted

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Charges laid	no.	2,482	1,730	2,500	1,730	1,730
This indicator shows the number of charges. Numbers of arrests and charges are only partial indicators of effectiveness as qualitative results are not reflected in this data.
Assets of serious criminals are identified, restrained and confiscated

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Realisable confiscation orders	$000	20,968	32,712	15,000	22,000	18,000
This indicator shows the total value of asset confiscation court orders. Net proceeds of these orders are transferred to the Confiscated Proceeds (of crime) Account and can be used for a range of law enforcement purposes.

18 - 32	Budget Estimates 2009-10

40 NEW SOUTH WALES CRIME COMMISSION
Service Group Statements
40.1 Criminal Investigations

Service Description:	This service group covers the collection of evidence and intelligence for the prosecution of serious criminal offenders.

Linkage to Results:	This service group contributes to the investigation, apprehension and prosecution of serious offenders and consequent reductions in the incidence of drug trafficking and serious crime by working towards a range of intermediate results that include:
♦	assembling evidence for the prosecution of serious criminals

♦	furnishing reports relating to illegal drug trafficking and serious crime

♦	reviewing police inquiries into any criminal activity and

♦	disseminating information, intelligence, investigatory technological and analytical expertise.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Arrests	no.	445	362	450	400	400
Charges	no.	2,482	1,730	2,500	1,730	1,730
Restraining orders	no.	131	159	170	125	140

Employees:	FTE	101	101	110	101	101

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	14,213	14,271	13,841
NET COST OF SERVICES	11,767	14,132	13,768
CAPITAL EXPENDITURE	1,289	1,249	1,249

Budget Estimates 2009-10	18 - 33

40 NEW SOUTH WALES CRIME COMMISSION
Service Group Statements (cont)
40.2 Confiscation of Assets

Service Description:	This service group covers the restraint and confiscation of assets accumulated through the conduct of serious criminal activities.

Linkage to Results:	This service group contributes to identifying, restraining and confiscating assets of serious criminals by working towards a range of intermediate results that include:
♦	taking litigation action against those people involved in serious criminal activity and

♦	transferring confiscated funds to the NSW Confiscated Proceeds Account.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Asset forfeiture orders	no.	68	75	60	60	20
Proceeds assessment orders	no.	35	56	60	60	100

Employees:	FTE	24	24	27	26	27

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	3,558	3,561	3,457
NET COST OF SERVICES	2,947	3,630	3,543
CAPITAL EXPENDITURE	272	312	312

18 - 34	Budget Estimates 2009-10

40 NEW SOUTH WALES CRIME COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	12,422	12,193	12,597
Other operating expenses	3,412	3,414	3,017
Depreciation and amortisation	1,608	1,825	1,564
Other expenses	329	400	120

Total Expenses Excluding Losses	17,771	17,832	17,298

Less:
Retained Revenue
Sales of goods and services	41	15	15
Investment income	41	63	72
Other revenue	3,075	62	—

Total Retained Revenue	3,157	140	87

Gain/(loss) on disposal of non current assets	—	30	—
Other gains/(losses)	(100)	(100)	(100)

NET COST OF SERVICES	14,714	17,762	17,311

Recurrent Funding Statement

Net Cost of Services	14,714	17,762	17,311
Recurrent Services Appropriation	12,802	15,840	15,372

Capital Expenditure Statement

Capital Expenditure	1,561	1,561	1,561
Capital Works and Services Appropriation	1,561	1,561	1,561

Budget Estimates 2009-10	18 - 35

40 NEW SOUTH WALES CRIME COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	157	1,859	2,220
Receivables	2,808	1,939	1,382

Total Current Assets	2,965	3,798	3,602

Non Current Assets
Receivables	—	200	200
Property, plant and equipment -
Land and building	16,451	17,226	17,042
Plant and equipment	4,409	3,943	4,054
Intangibles	111	270	340

Total Non Current Assets	20,971	21,639	21,636

Total Assets	23,936	25,437	25,238

LIABILITIES
Current Liabilities
Payables	456	627	458
Borrowings at amortised cost	298	300	200
Provisions	968	934	962

Total Current Liabilities	1,722	1,861	1,620

Non Current Liabilities
Borrowings at amortised cost	102	161	161
Provisions	109	92	72

Total Non Current Liabilities	211	253	233

Total Liabilities	1,933	2,114	1,853

NET ASSETS	22,003	23,323	23,385

EQUITY
Reserves	10,786	12,048	12,048
Accumulated funds	11,217	11,275	11,337

TOTAL EQUITY	22,003	23,323	23,385

18 - 36	Budget Estimates 2009-10

40 NEW SOUTH WALES CRIME COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	11,949	11,745	12,148
Other	4,028	3,369	3,739

Total Payments	15,977	15,114	15,887

Receipts
Sale of goods and services	(71)	59	(35)
Interest	41	102	72
Other	3,110	715	939

Total Receipts	3,080	876	976

NET CASH FLOWS FROM OPERATING ACTIVITIES	(12,897)	(14,238)	(14,911)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	30	—
Purchases of property, plant and equipment	(961)	(1,199)	(1,361)
Other	(200)	(362)	(200)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,161)	(1,531)	(1,561)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(452)	—	(100)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(452)	—	(100)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	12,802	15,840	15,372
Capital appropriation	1,561	1,561	1,561

NET CASH FLOWS FROM GOVERNMENT	14,363	17,401	16,933

NET INCREASE/(DECREASE) IN CASH	(147)	1,632	361

Opening Cash and Cash Equivalents	304	227	1,859

CLOSING CASH AND CASH EQUIVALENTS	157	1,859	2,220

CASH FLOW RECONCILIATION
Net cost of services	(14,714)	(17,762)	(17,311)
Non cash items added back	2,025	2,256	2,004
Change in operating assets and liabilities	(208)	1,268	396

Net cash flow from operating activities	(12,897)	(14,238)	(14,911)

Budget Estimates 2009-10	18 - 37

POLICE INTEGRITY COMMISSION
The Police Integrity Commission is responsible for preventing, detecting and investigating serious police misconduct. The Commission oversees and manages other agencies involved with the investigation of serious police misconduct. Relevant legislation is the Police Integrity Commission Act 1996.
Results and Services
The Commission promotes public confidence in the integrity of the NSW Police Force by working towards the following results:
♦	The incidence of serious misconduct in the NSW Police Force is reduced.

♦	Serious police misconduct is prevented by supporting improvements to the NSW Police Force’s systems and practices.
Key services provided by the Commission that contribute to these results include:
♦	investigating and exposing serious police misconduct through investigations, hearings and reports

♦	initiating and participating in research projects to develop and improve practices in the NSW Police Force and

♦	evaluating complaints of serious misconduct against police officers.
The key services provided by the Commission and the way in which they are expected to contribute to results are set out in the following table:

	2009-10
	Budget	Results
	Expenses	Reduce incidence of	Prevent serious police
Service Groups	$m	police misconduct	misconduct
Investigations	17.9	✓	✓
Research	1.2		✓
Complaints management	0.9	✓	✓
Total Expenses Excluding Losses	20.1

18 - 38	Budget Estimates 2009-10

41 POLICE INTEGRITY COMMISSION
Recent Achievements
Investigations and associated hearings (public and private) into instances of police misconduct drive the costs of the Commission.
Achievements in 2008-09 include:
♦	a public report about an investigation in relation to two separate instances of roadside breath testing conducted by officers of the NSW Police Force at Moree and Orange respectively and

♦	changes to the Commission’s complaints handling procedures to accept complaints involving officers of the New South Wales Crime Commission. The Police Integrity Commission Act 1996 was amended to include the oversight of the New South Wales Crime Commission.
Strategic Directions
The Commission balances its core investigative and preventative functions to reduce the incidence of serious police misconduct in New South Wales.
Commission activities will continue to focus on practical recommendations to improve the systems and practices of the NSW Police Force. Public hearings and investigations will also continue to be pursued to maintain public confidence in the integrity of police officers.
2009-10 Budget Initiatives
Total Expenses
The Commission’s total expenses for 2009-10 are estimated at $20.1 million, which is an increase of 3.8 per cent compared to the 2008-09 Budget.
Capital Expenditure
The Commission’s capital allocation of $1.8 million in 2009-10 provides for the replacement and upgrade of IT and other equipment.

Budget Estimates 2009-10	18 - 39

41 POLICE INTEGRITY COMMISSION
Result Indicators
Reducing incidence of serious misconduct in the NSW Police Force

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Total complaints that are non-referred (a)%	43	45	43	45	45
Full investigations where information was disseminated to the NSWPF and resulted in managerial action (b)%	50	80	80	80	80

(a)	This indicator shows how effective the Commission is in detecting police misconduct. Non-referred complaints are complaints received by the Commission from sources other than the NSW Ombudsman and the NSW Police Force.

(b)	This indicator shows how the Commission has reduced police misconduct by referring information to the NSW Police Force that led to managerial action against a NSW Police officer.
Preventing serious police misconduct in the NSW Police Force

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Requests for advice from the NSWPF which are met (a)%		100	100	100	100	100
Prevention advice provided in relation to the NSWPF’s systems and practices (b)	no.	25	25	25	25	25

(a)	This indicator is a benchmark for the Commission’s response to enquiries.

(b)	This indicator shows that the Commission is providing corruption prevention advice, either directly to the NSW Police Force or to other organisations that are involved with the NSW Police Force’s practices, such as the NSW Ombudsman.

18 - 40	Budget Estimates 2009-10

41 POLICE INTEGRITY COMMISSION
Service Group Statements
41.1 Investigations

Service Description:	This service group covers investigations into serious police misconduct, the preparation of evidence for prosecutions and managerial action, and the collection of intelligence to target serious police misconduct risks.

Linkage to Results:	This service group contributes to reducing and preventing serious police misconduct by working towards a range of intermediate results that include the following:

♦ developing effective strategies to detect serious police misconduct

♦ exposing serious police misconduct and

♦ deterring serious police misconduct through effective investigation.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Current investigations	no.	55	65	55	65	65
Ratio of public/private hearing days	no.	1:10	1:14	1:10	1:14	1:14

Employees:	FTE	73	73	73	73	74

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	17,074	17,987	17,938

NET COST OF SERVICES	16,986	17,837	17,848

CAPITAL EXPENDITURE	1,790	1,175	1,790

Budget Estimates 2009-10	18 - 41

41 POLICE INTEGRITY COMMISSION
Service Group Statements (cont)
41.2 Research

Service Description:	This service group covers research projects and recommendations for reform to improve practices within the NSW Police Force.

Linkage to Results:	This service group contributes to preventing serious police misconduct by working towards a range of intermediate results that include the following:

♦ providing informed advice on improvements to the NSW Police Force’s systems and work practices and

♦ ensuring regular consultation and feedback to improve the quality of police investigations and the implementation of reforms.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Research projects and reports including reform recommendations	no.	4	4	4	4	4
Participation in joint working parties to develop/improve police practices	no.	6	6	6	6	6

Employees:	FTE	6	6	6	6	6

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,475	1,194	1,215

NET COST OF SERVICES	1,475	1,193	1,215

18 - 42	Budget Estimates 2009-10

41 POLICE INTEGRITY COMMISSION
Service Group Statements (cont)
41.3 Complaints Management

Service Description:	This service group covers the Commission’s involvement in complaint investigations and the management of relevant complaint processes.

Linkage to Results:	This service group contributes to reducing and preventing serious police misconduct by working towards a range of intermediate results that include the following:

♦ developing effective strategies to detect serious police misconduct

♦ deterring serious police misconduct through effective investigation and

♦ exposing serious police misconduct.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Complaints received	no.	1,201	1,422	1,300	1,607	1,607

Employees:	FTE	4	4	4	5	5

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	773	869	905

NET COST OF SERVICES	773	868	905

Budget Estimates 2009-10	18 - 43

41 POLICE INTEGRITY COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	13,405	13,967	13,720
Other operating expenses	4,514	4,680	4,745
Depreciation and amortisation	1,403	1,378	1,568
Finance costs	—	25	25

Total Expenses Excluding Losses	19,322	20,050	20,058

Less:
Retained Revenue
Investment income	88	73	90
Grants and contributions	—	30	—
Other revenue	—	49	—

Total Retained Revenue	88	152	90

NET COST OF SERVICES	19,234	19,898	19,968

Recurrent Funding Statement
Net Cost of Services	19,234	19,898	19,968
Recurrent Services Appropriation	17,291	17,951	17,780

Capital Expenditure Statement

Capital Expenditure	1,790	1,175	1,790
Capital Works and Services Appropriation	1,790	1,175	1,790

18 - 44	Budget Estimates 2009-10

41 POLICE INTEGRITY COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,328	1,416	1,326
Receivables	602	570	655

Total Current Assets	1,930	1,986	1,981

Non Current Assets
Property, plant and equipment -
Land and building	346	784	670
Plant and equipment	4,327	3,389	3,780
Intangibles	9	130	75

Total Non Current Assets	4,682	4,303	4,525

Total Assets	6,612	6,289	6,506

LIABILITIES
Current Liabilities
Payables	340	673	658
Provisions	1,086	1,085	1,067

Total Current Liabilities	1,426	1,758	1,725

Non Current Liabilities
Other	—	463	463

Total Non Current Liabilities	—	463	463

Total Liabilities	1,426	2,221	2,188

NET ASSETS	5,186	4,068	4,318

EQUITY
Accumulated funds	5,186	4,068	4,318

TOTAL EQUITY	5,186	4,068	4,318

Budget Estimates 2009-10	18 - 45

41 POLICE INTEGRITY COMMISSION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	12,707	13,187	13,085
Other	5,100	5,196	5,458

Total Payments	17,807	18,383	18,543
Receipts
Sale of goods and services	—	98	—
Interest	92	77	85
Other	582	675	588

Total Receipts	674	850	673

NET CASH FLOWS FROM OPERATING ACTIVITIES	(17,133)	(17,533)	(17,870)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,790)	(1,175)	(1,790)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,790)	(1,175)	(1,790)

CASH FLOWS FROM GOVERNMENT

Recurrent appropriation	17,291	17,951	17,780
Capital appropriation	1,790	1,175	1,790
Cash transfers to Consolidated Fund	—	(285)	—

NET CASH FLOWS FROM GOVERNMENT	19,081	18,841	19,570

NET INCREASE/(DECREASE) IN CASH	158	133	(90)

Opening Cash and Cash Equivalents	1,170	1,283	1,416

CLOSING CASH AND CASH EQUIVALENTS	1,328	1,416	1,326

CASH FLOW RECONCILIATION
Net cost of services	(19,234)	(19,898)	(19,968)
Non cash items added back	2,033	2,012	2,216
Change in operating assets and liabilities	68	353	(118)

Net cash flow from operating activities	(17,133)	(17,533)	(17,870)

18 - 46	Budget Estimates 2009-10

DEPARTMENT OF LANDS
The Department of Lands administers Crown land within New South Wales and manages environmental soil conservation earthworks and consulting services. Land and Property Information New South Wales (a division within the Department), undertakes property valuations and provides guarantee of title to land on a fee for service basis.
The Department operates from 68 rural and regional locations with its major governing legislation being the Crown Lands Act 1989, the Soil Conservation Act 1938, the Valuation of Land Act 1916 and the Real Property Act 1900.
Results and Services
The Department contributes to the State’s natural resource infrastructure management and economic activity levels by working towards the following results:
♦	Crown land estate administration and management is continually enhanced.

♦	The economic and community needs for property are met.

♦	The environmental condition of land is improved.

♦	State land infrastructure assets provide an economic return to the Crown.
Key services provided by the Department which contribute to these results include:
♦	collecting revenue and undertaking other Crown land administrative activities

♦	marketing and disposing of Crown land for residential, commercial, industrial and rural use

♦	managing Crown reserves and walking tracks, in partnership with local councils and community trusts, for the benefit and use of the public

♦	environmental management of Crown land for conservation and sustainability in public use and industry

Budget Estimates 2009-10	18 - 47

42 DEPARTMENT OF LANDS
♦	managing Aboriginal land rights issues under Aboriginal Land Rights and Native Title legislation

♦	delivering soil and water conservation solutions by managing and implementing soil conservation earthworks and consultancy services and

♦	engagement of rural communities throughout New South Wales to develop solutions to address issues affecting their sustainability.
The key services provided by Department of Lands and the way in which they are expected to contribute to results are set out in the following table:

	2009-10	Results
	Budget	Improved	Economic and	Environmental
	Expenses	management of	community needs	condition of land
Service Groups	$m	the Crown Estate	are met	is improved
Crown Lands	74.6	✓	✓	✓
Soil Conservation and Rural Services	32.2		✓	✓
Total Expenses Excluding Losses	106.8
Recent Achievements
The transfer of administration of the Soil Conservation Act 1938 to the Minister for Lands occurred in September 2007. This has led to a renewed emphasis by the Government on updating soil conservation policy in the context of climate change. In April 2009, the Government approved business revitalisation strategies for the Soil Conservation Service.
Strategic Directions
In 2004, Parliament approved changes to the Crown Lands Act 1989 to simplify Crown land lease and licence administration. In 2009-10, divestment of uneconomic perpetual leases and closed Crown road enclosures to land users is planned. These reforms support more efficient land administration, and improved commercial returns to the Crown from its landholdings.
The Department will implement business revitalisation strategies for the Soil Conservation Service which are aimed at making it commercially viable while providing value added services to its rural and regional customers.

18 - 48	Budget Estimates 2009-10

42 DEPARTMENT OF LANDS
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are estimated at $106.8 million. Major areas of expenditure are $74.6 million for the maintenance and management of Crown lands (including $5.5 million to meet the Government’s commitments under the Tweed River Sand Bypassing Act, and additional funding of $2 million for disposal of unused Crown road enclosures to landholders, $1.4 million to fast track disposal of uneconomic perpetual leases, and $1 million for new recreational facilities at Pioneer Dairy Parklands on the Central Coast), $18.5 million for soil conservation activity and $13.2 million paid to Land and Property Information New South Wales.
Capital Expenditure
The Department’s 2009-10 capital program is $644,000. This includes $383,000 for plant and equipment and $250,000 for equipment acquisitions within the Soil Conservation Service.

Budget Estimates 2009-10	18 - 49

42 DEPARTMENT OF LANDS
Result Indicators
Improved management of the Crown estate

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Gross revenue collected from leases and licenses (a)	$000	63,822	60,521	74,869	64,394	66,222
Crown land lots sold	no.	231	225	200	140	160

(a)	This indicator shows effectiveness in improving the economic return on Crown land infrastructure assets.
Economic and community needs for Crown land are met

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Crown reserves managed through trust arrangements (a)%		48	42	48	42	43
Days the Tweed River entrance is navigable (b)	no.	365	366	365	365	365
Aboriginal Land Claims granted	no.	12	94	10	20	20
Rural community forums held	no.	25	125	30	80	80

(a)	This indicator shows the percentage of Crown land under community management.

(b)	This indicator shows the effectiveness of sand dredging at the river mouth in ensuring the Tweed River remains navigable for commercial and recreational purposes.
Environmental condition of lands is improved

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Soil treated by conservation earthworks	ha	24,151	16,437	20,000	20,000	20,000
Environmental soil conservation projects undertaken	no.	370	401	408	410	415

18 - 50	Budget Estimates 2009-10

42 DEPARTMENT OF LANDS
Service Group Statements
42.1 Crown Lands

Service Description:	This service group covers management of the Crown land estate. Services include land administration in relation to leaseholds, licences, permits, Crown roads, acquisitions, sales, non commercial tenures, the Land Board and processing Aboriginal and Native Title land claims.
It also includes Crown reserves administration including recreational areas, walking tracks, showgrounds and caravan parks.

Linkage to Results:	This service group contributes to improving economic returns on Crown land assets whilst achieving sustainable land management by working towards a range of intermediate results that include the following:

♦ improve revenue to the State from Crown land leases (tenures)

♦ sustainable land management of Crown land leases (tenures) and Crown reserves

♦ Crown land available for community use and

♦ improved access to Crown land for business, tourism and recreational purposes from tenure management.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Lease, licence and permit accounts administered	thous	34	66	73	63	63
Funds flowing into the Public Reserves Management Fund	$000	7,299	9,622	7,400	9,800	10,800
Tweed River — quantity of sand pumped by contractor	m [3]	781,000	712,800	695,000	700,000	650,000
Minor ports maintenance program	$000	2,060	2,445	2,060	2,880	2,880

Employees:	FTE	358	400	408	402	385

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	64,878	76,632	74,643

Total expenses include the following:
Grants to State parks	1,221	1,221	1,249
Wild Dog Destruction Board	200	1,227	200
Fishing ports maintenance	2,880	2,880	2,880
Tweed River sand bypass	5,500	6,291	5,500
Pioneer Dairy Parklands, Tuggerah Lakes	—	—	1,000

NET COST OF SERVICES	50,156	55,179	57,007

CAPITAL EXPENDITURE	628	1,043	394

Budget Estimates 2009-10	18 - 51

42 DEPARTMENT OF LANDS
Service Group Statements (cont)
42.2 Soil Conservation and Rural Services

Service Description:	This service group covers provision of a specialist consulting service and a soil and water conservation earthworks team. It also supports the operations of the Rural Communities Consultative Council and implements programs to assist rural communities.

Linkage to Results:	This service group contributes to meeting customer and community needs by working towards a range of intermediate results that include the following:

♦ conserving public and private land

♦ preventing soil erosions

♦ rehabilitating eroded areas and

♦ engaging with stakeholders and communities across the State.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Requests made through the Rural Communities Consultative Council free call and email links	no.	400	600	400	600	600
Client service index	%	93	93	94	94	94

Employees:	FTE	148	147	144	139	139

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	32,911	34,038	32,150

NET COST OF SERVICES	15,352	12,867	11,004

CAPITAL EXPENDITURE	250	250	250

18 - 52	Budget Estimates 2009-10

42 DEPARTMENT OF LANDS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	49,467	51,093	54,080
Other operating expenses	18,782	23,381	22,170
Depreciation and amortisation	1,776	2,476	2,223
Grants and subsidies	20,163	22,205	19,069
Finance costs	50	810	871
Other expenses	7,551	10,705	8,380

Total Expenses Excluding Losses	97,789	110,670	106,793

Less:
Retained Revenue
Sales of goods and services	21,697	28,262	27,053
Investment income	1,502	2,410	2,216
Retained taxes, fees and fines	3,600	4,500	4,604
Grants and contributions	4,045	5,653	4,133
Other revenue	1,582	1,944	921

Total Retained Revenue	32,426	42,769	38,927

Other gains/(losses)	(145)	(145)	(145)

NET COST OF SERVICES	65,508	68,046	68,011

Recurrent Funding Statement
Net Cost of Services	65,508	68,046	68,011
Recurrent Services Appropriation	62,971	65,723	65,165

Capital Expenditure Statement

Capital Expenditure	878	1,293	644
Capital Works and Services Appropriation	628	1,043	394

Budget Estimates 2009-10	18 - 53

42 DEPARTMENT OF LANDS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	16,893	5,244	7,147
Receivables	11,477	8,322	9,025
Other financial assets	5,805	6,000	6,000
Inventories	130	107	107
Other	1,100	4,000	4,000

Total Current Assets	35,405	23,673	26,279

Non Current Assets
Other financial assets	15,699	23,900	24,300
Property, plant and equipment -
Land and building	19,465	27,244	26,944
Plant and equipment	5,072	1,936	1,852
Infrastructure systems	27,803	27,475	26,817
Intangibles	696	537	—
Other	3,100	3,063	3,063

Total Non Current Assets	71,835	84,155	82,976

Total Assets	107,240	107,828	109,255

LIABILITIES
Current Liabilities
Payables	3,576	2,573	2,573
Borrowings at amortised cost	935	1,555	1,555
Provisions	6,897	11,500	11,370
Other	3,520	5,838	5,838

Total Current Liabilities	14,928	21,466	21,336
Non Current Liabilities
Borrowings at amortised cost	11,575	10,607	10,057
Provisions	8,026	3,796	3,796
Other	—	—	968

Total Non Current Liabilities	19,601	14,403	14,821

Total Liabilities	34,529	35,869	36,157

NET ASSETS	72,711	71,959	73,098
EQUITY
Reserves	21,130	21,237	21,237
Accumulated funds	51,581	50,722	51,861

TOTAL EQUITY	72,711	71,959	73,098

18 - 54	Budget Estimates 2009-10

42 DEPARTMENT OF LANDS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	45,681	45,888	50,619
Grants and subsidies	20,163	22,205	19,069
Finance costs	50	772	855
Other	30,253	42,490	34,673

Total Payments	96,147	111,355	105,216

Receipts
Sale of goods and services	23,347	32,359	28,796
Interest	1,502	1,712	1,536
Other	12,446	16,427	12,158

Total Receipts	37,295	50,498	42,490

NET CASH FLOWS FROM OPERATING ACTIVITIES	(58,852)	(60,857)	(62,726)

CASH FLOWS FROM INVESTING ACTIVITIES
Advance repayments received	2,105	3,329	2,780
Purchases of property, plant and equipment	(878)	(1,293)	(644)
Advances made	(2,500)	(6,000)	(2,500)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,273)	(3,964)	(364)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(779)	(817)	(566)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(779)	(817)	(566)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	62,971	65,723	65,165
Capital appropriation	628	1,043	394
Cash transfers to Consolidated Fund	—	(968)	—

NET CASH FLOWS FROM GOVERNMENT	63,599	65,798	65,559

NET INCREASE/(DECREASE) IN CASH	2,695	160	1,903

Opening Cash and Cash Equivalents	14,198	5,084	5,244

CLOSING CASH AND CASH EQUIVALENTS	16,893	5,244	7,147

Budget Estimates 2009-10	18 – 55

42 DEPARTMENT OF LANDS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(65,508)	(68,046)	(68,011)
Non cash items added back	5,106	6,642	5,150
Change in operating assets and liabilities	1,550	547	135

Net cash flow from operating activities	(58,852)	(60,857)	(62,726)

18 - 56	Budget Estimates 2009-10

LAND AND PROPERTY INFORMATION NEW SOUTH WALES
Through the Surveyor General, Registrar General and Valuer General statutory positions, Land and Property Information (LPI) manages the State’s land and property registration system, mapping, survey and land valuation services. LPI is a commercial business division within the Department of Lands.
Recent Achievements
LPI has continued to convert old system and paper based Torrens titles to an integrated electronic titling system and is now using Light Detection and Ranging technology to improve the quality and coverage of the NSW surface model. The first phase of the continuously operating reference stations network ‘NSWNet’ was implemented in readiness for a major rollout in July 2009 and surveyors have increased use of the electronic plan lodgement system by over 60 per cent in each of the last two years.
Strategic Directions
LPI continues to invest in integrating its data sets and in electronic delivery of its information to improve efficiency and convenience for its customers. LPI is also working with other jurisdictions to develop a National Electronic Conveyancing System. When fully implemented, this system will further enhance the way conveyancing is undertaken across Australia.
2009-10 Budget Initiatives
Total Expenses
Total expenses for 2009-10 are estimated to be $177.1 million. The majority of this expenditure is for statutory land valuations, land title creation and registration services, spatial information, survey and mapping services and technical support.
Capital Expenditure
The 2009-10 Budget for capital expenditure is $19 million. The program for LPI includes improving land information systems, enhancing and developing electronic service delivery capabilities and the renewal of plant and equipment.

Budget Estimates 2009-10	18 - 57

LAND AND PROPERTY INFORMATION NEW SOUTH WALES
New projects include:
♦	digitisation of titling records

♦	Crown land conversion project and

♦	electronic data processing equipment.
Ongoing projects include:
♦	development of a National Electronic Conveyancing System and electronic lodgement of plans

♦	conservation and digitisation of historical plans and historical aerial photography

♦	improving Government Property Holding information systems and

♦	improving spatial data infrastructure including geographical coding of addresses, topographical and cadastral data systems, and survey and spatial data services.

18 - 58	Budget Estimates 2009-10

LAND AND PROPERTY INFORMATION NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	170,774	165,167	172,677
Investment income	2,588	1,588	1,200
Grants and contributions	13,168	13,168	13,168
Other revenue	—	352	—

Total Retained Revenue	186,530	180,275	187,045

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	102,218	106,333	105,785
Other operating expenses	51,270	51,905	53,780
Depreciation and amortisation	13,968	16,064	17,214
Grants and subsidies	350	360	350

Total Expenses Excluding Losses	167,806	174,662	177,129

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	18,724	5,613	9,916

Distributions -
Dividends and capital repatriations	11,161	3,929	6,941
Tax equivalents	5,617	1,684	2,975

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	1,946	—	—

Budget Estimates 2009-10	18 - 59

LAND AND PROPERTY INFORMATION NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	21,011	22,141	18,706
Receivables	10,631	7,484	7,707
Inventories	387	387	397

Total Current Assets	32,029	30,012	26,810

Non Current Assets
Inventories	1,549	1,549	1,587
Property, plant and equipment -
Land and building	69,134	70,565	71,321
Plant and equipment	10,150	10,522	9,694
Intangibles	40,776	33,121	34,979

Total Non Current Assets	121,609	115,757	117,581

Total Assets	153,638	145,769	144,391

LIABILITIES
Current Liabilities
Payables	5,236	5,238	5,368
Tax	1,390	421	744
Provisions	25,646	49,477	47,592

Total Current Liabilities	32,272	55,136	53,704

Non Current Liabilities
Provisions	27,622	179,061	179,115

Total Non Current Liabilities	27,622	179,061	179,115

Total Liabilities	59,894	234,197	232,819

NET ASSETS	93,744	(88,428)	(88,428)

EQUITY
Reserves	14,119	14,119	14,119
Accumulated funds	79,625	(102,547)	(102,547)

TOTAL EQUITY	93,744	(88,428)	(88,428)

18 - 60	Budget Estimates 2009-10

LAND AND PROPERTY INFORMATION NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	172,514	167,728	173,205
Interest	2,538	1,612	1,200
Other	19,220	20,012	19,360

Total Receipts	194,272	189,352	193,765

Payments
Employee related	99,689	105,779	110,603
Grants and subsidies	350	360	350
Equivalent Income Tax	5,482	7,065	2,652
Other	58,236	61,194	60,666

Total Payments	163,757	174,398	174,271

NET CASH FLOWS FROM OPERATING ACTIVITIES	30,515	14,954	19,494

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(3,007)	(2,507)	(4,500)
Other	(15,993)	(13,939)	(14,500)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(19,000)	(16,446)	(19,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(10,090)	(18,976)	(3,929)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(10,090)	(18,976)	(3,929)

NET INCREASE/(DECREASE) IN CASH	1,425	(20,468)	(3,435)

Opening Cash and Cash Equivalents	19,586	42,609	22,141

CLOSING CASH AND CASH EQUIVALENTS	21,011	22,141	18,706

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	13,107	3,929	6,941
Non cash items added back	13,968	16,064	17,269
Change in operating assets and liabilities	3,440	(5,039)	(4,716)

Net cash flow from operating activities	30,515	14,954	19,494

Budget Estimates 2009-10	18 - 61

MINISTER FOR PRIMARY INDUSTRIES,
MINISTER FOR ENERGY,
MINISTER FOR MINERAL RESOURCES, AND
MINISTER FOR STATE DEVELOPMENT
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Department of Primary Industries
Total Expenses	442.6	469.5	6.1
Capital Expenditure	24.1	45.4	88.6

New South Wales Rural Assistance Authority
Total Expenses	180.6	267.9	48.3
Capital Expenditure	0.1	0.1	—

Department of Water and Energy
Total Expenses	447.4	589.4	31.7
Capital Expenditure	10.1	13.0	28.7

Department of State and Regional Development
Total Expenses	185.9	268.9	44.7
Capital Expenditure	1.1	0.5	-55.4

NSW Food Authority
Total Expenses	20.8	20.8	—
Capital Expenditure	1.7	1.7	—

Total, Minister for Primary Industries, Minister for Energy, Minister for Mineral Resources, and Minister for State Development
Total Expenses	1,277.3	1,616.5	26.6
Capital Expenditure	37.1	60.7	63.6

Budget Estimates 2009-10	19 - 1

DEPARTMENT OF PRIMARY INDUSTRIES
The Department of Primary Industries (DPI) supports the development of profitable primary industries that create a more prosperous New South Wales and contribute to a better environment through the sustainable use of natural resources. The Department maintains close links with industry and has industry competitiveness and front line service delivery as priorities.
Results and Services
The Department contributes to stronger rural and regional economies, practical environmental solutions and improved urban environments by aiming for the following results:
♦	Primary industries perform strongly in the economy.

♦	Primary industries have appropriate access to natural resources and manage them wisely.

♦	Primary industries are safe, healthy and biosecure.
Key services provided by the Department to contribute to these results include:
♦	providing science, research and innovative technologies to improve the international competitiveness and long-term environmental sustainability of the State’s primary industries

♦	providing a biosecurity framework to support and improve domestic and international market access for the State’s primary industries products

♦	developing and delivering education and extension services for primary industries with particular emphasis on the development and delivery of the PROfarm training program

♦	planning, managing and regulating the sustainable commercial and recreational use of the State’s fisheries resources

♦	licensing and inspecting animal research and exhibited animal establishments, and administering animal welfare legislation

♦	developing and promoting geoscientific information on New South Wales to increase investment opportunities in the minerals industry

19 - 2	Budget Estimates 2009-10

43 DEPARTMENT OF PRIMARY INDUSTRIES
♦	granting, managing and maintaining exploration and mining titles across New South Wales and collecting prescribed royalties and

♦	assessing, investigating and improving environmental and health and safety performance across the mining industry.
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following table:

		Results
	2009-10	Strong economic	Appropriate access
	Budget	performance of	to and wise	Safe, healthy
	Expenses	primary	management of	and biosecure
Service Groups	$m	industries	natural resources	industries

Agriculture, Biosecurity and Mine Safety	134.5	✓	✓	✓
Mineral Resources	68.1	✓	✓	✓
Fisheries and Compliance	66.6	✓	✓	✓
Science and Research	150.5	✓	✓	✓
Personnel Services	49.8
Total Expenses Excluding Losses	469.5
Recent Achievements
Forecast recurrent expenditure for 2008-09 is $543.1 million. Significant achievements and developments during 2008-09 include:
Agriculture, Biosecurity and Mine Safety
♦	eradicating the 2008-09 plague locust outbreak. The Department was the lead agency and coordinated the NSW response to the outbreak. The effectiveness of the response limited the spread of locusts into other areas, shortened the time required for control and resulted in substantial savings by protecting pastures and crops from damage

♦	coordinating the NSW Government response to drought. Drought assistance through the Department and other agencies is predicted to be about $76 million in 2008-09, bringing the Government’s total commitment to about $480 million since the current drought began in 2002-03

Budget Estimates 2009-10	19 - 3

43 DEPARTMENT OF PRIMARY INDUSTRIES
♦	developing a new licensing scheme under the Hemp Industry Act 2008 to allow the State’s farmers to produce industrial hemp for a range of uses including building products, cosmetics, bio-fuel and dog food

♦	achieving a major milestone under the Plantation and Reafforestation Act 1999 with the total area of timber plantation approved since 2001 now over 100,000 hectares. At an investment of around $4,500 per ha and estimates of between eight and 15 new jobs directly created for every $1 million invested this represents a significant boost to regional economies

♦	implementing the Australian Government funded two year Water and Nutrient Smart Farms project in the Hawkesbury-Nepean Catchment to assist farmers in undertaking on-ground works programs that improve nutrient management and water use efficiency

♦	piloting a new team approach to regional extension and advisory services based around common climatic, environmental and agricultural production factors. The teams are trialling a multi-disciplinary approach with a whole-of-farm business focus to help producers meet the challenges of improving productivity
Mineral Resources
♦	facilitating carbon capture by commencing a regional stratigraphic drilling program to identify high potential reservoirs for long term carbon dioxide storage

♦	establishing the Government’s $100 million Clean Coal Fund administered by the Clean Coal Council to research, develop and demonstrate clean coal technologies, and increase public awareness of the importance of reducing greenhouse gas emissions through the use of these technologies

♦	awarding an Exploration Licence over the Watermark coal area which has provided up to $300 million in payments to New South Wales, $1 million per annum for five years to a regional community trust and a $175 million investment in transport infrastructure

♦	continuing the Government’s support for increased mineral and petroleum exploration under the New Frontiers initiative resulting in the discovery of a significant new mineral province in the north west of the State

♦	organising a major safety campaign involving record numbers of industry representatives to inform, educate and influence the mining industry about mine safety best practice, and drive improved safety performance

19 - 4	Budget Estimates 2009-10

43 DEPARTMENT OF PRIMARY INDUSTRIES
Fisheries and Compliance
♦	implementing deterrence strategies, such as effective compliance operations that target illegal fishing based on intelligence received from the Fishers’ Watch Hotline, to increase the adoption of sustainable fishing practices

♦	developing substantial changes to the commercial fish catch and effort reporting system to improve sustainability outcomes through more robust stock assessments, and provide a basis for more informed and efficient management arrangements for industry and government

♦	finalising the NSW Land Based Sustainable Aquaculture Strategy which outlines best practice for site selection, design and operation of aquaculture facilities, and simplifies the approvals process for intensive and extensive land based facilities

♦	integrating recreational fishing licences into the Government Licensing Service which provides a one stop shop for obtaining a range of licences and permits. This has enabled significant improvements in service delivery to NSW anglers with the introduction of plastic fishing licences and a licence renewal facility
Science and Research
♦	refocussing the Department’s science and research priorities on productivity and food security, biosecurity, climate and water and fisheries and ecosystems to improve the value and relevance of the Department’s research for NSW primary producers, community and other stakeholders

♦	securing $3.5 million in Australian Government and industry funding as part of the national research effort to reduce agriculture’s greenhouse gas emissions. The funding will support critical research projects that are assisting NSW primary producers in mitigating and adapting to climate change

♦	progressing the development of major new automatic milking technology in collaboration with the University of Sydney and DeLaval Pty Ltd and

♦	commencing the Government’s five year $56.67 million upgrade of the biosecurity laboratories at the Elizabeth Macarthur Agriculture Institute to ensure that the facilities meet current and future regulatory standards and provide a platform for future biosecurity research and diagnostics.

Budget Estimates 2009-10	19 - 5

43 DEPARTMENT OF PRIMARY INDUSTRIES
Strategic Directions
The Department delivers its services through four operational divisions: Agriculture, Biosecurity and Mine Safety; Mineral Resources; Fisheries and Compliance; and Science and Research. The Department has a strong rural and regional focus and works with other agencies to develop regional innovation strategies to strengthen the capability of primary industries.
In particular, the Department has the following strategic directions for each industry:
♦	Agriculture, aquaculture and private forestry industries rapidly implement new technologies to increase economic performance whilst reducing environmental impacts; in particular, on-farm water is used efficiently, industry adapts to and reduces its impact on climate change and risks posed by pests, diseases and chemicals are excluded, eradicated or effectively managed.

♦	The fishing industry has secure access to and harvests at levels which allow sustainable regeneration of fish stocks; the living aquatic environment is conserved and protected for current and future generations.

♦	The mining industry contributes to state and regional economies and to their communities through strong investment and production while appropriately managing natural resources and operating to best practice health and safety standards.

♦	The forestry industry employs ecologically sustainable management practices, underpinned by sound science, and captures opportunities presented by carbon markets.
The strategic directions for each service group are as follows:
Agriculture, Biosecurity and Mine Safety
♦	enhance the delivery of education initiatives to help primary producers manage risks, deliver environmental outcomes and use innovative technologies to improve productivity and profitability

♦	prepare and deliver industry development strategies for key industries to increase investment in rural and regional New South Wales

19 - 6	Budget Estimates 2009-10

43 DEPARTMENT OF PRIMARY INDUSTRIES
♦	drive primary industries’ adaptation to climate change and mitigate the production of greenhouse gases by assisting in the implementation of new technologies which ensure permanent improvements in greenhouse gas management

♦	facilitate plantation investment and development in New South Wales that creates employment, timber products and assists in countering carbon emissions

♦	review biosecurity legislation with the aim of reducing costs to industry whilst improving biosecurity outcomes

♦	implement a comprehensive biosecurity strategy aimed at protecting the economy, the environment and public health from the negative impacts associated with pests, diseases and weeds

♦	develop information, communication and technology platforms to improve management of exotic disease incursions, routine surveillance and market access

♦	implement targeted health and safety education programs that address priority areas identified by the NSW Mine Safety Advisory Council

♦	develop and deliver strategies that improve the welfare of animals in New South Wales
Mineral Resources
♦	inform government decision-making in respect of strategic coal, mineral and petroleum resources

♦	progress a carbon capture and storage demonstration project running until 2013 to facilitate low emission coal technologies

♦	continue to provide world class geoscience information to underpin exploration, mining investment and geosequestration in New South Wales

♦	encourage and facilitate mineral and petroleum exploration and new resource developments to maximise social and economic benefits and minimise adverse environmental impacts

♦	regulate the NSW mining industry to ensure further improvements in environmental performance

Budget Estimates 2009-10	19 - 7

43 DEPARTMENT OF PRIMARY INDUSTRIES
♦	regulate and oversee mine safety to ensure the health and safety of mine workers

♦	identify additional coal development areas to increase the competitiveness of the NSW mining industry
Fisheries and Compliance
♦	attract investment by identifying and assessing suitable sites for large-scale aquaculture production

♦	ensure compliance with the Fisheries Management Act 1994 and the Environmental Planning and Assessment Act 1979 by completing an environmental assessment process for shark meshing and implementing Joint Management Agreements with the Department of Environment and Climate Change

♦	improve the profitability and sustainability of commercial fisheries by building on the introduction of share management, exploring opportunities for streamlined and simplified regulatory approaches and facilitating structural adjustment

♦	develop opportunities for increasing community involvement in recreational angling, including the completion of environmental assessments for artificial reefs and marine stocking programs
Science and Research
♦	continue to refocus effort to high priority areas such as studies aimed at adaptation to and mitigation of the effects of a changing climate on the State’s primary industries

♦	continue to transition plant breeding programs to the private sector

♦	deliver increased productivity and sustainability of resource use across primary industries by managing a portfolio of projects with external funding in the order of $50 million per annum

♦	develop information and technology platforms to improve the management of the Department’s project portfolio and optimise return on investment against government priorities and

♦	conduct scientific surveys of the fish resources of New South Wales, enabling assessment of fish resources independent of commercial or recreational fishers.

19 - 8	Budget Estimates 2009-10

43 DEPARTMENT OF PRIMARY INDUSTRIES
2009-10 Budget Initiatives
Major initiatives for 2009-10 include:
♦	$16.5 million for the development of clean coal technology through the Clean Coal Fund, including a carbon capture and storage demonstration project

♦	$2.5 million for Brigalow structural adjustment payments

♦	$1.9 million for derelict mine site rehabilitation and

♦	$6 million for the NSW contribution towards combating exotic pests and diseases.
Total Expenses
The Department’s total expenses for 2009-10 are budgeted at $469.5 million.
The major areas of expenditure include:
♦	$134.5 million for the Agriculture, Biosecurity and Mine Safety service group

♦	$68.1 million for the Mineral Resources service group

♦	$66.6 million for the Fisheries and Compliance service group

♦	$150.5 million for the Science and Research service group and

♦	$49.8 million for the provision of Personnel Services.
Capital Expenditure
The Department’s 2009-10 capital expenditure is budgeted at $45.4 million, of which $10.6 million is reinvestment of proceeds from the sale of assets.
Major projects within the Department’s capital program include:
♦	$17.7 million for the biosecurity upgrade of Elizabeth Macarthur Agricultural Institute

♦	$8 million for the rationalisation and relocation of Gosford Horticultural Institute

♦	$2.4 million for a Commercial Fisheries Management System

Budget Estimates 2009-10	19 - 9

43 DEPARTMENT OF PRIMARY INDUSTRIES
♦	$1.8 million for a Mineral Resources Business and Technology System

♦	$1.4 million to construct a new laboratory to upgrade research facilities at Wagga Wagga Agricultural Institute

♦	$941,000 for the construction of offshore artificial reefs for recreational fishers near Newcastle

♦	$849,000 for a Biosecurity Information Management System

♦	$750,000 for the upgrade of office and cattle tick facilities at Tweed Heads

♦	$607,000 for a Scientific Research Project and Portfolio Management System and

♦	$400,000 for the upgrade of office facilities at Eden.

19 - 10	Budget Estimates 2009-10

43 DEPARTMENT OF PRIMARY INDUSTRIES
Result Indicators
Primary industries perform strongly in the economy

			2006-07	2007-08	2008-09	2008-09	2009-10
	Units		Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Value of primary industries production (a)	$	m	20,317	23,432	26,261	34,462	29,619
Mining royalties collected (b)	$	m	489	573	920	1,400	1,646
Capital expenditure (mining) (c)	$	m	1,700	2,200	2,000	2,400	2,000
Value of targeted primary industries exports: (d)
Coal	$	m	6,200	8,200	9,500	15,800	11,700
Agriculture	$	m	5,281	5,064	5,975	5,289	5,523

(a)	This indicator shows the value of production, and hence economic performance, of the agriculture, minerals, wild harvest fisheries and aquaculture sectors. While production is influenced by many factors such as climatic conditions, global demand and the value of the Australian dollar, this indicator is a proxy for the effectiveness of DPI’s services that support strong economic performance.

(b)	This indicator shows the royalty revenue generated by mineral production.

(c)	This indicator shows the level of investment by the mining sector and is a proxy for the attractiveness of New South Wales to investors.

(d)	Agriculture figures based on Australian Bureau of Agricultural and Resource Economics data (published March 2009). While the value of exports is influenced by many factors such as global demand and the value of the Australian dollar, this indicator is a proxy for the effectiveness of DPI’s services aimed at maintaining strong economic performance.

Budget Estimates 2009-10	19 - 11

43 DEPARTMENT OF PRIMARY INDUSTRIES
Result Indicators (cont)
Primary industries have appropriate access to natural resources and manage them wisely

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Mines operating to agreed operation plans and subsidence plans (a)%		95	97	97	97	97
Primary/target and secondary fish species harvested at biologically sustainable levels (b)%		90	90	90	90	90
Landholders/fishers adopting at least one DPI sustainability innovation (c)%		25	30	30	30	30
Cotton yield per megalitre of water supplied (d)	no.	1.06	1.09	1.11	1.11	1.15
Reduction in net emissions from primary industries (e)%		2	3	3	3	3

(a)	This indicator shows the percentage of mines operating to agreed operation plans and subsidence plans.

(b)	This indicator is a proxy for the effectiveness of DPI’s management of fisheries resources.

(c)	This indicator shows the effectiveness of DPI’s services aimed at facilitating uptake of sustainability innovations developed by DPI.

(d)	This indicator demonstrates the effectiveness of DPI’s services aimed at uptake of water-saving practices and technologies by the cotton sector.

(e)	This indicator shows the annual percentage reduction in net greenhouse emission from primary industries due to the uptake of technologies such as high feed efficient livestock.

19 - 12	Budget Estimates 2009-10

43 DEPARTMENT OF PRIMARY INDUSTRIES
Result Indicators (cont)
Primary industries are safe, healthy and biosecure

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Compliance with National Animal Health performance standards (a)%		95	97	97	97	97
Major innovations in pest and disease control (b)	no.	26	30	30	31	31
Fatal injuries per million hours in the mining industry: (c)
Coal	no.	0.04	0.04	0.01	0.04	0.02

Non-coal	no.	0.06	0.04	0.04	0.04	0.03

(a)	This indicator shows the degree to which the NSW animal health management system meets the agreed national standards.

(b)	This indicator shows the number of innovations developed annually by DPI to improve biosecurity and protect human health. The figures comprise the number of innovations to protect human health, protect industry or reduce cost to government and industry.

(c)	This indicator shows the fatal injury rate per million hours worked (five year average) and is a proxy for the effectiveness of services to improve workplace safety.

Budget Estimates 2009-10	19 - 13

43 DEPARTMENT OF PRIMARY INDUSTRIES
Service Group Statements
43.1 Agriculture, Biosecurity and Mine Safety

Service Description:	This service group covers development and delivery of services and initiatives such as extension, education and promotion of animal welfare, to drive sustainable development of agriculture and private forestry, as well as development and implementation of industry safety, biosecurity and emergency response plans to support improved industry safety and biosecurity.

Linkage to Results:	This service group contributes to strong economic performance of primary industries; appropriate access to and wise management of natural resources; and safe, healthy and biosecure industries by working towards a range of intermediate results that include the following:

♦ Primary industries see New South Wales as an attractive state in which to invest and increase competitiveness.

♦ Primary industries use innovative technologies and practices.

♦ Primary industries adapt to climate change, contribute to mitigation of its impacts and achieve improvements in natural resource and environmental management.

♦ Risks posed by pests, diseases and chemicals to the economy, environment and human health are excluded, eradicated or effectively managed.

♦ The mining industry operates to best practice health and safety standards.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Farmers attending PROfarm training activities	no.	5,760	8,437	6,200	3,500	3,800
Biosecurity plans with DPI contribution	no.	234	200	200	200	200
Persons accredited in emergency response preparedness	no.	328	507	500	630	830
Attendance at mining industry health and safety workshop seminars	no.	4,101	4,200	3,000	3,500	3,200
Compliance with animal research and exhibited animals regulations	%	90	90	90	90	90

Employees:	FTE	682	700	682	655	655

19 - 14	Budget Estimates 2009-10

43 DEPARTMENT OF PRIMARY INDUSTRIES
Service Group Statements (cont)
43.1 Agriculture, Biosecurity and Mine Safety (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	133,906	164,938	134,484

Total expenses include the following:
Brigalow Assistance Fund	4,150	4,150	2,500
Rural financial counsellors	1,191	1,191	1,216
Drought assistance	932	18,855
Noxious weed control	8,363	8,363	8,555
Exotic pest and disease control	2,485	2,485	6,022
Government contribution to Forests NSW	9,557	9,557	9,557
NSW Food Authority grant	11,747	11,747	11,380

NET COST OF SERVICES	108,038	141,643	108,509

CAPITAL EXPENDITURE	5,416	5,266	22,377

Budget Estimates 2009-10	19 - 15

43 DEPARTMENT OF PRIMARY INDUSTRIES
Service Group Statements (cont)
43.2 Mineral Resources

Service Description:	This service group covers assessment of the State’s geology and mineral resources, their allocation to private interests for exploration and mining and regulation of exploration and mining activities for safety and environmental performance.

Linkage to Results:	This service group contributes to strong economic performance of primary industries; appropriate access to and wise management of natural resources; and safe, healthy and biosecure industries by working towards a range of intermediate results that include the following:

♦ Primary industries see New South Wales as an attractive state in which to invest and increase competitiveness.

♦ Primary industries use innovative technologies and practices.

♦ DPI policies and programs contribute to the sustainable use of natural resources.

♦ Primary industries adapt to climate change, contribute to mitigation of its impacts and achieve improvements in natural resource and environmental management.

♦ The mining industry operates to best practice health and safety standards.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Area covered by new standard series geoscience maps	000 ha	2,700	2,700	600	1,800	2,700
Titles and dealings processed within published time frames	%	81	90	90	90	90
Outstanding mining royalty revenue	%	0.25	0.25	0.25	0.05	0.05
Safety regulation:
Investigations of operational safety	no.	450	384	300	450	450
Enforcement actions	no.	666	774	300	800	800
Environmental regulation:
Audits, assessments and reviews	no.	857	870	890	890	890
Investigations and enforcements	no.	75	60	50	50	50
Rehabilitation of derelict mine sites	no.	37	30	30	28	26

Employees:	FTE	334	338	329	318	318

19 - 16	Budget Estimates 2009-10

43 DEPARTMENT OF PRIMARY INDUSTRIES
Service Group Statements (cont)
43.2 Mineral Resources (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	52,931	81,525	68,142

Total expenses include the following:
Remedial works to mined areas	1,863	1,863	1,902
New Frontiers exploration initiative	5,500	5,500	5,500
Clean Coal Fund	—	—	16,500
Coal compensation expense	—	12,038	—

NET COST OF SERVICES	24,167	52,983	14,604

CAPITAL EXPENDITURE	1,586	1,586	2,936

Budget Estimates 2009-10	19 - 17

43 DEPARTMENT OF PRIMARY INDUSTRIES
Service Group Statements (cont)
43.3 Fisheries and Compliance

Service Description:	This service group covers development and delivery of compliance, regulatory programs and services and initiatives to protect primary industries from pests, diseases and contaminants and drive sustainable development of aquaculture, commercial fishing and recreational fishing.

Linkage to Results:	This service group contributes to strong economic performance of primary industries; appropriate access to and wise management of natural resources; and safe, healthy and biosecure industries by working towards a range of intermediate results that include the following:

♦ Primary industries see New South Wales as an attractive state in which to invest and increase competitiveness.

♦ DPI policies and programs contribute to the sustainable use of natural resources.

♦ Primary industries adapt to climate change, contribute to mitigation of its impacts and achieve improvements in natural resource and environmental management.

♦ Risks posed by pests, diseases and chemicals to the economy, environment and human health are excluded, eradicated or effectively managed.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Native fish stocked	mill	2.3	2.5	2.5	1.3	2.5
Habitat restoration sites	no.	122	155	150	150	150
Area of submerged lands leased	ha	3,895	3,850	3,850	3,650	3,650
Aquatic species protected	no.	32	34	34	36	39
Prosecutions (fisheries)	no.	359	400	400	195	200
Self Enforcing Infringement Notice Scheme notices (fisheries)	no.	2,352	2,600	2,600	1,700	1,800

Employees:	FTE	567	567	486	440	440

19 - 18	Budget Estimates 2009-10

43 DEPARTMENT OF PRIMARY INDUSTRIES
Service Group Statements (cont)
43.3 Fisheries and Compliance (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	67,392	75,151	66,605

Total expenses include the following:
Fisheries Trust funded projects	15,171	14,401	15,207
Meshing for sharks	814	814	831

NET COST OF SERVICES	39,453	48,334	37,887

CAPITAL EXPENDITURE	2,768	1,168	7,115

Budget Estimates 2009-10	19 - 19

43 DEPARTMENT OF PRIMARY INDUSTRIES
Service Group Statements (cont)
43.4 Science and Research

Service Description:	This service group covers provision of science, research and innovative technologies to increase the international competitiveness of the State’s primary industries in an environmentally sustainable way, as well as provision of the science to underpin effective biosecurity policy and implementation.

Linkage to Results:	This service group contributes to strong economic performance of primary industries; appropriate access to and wise management of natural resources; and safe, healthy and biosecure industries by working towards a range of intermediate results that include the following:
♦	Primary industries see New South Wales as an attractive state in which to invest and increase competitiveness.

♦	Primary industries use innovative technologies and practices.

♦	DPI policies and programs contribute to the sustainable use of natural resources.

♦	Primary industries adapt to climate change, contribute to mitigation of its impacts and achieve improvements in natural resource and environmental management.

♦	Risks posed by pests, diseases and chemicals to the economy, environment and human health are excluded, eradicated or effectively managed.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

New diagnostic tests and vaccines	no.	8	8	8	8	7
New integrated pest control systems	no.	8	8	8	8	8
Publication of research based innovations in scientific journals	no.	1,200	1,184	1,300	1,180	1,180
Samples processed by DPI laboratories	thous	322	483	370	335	335
Pre-commercial lines and varieties delivered for uptake by private breeding and seed companies	no.	7	10	13	13	13
Innovations for horticulture, viticulture, aquaculture and animal production	no.	39	39	40	40	40

Employees:	FTE	1,065	1,046	1,085	981	981

19 - 20	Budget Estimates 2009-10

43 DEPARTMENT OF PRIMARY INDUSTRIES
Service Group Statements (cont)
43.4 Science and Research (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	138,466	171,721	150,506

Total expenses include the following:
Industry funded projects	21,109	36,351	37,187

NET COST OF SERVICES	92,065	116,140	90,048

CAPITAL EXPENDITURE	14,286	8,567	12,928

Budget Estimates 2009-10	19 - 21

43 DEPARTMENT OF PRIMARY INDUSTRIES
Service Group Statements (cont)
43.5 Personnel Services

Service Description:	This service group covers provision of personnel services to Forests NSW and the Mine Subsidence Board as part of the State’s Work Choices insulation legislation.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Employees:

Forests NSW	FTE	560	537	470	470	470
Mine Subsidence Board	FTE	26	26	25	25	25

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	49,855	49,794	49,794

CAPITAL EXPENDITURE	—	—	14

19 - 22	Budget Estimates 2009-10

43 DEPARTMENT OF PRIMARY INDUSTRIES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	264,965	315,825	275,260
Other operating expenses	112,805	117,988	126,716
Depreciation and amortisation	19,638	19,625	19,786
Grants and subsidies	37,579	59,199	37,392
Finance costs	1,417	1,417	1,178
Other expenses	6,146	29,075	9,199

Total Expenses Excluding Losses	442,550	543,129	469,531

Less:
Retained Revenue
Sales of goods and services	112,789	107,598	109,083
Investment income	2,615	1,215	1,294
Retained taxes, fees and fines	10,940	10,940	11,192
Grants and contributions	41,185	56,106	82,280
Other revenue	188	6,688	4,693

Total Retained Revenue	167,717	182,547	208,542

Gain/(loss) on disposal of non current assets	11,110	1,482	9,941

NET COST OF SERVICES	263,723	359,100	251,048

Recurrent Funding Statement

Net Cost of Services	263,723	359,100	251,048
Recurrent Services Appropriation	237,614	308,587	234,078

Capital Expenditure Statement

Capital Expenditure	24,056	16,587	45,370
Capital Works and Services Appropriation	10,019	10,019	30,860

Budget Estimates 2009-10	19 - 23

43 DEPARTMENT OF PRIMARY INDUSTRIES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	27,622	35,171	32,914
Receivables	28,002	16,908	11,653
Inventories	2,118	1,791	1,791
Assets held for sale	14,979	8,438	8,240
Other	22,941	15,443	21,473

Total Current Assets	95,662	77,751	76,071

Non Current Assets
Receivables	25,699	28,825	28,825
Other financial assets	1,803	1,813	1,813
Inventories	5,524	5,975	5,975
Property, plant and equipment -
Land and building	184,741	185,137	213,662
Plant and equipment	43,513	38,369	43,880
Infrastructure systems	26,766	24,401	11,230
Intangibles	9,262	13,072	12,613

Total Non Current Assets	297,308	297,592	317,998

Total Assets	392,970	375,343	394,069

LIABILITIES
Current Liabilities
Payables	15,967	16,418	16,418
Borrowings at amortised cost	4,447	4,446	4,710
Provisions	54,123	61,469	61,449

Total Current Liabilities	74,537	82,333	82,577

Non Current Liabilities
Borrowings at amortised cost	14,464	17,966	13,256
Provisions	1,129	1,362	1,362
Other	22,941	15,443	21,473

Total Non Current Liabilities	38,534	34,771	36,091

Total Liabilities	113,071	117,104	118,668

NET ASSETS	279,899	258,239	275,401

EQUITY
Reserves	137,835	130,939	130,939
Accumulated funds	142,064	127,300	144,462

TOTAL EQUITY	279,899	258,239	275,401

19 - 24	Budget Estimates 2009-10

43 DEPARTMENT OF PRIMARY INDUSTRIES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	254,906	291,951	262,996
Grants and subsidies	37,579	59,199	37,392
Finance costs	964	964	898
Other	125,618	154,886	142,781

Total Payments	419,067	507,000	444,067

Receipts
Sale of goods and services	124,254	116,543	113,829
Interest	2,615	1,215	1,699
Other	65,313	86,734	111,165

Total Receipts	192,182	204,492	226,693

NET CASH FLOWS FROM OPERATING ACTIVITIES	(226,885)	(302,508)	(217,374)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	12,501	1,593	15,317
Proceeds from sale of investments	—	1,688	—
Purchases of property, plant and equipment	(24,056)	(16,170)	(45,370)
Other	—	(417)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(11,555)	(13,306)	(30,053)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(4,650)	(1,150)	(4,726)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(4,650)	(1,150)	(4,726)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	237,614	308,587	234,078
Capital appropriation	10,019	10,019	30,860
Asset sale proceeds transferred to the Consolidated Fund Entity	(9,650)	(1,150)	(15,042)
Cash transfers to Consolidated Fund	—	(751)	—

NET CASH FLOWS FROM GOVERNMENT	237,983	316,705	249,896

NET INCREASE/(DECREASE) IN CASH	(5,107)	(259)	(2,257)

Opening Cash and Cash Equivalents	32,729	35,430	35,171

CLOSING CASH AND CASH EQUIVALENTS	27,622	35,171	32,914

Budget Estimates 2009-10	19 - 25

43 DEPARTMENT OF PRIMARY INDUSTRIES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(263,723)	(359,100)	(251,048)
Non cash items added back	36,381	47,733	38,380
Change in operating assets and liabilities	457	8,859	(4,706)

Net cash flow from operating activities	(226,885)	(302,508)	(217,374)

19 - 26	Budget Estimates 2009-10

NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
The New South Wales Rural Assistance Authority, under the Rural Assistance Act 1989, promotes the efficient delivery of assistance programs to farmers and other persons engaged in rural industries.
The Authority’s primary objective is to administer, analyse and influence adjustment and assistance programs that encourage self reliance, facilitate appropriate change and help mitigate extreme events.
The Authority administers the Farm Debt Mediation Act 1994.
Results and Services
The Authority supports the strong economic performance of primary industries by providing services to help farmers manage debt and business risks such as natural disasters and drought. The Authority also encourages the sustainable use of natural resources through the provision of low-interest loans for works to improve land management.
The Authority has developed the following planned results to achieve government objectives:
♦	The agricultural and small business sector is able to recover from the effects of extreme events.

♦	The agricultural sector is able to resist and remain viable when faced with financial challenges.

♦	The agricultural sector is able to coexist with and support the natural environment.

♦	Farm debt disputes are resolved efficiently and equitably.
Key services provided by the Authority to contribute to these results include:
♦	provision of loans to farmers and small businesses to allow them to continue their normal operations following a natural disaster

♦	provision of interest subsidies to help farmers affected by exceptional circumstances to obtain carry-on finance, restructure debt and implement productivity improvements

Budget Estimates 2009-10	19 - 27

44 NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
♦	provision of loans to farmers aimed at promoting improved land management practices and

♦	administration of the Farm Debt Mediation Act 1994.
The key service provided by the Authority and the way in which it is expected to contribute to results is set out in the following table:

Results
The
		The agricultural	agricultural	The
		and small	sector is able	agricultural
		business sector	to resist and	sector is able	Farm debt
	2009-10	is able to	remain viable	to coexist with	disputes are
	Budget	recover from	when faced	and support	resolved
	Expenses	the effects of	with financial	the natural	efficiently and
Service Groups	$m	extreme events	challenges	environment	effectively
Financial Assistance to Farmers and Small Businesses	267.9	✓	✓	✓	✓
Total Expenses Excluding Losses	267.9
Recent Achievements
The Authority continues to provide support to farmers and small businesses through the Advancing Australian Agriculture program, which includes the Exceptional Circumstances program. This is a joint program between the Australian and NSW Governments, with the Australian Government contributing 90 per cent of the funding.
In 2008-09 the Authority expects to approve 9,200 applications under the Exceptional Circumstances program and provide assistance of $297.2 million, compared to 10,399 approvals and assistance of $409.5 million in 2007-08.
Assistance under the Exceptional Circumstances program in declared areas has been extended until 31 March 2010.
The Special Conservation Scheme provides loans at low interest rates for works such as soil conservation, irrigation and water supply. Loans are provided on the basis that the proposed works will have a beneficial impact on the land, the community and the environment. The Scheme has been extended to include drought-related initiatives. In 2008-09 the Authority expects to approve loans totalling $20.5 million.

19 - 28	Budget Estimates 2009-10

44 NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
The Natural Disaster Relief Scheme provides low interest rate loans to assist eligible primary producers and small businesses recover from the effects of natural disasters, such as storms, floods or bushfires. In 2008-09 the Authority expects to approve loans totalling $11.2 million, with the majority provided to assist the Central West and North Coast regions following extensive flood damage in December 2007 and January 2008.
Strategic Directions
Strategies employed by the Authority to ensure achievement of its planned results are:
♦	promotion of available assistance programs, and providing advice to potential applicants to create awareness of eligibility requirements

♦	periodic reviews of specific programs and continued development and monitoring of result indicators and service measures

♦	effective management of the Authority’s loan portfolio to limit the risk of non-repayment and

♦	ongoing review and refinement of internal policies and procedures, and identifying synergies within Government and statutory authorities for streamlining the provision of assistance measures.
The Authority will continue its partnerships with other Government agencies such as the Department of Primary Industries to deliver the following assistance programs:
♦	AgStart – assisting young farmers to enter agribusiness or farming related industries

♦	Forging Partnerships program – assisting schools, community groups and Aboriginal organisations in promoting sustainable management of natural resources and

♦	Native Vegetation Assistance package – assisting landholders as a consequence of refusal of consent to clear land under the Native Vegetation Act 2003.

Budget Estimates 2009-10	19 - 29

44 NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
2009-10 Budget Initiatives
Total Expenses
The Authority’s total expenses for 2009-10 are budgeted at $267.9 million. Exceptional Circumstances assistance is the major component at $253.7 million, of which the Australian Government will contribute 90 per cent.
Also provided for in 2009-10 is:
♦	$18 million for low interest loans under the Special Conservation Scheme and

♦	a notional $2 million for the Natural Disaster Relief Scheme. Actual assistance will depend on the occurrence of natural disasters.
Capital Expenditure
The Authority receives a minor allocation of $50,000 for the replacement and upgrade of office facilities.

19 - 30	Budget Estimates 2009-10

44 NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
Result Indicators
The agriculture and small business sector is able to recover from the effects of extreme events

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Eligible applicants receive Natural Disaster Relief Scheme assistance (a)%		100	100	100	100	100
Applications for assistance approved (b)
Loans	no.	31	171	28	140	100
Grants	no.	0	2,677	0	0	0
Value of assistance provided (c)
Loans	$ m	2.9	15.9	2.0	11.2	9.0
Grants	$ m	0.0	15.3	0.0	0.0	0.0

(a)	Represents the percentage of eligible applicants who are provided with assistance.

(b)	Represents the total of applications approved.

(c)	Represents the total dollar value of assistance provided.
The agricultural sector is able to resist and remain viable when faced with financial challenges

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Eligible applicants receive Exceptional Circumstances assistance (a)%		100	100	100	100	100
Applications for assistance approved (b)	no.	7,965	10,399	6,250	9,200	6,900
Value of assistance provided (c)	$ m	252.6	409.5	168.7	297.2	253.7

(a)	Represents the percentage of eligible applicants who are provided with assistance.

(b)	Represents the total of applications approved.

(c)	Represents the total dollar value of assistance provided.

Budget Estimates 2009-10	19 - 31

44 NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
Result Indicators (cont)
The agricultural sector is able to coexist with and support the natural environment

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Eligible applicants receive Special Conservation Scheme assistance (a)%		100	100	100	100	100
Applications for assistance approved (b)	no.	319	204	450	350	250
Value of assistance provided (c)	$ m	12.8	11.7	18.0	20.5	18.0

(a)	Represents the percentage of eligible applicants who are provided with assistance.

(b)	Represents the total of applications approved.

(c)	Represents the total dollar value of assistance provided.
Farm debt disputes are resolved efficiently and equitably

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Farm debt disputes are effectively resolved	%	88	89	90	90	90
Represents satisfactory mediations where an agreement has been reached.

19 - 32	Budget Estimates 2009-10

44 NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
Service Group Statements
44.1 Financial Assistance to Farmers and Small Businesses

Service Description:	This service group covers financial assistance by way of loans to farmers and small businesses to allow them to continue their operations following a natural disaster and loans to farmers aimed at promoting improved land management practices and grants under various schemes. Assistance is also provided through grant programs with Exceptional Circumstances being the main program providing interest rate subsidies to farmers and small businesses.

Linkage to Results:	This service group contributes to the agricultural sector being able to recover from the effects of natural disasters and exceptional circumstances; manage business risks during drought and disease; coexist with the natural environment; and to farm debts being resolved efficiently and effectively, by working towards a range of intermediate results that include the following:
♦	clients are aware of, and respond to available assistance

♦	viability of ongoing farm operations is protected

♦	resources to initiate conservation measures are accessible and

♦	a limited number of farmer/creditor disputes end up in the court system.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Applications for assistance processed	no.	9,625	15,395	6,458	9,640	7,170
Applications processed within time frames	%	70	75	90	75	90
Promotional activities	no.	64	28	20	7	8
Farm Debt Mediation applications determined	no.	32	47	50	60	50

Employees Numbers:	FTE	38	39	37	31	31

Budget Estimates 2009-10	19 - 33

44 NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY
Service Group Statements (cont)
44.1 Financial Assistance to Farmers and Small Businesses (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	180,641	315,496	267,862

Total expenses include the following:
Operating expenses	5,172	6,599	5,865
Exceptional Circumstances assistance	168,645	297,197	253,662
Other grants and subsidies	2,000	6,361	3,000

NET COST OF SERVICES	173,132	303,620	258,966

CAPITAL EXPENDITURE	50	30	50

19 - 34	Budget Estimates 2009-10

44 NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	2,175	2,992	2,821
Other operating expenses	2,997	3,608	3,044
Depreciation and amortisation	24	38	35
Grants and subsidies	170,645	303,558	256,662
Finance costs	4,800	5,300	5,300

Total Expenses Excluding Losses	180,641	315,496	267,862

Less:
Retained Revenue
Investment income	5,495	6,600	5,882
Grants and contributions	2,000	5,061	3,000
Other revenue	14	215	14

Total Retained Revenue	7,509	11,876	8,896

NET COST OF SERVICES	173,132	303,620	258,966

Recurrent Funding Statement

Net Cost of Services	173,132	303,620	258,966
Recurrent Services Appropriation	173,509	304,194	258,954

Capital Expenditure Statement

Capital Expenditure	50	30	50
Capital Works and Services Appropriation	50	30	50

Budget Estimates 2009-10	19 - 35

44 NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	23,582	27,715	29,459
Receivables	1,300	2,946	1,396
Other financial assets	4,017	4,700	5,700

Total Current Assets	28,899	35,361	36,555

Non Current Assets
Other financial assets	73,842	94,939	98,439
Property, plant and equipment -
Plant and equipment	180	134	149

Total Non Current Assets	74,022	95,073	98,588

Total Assets	102,921	130,434	135,143

LIABILITIES
Current Liabilities
Payables	7,130	8,130	9,130
Borrowings at amortised cost	12,000	15,685	16,685
Provisions	255	200	190

Total Current Liabilities	19,385	24,015	26,005

Non Current Liabilities
Borrowings at amortised cost	65,886	84,634	87,175
Provisions	3	4	4

Total Non Current Liabilities	65,889	84,638	87,179

Total Liabilities	85,274	108,653	113,184

NET ASSETS	17,647	21,781	21,959

EQUITY
Accumulated funds	17,647	21,781	21,959

TOTAL EQUITY	17,647	21,781	21,959

19 - 36	Budget Estimates 2009-10

44 NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	2,160	2,974	2,691
Grants and subsidies	170,645	303,558	256,662
Finance costs	3,800	3,800	3,800
Other	3,897	25,884	23,044

Total Payments	180,502	336,216	286,197

Receipts
Sale of goods and services	—	200	—
Interest	1,075	1,947	612
Other	7,414	29,021	25,534

Total Receipts	8,489	31,168	26,146

NET CASH FLOWS FROM OPERATING ACTIVITIES	(172,013)	(305,048)	(260,051)

CASH FLOWS FROM INVESTING ACTIVITIES
Advance repayments received	23,800	18,107	17,800
Purchases of property, plant and equipment	(50)	(30)	(50)
Advances made	(19,000)	(31,000)	(17,000)

NET CASH FLOWS FROM INVESTING ACTIVITIES	4,750	(12,923)	750

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	19,000	31,000	17,000
Repayment of borrowings and advances	(20,000)	(13,431)	(14,959)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(1,000)	17,569	2,041

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	173,509	304,194	258,954
Capital appropriation	50	30	50
Cash transfers to Consolidated Fund	—	(2,360)	—

NET CASH FLOWS FROM GOVERNMENT	173,559	301,864	259,004

NET INCREASE/(DECREASE) IN CASH	5,296	1,462	1,744

Opening Cash and Cash Equivalents	18,286	26,253	27,715

CLOSING CASH AND CASH EQUIVALENTS	23,582	27,715	29,459

Budget Estimates 2009-10	19 - 37

44 NEW SOUTH WALES RURAL ASSISTANCE AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(173,132)	(303,620)	(258,966)
Non cash items added back	(3,642)	(3,625)	(3,625)
Change in operating assets and liabilities	4,761	2,197	2,540

Net cash flow from operating activities	(172,013)	(305,048)	(260,051)

19 - 38	Budget Estimates 2009-10

DEPARTMENT OF WATER AND ENERGY
The Department of Water and Energy (DWE) delivers the Government’s policy and reform agenda for the water and energy sectors in New South Wales. The Department provides policy, legislative, regulatory, technical and management advice in relation to water and energy matters to the Minister for Energy and the Minister for Water. In addition to this advisory role the agency carries out a regulatory and enforcement function in both water and energy. DWE also provides some support services to the NSW Dams Safety Committee.
The Department wholly or partly administers 30 Acts, including such key water and energy legislation as the: Water Management Act 2000; Water Act 1912; Local Government Act 1993; Water Efficiency Labelling and Standards (New South Wales) Act 2005; National Electricity (New South Wales) Act 1997; Electricity Supply Act 1995; Gas Supply Act 1996; Pipelines Act 1967; and Energy and Utilities Administration Act 1987. The Department also ensures that NSW frameworks are consistent with requirements under the Australian Government’s National Water Initiative, Water Act 2007 and Murray-Darling Basin Act 1993 No. 38.
RESULTS AND SERVICES
DWE has lead agency responsibility for coordinating with partner agencies to ensure the delivery of the following State Plan priorities:
♦	E1: A secure and sustainable water supply for all users.

♦	E2: A reliable electricity supply with increased use of renewable energy.
The Department is working with the urban water, water management and energy industries, government agencies, business and consumer groups and other stakeholders towards the following results:
♦	Urban water supplies are reliable and sustainable and services across New South Wales are well managed, efficient and equitable.

♦	Allocation of water between communities, industry, farmers and the environment is secure and sustainable.

♦	Energy supplies are reliable and sustainable, energy services are safe and efficient and the consumer protection framework is robust, including support for vulnerable customers.

Budget Estimates 2009-10	19 - 39

45 DEPARTMENT OF WATER AND ENERGY
Key services provided by the Department that contribute to achieving these results include:
♦	planning and developing a policy and regulatory framework for urban water industries and customers including the Metropolitan Water Plan; facilitating water recycling across New South Wales; providing leadership, guidance and technical assistance in best practice management, operation and maintenance for non-metropolitan urban water utilities; and overseeing and monitoring local water utility performance

♦	advising on ecosystem protection strategies and plans; managing and regulating the sharing of water between users through developing water sharing plans, administering water licences, assessing resource availability, allocating available water and monitoring compliance; and developing and implementing water trading rules and liaising with other States and the Australian Government in interstate water sharing arrangements and

♦	promoting and maintaining competition in energy markets, mainly through delivering the NSW Government’s commitments under the national reform agenda for energy; promoting renewable energy, energy standards and appliance labelling schemes; developing a policy for electricity and gas networks and licensed pipelines, and regulating and monitoring performance against the policy; and maintaining a strong consumer protection framework.
The key services provided by the Department and the way in which they are expected to contribute to results are set out in the following table:

Results
Energy supplies
		Urban water		are reliable and
		supplies are	Allocation of water	sustainable,
		reliable and	between	energy services
		sustainable and	communities,	are safe and
		services across	industry, farmers	efficient and the
	2009-10	New South Wales	and the	consumer
	Budget	are well managed,	environment is	protection
	Expenses	efficient and	secure and	framework is
Service Groups	$M	equitable	sustainable	robust
Urban Water Utilities	219.4	✓
Water Management	197.5		✓
Energy Supply and Use	172.5			✓
Total Expenses Excluding Losses	589.4

19 - 40	Budget Estimates 2009-10

45 DEPARTMENT OF WATER AND ENERGY
RECENT ACHIEVEMENTS
The Department was established to address the dual challenges of ensuring reliable and sustainable access to the basic necessities of water and energy, which are fundamental to improving the quality of life in New South Wales, and of supporting continued economic development across the State. Key recent achievements include:
♦	securing water supplies for greater Sydney through the development of the Metropolitan Water Plan which incorporates major projects including deepwater access to water in Warragamba and Nepean Dams and a contract for the construction and operation of a desalination plant at Kurnell powered by renewable energy

♦	engaging the greater Sydney community through the Water for Life Education Program, with total water use reducing to levels equivalent to those in the early 1970s despite over one million extra people in metropolitan Sydney

♦	establishing the Office of the Hawkesbury-Nepean and obtaining $77 million in funding from the Australian Government for programs to be overseen by the Office

♦	completing over 360 water supply and sewerage projects under the Country Towns Water Supply and Sewerage Program that have delivered enhanced public health and environmental and security-of-supply outcomes to over one million residents living in country New South Wales

♦	improving significantly the management of the State’s water and sewerage infrastructure with 80 per cent of the requirements of the revised Best Practice Management Guidelines now being met by local water utilities and with approximately 80 per cent committed to undertaking Integrated Water Cycle Management plans

♦	completing almost half of the State’s water sharing plans to ensure that the environment receives an appropriate share of the water available and to provide secure and tradeable water rights for water licence holders

♦	the signing of a memorandum of understanding and an Intergovernmental Agreement on Murray-Darling Basin reform with New South Wales receiving in-principle approval for funding of $1.4 billion from the Australian Government for water saving infrastructure projects

Budget Estimates 2009-10	19 - 41

45 DEPARTMENT OF WATER AND ENERGY
♦	managing the national GreenPower Program on behalf of other states and territories and playing an active role in developing the new National Mandatory Renewable Energy Target through the Council of Australian Governments process and

♦	strengthening protection for vulnerable consumers through new regulatory provisions for the retail energy industry and working with electricity retailers to implement voluntary hardship charters for all participants.
STRATEGIC DIRECTIONS
The Department’s strategic directions embrace the following:
♦	continuing to address supply security, regional demand growth and recycling and rainwater harvesting to enable the provision of a secure and sustainable water supply for all New South Wales users

♦	protecting the State’s $3 billion per annum irrigation industry and iconic rivers and ensuring the long term sustainability of our freshwater resources for consumptive and environmental needs by working to maximise the benefits to New South Wales from the Australian Government’s Water for Our Future Program, the National Water Initiative and the Australian Government Water Fund

♦	safeguarding the reliability of the State’s electricity supplies by ensuring the National Electricity Market is operating effectively

♦	continuing governance, institutional and regulatory reform to build a stronger national energy market, thereby reducing the cost and complexity of regulation, enhancing regulatory certainty, lowering barriers to competition and improving the climate for investment

♦	improving national consistency in technical, safety and planning regulation as it applies to the energy sector through New South Wales’s participation in the Ministerial Council on Energy

♦	reducing greenhouse gas emissions from the energy sector and increasing the proportion of energy supplied from renewable sources by ensuring energy policies take into account State Plan targets for greenhouse gas reduction and for renewable energy supply and

♦	providing an additional $272.5 million over five years for the protection and support of vulnerable residential energy customers, such as pensioners and other low income earners.

19 - 42	Budget Estimates 2009-10

45 DEPARTMENT OF WATER AND ENERGY
2009-10 Budget Initiatives
Total Expenses
Estimated total expenses for the Department in 2009-10 will be $589.4 million. Major items include:
♦	pensioner rebates for energy of $102.9 million, taking into account an increase to the pensioner energy rebate from $112 to $130 per pensioner per annum

♦	social program payments of $139.4 million to Sydney and Hunter Water Corporations largely for pensioner, exempt property and unsewered area concessions

♦	$61.7 million towards expenditure on the Country Towns Water Supply and Sewerage Program

♦	$8.5 million for the Aboriginal Water Supply and Sewerage Program which provides funding to raise the service levels of water supply and sewerage in selected Aboriginal communities, including a $3.3 million contribution from the NSW Aboriginal Land Council

♦	Government contributions to State Water Corporation of $22 million, comprising capital and recurrent contributions as determined by the Independent Pricing and Regulatory Tribunal

♦	Energy Accounts Payment Assistance Program totalling $20.6 million

♦	$16.5 million as the State’s share of operating costs and works programs for irrigation areas

♦	$6.7 million for conserving and restoring groundwater resources of the Great Artesian Basin and

♦	an additional $2 million towards completion of Water Sharing Plans under the Water Management Act 2000.
Capital Expenditure
The Department’s capital expenditure program for 2009-10 is estimated at $13 million. This comprises Australian Government funding of $7 million for the upgrade and expansion of the hydrometric network, $3.5 million for Water Management Information Systems projects and $2.5 million for general plant and equipment including computers.

Budget Estimates 2009-10	19 - 43

45 DEPARTMENT OF WATER AND ENERGY
Result Indicators
Allocation of water between communities, industry, farmers and the environment is secure and sustainable

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Proportion of water extraction covered by commenced water sharing plans (a)%	85	87	97	90	95
Reduction in over-allocation of groundwater systems (b)%	n.a.	65	75	75	82

(a)	This indicator contributes to the measurement of State Plan Priority E1. The target is, across NSW, to meet the commitments under the National Water Initiative to restore water extraction from rivers to sustainable levels. The volume of water extraction covered by water sharing plans in 2006-07 has been re-calculated to provide a more accurate assessment.

(b)	This indicator shows progress on six groundwater plans under the Achieving Sustainable Groundwater Entitlements program, contributing towards the State Plan target for E1. The specific target for this result indicator is 100 per cent reduction by 2016.
Urban water supplies are reliable and sustainable and services across New South Wales are well managed, efficient and equitable

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Total volume of water recycled in Sydney (a)	GL	22.2	25.5	30.6	32.5	34.6
Proportion of requirements of Best Practice Management Guidelines for Water Supply and Sewerage met by local water utilities (b)%		77	80	80	82	84
Proportion of “people often taking action to conserve water” (c)%		79	81	85	75	80
Amount of water saved (c)	GL	49.1	64.8	80.3	80.3	111.6
Proportion of regional population which has access to water which complies with drinking water standards (d)%		99	99	99	99	99

19 - 44	Budget Estimates 2009-10

45 DEPARTMENT OF WATER AND ENERGY
RESULT INDICATORS (CONT)
Urban water supplies are reliable and sustainable and services across New South Wales are well managed, efficient and equitable (cont)
(a)	This indicator contributes to the measurement of State Plan Priority E1. The target is to increase water recycling in Sydney from 15 billion litres per year to 70 billion litres of water per year by 2015 (1 billion litres = 1 gigalitre). The volume of water recycled in 2006-07 has been recalculated to provide a more accurate assessment.

(b)	This indicator shows progress towards State Plan (performance standards) targets through improvements in management of urban water services by local water utilities in non-metropolitan New South Wales. The proportion of requirements met in 2006-07 has been revised to provide a more accurate assessment.

(c)	This indicator contributes to the measurement of State Plan Priority E1. The target is to improve efficiency of water use in Sydney by saving 145 billion litres of water per year by 2015. This represents almost a 25 per cent reduction from Sydney’s projected water demand in that year.

(d)	This indicator contributes to the measurement of State Plan Priority E1. The target is to meet reliability performance standards for water continuity and quality. More information on water continuity and quality can be found in the ‘Results Summary’ for priority E1 in the State Plan.
Energy supplies are reliable and sustainable, energy services are safe and efficient and the consumer protection framework is robust

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Unplanned electricity outages (a)	SAIDI (mins)	135	130	135	135	131
GreenPower Sales — New South Wales (b)	GWh	350	448	570	564	710

(a)	This indicator contributes to the measurement of State Plan Priority E2. The State Plan target is to achieve average electricity reliability for New South Wales of at least 99.98 per cent by 2016. The actual result for 2006-07 was better than targeted.
The equivalent SAIDI figure (System Average Interruption Index) of 98.98 per cent reliability is 105 minutes.

(b)	This indicator contributes to the measurement of State Plan Priority E2. The target is to source 10 per cent of electricity from renewable sources by 2010, rising to 15 per cent by 2020.

Budget Estimates 2009-10	19 - 45

45 DEPARTMENT OF WATER AND ENERGY
Service Group Statements
45.1 Urban Water Utilities

Service Description:	This service group covers: planning and policy development for urban water industries; coordination and review of the Metropolitan Water Plan; facilitating water recycling across New South Wales; leadership, guidance and technical assistance in best practice management, operation and maintenance for non-metropolitan urban water utilities; overseeing and monitoring utility performance; funding backlog water and sewerage infrastructure and providing emergency drought assistance.

Linkage to Results:	This service group contributes to reliable and sustainable water supplies and well managed, efficient and equitable services across New South Wales by working towards a range of intermediate results that include the following:
♦	diversified water supplies are balanced with demand

♦	local water utility performance and management is enhanced

♦	value for money water infrastructure is in place

♦	water education, conservation and recycling programs are in place and

♦	customers have equitable access to water services and consumer protection support.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Volume of sewerage effluent recycled in non-metropolitan New South Wales (a)	GL	30	32	33	33	34
Water supply and sewerage projects completed	no.	326	349	368	368	384
People aware of water savings devices or programs	%	72	73	75	75	76

(a)	This indicator shows the total volume of sewerage effluent that is recycled in non-metropolitan New South Wales. The actual volume of sewerage recycled in 2006-07 has been recalculated to provide a more accurate assessment.

Employees:	FTE	69	80	80	67	67

19 - 46	Budget Estimates 2009-10

45 DEPARTMENT OF WATER AND ENERGY
Service Group Statements (cont)
45.1 Urban Water Utilities (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	188,977	186,654	219,387

Total expenses include the following:
Sydney Water concession programs	111,957	111,957	128,356
Hunter Water concession programs	9,429	9,429	11,000
Country Towns Water Supply and Sewerage Scheme Program	52,386	53,236	61,655

NET COST OF SERVICES	177,222	177,292	200,043

CAPITAL EXPENDITURE	300	200	200

Budget Estimates 2009-10	19 - 47

45 DEPARTMENT OF WATER AND ENERGY
Service Group Statements (cont)
45.2 Water Management

Service Description:	This service group covers the sharing of water to provide stimulus for businesses and social benefits, and to improve the condition of NSW rivers, wetlands and aquifers. Key services include: interstate water management; statutory water sharing planning; licence administration and compliance; water quantity and quality assessment; allocation of available water; development and implementation of water trading rules; and advice on ecosystem protection strategies and plans.

Linkage to Results:	This service group contributes to the secure and sustainable allocation of water between communities, industry, farmers and the environment by working towards a range of intermediate results that include the following:
♦	water is available for business investment in rural and regional economies and

♦	water extraction is restored to sustainable levels.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Water sharing arrangements in place or commenced (a)%		45	41	65	65	80
Water Act 1912 licences with volumetric entitlements converted to water access licences under Water Management Act 2000%		30	31	40	40	50
Free flowing bores remaining to be controlled	no.	301	290	275	275	260

(a)	The drop in percentage of water sharing plans between 2006-07 and 2007-08 was due to an overall increase in the number of plans as some water sharing plan areas were further subdivided.

Employees:	FTE	514	509	519	554	554

19 - 48	Budget Estimates 2009-10

45 DEPARTMENT OF WATER AND ENERGY
Service Group Statements (cont)
45.2 Water Management (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	150,188	176,652	197,499

Total expenses include the following:
Subsidy to State Water	21,515	21,515	22,013
Irrigation area asset renewals	21,299	21,299	16,487
Rehabilitation of artesian bores	5,538	9,092	6,698

NET COST OF SERVICES	92,945	243,447	57,343

CAPITAL EXPENDITURE	9,483	12,203	12,611

Budget Estimates 2009-10	19 - 49

45 DEPARTMENT OF WATER AND ENERGY
Service Group Statements (cont)
45.3 Energy Supply and Use

Service Description:	This service group covers: promoting and maintaining competition in energy supply markets; developing national energy market frameworks in partnership with other states; forecasting energy supply and demand; developing electricity and gas network and licensed pipeline regulation and monitoring performance; promoting renewable energy and energy saving schemes; and implementing consumer protection strategies for residential energy and urban water customers.

Linkage to Results:	This service group contributes to reliable and sustainable energy supplies, safe and efficient services and support for vulnerable customers by working towards a range of intermediate results that include the following:
♦	New South Wales participates in an efficient national energy market

♦	network operators comply with an improved regulatory framework

♦	renewable energy and efficiency incentive programs are in place and

♦	a robust consumer protection framework exists for all energy customers as well as specific programs for protecting vulnerable customers.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Product registrations for energy labelling or minimum energy performance standards	no.	282	558	1,072	1,200	1,179

Number of product registrations in 2006-07 has been revised to reflect a more accurate assessment.

Employees:	FTE	57	54	57	44	44

19 - 50	Budget Estimates 2009-10

45 DEPARTMENT OF WATER AND ENERGY
Service Group Statements (cont)
45.3 Energy Supply and Use (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	108,239	109,254	172,484

Total expenses include the following:
Energy concessions	94,256	89,534	151,714

NET COST OF SERVICES	104,080	101,044	170,424

CAPITAL EXPENDITURE	358	238	238

Budget Estimates 2009-10	19 - 51

45 DEPARTMENT OF WATER AND ENERGY

	2008-09			2009-10
	Budget	Revised		Budget
	$000	$000		$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	65,363	66,882		68,958
Other operating expenses	42,470	39,270		36,862
Depreciation and amortisation	5,738	6,063		10,259
Grants and subsidies	303,437	329,595		447,295
Finance costs	159	159		161
Other expenses	30,237	30,591		25,835

Total Expenses Excluding Losses	447,404	472,560		589,370

Less:
Retained Revenue
Sales of goods and services	43,470	50,054		47,701
Investment income	2,821	2,821		3,152
Grants and contributions	21,257	62,250		107,088
Other revenue	8,723	2,895		5,429

Total Retained Revenue	76,271	118,020		163,370

Gain/(loss) on disposal of non current assets	(1,560)	(1,560)		(1,560)
Other gains/(losses)	(1,554)	(165,683	)*	(250)

NET COST OF SERVICES	374,247	521,783		427,810

Recurrent Funding Statement

Net Cost of Services	374,247	521,783		427,810
Recurrent Services Appropriation	388,133	395,146		480,869

Capital Expenditure Statement

Capital Expenditure	10,141	12,641		13,049
Capital Works and Services Appropriation	8,798	8,798		6,049

*	Loss is primarily due to reorganisation of Murray-Darling Basin joint venture arrangements. During the year, Murrary-Darling Basin Commission’s functions have been subsumed by the Australian Government’s Murrary-Darling Basin Authority (MDBA). As a result, New South Wales has relinquished control of Australian Government contributed funds, which are now under the control of the new MDBA.

19 - 52	Budget Estimates 2009-10

45 DEPARTMENT OF WATER AND ENERGY

	2008-09				2009-10
	Budget		Revised		Budget
	$000		$000		$000

Balance Sheet
ASSETS
Current Assets
Cash assets	46,190		53,201		49,211
Receivables	56,666		58,178		58,076
Other financial assets	302		381		397

Total Current Assets	103,158		111,760		107,684

Non Current Assets
Other financial assets	710,736	*	38,586		39,458
Property, plant and equipment -
Land and building	23,974		20,978		20,449
Plant and equipment	3,165		7,378		13,100
Infrastructure systems	15,118		570,516	*	632,370
Intangibles	15,863		14,820		17,198

Total Non Current Assets	768,856		652,278		722,575

Total Assets	872,014		764,038		830,259

LIABILITIES
Current Liabilities
Payables	24,269		37,777		37,780
Borrowings at amortised cost	156		184		200
Provisions	8,452		10,749		10,749
Other	9,579		—		—

Total Current Liabilities	42,456		48,710		48,729

Non Current Liabilities
Borrowings at amortised cost	1,257		1,210		1,038
Provisions	524		113		113
Other	—		744		744

Total Non Current Liabilities	1,781		2,067		1,895

Total Liabilities	44,237		50,777		50,624

NET ASSETS	827,777		713,261		779,635

*	Interest in joint venture has been replaced by direct interest in jointly controlled property, plant and equipment resulting from the Murray-Darling Basin Commission’s functions being subsumed by the Australian Government’s Murray-Darling Basin Authority during the year.

Budget Estimates 2009-10	19 - 53

45 DEPARTMENT OF WATER AND ENERGY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet (CONT)

EQUITY
Reserves	179,503	28,377	28,377
Accumulated funds	648,274	684,884	751,258

TOTAL EQUITY	827,777	713,261	779,635

19 - 54	Budget Estimates 2009-10

45 DEPARTMENT OF WATER AND ENERGY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	58,505	59,589	61,649
Grants and subsidies	304,237	330,395	448,165
Finance costs	159	159	161
Other	110,882	93,813	72,091

Total Payments	473,783	483,956	582,066

Receipts
Sale of goods and services	43,370	49,955	47,601
Interest	2,721	2,721	2,952
Other	39,256	30,146	52,758

Total Receipts	85,347	82,822	103,311

NET CASH FLOWS FROM OPERATING ACTIVITIES	(388,436)	(401,134)	(478,755)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	840	840	840
Advance repayments received	198	198	212
Purchases of property, plant and equipment	(4,627)	(7,127)	(9,527)
Other	(5,514)	(5,514)	(3,522)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(9,103)	(11,603)	(11,997)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(142)	(142)	(156)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(142)	(142)	(156)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	388,133	395,146	480,869
Capital appropriation	8,798	8,798	6,049
Cash transfers to Consolidated Fund	—	(10,614)	—

NET CASH FLOWS FROM GOVERNMENT	396,931	393,330	486,918

NET INCREASE/(DECREASE) IN CASH	(750)	(19,549)	(3,990)

Opening Cash and Cash Equivalents	46,940	72,750	53,201

CLOSING CASH AND CASH EQUIVALENTS	46,190	53,201	49,211

Budget Estimates 2009-10	19 - 55

45 DEPARTMENT OF WATER AND ENERGY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (CONT)

CASH FLOW RECONCILIATION
Net cost of services	(374,247)	(521,783)	(427,810)
Non cash items added back	(15,645)	119,192	(52,610)
Change in operating assets and liabilities	1,456	1,457	1,665

Net cash flow from operating activities	(388,436)	(401,134)	(478,755)

19 - 56	Budget Estimates 2009-10

DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
The Department is responsible to the Minister for State Development, the Minister for Regional Development, the Minister for Tourism, Minister for Science and Medical Research and the Minister for Small Business (Section 9).
The primary function of the Department is to contribute to Government policies and provide services to the business sector to achieve a competitive and diverse economy. The Department’s aim is to develop innovative and sustainable businesses and industries that will increase productivity, employment and investment growth.
In order to deliver on these responsibilities, the Department was reorganised during the year to better service the Government’s priorities for economic growth.
Results and Services
The Department has the lead agency responsibility for managing the delivery of outcomes from the NSW Government’s Jobs Summit, held in February 2009. The Department is also responsible for coordinating with partner agencies to ensure the delivery of the following State Plan priorities:
♦	P1: Increased business investment and increased tourist visitation.

♦	P6: Increased business investment in rural and regional New South Wales.
The Department aims to increase investment in, and productivity of, the State’s economy to increase the number of rewarding and high skill jobs, by working towards the following results:
♦	Jobs are created and maintained in industries where the State has competitive advantage, including “green” skills and industries.

♦	Business investment is made by existing and new companies.

♦	There is an environment conducive to doing business in New South Wales.

♦	Sydney and New South Wales are attractive locations for investors, tourism, education and events.

Budget Estimates 2009-10	19 - 57

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Key service areas include programs and activities to:
♦	foster growth in jobs and investment by working with significant employers and major projects

♦	facilitate and support innovation and growth in small and medium businesses

♦	increase adoption of exporting as a business growth strategy

♦	develop the economic capacity of rural and regional New South Wales

♦	increase the State’s science, research and development capacity and

♦	increase tourism through domestic and international marketing, communications and online programs.
The key services provided by the Department of State and Regional Development and the way in which they contribute to the results are set out in the following table:

		Results
				Sydney and
	2009-10			New South
	Budget	Increased	Industry and	Wales as	Improved
	Expenses	jobs and	business	attractive	business
Service Groups	$m	investment	development	locations	environment
Investment and Industry Development	62.9	✓	✓
Enterprise, Small Business and Regional Development	90.4	✓	✓	✓	✓
International Markets and Trade	11.0	✓		✓
Innovation, Research and Policy	52.7	✓	✓	✓
Tourism	51.9	✓	✓	✓	✓
Total Expenses Excluding Losses	268.9

19 - 58	Budget Estimates 2009-10

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Recent Achievements
During 2008-09, the Department worked to secure major investments in New South Wales with an estimated value of $2.2 billion and an employment impact of over 8,000 jobs.
One of the significant projects attracted during 2008-09 was Virgin Blue’s Embraer Jet Base. This project will generate investment of $310 million and will employ 1,000 people when fully operational.
The Department assisted Volgren to establish a bus manufacturing plant in Newcastle. The company will invest $18 million and employ 150 people.
The Department attracted three major film productions in 2008-09: Happy Feet 2, Guardians of Ga’Hoole and Green Lantern. More than 1,100 jobs will be created by these projects, with an estimated production expenditure of more than $350 million.
Chinese automotive company Geely acquired the transmission plant in Albury previously owned by Drivetrain Systems International, securing ongoing employment for 132 people. The Department also helped retain 80 jobs in semiconductor manufacturer, Peregrine, which was at risk of closure.
The Department coordinated a major business mission to the Middle East, aimed at encouraging trade and promoting New South Wales as an investment location. In addition, the Department organised 14 trade missions and exhibitions, involving 120 companies, as well as 127 Independent Market visits.  Projected export sales by the companies as a result of these activities will exceed $108 million.
Recently, the Government introduced the Homebush Motor Racing (Sydney 400) Act 2008, to facilitate the V8 Supercar racing event at Sydney Olympic Park for five years, commencing in 2009. The Department executed a deed of agreement with the proponents of the event to facilitate staging of the event.
Twelve Regional Business Growth Plans have been approved, providing a blueprint for collaboration between agencies and with local governments, Regional Development Boards, and other business stakeholders. This is expected to contribute to the achievement of the State Plan’s priority P6 for regional business and economic growth.
A month long event called Small Business September 2008 was held, promoting small businesses and attracting 40,000 participants. Home Based Business Week and Western Sydney Manufacturing Week were also conducted in May 2009 to further support small businesses.

Budget Estimates 2009-10	19 - 59

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
The Government established the Office of the NSW Chief Scientist and Scientific Engineer and appointed Professor Mary O’Kane to the position. The NSW Research Partnerships Program was established to win major research centres for New South Wales, supported by better coordination of Government research capabilities through the NSW Science Agencies Group.
The Government has allocated funding of $15 million over three years to support the establishment of the Illawarra Health and Medical Research Institute. This will provide critical infrastructure support to underpin research activities in New South Wales.
During 2008-09, Tourism NSW finalised the NSW Tourism Strategy which is supported by an additional $40 million investment by the NSW Government over four years. This will be matched by increased industry investment estimated at $20 million.
Strategic Directions
The Department adopts a whole-of-government approach to its role under the State Plan and will focus on implementing the initiatives arising from the Premier’s Jobs Summit. The Department’s recent reorganisation has created teams aligned to 13 industry sectors addressed by the Summit. Senior Departmental officers are the single points of contact for companies with significant investment projects in five of these sectors: tourism and hospitality, finance and insurance, information and communications technology, manufacturing, and retail.
New South Wales is being impacted by the slowdown in global economic growth, and pressures on employment are expected to continue in 2009-10. To contribute to sustainable jobs and to an improving economy, the Department will place emphasis on assisting businesses to survive and maintain jobs.
The new departmental structure will include a Sydney Operations Team to work closely with local government to deliver programs and services to small and medium enterprises in the Sydney metropolitan area. The Department will also establish formal agreements with selected local government authorities to facilitate business investment opportunities in regional New South Wales.
An agreement has been reached by the State and the Federal Government to merge the NSW Government’s Regional Development Boards with the Australian Government’s Area Consultative Committees to establish a network of Regional Development Australia Committees, operational from 1 July 2009. Key priority areas for the new committees will be regional planning, employment generation and social inclusion, particularly around employment opportunities for disadvantaged groups in the community.

19 - 60	Budget Estimates 2009-10

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
2009-10 Budget Initiatives
Total Expenses
The Department’s total expenses in 2009-10 are estimated at $268.9 million.
The Government’s response to the Jobs Summit comprised a package of measures to support jobs during the global economic downturn, including:
♦	$70 million over four years for the Major Investment Attraction Scheme, a financial incentive package to attract large projects to New South Wales

♦	$2.3 million over five years in additional funding for the Industry Capability Network which assists local businesses to bid for government projects ($453,00 in 2009-10) and

♦	grants of up to $2,500 per person to support retrenched apprentices and trainees.
The second round of initiatives in the Government’s response to the Jobs Summit includes:
♦	the establishment of two employment funds at a cost of $19 million over two years to assist businesses establishing or expanding: a Western Sydney Employment Fund ($4.4 million in 2009-10) and a Regional NSW Employment Fund ($2.6 million in 2009-10)

♦	$6 million to retrain workers who have lost their jobs to assist them return to work ($3 million in 2009-10)

♦	$5 million to support the NSW production of Australian based screen projects (see Film and Television Office page 2-130)

♦	$3 million per annum to engage project managers to ensure efficient and timely delivery of major planning issues (see Department of Planning page 17-5)

♦	$2.4 million in 2009-10 to help councils speed up development assessments and rezonings ( see Department of Planning page 17-5) and

♦	$1.5 million per annum to assist in additional supply of employment land (see Department of Planning page 17-5).

Budget Estimates 2009-10	19 - 61

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Initiatives for 2009-10 will include establishing four international offices: in China (Shanghai and Guangzhou), India (Mumbai) and the United Arab Emirates (Abu Dhabi) as part of the Government’s program to attract new business investment, grow exports, increase NSW market share of tourism and international students, and promote Sydney’s global city profile.
The Department will support tourism in New South Wales through continued implementation of the $40 million NSW Tourism Strategy and development of a Tourism Industry Plan in partnership with the tourism industry. Increasing investment in targeted local and international campaigns is also a key focus for Tourism NSW.
The Department will work with other agencies to deliver new programs under the $85 million Building the Country Package, over five years from 1 January 2009, to assist country businesses and communities. The package includes initiatives for local infrastructure, community broadband development, water adjustment, and support for small chambers of commerce, country halls and libraries. In addition, a total of over $20 million will be extended to small and medium businesses in all parts of the State to support jobs growth and retention through improved business skills, expanded markets and the adoption of innovative business practices.
A special assistance package of up to $10 million per year for two years is being introduced to protect and increase export and employment opportunities in the Western and Gunnedah coalfields.
To support NSW medical research capability, $27.3 million will be available as grants. An amount of $10 million is also being allocated to attract Australian Government funding for science and other research, including initiatives to improve the connections between research organisations and industry.
The Department will also manage the provision of Government services and support for the V8 Supercars event at Sydney Olympic Park.
Capital Expenditure
The Department’s capital expenditure program for 2009-10 is $479,000. Of this, an amount of $300,000 has been allocated to improve road-side signage of tourism attractions across the State. The balance $179,000 will be spent on minor works including the replacement of equipment.

19 - 62	Budget Estimates 2009-10

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Result Indicators
Increased jobs and investment

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Investment committed:
Metropolitan	$ m	1,109	465	420	1,350	420
Regional	$ m	1,612	791	850	870	850
Employment impact of investment committed:
Metropolitan	no.	2,312	4,130	2,100	4,740	2,100
Regional	no.	4,125	5,281	4,000	4,030	4,000
Rate of employment growth in small and medium enterprise clients	%	13	14	10	10	10
Private business investment (a)	$ b	39	45	49	48	48
New employment by start-up and small businesses	no.	4,005	4,546	3,500	3,500	3,500

(a)	This indicator contributes to the measurement of State Plan Priorities P1 and P6. The target under the State Plan is to double the level of new business investment from around $40 billion per annum in 2006 to around $80 billion per annum in 2016. Data sourced from the ABS National Accounts.
Industry and business development

			2006-07	2007-08	2008-09	2008-09	2009-10
	Units		Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Export growth by small and medium enterprise clients	$	m	202	176	80	90	90
NSW share of new company registrations		%	31.2	30.0	32.5	32.5	33.0
Local industry participation in major projects:
Metropolitan	$	m	24	54	50	70	50
Regional	$	m	190	149	90	170	90

Budget Estimates 2009-10	19 - 63

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Result Indicators (cont)
Sydney and New South Wales are attractive locations

			2006-07	2007-08	2008-09	2008-09	2009-10
	Units		Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Growth in total NSW visitor nights (a)	mill		136.0	139.0	138.0	138.0	138.1
Growth in visitor expenditure	$ b		17.4	18.0	18.2	18.2	18.0
Maintain greater market share of total visitor nights in Australia (b)		%	31.5	31.5	29.3	31.8	30.6
Sydney city brand ranking (c)	Rank		1	1	Top 5	Top 5	Top 5
Business confidence in		%	equal to	lower than	equal to	equal to	equal to
New South Wales compared to			national	national	national	national	national
the national figure (d)			rate	rate	rate	rate	rate

(a)	This indicator contributes to the measurement of State Plan Priorities P1 and P6. The target is to increase tourist visitation to New South Wales by an additional 10 million visitor nights by 2016, compared to 2004-05.

(b)	Above 30 per cent share.

(c)	Anholt-GMI city brands index.

(d)	National Australia Bank quarterly business survey.
Improved business environment

			2006-07	2007-08	2008-09	2008-09	2009-10
	Units		Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

NSW allocation of major Australian Government research funds	$ m		273	311	311	338	304
Jobs supported/retained from NHMRC, ARC and NICTA (a)	no.		2,065	2,230	2,530	2,820	2,470
Businesses accessing research infrastructure through CIAP (b)	no.		n.a.	n.a.	n.a.	n.a.	80
Small and medium enterprises reporting innovation:
Research and development or new product development		%	50	51	50	50	50
Marketing a new or improved product or service		%	55	59	55	55	55

(a)	NHMRC - National Health and Medical Research Council, ARC — Australian Research Council, NICTA — National Information Communication Technology Australia.

(b)	CIAP - Collaborative Infrastructure Access Program which is a component of the Science Leveraging Fund.

19 - 64	Budget Estimates 2009-10

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Service Group Statements
46.1 Investment and Industry Development

Service Description:	This service group covers undertaking industry specific analysis for the identified priority areas based on market intelligence and consultation with stakeholders both internal and external to Government and investment attraction for large projects. This includes the development and implementation of industry and sectoral plans to proactively drive industry growth at a State and regional level in line with State Plan targets.

Linkage to Results:	This service group contributes by working towards a range of intermediate results that include the following:
♦	increased number of jobs in Sydney and regional New South Wales

♦	increased capital investment in New South Wales

♦	jobs retained in targeted sectors and vulnerable locations

♦	firms win supply chain business with large private and public sector contracts and projects including international markets and

♦	business and industry adopt innovative technologies, processes, products and services.

			2006-07	2007-08	2008-09	2008-09	2009-10
	Units		Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Metropolitan projects facilitated or financially assisted:
Investment projects assisted	no.		22	25	25	25	25
Funding required to assist investment projects	$ m		2	17	7	7	7
Regional projects facilitated or financially assisted:
Investment projects assisted	no.		156	297	200	260	150
Funding required to assist investment projects	$ m		12	29	15	18	15
Investment clients satisfied with assistance		%	82	89	80	80	80

Employees:	FTE		n.a.	n.a.	56	56	56

Budget Estimates 2009-10	19 - 65

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Service Group Statements (cont)
46.1 Investment and Industry Development (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	33,030	38,446	62,891

Total expenses include the following:
Assistance to industry	10,600	16,775	22,148
Assistance package for the Western and Gunnedah Coalfields	—	—	10,000
Major Investment Attraction Scheme	—	1,900	10,000
Industry Capability Network	1,247	1,247	1,700
Katoomba Echo Point Development	3,000	225	1,000
National ICT Centre of Excellence	5,000	5,000	5,000
Australian Technology Showcase	1,000	1,000	1,000
Innovation and Biotechnology Strategies	3,136	3,136	3,136

NET COST OF SERVICES	32,658	38,106	62,673

CAPITAL EXPENDITURE	774	774	179

19 - 66	Budget Estimates 2009-10

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Service Group Statements (cont)
46.2 Enterprise, Small Business and Regional Development

Service Description:	This service group covers providing strategic support to increase employment and investment growth in regional and metropolitan areas, with a focus on local infrastructure and small and medium enterprises.

Linkage to Results:	This service group contributes by working towards a range of intermediate results that include the following:
♦	increased business investment and employment in regional New South Wales

♦	increased competitive position of small and medium enterprises

♦	new businesses start and employment grows

♦	regional communities identify and promote business opportunities and

♦	small businesses access information to expand markets and adopt improved business practices.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Regional businesses assisted through small business programs	no.	3,813	4,175	2,900	2,900	3,000
Regional communities assisted	no.	82	50	40	70	70
Business development events:
Events	no.	496	441	400	500	500
Participants	no.	20,634	26,703	20,000	50,000	50,000
Businesses assisted through small business programs	no.	n.a.	2,400	1,700	1,900	1,700
Total services provided to micro and start-up business clients	no.	380,216	277,987	135,000	135,000	135,000
Retail Tenancy Unit:
Mediations	no.	350	375	300	340	350
Informal mediations	no.	8,150	7,100	7,000	7,500	7,500
Bonds lodged	no.	13,200	16,000	16,000	16,800	17,800

Employees:	FTE	n.a.	n.a.	125	129	128

Budget Estimates 2009-10	19 - 67

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Service Group Statements (cont)
46.2 Enterprise, Small Business and Regional Development (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	54,725	54,139	90,348

Total expenses include the following:
Regional Development Boards	1,690	1,850	—
Building the Country Program	—	2,500	25,500
Illawarra Advantage Fund	1,000	1,200	2,000
Illawarra “green” jobs	—	—	250
Hunter Advantage Fund	593	1,000	1,593
Hunter “green” jobs	—	—	250
Payroll Tax Incentive Scheme	13,000	9,000	11,400
Regional Development Assistance	11,754	11,087	12,644
Western Sydney Employment Fund	—	—	4,400
Regional NSW Employment Fund	—	—	2,600
Support for workers who have lost their jobs	—	—	3,000
Business Drought Assistance	—	1,200	1,000
Small business programs	3,119	2,319	2,319
Business advisory services	3,000	3,000	2,500
Retail tenancy mediation services	1,599	1,599	1,361

NET COST OF SERVICES	52,692	52,044	87,821

19 - 68	Budget Estimates 2009-10

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Service Group Statements (cont)
46.3 International Markets and Trade

Service Description:	This service group covers identifying priority industries and markets for export opportunities and potential inbound investment attraction. This includes managing NSW’s overseas presence via missions, trade desks, overseas offices providing a one-stop shop for international businesses and for export ventures of NSW Government agencies.

Linkage to Results:	This service group contributes by working towards a range of intermediate results that include the following:
♦	increased export sales from New South Wales

♦	increased number of new investors to New South Wales

♦	overseas offices are established to support Government’s offshore strategies and

♦	business migrants are secured for New South Wales.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Small and medium businesses assisted by trade programs	no.	1,700	1,700	1,700	1,700	1,800
Clients visiting export markets missions/exhibitions	no.	120	120	120	120	150
Individual market visits for clients supported by the Department	no.	115	127	80	180	150
Clients under management by export advisors	no.	650	640	600	580	600

Employees:	FTE	n.a.	n.a.	45	45	62

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	8,178	9,385	11,030

Total expenses include the following:
Trade Programs	800	1,800	1,800

NET COST OF SERVICES	7,509	8,822	10,098

Budget Estimates 2009-10	19 - 69

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Service Group Statements (cont)
46.4 Innovation, Research and Policy

Service Description:	This service group covers the research and development, analysis and stakeholder engagement activities required to help drive innovation, increase competitiveness and economic growth.

Linkage to Results:	This service group contributes by working towards a range of intermediate results that include the following:
♦	New South Wales wins a greater share of Australian Government research funds

♦	research concentrations are developed in alignment with business, industry and Government priorities

♦	knowledge and skills clearly focussed on what business and industry require to become more internationally competitive and innovative and

♦	increased number of businesses innovating.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Science and medical research projects:
Grants	no.	30	28	53	53	52
Funding to assist science and medical research projects	$ m	44	32	34	34	32
Advice and partnerships on significant State and national policy and regulatory initiatives	no.	25	25	25	25	25
Major stakeholder consultation and advisory forums	no.	40	35	35	35	35

Employees:	FTE	n.a.	n.a.	69	80	80

19 - 70	Budget Estimates 2009-10

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Service Group Statements (cont)
46.4 Innovation, Research and Policy (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	46,320	52,419	52,711

Total expenses include the following:
Medical Research Support Grants	22,331	22,331	22,331
Illawarra Medical Research Institute	—	5,000	5,000
Science Leveraging Fund	10,000	10,000	10,000
Innovation and Biotechnology Strategies	664	664	664

NET COST OF SERVICES	45,931	52,145	52,412

Budget Estimates 2009-10	19 - 71

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Service Group Statements (cont)
46.5 Tourism

Service Description:	This service group covers promoting New South Wales to domestic and international tourism markets and providing opportunities for an increase in jobs and tourist expenditure.

Linkage to Results:	This service group contributes by working towards a range of intermediate results that include the following:
♦	Sydney and regional New South Wales are positioned as attractive visitor destinations

♦	international and domestic tourism expenditure grows

♦	market share of visitor nights for Sydney and regional New South Wales is maintained retaining the State’s number one position

♦	increased number of opportunities for the tourism industry to partner in Tourism NSW initiatives and

♦	business leads are generated for tourism operators.

			2006-07	2007-08	2008-09	2008-09	2009-10
	Units		Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Consideration of visiting New South Wales for a domestic holiday or a short break		%	80	80	80	83	80
Visits to Tourism website	mill		2.0	2.5	2.8	3.6	3.8
Business leads generated for tourism operators	mill		n.a.	n.a.	0.4	0.6	0.7
Industry investment in marketing activities:
Direct	$ m		4.5	4.7	5.0	4.2	4.0
Indirect	$ m		n.a.	n.a.	n.a.	1.5	3.0
Equivalent advertising value of publicity generated	$ m		95	95	95	98	95

Employees:	FTE		n.a.	n.a.	145	116	116

19 - 72	Budget Estimates 2009-10

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT
Service Group Statements (cont)
46.5 Tourism (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	43,633	47,318	51,917

Total expenses include the following:
Tourism Project and Marketing Activities	22,672	25,107	30,398
Grants to Regional Tourism Organisations	1,633	3,383	5,133

NET COST OF SERVICES	36,893	41,221	46,486

CAPITAL EXPENDITURE	300	300	300

Budget Estimates 2009-10	19 - 73

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	48,978	47,803	50,329
Other operating expenses	18,876	21,295	17,949
Depreciation and amortisation	1,393	1,393	1,453
Grants and subsidies	59,794	60,628	65,457
Other expenses	56,845	70,588	133,709

Total Expenses Excluding Losses	185,886	201,707	268,897

Less:
Retained Revenue
Sales of goods and services	635	137	300
Investment income	2,818	2,818	2,883
Grants and contributions	6,350	6,024	6,018
Other revenue	400	406	206

Total Retained Revenue	10,203	9,385	9,407

Gain/(loss) on disposal of non current assets	—	(16)	—

NET COST OF SERVICES	175,683	192,338	259,490

Recurrent Funding Statement

Net Cost of Services	175,683	192,338	259,490
Recurrent Services Appropriation	170,752	187,302	254,226

Capital Expenditure Statement

Capital Expenditure	1,074	1,074	479
Capital Works and Services Appropriation	1,074	1,074	479

19 - 74	Budget Estimates 2009-10

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	24,218	24,989	23,377
Receivables	8,032	8,926	8,926
Assets held for sale	764	764	764
Other	—	44	44

Total Current Assets	33,014	34,723	33,111

Non Current Assets
Other financial assets	469	12	12
Property, plant and equipment -
Land and building	2,635	2,635	2,635
Plant and equipment	5,411	5,467	4,630
Intangibles	505	505	368

Total Non Current Assets	9,020	8,619	7,645

Total Assets	42,034	43,342	40,756

LIABILITIES
Current Liabilities
Payables	4,248	8,843	8,770
Provisions	4,940	4,687	4,687
Other	178	10	—

Total Current Liabilities	9,366	13,540	13,457

Non Current Liabilities
Provisions	38	35	57
Other	1,409	1,395	1,350

Total Non Current Liabilities	1,447	1,430	1,407

Total Liabilities	10,813	14,970	14,864

NET ASSETS	31,221	28,372	25,892

EQUITY
Reserves	662	662	662
Accumulated funds	30,559	27,710	25,230

TOTAL EQUITY	31,221	28,372	25,892

Budget Estimates 2009-10	19 - 75

46 DEPARTMENT OF STATE AND REGIONAL DEVELOPMENT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	45,073	45,073	47,962
Grants and subsidies	63,594	64,428	69,257
Other	80,056	96,140	155,937

Total Payments	188,723	205,641	273,156

Receipts
Sale of goods and services	635	61	300
Interest	2,818	2,818	2,883
Other	14,664	14,344	14,135

Total Receipts	18,117	17,223	17,318

NET CASH FLOWS FROM OPERATING ACTIVITIES	(170,606)	(188,418)	(255,838)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	—	2	—
Purchases of property, plant and equipment	(1,074)	(1,074)	(479)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,074)	(1,072)	(479)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	170,752	187,302	254,226
Capital appropriation	1,074	1,074	479

NET CASH FLOWS FROM GOVERNMENT	171,826	188,376	254,705

NET INCREASE/(DECREASE) IN CASH	146	(1,114)	(1,612)

Opening Cash and Cash Equivalents	24,072	26,103	24,989

CLOSING CASH AND CASH EQUIVALENTS	24,218	24,989	23,377

CASH FLOW RECONCILIATION
Net cost of services	(175,683)	(192,338)	(259,490)
Non cash items added back	5,119	3,944	3,758
Change in operating assets and liabilities	(42)	(24)	(106)

Net cash flow from operating activities	(170,606)	(188,418)	(255,838)

19 - 76	Budget Estimates 2009-10

NSW FOOD AUTHORITY
The NSW Food Authority is responsible for ensuring food safety and compliance with food standards from production on-farm, or by harvest or catch, through processing and manufacture to retail and service of food. The role of the Authority is to improve food safety, reduce food-borne illness and improve the general health of the community. The Authority also supports and assists the food regulatory activities of local councils, all of which are appointed enforcement agencies under the Food Act 2003.
Results and Services
The Authority contributes to building healthier communities and a stronger NSW economy by working towards the following results:
♦	The food regulatory framework in New South Wales is sound and the food industry is aware of and complies with food regulatory requirements.

♦	Consumers are educated and handle food safely and properly.

♦	Food is correctly labelled and identified.

♦	Costs to industry are minimised and market access increased by coordinated state, local and Australian Government food regulation.
Key services provided by the Authority to contribute to these results include:
♦	developing, evaluating and reviewing the food regulatory framework

♦	consulting and communicating with industry and providing training and advice

♦	monitoring NSW food industry compliance with regulatory requirements by licensing food businesses and auditing and inspecting their operations

♦	investigating consumer and food industry complaints and taking enforcement action for breaches of food laws

♦	informing and educating the public on safe and proper food handling and providing a single point of contact for food safety issues for consumers and industry and

♦	communicating and coordinating with other government agencies.

Budget Estimates 2009-10	19 - 77

NSW FOOD AUTHORITY
The key services provided by the NSW Food Authority and the way in which they are expected to contribute to results are set out in the following table:

		Results
			Fewer	NSW Food	State/Local/
	2009-10	Consumers	people get	Industry is	Australian
	Budget	make safe	ill or injured	reputable	Governments
	Expenses	and informed	through	innovative and	food
Service Groups	$m	choices	eating food	competitive	regulations
Science, Standards and Communication	6.7	✓	✓	✓	✓
Compliance, Investigation and Enforcement	14.1	✓	✓	✓	✓
Total Expenses Excluding Losses	20.8
Recent Achievements
Projected expenditure for 2008-09 is $35.2 million, comprising $21.4 million of recurrent expenses similar to that of recent years, along with additional employee related expenditure of $13.8 million to recognise the revaluation of superannuation liabilities. Key initiatives and developments during the year include:
♦	continued implementation of the Food Regulation Partnership Model with the local government sector, including the conduct of local government forums, communication and training programs to which the Government has contributed $1.2 million

♦	continued development of the Byte system for managing interactions with NSW food businesses including management of food-borne illnesses to enable timely intervention to prevent their spread

♦	remake of the Food Regulation 2004 including review of the current regulation and further consolidation of food safety schemes

♦	new regulatory arrangements for hospitals, aged care facilities and delivered meals organisations and continued development of other arrangements for childcare facilities

♦	continued work on implementation of an egg food safety scheme

19 - 78	Budget Estimates 2009-10

NSW FOOD AUTHORITY
♦	development and piloting of a framework to evaluate the impact of the Authority’s regulatory and non-regulatory food safety interventions

♦	continued contribution to the development of national policies and standards, including the Food Standards Code and

♦	development of a package of initiatives to reduce food-borne illness in the hospitality sector.
Strategic Directions
The Authority’s mission is to ensure that food in New South Wales is safe and correctly labelled, and that consumers are able to make informed choices about the food they eat.
The Authority’s key strategies for achieving this are:
♦	providing the regulatory framework for industry to produce safe and correctly labelled food and ensuring industry compliance through advice and training and consistent interpretation and enforcement of requirements

♦	informing and educating consumers about food safety and how to make appropriate choices about food consumption and

♦	being the State’s recognised authority and reference point on food safety.
2009-10 Budget Initiatives
Total Expenses
The Authority is funded on a shared basis by the Government and industry with the Government contributing $11.4 million in 2009-10 toward the agency’s total planned expenditure of $20.8 million. Expenditure relates mainly to the provision of food safety audit, compliance, enforcement, scheme development, implementation and licensing services along with communication, consumer information and education, policy and scientific services.
Total expenditure in 2009-10 is $14.3 million below the revised budget for 2008-09 of $35.2 million. The 2008-09 budget was revised to include $1 million for additional legal expenditure and $13.8 million in employee related expenditure to recognise the revaluation of superannuation liabilities.

Budget Estimates 2009-10	19 - 79

NSW FOOD AUTHORITY
The 2009-10 budget includes government funded expenditure of $10.5 million for food regulatory activities and additional government expenditure of $850,000 toward the continued implementation of the food regulation partnership model with local government. This has involved establishment of a framework for the administration, support and coordination of local government’s role in food regulation and includes a communications program and training for local government officers.
Capital Expenditure
The Authority’s capital expenditure program is estimated at $1.7 million in 2009-10. This includes $600,000 for the purchase of replacement motor vehicles and $1.1 million on information technology and other equipment.

19 - 80	Budget Estimates 2009-10

NSW FOOD AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	1,771	1,897	1,929
Investment income	1,100	1,100	1,100
Retained taxes, fees and fines	6,221	5,991	6,443
Grants and contributions	11,747	11,747	11,398

Total Retained Revenue	20,839	20,735	20,870

Less:
Expenses Excluding Losses
Operating Expenses -
Employee related	13,819	27,560	14,214
Other operating expenses	6,285	6,909	5,946
Depreciation and amortisation	720	686	683

Total Expenses Excluding Losses	20,824	35,155	20,843

Gain/(loss) on disposal of non current assets	—	(200)	—

SURPLUS/(DEFICIT)	15	(14,620)	27

Budget Estimates 2009-10	19 - 81

NSW FOOD AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	2,720	11,950	11,690
Receivables	1,618	1,248	1,279
Other financial assets	8,406	—	—

Total Current Assets	12,744	13,198	12,969

Non Current Assets
Property, plant and equipment -
Land and building	5,834	6,085	5,902
Plant and equipment	2,777	1,998	2,653
Intangibles	2,579	2,277	2,322
Other	1,731	—	—

Total Non Current Assets	12,921	10,360	10,877

Total Assets	25,665	23,558	23,846

LIABILITIES
Current Liabilities
Payables	1,950	1,601	1,641
Provisions	4,549	4,797	4,988
Other	1,178	1,218	1,248

Total Current Liabilities	7,677	7,616	7,877
Non Current Liabilities
Provisions	—	12,171	12,171

Total Non Current Liabilities	—	12,171	12,171

Total Liabilities	7,677	19,787	20,048

NET ASSETS	17,988	3,771	3,798

EQUITY
Accumulated funds	17,988	3,771	3,798

TOTAL EQUITY	17,988	3,771	3,798

19 - 82	Budget Estimates 2009-10

NSW FOOD AUTHORITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	1,771	1,897	1,929
Retained taxes	1,000	1,000	1,000
Interest	1,100	1,100	1,100
Other	17,479	17,526	17,333

Total Receipts	21,350	21,523	21,362

Payments
Employee related	13,730	13,626	14,023
Other	6,797	7,628	6,403

Total Payments	20,527	21,254	20,426

NET CASH FLOWS FROM OPERATING ACTIVITIES	823	269	936

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	500	500	500
Proceeds from sale of investments	307	—	—
Purchases of property, plant and equipment	(960)	(789)	(1,351)
Other	(720)	(767)	(345)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(873)	(1,056)	(1,196)

NET INCREASE/(DECREASE) IN CASH	(50)	(787)	(260)

Opening Cash and Cash Equivalents	2,770	12,737	11,950

CLOSING CASH AND CASH EQUIVALENTS	2,720	11,950	11,690

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	15	(14,620)	27
Non cash items added back	720	686	683
Change in operating assets and liabilities	88	14,203	226

Net cash flow from operating activities	823	269	936

Budget Estimates 2009-10	19 - 83

MINISTER FOR ROADS
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Roads and Traffic Authority of New South Wales
Total Expenses	2,612.8	2,784.5	6.6
Capital Expenditure	2,200.3	2,550.4	15.9

Total, Minister for Roads	2,612.8	2,784.5	6.6
	2,200.3	2,550.4	15.9
ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
The Roads and Traffic Authority (RTA) is a statutory authority established in 1989 under the Transport Administration Act 1988. The focus of the RTA is to deliver a safe, sustainable and efficient road transport system. It achieves this by managing, operating, maintaining and developing the road network, regulating road use and educating road users.
In June 2008, there were 5.2 million registered vehicles and 4.6 million licensed drivers and riders in New South Wales.
Results and Services
The RTA has lead agency responsibility for coordinating with partner agencies to deliver the following State Plan priority:
♦	S7 — Safer roads.
The State Plan target for this priority is to reduce road fatalities to 0.7 per 100 million vehicle kilometres travelled (VKT) by 2016.

Budget Estimates 2009-10	20 - 1

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
The RTA contributes to providing safer roads and reducing road fatalities by working towards the following results:
♦	The safety of the road environment, vehicles and road user behaviour is maximised.

♦	The condition and value of the road network meets acceptable standards.

♦	The road transport system supports reliable and efficient movement of people and goods.

♦	Impacts of the road network on natural, cultural and built environments are minimised.
Key services provided by the RTA to contribute to these results include:
♦	delivering road infrastructure construction projects on time and on budget to facilitate road safety, manage traffic congestion and business productivity improvements

♦	significant ongoing maintenance and improvement programs, traffic management, the application of a safe systems approach to the road network and strategic long-term planning to achieve a safer, more reliable, efficient and sustainable road system and

♦	developing and implementing a range of preventative initiatives to reduce road trauma, manage freight policy, test and regulate drivers and vehicles, improve customer access and service, ensure adherence to legislation, manage toll operations, vehicle emissions and camera-based enforcement systems to ensure improved road safety, economic development, and efficiency of the road network.

20 - 2	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
The key services provided by the RTA and the way in which they are expected to contribute to these results are set out in the following table:

		Results
				The road
			The	transport
		The safety of	condition	system	Impacts on
		the road	and value of	supports	the natural,
		environment,	the road	reliable and	cultural and
	2009-10	vehicles and	network	efficient	built
	Budget	road user	meets	movement of	environments
	Expenses	behaviour is	acceptable	people and	are
Service Groups	$m	maximised	standards	goods	minimised
Road Development	10.9	✓	✓	✓	✓
Road Management	2,190.1	✓	✓	✓	✓
Road Use	479.8	✓		✓
M4/M5 Cash Back	103.7				✓
Total Expenses Excluding Losses	2,784.5
Recent Achievements
Road Development
Pacific Highway Upgrade Program
The jointly funded upgrading program of works began in 1996, through an initial 10 year agreement between the NSW and Australian Governments. By the end of 2009, the NSW Government will have spent $2.45 billion and the Australian Government $1.45 billion on the upgrade.
In January 2009, 277 kilometres of the highway’s 679 kilometre length between Hexham and Tweed Heads was dual carriageway divided road with travel time savings of about 70 minutes for both heavy and light vehicles. A further 77 kilometre segment is under construction.
The $233 million upgrade of the Pacific Highway at Bonville was completed in September 2008. Significant construction is continuing on the $262 million project from Karuah to Bulahdelah, the $555 million Coopernook to Herons Creek project, and the $640 million Ballina Bypass project.

Budget Estimates 2009-10	20 - 3

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Sydney Projects
Lane Cove Tunnel
Stage two of the Lane Cove Tunnel was completed in March 2008. Transit lanes were also introduced on the widened Gore Hill Freeway from the Pacific Highway to the Warringah Freeway.
Construction work has also started on a new pedestrian/cycle bridge across the Warringah Freeway. This $15 million project is expected to be completed by late 2009.
M5 East Filtration Plant
Construction of a $65 million filtration plant began in April 2008. The plant was part of an Air Quality Improvement Plan for the tunnel, announced in June 2006 and is due to be commissioned at the end of 2009.
Alfords Point Bridge
The duplication of Alfords Point Bridge over the Georges River was opened to traffic in August 2008. The project cost $42 million and consists of two parallel bridges, each with two lanes plus a breakdown lane and a shared pedestrian/cycle path. The new bridge has removed the need for the tidal flow arrangements during peak periods.
Mamre Road
The Mamre Road, M4 Overpass duplication was completed in March 2009 at a cost of $11 million providing benefits to the local community and through traffic and reducing congestion and delays, particularly during peak traffic times.
F3 Freeway, Cowan to Mount Colah
Construction began in January 2007 to widen an 11.5 kilometre section of the F3 Freeway between Cowan and Mount Colah from four to six lanes. The $104 million project is jointly funded by the NSW and Australian Governments and is expected to be completed in late 2009.

20 - 4	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Cowpasture Road Upgrade
Cowpasture Road was a 12.8 kilometre, two-lane, undivided arterial road from the roundabout at the Horsley Drive, Wetherill Park to Camden Valley Way, Leppington. It is being progressively upgraded to a four lane divided road. Construction of the $18 million upgrade from Main Street to Camden Valley Way began in June 2008 and is scheduled to be opened to traffic in mid 2009. Construction has commenced on the $72 million upgrade from North Liverpool Road to the M7.
Inner West Busway
The upgrade of Victoria Road to provide an Inner West Busway, including duplication of the Iron Cove Bridge, will improve the efficiency and reliability of bus services between Gladesville and Rozelle by providing bus lanes during the morning and evening peak periods. The project also includes new cycle and pedestrian facilities. Following extensive community consultation the proposal was revised to minimise local impacts while still providing the required improvements to public transport. Construction is expected to commence in mid 2009.
Great Western Highway
The Great Western Highway upgrade program is improving travel times for motorists and providing a safer road environment for all road users, including pedestrians and cyclists. The NSW Government has committed $360 million towards the upgrade, with the Australian Government contributing $100 million over the past 5 years.
Section one of the Leura to Katoomba upgrade, between Willow Park Avenue and East View Avenue, was opened to traffic in 2006. The $25 million section two between East View Avenue and Bowling Green Avenue was opened to traffic in March 2009. The major feature of this project is a grade separated interchange at Leura Mall to provide access for local road users and preserve local heritage features.
Work continues on the $160 million upgrade from Woodford to Hazelbrook, with the Oaklands Road local traffic railway underpass and Hazelbrook Parade completed. Work has started on the highway widening between Winbourne Road and Ferguson Avenue.

Budget Estimates 2009-10	20 - 5

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Improving Access Between Cities and Regions
Hume Highway
Northbound upgrade, Brooks Road to Camden Valley Way, Ingleburn
The $30 million northbound widening of the Hume Highway (F5 Freeway) between Brooks Road and Camden Valley Way was opened to traffic in August 2008. The project was jointly funded by the Australian Government (80 per cent) and the NSW Government (20 per cent).
Southern Hume Highway duplication
In June 2006 the NSW and Australian Governments signed a Memorandum of Understanding to accelerate 67 kilometres of duplication. The Australian Government provided $800 million to complete the work by December 2009. Interest earnings were also directed to the project to meet a total cost of $924 million. The project is on track for completion by December 2009.
Bypasses of Tarcutta, Holbrook and Woomargama
Preferred routes have been announced and project planning approvals are expected in late 2009 for Tarcutta, Holbrook and Woomargama bypasses. Once completed in 2012 these bypasses will make up the final 20 kilometres of dual carriageway between Sydney and Albury.
Coolac bypass
A contract was awarded in February 2007 for the $179 million Coolac Bypass with construction commencing in May 2007. The project comprises a 12 kilometre four lane bypass and a four kilometre reconstruction of the northbound carriageway between Muttama Creek and the Dog-on-the-Tuckerbox. Completion of the project is expected in mid 2009. The project is fully funded by the Australian Government.
Sheahan Bridge duplication, Gundagai
This $78 million project is fully funded by the Australian Government and is expected to be completed in late 2009.

20 - 6	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Princes Highway
Kiama ramps
This $13 million project to provide additional northbound and southbound ramps to and from the Princes Highway was opened to traffic in March 2009.
Conjola Mountain realignment
Stage one (bridge over Conjola Creek) was completed in December 2008. A contract for the remaining work was awarded in September 2008. Funding for this project includes a $10 million contribution from the Australian Government arranged by the Southern Region of Councils.
South Nowra road safety improvements
Work began in June 2007 to widen part of the Princes Highway between South Nowra and Jervis Bay Road to four lanes, including duplication of the two lane bridge over Currambene Creek. The $23.5 million project was jointly funded with the Australian Government contributing $15 million and the NSW Government $8.5 million. The project was opened to traffic in November 2008.
Hunter and Newcastle Projects
The Hunter Expressway will provide a 39.5 kilometre link between the F3 Freeway at Seahampton and the New England Highway west of Branxton. The four-lane link would address congestion on the New England Highway in Maitland and provide a high standard east-west connection between the Newcastle regional centre and urban centres in the lower Hunter.
The interchange at Weakleys Drive, Beresfield was opened to traffic in December 2008, which eliminated three sets of traffic signals for through traffic on the New England Highway. The $51.8 million project was fully funded by the Australian Government.
Construction began in October 2007 to provide a new two lane crossing of the Hunter River replacing the existing Tourle Street Bridge. The $44 million project is expected to be completed and opened to traffic in mid 2009.

Budget Estimates 2009-10	20 - 7

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Central Coast Projects
Central Coast Highway (The Entrance Road), Ocean View Drive to Tumbi Road, Wamberal
This $42 million project provides two lanes in each direction, a continuous off-road cycleway, bus bays and pedestrian facilities for the full 1.5 kilometre length. The Ocean View Drive to Pitt Road section was opened to traffic in July 2008, and the Pitt Road to Tumbi Road section was opened to traffic in December 2007.
Pacific Highway, Glen Road to Burns Road, Ourimbah
A contract was awarded in March 2008 for the next stage of the Pacific Highway widening between Glen Road and Burns Road, Ourimbah. Construction began in June 2008 and the project is expected to be open for traffic in mid 2010. The project is estimated to cost $52 million.
Pacific Highway, Tuggerah to Wyong
Stage one of this $42 million upgrade, between Anzac Road and Mildon Road was opened to traffic in February 2008. The project involves widening the road from one lane to two lanes in each direction between Anzac Road and Johnson Road, with improved intersections, pedestrian facilities and a dedicated off-road cycleway. The full length is expected to be completed in late 2009.
Road Management
Cashless Tolling for the Sydney Harbour Bridge
On 11 January 2009, the Sydney Harbour Bridge moved to total cashless tolling, resulting in improved traffic flow and reduced travel times. Time of Day tolling was introduced on 27 January 2009 on the Sydney Harbour Bridge and Tunnel, resulting in reduced congestion around the Sydney Harbour crossings. New tolling products have also been introduced, including the Easy Toll tag and a short-term tag, to better meet customer needs.

20 - 8	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Pinch Point Strategy
The NSW Government’s Urban Transport Statement included $100 million for the Pinch Points Program. This strategy includes widening intersections, lengthening turning bays, upgrading congested roundabouts with signals and upgrading clearway and local parking restrictions. The strategy will ease congestion at pinch points on 23 sections of the road network by 2012. Works at Campbelltown and on King Georges Road have already been completed.
Bus Priority Program
The $135 million Stage 1 bus priority program has been delivered. Stage 2 of the program, with an estimated total cost of $160 million is under way.
Construction of infrastructure measures on strategic bus corridors as at the end of January 2009 included 89 completed bus priority infrastructure projects with a further 13 bus priority infrastructure projects under construction.
The introduction of Public Transport Information and Priority System for buses on the Sydney network commenced during the first quarter of 2008. Initial implementation is focused on the State Transit Authority (STA) Northern Beaches fleet. Installation on all the STA Sydney fleet is on schedule to be completed by December 2009.
Engineering Crash Reduction
A total of $33.5 million is being spent in 2008-09 on treatments to 156 high crash locations, of which 62 are State funded and 94 are Australian Government funded. Typical treatments include intersection improvements, road realignments, clear zone enhancements, improved delineation and safety barrier installations. In 2009-10, up to 200 additional crash locations are proposed to be treated under the Australian Government’s Nation Building package and ongoing Federal Black Spot program which provides $66 million in funding for the State.
Road Transport Management for World Youth Day
The major international event, World Youth Day was held in Sydney in July 2008. The RTA’s Transport Management Centre was operational for 21 days during the event, managing the road and public transport networks, event road closures, pedestrian management, all signposting requirements, Variable Message Signs, Special Event Clearway management, bus interchange management, event barricading and support for police security operations for the visit of Pope Benedict XVI to the event.

Budget Estimates 2009-10	20 - 9

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Expansion of Higher Mass Limits access in New South Wales
The RTA continued to expand the NSW State road network available for use by higher productivity vehicles including those at Higher Mass Limits (HML). During 2008-09 a further 320 kilometres of the State road network has been approved as suitable for HML, bringing the overall total to 14,000 kilometres. HML allows these vehicles to transport an increased payload capacity under rigorous regulatory conditions, including road friendly suspension and satellite tracking through the Intelligent Access Program. Accordingly, HML has the potential to reduce the total number of individual heavy vehicle trips.
Pedestrian facilities
The RTA is upgrading 59 non-signalised pedestrian crossings located on multi-lane State Government controlled roads. As at the end of February 2009, 38 multi-lane crossings have been upgraded, with traffic signals installed at 32 sites. A further six sites are under construction, with 15 sites in design and community consultation stages.
Railway level crossings
Enhanced funding of railway level crossing upgrades has been extended, with annual spending of $7.6 million to the end of June 2011. Additionally, $5.5 million has been provided in 2008-09 to complete improvements to the railway level crossing at Riverstone, as an interim measure prior to bridge construction in the future.
F3 Incident Management
The RTA has developed a program to improve incident response on the F3 Freeway between Wahroonga and Ourimbah. The scheme includes upgrading and provision of crossover points, the strategic positioning of resources, additional CCTV cameras and Variable Message Signs as well as the provision of a system to collect and provide F3 users with travel time information. The total estimated cost of the scheme is $28 million.
Network maintenance
In 2007-08 an additional $50 million was provided to address pavement resurfacing and pavement rebuilding issues identified in the Auditor General’s 2006 performance audit report Condition of State Roads. A further $50 million was provided in 2008-09. In 2008-09 these funds have permitted 140 lane kilometres (500,000 m2) of asphalt resurfacing, 70 carriageway kilometres (630,000 m2) of pavement rebuilding and 73 kilometres of additional road widening.

20 - 10	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Road Use
NSW Fatality Rates
Fatality rates from motor vehicle crashes have generally been on a downward trend over the last 40 years. This downward trend has been achieved despite a significant rise in distance travelled. From 2002 to 2008, for the first time since records began in 1908, the NSW road toll has decreased for six consecutive years.
Chart 20.1: NSW Road Traffic Crash Fatalities per 100,000 Population NSW, 1908-2008
The fatality rate has fallen from 1.11 fatalities per 100 million vehicle kilometres travelled in 1997-98 to 0.61 in 2007-08. This level now meets the State Plan target of 0.7 by 2016. Despite achieving the target the Government recognises a commitment to ongoing programs and new initiatives is essential if this outcome is to be maintained and improved.
Speed Management
Whilst the number of speed related fatalities decreased by nearly half between 2002 and 2007, speed remains a significant factor in fatal crashes. In 2008 it is estimated that speed contributed to 39 per cent of total fatalities.
The major focus on speed management has continued with the installation of deterrence devices (e.g. fixed speed cameras), enhanced enforcement and continuation of the Pinkie “Speeding, No-one thinks big of you” advertising campaign. This campaign was designed to change community attitudes to speeding and make it socially unacceptable.

Budget Estimates 2009-10	20 - 11

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Intelligent Speed Zone Adaptation Trial
Intelligent Speed Adaptation (ISA) is an in-car speed warning device that advises drivers of the speed limit from inside their vehicle and can also physically limit the vehicle’s travelling speed. RTA has secured 100 private fleet vehicles to participate in a trial with 50 drivers having signed the deed confirming participation. Twenty-two trial vehicles have been fitted with data recorders.
A Speed Zone Management System has been developed and over 93,000 kilometres of the NSW road network (including all State controlled roads) have been mapped. This system tracks the locations of all speed limit signs and provides a working platform for the ISA and other in-vehicle control systems.
Younger Driver Initiatives
People aged under 26 comprise 16 per cent of driver and motorcycle licence holders but comprise 32 per cent of all road crash fatalities. A number of initiatives were introduced in July 2007 to improve the safety of young drivers, including changes to P Plate licensing conditions, zero tolerance of speeding, peer passenger restrictions and a mobile phone usage ban. Fatalities involving P1 drivers are estimated to have dropped 45 per cent from 49 in 2006 to 28 in 2008.
In July 2007 a range of initiatives were also introduced for learner drivers including 120 hours of supervised driving practice, including 20 hours at night, and a minimum of one year on L plates for drivers aged under 25 years. Further reforms were introduced on 1 September 2008. L and P plate drivers and riders now face immediate suspension and confiscation of a licence for speeding more than 30 km/h over the limit. Learner drivers face immediate suspension and confiscation if they drive without a supervisor holding an unrestricted licence.
Newell Highway Review
A review of road safety on the Newell Highway, using the safe system partnerships approach, was completed in 2008. As a result of this multidisciplinary approach a program of safety works for the Newell Highway will commence in 2009-10.

20 - 12	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
School Zone Safety
The RTA continues to implement a range of initiatives to improve child road safety. Recent initiatives include flashing school zone alert systems (flashing lights) and fixed speed cameras. The school road safety package announced in 2006 included the installation of 50 additional cameras to allow greater enforcement of the 40 km/h school zone speed limits. During 2008-09, the last group of 11 cameras were installed. A network of 65 cameras now enforces speed limits at 47 selected school zone sites.
Older Drivers
The number of NSW drivers over the age of 85 will more than double over the next 15 years. Changes to the older driver licensing system were implemented during 2008 including: an annual medical check-up from the age of 75 to aid the early identification of issues such as deteriorating eyesight and dementia; a redesign of the over 85 driving test, making it more practical, with testing every two years; the introduction of a voluntary driver assessment scheme through accredited driver training organisations like the NRMA and the Australian Driver Trainers Association; and the maintenance of modified licence options for over 85 drivers.
NSW Diesel Retrofit Program – Phase Four
In 2008-09, the RTA received funding from the Department of Environment and Climate Change to acquire and fit diesel exhaust after-treatment devices to in-service heavy vehicles and buses. Funding for participants in this program is on a dollar for dollar basis for individual heavy vehicle fleets. As of March 2009, nine organisations have signed up to phase four of the scheme and 76 heavy vehicles will have particle traps.
Crashlab
RTA’s Crashlab provides specialist research and testing of vehicle occupant and road user protection technology and equipment, and contributes to long term improvements in vehicle safety. During 2007-08, Crashlab conducted 60 vehicle crash tests and 400 dynamic sled tests on child restraints, seat belts, bus seats, aircraft seats, wheelchair restraints and other devices. Other programs include effectiveness testing for safety barriers, impact tests on helmets and tests on fall arrest devices and harnesses.

Budget Estimates 2009-10	20 - 13

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Increased Access to Services
The RTA continues to develop e-business options to improve and enhance customer accessibility to services. The number of transactions that can be completed online continues to increase. Examples include short term registration, motor dealer bulk registration and heavy vehicle renewals.
Automated transactions are also available via self service kiosks at selected registries and via the Interactive Voice Recognition telephone services at the RTA Contact Centre.
Strategic Directions
The NSW State Plan is the key focus for the RTA’s activities. In addition to the State Plan, the RTA has a key role in contributing to the implementation of other State Government plans and strategies, including the Urban Transport Statement; the State Infrastructure Strategy; Action for Air; and metropolitan and regional strategies. The RTA also contributes to supporting the National Network through bilateral agreements with the Australian Government under the Nation Building - Economic Stimulus Plan.
The RTA’s 2008-2012 Corporate Plan — Blueprint has been developed to ensure the RTA will achieve its desired results. Delivery of services to achieve these results is being driven through the Blueprint ‘Agenda’ which sets the organisation’s strategic directions and priorities for the years ahead. The Blueprint Agenda comprises:
♦	managing Sydney roads

♦	managing rural and regional roads

♦	improving road safety

♦	improving services

♦	improving maintenance

♦	transporting freight

♦	the Green Plan

♦	advancing business opportunities and

♦	developing careers.

20 - 14	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
2009-10 Budget Initiatives
The NSW Government is delivering a record roads budget of $4.4 billion in 2009-10, an increase of $400 million on the 2008-09 budget. Key highlights of the budget include:
♦	continued implementation of improved road safety, licensing and vehicle management strategies

♦	enhanced transport management throughout New South Wales

♦	major infrastructure projects in Sydney, regional and rural New South Wales

♦	delivery of an integrated road maintenance program and

♦	continuation of the M4/M5 cashback scheme.
Total Expenses
The RTA’s total operating expenditure is estimated at $2.8 billion in 2009-10.
Capital Expenditure
The total roads program capital expenditure budget is more than $2.5 billion in 2009-10, which is $350 million higher than 2008-09.
The RTA’s major capital expenditure projects include:
♦	the Pacific Highway upgrade program

♦	the southern Hume Highway duplication and bypasses

♦	improved facilities for buses on Victoria Road in Drummoyne and Rozelle

♦	the upgrade program for key roads in Sydney’s south-west

♦	the upgrade of key roads in Sydney’s north-west including a program of road reconstruction and bus priority works and

♦	the Great Western Highway upgrade.
Please refer to Budget Paper 4 for detailed descriptions and costings of major infrastructure projects.

Budget Estimates 2009-10	20 - 15

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Result Indicators
The road transport system supports reliable and efficient movement of people and goods

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:
Benefit of development program (excludes private partnerships) (a)	$m	3,041	4,742	4,612	5,105	4,419
Travel speed: 7 major urban routes AM peak (b)	km	30	30	30	30	30
Travel speed: 7 major urban routes PM peak	km	41	43	41	41	41
Pacific Highway: travel time for heavy vehicles (c)	mins	465	458	465	450	450
Pacific Highway: travel time for light vehicles (c)	mins	454	445	454	435	435

(a)	This indicator assesses the value of benefits, including road safety and travel time savings expected, to be provided by the annual RTA’s Road Development Program. The value is derived from benefit cost analysis for projects in the Program. The desired movement for this indicator is an increase on current levels.

(b)	These indicators contribute to the measurement of State Plan Priority E7. The target is to improve the efficiency of Sydney’s major road corridors during peak times as measured by travel speeds and volumes.

(c)	These figures provide the average travel times between Hexham and the Queensland border. They are based on an average of the north and south bound travel time surveys with the average observed work site delay effect removed, giving an indication of overall “free speed” on the Pacific Highway. The desired movement of these indicators is to reduce current levels.

20 - 16	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Result Indicators (cont)
The condition and value of the road network meets acceptable standards

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:
Ride quality: smoothness of State roads (per cent rated good) (a)%		88	89	90	89	89
Pavement durability: cracking country State roads (per cent rated good) (b)%		76.5	78.0	n.a.	78.0	78.0
Average roughness of sealed State roads (NAASRA Roughness Meter Counts) (c)	no.	70	70	69	70	70
Carriageway kilometres of high roughness on sealed State roads (km) (d)	km	622	559	n.a.	559	559
Carriageway kilometres of narrow high trafficked rural State roads (e)	km	n.a.	1,748	n.a.	1,700	1,600

(a)	The reporting methodology changed from 2006-07 to provide a more consistent sample of the road network being reported on each year. About 18,500 of the 20,000 lane kilometres surveyed each year are consistent for reporting. The desired movements of the State roads indicator is to maintain current levels.

(b)	Pavement durability indicates the average rate of cracking on State roads in New South Wales. The desired movements of this indicator is to maintain or increase current levels.

(c)	This indicator measures the roads’ roughness by recording the upward vertical movement of the rear axle of a standard station wagon relative to the vehicle’s body as the vehicle travels at a standard speed along the road being tested. The desired movement of this indicator is to maintain current levels.

(d)	This indicator is an estimate of the length of roadway of high roughness based on sample data. The desired movement of this indicator is to maintain current service levels.

(e)	This indicator measures the number of carriageway kilometres of rural State roads with a sealed width less than seven metres. The desired movement of this indicator is to decrease current levels.

Budget Estimates 2009-10	20 - 17

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Result Indicators (cont)
The safety of the road environment, vehicles and road user behaviour is maximised

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:
Fatalities from crashes involving a P plate driver (a)	no.	81	73	n.a.	70	n.a.
Proportion of drivers exceeding 50km/h limit (b)%		n.a.	66	n.a.	n.a.	n.a.
Proportion of drivers exceeding 110km/h limit (light vehicles only)%		n.a.	49	n.a.	n.a.	n.a.
Proportion of drivers exceeding 110km/h limit (heavy vehicles only)%		n.a.	55	n.a.	n.a.	n.a.
Fatalities / 100,000 population (c)	no.	6.4	5.6	n.a.	5.9	5.6
Fatalities / 100 million vehicle km travelled (c)	no.	0.71	0.61	n.a.	0.77	0.76

(a)	The desired movement of this indicator is to decrease current levels.

(b)	These indicators are derived from the annual speed survey and represent the proportion of drivers exceeding the limit in each speed zone. The desired movement of this indicator is to decrease current levels.

(c)	These indicators contribute to the measurement of State Plan Priority S7. The target is to reduce road fatalities to 0.7 per 100 million vehicle kilometres travelled (VKT) by 2016. These indicators estimate the road crash fatality risk per person and per kilometre travelled respectively.

20 - 18	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Result Indicators (cont)
Impacts on the natural, cultural and built environments are minimised

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:
RTA building greenhouse gas emissions (Tonnes CO2-equivalent) (a)	tonnes	40,000	35,970	n.a.	35,300	34,700
Number of Environmental Penalty Notices issued to the RTA (b)	no.	4	1	n.a.	n.a.	n.a.
Non-compliances with environmental licences (c)	no.	25	11	0	10	10
RTA’s total annual greenhouse gases (tonnes CO2-equivalent) (d)	tonnes	118,231	112,091	124,400	109,000	106,500

(a)	This indicator measures RTA’s total building greenhouse emissions, including offices, motor registries and depots. The RTA follows the Government’s policy on Australian Building Greenhouse rating (for all offices over 1,000m2). The desired movement of this indicator is to decrease current levels.

(b)	This indicator measures the number of environmental penalty notices issued to the RTA. The RTA has a zero tolerance policy for breaches of environmental legislation and strives to have no penalty notices issued. Penalty notices are shown for the year that the notice is issued. The desired movement of this indicator is to decrease current levels.

(c)	This indicator measures the number of non-compliances recorded with environment protection licences held by the RTA. A detailed compliance audit undertaken in 2007 identified a number of non-compliances. These are being rectified and the forecast is expected to trend towards zero. The desired movement of this indicator is to decrease current levels.

(d)	This indicator measures the RTA’s total direct greenhouse gas contribution. It includes electricity, fuels, and gas, but excludes emissions associated with the production of materials used and contributions by contractors. The RTA is aiming to decrease its greenhouse gas emissions. The desired movements of this indicator is to decrease current levels.

Budget Estimates 2009-10	20 - 19

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Service Group Statements
47.1 Road Development

Service Description:	This service group seeks to ensure safe and efficient movement of people and goods on the arterial road network to facilitate and support changes in land use and the economy, facilitate greater use of public transport and meet environmental targets. Services include planning, designing, scheduling and delivering the development of the road network capacity.

Linkage to Results:	This service group contributes to a safe, sustainable and efficient transport system by working towards a range of intermediate results that include the following:

♦ ensuring that network development meets future growth, population and freight needs

♦ alternative forms of transport are supported

♦ the safety of the road environment is maximised and

♦ the impact of roadworks on the environment is minimised and positive urban design outcomes are produced.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Major works completed within 10 per cent of planned duration	%	75	95	90	91	90
Major works completed within 10 per cent of authorised cost	%	87	100	90	100	90
Employees:	FTE	1,279	1,304	1,348	1,244	1,380

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	966,689	11,700	10,868
NET COST OF SERVICES	739,882	(19,081)	(44,353)
CAPITAL EXPENDITURE	1,823,602	1,841,328	1,908,870

20 - 20	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Service Group Statements (cont)
47.2 M4/M5 Cashback

Service Description:	This service group covers the reimbursement of motorists for the toll component paid using Electronic Toll Tags on the M4 and M5 Motorways when driving NSW privately registered cars and motorcycles.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

M4/M5 cashback claims	thous	695	718	840	760	695
M4/M5 cashback claims paid	$m	92	97	102	107	96

Employees:	FTE	49	44	44	44	44
In the past the RTA has reported FTE relating to employees. This methodology has been amended to also include equivalent full time resources relating to temporary skill hire contractors. All of the employee numbers presented above are in line with this new methodology.

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:
Total Expenses Excluding Losses	102,000	108,579	103,686
NET COST OF SERVICES	102,000	108,579	103,686

Budget Estimates 2009-10	20 - 21

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Service Group Statements (cont)
47.3 Road Use

Service Description:	This service group seeks to implement initiatives to increase safe road use behaviour, to ensure that drivers and riders are eligible, competent and identified, and vehicles meet roadworthiness and emission standards, and a high standard of customer service is maintained. Service objectives include reducing the trauma and cost to the community of road deaths and injuries. The program aims to reduce adverse impacts of vehicles on roads and the environment and ensure compliance with licensing, registration and network access requirements.

Linkage to Results:	This service group contributes to a safe, sustainable and efficient transport system by working towards the following intermediate results:

♦ ensuring that network development meets future growth, population and freight needs

♦ people and freight movement and incident management are optimised

♦ ensuring more vulnerable road users such as pedestrians and motorcyclists are safe when mixing with car drivers and heavy vehicles

♦ ensuring the safety of the road environment by improving vehicle condition and maximising road user behaviour and

♦ ensuring heavy vehicles access to the road network is sustainable and safe and heavy vehicle emissions are reduced.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:
Crash related treatments under Nation Building — Economic Stimulus Plan	no.	n.a.	n.a.	n.a.	n.a.	200
Crash related treatments (includes State and Australian Government funded treatments) (a)	no.	229	257	150	156	106
Heavy vehicle inspections	thous	95	96	99	102	102
Enhanced enforcement hours	thous	124.19	133.75	160.00	178.77	178.77
Licensed drivers and riders	mill	4.58	4.64	4.73	4.69	4.76
Registered vehicles	mill	5.08	5.20	5.32	5.30	5.40
Total service cost (registration and licensing) per weighted transaction	$	6.50	6.71	7.00	7.15	6.73

(a)	In 2009-10 fewer, more complex projects will be undertaken.

20 - 22	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Service Group Statements (cont)
47.3 Road Use (cont)

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Employees:	FTE	2,417	2,410	2,399	1,967	2,424

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	534,002	486,044	479,828

Total expenses include the following:
Driver education and enrolment	214,875	214,765	221,298
Heavy vehicle compliance and enforcement	84,623	84,578	83,627
Camera enforcement program	18,674	14,932	19,010
Tolling modernisation and customer service	52,871	52,856	44,182
Expansion of online services	13,059	12,322	13,326
Buslanes and transitways enforcement	1,514	1,189	2,682

NET COST OF SERVICES	360,761	375,892	380,774

CAPITAL EXPENDITURE	39,059	21,932	141,302

Budget Estimates 2009-10	20 - 23

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Service Group Statements (cont)
47.4 Road Management

Service Description:	This service group seeks to ensure safe, reliable movement of people and goods on the arterial road network and manage the primary arterial network to retain the value and quality of the infrastructure as a long-term renewable asset. Services include maintenance and rebuilding works, traffic control systems, incident and special event management systems, route management strategies including the provision of priority for buses and facilities for cyclists and pedestrians, maintaining traffic facilities and providing financial assistance grants to local government to assist councils to manage their infrastructure on the secondary arterial road network.

Linkage to Results:	This service group contributes to a safe, sustainable and efficient road transport system by working towards the following intermediate results:

♦ ensuring that network development meets future growth, population and freight needs

♦ alternative forms of transport are supported

♦ people and freight movement and incident management are optimised

♦ the road network has been maintained to the required condition and value

♦ the safety of the road environment and road user behaviour is maximised and

♦ the impact of roadworks on the environment is minimised and positive urban design outcomes are produced.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:
Bus Priority Measures length of strategic bus corridor treated (infrastructure)%		11	38	46	46	54
Bus lane length	km	98	112	107	127	133
Transit lane length	km	81	87	90	87	87
Maintenance and reconstruction expenditure on State roads per km of roadway	$000	40	47	41	48	47
Average annual rate of rebuilding of sealed roads (a)%		1.1	1.1	1.1	1.1	1.1
Maintenance and reconstruction expenditure on state roads per million VKT	$000	17	23	17	24	23

(a)	The rebuilding of sealed roads indicator consists of contributions from both the major new infrastructure program and the maintenance rehabilitation and reconstruction programs. The contribution from major projects has been estimated at an average of 0.3 per cent each year. The actual contribution from major projects may vary from year to year.

20 - 24	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES
Service Group Statements (cont)
47.4 Road Management (cont)

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Employees:	FTE	3,869	3,953	4,034	4,025	4,063
In the past the RTA has reported FTE relating to employees. This methodology has been amended to also include equivalent full time resources relating to temporary skill hire contractors. All of the numbers presented above are in line with this new methodology.

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,010,081	2,081,248	2,190,120

Total expenses include the following:
Maintenance of State road, bridge and corridor assets	553,651	560,936	599,054
Local Council funding grants and programs	174,727	174,727	174,937
Management and maintenance of traffic facilities	81,057	81,057	86,174
Road Environment Safety program	7,345	7,722	8,290

NET COST OF SERVICES	856,358	1,713,641	1,827,133

CAPITAL EXPENDITURE	337,639	337,040	500,241

Budget Estimates 2009-10	20 - 25

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	478,871	498,855	520,841
Other operating expenses	1,138,614	1,014,286	1,014,393
Depreciation and amortisation	838,639	878,639	915,926
Grants and subsidies	99,906	240,212	286,970
Finance costs	55,932	54,769	45,372
Other expenses	810	810	1,000

Total Expenses Excluding Losses	2,612,772	2,687,571	2,784,502

Less:
Retained Revenue
Sales of goods and services	361,632	343,389	354,669
Investment income	13,385	6,825	5,594
Grants and contributions	21,696	29,791	40,071
Other revenue	157,829	124,306	117,697

Total Retained Revenue	554,542	504,311	518,031
Gain/(loss) on disposal of non current assets	229	5,229	231
Other gains/(losses)	(1,000)	(1,000)	(1,000)

NET COST OF SERVICES	2,059,001	2,179,031	2,267,240

Recurrent Funding Statement
Net Cost of Services	2,059,001	2,179,031	2,267,240
Recurrent Services Appropriation	1,536,128	1,527,975	1,563,835

Capital Expenditure Statement

Capital Expenditure	2,200,300	2,200,300	2,550,413
Capital Works and Services Appropriation	2,115,154	2,175,685	2,456,187

20 - 26	Budget Estimates 2009-10

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	222,689	168,781	191,641
Receivables	106,133	129,388	129,366
Inventories	10,034	10,245	10,245
Assets held for sale	60,958	71,122	71,122

Total Current Assets	399,814	379,536	402,374

Non Current Assets
Receivables	14,811	14,963	14,963
Other financial assets	91,564	91,564	97,785
Property, plant and equipment -
Land and building	2,905,274	2,926,852	3,155,462
Plant and equipment	112,611	147,779	126,074
Infrastructure systems	73,800,401	80,853,773	82,606,108
Intangibles	16,741	16,160	11,829
Other	1,397,439	1,209,891	1,325,919

Total Non Current Assets	78,338,841	85,260,982	87,338,140

Total Assets	78,738,655	85,640,518	87,740,514

LIABILITIES
Current Liabilities
Payables	433,397	468,210	469,640
Borrowings at amortised cost	147,041	120,717	120,717
Provisions	228,829	215,208	220,208
Other	129,303	148,675	150,945

Total Current Liabilities	938,570	952,810	961,510

Non Current Liabilities
Borrowings at amortised cost	524,858	547,885	463,168
Provisions	147,298	497,651	502,029
Other	631,069	634,497	595,710

Total Non Current Liabilities	1,303,225	1,680,033	1,560,907

Total Liabilities	2,241,795	2,632,843	2,522,417

NET ASSETS	76,496,860	83,007,675	85,218,097

EQUITY
Reserves	30,513,686	37,620,910	38,050,550
Accumulated funds	45,983,174	45,386,765	47,167,547

TOTAL EQUITY	76,496,860	83,007,675	85,218,097

Budget Estimates 2009-10	20 - 27

47 ROADS AND TRAFFIC AUTHORITY OF NEW SOUTH WALES

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	473,164	501,195	511,463
Grants and subsidies	100,716	209,595	214,112
Finance costs	53,769	54,269	44,596
Other	1,390,031	1,398,580	1,386,507

Total Payments	2,017,680	2,163,639	2,156,678

Receipts
Sale of goods and services	365,036	346,415	353,669
Interest	13,385	7,091	5,616
Other	254,891	373,880	395,632

Total Receipts	633,312	727,386	754,917

NET CASH FLOWS FROM OPERATING ACTIVITIES	(1,384,368)	(1,436,253)	(1,401,761)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	43,445	63,445	39,005
Purchases of property, plant and equipment	(2,199,300)	(2,257,231)	(2,550,306)
Other	(1,000)	(1,000)	(107)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(2,156,855)	(2,194,786)	(2,511,408)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(83,798)	(83,798)	(83,993)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(83,798)	(83,798)	(83,993)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	1,536,128	1,527,975	1,563,835
Capital appropriation	2,115,154	2,175,685	2,456,187

NET CASH FLOWS FROM GOVERNMENT	3,651,282	3,703,660	4,020,022

NET INCREASE/(DECREASE) IN CASH	26,261	(11,177)	22,860

Opening Cash and Cash Equivalents	196,428	179,958	168,781

CLOSING CASH AND CASH EQUIVALENTS	222,689	168,781	191,641

CASH FLOW RECONCILIATION
Net cost of services	(2,059,001)	(2,179,031)	(2,267,240)
Non cash items added back	703,129	812,554	891,397
Change in operating assets and liabilities	(28,496)	(69,776)	(25,918)

Net cash flow from operating activities	(1,384,368)	(1,436,253)	(1,401,761)

20 - 28	Budget Estimates 2009-10

MINISTER FOR TRANSPORT,
AND MINISTER FOR THE ILLAWARRA
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Ministry of Transport
Total Expenses	3,746.2	4,422.1	18.0
Capital Expenditure	111.5	222.2	99.3

Independent Transport Safety and Reliability Regulator
Total Expenses	17.0	17.0	—
Capital Expenditure	0.2	0.1	-66.7

Office of Transport Safety Investigations
Total Expenses	2.4	2.4	—
Capital Expenditure	—	—	—

Total, Minister for Transport, and Minister for the Illawarra
Total Expenses	3,765.6	4,441.5	18.0
Capital Expenditure	111.7	222.3	99.0
In addition to the agencies listed above, the Minister is also supported by the Department of Premier and Cabinet (Section 2) for the Illawarra portfolio area.

Budget Estimates 2009-10	21 - 1

MINISTRY OF TRANSPORT
The Transport portfolio includes the Ministry of Transport, the Independent Transport Safety and Reliability Regulator (ITSRR), the Office of Transport Safety Investigations (OTSI) and the State owned transport service providers — Rail Corporation New South Wales (RailCorp), Rail Infrastructure Corporation (RIC), Sydney Ferries, the State Transit Authority (STA), the Transport Infrastructure Development Corporation, the Public Transport Ticketing Corporation and Sydney Metro.
The Ministry of Transport, ITSRR and OTSI are funded directly by Budget appropriations. Transport service providers, while funded in part from their own source revenues and borrowings, are predominantly funded from the Budget by way of grants and service payments from the Ministry.
The Ministry of Transport is the lead agency of the Transport portfolio, providing a focal point for integrated transport planning and service delivery. The Ministry funds transport service providers and specific infrastructure programs, regulates the bus, taxi and hire car industries and contracts with accredited bus operators in metropolitan, outer metropolitan, rural and regional New South Wales. The Ministry also provides independent policy advice to the Minister for Transport.
Results and Services
The Ministry has lead agency responsibility for coordinating with partner agencies the delivery of the following State Plan priorities:
♦	S6: Increasing share of peak hour journeys on a safe and reliable public transport system.

♦	E7: Improve the efficiency of the road network.
The Ministry of Transport contributes to providing transport services by working towards the following results:
♦	Improve the performance of the New South Wales rail, bus and ferry services.

♦	Transport services that are safe, reliable and secure.

♦	Community needs for equitable and accessible public transport are met.

21 - 2	Budget Estimates 2009-10

48 MINISTRY OF TRANSPORT
Services provided by the Ministry to achieve these results include:
♦	regulating bus, taxi and hire car services through accreditation, compliance and performance audit programs

♦	funding, and contracting for the provision of, public passenger transport services and transport concessions provided by operators

♦	planning and coordination of transport services

♦	providing independent policy advice on rail, bus, ferry, taxi, hire car and aviation policy issues

♦	managing transport programs including the School Student Transport Scheme, the Private Vehicle Conveyance Scheme and Community Transport Programs and

♦	supporting local initiatives to improve transport options in rural and regional areas and coordinating whole-of-Government approaches to transport security and counter-terrorism.
The key services provided by the Ministry of Transport and the way in which they are expected to contribute to results are set out in the following table:

		Results
		Improved	Provision of
	2009-10	performance	safe, reliable	Equitable and
	Budget	across the NSW	and secure	accessible
	Expenses	rail, bus and ferry	transport	transport to match
Service Groups	$m	network	services	community needs
Transport Planning, Policy and Infrastructure Programs and Initiatives	1,519.5	✓
Targeted Transport Services	699.6			✓
Transport Regulation, Service Provision and Contract Management	2,203.0		✓
Total Expenses Excluding Losses	4,422.1

Budget Estimates 2009-10	21 - 3

48 MINISTRY OF TRANSPORT
Recent Achievements
Budget funded expenditure on transport has grown significantly over recent years reflecting the Government’s prioritisation of this area. Forecast total expenses of $4.4 billion in 2009-10 are 18 per cent higher than budgeted in 2008-09, and nearly $2 billion more than the 2003-04 Budget. This reflects grants for new infrastructure projects which will boost jobs and provide current and future generations of public transport users with a modern and efficient transport system.
Rail Services
The upgrade and expansion of the rail network is continuing.
In November 2008, the Government announced plans for a Sydney Metro and the acquisition of additional Outer Suburban rail carriages. These projects are part of a series of major transport projects, including the recently opened Epping to Chatswood Rail Line and the Rail Clearways projects, which will transform Sydney’s public transport infrastructure.
Sydney Metro
The CBD section of the Sydney Metro is the first step in the development of a longer-term metro rail network for Sydney providing a fast, safe, clean, green, reliable and convenient new form of transport. Sydney’s first metro will be a seven kilometre underground rail line operating between Central and Rozelle with stations at Central, Town Hall Square, Martin Place, the new Barangaroo development precinct, Pyrmont and Rozelle.
Sydney’s first metro will be designed to:
♦	reduce travel times into the CBD, with a trip from Rozelle to Central taking approximately 10 minutes

♦	ease congestion on bus and rail services by providing a new public transport service within and across the CBD

♦	provide the opportunity to generate additional capacity on the CityRail network by using Central station’s underused country platforms as a gateway for the metro through to the CBD

♦	reduce crowding at some of CityRail’s busiest stations by providing new metro stations in the Barangaroo-Wynyard, Martin Place, Town Hall and Central precincts and

21 - 4	Budget Estimates 2009-10

48 MINISTRY OF TRANSPORT
♦	support the long-term global competitiveness and attractiveness of Sydney by bringing the world-class reliability and efficiency of a metro service to the city for workers, residents, students and visitors.
Epping to Chatswood Rail Line
Services on the $2.3 billion Epping to Chatswood Rail Line, commenced on 23 February 2009. Already 12,000 people a day are using the new service. The new rail line serves three new underground stations at Macquarie University, Macquarie Park and North Ryde. The project also delivered significant improvements to Epping and Chatswood stations.
Rail Clearways Program
The $1.9 billion Rail Clearways Program comprises 12 key projects to simplify the rail network. Additional track, platforms and turnbacks will remove bottlenecks and junctions to increase capacity, ease congestion and reduce delays on the metropolitan network. Six projects have been completed including turnbacks at Revesby, Bondi Junction and Macdonaldtown, new platforms at Hornsby and Berowra and stabling facilities at Macdonaldtown.
Rollingstock
New rollingstock and rollingstock improvements are being provided to improve passenger amenity.
♦	The Government has finalised the contract for additional Outer Suburban rail carriages for the CityRail network valued at $370 million including stabling. The contract will create around 200 new jobs at United Rail’s Broadmeadow plant in Newcastle and around 40 jobs at Taree. These carriages complement the 122 carriages for commuters in the Illawarra, Central Coast and the lower Blue Mountains.

♦	A Public Private Partnership (PPP) will deliver 626 new CityRail carriages which will be air-conditioned, equipped with CCTV cameras, internal passenger information screens and designed to be resistant to vandalism. Construction of the maintenance facilities will be completed in 2010. The contractor managing the delivery of the project advises the first of the new carriages is due in the second half of 2010.

Budget Estimates 2009-10	21 - 5

48 MINISTRY OF TRANSPORT
Other Rail Initiatives
The delivery of safe, secure, clean and reliable passenger services that are efficient, sustainable and to the satisfaction of its customers is a key priority.
♦	RailCorp has introduced the Everyday Service Essentials Program which is focussed on “getting the basics right, everyday” and lifting the quality and consistency of CityRail services to meet customer needs. A Customer Charter for CityRail services, which establishes specific targets for improvements in seven key areas, including reliability, safety and cleanliness was released in December 2008. Measures and time frames for delivering specific improvements will be updated every year as part of an annual review process.

♦	The performance of CityRail services continues to improve and underpins a strong growth in patronage over the last year. To the end of April, CityRail on-time running for peak services was 95.3 per cent, compared with a target of 92 per cent — the best performance since the Olympics.

♦	RIC is continuing a major upgrade of the country regional rail network. During 2008-09 the first three stages of improvements to the Gap to Narrabri line, providing additional coal train paths to operators ahead of demand, were commissioned.

♦	Construction commenced on the new Southern Sydney Freight Line, a dedicated freight line between Macarthur and Chullora, being constructed by the Australian Rail Track Corporation (ARTC). The Government is contributing over $82 million to the project.

♦	Investigation is proceeding on the Northern Sydney Freight Corridor, between Strathfield and Newcastle, to be financed by the Australian Government. An initial $840 million will extend the availability of freight paths, increase track capacity to meet critical peak freight demand and improve the capacity for, and reliability of, freight services using the corridor.
Bus Services
The Government continues to deliver improved bus services.
♦	The introduction of 750 new bus contracts in rural and regional areas of New South Wales is largely complete. These are in addition to the 15 metropolitan and 10 outer suburban bus contracts.

21 - 6	Budget Estimates 2009-10

48 MINISTRY OF TRANSPORT
♦	New integrated networks with improved services now operate in nine metropolitan bus regions.

♦	A new Metrobus route was introduced in October 2008 between Leichhardt and Kingsford via the CBD. The service, which operates at high frequency without a timetable and uses a cashless pre-pay only facility for faster boardings, has proved popular with commuters.
Measures to help Families and Seniors
The Government has introduced a number of measures which will assist families and seniors during the global economic downturn. These include:
♦	standardised fares across Sydney, which reduced the fares for private bus commuters, and discounted weekly tickets on private bus services in metropolitan areas

♦	extension of the pensioner excursion ticket to all metropolitan and outer metropolitan areas and the Regional Excursion Daily pensioner excursion ticket for country areas

♦	abolition of the pensioner booking fee for CountryLink services

♦	Family Funday Sunday tickets

♦	free Sydney and Wollongong CBD bus shuttle services and

♦	a special $1 child fare promotion on CountryLink.
Other Services
Regional Transport Coordinators have introduced trial projects designed to improve the utilisation and effectiveness of existing transport resources. Over 419 projects have been undertaken since the scheme commenced in 2004.
During 2008-09, $39.3 million was allocated to 130 organisations under the Home and Community Care Program, the NSW Community Transport Program and the Area Assistance Scheme to help those who are transport disadvantaged and to improve community infrastructure. A further $1.5 million was allocated to 38 projects in 48 towns under the Country Passenger Transport Infrastructure Grant Scheme.

Budget Estimates 2009-10	21 - 7

48 MINISTRY OF TRANSPORT
The Ministry also coordinates public transport services to major sporting and cultural events. This included the World Youth Day event in Sydney in July 2008 and special integrated ticketing for travel to and from other major and special events.
Strategic Directions
The New South Wales State Plan sets out the Government’s goal for an effective transport system.
The Government’s priorities are to:
♦	increase the share of commuter trips made by public transport to and from the Sydney CBD during peak hours to 75 per cent by 2016

♦	increase the proportion of total journeys to work by public transport in the Sydney metropolitan area to 25 per cent by 2016

♦	consistently meet public transport reliability targets and

♦	increase public transport usage in and around peak times.
Investments in new and improved infrastructure are being undertaken to ensure State Plan targets are met.
The CBD section of the Sydney Metro is the first step in the development of a longer-term metro rail network for Sydney with future extensions envisaged to the west, north-west and south-east. The Australian Government and the State have made available $30 million to undertake a feasibility study into a Western Metro Line between Parramatta and the CBD. The recent Australian Government Budget also included a further $91 million for pre-construction works for the Western Metro.
The introduction of an additional 300 new buses for private bus operators and the STA and the accelerated acquisition of 150 high capacity buses for the STA are to meet the growing demand for bus services. Bus priority measures, and improved network designs that better meet commuter travel needs, will encourage greater use of the public transport network.

21 - 8	Budget Estimates 2009-10

48 MINISTRY OF TRANSPORT
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are estimated at $4.4 billion, an increase of 18 per cent on the Budget for last year. A significant portion of total expenses is comprised of grants to rail, bus and ferry transport service providers for infrastructure.
Rail Services
Budget grants to rail agencies will total $3.1 billion in 2009-10, an increase of almost $600 million or 23 per cent on 2008-09 Budget.
In 2009-10, the Ministry of Transport will provide:
♦	$1.6 billion to RailCorp to fund CityRail and CountryLink passenger services

♦	$588 million to RailCorp for capital investment, as a contribution toward improved rail services

♦	$236 million to the Transport Infrastructure Development Corporation for development of the rail network

♦	$175 million to Rail Infrastructure Corporation for maintenance and other works on the Country Regional Network and

♦	$522 million to commence construction of the Sydney Metro.
In 2009-10, RailCorp plans to spend $2.6 billion (excluding depreciation) on operating CityRail and CountryLink services. Operating costs will be financed by Budget grants of $1.6 billion (which include a contribution to concessional rail travel provided to students, seniors, pensioners and others), farebox revenue of $725 million and miscellaneous income.
RailCorp’s total capital expenditure program in 2009-10 is $1.5 billion. This includes $160 million for projects to improve the operational efficiency of existing assets and $219.3 million, representing the value of the new Auburn maintenance facility being delivered as part of the PPP arrangement, that will be commissioned during the year.

Budget Estimates 2009-10	21 - 9

48 MINISTRY OF TRANSPORT
Rail Clearways and Other Major Rail
The $1.9 billion Rail Clearways Program will untangle existing rail lines into five sectors to deliver more reliable services, to remove bottlenecks and minimise delays on the metropolitan network. In 2009-10, $350 million will be made available for: completing duplication of the Cronulla Line, between Cronulla and Sutherland; completion of Homebush and Lidcombe turnbacks; and continuation of works on the Kingsgrove to Revesby quadruplication, the Richmond line duplication and a new turnback and platform at Macarthur.
A further $186 million will be available for the first stage of the South West Rail Link, which includes the Glenfield Transport Interchange.
Rollingstock
In 2009-10, $261.3 million will be spent on rollingstock acquisition and upgrades including:
♦	$117.3 million to progress ancillary works on the PPP for 626 new air-conditioned carriages for the CityRail network

♦	$125 million toward the acquisition of new Outer Suburban carriages for intercity services, to commence delivery at the end of 2010 and

♦	$9.9 million for rollingstock enhancements, $8.1 million for passenger initiated egress and $1 million for long haul XPT fleet car refurbishment.
Rail Infrastructure
Over $230 million will be spent to improve customer services, amenities and accessibility including:
♦	$173.6 million for various safety and reliability improvements, including electrical traction power supply through new or upgraded sub-stations and high voltage transmission lines to meet the needs of new generation rollingstock and safety and security measures for commuters and staff

♦	$30.1 million for Easy Access station upgrades across the CityRail network, including completing Emu Plains and Lindfield, continuing Burwood and pre-construction works at Martin Place and St James stations

♦	$17.4 million for passenger information systems to improve customer communications

21 - 10	Budget Estimates 2009-10

48 MINISTRY OF TRANSPORT
♦	$8.5 million to start works on a new stabling facility at Emu Plains for efficient deployment of the new air conditioned trains in Western Sydney

♦	$4.5 million for Hurstville station upgrade and $3 million to investigate redevelopment of Redfern station. Planning for Central and Wynyard stations redevelopment will continue as well as planning for new stations at Flinders, North Warnervale and Glendale, and

♦	$2.5 million for pre-construction and remediation works at Newtown station and $2.2 million for Unanderra station upgrade, including Easy Access.
Sydney Metro
An amount of $581 million will be available for the Sydney Metro and $108.7 million for the West Metro Feasibility Study and pre-construction.
The Sydney Metro corporation will focus on the finalisation of the detailed environmental assessment and the design of civil architectural and engineering works for Sydney Metro. Construction is expected to commence in 2010.
Rail Infrastructure Corporation
The Corporation manages the Country Regional Network, currently through a contract with the ARTC, to ensure that safe and reliable rail services are provided to rural New South Wales.
In 2009-10, $156.5 million will be made available to RIC to manage the Country Regional Network, plus $11.6 million as part of the State’s obligation to contribute towards ARTC’s investment on the east coast rail corridor.
The $78.1 million capital program includes $45.9 million for re-sleepering and $3.2 million to complete stage four of the capacity enhancements on the Gap to Narrabri line to meet forecast increases in export coal from the Gunnedah basin.
Bus Services
Passenger bus services in New South Wales are now universally delivered through contracts with the Ministry of Transport. This has provided an opportunity for the Government, particularly in the metropolitan and outer metropolitan areas to introduce comprehensive new service plans and to manage a systematic replacement and growth of the bus fleet.

Budget Estimates 2009-10	21 - 11

48 MINISTRY OF TRANSPORT
Funding is provided through these contracts to both underwrite bus operations and to support the acquisition of new buses. In 2009-10, 424 new buses are forecast to be acquired under the Metropolitan and Outer Metropolitan contracts at a cost of $207.5 million. This includes a part of the 300 new growth buses, and the acceleration of the acquisition of 150 articulated buses for the STA, announced as part of the 2008-09 Mini-Budget.
Funding will also assist initiatives to extend concession arrangements in country areas, for weekly ticket discounts, expanded pensioner excursion tickets, Family Funday Sunday tickets, the Sydney CBD and Wollongong free bus shuttle services and new Metrobus services.
State Transit Services
Payments for STA services are budgeted at $320.7 million in 2009-10, an increase of $22.1 million over 2008-09 Budget.
Following a strong response from the community, four new Metrobus routes are planned, commencing with a new service between Lane Cove and Rosebery via the CBD from October. Three more routes will be introduced throughout 2010:
♦	Route 30 running between Mosman and Enmore

♦	Route 40 running between Chatswood and Bondi Junction and

♦	Route 50 running between Drummoyne and Randwick.
The Metrobus network will service the most densely populated areas of Sydney suburbs within a 10 kilometre radius of the CBD — providing almost a quarter of a million extra passenger spaces every week.
Contract payments plus service revenue will contribute toward a $49.8 million capital program for the STA in 2009-10 which will provide:
♦	$27.2 million for depot redevelopment including $10.2 million to re-commission the Tempe bus depot, $10.2 million towards a new depot in Western Sydney to cater for the expanding fleet and provide greater efficiency in the bus operating network, $4.4 million for further upgrade of Ryde Depot and $2.4 million to complete redevelopment of Brookvale Depot

21 - 12	Budget Estimates 2009-10

48 MINISTRY OF TRANSPORT
♦	$5.4 million for safety and security measures on buses for the protection of passengers and staff and

♦	$5 million for renewal of infrastructure at depots, more particularly in maintenance workshops, depot hardstands, refuelling equipment, bus wash facilities and administration buildings.
The STA will also acquire new and replacement buses in 2009-10 to meet anticipated growth in passenger demand. This includes:
♦	90 replacement buses for the Sydney metropolitan network, at a cost of $49.8 million and

♦	a further 90 new buses, costing $57.5 million, as part of the 450 additional buses provided for both STA and private operators and announced in the 2008-09 Mini-Budget.
The acquisition costs associated with STA’s bus fleet are funded through bus contracts with the Ministry of Transport.
Private Bus Services
Funding for private metropolitan and outer metropolitan bus operators is estimated at $323.5 million in 2009-10. This will ensure service viability and enable private metropolitan operators to bring into service 66 replacement buses, worth an estimated $26.4 million.
The Government will also provide funding to enable private operators to purchase 130 additional buses costing $54.6 million in 2009-10 to meet growth in demand and expand commuter services. All new buses will be environmentally friendly, with air-conditioning and low floor for easy access and faster boarding.
Private operators in outer metropolitan Sydney will bring into service 48 replacement buses worth an estimated $19.2 million.
A further $323.3 million will be available for regional bus services which now operate on new contract arrangements.

Budget Estimates 2009-10	21 - 13

48 MINISTRY OF TRANSPORT
Bus Priority
The $135 million Stage 1 bus priority program has been delivered. Stage 2 of the program, with an estimated total cost of $160 million is under way. Works including dedicated bus lanes, bus by-pass lanes and priority bus signals are designed to remove obstacles to effective bus speeds.
The introduction of the Public Transport Information and Priority System for buses on the Sydney network commenced during the first quarter of 2008. Initial implementation is focused on the STA Northern Beaches fleet. Installation on all the STA Sydney fleet is on schedule to be completed by December 2009.
School Student Transport Scheme
The School Student Transport Scheme (SSTS) provides subsidised travel to and from school for eligible students on Government and private bus, rail and ferry services, long distance coaches and in private vehicles where no public transport services exist.
In 2009-10, 665,900 students are estimated to receive benefits with an estimated value of $537 million or $800 per student.
Sydney Ferries
Recurrent funding payments to Sydney Ferries, including payments for SSTS and concessions, are estimated at $83.1 million in 2009-10.
Sydney Ferries’ $32.1 million capital works program includes a number of initiatives designed to improve safety and service reliability including:
♦	$8.2 million for the Ferry Operations and Customer Information System

♦	$4.3 million for wharf and jetty upgrades at a number of locations and

♦	$2.5 million to provide vessels with additional navigational safety and collision avoidance aids.
A market testing process to identify an operator that provides the best value for money and the best services for commuters is underway. The future operator of ferry services will be required to work with the Ministry of Transport to develop an appropriate fleet replacement strategy and service plan. This process will ensure that the operator has appropriate input into the design of any new vessels to maximise their safety and efficiency.

21 - 14	Budget Estimates 2009-10

48 MINISTRY OF TRANSPORT
To enable a long-term solution to be arrived at over a two year period, an interim Parramatta commuter ferry service will be established with funding of an additional $4 million per annum to Sydney Ferries over the two year period.
Electronic Integrated Ticketing
Public Transport Ticketing Corporation was established in 2006 and is procuring a fast, convenient and sustainable electronic ticketing system for greater Sydney. The procurement process is underway with key milestones met on time during 2009. A Request for Proposal is underway and evaluation of the proposals is envisaged to be completed during the last quarter of 2009, with a potential agreement to be signed in the first quarter of 2010.
Community Groups and Transport Subsidy Schemes
The Government provides a wide range of public transport concessions and subsidies to various disadvantaged groups to assist access to services, education and employment. Payments to community groups are estimated at $87.9 million in 2009-10. This includes $36.3 million to assist frail aged and younger people with disabilities and their carers, $3.9 million to assist people who are transport disadvantaged to access transport services and $23.6 million for taxi subsidies for people with disabilities.
Transport Interchanges and Commuter Car Parks
Efficient and seamless interchange between transport modes improves transport network operations and is critical to passengers’ satisfaction with public transport. Improvements in public transport infrastructure, funded from the Parking Space Levy, will continue during 2009-10.
The Government is committed to 7,000 new commuter car spaces. In 2009-10, $170.6 million will be spent on commuter car parking facilities and interchanges at stations including:
♦	Suburban Sydney — Berowra, Blacktown, Campbelltown, Emu Plains, Glenfield, Glenfield (Seddon Park), Holsworthy, Macarthur (multi-deck and at-grade facilities), Penrith, Revesby, St Marys, Seven Hills, Schofields, Quakers Hill, Warwick Farm, Werrington, Windsor

♦	Central Coast — Morisset, Ourimbah, Tuggerah, Woy Woy, Wyong

♦	Illawarra — Helensburgh, Waterfall, Wollongong, Woonona and

♦	Blue Mountains — Katoomba.

Budget Estimates 2009-10	21 - 15

48 MINISTRY OF TRANSPORT
In addition, work is continuing to deliver a new bus interchange at Hurstville and a bus layover facility on the Warringah Expressway at Cammeray.
Capital Expenditure
The Ministry of Transport capital program for 2009-10 is $222.2 million.
The program includes 424 new buses funded through the Metropolitan and Outer Metropolitan Bus Service contract arrangements.
The Ministry will also progress the introduction of an electronic payment system for use in the Taxi Transport Subsidy Scheme to improve the payment processes under the scheme.

21 - 16	Budget Estimates 2009-10

48 MINISTRY OF TRANSPORT
Result Indicators
Improved performance across the NSW rail, bus and ferry network

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Work with service delivery partner agencies to improve:
Share of commuter trips made by public transport to and from Sydney CBD during peak hours (a)%	72.8	75.0	73.0	75.0	74.0
Share of total journeys to work by public transport in the Sydney metropolitan region (b)%	22.0	22.3	22.1	22.3	22.2
Consistently meet public transport reliability targets: (c)
On time running of peak CityRail trains (d)%	92.1	93.4	92.0	95.3	92.0
On time departure of Sydney buses %	95.0	95.6	95.0	95.0	95.0
On time running of Sydney ferries %	97.9	98.3	99.5	99.5	99.5

(a)	This indicator contributes to the measurement of State Plan Priority S6. The target is to increase the share of trips made by public transport to and from the Sydney CBD during peak hours to 75 per cent by 2016.

(b)	This indicator contributes to the measurement of State Plan Priority S6. The target is to increase the proportion of total journeys to work by public transport in the Sydney Metropolitan Region to 25 per cent by 2016.

(c)	These indicators contribute to the measurement of State Plan Priority S6. The target is to consistently meet public transport reliability targets. The reliability targets have been set at: trains-92 per cent, buses-95 per cent, and ferries-99.5 per cent.

(d)	95.3 per cent is the actual year to date result to April 2009.

Budget Estimates 2009-10	21 - 17

48 MINISTRY OF TRANSPORT
Result Indicators (cont)
Equitable and accessible transport services to match community needs

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

School Student Transport Scheme beneficiaries (a)	thous	662.40	662.50	662.60	664.40	665.90
Community transport organisations meeting service quality measures	%	92.0	92.0	92.0	92.0	92.5

(a)	The number of school students who are provided with transport assistance to access education.
Provision of safe, reliable and secure transport services

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Bus operator on-road inspection compliance audits completed	no.	2,435	5,464	4,000	4,200	4,500
Taxi operator on-road compliance inspection audits completed	no.	7,401	5,578	7,500	6,200	6,500
Customers using transport information services	mill	8.52	9.40	10.20	11.10	11.90

21 - 18	Budget Estimates 2009-10

48 MINISTRY OF TRANSPORT
Service Group Statements
48.1 Transport Planning, Policy and Infrastructure Programs and Initiatives

Service Description:	This service group covers provision of strategic transport policy oversight to the Minister and Government including the development of service network and policy options on rail, bus, ferry, freight and aviation. It also covers negotiation and management of transport capital funding arrangements consistent with transport priorities. The Ministry is the lead agency for coordinating delivery of transport priorities in the State Plan.

Linkage to Results:	This service group contributes to improved performance across the NSW rail, bus and ferry network by working towards a range of intermediate results that include the following:

♦ planning and policy advice meets practical transport needs and considers long term perspectives and

♦ public transport services consistently meet reliability and mode share targets.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Households within 400 metres of a rail line or a bus route during commuter peaks, inter-peak and weekend day time	%	n.a.	75	80	84	85
Households within 800 metres of a rail line or a bus route at other times	%	n.a.	70	72	82	90
Strategic bus corridors implemented consistent with the Strategic Bus Corridor Network Plan	%	44	44	74	68	100
CityRail services passenger journeys	mill	281.5	296.1	306.6	303.8	307.2
Sydney Ferries passenger journeys	mill	14.1	14.0	15.0	14.2	14.5
Metropolitan bus services passenger boardings	mill	191	195	200	207	218

Employees:	FTE	71	92	85	85	92

Budget Estimates 2009-10	21 - 19

48 MINISTRY OF TRANSPORT
Service Group Statements (cont)
48.1	Transport Planning, Policy and Infrastructure Programs and Initiatives (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	871,548	1,483,371	1,519,451

Total expenses include the following:
Sydney Metro	—	79,333	522,000
South West Rail Link	64,000	70,000	186,000
Western Metro	—	91,000	—
Epping Chatswood Rail Line	3,399	3,399	—
Rail Corporation capital grant	484,470	924,470	588,234
Parking Space Levy funded projects	46,678	95,098	45,000
Commuter car parks at railway stations	15,000	21,000	45,500
Payments for new buses	38,341	39,920	56,568
CBD Transport Strategy	13,000	7,200	—
Northern Sydney Freight Corridor	—	6,000	9,000
Interstate and Hunter Valley Rail Network grant	22,774	23,239	11,628

NET COST OF SERVICES	862,201	1,457,294	1,511,551

CAPITAL EXPENDITURE	110,069	195,354	222,192

21 - 20	Budget Estimates 2009-10

48 MINISTRY OF TRANSPORT
Service Group Statements (cont)
48.2 Targeted Transport Services

Service Description:	This service group covers the provision of rail and ferry fare concessions and subsidies including those for school students and subsidies for taxi transport, approved private vehicle usage and other community transport programs. It also includes the coordination of the implementation of the Accessible Transport Action Plan and organisation of major and special event transport services.

Linkage to Results:	This service group contributes to the provision of equitable and accessible transport by working towards a range of intermediate results that include the following:

♦ transport options for school students and

♦ targeted transport assistance for disadvantaged groups.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Community transport organisation funding agreements in place	%	100.0	95.5	100.0	100.0	100.0
Timetabled accessible bus services provided by contracted bus operators	%	25	36	37	42	47

Employees:	FTE	36	42	40	42	43

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Financial Indicators:

Total Expenses Excluding Losses	643,483	703,009	699,576

Total expenses include the following:
Transport concessions in rural and regional New South Wales	309,857	351,130	331,945
Taxi Transport Subsidy Scheme	22,390	22,390	23,626
RailCorp concessions	224,882	223,421	228,055
Community transport groups and individuals	27,075	27,075	27,999
Sydney Ferries — School Student Transport and concessions	12,363	12,363	12,623

NET COST OF SERVICES	597,208	656,032	649,565

CAPITAL EXPENDITURE	1,297	—	—

Budget Estimates 2009-10	21 - 21

48 MINISTRY OF TRANSPORT
Service Group Statements (cont)
48.3	Transport Regulation, Service Provision and Contract Management

Service Description:	This service group covers the management of bus service contracts and co-ordination of rail and ferry funding. It also covers the regulation of bus, taxi and hire car operators and drivers, compliance programs and implementation of safety management systems. Operational improvement and transport security policy, emergency management and the Integrated Transport Information Service are also covered.

Linkage to Results:	This service group contributes to the provision of safe reliable and secure transport services and improved customer services by working towards a range of intermediate results that include the following:

♦ bus, ferry, taxi and hire car operators comply with ongoing service and safety standards

♦ community is informed on public transport service options and

♦ the transport portfolio is prepared in the event of an emergency.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Bus feedback compliments received per 100,000 passengers	no.	0.92	1.06	1.30	1.22	1.40
Bus feedback complaints received per 100,000 passengers	no.	16.52	18.62	17.70	18.86	18.85
Taxi customer complaints resolved within benchmark	%	93.0	96.8	97.0	93.5	95.0
Number of 131500 customer complaints per 100,000 transactions	no.	12	15	14	14	13

Employees:	FTE	169	201	199	202	211

21 - 22	Budget Estimates 2009-10

48 MINISTRY OF TRANSPORT
Service Group Statements (cont)
48.3	Transport Regulation, Service Provision and Contract Management (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	2,231,135	2,120,590	2,203,030

Total expenses include the following:
RailCorp services	1,400,123	1,241,584	1,369,891
Private transport operators — contract services	290,679	288,022	293,710
State Transit Authority — contract services	279,420	280,930	293,928
Sydney Ferries — services	68,170	68,170	70,423
Rail Infrastructure Corporation —
Country Regional Network	166,500	166,500	156,500
Integrated Transport Information Service	7,624	7,624	7,624
Major Events transport services	7,000	7,000	7,000

NET COST OF SERVICES	2,217,186	2,107,426	2,200,120

CAPITAL EXPENDITURE	102	—	—

Budget Estimates 2009-10	21 - 23

48 MINISTRY OF TRANSPORT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	44,013	64,420	51,744
Other operating expenses	10,305	13,741	9,510
Depreciation and amortisation	17,697	18,444	27,424
Grants and subsidies	3,631,814	4,161,193	4,281,952
Finance costs	24,044	24,594	33,120
Other expenses	18,293	24,578	18,307

Total Expenses Excluding Losses	3,746,166	4,306,970	4,422,057

Less:
Retained Revenue
Sales of goods and services	8,363	8,363	8,555
Investment income	6,387	5,479	2,600
Retained taxes, fees and fines	2,007	2,007	2,053
Grants and contributions	49,430	66,943	44,001
Other revenue	3,384	3,426	3,612

Total Retained Revenue	69,571	86,218	60,821

NET COST OF SERVICES	3,676,595	4,220,752	4,361,236

Recurrent Funding Statement

Net Cost of Services	3,676,595	4,220,752	4,361,236
Recurrent Services Appropriation	3,675,897	4,163,130	4,346,222

Capital Expenditure Statement

Capital Expenditure	111,468	195,354	222,192
Capital Works and Services Appropriation	1,595	1,595	14,723

21 - 24	Budget Estimates 2009-10

48 MINISTRY OF TRANSPORT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	61,357	15,554	13,921
Receivables	12,280	12,026	12,026

Total Current Assets	73,637	27,580	25,947

Non Current Assets
Receivables	262	254	254
Property, plant and equipment —
Land and building	89	89	18
Plant and equipment	371,704	440,383	624,426
Infrastructure systems	31,095	30,093	34,705
Intangibles	6,646	8,657	7,717

Total Non Current Assets	409,796	479,476	667,120

Total Assets	483,433	507,056	693,067

LIABILITIES
Current Liabilities
Payables	29,363	33,680	33,683
Borrowings at amortised cost	13,391	15,143	19,183
Provisions	3,814	4,007	4,007

Total Current Liabilities	46,568	52,830	56,873

Non Current Liabilities
Borrowings at amortised cost	357,150	423,731	603,712
Other	31	31	31

Total Non Current Liabilities	357,181	423,762	603,743

Total Liabilities	403,749	476,592	660,616

NET ASSETS	79,684	30,464	32,451

EQUITY
Accumulated funds	79,684	30,464	32,451

TOTAL EQUITY	79,684	30,464	32,451

Budget Estimates 2009-10	21 - 25

48 MINISTRY OF TRANSPORT

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	41,865	61,300	49,466
Grants and subsidies	3,631,814	4,161,193	4,271,216
Finance costs	24,044	24,594	33,120
Other	93,875	113,716	102,814

Total Payments	3,791,598	4,360,803	4,456,616

Receipts
Sale of goods and services	8,363	8,363	8,555
Interest	6,387	6,486	2,600
Other	116,437	154,253	121,054

Total Receipts	131,187	169,102	132,209

NET CASH FLOWS FROM OPERATING ACTIVITIES	(3,660,411)	(4,191,701)	(4,324,407)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,595)	(1,595)	(12,331)
Other	—	(2,144)	(2,392)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(1,595)	(3,739)	(14,723)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings and advances	(14,297)	(15,332)	(23,448)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(14,297)	(15,332)	(23,448)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	3,675,897	4,163,130	4,346,222
Capital appropriation	1,595	1,595	14,723

NET CASH FLOWS FROM GOVERNMENT	3,677,492	4,164,725	4,360,945

NET INCREASE/(DECREASE) IN CASH	1,189	(46,047)	(1,633)

Opening Cash and Cash Equivalents	60,168	61,601	15,554

CLOSING CASH AND CASH EQUIVALENTS	61,357	15,554	13,921

CASH FLOW RECONCILIATION
Net cost of services	(3,676,595)	(4,220,752)	(4,361,236)
Non cash items added back	16,461	17,760	36,826
Change in operating assets and liabilities	(277)	11,291	3

Net cash flow from operating activities	(3,660,411)	(4,191,701)	(4,324,407)

21 - 26	Budget Estimates 2009-10

INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
The Independent Transport Safety and Reliability Regulator (ITSRR) is a statutory authority reporting to the Minister for Transport. It has the principal objective of facilitating the safe operation of transport services in New South Wales.
ITSRR also promotes safety and reliability as fundamental objectives in the delivery of transport services whilst demonstrating independence and rigour in carrying out its regulatory and investigative functions.
Continuous improvement in safety and reliability of transport services is promoted through development and application of regulation and advice in respect of transport industry performance and emerging issues.
Results and Services
ITSRR achieves its mandate by working towards the following results:
♦	Organisations involved in railway operations comply with appropriate safety management systems that influence and direct identification of risk and adoption of appropriate controls.

♦	Organisations involved in railway operations value and encourage a continuously improving safety culture.

♦	Frameworks for regulating safety in rail, bus and ferry services are enhanced.

♦	Government, the community and transport operators are aware of emerging safety, reliability and sustainability issues and results.
Key services provided by ITSRR to contribute to these results include:
♦	accreditation of rail transport operators combined with compliance and enforcement to ensure operators have, and maintain, appropriate safety management systems

♦	use of regulatory and enforcement powers to ensure organisations involved in railway operations comply with rail safety legislation, implement specific safety requirements and where necessary, to ensure that identified unsatisfactory safety risks are addressed

Budget Estimates 2009-10	21 - 27

49 INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
♦	leadership in transport safety advice, including providing advice to Government and industry, and information to the community, on safety performance and strategic coordination of safety regulation with Ministry of Transport and the Maritime Authority of New South Wales to promote better regulatory practice across the rail bus and ferry sectors and

♦	provision of high quality advice and reporting on transport service reliability and sustainability issues that inform critical decisions on the performance of the publicly funded transport network.
The key services provided by ITSRR and the way in which they are expected to contribute to these results are set out in the following table:

Results
Organisations
involved in
railway
operations
comply with
		safety		Improvements
		management		made by
		systems that		regulators to
		effectively		safety	Highly
		manage risk	Highly	regulatory	regarded
	2009-10	and have a	regarded	frameworks	and sought
	Budget	continuously	and sought	for rail, bus	after
	Expenses	improving	after safety	and ferry	reliability
Service Groups	$m	safety culture	advice	sectors	advice
Rail Safety Regulation	14.1	✓	✓	✓	✓
Transport Safety Advice	1.0	✓	✓	✓
Transport Service Reliability Advice	1.9	✓			✓
Total Expenses Excluding Losses	17.0
Recent Achievements
ITSRR has:
♦	implemented rigorous monitoring of safety management and performance to improve safety outcomes

♦	implemented the New South Wales Rail Safety Act 2008 giving effect to national safety reforms

21 - 28	Budget Estimates 2009-10

49 INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
♦	provided strategic support to the heritage sector to improve risk management practices and operational safety and

♦	supported the development of a new rail performance agreement by Ministry of Transport and Rail Corporation New South Wales.
Strategic Directions
ITSRR’s strategic directions for 2009-10 are to:
♦	address high level and systemic risks with rail transport operators through increased compliance inspections and use of compliance tools

♦	promote continuous improvement in the management of safety risk in railway operations

♦	continue working with the heritage sector to improve risk management practices and operational safety

♦	proactively research emerging safety and reliability issues and provide strategic advice on those issues and

♦	monitor and report on the implementation of recommendations arising from independent investigation reports into rail, bus and ferry accidents.
2009-10 Budget Initiatives
Total Expenses
Total Expenses for ITSRR are estimated at $17 million in 2009-10 including:
♦	$14.1 million for managing accreditation of rail operators including the conduct of safety compliance audits, inspections and investigations and implementation of the new rail safety legislation

♦	$1 million to advise the Government and industry, and inform the community, about safety performance and to work with NSW transport safety agencies on transport safety regulatory frameworks and

♦	$1.9 million to research and report on reliability issues impacting on publicly funded transport to the government and the public.
Capital Expenditure
Capital expenditure of $50,000 in 2009-10 is for the renewal of capital equipment.

Budget Estimates 2009-10	21 - 29

49 INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
Result Indicators
Organisations involved in railway operations comply with safety management systems that effectively manage risk and have a continuously improving safety culture

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Cumulative percentage of recommendations from independent investigation on rail accident reports closed (a)%		n.a.	79	n.a.	75	80
Fatalities on the NSW rail network: (b)
Passenger	no.	0	1	n.a.	1	n.a.
Rail employee	no.	0	2	n.a.	1	n.a.
Incidents on the NSW rail network: (c)
Running line derailment	no.	42	39	n.a.	24	n.a.
Running line collision between trains	no.	8	7	n.a.	6	n.a.
Level crossing occurrences:
road vehicle collision	no.	8	6	n.a.	3	n.a.
Annual Safety Performance
Reports received by ITSRR from rail operators (d)%		93	95	100	75	100
Annual Safety Performance
Reports identifying self-improvement safety initiatives	%	82	80	85	60	80

(a)	This indicator reflects ITSRR’s role in ensuring that major investigations, since 2006-07, on rail accidents recommending safety improvements are acted upon.

(b)	Data for 2008-09 reflects actual data for July 2008-March 2009. Some trend data has changed given revisions in reporting procedures as well as lag data provided by operators.

(c)	Data for 2008-09 reflects actual data for July 2008-March 2009. Some trend data has changed given revisions in reporting procedures as well as lag data provided by operators.

(d)	This indicator reflects whether industry is meeting its safety reporting requirements and is showing improving safety cultures through taking self-initiated actions. Current performance is impacted by the transition to new legislative requirements under rail safety legislation.

21 - 30	Budget Estimates 2009-10

49 INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
Result Indicators (cont)
Highly regarded and sought after safety advice

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Participants who agreed or strongly agreed that ITSRR’s seminar helped them better manage rail safety	%	n.a.	n.a.	n.a.	85	85
Improving safety regulatory frameworks across rail, bus and ferry sectors

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Recommendations from independent investigations into rail, bus and ferry accidents closed	%	n.a.	76	n.a.	82	n.a.

Budget Estimates 2009-10	21 - 31

49 INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
Service Group Statements
49.1 Rail Safety Regulation

Service Description:	This service group delivers accreditation and enforcement of safety requirements, policy and legal advice, monitoring of safety performance, projects to implement safety initiatives and leadership and participation in national rail safety reforms.

Linkage to Results:	This service group contributes to the following intermediate results:

♦ Organisations involved in railway operations comply with safety management systems that effectively manage risk.

♦ Organisations involved in railway operations focus on continuously improving safety culture and processes.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Compliance activities completed (audits and compliance inspections)	no.	263	190	n.a.	250	250
Compliance investigations commenced	no.	17	18	n.a.	20	n.a.
Statutory notices issued (Prohibition, Penalty Improvement, Provision of Information)	no.	26	40	n.a.	45	70

Employees:	FTE	64	64	68	62	62

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	14,827	14,132	14,109

Total expenses include the following:
Audit, accreditation and enforcement services	5,288	4,933	4,940
Safety analysis and strategy development	1,023	1,713	1,716

NET COST OF SERVICES	14,747	14,016	14,004

CAPITAL EXPENDITURE	150	150	50

21 - 32	Budget Estimates 2009-10

49 INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
Service Group Statements (cont)
49.2 Transport Safety Advice

Service Description:	This service group covers the provision of safety advice to Government and industry, and safety performance information for the community. It also covers ITSRR’s leadership role to facilitate improvements to transport safety regulatory frameworks with the Ministry of Transport and the Maritime Authority of New South Wales.

Linkage to Results:	This service group contributes to:

♦ awareness of Government and industry of emerging safety issues and

♦ improving safety regulation across rail, bus and ferry sectors.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Safety advices published (TAW, alerts, publications, etc.)	no.	81	85	n.a.	87	87
Attendees at external workshops	no.	n.a.	312	n.a.	512	275
Website visits	no.	151,684	241,733	n.a.	126,382	130,000
Transport Regulators Executive Committee workplan implemented to schedule	%	85	85	85	85	85

Employees:	FTE	1	1	1	6	6

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	196	1,032	1,057

NET COST OF SERVICES	193	1,029	1,054

Budget Estimates 2009-10	21 - 33

49 INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR
Service Group Statements (cont)
49.3 Transport Service Reliability Advice

Service Description:	This service group provides monitoring, analysis and reporting services to the Government and the public on the publicly funded transport network.

Linkage to Results:	This service group ensures that the Government, community and transport operators are aware of reliability and sustainability issues and results.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Major public reports prepared	no.	2	4	6	6	6
Routine advices prepared for the Minister	no.	n.a.	28	n.a.	24	24
Reports/advice provided to the Minister within scheduled time frames	%	n.a.	100	n.a.	100	100

Employees:	FTE	10	10	10	9	9

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,932	1,817	1,838

NET COST OF SERVICES	1,922	1,806	1,828

21 - 34	Budget Estimates 2009-10

49 INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	13,173	13,185	13,356
Other operating expenses	2,240	2,148	2,191
Depreciation and amortisation	512	618	427
Other expenses	1,030	1,030	1,030

Total Expenses Excluding Losses	16,955	16,981	17,004

Less:
Retained Revenue
Sales of goods and services	3	30	26
Investment income	90	100	92

Total Retained Revenue	93	130	118

NET COST OF SERVICES	16,862	16,851	16,886

Recurrent Funding Statement

Net Cost of Services	16,862	16,851	16,886
Recurrent Services Appropriation	15,632	15,618	15,785

Capital Expenditure Statement

Capital Expenditure	150	150	50
Capital Works and Services Appropriation	100	100	—

Budget Estimates 2009-10	21 - 35

49 INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	1,396	2,103	2,153
Receivables	336	198	203

Total Current Assets	1,732	2,301	2,356

Non Current Assets
Property, plant and equipment —
Land and building	60	—	—
Plant and equipment	174	193	156
Intangibles	1,044	926	586

Total Non Current Assets	1,278	1,119	742

Total Assets	3,010	3,420	3,098

LIABILITIES
Current Liabilities
Payables	961	1,271	1,271
Provisions	1,274	1,218	1,218

Total Current Liabilities	2,235	2,489	2,489

Total Liabilities	2,235	2,489	2,489

NET ASSETS	775	931	609

EQUITY
Accumulated funds	775	931	609

TOTAL EQUITY	775	931	609

21 - 36	Budget Estimates 2009-10

49 INDEPENDENT TRANSPORT SAFETY AND RELIABILITY REGULATOR

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	12,536	12,402	12,577
Other	3,870	3,831	3,821

Total Payments	16,406	16,233	16,398

Receipts
Sale of goods and services	3	30	26
Interest	94	111	87
Other	600	600	600

Total Receipts	697	741	713

NET CASH FLOWS FROM OPERATING ACTIVITIES	(15,709)	(15,492)	(15,685)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(50)	(50)	(50)
Other	(100)	(100)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(150)	(150)	(50)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	15,632	15,618	15,785
Capital appropriation	100	100	—
Cash transfers to Consolidated Fund	—	(158)	—

NET CASH FLOWS FROM GOVERNMENT	15,732	15,560	15,785

NET INCREASE/(DECREASE) IN CASH	(127)	(82)	50

Opening Cash and Cash Equivalents	1,523	2,185	2,103

CLOSING CASH AND CASH EQUIVALENTS	1,396	2,103	2,153

CASH FLOW RECONCILIATION
Net cost of services	(16,862)	(16,851)	(16,886)
Non cash items added back	1,126	1,378	1,206
Change in operating assets and liabilities	27	(19)	(5)

Net cash flow from operating activities	(15,709)	(15,492)	(15,685)

Budget Estimates 2009-10	21 - 37

OFFICE OF TRANSPORT SAFETY INVESTIGATIONS
The Office of Transport Safety Investigations (OTSI) is an independent statutory body whose function is to investigate rail, bus and ferry passenger transport and rail freight accidents and incidents in New South Wales.
Results and Services
OTSI contributes to the delivery of a number of core regulatory activities within the Transport portfolio that are concerned with public safety by working towards the following result:
♦	The risk of accidents in rail freight and public transport in New South Wales, is reduced by instituting safe working practices in public transport, assessing operational safety incidents and identifying and pro-actively targeting high risk practices.
The key service provided by OTSI that contributes to this result is:
♦	investigation and risk mitigation analysis through liaison with all industry participants. OTSI also prepares reports and recommendations and publishes reports on its website for the transport industry and public access and use.
The key service provided by OTSI and the way in which it is expected to contribute to these results and Government priorities are set out in the following table:

	2009-10	Results
	Budget	Reduced risk of accidents
	Expenses	in rail freight and public transport in
Service Groups	$m	New South Wales
Investigation and Risk Mitigation Analysis	2.4	✓
Total Expenses Excluding Losses	2.4

21 - 38	Budget Estimates 2009-10

50 OFFICE OF TRANSPORT SAFETY INVESTIGATIONS
Recent Achievements
OTSI has:
♦	researched international safety investigation standards to further improve measurement and benchmarking of its performance in transport accident investigation methodologies and

♦	undertaken further general “systemic” investigations into the policy, organisational, operational, administrative and cultural deficiencies of transport operators to improve the operators’ approaches to risk mitigation.
Strategic Directions

OTSI’s objectives are:
♦	to raise the standard of risk mitigation strategies of the various public transport and rail freight operators in New South Wales by the use of systemic investigations and

♦	to further enhance the structure, substance, integrity and resilience of investigation reports by continuing to refine the process of engaging and consulting directly involved and interested parties throughout the investigation, and particularly during the final phase of report compilation.
2009-10 Budget Initiatives
Total Expenses
Total expenses for OTSI are estimated at $2.4 million in 2009-10.
Capital Expenditure
OTSI’s capital program for 2009-10 is $20,000 which will be utilised to upgrade computer equipment, office furniture and equipment and specialist tools of trade.

Budget Estimates 2009-10	21 - 39

50 OFFICE OF TRANSPORT SAFETY INVESTIGATIONS
Result Indicators
Reduced risk of accidents in public transport and rail freight in New South Wales

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Contributions by identified interested parties to OTSI reports (a)%	100	100	100	100	100
Agreement by parties to Statement of Facts (b)%	100	100	100	100	100
Confidential Safety Information and Reporting Scheme referrals actioned (c)%	100	100	100	100	100
Implementation of OTSI recommendations (d)%	75	75	75	75	75

(a)	Measures contributions from parties identified as having an interest in a particular incident.

(b)	Measures the level of agreement to the published statement of facts relating to an incident being investigated.

(c)	Measures action taken on breach of safe working practice incidents, when confidentially reported by transport workers.

(d)	Measures the level of acceptance by operators that OTSI’s recommendations are practical and will improve safe working within public transport.

21 - 40	Budget Estimates 2009-10

50 OFFICE OF TRANSPORT SAFETY INVESTIGATIONS
Service Group Statements
50.1 Investigation and Risk Mitigation Analysis

Service Description:	This service group covers the mandated function of independently investigating safety incidents that occur in public transport and rail freight in New South Wales.

Linkage to Results:	This service group contributes to reduced risk of accidents in public transport and rail freight in New South Wales, by carrying out risk mitigation analysis and investigations associated with all public transport and rail freight incidents. It liaises with all industry participants including the regulators in the preparation of reports and recommendations.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Reported incidents	no.	n.a.	2,880	n.a.	3,056	3,000
Notifiable incident reports received and reviewed	no.	818	418	1,200	520	520
Investigations submitted to the Minister for tabling	no.	11	12	19	12	12
Operator conducted investigations received and reviewed	no.	43	72	35	24	24
Monthly report on operator s66 investigations submitted to the Minister	no.	15	24	12	12	12
Confidential Safety Information and Reporting Scheme reports received and actioned	no.	75	66	50	58	60

Employees:	FTE	12	12	12	12	12

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	2,393	2,404	2,423

NET COST OF SERVICES	2,380	2,389	2,408

CAPITAL EXPENDITURE	—	—	20

Budget Estimates 2009-10	21 - 41

50 OFFICE OF TRANSPORT SAFETY INVESTIGATIONS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	1,673	1,806	1,697
Other operating expenses	469	442	473
Depreciation and amortisation	151	151	153
Other expenses	100	5	100

Total Expenses Excluding Losses	2,393	2,404	2,423

Less:
Retained Revenue
Sales of goods and services	1	3	1
Investment income	12	12	14

Total Retained Revenue	13	15	15

NET COST OF SERVICES	2,380	2,389	2,408

Recurrent Funding Statement

Net Cost of Services	2,380	2,389	2,408
Recurrent Services Appropriation	2,092	2,090	2,115

Capital Expenditure Statement

Capital Expenditure	—	—	20
Capital Works and Services Appropriation	—	—	20

21 - 42	Budget Estimates 2009-10

50 OFFICE OF TRANSPORT SAFETY INVESTIGATIONS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	202	196	168
Receivables	20	16	16

Total Current Assets	222	212	184

Non Current Assets
Property, plant and equipment —
Land and building	250	250	124
Plant and equipment	50	48	29
Intangibles	18	18	30

Total Non Current Assets	318	316	183

Total Assets	540	528	367

LIABILITIES
Current Liabilities
Payables	73	77	84
Provisions	186	184	190

Total Current Liabilities	259	261	274

Total Liabilities	259	261	274

NET ASSETS	281	267	93

EQUITY
Accumulated funds	281	267	93

TOTAL EQUITY	281	267	93

Budget Estimates 2009-10	21 - 43

50 OFFICE OF TRANSPORT SAFETY INVESTIGATIONS

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	1,559	1,702	1,590
Other	639	506	638

Total Payments	2,198	2,208	2,228

Receipts
Sale of goods and services	1	3	1
Interest	12	16	14
Other	70	77	70

Total Receipts	83	96	85

NET CASH FLOWS FROM OPERATING ACTIVITIES	(2,115)	(2,112)	(2,143)

CASH FLOWS FROM INVESTING ACTIVITIES
Other	—	—	(20)

NET CASH FLOWS FROM INVESTING ACTIVITIES	—	—	(20)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	2,092	2,090	2,115
Capital appropriation	—	—	20

NET CASH FLOWS FROM GOVERNMENT	2,092	2,090	2,135

NET INCREASE/(DECREASE) IN CASH	(23)	(22)	(28)

Opening Cash and Cash Equivalents	225	218	196

CLOSING CASH AND CASH EQUIVALENTS	202	196	168

CASH FLOW RECONCILIATION
Net cost of services	(2,380)	(2,389)	(2,408)
Non cash items added back	265	247	252
Change in operating assets and liabilities	—	30	13

Net cash flow from operating activities	(2,115)	(2,112)	(2,143)

21 - 44	Budget Estimates 2009-10

TREASURER
OVERVIEW

	2008-09	2009-10
	Budget	Budget	Variation
Agency	$m	$m	%

Treasury
Total Expenses	214.2	241.8	12.9
Capital Expenditure	8.9	11.3	27.6

Crown Finance Entity
Total Expenses	4,122.0	4,614.3	11.9
Capital Expenditure	3.0	0.5	-83.3

Crown Leaseholds Entity
Total Expenses	24.7	25.8	4.4
Capital Expenditure	—	—	—

NSW Self Insurance Corporation
Total Expenses	1,134.4	1,177.3	3.8
Capital Expenditure	0.1	0.2	63.0

Liability Management Ministerial Corporation
Total Expenses	0.1	—	-100.0
Capital Expenditure	—	—	—

Electricity Tariff Equalisation Ministerial Corporation
Total Expenses	0.3	0.1	-70.6
Capital Expenditure	—	—	—

Advance to the Treasurer
Total Expenses	300.0	300.0	—
Capital Expenditure	100.0	140.0	40.0

Total, Treasurer
Total Expenses	5,795.7	6,359.3	9.7
Capital Expenditure	112.0	152.0	35.7

Budget Estimates 2009-10	22 - 1

TREASURY
Treasury comprises the Office of Financial Management (OFM) and the Office of State Revenue (OSR). Treasury is the Government’s principal financial and economic adviser and revenue administration agency. In this role it provides advice on economic and fiscal strategies, infrastructure and asset management, balance sheet management and the State Budget, revenue assessment and collection services; and processes and enforces fines and penalties. It manages a number of government payment programs including the First Home Owner Grant Scheme.
Treasury supports the Treasurer and the Minister for Finance, Minister for Infrastructure and Minister for Regulatory Reform (Section 11).
Treasury administers the Public Authorities (Financial Arrangements) Act 1987, Public Finance and Audit Act 1983, Fiscal Responsibility Act 2005, Annual Reports (Statutory Bodies) Act 1984, Annual Reports (Departments) Act 1985, Tax Administration Act 1996, Fines Act 1996, First Home Owner Grant Act 2000, Unclaimed Money Act 1995, Petroleum Products Subsidy Act 1997, Duties Act 1997, Betting Tax Act 2001, Commonwealth Places (Mirror Taxes Administration) Act 1998, Gaming Machine Tax Act 2001, Health Insurance Levies Act 1982, Insurance Protection Tax Act 2001, Land Tax Act 1956, Land Tax Management Act 1956, and the Payroll Tax Act 2007.
Results and Services
Treasury has lead agency responsibility for coordinating with partner agencies to ensure the delivery of the following State Plan priorities:
♦	P5: AAA rating maintained.

♦	P2: Maintain and invest in infrastructure.
Treasury aims to achieve better public services and a stronger State economy by working towards the following results:
♦	State finances support the delivery and long run affordability of Government services.

♦	Policy settings promote a competitive State economy.

♦	All due revenue is collected.

22 - 2	Budget Estimates 2009-10

51 TREASURY
♦	All fines are processed and enforced correctly and on time.

♦	Eligible applicants receive their benefits (grants and subsidies).
Key services provided by Treasury which contribute to these results include:
♦	advising on economic and fiscal strategies, efficiency and effectiveness of public sector agencies, infrastructure, asset management and procurement, delivering Budget management services, public sector management systems and financial asset and liability management services

♦	assessing and collecting tax revenue

♦	processing infringements and enforcing fines on behalf of the Crown, commercial clients and other NSW government agencies and

♦	administering benefit services relating to the unclaimed money program, First Home Owner Grant Scheme, First Home Plus Scheme (including First Home Plus One), GST rebates for clubs and petroleum product subsidies.
The key services provided by Treasury and the way in which they are expected to contribute to results are set out in the following table:

		Results
		State
		finances
		support	Policy		All fines
		delivery/	settings		are	Eligible
	2009-10	affordability	promote a		processed	applicants
	Budget	of	competitive	All due	and	receive
	Expenses	government	State	revenue is	enforced	their
Service Groups	$m	services	economy	collected	correctly	benefits
State Resource Management	69.7	✓	✓
Revenue Administration Services	100.7			✓
Infringement Processing and Fine Enforcement Management	62.6				✓
Benefit Services	8.8					✓
Total Expenses Excluding Losses	241.8

Budget Estimates 2009-10	22 - 3

51 TREASURY
Recent Achievements
In November, OFM assisted the Government in preparing a Mini-Budget in response to the lack of Parliamentary support for the electricity reforms, a significant deterioration in the economic outlook, increased risks to both revenues and expenditure that were emerging at that time and a decision by Standard and Poor’s ratings agency to place the State’s credit rating on negative outlook. The Mini-Budget provided a foundation to achieve substantial expenditure savings and return the Budget to surplus once economic conditions improve.
As announced in the 2008-09 Mini-Budget, the State is to investigate the potential transfer of a number of business enterprises to the private sector, including NSW Lotteries Corporation, WSN Environmental Solutions and Superannuation Administration Corporation (trading as Pillar Administration).
Separately, OFM has assisted the Government in developing a revised energy reform package, which includes transferring generation development sites of the State-owned businesses to the private sector and to contract out the trading function of its generation businesses. The State is to retain the ownership and operational functions of the generation businesses. The State-owned electricity retail activities and functions are to be transferred to the private sector while maintaining public ownership of the electricity distribution network.
The proceeds of these transactions will help underpin State finances in the years ahead.
OFM continues to be heavily involved in the Council of Australian Governments (COAG) reform agenda, which includes a particular focus on human capital as a means to enhance workforce participation and increase productivity. In conjunction with these activities, there was a heightened involvement to protect NSW interests in the negotiation of specific purpose payments, and National Partnership Agreements.
OSR has played an active role in the COAG reform agenda through participation in three of the COAG reforms including Payroll Tax Harmonisation, Standard Business Reporting and a National Electronic Conveyancing System.
Standard Business Reporting aims to simplify business to government reporting including the creation of a single online facility. As part of National Electronic Conveyancing, an agreement has been reached to create one entity responsible for developing a single national system.

22 - 4	Budget Estimates 2009-10

51 TREASURY
OSR is continuing its harmonisation efforts by working with other states and territories to harmonise legislation and administration for both taxes and fines. This has resulted in simplified and consistent administration for clients, more efficient administration, improved client satisfaction and increased client compliance.
In addition to the First Home Owners Grant and First Home Plus schemes, OSR also administers the First Home Owner Boost and the NSW New Home Buyers Supplement. This has resulted in the NSW Government issuing record numbers of first home benefits, assisting housing affordability for first home buyers and stimulating the NSW housing construction industry.
OSR also improved its services by introducing a new service that enables land tax clients to view their assessments online. This change has led to improved client service and satisfaction.
OSR introduced part payment of penalty notices, Time To Pay and Centrepay deductions for people in temporary financial difficulties to make it easier for clients to meet their obligations.
Strategic Directions
The State Fiscal Strategy aims to ensure appropriate service delivery and investment in infrastructure while promoting fiscal outcomes that preserve the strength of the State’s balance sheet. With a number of key result indicators worsening with the global financial crisis, OFM needs to be well placed to advise on strategies to improve State finances.
Key strategies in OFM involve the monitoring of agency efficiency, implementation of the Government’s wages policy and Mini-Budget measures, implementing the long term capital budget and pursuing microeconomic reform through the COAG reform program.
A key component of the Budget is a series of initiatives to strengthen State finances in the medium term and protect the State’s AAA credit rating. This includes targeted forensic reviews of agencies to achieve planned savings.
OSR continues to focus on improving compliance effectiveness by developing strategies that support voluntary compliance by clients and developing enforcement strategies for clients who choose not to comply. This will be achieved through improving our approaches to client education and awareness and more effective data matching technology. OSR is also sharing information with the Australian Government and other jurisdictions on transactional data and best practice approaches to tax compliance.

Budget Estimates 2009-10	22 - 5

51 TREASURY
OSR is implementing a number of system and process enhancements to ensure effective and efficient systems and processes. This will be achieved through implementing the Fine Enforcement System and modernising our core tax system — RECOUPS. This will result in measurable service improvements.
OSR remains committed to improving client satisfaction and reducing red tape through further advancing cross-jurisdiction harmonisation opportunities.
2009-10 Budget Initiatives
Total Expenses
Total estimated expenses for Treasury are expected to increase by $28.7 million to $241.8 million. The expenses will be used for the following:
♦	$69.7 million to promote State resource management to achieve a stronger NSW economy and better public services

♦	$100.7 million to ensure effective and equitable collection of revenue from taxes, duties and other sources

♦	$62.6 million to ensure the timely processing of infringements and fine enforcement activities and

♦	$8.8 million to ensure eligible applicants receive payments due under State Government and joint State/Australian Government schemes.
Capital Expenditure
Treasury’s capital allocation is $11.3 million and includes the following key programs:
♦	$1.4 million for a Capital Performance Management system for OFM to better manage the planning, budgeting and monitoring of agency performance on capital expenditure and

♦	$7.7 million for OSR for the improvement and general maintenance of information technology infrastructure and core business applications.

22 - 6	Budget Estimates 2009-10

51 TREASURY
Result Indicators
State finances support the delivery and long run affordability of Government services

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Maintaining a Triple A credit rating for New South Wales (a)	Rating	Triple A	Triple A	Triple A	Triple A	Triple A
Maintaining a downward trend in GG sector net financial liabilities compared to GSP (b)%		7.6	8.2	8.1	13.4	14.5
Deviation of actual expenses from budget (c)%		0.2	1.8	< 1.0	1.4	< 1.0
Average annual growth rate for NSW Government capital expenditure since 2005-06 (d)%		16.9	15.4	n.a.	17.8	21.2

(a)	This indicator contributes to the measurement of State Plan Priority P5. The target is to maintain NSW’s Triple A credit rating assigned by international credit rating agencies Moody’s, and Standard and Poor’s.

(b)	General government (GG) sector net financial liabilities provide an indicator of balance sheet strength. GSP — Gross State Product.

(c)	Deviation of expenses within tolerance limits is an indication of appropriate funding at Budget time. This performance indicator is based on changes to underlying expenses.

(d)	This indicator contributes to the measurement of State Plan Priority P2. The target is to maintain average annual growth rate in NSW Government capital expenditure of 4.6 per cent nominal over the decade until 2015-16. Data values represent the average annual growth rate measured from 2005-06 onwards. For 2009-10, the increase includes the Australian Government’s Nation Building packages.
Policy settings promote a competitive State economy

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

NSW’s total State revenue per capita to be less than or equal to the other States’ average: (a)
New South Wales		$6,879	6,712	6,834	6,938	7,433
Other States		$7,572	7,503	7,363	7,875	7,996

(a)	Signals whether NSW taxes are competitive taking into account limitations imposed by NSW share of Australian Government funding. From 2007-08 there is a break in the series due to changed accounting treatment.

Budget Estimates 2009-10	22 - 7

51 TREASURY
Result Indicators (cont)
All due revenue is collected

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Total overdue debt as a percentage of tax revenue (a)%		1.05	0.97	< 1.00	1.60	< 1.50
Revenue collected to original budget (b)%		107	107	> 98	95	> 98
Revenue identified through compliance activities (c)	$m	217	286	246	296	300

(a)	This indicator shows the effectiveness of OSR’s debt management process. The increase in 2008-09 Revised reflects the difficulties many businesses and individuals are experiencing in meeting their obligations as a result of the economic downturn.

(b)	This indicator shows OSR’s performance in collecting all revenue due to the Government.

(c)	This indicator measures the effectiveness of OSR’s audit and compliance programs.
All fines are processed and enforced correctly

	2006-07	2007-08	2008-09	2008-09	2009-10
Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Closure rate of penalty notices (a)%	73	77	> 70	75	> 77
Closure rate of enforcement orders (b)%	46	49	> 50	51	> 53
Percentage of fines statute barred (c)%	0.20	0.07	< 0.20	0.12	< 0.10

(a)	This indicator measures the effectiveness of OSR’s infringement processing.

(b)	This indicator measures the effectiveness of OSR’s fine enforcement.

(c)	This indicator is a measure of the timeliness of the end-to-end process of infringement processing and fine enforcement management.

22 - 8	Budget Estimates 2009-10

51 TREASURY
Result Indicators (cont)
Eligible applicants receive their benefits

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Grants to first home buyers (a)	$m	319	340	325	730	656
First Home Plus exemptions and concessions granted (b)	$m	433	425	444	478	465

(a)	This indicator measures the value of benefits paid. The 2008-09 Revised and 2009-10 Forecast amounts include Boost payments funded by the Australian Government.

(b)	This indicator measures the value of exemptions and concessions granted.

Budget Estimates 2009-10	22 - 9

51 TREASURY
Service Group Statements
51.1 State Resource Management

Service Description:	This service group covers delivery of advice on economic and fiscal strategies, advice on efficiency and effectiveness of public sector agencies, and advice on infrastructure, asset management and procurement. It also includes the delivery of budget management services, public sector management systems, and financial asset and liability management services.

Linkage to Results:	This service group contributes to strong State finances that support the delivery and long run affordability of services, as well as policy settings that promote a competitive State economy, by working towards a range of intermediate results that include the following:
♦	efficient management of financial assets and liabilities

♦	better resource allocation decisions linked to Government priorities

♦	sustainable investment, maintenance and management of infrastructure assets

♦	sustainable and predictable revenue flows and

♦	implementation of competition, regulatory and human capital reforms with a focus on the Council of Australian Governments program.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Major general government agencies with a finalised Results and Services Plan (a)%		100	100	100	94	100
State physical assets covered by a Total Asset Management Plan submission for nominated agencies	%	n.a.	98	95	98	100
Required government businesses with a signed Statement of Corporate Intent or Statement of Business Intent	%	90	84	100	77	100

(a)	Prior to 2009-10, all agencies renewed their RSPs each year. From 2009-10, only the RSPs of agencies with a significant change or material Budget risk are renegotiated annually. All agencies now renew their RSPs at the beginning of each government term. Updated agency performance information, consistent with the RSP, is reported in
Budget Paper 3.

Employees:	FTE	234	262	290	286	332

22 - 10	Budget Estimates 2009-10

51 TREASURY
Service Group Statements (cont)
51.1 State Resource Management (cont)

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	49,739	49,845	69,699

Total expenses include the following:
National Reform Agenda	1,069	2,214	4,016
Grant to accounting standards and research bodies	169	169	169

NET COST OF SERVICES	40,810	40,996	60,515

CAPITAL EXPENDITURE	650	1,030	2,190

Budget Estimates 2009-10	22 - 11

51 TREASURY
Service Group Statements (cont)
51.2 Revenue Administration Services

Service Description:	This service group covers the assessment and collection of tax revenue, the provision of information and education on State taxes and duties to ensure people know what and how to pay, the management of client enquiries through multiple service channels to make it easy to pay, the implementation of targeted compliance programs to ensure tax evaders are caught and unpaid liabilities recovered, and the management and collection of tax debt.

Linkage to Results:	This service group contributes to ensuring the collection of all due revenue from taxes, duties and other sources due to the State of New South Wales, by working towards a range of intermediate results that include:
♦	people pay their taxes

♦	tax evaders are caught

♦	people know what to pay

♦	payment of tax is made easy and

♦	unpaid tax obligations are identified and recovered.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Payments received electronically	%	64	66	71	74	> 74
Cost to collect $100 tax revenue	$	0.63	0.59	0.59	0.61	0.61
Telephone calls answered within 2 minutes	%	85	78	80	80	> 80

Employees:	FTE	585	565	613	579	557

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000
Financial Indicators:

Total Expenses Excluding Losses	100,084	99,950	100,743

Total expenses include the following:
Fee for services of Valuer General’s Office	22,739	22,739	23,287

NET COST OF SERVICES	95,020	94,074	95,945

CAPITAL EXPENDITURE	5,583	5,098	5,730

22 - 12	Budget Estimates 2009-10

51 TREASURY
Service Group Statements (cont)
51.3 Infringement Processing and Fine Enforcement Management

Service Description:	This service group covers the issuing and processing of infringements on behalf of the Crown and commercial clients in New South Wales, education and information programs for clients and representative groups to ensure people know what and how to pay, fine enforcement on behalf of the Crown and other government agencies, and compliance programs to recover outstanding fines.

Linkage to Results:	This service group contributes to ensuring all fines are processed and enforced correctly, by working towards a range of intermediate results that include the following:
♦	people pay their fines

♦	outstanding fines are recovered

♦	people know what to pay

♦	payment is made easy and

♦	enforcement action is taken against clients with outstanding fines.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

Cost to collect $100 fines revenue	$	11.55	10.80	11.23	11.23	< 11.21
Telephone calls answered within 2 minutes	%	n.a.	n.a.	n.a.	70	> 72

Employees:	FTE	436	511	534	511	579

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	56,708	55,029	62,539

NET COST OF SERVICES	30,110	28,468	36,962

CAPITAL EXPENDITURE	2,322	3,425	3,279

Budget Estimates 2009-10	22 - 13

51 TREASURY
Service Group Statements (cont)
51.4 Benefits Services

Service Description:	This service group covers the payment of benefits to eligible applicants through the provision of information and education on grants and subsidies to ensure people get the right information; the administration of payments relating to unclaimed money, First Home Owner Grant Scheme, First Home Plus Scheme, GST rebates, for clubs, First Home Plus One Scheme and petroleum subsidies; and targeted compliance programs to ensure that fraudulent claims are identified and recovered.

Linkage to Results:	This service group contributes to ensuring all eligible applicants receive their benefits by working towards a range of intermediate results that include the following:
♦	enabling people to make claims

♦	providing the right information to people

♦	ineligible claims are not paid and

♦	fraudulent claims are identified and recovered.

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Service Measures:

First home buyers payments issued <10 days from receipt of a completed claim	%	93	95	95	95	> 95
Unclaimed money payments issued <10 days from receipt of a completed claim	%	98	92	85	85	> 85

Employees:	FTE	54	61	55	59	59

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	7,710	8,224	8,807

NET COST OF SERVICES	7,556	7,975	8,523

CAPITAL EXPENDITURE	301	73	102

22 - 14	Budget Estimates 2009-10

51 TREASURY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses -
Employee related	132,703	130,601	151,784
Other operating expenses	46,354	47,287	54,017
Depreciation and amortisation	12,276	12,250	12,531
Grants and subsidies	22,908	22,909	23,456
Other expenses	—	1	—

Total Expenses Excluding Losses	214,241	213,048	241,788

Less:
Retained Revenue
Sales of goods and services	37,182	37,530	37,215
Investment income	2,698	2,529	1,760
Retained taxes, fees and fines	465	504	468
Grants and contributions	—	28	—
Other revenue	400	948	400

Total Retained Revenue	40,745	41,539	39,843
Gain/(loss) on disposal of non current assets	—	(4)	—

NET COST OF SERVICES	173,496	171,513	201,945

Recurrent Funding Statement

Net Cost of Services	173,496	171,513	201,945
Recurrent Services Appropriation	150,904	150,757	175,844

Capital Expenditure Statement
Capital Expenditure	8,856	9,626	11,301
Capital Works and Services Appropriation	8,556	8,956	9,461

Budget Estimates 2009-10	22 - 15

51 TREASURY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	23,652	28,290	22,508
Receivables	10,978	9,312	8,796

Total Current Assets	34,630	37,602	31,304

Non Current Assets
Receivables	37	201	201
Property, plant and equipment -
Plant and equipment	18,438	15,597	14,436
Intangibles	15,486	19,555	19,486

Total Non Current Assets	33,961	35,353	34,123

Total Assets	68,591	72,955	65,427

LIABILITIES
Current Liabilities
Payables	7,069	6,651	6,651
Provisions	8,659	10,718	10,718
Other	74	—	—

Total Current Liabilities	15,802	17,369	17,369

Non Current Liabilities
Provisions	128	134	134
Other	59	117	117

Total Non Current Liabilities	187	251	251

Total Liabilities	15,989	17,620	17,620

NET ASSETS	52,602	55,335	47,807

EQUITY
Accumulated funds	52,602	55,335	47,807

TOTAL EQUITY	52,602	55,335	47,807

22 - 16	Budget Estimates 2009-10

51 TREASURY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	124,459	122,501	142,672
Grants and subsidies	22,908	22,909	23,456
Other	56,599	58,640	62,479

Total Payments	203,966	204,050	228,607
Receipts
Sale of goods and services	37,182	38,310	37,215
Interest	2,698	3,239	1,760
Other	13,210	8,961	9,846

Total Receipts	53,090	50,510	48,821

NET CASH FLOWS FROM OPERATING ACTIVITIES	(150,876)	(153,540)	(179,786)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,768)	(9,312)	(9,976)
Other	(7,088)	(315)	(1,325)

NET CASH FLOWS FROM INVESTING ACTIVITIES	(8,856)	(9,627)	(11,301)

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	150,904	150,757	175,844
Capital appropriation	8,556	8,956	9,461
Cash transfers to Consolidated Fund	—	(1,832)	—

NET CASH FLOWS FROM GOVERNMENT	159,460	157,881	185,305

NET INCREASE/(DECREASE) IN CASH	(272)	(5,286)	(5,782)

Opening Cash and Cash Equivalents	23,924	33,576	28,290

CLOSING CASH AND CASH EQUIVALENTS	23,652	28,290	22,508

CASH FLOW RECONCILIATION
Net cost of services	(173,496)	(171,513)	(201,945)
Non cash items added back	20,520	20,336	21,643
Change in operating assets and liabilities	2,100	(2,363)	516

Net cash flow from operating activities	(150,876)	(153,540)	(179,786)

Budget Estimates 2009-10	22 - 17

CROWN FINANCE ENTITY
The Crown Finance Entity is responsible for the management and reporting of service-wide assets, liabilities and associated transactions. The overall responsibility for these transactions is with the Government rather than individual departments and statutory bodies. The major expense components are defined benefits superannuation contributions, long service leave payments on behalf of general government budget dependent agencies, and interest payments on government debt and bank balances held by general government agencies in the Treasury Banking System.
In addition, the State is required to contribute to the cost of administration of the GST by the Australian Taxation Office. Other major payments include HIH policyholder claims, refunds and remissions of Crown revenue, natural disasters assistance, first home owner grants and debt and investment management costs.
As part of the management of the Treasury Banking System, the Crown Finance Entity manages a $3.5 billion overdraft with Westpac. These funds are offset by cash within agencies’ operating bank accounts.
Results and Services
The Crown Finance Entity contributes to the management of service-wide assets and liabilities and ensures efficiency of related transactions by working towards the following results:
♦	The State’s financial assets and liabilities are efficiently managed.

♦	Approved agency appropriations are paid on time.
Key services provided by the Crown to contribute to these results include:
♦	managing superannuation liabilities in accordance with the Government’s long-term funding plan

♦	managing the Crown debt portfolio in order to minimise the cost of debt within specified risk constraints and

♦	managing the Treasury Banking System to ensure effective cash management.

22 - 18	Budget Estimates 2009-10

52 CROWN FINANCE ENTITY
The key services provided by the Crown Finance Entity and the way in which they are expected to contribute to results are set out in the following table:

	2009-10	Results
	Budget	The efficient management	The timely payment of
	Expenses	of the States financial	approved agency
Service Groups	$m	assets and liabilities	appropriations
Debt Liability Management	1,094.2	✓
Superannuation Liability Management	1,597.9	✓
Central Financial Services	1,922.2		✓
Total Expenses Excluding Losses	4,614.3
Recent Achievements
Grant payments to first home buyers increased by $405 million in 2008-09 to an estimated $730 million. This includes an estimated $319 million for the Australian Government funded “Boost” grants.
The impact of the global financial crisis on investments held by the Treasury Managed Fund, administered by the NSW Self Insurance Corporation, required a transfer to the Fund of $390 million from the Consolidated Fund. This transfer accords with the Net Assets Holding Level Policy that applies to the Fund.
A revised superannuation funding plan will ensure achievement of the fiscal target of full funding by 2030. This responds to the impact of lower equity asset values on the extent of superannuation liabilities matched by accumulated assets
(the funding ratio).
Strategic Directions
The Crown Finance Entity will continue to monitor the service-wide assets, liabilities and transactions that are the overall responsibility of the Government, to ensure consistency with Government targets, including:
♦	liaising with appointed actuaries in regard to funding net superannuation liabilities by 2030 and

♦	review of the debt portfolio to assess likely impacts of current interest rate volatility.

Budget Estimates 2009-10	22 - 19

52 CROWN FINANCE ENTITY
2009-10 Budget Initiatives
Total Expenses
Estimated total expenses in 2009-10 are $4.6 billion. The major expense components are:
♦	$1.5 billion for payment on behalf of general government budget dependent agencies of employer superannuation contributions under the defined benefit schemes and long service leave expenses

♦	$1.1 billion for interest expenses on new and existing debt held mainly with New South Wales Treasury Corporation and the Australian Government

♦	$695 million in capital grants including $656 million for first home owners grants and $23 million to the Department of Health which was formerly funded from investment earnings of the Health Super Growth Fund

♦	$202.3 million reimbursement to the Australian Taxation Office for GST administration and related payments

♦	$100 million for redundancy payments for various government agencies which are restructuring for improved efficiency

♦	$75 million for programs to support new housing construction (including $11 million for extension of the supplementary grant for first home owners)

♦	$60 million as provision for natural disaster relief grants

♦	$15 million to be invested in projects with the aim of increasing the flow of water in the Snowy River and

♦	$19.9 million to offset GST payments for clubs.
In addition, the Crown Finance Entity will administer a loan initiative for councils to bring forward critical local infrastructure.
The appropriation to the Crown Finance Entity also includes funding for the various advisory costs (including financial, accounting, taxation, legal and environmental advice) associated with the possible sale of NSW Lotteries, WSN Environmental Solutions, the Superannuation Administration Corporation (trading as Pillar), electricity retailers and electricity generation development sites. These costs will be netted off against the proceeds from the transactions.
Capital Expenditure
In 2009-10, purchase of property, plant and equipment will total $500,000.

22 - 20	Budget Estimates 2009-10

52 CROWN FINANCE ENTITY
Result Indicators
Minimise level and cost of State liabilities

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

General government funded superannuation liabilities (a)%		79.1	69.2	71.6	56.0	55.3
Crown Finance Entity interest cost as proportion of debt	%	6.2	6.4	5.9	6.4	5.6

(a)	This measures the percentage of defined benefit superannuation liabilities covered by superannuation assets valued on a funding basis.
Provide an effective payment system

		2006-07	2007-08	2008-09	2008-09	2009-10
	Units	Actual	Actual	Forecast	Revised	Forecast
Result Indicators:

Crown Finance Entity payments made on time	%	n.a.	100	95	100	100
Measures timeliness of remittance of funds to agencies.

Budget Estimates 2009-10	22 - 21

52 CROWN FINANCE ENTITY
Service Group Statements
52.1 Debt Liability Management

Service Description:	This service group covers the management of the Crown debt portfolio and the Treasury Banking System (TBS), which are managed in conjunction with NSW Treasury Corporation, to meet the objectives of minimising the market value of debt within specified risk constraints, minimising the cost of debt and maximising investment returns.

Linkage to Results:	This service group contributes towards minimising the level and cost of the State’s net debt liabilities by working towards a range of intermediate results that include the following:

♦ maintain underlying general government net debt as a proportion of gross state product

♦ ensure liabilities are managed to minimise associated costs and

♦ maximise returns within risk constraints through appropriate investment of any surplus funds.

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	987,408	987,585	1,094,247

Total expenses include the following:
Interest paid to the Australian Government	64,193	64,185	61,884
Interest paid to agencies’ TBS accounts	115,475	89,613	66,603
Interest on overdraft	101,200	120,000	87,000
Interest on long term debt	641,842	630,008	749,453

NET COST OF SERVICES	987,408	987,585	1,094,247

22 - 22	Budget Estimates 2009-10

52 CROWN FINANCE ENTITY
Service Group Statements (cont)

52.2 Superannuation Liability Management

Service Description:	This service group covers the management of unfunded superannuation liabilities of New South Wales public sector defined benefit superannuation schemes in accordance with the Government’s long-term funding plan.

Linkage to Results:	This service group contributes towards elimination of Total State Sector net unfunded superannuation liabilities by 30 June 2030.

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,429,162	1,363,835	1,597,862

Total expenses include the following:
Current year service cost	565,257	590,801	671,786
Interest cost	2,593,194	2,618,251	2,520,305
Expected return on plan assets	(1,956,633)	(1,881,462)	(1,636,836)
Actuarial (gain)/loss	193,382	—	—

NET COST OF SERVICES	1,429,162	1,363,835	1,597,862

Budget Estimates 2009-10	22 - 23

52 CROWN FINANCE ENTITY
Service Group Statements (cont)
52.3 Central Financial Services

Service Description:	This service group covers the periodic payments made to meet agency long service leave, the cost of redundancies, grants under the First Home Owners Grant Scheme and GST administration costs payable to the Australian Taxation Office. It also includes provision of funds to various departments and authorities involved in the administration of joint Australian Government/State natural disaster schemes.

Linkage to Results:	This service group contributes to efficient operation of the State’s finances by working towards a range of intermediate results that include the following:

♦ management of payment system to ensure agencies receive funding in timely manner and

♦ efficient management of other financial assets and liabilities.

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Financial Indicators:

Total Expenses Excluding Losses	1,705,412	2,509,137	1,922,177

Total expenses include the following:
Long service leave (LSL)	420,764	788,351	350,895
Member entitlements — LSL pool	12,400	11,900	12,000
Redundancy	200,000	7,414	100,000
Compensation to ATO for GST administration	210,200	205,100	202,300
First Home Owner Grant	325,000	730,000	656,000
Capital grants to other agencies	51,890	38,544	39,302
Program to support new housing construction	—	—	64,000
Natural disaster relief	40,000	40,000	60,000
Petrol subsidy payments	43,000	43,000	—
GST offset payments for clubs	19,900	19,900	19,900
Snowy Scheme reform	25,000	34,828	19,852
Share in higher education superannuation cost	10,000	—	10,000
Contribution to NSW Self Insurance Corporation	—	390,000	—

NET COST OF SERVICES	1,623,962	2,273,047	1,810,452

CAPITAL EXPENDITURE	3,000	500	500

22 - 24	Budget Estimates 2009-10

52 CROWN FINANCE ENTITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Expenses Excluding Losses
Operating expenses —
Employee related	2,049,926	2,159,672	2,048,834
Other operating expenses	283,276	107,911	259,975
Depreciation and amortisation	1,139	674	26
Grants and subsidies	518,065	1,334,644	979,082
Finance costs	979,802	981,752	1,088,007
Other expenses	289,774	275,904	238,362

Total Expenses Excluding Losses	4,121,982	4,860,557	4,614,286

Less:
Retained Revenue
Sales of goods and services	11,956	13,137	10,201
Investment income	98,678	107,269	162,100
Grants and contributions	—	—	1,400
Other revenue	36,656	102,435	54,500

Total Retained Revenue	147,290	222,841	228,201

Gain/(loss) on disposal of non current assets	(151,100)	(75,086)	(150,000)
Other gains/(losses)	85,260	88,335	33,524

NET COST OF SERVICES	4,040,532	4,624,467	4,502,561

Recurrent Funding Statement

Net Cost of Services	4,040,532	4,624,467	4,502,561
Recurrent Services Appropriation	3,901,569	3,864,903	4,566,444

Capital Expenditure Statement

Capital Expenditure	3,000	500	500
Capital Works and Services Appropriation	185,642	173,269	344,503

Budget Estimates 2009-10	22 - 25

52 CROWN FINANCE ENTITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	251,612	242,223	235,382
Receivables	28,694	19,978	18,934
Other financial assets	67,137	61,035	79,530
Other	30	—	—

Total Current Assets	347,473	323,236	333,846

Non Current Assets
Other financial assets	1,881,432	1,825,266	1,980,728
Property, plant and equipment —
Land and building	3,800	500	1,000
Plant and equipment	156	127	101

Total Non Current Assets	1,885,388	1,825,893	1,981,829

Total Assets	2,232,861	2,149,129	2,315,675

LIABILITIES
Current Liabilities
Payables	265,786	652,107	301,147
Borrowings at amortised cost	1,857,763	3,464,138	2,063,224
Provisions	3,911,310	4,291,833	4,366,433
Other	133,286	150,686	140,323

Total Current Liabilities	6,168,145	8,558,764	6,871,127

Non Current Liabilities
Borrowings at amortised cost	11,939,114	10,768,719	17,595,601
Provisions	16,698,825	29,845,300	28,898,500
Other	50,654	71,576	53,451

Total Non Current Liabilities	28,688,593	40,685,595	46,547,552

Total Liabilities	34,856,738	49,244,359	53,418,679

NET ASSETS	(32,623,877)	(47,095,230)	(51,103,004)

EQUITY
Accumulated funds	(32,623,877)	(47,095,230)	(51,103,004)

TOTAL EQUITY	(32,623,877)	(47,095,230)	(51,103,004)

22 - 26	Budget Estimates 2009-10

52 CROWN FINANCE ENTITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Payments
Employee related	1,747,545	1,609,554	1,636,979
Grants and subsidies	564,065	1,380,744	982,082
Finance costs	895,738	857,312	906,351
Other	410,891	(188,878)	922,018

Total Payments	3,618,239	3,658,732	4,447,430

Receipts
Sale of goods and services	1,556	3,967	(8)
Interest	80,244	88,589	135,577
Other	35,181	121,573	74,001

Total Receipts	116,981	214,129	209,570

NET CASH FLOWS FROM OPERATING ACTIVITIES	(3,501,258)	(3,444,603)	(4,237,860)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	5,656	15,056	—
Proceeds from sale of investments	(149,905)	(74,905)	(149,905)
Advance repayments received	81,863	72,919	99,120
Purchases of property, plant and equipment	(3,000)	(500)	(500)
Advances made	(97,042)	(89,044)	(258,360)
Other	(138,494)	(159,373)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(300,922)	(235,847)	(309,645)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings and advances	1,591,067	2,549,788	5,413,735
Repayment of borrowings and advances	(90,511)	(90,182)	(84,003)

NET CASH FLOWS FROM FINANCING ACTIVITIES	1,500,556	2,459,606	5,329,732

CASH FLOWS FROM GOVERNMENT
Recurrent appropriation	3,901,569	3,864,903	4,566,444
Capital appropriation	185,642	173,269	344,503
Amounts collected on behalf of and transferred to the Consolidated Fund	(1,795,583)	(2,811,030)	(5,700,015)
Cash transfers to Consolidated Fund	—	(32,831)	—

NET CASH FLOWS FROM GOVERNMENT	2,291,628	1,194,311	(789,068)

NET INCREASE/(DECREASE) IN CASH	(9,996)	(26,533)	(6,841)

Opening Cash and Cash Equivalents	261,608	268,756	242,223

CLOSING CASH AND CASH EQUIVALENTS	251,612	242,223	235,382

Budget Estimates 2009-10	22 - 27

52 CROWN FINANCE ENTITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement (cont)

CASH FLOW RECONCILIATION
Net cost of services	(4,040,532)	(4,624,467)	(4,502,561)
Non cash items added back	(46,078)	16,393	81,450
Change in operating assets and liabilities	585,352	1,163,471	183,251

Net cash flow from operating activities	(3,501,258)	(3,444,603)	(4,237,860)

22 - 28	Budget Estimates 2009-10

CROWN LEASEHOLDS ENTITY
The Crown Leaseholds Entity is administered by the Department of Lands under the Crown Lands Act 1989.
The Crown Leaseholds Entity receives revenue from holders of leases, licences and permissive occupancies and collects the proceeds from the sale of Crown land. The Crown Leaseholds Entity also collects fees and levies associated with the Water Act 1912.
The Crown Leaseholds Entity land holdings include unallocated Crown land and Crown reserves for which no reserve trust has been established. Unallocated Crown land includes land on the continental shelf within the three nautical mile zone.
The value of land within the Crown Leaseholds Entity is approximately $6.3 billion. The Crown Leaseholds Entity revalues land holdings yearly.
The Crown Leaseholds Entity has provided for the liability of land claims which have been granted to local Aboriginal Land Councils under the Aboriginal Land Rights Act 1983 but not yet transferred. These parcels of land remain under the care, control and management of the Crown pending formal land boundary surveys being undertaken so that freehold title can be prepared and transferred to the respective Aboriginal Land Councils.
Operating expenses relate mainly to the movement of land between the Crown and those who manage the land on its behalf i.e. local councils and community reserve trust boards. Total expenses for 2009-10 are $25.8 million (in 2008-09 $65.2 million). The administrative effort involved in collection and sale of Crown Land is shown under the Budget estimates for the Department of Lands
Retained revenues in 2009-10 are estimated at $71.9 million (in 2008-09 $89.2 million). The increase in 2008-09 revenues on budget ($60.3 million) reflects an increase in transfers of land from those managing Crown reserves on behalf of the Crown to Crown Leaseholds Entity. Volatility in the level of Crown Leaseholds Entity land holdings is expected given that there are 37,000 Crown reserve trusts. In 2009-10 the sale of perpetual leases and closed roads is expected to generate additional revenue to the Crown of $7 million and $11 million respectively.

Budget Estimates 2009-10	22 - 29

CROWN LEASHOLDS ENTITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	45,202	41,642	47,193
Investment income	3,005	3,217	3,094
Retained taxes, fees and fines	1,623	1,623	1,648
Grants and contributions	10,479	42,669	20,000

Total Retained Revenue	60,309	89,151	71,935

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	170	170	170
Grants and subsidies	24,561	65,000	25,641

Total Expenses Excluding Losses	24,731	65,170	25,811

Gain/(loss) on disposal of non current assets	5,706	2,500	6,326
Other gains/(losses)	(5,091)	(5,091)	(5,093)

SURPLUS/(DEFICIT) BEFORE DISTRIBUTIONS	36,193	21,390	47,357

Distributions —
Dividends and capital repatriations	58,053	56,053	81,472

SURPLUS/(DEFICIT) AFTER DISTRIBUTIONS	(21,860)	(34,663)	(34,115)

22 - 30	Budget Estimates 2009-10

CROWN LEASHOLDS ENTITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	21,368	7,449	6,179
Receivables	21,212	31,614	31,614
Other financial assets	1,408	1,609	1,609

Total Current Assets	43,988	40,672	39,402

Non Current Assets
Other financial assets	22,624	20,000	19,712
Property, plant and equipment —
Land and building	6,086,899	6,281,722	6,287,915

Total Non Current Assets	6,109,523	6,301,722	6,307,627

Total Assets	6,153,511	6,342,394	6,347,029

LIABILITIES
Current Liabilities
Payables	3,863	4,607	4,038
Other	25,781	29,433	30,132

Total Current Liabilities	29,644	34,040	34,170
Non Current Liabilities
Other*	1,009,359	1,021,144	1,021,144

Total Non Current Liabilities	1,009,359	1,021,144	1,021,144

Total Liabilities	1,039,003	1,055,184	1,055,314

NET ASSETS	5,114,508	5,287,210	5,291,715

EQUITY
Reserves	2,595,473	2,782,402	2,821,022
Accumulated funds	2,519,035	2,504,808	2,470,693

TOTAL EQUITY	5,114,508	5,287,210	5,291,715

*	Estimated value of claims granted to local Aboriginal Land Councils under the Aboriginal Land Rights Act 1983.

Budget Estimates 2009-10	22 - 31

CROWN LEASHOLDS ENTITY

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	45,459	34,226	47,193
Interest	3,005	3,005	3,094
Other	5,648	11,950	5,774

Total Receipts	54,112	49,181	56,061

Payments
Grants and subsidies	1,500	2,700	1,500
Other	3,708	3,801	4,259

Total Payments	5,208	6,501	5,759

NET CASH FLOWS FROM OPERATING ACTIVITIES	48,904	42,680	50,302

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	11,315	13,600	29,612
Advance repayments received	105	1,752	288

NET CASH FLOWS FROM INVESTING ACTIVITIES	11,420	15,352	29,900

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(58,053)	(56,053)	(81,472)

NET CASH FLOWS FROM FINANCING ACTIVITIES	(58,053)	(56,053)	(81,472)

NET INCREASE/(DECREASE) IN CASH	2,271	1,979	(1,270)

Opening Cash and Cash Equivalents	19,097	5,470	7,449

CLOSING CASH AND CASH EQUIVALENTS	21,368	7,449	6,179

CASH FLOW RECONCILIATION
Surplus/(deficit) for year before distributions	36,193	21,390	47,357
Non cash items added back	17,582	24,419	9,141
Change in operating assets and liabilities	(4,871)	(3,129)	(6,196)

Net cash flow from operating activities	48,904	42,680	50,302

22 - 32	Budget Estimates 2009-10

NSW SELF INSURANCE CORPORATION
The NSW Self Insurance Corporation (SICorp) was established by the NSW Self Insurance Corporation Act 2004. Its main functions are:
♦	The administration of the Treasury Managed Fund (TMF), which provides insurance cover for general government sector budget dependent agencies (other than compulsory third party insurance) and for other public sector agencies on a voluntary basis.

♦	The management of the Governmental Workers’ Compensation Account, the Transport Accidents Compensation Fund, the Pre-Managed Fund Reserve and outstanding workers compensation claims of the former State Rail Authority and the Rail Infrastructure Corporation.

♦	The collection and analysis of data provided by contracted TMF claims managers; systems management of the TMF data warehouse; provision of reporting functions to member agencies; and monitoring performance of the claims managers.
In 2009-10 the TMF will provide coverage to over 150 public sector agencies.
Recent Achievements
The State accumulates financial assets in order to meet the Government’s insurance liability costs as they fall due rather than place an undue burden on future generations of taxpayers.
SICorp manages assets in compliance with its Net Assets Holding Level Policy to fund the Government’s insurance liability costs. The policy dictates the appropriate level of reserves for the TMF. This policy sets the TMF reserve for insurance activity at an amount equal to 10 per cent of outstanding claims liabilities plus the amount the Fund retains for a single major loss before its reinsurance protection is activated. The net assets position is reviewed each year on 31 December. Excess reserves are paid to the Consolidated Fund via the Crown Finance Entity while deficits require contributions from the Crown Finance Entity.
Strong investment returns up until January 2008, together with favourable claims experience, created ongoing surpluses above the threshold level. The excess in accumulated reserves enabled the Fund to make payments to the Consolidated Fund of $1 billion in 2005-06, $910 million in 2006-07 and $300 million in 2007-08.

Budget Estimates 2009-10	22 - 33

NBW SELF INSURANCE CORPORATION
In the 2008-09 financial year, the Fund experienced a negative investment return which is primarily due to the global financial crisis. The return for the year ended 31 December 2008 was a negative 10.6 per cent. Accordingly, in line with the Net Assets Holding Level Policy, the Crown Finance Entity will pay an amount of $390 million to the Fund to restore reserves to the agreed level.
From 1 July 2008, the former State Rail Authority workers’ compensation claims have been fully integrated and managed by SICorp.
Strategic Directions
Since 1 July 2005, the claims management of the insurance businesses (workers’ compensation, motor vehicle, property, liability and miscellaneous) has been distributed between three claims managers.
There are also separate long-term contracts for risk management, reinsurance and actuarial services.
The key objectives of outsourcing are to improve TMF performance by promoting competition; generate cost savings and efficiency gains; reduce the systemic risk associated with a single provider; and enable comparison and benchmarking between providers. Since the diversification of the claims managers amongst the scheme, significant synergy savings have been achieved.
The Treasurer has recently approved the establishment of an advisory board which will provide strategic, operations and technical advice to SICorp. It is expected that the advisory board will strengthen governance procedures and also augment the SICorp’s role in managing the State’s financial risks.
2009-10 Budget Initiatives
Total Expenses
Total expenses in 2009-10 are estimated at $1.2 billion. The TMF actuary has projected a small increase in workers’ compensation liability payments. Overall, the trend over the last few years and forward years is relatively stable.
The TMF total target premium for 2009-10 of $881.5 million is 3.9 per cent up from 2008-09 actual level. It is mainly driven by price inflation and wage indexation applied on premium calculation and inclusion of new agencies into the Fund.

22 - 34	Budget Estimates 2009-10

NBW SELF INSURANCE CORPORATION
Investment returns are assumed to return to long-term trends following major market volatility due to the current global financial crisis. The forward estimates assume investment returns will meet the long-term target.
Capital Expenditure
The capital program of $220,000 in 2009-10 is primarily for maintenance and development of the data warehouse which records SICorp’s claims history.

Budget Estimates 2009-10	22 - 35

NSW SELF INSURANCE CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Sales of goods and services	802,714	862,031	892,656
Investment income	365,008	(126,669)	460,148
Grants and contributions	40,000	455,000 *	37,000

Total Retained Revenue	1,207,722	1,190,362	1,389,804

Less:
Expenses Excluding Losses —
Operating Expenses —
Other operating expenses	864,083	807,223	898,649
Depreciation and amortisation	1,134	1,125	1,037
Finance costs	267,048	265,062	275,808
Other expenses	2,119	1,737	1,781

Total Expenses Excluding Losses	1,134,384	1,077,497	1,177,275

Other gains/(losses)	—	832	—

SURPLUS/(DEFICIT)	73,338	113,697	212,529

*	Includes $390 million contribution from the Crown Finance Entity in accordance with the Net Assets Holding Level Policy.

22 - 36	Budget Estimates 2009-10

NSW SELF INSURANCE CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	95,393	124,886	138,486
Receivables	118,080	522,268 *	126,973
Other financial assets	295,352	83,387	99,213

Total Current Assets	508,825	730,541	364,672

Non Current Assets
Receivables	166,951	162,036	170,634
Other financial assets	4,542,458	4,143,208	4,941,904
Property, plant and equipment —
Plant and equipment	211	241	326
Intangibles	1,628	1,612	710
Other	34	34	25

Total Non Current Assets	4,711,282	4,307,131	5,113,599

Total Assets	5,220,107	5,037,672	5,478,271

LIABILITIES
Current Liabilities
Payables	130,281	130,379	134,670
Provisions	637,248	659,246	679,057
Other	2,493	4,500	4,637

Total Current Liabilities	770,022	794,125	818,364

Non Current Liabilities
Provisions	342,164	390,592	387,709
Other	3,606,121	3,420,658	3,627,372

Total Non Current Liabilities	3,948,285	3,811,250	4,015,081

Total Liabilities	4,718,307	4,605,375	4,833,445

NET ASSETS	501,800	432,297	644,826

EQUITY
Accumulated funds	501,800	432,297	644,826

TOTAL EQUITY	501,800	432,297	644,826

*	Includes $390 million contribution from the Crown Finance Entity in accordance with the Net Assets Holding Level Policy.

Budget Estimates 2009-10	22 - 37

NSW SELF INSURANCE CORPORATION

	2008-09		2009-10
	Budget*	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Sale of goods and services	802,714	862,031	892,656
Interest	365,008	214,804	226,506
Other	118,469	162,097	536,965

Total Receipts	1,286,191	1,238,932	1,656,127

Payments
Other	986,693	995,245	1,061,427

Total Payments	986,693	995,245	1,061,427

NET CASH FLOWS FROM OPERATING ACTIVITIES	299,498	243,687	594,700

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(65)	(67)	(220)
Purchases of investments	(432,625)	(428,318)	(580,880)
Other	(70)	(111)	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(432,760)	(428,496)	(581,100)

CASH FLOWS FROM FINANCING ACTIVITIES
Other	138,494	159,373	—

NET CASH FLOWS FROM FINANCING ACTIVITIES	138,494	159,373	—

NET INCREASE/(DECREASE) IN CASH	366,279	(25,436)	13,600

Opening Cash and Cash Equivalents	90,161	150,322	124,886

CLOSING CASH AND CASH EQUIVALENTS	95,393	124,886	138,486

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	73,338	113,697	212,529
Non cash items added back	1,134	341,766	(232,605)
Change in operating assets and liabilities	225,026	(211,776)	614,776

Net cash flow from operating activities	299,498	243,687	594,700

*	The Published Budget Cashflow statement has been restated (compared to that published in the 2008-09 Budget Paper No.3) to gross up cash flows from interest and distribution receipts that are automatically reinvested. This has resulted in the $361 million grossing up of budgeted 2008-09 interest receipts, and equivalent payments for purchases of investments. It has a nil impact on the total net cash flows.

22 - 38	Budget Estimates 2009-10

LIABILITY MANAGEMENT MINISTERIAL CORPORATION
The Liability Management Ministerial Corporation controls the General Government Liability Management Fund. The Fund was established to accumulate financial assets to improve the financial management of the general government sector’s balance sheet and allow flexibility in the timing of superannuation contributions to the public sector defined benefit schemes.
In 2006-07 the balance of the Fund, $7.2 billion, was transferred to SAS Trustee Corporation (State Super) and invested in line with the strategic asset allocation of State Super. The operations of the Fund were then discontinued. However, both the Corporation and the General Government Liability Management Fund remain in existence to assist in the future management of the State’s assets and liabilities.
A proposal is currently being considered by Attorney General’s Department to utilise the Fund as the mechanism to fully fund the Judges Pension scheme by 2030. This was proposed in 2008-09, however it has not been finalised due to ongoing consultation with key stakeholders.
2009-10 Budget Initiatives
Total Expenses
The Corporation has no budgeted expenses for 2009-10.

Budget Estimates 2009-10	22 - 39

LIABILITY MANAGEMENT MINISTERIAL CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	701	—	—
Grants and contributions	73	—	—

Total Retained Revenue	774	—	—

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	73	—	—

Total Expenses Excluding Losses	73	—	—

SURPLUS/(DEFICIT)	701	—	—

22 - 40	Budget Estimates 2009-10

LIABILITY MANAGEMENT MINISTERIAL CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Other financial assets	996	—	—

Total Current Assets	996	—	—

Non Current Assets
Other financial assets	18,927	—	—

Total Non Current Assets	18,927	—	—

Total Assets	19,923	—	—

LIABILITIES
Current Liabilities
Payables	19,222	—	—

Total Current Liabilities	19,222	—	—

Total Liabilities	19,222	—	—

NET ASSETS	701	—	—

EQUITY
Accumulated funds	701	—	—

TOTAL EQUITY	701	—	—

Budget Estimates 2009-10	22 - 41

LIABILITY MANAGEMENT MINISTERIAL CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Other	73	—	—

Total Receipts	73	—	—

Payments
Other	(19,149)	—	—

Total Payments	(19,149)	—	—

NET CASH FLOWS FROM OPERATING ACTIVITIES	19,222	—	—

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	61	—	—
Purchases of investments	(19,283)	—	—

NET CASH FLOWS FROM INVESTING ACTIVITIES	(19,222)	—	—

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	701	—	—
Non cash items added back	(701)	—	—
Change in operating assets and liabilities	19,222	—	—

Net cash flow from operating activities	19,222	—	—

22 - 42	Budget Estimates 2009-10

ELECTRICITY TARIFF EQUALISATION MINISTERIAL CORPORATION
The Electricity Tariff Equalisation Ministerial Corporation commenced administration of the Electricity Tariff Equalisation Fund (ETEF) on 1 January 2001.
The Fund manages the cost risk of electricity purchases by standard State-owned electricity retail suppliers (Energy Australia, Integral Energy and Country Energy). These suppliers are required to supply electricity to small retail customers in New South Wales at tariffs determined by the Independent Pricing and Regulatory Tribunal (IPART).
IPART determinations cover residential and small business customers consuming less than 160 MWh per annum who have not elected to enter into a negotiated supply contract.
Standard retail suppliers are required to contribute to the fund when wholesale prices are lower than the energy cost component charged to customers buying power under regulated tariffs. When wholesale prices are higher than the energy cost component in the regulated tariff, the ETEF makes payments to the standard retail suppliers from the fund to ensure they earn the regulated return.
In this way, the fund is able to smooth the volatility in wholesale prices for those State-owned retailers that are required to sell at regulated tariffs. At the same time, the fund ensures that standard retail suppliers do not face a commercial advantage or disadvantage because they supply regulated customers.
In the event there is a sustained rise in pool prices and there are insufficient funds within the ETEF, New South Wales State-owned electricity generators are well placed to top up the ETEF from funds generated by high wholesale prices. Generator payments to the fund are repaid whenever standard retail suppliers make a payment into the fund. The involvement of generators ensures that the fund can never be in deficit.
Recent Achievements
The average NSW wholesale electricity price for 2007-08 was $41.66 MWh with average monthly prices varying from $27.19 MWh to $77.87 MWh. Currently, average monthly prices for 2008-09 have varied from $23.91 MWh to $81.58 MWh. The fund balance at 30 June 2009 is estimated at $100,000.

Budget Estimates 2009-10	22 - 43

ELECTRICITY TARIFF EQUALISATION MINISTERIAL CORPORATION
While for accounting reasons the movement in the ETEF balance is treated as Budget revenue, in practice the ETEF is managed as a separate fund which can be called upon in periods of high prices.
Strategic Directions
The ETEF arrangement is aimed at managing the electricity purchase risk of standard retail suppliers. As part of its energy reform strategy, the Government will gradually phase out the fund in the period to June 2010. Phasing out the fund by June 2010 will allow adequate time for adjustments to occur in the energy trading market. Although this will expose retailers to some price risk, it is expected to provide the right incentives to attract investment in electricity generation. There will be no impact on retail customers as electricity prices are determined by IPART.
A regular audit of the standard retail suppliers is now underway The focus of the audit is a review of the data provided by the standard retail suppliers to the Fund Administrator.
2009-10 Budget Initiatives
Minor expenses of $91,000 are estimated in 2009-10 for the annual audit of the fund, consultancy and IT expenses.

22 - 44	Budget Estimates 2009-10

ELECTRICITY TARIFF EQUALISATION MINISTERIAL CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Operating Statement

Retained Revenue
Investment income	7	4	3
Retained taxes, fees and fines	—	85	—

Total Retained Revenue	7	89	3

Less:
Expenses Excluding Losses
Operating Expenses —
Other operating expenses	309	83	91

Total Expenses Excluding Losses	309	83	91

SURPLUS/(DEFICIT)	(302)	6	(88)

Budget Estimates 2009-10	22 - 45

ELECTRICITY TARIFF EQUALISATION MINISTERIAL CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Balance Sheet

ASSETS
Current Assets
Cash assets	100	100	20
Receivables	—	8	8

Total Current Assets	100	108	28

Total Assets	100	108	28

LIABILITIES
Current Liabilities
Payables	629	20	28

Total Current Liabilities	629	20	28

Total Liabilities	629	20	28

NET ASSETS	(529)	88	—

EQUITY
Accumulated funds	(529)	88	—

TOTAL EQUITY	(529)	88	—

22 - 46	Budget Estimates 2009-10

ELECTRICITY TARIFF EQUALISATION MINISTERIAL CORPORATION

	2008-09		2009-10
	Budget	Revised	Budget
	$000	$000	$000

Cash Flow Statement

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts
Retained taxes	300	84	—
Interest	7	4	3

Total Receipts	307	88	3

Payments
Other	309	88	83

Total Payments	309	88	83

NET CASH FLOWS FROM OPERATING ACTIVITIES	(2)	—	(80)

NET INCREASE/(DECREASE) IN CASH	(2)	—	(80)

Opening Cash and Cash Equivalents	102	100	100

CLOSING CASH AND CASH EQUIVALENTS	100	100	20

CASH FLOW RECONCILIATION
Surplus/(deficit) for year	(302)	6	(88)
Change in operating assets and liabilities	300	(6)	8

Net cash flow from operating activities	(2)	—	(80)

Budget Estimates 2009-10	22 - 47

ADVANCE TO THE TREASURER
$440 million has been allocated in 2009-10 to the Treasurer as an advance to allow for supplementary expenses, comprising $300 million for recurrent services and $140 million for capital works and services. Actual expenses will be recorded in the expenses of the appropriate agencies.
At $300 million the recurrent services advance represents a contingency of 0.6 per cent of budgeted operating expenses.

22 - 48	Budget Estimates 2009-10

INDEX

A
Aboriginal Affairs, Department of	4-1, 4-19
Aboriginal Communities Development Program	4-19, 4-21, 4-24,
14-7, 14-15,
Aboriginal Housing Office	14-1, 14-2
Aboriginal students	8-4, 8-10, 8-11, 8-15, 8-17,
Aboriginal Trust Fund Repayment Scheme	2-6, 2-12
Advancing Australian Agriculture	19-28
Ageing, Disability and Home Care, Department of	4-1, 4-2
Agriculture	19-3:15, 19-28, 19-31
Ambulance response time	13-17
Ambulance Service of NSW	9-28, 13-2, 13-7, 13-15, 13-24
Aquaculture	19-5:20
Area Health Services	13-2:27, 13-45:47
Art Gallery of New South Wales	2-2, 2-84, 2-122
Arts New South Wales	2-71, 2-72
Arts, Sport and Recreation, Department of the	2-1, 2-71
Attorney General, and Minister for Industrial Relations	5-1
Attorney General’s Department	5-1, 5-2
Audit Office of New South Wales	2-1, 2-88
Australian Museum	2-1, 2-84, 2-105

B
Barangaroo Delivery Authority	17-1, 17-38
Board of Studies, Office of the	8-1, 8-27
Border Rivers-Gwydir Catchment Management Authority	3-1, 3-76, 3-78
Botanic Gardens Trust	3-1, 3-25, 3-44, 3-51
Building and Construction Industry Long Service Payments Corporation	5-1, 5-59
Bus Services	20-5, 21-6:21
Bushfire fighting	9-15
Bushfire Mitigation Program	9-18

C
Cancer Institute NSW	13-1, 13-44
Cash Flow Statement	iv, v
Casino, Liquor and Gaming Control Authority	2-84, 12-1, 12-2
Catchment Action Plan	2-61, 2-66, 3-76
Catchment Management Authorities	3-1, 3-76
Centennial Parklands	12-9, 12-10
Centennial Park and Moore Park Trust	12-1, 12-9
Central West Catchment Management Authority	3-1, 3-76, 3-81
Child protection	2-5, 2-30:37, 6-2:13, 13-12, 14-6, 18-3, 18-16
Children, Office for	15-1, 15-14
Children and Young People, Commission for	15-14
Children and Young Persons (Care and Protection) Act 1998	15-14
Children’s Court	5-6, 6-5
Children’s Guardian	6-6, 15-14
Circle Sentencing	5-4, 5-5
CityRail services	21-4:19
Climate Change Fund	3-4, 3-9, 3-15, 14-14
Caring for Our Country Program	3-77
Commerce, Department of	3-1, 3-56
Community Fire Units	9-2:8
Community Housing	4-2, 4-6, 14-2, 14-14
Community Justice Centres	5-2, 5-11
Community Relations Commission of New South Wales	10-1, 10-2
Community Services, Department of	6-1
Companion Animals	16-1:8
Complaints Commission, Health Care	13-1, 13-34
Concessions on transport	21-3, 21-14:21
Consumer Trader and Tenancy Tribunal	3-61, 3-65, 10-10
Corrective Services, Department of	7-1

Budget Estimates 2009-10	i1

INDEX

Counter-terrorism	9-2, 9-5, 18-4, 21-3
Country Towns Water Supply and Sewerage Program	19-41:47
CountryLink services	21-7:9
Crime Commission, New South Wales	18-1, 18-29
Criminal investigation	18-11:22, 18-30:33
Crisis Accommodation	14-2, 14-7:10
Crown Finance Entity	22-1, 22-18
Crown Leaseholds Entity	22-1, 22-29
Crown Solicitor’s Office	5-3, 5-15

D
Deputy Premier, Minister Climate Change and the Environment, and Minister for Commerce	3-1
Development Contributions	17-5
Disability Services	2-6, 4-1:11, 7-10
District Court	5-4:11, 5-22, 5-49
Domestic Violence	2-7, 2-14, 5-23, 5-32:40, 6-5, 6-10, 14-6
Drought	2-62, 9-30, 19-3, 19-15, 19-27, 19-46, 19-68
Dust Diseases Tribunal	11-12

E
Education and Training, Department of	8-1, 8-2
Election Funding Authority	2-42
Elections, conduct and management of	2-43, 2-46
Electronic Integrated Ticketing	21-8, 21-15
Electricity Tariff Equalisation Ministerial Corporation	22-1, 22-43
Emergency Services, Office for	9-15
Energy Accounts Payment Assistance Program	19-43
Energy Savings Fund	3-9
Energy Savings Scheme	2-52:56, 3-5
Environment and Climate Change Department of	3-1, 3-3
Environmental Trust	3-1, 3-30
Events New South Wales Pty Limited	2-1, 2-94

F
Fair Trading, Office of	3-56:65, 10-1
Film and Television Office, New South Wales	2-2, 2-128
Financial Management, Office of	22-2
Fire Brigades, NSW	9-1, 9-2
First Home Owner Grant Scheme	22-2:14, 22-18:24
Fisheries	19-2:19
Floodplain management	3-15, 3-16
Food Authority, NSW	19-1, 19-77
Forum Sentencing	5-4, 5-9

G
Government Radio Network	3-59, 3-61, 3-62, 3-70
Government Records Repository	3-122, 3-124
Governor, the	2-1, 2-4, 2-15
Greenhouse Gas Abatement Scheme	2-50:56
Growth Centres Commission	17-8, 17-13

H
Hawkesbury-Nepean Catchment Management Authority	3-1, 3-76, 3-84
Health Care Complaints Commission	13-1, 13-34
Health, community based services	13-3, 13-21
Health, Department of	13-1, 13-2
Health, emergency services	13-3, 13-24
Health, mental health services	13-2:27
Health, nurses	13-7:13
Health, outpatient services	13-3, 13-23
Health Super Growth Fund	22-20
Health, teaching and research	13-3, 13-29
Heritage asset management	2-117, 12-10, 17-6, 17-32
Historic Houses Trust of New South Wales	2-2, 2-84, 2-116
Home and Community Care program	4-3, 4-15
Home Care Service of New South Wales	4-1, 4-15
Home Purchase Assistance Fund	14-1, 14-20

i2	Budget Estimates 2009-10

INDEX

Hunter Development Corporation (Honeysuckle Development Corporation changed name to Hunter Development Corporation)	17-1, 17-5, 17-13, 17-43
Housing Policy and Housing Assistance	14-2:11
Housing NSW	4-6, 14-2:7, 14-20
Hunter-Central Rivers Catchment
Management Authority	3-1, 3-76, 3-87
Hunter Water Corporation	19-43, 19-47

I
Independent Commission Against Corruption	2-1, 2-19
Independent Pricing and Regulatory Tribunal	2-1, 2-50
Independent Transport Safety and Reliability Regulator	21-1, 21-27
Industrial Relations, Office of	3-56, 3-63
Infringement processing	3-17, 12-5, 18-22, 18-23, 22-3, 22-13
Institute of Sport, NSW	2-75
Integrated ticketing	21-8, 21-15

J
Jobs Summit	2-5, 2-130, 19-57,
Judicial Commission of New South Wales	19-60:61 5-1, 5-21
Juvenile justice centres	5-5, 15-2, 15-5, 15-10
Juvenile Justice, Department of	15-1, 15-2
JusticeLink	5-4, 5-5

K
Keep Them Safe	2-5, 2-7, 4-4, 5-5:6, 6-3:4, 6-7:8, 7-5, 8-5:6, 13-11, 14-6, 15-4:5, 15-16:17, 18-16:17

L
Lachlan Catchment Management Authority	3-1, 3-76, 3-90
Land and Property Information New South Wales	18-1, 18-57
Land Management (Crown)	18-51
Lands, Department of	18-1, 18-47
Legal Aid Commission of New South Wales	5-1, 5-32
Legislation, drafting of Government	2-9
Legislative Assembly	1-1:7
Legislative Council	1-1:7
Legislature, The	1-1
Liability Management Fund	22-39
Liability Management Ministerial Corporation	22-1, 22-39
Liquor and gaming compliance	12-2
Living Murray	3-8
Local Courts	5-35, 5-40, 5-49
Local Government, Department of	16-1
Lower Murray-Darling Catchment Management Authority	3-2, 3-76, 3-93
Luna Park Reserve Trust	17-1, 17-48

M
M4/M5 cashback scheme	20-3, 20-15, 20-21
Marine Parks	3-3:14, 3-30
Maritime Authority of New South Wales	11-1, 11-38
Mental Health, services for	5-11, 6-5, 7-10, 13-2:27
Metropolitan Strategy	17-8
Mine Safety	19-3:15
Mining	19-3:16
Minister Administering the Environmental Planning and Assessment Act	17-1, 17-5, 17-8, 17-13, 17-31
Minister for Ageing, Minister for Disability Services, and Minister for Aboriginal Affairs	4-1

Budget Estimates 2009-10	i3

INDEX

Minister for Community Services	6-1
Minister for Education and Training, and Minister for Women	8-1
Minister for Emergency Services, and Minister for Small Business	9-1
Minister for Fair Trading, Minister for Citizenship, and Minister Assisting the Premier on the Arts	10-1
Minister for Finance, Minister for Infrastructure, Minister for Regulatory Reform, and Minister for Ports and Waterways	11-1
Minister for Gaming and Racing, and Minister for Sport and Recreation	12-1
Minister for Health, and Minister for the Central Coast	13-1
Minister for Housing, and Minister for Western Sydney	14-1
Minister for Juvenile Justice, Minister for Volunteering, Minister for Youth and Minister Assisting the Premier on Veterans’ Affairs	15-1
Minister for Local Government, and Minister Assisting the Minister for Health (Mental Health)	16-1
Minister for Planning, and Minister for Redfern Waterloo	17-1
Minister for Police, Minister for Lands, and Minister for Rural Affairs	18-1
Minister for Primary Industries, Minister for Energy, Minister for Mineral Resources, and Minister for State Development	19-1
Minister for Roads	20-1
Minister for Transport, and Minister for Illawarra	21-1
Ministerial and Parliamentary Support Services	2-4
Ministry for Police	18-1, 18-2
Ministry of Transport Mortgage Assistance Scheme	21-1, 21-2, 21-28:29, 21-33 14-9
Motor Accidents Authority	11-1, 11-2, 11-8
Mount Annan Botanic Garden	3-44:47, 3-49, 3-51
Mount Tomah Botanic Garden	3-44:46, 3-49, 3-51
Murray Catchment Management Authority	3-2, 3-76, 3-96
Murrumbidgee Catchment Management Authority	3-2, 3-76, 3-99
Museum, Australian	2-1, 2-71, 2-84, 2-105
Museum of Applied Arts and Sciences	2-2, 2-71, 2-84, 2-110

N
Namoi Catchment Management Authority	3-2, 3-76, 3-102
National Water Initiative	19-39, 19-42, 19-44
Native Title	18-48, 18-51
Natural Disaster Mitigation Program	9-18, 9-24
Natural Disasters Assistance	22-18
Natural Resources Commission	2-1, 2-60
New South Wales Crime Commission	18-1, 18-29, 18-39
New South Wales Electoral Commission	2-1, 2-42
New South Wales Film and Television Office	2-2, 2-71, 2-84, 2-128, 19-61,
New South Wales Fire Brigades	9-1, 9-2, 9-28
New South Wales Institute of Sport	2-75
New South Wales Procurement	3-56, 3-59:60, 3-64
New South Wales Rural Assistance Authority	19-1, 19-27
Non-Government Schools Support	8-2:3
North West Rail Corridor	17-34
North West Metro	17-34
Northern Rivers Catchment Management
Authority	3-2, 3-76, 3-105
Northern Sydney Freight Corridor	21-6, 21-20
NSW Food Authority	19-1, 19-15, 19-77
NSW Police Force NSW Self Insurance Corporation	2-30, 2-33, 2-36, 2-38, 5-21, 5-40, 7-4, 9-28, 18-1, 18-11, 18-38:40, 18-42 22-1, 22-19, 22-24, 22-33
NSW Businesslink Pty Limited	3-2, 3-56, 3-117
Nurses	13-7:9, 13-13

i4	Budget Estimates 2009-10

INDEX

O
Office for Children	15-1, 15-14
Office for Emergency Services	9-15
Office of Fair Trading	3-56, 3-58:60, 3-63, 10-10
Office of Financial Management	22-2
Office of Industrial Relations	3-56, 3-58, 3-60, 3-64
Office of Public Works and Services	3-56, 3-58, 3-60, 3-64
Office of State Revenue	22-2
Office of the Board of Studies	8-1, 8-27
Office of the Director of Public Prosecutions	5-1, 5-44
Office of the Motor Accidents Authority	11-1, 11-8
Office of the Protective Commissioner	5-3, 5-6, 5-16, 5-55
Office of the Public Guardian	5-3, 5-16
Office of the WorkCover Authority	11-1, 11-24
Office of Transport Safety Investigations	21-1:2, 21-38
Olympic Park Authority, Sydney	17-1, 17-18
Ombudsman’s Office	2-1, 2-29, 15-15
Operating Statement	iv:v
Out-of-home care	6-2:4, 6-6:7, 6-9, 6-14:15, 8-5:6, 13-12, 15-14, 15-16:18, 15-20
Outpatient clinics	13-3, 13-23

P
Parking Space Levy	21-15, 21-20
Parliamentary Counsel’s Office	2-3
Parliamentary elections, management and administration of	2-42
Parramatta Justice precinct	5-4
Parramatta Park Trust	2-71, 2-75, 2-84
Payments to Other Government Bodies Under the Control of the Minister	14-1, 14-2
Payroll tax	19-68, 22-2, 22-4
Pensioner Council Rates Rebate Scheme	16-3, 16-7
People with a Disability	2-31, 4-2, 4-5:6, 4-9:11, 4-15, 5-4
People First	3-57, 3-70
Pillar Administration	11-28, 22-4
Planning, Department of	17-1, 17-2
Planning Reforms	17-4:5, 17-7
Poisons regulation	13-20
Police Integrity Commission	18-1, 18-4, 18-38
Police Force, NSW	2-30, 2-33, 2-36, 2-38 5-21, 5-40, 7-4, 9-28, 18-1, 8-11, 18-38:40, 18-42
Political Education Fund	2-42
Powerhouse Museum	2-110
Premier, and Minister for the Arts	2-1
Premier and Cabinet, Department of	2-1, 2-3
Primary Industries, Department of	3-9, 19-1, 19-2, 19-29
Property Vegetation Plans	3-7, 3-14, 3-77
Protective Commissioner, Office of the	5-3, 5-6, 5-16, 5-55
Protocol	2-4, 2-15, 2-54, 2-129:130, 3-4
Public Guardian, Office of the	5-3, 5-164
Public Private Partnership	7-14, 8-8, 13-15, 21-5
Public Prosecutions, Office of the Director of	5-1, 5-44
Public Purpose Fund	5-32, 5-34
Public Transport Ticketing Corporation	21-2, 21-15
Public Trustee NSW	5-1, 5-2:3, 5-6, 5-16, 5-54

R
Rail Clearways	21-4:5, 21-10
Rail Corporation New South Wales	21-2, 21-20, 21-29
Rail Infrastructure Corporation	21-2, 21-9, 21-11, 21-23, 22-33
Rates Rebate Scheme Local Government	16-3, 16-7
Recent Achievements	ii
Redfern-Waterloo Authority	17-1, 17-63
Refunds and remissions of Crown revenue	22-18
Regional development	3-14, 3-19
Regional strategies – planning	17-8

Budget Estimates 2009-10	i5

INDEX

Registry of Births, Deaths and Marriages	5-3, 5-14
Remote witness program	5-7
Rental Bond Board	10-1, 10-10
Respite care	4-15
Responsible gaming	2-73, 2-81
Result Indicators	ii
Results and Services	i:iii
Road Development	20-3, 20-16, 20-20
Road Management	20-3, 20-8, 20-24:25
Road Use	20-1, 20-3, 20-11, 20-22:23
Roads and Traffic Authority of New South Wales	2-117, 17-33, 20-1,
Rouse Hill House and Farm	2-117:118
Rouse Hill Regional Centre	17-31, 17-33
Royal Botanic Gardens and Domain Trust	3-1, 3-3, 3-25, 3-44
New South Wales Rural Assistance Authority	19-1, 19-27
Rural Fire Service, Department of	9-1:2, 9-11, 9-13, 9-15, 9-28
Rural Fire Fighting Fund	9-15

S
SAS Trustee Corporation	22-39
School student transport scheme	21-3, 21-14, 21-18
Service Group Statements	iii
Service Groups	iii
Service Measures	iii
ServiceFirst	3-59
Small business programs	19-67, 19-68
Smoking rates	13-16, 13-46
Snowy River	22-20
Soil Conservation Service	18-48:49
South West Rail Link	17-33:34, 21-10, 21-20
Southern Rivers Catchment Management Authority	3-2, 3-76, 3-108
Southern Sydney Freight Line	21-6
Special Conservation Scheme	19-28, 19-30, 19-32
State and Regional Development, Department of	9-1, 19-1, 19-57
State Contracts Control Board	3-60, 3-67
State Emergency Service	9-1, 9-11, 9-13, 9-28
StateFleet	3-58, 3-61, 3-62
State Infrastructure Strategy	20-14
State Library of New South Wales	2-1, 2-71, 2-84, 2-99
State Plan	i
State Property Authority	6-17, 11-1, 11-33
State Records Authority	3-2, 3-56, 3-64, 3-122
State Revenue, Office of	22-2
State Sports Centre Trust	17-1, 17-53
State Super	22-39
State Transit Authority	20-9, 21-2, 21-23
State Water	19-43, 19-49
Strategic Directions	ii
Superannuation Administration Corporation	11-1, 11-28, 22-4, 22-20
Superannuation contributions	22-18, 22-20, 22-39
Supreme Court	5-4, 5-8, 5-11, 5-49
Sydney 2009 World Masters Games Organising Committee	2-75
Sydney Ferries	21-2, 21-14:15, 21-17, 21-19, 21-21, 21-23
Sydney Metro	2-6, 21-2, 21-4, 21-8:9, 21-11, 21-20
Sydney Metropolitan Catchment Management Authority	3-2, 3-76, 3-111
Sydney Olympic Park Authority	17-1, 17-18, 17-53
Sydney Opera House	2-71, 2-84
Sydney Region Development Fund	17-31

T
TAFE Education Services	8-2:3, 8-7, 8-8, 8-12, 8-20:21, 8-31, 15-4
Tenancy Advice and Advocacy Program	10-10
Tourism New South Wales	19-60, 19-62, 19-72
Transport Accidents Compensation Fund	22-33

i6	Budget Estimates 2009-10

INDEX

Transport Infrastructure Development Corporation	17-33, 21-2, 21-9
Transport, Ministry of	21-1, 21-2, 21-28:29, 21-33
Transport Safety and Reliability Regulator	21-1, 21-2, 21-27
Transport Safety Investigations, Office of	21-1, 21-2, 21-38
Transport Subsidies	13-47
Treasurer	22-1, 22-2
Treasurer’s Advance	22-1, 22-48
Treasury	11-1, 22-1, 22-2
Treasury Managed Fund	22-19, 22-33
Two Ways Together	4-19:22, 4-24

U
Unclaimed money	22-2:3, 22-14

V
Victims of Crime	5-4:5, 5-13, 5-46
Volunteers engaged in emergency services	9-15, 9-28:29, 9-32:33

W
Water and Energy, Department of	4-20, 19-1, 19-39
Water sharing plans	19-40:41, 19-43:44, 19-48
Western Catchment Management Authority	3-2, 3-76, 3-114
Western Metro	21-8, 21-20
Western Sydney Parklands Trust	17-1, 17-5, 17-13, 17-57
Women, Office for	2-4
WorkCover Authority	11-1, 11-18, 11-24
Workers Compensation Commission	11-20, 11-24
Workers’ Compensation (Dust Diseases) Board	11-1, 11-12, 11-24
World Masters Games	2-75
World Youth Day Co-ordination Authority	2-18, 17-1, 17-26

Y
Young Adult Conferencing	5-4

Budget Estimates 2009-10	i7

INTRODUCTION
Budget Paper No. 3 Budget Estimates provides information on the financial and service delivery performance of general government agencies. It is presented in a results and services format.
An overview at the start of each Minister’s portfolio sets out the total expenses and capital expenditure for agencies within the portfolio.
Details of agency performance and its 2009-10 Budget are outlined in the individual agency commentary and financial statements. In addition, result indicators and service group statements are provided for those agencies that receive an appropriation direct from the Consolidated Fund.
IMPROVEMENTS TO BUDGET ESTIMATES REPORTING
The 2009-10 Budget Estimates reflect the Government’s continuing improvements to performance management and budgeting practices in the NSW Public Sector.
The 2009-10 Budget Estimates build on a major reform achieved in the 2008-09 Budget when agency Budget Estimates where presented on a results and services basis for the first time. The results and services presentation completes the alignment of Budget Estimates reporting with the Results and Services Plan planning approach and provides a common set of disclosures that helps to structure agency reporting of planned and achieved performance.
The 2009-10 Budget Estimates build on the reforms of the previous year and include the following key improvements:
▪	NSW State Plan targets are now reported by the relevant State Plan lead agency in the result indicators section for that agency. Each State Plan target is accompanied by an explanatory note setting out the relationship between the target and the corresponding State Plan priority. This initiative strengthens the alignment between Government priorities and the services provided by individual agencies as reflected in their Budget Estimates.

▪	Revised estimates for result indicators are now provided for 2008-09 to allow comparison with the estimated level of performance set out in last year’s Budget Estimates. This initiative provides enhanced information on each agency’s service delivery performance.

Budget Estimates 2009-10	i

INTRODUCTION
COMMENTARY
The commentary section includes an overview of the agency’s results and services, recent achievements, strategic directions and 2009-10 budget initiatives.
The Results and Services section provides a summary of the results, or community outcomes, that the agency is working towards and the key services the agency delivers to contribute to those results.
The Recent Achievements section provides information on how the agency has used its funding to deliver services, and how these are making an effective contribution to achieving the Government priorities.
The Strategic Directions section explains the high level strategies the agency is pursuing over the medium to long term and how these strategies ensure that services provided are achieving results.
The 2009-10 Budget Initiatives section summarises the agency’s expenses and capital expenditure for the Budget year. This section provides information on important areas of expenditure or major initiatives that will support the agency in its delivery of services as well as the expected contribution these services will make to results for the community.
RESULT INDICATORS
A result is a description of the desirable impact of services on the community, the environment or the economy. It is consistent with Government priorities.
Result indicators provide information on the extent to which improvements in outcomes and progress towards an agency’s results are being achieved. Indicators may not be exact measures of the agency’s performance but provide evidence the agency is changing or improving the services it delivers.

ii	Budget Estimates 2009-10

INTRODUCTION
SERVICE GROUP STATEMENTS
Where agencies receive direct Budget support their activities are grouped into service groups. The underlying structure for these agencies is:

Minister:	highest level at which funds are appropriated (e.g. the Minister for Police).

Agency:	department or authority (e.g. the NSW Police Force).

Service Group:	grouping of services on a consistent basis, for example the results they contribute to, the client group they serve, common cost drivers or other common elements (e.g. Community Support).
Service Group Statements – Each service group statement includes narrative material – service description and linkage to results – as well as service measures, expense, net cost of service and capital expenditure information. Agencies also show employee numbers and matters of public interest, where appropriate.
The service group title conveys sufficient information to enable an interested reader to understand in general terms what government functions or responsibilities are included.
The service description describes and explains the services and activities that are linked together under the service group.
The linkage to results section describes a range of agency intermediate results that contribute to the high level results targeted by agencies in the longer term. The high level results are those shown in the Results and Services section of the commentary.
Service Measures are indicators of how efficiently the agency delivers its services, as well as the quality, access and timeliness of the service delivery. Agencies which provide personnel services to other agencies will show full-time equivalent (FTE) employee information in this section.
From this point service groups vary, depending upon whether information on Employees and Matters of Public Interest are being shown.

Budget Estimates 2009-10	iii

INTRODUCTION
Employees is the number of staff engaged on services provided by the service group. These staff figures represent an estimate of annual average staffing, including temporary and short term “casual staffing”, expressed on an FTE basis. They are a guide to the average number of staff who might be employed during the year on a particular service group based on the funds intended to be spent on the service group. The figures include staff charged both to recurrent services and to capital works and services. Where service group costs consist of contributions to other bodies (e.g. transport authorities), staff figures for these bodies are not included.
Total Expenses Excluding Losses is the expenses incurred in providing the services in the group. It includes employee, operating, maintenance, grant payment and financing costs.
Some service group statements show additional detail below Total Expenses excluding Losses. This detail is collectively known as Matters of Public Interest. It will vary from service group to service group and from agency to agency as it covers those matters that are of specific interest to members of Parliament, interest groups or the community more generally.
Net Cost of Services measures the cost of providing the services in the group after deducting operating revenues.
Also shown is the capital expenditure for each service group, which details the total level of purchases of property, plant and equipment being planned by the agency.
FINANCIAL STATEMENTS
Financial statements are presented for each agency on an accrual basis. These include an operating statement, balance sheet and cash flow statement. Budget dependent general government agencies also present a Recurrent Funding Statement and a Capital Expenditure Statement shown immediately after the Operating Statement.
The Operating Statement details the major categories of expenses and revenues of agencies.  A key aggregate is the Net Cost of Services, which is the difference between expenses, retained revenue and gains/losses arising from revaluations or disposal of assets.
For those agencies which receive a direct appropriation from Parliament, the Net Cost of Services is funded by State revenues which comprise mainly taxes and grants received from the Commonwealth.

iv	Budget Estimates 2009-10

INTRODUCTION
For those agencies which do not receive direct appropriations, the difference between revenues and expenses is the surplus (deficit) available to further the objectives of the agency or be distributed to the Consolidated Fund to support core government services to the community. A deficit would need to be funded from the agency’s cash holdings or through borrowings.
The Government incurs expenditure as a result of providing services to the community.  Under accrual accounting, the operating statement of an agency records expenses when they occur. This varies from cash accounting which records expenditure when the payment is made.
The major categories of expenses shown on this statement include employee related costs, operating costs, depreciation and amortisation of assets, grants and subsidies provided to other entities, and other expenses.
Similarly, revenues are shown when the agency is entitled to receive the funds although the cash may be received in a different period. Revenues are dissected into: sales of goods and services; investment income; retained taxes, fees and fines; grants and contributions; and other revenue.
The Recurrent Funding Statement illustrates the government funding support, as shown in the Appropriation Bill, towards meeting the Net Cost of Services.
The Capital Expenditure Statement illustrates the government funding support, as shown in the Appropriation Bill, towards capital expenditure.
The Balance Sheet details the assets and liabilities of the agency with the difference being the net investment by the community in the form of equity in that agency. Assets and liabilities are dissected into current (convertible into cash or paid/received within the next 12 months), or non current (paid/received after 12 months).
The Cash Flow Statement details the cash impacts of agency activities including the cash appropriations sourced from taxation. The movement in cash disclosed in the statement equates to the difference between the opening and closing cash amounts in the Balance Sheet.  In addition, the net cash flow from operating activities shown on the cash flow statement is reconciled to the Net Cost of Services (or surplus/deficit) in the operating statement.

Budget Estimates 2009-10	v